Filed Pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-151919

                             JAZZ TECHNOLOGIES, INC.
                               4321 Jamboree Road
                             Newport Beach, CA 92660

TO THE STOCKHOLDERS OF JAZZ TECHNOLOGIES, INC.:

     You are cordially invited to attend a special meeting of the stockholders of Jazz Technologies, Inc. (also referred to as "Jazz," "we" or "us") to be held at 10:00 a.m. Pacific time, on September 17, 2008, at 4321 Jamboree Road, Newport Beach, California 92660. Only stockholders who held shares of Jazz common stock at the close of business on August 8, 2008, the record date for the special meeting, will be entitled to receive notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

      At the special meeting, we will ask you to vote on a proposal to approve and adopt the Agreement and Plan of Merger and Reorganization that we entered into on May 19, 2008, with Tower Semiconductor Ltd., an Israeli company (also referred to as "Tower"), and its wholly owned subsidiary, Armstrong Acquisition Corp., a Delaware corporation, as such agreement may be amended from time to time (also referred to as the "merger agreement") and approve the merger provided for therein.

      Upon completion of the proposed merger Armstrong Acquisition Corp. will merge with and into Jazz, and each of your outstanding shares of Jazz's common stock will be converted into the right to receive 1.8 ordinary shares of Tower, as described in the merger agreement and under the section entitled "THE MERGER AGREEMENT - MERGER CONSIDERATION." If the merger is completed, Jazz will become a wholly owned subsidiary of Tower. Tower's ordinary shares are listed on the NASDAQ Global Market under the symbol "TSEM" and on the Tel Aviv Stock Exchange in Israel under the symbol "TSEM." On August 6, 2008, the closing sale price of Tower ordinary shares was $0.69 as reported on the NASDAQ Global Market.

      The merger cannot be completed unless Jazz stockholders approve and adopt the merger agreement and approve the merger. Such adoption and approval requires the affirmative vote of the holders of a majority of the shares of Jazz common stock outstanding on the record date for the special meeting.

      THE JAZZ BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT JAZZ STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

      The accompanying proxy statement/prospectus contains detailed information about the merger and the special meeting. WE ENCOURAGE YOU TO READ CAREFULLY THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE SECTION ENTITLED "RISK FACTORS RELATING TO THE MERGER" BEGINNING ON PAGE 20.

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING OR NOT, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, OR VOTE BY TELEPHONE OR INTERNET AS PROVIDED IN THE ENCLOSED PROXY CARD, AS SOON AS POSSIBLE.

                                            Sincerely,

                                            /s/ Gilbert F. Amelio, Ph.D.
                                            ----------------------------
                                            Gilbert F. Amelio, Ph.D.
                                            Chairman and Chief Executive Officer

Newport Beach, California
August 8, 2008

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OF THE MERGER DESCRIBED IN THIS PROXY
STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER, OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This proxy statement/prospectus is dated August 8, 2008 and is first being mailed to our stockholders on or about August 12, 2008.

                             ADDITIONAL INFORMATION

      This proxy statement/prospectus incorporates by reference important business and financial information about Tower from documents filed with the United States Securities and Exchange Commission, or SEC, that are not included in or delivered with this proxy statement/prospectus.

      You can obtain any of the documents that Tower has filed with the SEC through contacting Tower, at the address below, or from the SEC, at no cost, through the SEC's website at http://www.sec.gov. These documents are available from Tower without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. Tower will provide to each person, including any beneficial owner, to whom this proxy statement/prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to Tower at: Ramat Gavriel Industrial Park, Post Office Box 619, Migdal Haemek, 23105 Israel, Attn:
Corporate Secretary, telephone number: 972-4-650-6611. Copies of these filings may also be accessed at Tower's website, www.towersemi.com. Click on "Investor Relations" and then "Filings."

     IN ORDER FOR YOU TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE JAZZ SPECIAL MEETING, TOWER SHOULD RECEIVE YOUR REQUEST NO LATER THAN SEPTEMBER 10, 2008.

                             JAZZ TECHNOLOGIES, INC.
                               4321 Jamboree Road
                             Newport Beach, CA 92660


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 17, 2008


TO THE STOCKHOLDERS OF JAZZ TECHNOLOGIES, INC.:


     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Jazz Technologies, Inc. (also referred to as "Jazz," "we" or "us"), a Delaware corporation, will be held at 10:00 a.m., Pacific time, on September 17, 2008, at 4321 Jamboree Road, Newport Beach, California 92660, for the following purpose, as more fully described in this proxy statement/prospectus:


      o To vote upon a proposal to approve and adopt the Agreement and Plan of Merger and Reorganization, dated as of May 19, 2008, by and among Jazz, Tower Semiconductor Ltd., an Israeli company (also referred to as "Tower"), and its wholly owned subsidiary, Armstrong Acquisition Corp., a Delaware corporation, as such agreement may be amended from time to time (also referred to as the "merger agreement"), and approve the merger provided for therein; and

      o To vote upon any proposal to adjourn or postpone the special meeting if determined to be necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement and approve the merger.

      Only the holders of record of Jazz's common stock on the close of business on August 8, 2008, the record date for the special meeting, are entitled to receive notice of, and to vote at, Jazz's special meeting and any adjournments or postponements of the Jazz special meeting. The affirmative vote of the holders of a majority of the shares of Jazz common stock outstanding on the record date for the special meeting is required to approve and adopt the merger agreement and approve the merger.

      THE JAZZ BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT JAZZ STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER. THE JAZZ BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, JAZZ AND ITS STOCKHOLDERS AND HAS APPROVED THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

                                          By Order of the Board of Directors

                                          /s/ Allen R. Grogan
                                          -------------------
                                          Allen R. Grogan
                                          Secretary

August 8, 2008

--------------------------------------------------------------------------------
YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY, OR VOTE OVER THE TELEPHONE OR THE INTERNET AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR YOUR CONVENIENCE. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


                                                                                     PAGE
                                                                                     ----
QUESTIONS AND ANSWERS ABOUT THE MERGER                                                  1
SUMMARY                                                                                 5
   The Companies                                                                        5
   The Merger                                                                           5
   The Merger Consideration                                                             5
   Treatment of Jazz Warrants                                                           6
   Treatment of Jazz Units                                                              6
   Treatment of Jazz Convertible Notes                                                  6
   Treatment of Jazz Options                                                            6
   The Special Meeting                                                                  6
   Recommendation of the Jazz Board of Directors                                        7
   Reasons for the Merger                                                               7
   Opinion of Jazz's Financial Advisor                                                  7
   Share Ownership After the Merger                                                     7
   Share Ownership of Directors and Executive Officers                                  7
   Interests of Jazz Directors and Executive Officers in the Merger                     7
   Tower Ordinary Shares Traded on NASDAQ and TASE; Delisting and Deregistration
      of Jazz Securities                                                                8
   Cash in Lieu of Fractional Shares                                                    8
   No Dissenters' Appraisal Rights                                                      8
   Conditions to Completion of the Merger                                               8
   Regulatory Filings and Approvals Necessary to Complete the Merger                    8
   Directors and Management of the Merged Company After the Merger                      9
   No Solicitation of Transactions                                                      9
   Termination                                                                          9
   Expenses; Termination Fee                                                           10
   Certain Material U.S. Federal Income Tax Consequences of the Merger                 10
   Material Israeli Tax Considerations                                                 11
   Accounting Treatment                                                                11
   Comparative Rights of Tower and Jazz Shareholders                                   11
   Exchange of Stock Certificates                                                      11
   Voting Rights                                                                       11
   Solicitation of Proxies                                                             12
TOWER SELECTED HISTORICAL FINANCIAL INFORMATION                                        13
JAZZ SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION              14
SUMMARY UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION                   16
COMPARATIVE PER SHARE DATA                                                             17
SECURITIES MARKET PRICE INFORMATION                                                    18
   Market Price                                                                        18
   Dividend Policy                                                                     19
RISK FACTORS RELATING TO THE MERGER                                                    20
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS                              26
TOWER RECENT DEVELOPMENTS                                                              27
THE JAZZ SPECIAL MEETING OF STOCKHOLDERS                                               28
   Date, Time and Place                                                                28
   Matters to be Considered at the Jazz Stockholders' Meeting                          28
   Stockholders Entitled to Vote                                                       28
   Quorum                                                                              28
   Vote Required                                                                       28
   Voting Rights                                                                       28
   Voting Your Shares                                                                  28
   Receipt of Multiple Proxy Cards                                                     29
   Revoking Your Proxy and Changing Your Vote                                          29
   Abstentions and Broker Non-Votes                                                    29
   Adjournment and Postponement                                                        30
   Solicitation of Proxies                                                             30
   You Will Not Have Dissenter's Appraisal Rights in the Merger                        30
   Questions about Voting                                                              30
   Stockholder Proposals for Jazz's 2009 Annual Meeting of Stockholders                30
   Jazz Stock Certificates                                                             30

                                                                                     PAGE
                                                                                     ----
THE MERGER                                                                             31
   Background of the Merger                                                            31
   Jazz's Reasons for the Merger                                                       33
   Recommendation of Jazz's Board of Directors                                         36
   Interests of Jazz's Directors and Officers in the Merger                            36
   Tower's Reasons for the Merger                                                      37
   Opinion of Jazz's Financial Advisor                                                 38
   Regulatory Filings and Approvals Necessary to Complete the Merger                   42
   Directors and Management of the Merged Company After the Merger                     42
   Accounting Treatment                                                                42
   Tower Ordinary Shares Traded on NASDAQ and TASE; Delisting and Deregistration
      of Jazz Securities                                                               43
   Cash in Lieu of Fractional Shares                                                   43
   Effective Time of the Merger and the Share Exchange                                 43
   No Dissenter's Appraisal Rights                                                     44
THE MERGER AGREEMENT                                                                   45
   The Merger                                                                          45
   Effective Time of the Merger                                                        45
   Merger Consideration                                                                45
   Treatment of Jazz Warrants                                                          46
   Treatment of Jazz Units                                                             46
   Treatment of Jazz Convertible Notes                                                 46
   Treatment of Jazz Options                                                           46
   Payment Procedures                                                                  46
   Representations and Warranties                                                      47
   Conduct Prior to Completion of the Transaction                                      47
   Registration Statement; Proxy Statement/Prospectus and Jazz Stockholders
      Meeting                                                                          49
   No Solicitation of Transactions; Board Recommendation                               49
   Regulatory Matters                                                                  50
   Publicity                                                                           51
   Access                                                                              51
   Directors' and Officers' Insurance; Indemnification                                 51
   Survival of Representations and Warranties                                          51
   Employee Matters                                                                    51
   Conditions to Completion of the Merger                                              51
   Termination of the Merger Agreement                                                 52
   Expenses; Termination Fee                                                           53
   Amendment                                                                           54
DESCRIPTION OF TOWER SHARE CAPITAL                                                     55
   General                                                                             55
   Description of Ordinary Shares                                                      55
   Description of Other Securities                                                     56
COMPARATIVE RIGHTS OF TOWER AND JAZZ SHAREHOLDERS                                      57
   General                                                                             57
   Summary of Material Differences Between the Rights of Jazz Stockholders and
      the Rights of Tower Shareholders                                                 57
INFORMATION ABOUT JAZZ                                                                 69
   Overview                                                                            69
   Formation                                                                           69
   Jazz's Industry                                                                     69
   Jazz's Solution                                                                     71
   Jazz's Strategy                                                                     72
   Process Technologies                                                                72
   Manufacturing                                                                       74
   Jazz Services                                                                       75
   Sales and Marketing                                                                 76
   Customers, Markets and Applications                                                 78
   Competition                                                                         79
   Research and Development                                                            80
   Intellectual Property                                                               81
   Environmental Matters                                                               82

                                                                                    PAGE
                                                                                   ------
   Employees                                                                           82
   Risk Management and Insurance                                                       82
   Jazz's Properties                                                                   82
   Legal Proceedings                                                                   83
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
   OPERATIONS OF JAZZ                                                                  84
   Overview                                                                            84
   Critical Accounting Policies and Estimates                                          84
   Results of Operations                                                               87
   Changes in Financial Condition                                                      95
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF JAZZ                 98
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF TOWER                              102
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS                           104
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF MARCH 31, 2008             105
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED
   DECEMBER 31, 2007                                                                  106
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE THREE
   MONTHS ENDED MARCH 31, 2008                                                        107
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS                  108
JAZZ RELATED PARTY TRANSACTIONS                                                       113
   Prior Share Issuances                                                              113
   Securities Purchases                                                               113
   Compensation Arrangements                                                          114
   Stockholder Loan                                                                   114
   Indemnification of Officers and Directors                                          114
TAXATION                                                                              115
   Certain Material U.S. Federal Income Tax Consequences of the Merger                115
   Material Israeli Tax Considerations - Taxation of Tower Shareholders               116
EXCHANGE CONTROLS AND LIMITATIONS AFFECTING STOCKHOLDERS                              118
ENFORCING CIVIL LIABILITIES                                                           118
LEGAL MATTERS                                                                         118
EXPERTS                                                                               118
OTHER MATTERS                                                                         118
ABOUT THIS DOCUMENT                                                                   118
SHAREHOLDER PROPOSALS                                                                 119
HOUSEHOLDING OF PROXY MATERIALS                                                       119
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF INFORMATION BY REFERENCE        119
ANNEXES                                                                               121
   Annex 1 Agreement and Plan of Merger and Reorganization                            A-1
   Annex 2 Opinion of UBS Securities LLC                                              B-1
   Annex 3 Jazz Financial Statements                                                  F-1


                     QUESTIONS AND ANSWERS ABOUT THE MERGER

      THE FOLLOWING ARE SOME QUESTIONS THAT YOU MAY HAVE REGARDING THE PROPOSED MERGER AND BRIEF ANSWERS TO THOSE QUESTIONS. WE URGE YOU TO READ CAREFULLY THE REMAINDER OF THIS PROXY STATEMENT/PROSPECTUS BECAUSE THE INFORMATION IN THIS SECTION DOES NOT PROVIDE ALL THE INFORMATION THAT MIGHT BE IMPORTANT TO YOU WITH RESPECT TO THE PROPOSED MERGER. ADDITIONAL IMPORTANT INFORMATION IS ALSO CONTAINED IN THE ANNEXES TO, AND THE DOCUMENTS INCORPORATED BY REFERENCE IN, THIS PROXY STATEMENT/PROSPECTUS. UNLESS STATED OTHERWISE, ALL REFERENCES IN THIS PROXY STATEMENT/PROSPECTUS TO TOWER ARE TO TOWER SEMICONDUCTOR LTD., A COMPANY ORGANIZED UNDER THE LAWS OF ISRAEL, AND ITS WHOLLY-OWNED MARKETING SUBSIDIARY IN THE UNITED STATES; ALL REFERENCES TO JAZZ ARE TO JAZZ TECHNOLOGIES, INC., A DELAWARE CORPORATION AND ITS CONSOLIDATED SUBSIDIARIES; ALL REFERENCES TO JAZZ SEMICONDUCTOR ARE TO JAZZ SEMICONDUCTOR, INC., A DELAWARE CORPORATION AND A WHOLLY-OWNED SUBSIDIARY OF JAZZ; ALL REFERENCES TO MERGER SUB ARE TO ARMSTRONG ACQUISITION CORP., A DELAWARE CORPORATION AND A WHOLLY-OWNED SUBSIDIARY OF TOWER; ALL REFERENCES TO THE MERGED COMPANY ARE TO TOWER, WITH JAZZ AS ITS WHOLLY-OWNED SUBSIDIARY FOLLOWING COMPLETION OF THE MERGER; AND ALL REFERENCES TO THE MERGER AGREEMENT ARE TO THE AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, DATED AS OF MAY 19, 2008, BY AND AMONG JAZZ, TOWER AND MERGER SUB, A COPY OF WHICH IS ATTACHED AS ANNEX 1 TO THIS PROXY STATEMENT/PROSPECTUS.

      WHAT IS THE PROPOSED TRANSACTION?

      Jazz, Tower and Merger Sub have entered into a merger agreement, pursuant to which Merger Sub will merge with and into Jazz with Jazz surviving the merger and continuing its existence as a wholly-owned subsidiary of Tower (referred to in this proxy statement/prospectus as the merger). For a more complete description of the merger, see "THE MERGER."

      WHY AM I RECEIVING THIS DOCUMENT AND PROXY CARD?

      You are receiving this document and proxy card because, as of August 8, 2008, the record date for the special meeting, you owned shares of Jazz common stock. The affirmative vote of the holders of a majority of the shares of Jazz common stock outstanding on the record date for the special meeting is required to approve and adopt the merger agreement and approve the merger.

      This proxy statement/prospectus contains important information about the proposed merger, the merger agreement and the Jazz special meeting, which you should read carefully. The enclosed voting materials allow you to vote your shares without attending the Jazz special meeting.

      YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE.

      WHY ARE JAZZ AND TOWER PROPOSING THE MERGER?

      The boards of directors of Jazz and Tower believe that the combination of Jazz and Tower will provide substantial benefits to the shareholders of both companies and will allow shareholders of both companies the opportunity to participate in a larger, more diversified group of companies that is capable of creating greater shareholder value than either Jazz or Tower could create on its own. To review the reasons for the merger in greater detail, see "THE MERGER - RECOMMENDATION OF THE JAZZ BOARD OF DIRECTORS AND ITS REASONS FOR THE MERGER" and "THE MERGER - TOWER'S REASONS FOR THE MERGER."

      WHAT WILL HOLDERS OF JAZZ COMMON STOCK RECEIVE IN THE MERGER?

      If the proposed merger is completed, at the effective time of the merger, Jazz stockholders will be entitled to receive 1.8 ordinary shares of Tower for each share of Jazz common stock that they own (referred to as the "exchange ratio"), and cash in lieu of fractional shares. See "THE MERGER AGREEMENT - MERGER CONSIDERATION."

      WHAT WILL HAPPEN IN THE PROPOSED MERGER TO THE WARRANTS, OPTIONS AND CONVERTIBLE NOTES ISSUED BY JAZZ THAT COULD BE EXERCISED FOR OR CONVERTED INTO JAZZ COMMON STOCK AT THE OPTION OF THE HOLDER?

      After the merger, warrants, options and convertible notes issued by Jazz will be exercisable for or convertible into Tower ordinary shares pursuant to their existing terms. The number of ordinary shares of Tower receivable upon exercise or conversion, and, in the case of warrants and options, the exercise price to be paid, and in the case of the convertible notes, the conversion rate, will be adjusted to reflect the exchange ratio. See "THE MERGER AGREEMENT - TREATMENT OF JAZZ WARRANTS," "THE MERGER AGREEMENT - TREATMENT OF JAZZ OPTIONS" and "THE MERGER AGREEMENT - TREATMENT OF JAZZ CONVERTIBLE NOTES."

      WHEN IS THE MERGER TRANSACTION EXPECTED TO BE COMPLETED?

      The merger is expected to be completed in the second half of 2008. Until that time, both companies will continue to operate independently. However, Jazz and Tower cannot predict the exact timing of the completion of the merger because it is subject to approval by Jazz stockholders and other conditions. See "THE MERGER AGREEMENT - CONDITIONS TO COMPLETION OF THE MERGER."

      DOES THE JAZZ BOARD OF DIRECTORS RECOMMEND THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER?

      Yes. The Jazz board of directors unanimously recommends that Jazz stockholders vote "FOR" approval and adoption of the merger agreement and the approval of the merger. The Jazz board of directors has unanimously determined that the merger and the transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, Jazz and its stockholders and has approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. See "THE MERGER - JAZZ'S REASONS FOR THE MERGER" and "THE MERGER - RECOMMENDATION OF THE JAZZ BOARD OF DIRECTORS."

      WHAT VOTE OF JAZZ STOCKHOLDERS IS REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER?

      The affirmative vote of the holders of a majority of Jazz's common stock outstanding on the record date for the special meeting is required to approve and adopt the merger agreement and approve the merger.

      IS A VOTE NEEDED BY TOWER SHAREHOLDERS?

      A vote of Tower's shareholders is not required for approval of the merger agreement or the merger.

      WHEN AND WHERE WILL THE JAZZ SPECIAL MEETING BE HELD?


      The Jazz special meeting will take place on September 17, 2008, beginning at 10:00 a.m. Pacific time, at 4321 Jamboree Road, Newport Beach, California 92660.


      WHO CAN ATTEND AND VOTE AT THE JAZZ SPECIAL MEETING?

      All record holders of Jazz common stock as of the close of business on August 8, 2008, the record date for the Jazz special meeting, are entitled to notice of, and may attend and vote at, the special meeting. As of the close of business on the record date, there were 19,031,276 shares of our common stock outstanding, held by 5 stockholders of record.

      WHAT SHOULD JAZZ STOCKHOLDERS DO NOW IN ORDER TO VOTE ON THE PROPOSAL BEING CONSIDERED AT THE SPECIAL MEETING?

      STOCKHOLDER OF RECORD: SHARES REGISTERED IN YOUR NAME. If on August 8, 2008 your shares of Jazz common stock were registered directly in your name with Jazz's transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. If you are a stockholder of record, you may vote in person at the special meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the special meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the special meeting and vote in person even if you have already voted by proxy. You may vote by proxy in any of the following ways:

      o INTERNET. You may vote by proxy over the Internet by going to the website listed on your proxy card. Once at the website, follow the instructions to vote your proxy.

      o TELEPHONE. You may vote by proxy using the toll-free number listed on your proxy card. Voice prompts will help you and confirm that your voting instructions have been followed.

      o MAIL. You may vote by proxy by signing, dating and returning your proxy card in the pre-addressed postage-paid envelope provided.

      All shares entitled to vote and represented by properly completed proxies received prior to the Jazz special meeting, and not revoked, will be voted at the Jazz special meeting as instructed on the proxies. IF YOU SIGN YOUR PROXY BUT DO NOT INDICATE HOW YOUR SHARES OF JAZZ COMMON STOCK SHOULD BE VOTED ON A MATTER, THE SHARES REPRESENTED BY YOUR PROPERLY COMPLETED PROXY WILL BE VOTED AS THE JAZZ BOARD OF DIRECTORS RECOMMENDS AND THEREFORE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER, AND "FOR" A PROPOSAL TO ADJOURN OR POSTPONE THE MEETING IF DETERMINED BY THE PROXY HOLDERS TO BE NECESSARY OR APPROPRIATE TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE AND ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER.

      The method by which you vote by proxy will in no way limit your right to vote at the Jazz special meeting if you later decide to attend the meeting in person.

      BENEFICIAL OWNER: SHARES REGISTERED IN THE NAME OF A BROKER OR BANK. If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Jazz's transfer agent. Simply complete and mail the proxy card in accordance with the instructions provided by your broker, bank or other agent, or follow the instructions for voting in any other manner as provided by your broker, bank or other agent, to ensure that your vote is counted. To vote in person at the special meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker or bank to request a proxy form.

      Your broker will vote your shares of Jazz common stock only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares of Jazz common stock will be a broker "non-vote," which will have the effect of a vote against the approval and adoption of the merger agreement and approval of the merger.

      ARE JAZZ STOCKHOLDERS ENTITLED TO DISSENTERS' APPRAISAL RIGHTS?

      No. You will not have any appraisal rights under the Delaware General Corporation Law, or under Jazz's certificate of incorporation, in connection with the merger, and neither Jazz nor Tower will independently provide you with any such rights.

      WHAT WILL HAPPEN IF I ABSTAIN FROM VOTING OR FAIL TO VOTE?

      An abstention or failure to vote by a Jazz stockholder will have the effect of a vote against the approval and adoption of the merger agreement and the approval of the merger. If you sign and return your proxy card but do not indicate how you want to vote, your proxy will be counted as a vote in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

      CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY OR DIRECTION
FORM?

      If you are a record holder of our common stock and you vote by proxy, you may revoke your proxy or change your voting instructions at any time before your proxy is exercised:

      o If you mailed a proxy card, by timely mailing another proxy card with a later date;

      o If you voted by telephone or on the internet, by calling the same telephone number or following the instructions on the internet;

      o By timely notifying Jazz in writing before the special meeting that you have revoked your proxy; or

      o By attending the special meeting, revoking your proxy and voting in person.

      If your shares are held in "street name," consult your broker for instructions on how to revoke your proxy or change your vote.

      SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

      IF YOU ARE A RECORD HOLDER OF JAZZ COMMON STOCK, PLEASE DO NOT SEND YOUR JAZZ COMMON STOCK CERTIFICATES TO US NOW. AFTER THE EFFECTIVE TIME OF THE MERGER, THE EXCHANGE AGENT WILL MAIL A LETTER OF TRANSMITTAL TO YOU. YOU SHOULD SEND YOUR JAZZ COMMON STOCK CERTIFICATES ONLY IN COMPLIANCE WITH THE INSTRUCTIONS THAT WILL BE PROVIDED IN THE LETTER OF TRANSMITTAL.

      WHAT ARE THE IMPLICATIONS OF TOWER BEING A "FOREIGN PRIVATE ISSUER"?

      Tower is subject to the reporting requirements under the Securities Exchange Act of 1934, or the Exchange Act, applicable to foreign private issuers. Tower is required to file its annual report on Form 20-F with the SEC within six months after the end of each fiscal year and to furnish reports on Form 6-K. In addition, Tower must file reports with the Israel Securities Authority and the Tel Aviv Stock Exchange regarding certain information required to be publicly disclosed by Tower in the United States or that is filed with the Securities and Exchange Commission, or regarding information distributed or required to be distributed by Tower to its shareholders. Tower is exempt from certain rules under the Exchange Act, including the proxy rules which impose certain disclosure and procedural requirements for proxy solicitations under
Section 14 of the Exchange Act. Moreover, Tower is not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, and is not required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information. In addition, among other matters, Tower's officers, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Tower ordinary shares.

      WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

      If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your Jazz common stock are voted.

      WHAT DO I NEED TO DO NOW?

      Jazz urges all Jazz stockholders to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the merger will affect you as a stockholder of Jazz. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

      WHO CAN HELP ANSWER MY QUESTIONS?

      If you have questions about the merger or if you need additional copies of the proxy statement or the enclosed proxy card you should contact:

      Chief Legal Officer, Mr. Allen R. Grogan, Jazz Technologies, Inc. 4321 Jamboree Road, Newport Beach, CA 92660
      Tel: (949) 435-8000
      Email: allen.grogan@jazztechnologies.com

      You may also obtain additional information about Tower from documents filed with the SEC by following the instructions in the section titled "WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF INFORMATION BY REFERENCE."

                                     SUMMARY

      THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD CAREFULLY READ THIS ENTIRE PROXY STATEMENT/PROSPECTUS, ITS ANNEXES, AND THE OTHER DOCUMENTS TO WHICH WE REFER YOU, INCLUDING IN PARTICULAR THE ATTACHED MERGER AGREEMENT ITSELF, THAT ARE ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AND INCORPORATED BY REFERENCE HEREIN. IN ADDITION, TOWER AND JAZZ ENCOURAGE YOU TO READ THE INFORMATION INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS, WHICH INCLUDES IMPORTANT INFORMATION ABOUT TOWER THAT HAS BEEN FILED WITH THE SEC. YOU MAY OBTAIN THE INFORMATION INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS WITHOUT CHARGE BY FOLLOWING THE INSTRUCTIONS IN THE SECTION ENTITLED "WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF INFORMATION BY REFERENCE."

THE COMPANIES

      TOWER. Tower is a pure-play independent specialty wafer foundry established in 1993. Tower manufactures integrated circuits with geometries ranging from 1.0 to 0.13-micron; it also provides complementary technical services and design support. In addition to digital CMOS process technology, Tower offers advanced mixed-signal & RF-CMOS, Power Management, CMOS image-sensor and non-volatile memory technologies. To provide world-class customer service, Tower maintains two manufacturing facilities, each with standard and specialized process technology processes: Fab 1 ranging from 1.0 to
0.35 and Fab 2 featuring 0.18 and 0.13-micron.

      Tower's ordinary shares are publicly traded on the NASDAQ Global Market under the symbol "TSEM" and on the Tel Aviv Stock Exchange under the same symbol.

      Tower's manufacturing facilities and executive offices are located in the Ramat Gavriel Industrial Park, Post Office Box 619, Migdal Haemek, 23105 Israel, and Tower's telephone number is 972-4-650-6611.

     JAZZ. Jazz is the parent company of Jazz Semiconductor, a leading independent wafer foundry focused on Analog-Intensive Mixed-Signal (AIMS) process technologies. Jazz's broad product portfolio includes digital CMOS and specialty technologies, such as RF CMOS, Analog CMOS, SiGe BiCMOS, SiGe C-BiCMOS, Power CMOS and High Voltage CMOS. These technologies are designed for customers who seek to produce analog and mixed-signal semiconductor devices that are smaller and more highly integrated, power-efficient, feature-rich and cost-effective than those produced using standard process technologies.

      Jazz's common stock is publicly traded on the American Stock Exchange, or AMEX, under the symbol "JAZ."

      Jazz's principal executive offices are located at 4321 Jamboree Road, Newport Beach, CA 92660, and Jazz's telephone number is (949) 435-8000. Jazz's U.S. wafer fabrication facilities are located in Newport Beach, CA and Jazz also has engineering and manufacturing support in Shanghai, China.

      ARMSTRONG ACQUISITION CORP. Merger Sub is a wholly owned subsidiary of Tower. Merger Sub was formed on May 16, 2008 solely for the purpose of effecting the merger. Merger Sub has not conducted any business operations other than those incidental to its formation and in connection with the transactions contemplated by the merger agreement. Upon consummation of the merger, Merger Sub will merge with and into Jazz and cease to exist, with Jazz surviving the merger and continuing its existence as a wholly owned subsidiary of Tower.

THE MERGER (PAGE 31)

      Tower and Jazz have agreed to become part of the same group of companies pursuant to the merger agreement described in this proxy statement/prospectus. Under the terms of the merger agreement, Merger Sub will merge with and into Jazz, with Jazz surviving the merger and continuing its existence as a wholly owned subsidiary of Tower. The merger agreement is attached as Annex 1 to this proxy statement/prospectus. Tower and Jazz encourage you to read the merger agreement in its entirety because it is the legal document that governs the merger.

THE MERGER CONSIDERATION (PAGE 45)

      In the merger, each share of Jazz common stock outstanding immediately prior to the effective time of the merger will be automatically converted into the right to receive 1.8 ordinary shares of Tower, which is referred to as the exchange ratio, together with the right, if any, to receive cash in lieu of fractional shares of Jazz. No fraction of a Tower ordinary share will be issued in the merger. Instead, each holder of shares of Jazz common stock who would otherwise be entitled to receive a fractional Tower ordinary share in the merger will be entitled to receive a cash payment in lieu of such fractional Tower ordinary share.

      Jazz stockholders of record will have to surrender their common stock certificates to receive the merger consideration payable to them. PLEASE DO NOT SEND ANY CERTIFICATES NOW. Tower or the exchange agent will send Jazz stockholders written instructions on how to surrender Jazz common stock certificates for Tower ordinary shares after the merger is completed.

TREATMENT OF JAZZ WARRANTS (PAGE 46)

     Under the merger agreement, Tower will assume all outstanding warrants to purchase Jazz common stock that are outstanding immediately prior to the effective time of the merger, and these warrants will become exercisable for Tower ordinary shares. Each warrant to purchase Jazz common stock at the effective time of the merger will become a warrant to purchase 1.8 Tower ordinary shares at an exercise price of $2.78 per Tower ordinary share which is equal to the existing exercise price of $5.00, divided by the exchange ratio of
1.8. No fractional ordinary shares of Tower will be issued upon the exercise of the warrants, but rather the number of Tower ordinary shares to be issued shall be rounded up to the nearest whole number. Tower intends to file with the SEC a post-effective amendment to the registration statement of which this proxy statement/prospectus is a part with respect to the Tower ordinary shares issuable upon exercise of the Jazz warrants. Tower anticipates that following the merger, the Jazz warrants will be delisted from the American Stock Exchange and will be quoted on the Nasdaq Global Market. We cannot assure you, however, that the Jazz warrants will or will continue to be quoted on the Nasdaq Global Market.

TREATMENT OF JAZZ UNITS (PAGE 46)

      At the effective time of the merger, each Jazz unit will be mandatorily separated into one share of Jazz common stock and two Jazz warrants. The shares of Jazz common stock will convert into Tower ordinary shares and the Jazz warrants will become exercisable for Tower ordinary shares, each as described above.

TREATMENT OF JAZZ CONVERTIBLE NOTES (PAGE 46)

      Each holder of Jazz convertible notes will have the right to convert the convertible note into the number of ordinary shares of Tower equal to 1.8 multiplied by the number of shares of common stock of Jazz that such holder would have been entitled to receive if the convertible note was converted immediately prior to the effective time of the merger. For example, each $1,000 in original principal amount of Jazz convertible notes will be convertible into
245.57 Tower ordinary shares, representing an implied conversion price of approximately $4.07 per Tower ordinary share, which is equal to the existing implied conversion price of $7.33 per share of Jazz common stock, divided by the exchange ratio of 1.8. Tower intends to file with the SEC a post-effective amendment to the registration statement of which this proxy statement/prospectus is a part with respect to the Tower ordinary shares issuable upon conversion of the Jazz convertible notes.

TREATMENT OF JAZZ OPTIONS (PAGE 46)

     Under the merger agreement, Tower will assume all outstanding options to purchase Jazz common stock that are outstanding immediately prior to the effective time of the merger, whether vested or unvested, and these options will become exercisable for Tower ordinary shares. Each option to purchase Jazz common stock outstanding at the effective time of the merger will become an option to purchase a number of Tower ordinary shares equal to 1.8 multiplied by the number of shares of Jazz common stock that such option was exercisable for prior to the effective time, rounded down to the nearest whole number of Tower ordinary shares, and the per share exercise price of each option will equal the per share exercise price of such option divided by 1.8, rounded up to the nearest cent. For example, an option to purchase 100 shares of Jazz common stock will become an option to purchase 180 Tower ordinary shares. Tower has undertaken to file within ten business days of the effective time of the merger, subject to applicable law, a Form S-8 registration statement with the SEC covering the Tower ordinary shares issuable upon the exercise of the assumed Jazz options.

THE SPECIAL MEETING (PAGE 28)

      DATE, TIME & PLACE


     The special meeting of Jazz stockholders will be held at 10:00 a.m., Pacific time, on September 17, 2008, at 4321 Jamboree Road, Newport Beach, California 92660.


      MATTERS TO BE CONSIDERED AT THE JAZZ STOCKHOLDERS' MEETING

      The purposes of the Jazz stockholders' meeting are to vote upon a proposal to approve and adopt the merger agreement and the approve the merger; and to vote upon any proposal by Jazz to adjourn or postpone the special meeting if determined to be necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger.

      STOCKHOLDERS ENTITLED TO VOTE

     You are entitled to notice of, and may vote at, the special meeting if you were the record holder of our common stock as of the close of business on August 8, 2008, the record date for the special meeting. As of the close of business on the record date, there were 19,031,276 shares of Jazz's common stock outstanding, held by 5 stockholders of record.

      QUORUM

      A quorum of Jazz stockholders is necessary to hold a valid meeting. A quorum will be present at the Jazz special meeting if a majority of Jazz's outstanding shares of common stock entitled to vote at the special meeting are represented in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

      VOTE REQUIRED

      The affirmative vote of the holders of a majority of shares of Jazz common stock outstanding on the record date for the special meeting is required to approve and adopt the merger agreement and approve the merger.

RECOMMENDATION OF THE JAZZ BOARD OF DIRECTORS (PAGE 36)

      The Jazz board of directors unanimously recommends that Jazz stockholders vote "FOR" approval and adoption of the merger agreement and approve the merger. The Jazz board of directors has unanimously determined that the merger and the transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, Jazz and its stockholders and has approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. See also "THE MERGER - JAZZ'S REASONS FOR THE MERGER."

REASONS FOR THE MERGER (PAGE 33)

      In making its determination, the board of directors of Jazz considered a wide variety of factors in connection with its evaluation of Tower. In light of the complexity of those factors, Jazz's board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision.

      For a description of the factors considered by the Jazz board of directors, see "THE MERGER - JAZZ'S REASONS FOR THE MERGER."

OPINION OF JAZZ'S FINANCIAL ADVISOR (PAGE 38)

      In connection with the merger, Jazz's board of directors received a written opinion, dated May 17, 2008, from Jazz's financial advisor, UBS Securities LLC, referred to as UBS, as to the fairness, from a financial point of view and as of the date of such opinion, of the exchange ratio provided for in the merger. The full text of UBS' written opinion, dated May 17, 2008, is attached to this proxy statement/prospectus as Annex 2. UBS' OPINION WAS PROVIDED FOR THE BENEFIT OF JAZZ'S BOARD OF DIRECTORS IN CONNECTION WITH, AND FOR THE PURPOSE OF, ITS EVALUATION OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER. THE OPINION DOES NOT ADDRESS THE RELATIVE MERITS OF THE MERGER AS COMPARED TO OTHER BUSINESS STRATEGIES OR TRANSACTIONS THAT MIGHT BE AVAILABLE WITH RESPECT TO JAZZ OR JAZZ'S UNDERLYING BUSINESS DECISION TO EFFECT THE MERGER. THE OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW TO VOTE OR ACT WITH RESPECT TO THE MERGER. Holders of Jazz common stock are encouraged to read UBS' opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS.

SHARE OWNERSHIP AFTER THE MERGER

      Based on the number of shares of Jazz common stock outstanding on July 31, 2008, Tower expects to issue approximately 34.3 million ordinary shares of Tower at the effective time of the merger to Jazz stockholders. Based on the number of shares of Jazz common stock and Tower ordinary shares outstanding on July 31, 2008, immediately after the effective time of the merger, former Jazz stockholders will own Tower ordinary shares representing approximately 21.5% of the then-outstanding Tower ordinary shares. In addition, Tower may issue up to an additional 96.5 million Tower ordinary shares as a result of the future exercise or conversion of outstanding Jazz options, warrants and convertible notes.

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS (PAGE 98)

     At the close of business on July 31, 2008, directors and executive officers of Jazz and their affiliates beneficially owned approximately 4,032,506 shares of Jazz common stock, and owned and were entitled to vote 3,246,255 shares of Jazz common stock, representing approximately 21.2%, and approximately 17.1%, respectively, of the shares of Jazz common stock outstanding on that date.


      For further information on share ownership of directors and officers of Jazz see "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF JAZZ."

INTERESTS OF JAZZ'S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (PAGE 36)

      In considering the recommendation of the board of directors of Jazz, you should be aware that certain directors and executive officers of Jazz may have interests in the merger that are different from, or in addition to, your interests as a stockholder of Jazz generally and may create potential conflicts of interest. The board of directors of Jazz was aware of these interests and considered them when they approved and adopted the merger agreement, and the merger contemplated thereby.

TOWER ORDINARY SHARES TRADED ON NASDAQ AND TASE; DELISTING AND DEREGISTRATION OF JAZZ SECURITIES (PAGE 43)

      Jazz common stock, warrants and units will continue to trade on the American Stock Exchange until the completion of the proposed merger. Following the completion of the proposed merger, Jazz common stock, and units will no longer be listed on the AMEX and will be deregistered under the Exchange Act. In the merger, holders of Jazz common stock will receive ordinary shares of Tower which are publicly traded on the NASDAQ Global Market under the symbol "TSEM" and the Tel Aviv Stock Exchange, or TASE, under the symbol "TSEM." At the effective time of the merger, each Jazz unit will be mandatorily separated into one share of Jazz common stock (which will convert into Tower ordinary shares as described above) and two Jazz warrants. At the effective time of the merger, Jazz warrants will remain outstanding and will become exercisable for Tower ordinary shares as described in this proxy statement/prospectus. Tower anticipates that following the merger, the Jazz warrants will be delisted from the American Stock Exchange and will be quoted on the Nasdaq Global Market. We cannot assure you, however, that the Jazz warrants will or will continue to be quoted on the Nasdaq Global Market.

CASH IN LIEU OF FRACTIONAL SHARES (PAGE 43)

      No fractions of Tower ordinary shares will be issued as consideration in the merger and holders of Jazz common stock who would otherwise be entitled to a fraction of a Tower ordinary share (after aggregating all fractional shares that otherwise would be received by such holder), shall be entitled to receive a cash payment in lieu thereof. The amount of cash received by such stockholder will be equal to an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one Tower ordinary share for the five most recent days that Tower ordinary shares have traded ending on the trading day immediately prior to the effective time, as reported on the Nasdaq Global Market.

NO DISSENTERS' APPRAISAL RIGHTS (PAGE 44)

     Holders of Jazz common stock will not have any appraisal rights under the Delaware General Corporation Law, or under Jazz's certificate of incorporation, in connection with the merger, and neither Jazz nor Tower will independently provide holders of Jazz common stock with any such rights. For further information concerning the Jazz Special Meeting see "THE JAZZ SPECIAL MEETING OF STOCKHOLDERS."

CONDITIONS TO COMPLETION OF THE MERGER (PAGE 51)

      A number of conditions must be satisfied or waived, if permissible under legal requirements, before the proposed merger can be completed. These include, among others:

      o     effectiveness of the registration statement on Form F-4; and

      o     adoption of the merger agreement by the stockholders of Jazz.

      For a more detailed description of this provision see "THE MERGER AGREEMENT - CONDITIONS TO COMPLETION OF THE MERGER."

REGULATORY FILINGS AND APPROVALS NECESSARY TO COMPLETE THE MERGER (PAGE 42)

      In addition to the effectiveness of this registration statement, of which this proxy statement/prospectus is a part, and compliance with applicable provisions of Delaware and Israeli laws, several additional regulatory filings and approvals are required in connection with the merger including:

      o approval of the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Labor;

      o approval of the Israeli Investment Center of the Israeli Ministry of Industry, Trade and Labor;

      o     approval of the Israel Lands Administration; and

      o approval of the Tel-Aviv Stock Exchange (listing of additional shares).

      Tower is also required to provide notice: (i) to the Directorate of Defense Trade Controls under the International Traffic in Arms Regulations ("ITAR") at least 60 days prior to closing, (ii) prior to the closing date, to the Nasdaq Global Market (on a Notification Form: Listing of Additional Shares); and (iii) following the Effective Date, to the Investment Center, the Israeli Office of the Chief Scientist and the Israel Lands Administration. The merger is not expected to be subject to the Hart-Scott-Rodino Act.

      On May 27, 2008, Tower submitted applications for the approval of the change in the ownership of its shares resulting from the transactions contemplated by the merger agreement, to each of the Office of the Chief Scientist, Investment Center and Israel Lands Administration.

      On June 3, 2008, Tower received the approval of the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Labor.

     On June 10, 2008, Jazz filed, and on June 24, 2008, Tower filed, a notice with the Directorate of Defense Trade Controls under ITAR.

     Jazz and Tower have been in pre-notification discussions with the Committee on Foreign Investment in the United States ("CFIUS") regarding the proposed merger and intend to make a voluntary filing on or about August 8, 2008 seeking CFIUS review of the proposed merger. There can be no assurance that CFIUS would not request the parties to enter into a mitigation agreement that could impose material conditions on the operations of the Jazz business.

     An application to the Tel-Aviv Stock Exchange for the listing of additional shares will be submitted on or around the closing date.


DIRECTORS AND MANAGEMENT OF THE MERGED COMPANY AFTER THE MERGER (PAGE 42)

      The directors and officers of Tower will remain the directors and officers of Tower following the merger until their successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation of Tower and applicable law. As contemplated by the merger agreement, the directors and officers of Jazz following the merger will be determined prior to the effective time of the merger.

NO SOLICITATION OF TRANSACTIONS (PAGE 49)

      After the date of the merger agreement and until the completion of the merger, Jazz is prohibited from seeking any alternative transactions for the acquisition of Jazz other than the merger transaction with Tower, subject to the conditions and terms specified in the merger agreement. The prohibition includes not soliciting, or initiating or inducing, encouraging or knowingly facilitating any alternative proposals or inquiries, not furnishing any information regarding Jazz or its subsidiaries to any third party in connection with any alternative proposals or inquiries, not engaging in any discussions or negotiations with any third party concerning any alternative proposals or inquiries, not approving or recommending any alternative proposals or inquiries, and not entering into any letter of intent or similar agreements otherwise relating to any alternative acquisition transaction.

      However, Jazz may, at any time prior to the adoption of the merger agreement by Jazz's stockholders, take some of the actions otherwise prohibited if Jazz's board of directors determines in good faith that an alternative acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal, and that such actions are required in order for Jazz's board of directors to comply with its fiduciary duties to Jazz's stockholders under applicable law.

      In addition, prior to the closing of the merger, neither Jazz's board of directors nor any committee thereof may withdraw or modify in a manner adverse to Tower, its recommendation that stockholders adopt the merger agreement, unless, among other things, Jazz's board of directors has determined in good faith that doing so is required in order for Jazz's board of directors to comply with its fiduciary duties to Jazz's stockholders under applicable law.

TERMINATION (PAGE 52)

      The merger agreement may be terminated at any time, prior to the effective time of the merger (notwithstanding any approval by Jazz's stockholders) by mutual written consent of Tower and Jazz, or as follows:

      o     by either Tower or Jazz if, among other things:

              o     the merger has not been completed by October 20, 2008; or

              o the adoption of the merger agreement by Jazz's stockholders has not been obtained; or

              o any legal requirement or final and non-appealable injunction enacted after May 19, 2008 prohibits the consummation of the merger, and, if violated, would have material negative consequences for Tower or Jazz or any of their respective directors, officers or employees.

      o     by Tower if:

              o at any time prior to the adoption of the merger agreement by the Jazz stockholders, certain events specified in the merger agreement occur, which events include the following:

                       o Jazz's board of directors fails to recommend that the Jazz stockholders adopt the merger agreement, withdraws or modifies its recommendation in a manner adverse to Tower or fails to reaffirm its recommendation after Tower requests,

                       o Jazz's board of directors approves, endorses or recommends an alternative acquisition proposal, or Jazz enters in a binding letter of intent or agreement accepting any alternative acquisition proposal, or

                       o a tender or exchange offer relating to Jazz's securities has been commenced and Jazz has not sent within 15 business days to its stockholders or filed with the SEC a statement disclosing that it recommends rejection of such offer.

              o Jazz breaches any of its representations, warranties, covenants or agreements, such that the applicable closing conditions for Tower to effect the merger as set forth in the merger agreement would not be satisfied and such breach is not cured (if curable) within 30 days of delivery of written notice by Tower to Jazz of Jazz's breach (so long as Tower is not itself in breach of the any of its representations, warranties, covenants or agreements so as to cause the applicable closing conditions for Jazz to effect the merger as set forth in the merger agreement not to be satisfied); or

      o by Jazz if Tower breaches any of its representations, warranties, covenants or agreements, such that the applicable closing conditions for Jazz to effect the merger as set forth in the merger agreement would not be satisfied and such breach is not cured (if curable) within 30 days of delivery of written notice by Jazz to Tower of Tower's breach (so long as Jazz is not itself in breach of any of its representations, warranties, covenants or agreements so as to cause the applicable closing conditions for Tower to effect the merger as set forth in the merger agreement not to be satisfied).

      For a more detailed description of these provisions see "THE MERGER AGREEMENT - TERMINATION."

EXPENSES; TERMINATION FEE (PAGE 53)

      Generally, each party to the merger agreement will bear its own expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement.

      Jazz has agreed to pay Tower a termination fee of $1.2 million and reimburse Tower for up to $1 million in expenses incurred in connection with the transaction, if the merger agreement is terminated under one of the following circumstances:

      o by Tower - if one of the following events specified in the merger agreement occurs:

              o Jazz's board of directors fails to recommend that the Jazz stockholders adopt the merger agreement, withdraws or modifies its recommendation in a manner adverse to Tower, or fails to reaffirm its recommendation after Tower requests,

              o Jazz's board of directors approves, endorses or recommends an alternative acquisition proposal, or Jazz enters into a binding letter of intent or agreement accepting any alternative acquisition proposal, or

              o a tender or exchange offer relating to Jazz's securities has been commenced and Jazz has not sent within 15 business days to its stockholders or filed with the SEC a statement disclosing that it recommends rejection of such offer; or

      o by Tower or Jazz - if: (i) the adoption of the merger agreement by Jazz's stockholders has not been obtained; and (ii) prior to the time of the failure to adopt the merger agreement, an alternative acquisition proposal will have been publicly disclosed; and (iii) within 12 months of the date of termination, an alternative acquisition of Jazz will have been consummated or Jazz will have entered into an agreement or binding letter of intent providing for such an acquisition (which is subsequently consummated); or

      o by Tower or Jazz - if: (i) the merger has not been completed by October 20, 2008; and (ii) prior to termination, an alternative acquisition proposal will have been publicly disclosed (and such alternative acquisition proposal shall not have been unconditionally and publicly withdrawn prior to the date of the Jazz special meeting); and (iii) within 12 months of the date of termination, an alternative acquisition of Jazz will have been consummated or Jazz will have entered into an agreement or binding letter of intent providing for such an acquisition (which is subsequently consummated), provided that, in the case of termination by Tower, Tower can demonstrate that it would reasonably have been expected that the merger would have been consummated prior to termination but for the making or pendency of such alternative acquisition proposal.

      In addition and subject to certain conditions, if the merger agreement is terminated by either Jazz or Tower because the adoption of the merger agreement by Jazz's stockholders has not been obtained, Jazz has agreed reimburse Tower for up to $500,000 in expenses.

      If Jazz fails promptly to pay when due any amounts payable by Jazz, then it must reimburse Tower for all costs and expenses incurred in collection of such amounts and must pay Tower interest on such overdue amounts at a rate per annum equal to 5%.

      For a more detailed description of this provision see "THE MERGER AGREEMENT - EXPENSES; TERMINATION FEE."

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (PAGE 115)

      The merger has been structured to qualify as a reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended. Assuming the Merger so qualifies, you will not recognize gain or loss on the exchange of your Jazz common stock for Tower ordinary shares, although gain or loss may be recognized upon the receipt of cash in lieu of fractional Tower ordinary shares. Tower and Jazz cannot assure you that the Internal Revenue Service will agree with the treatment of the merger as a tax-free reorganization.

      Tax matters are complicated, and the tax consequences of the merger to a particular stockholder will depend in part on such stockholder's circumstances. Accordingly, we urge you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

      For further information, please refer to "TAXATION - CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

MATERIAL ISRAELI TAX CONSIDERATIONS (PAGE 116)

      According to Israeli tax law, the merger may be viewed as a taxable event for Jazz shareholders who are Israeli resident individuals or companies. Therefore, Tower may withhold tax from any Israeli resident shareholders of Jazz that does not produce a valid withholding exemption certificate issued by the Israeli tax authorities and applying to the transactions. In addition, Jazz security holders who become Tower ordinary shareholders following the merger will be subject to Israeli tax law which generally exempts from Israeli capital gains tax gains derived by foreign residents holding shares of Israeli resident companies traded on a recognized stock exchange, such as the NASDAQ Global Market, subject to certain conditions.

      For further information, please refer to "MATERIAL ISRAELI TAX CONSIDERATIONS - TAXATION OF TOWER SHAREHOLDERS."

ACCOUNTING TREATMENT (PAGE 42)

      In accordance with U.S. GAAP, the merger will be accounted for as a purchase through the issuance of stock by Tower as the consideration for the net assets of Jazz. The assets (tangibles and intangibles) and liabilities of Jazz will be recorded as of the acquisition date at their assigned values based on purchase price allocation determined, using their respective fair values. Goodwill, if any, will be recorded as the residual amount of the excess of cost over the fair values of identified assets, in accordance with the requirements of Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations, referred to as "SFAS 141."

COMPARATIVE RIGHTS OF TOWER AND JAZZ SHAREHOLDERS (PAGE 57)

      As a result of the merger, each of your shares of Jazz common stock will be converted into the right to receive Tower ordinary shares according to the exchange ratio. Because Tower is a corporation organized under the laws of Israel, there are material differences between the rights of Jazz stockholders and the rights of holders of Tower ordinary shares. For a discussion of these differences, see "COMPARATIVE RIGHTS OF TOWER AND JAZZ SHAREHOLDERS" and for a description of Tower's ordinary shares, see "DESCRIPTION OF TOWER SHARE CAPITAL."

EXCHANGE OF STOCK CERTIFICATES (PAGE 43)

      After the completion of the merger, the exchange agent appointed in connection with the merger will send to each record holder of Jazz common stock a letter of transmittal and exchange instructions to Jazz stockholders for use in exchanging such stock for Tower ordinary shares and cash in lieu of fractional ordinary shares. You should not send in your Jazz stock certificates before receiving this letter of transmittal.

VOTING RIGHTS (PAGE 28)

      STOCKHOLDER OF RECORD: SHARES REGISTERED IN YOUR NAME. If on August 8, 2008 your shares of Jazz common stock were registered directly in your name with Jazz's transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record for purposes of the special meeting. If you are a stockholder of record, you may vote in person at the special meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the special meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the special meeting and vote in person even if you have already voted by proxy. You may vote by proxy in any of the following ways:

      o INTERNET. You may vote by proxy over the Internet by going to the website listed on your proxy card. Once at the website, follow the instructions to vote your proxy.

      o TELEPHONE. You may vote by proxy using the toll-free number listed on your proxy card. Voice prompts will help you and confirm that your voting instructions have been followed.

      o MAIL. You may vote by proxy by signing, dating and returning your proxy card in the pre-addressed postage-paid envelope provided.

      All shares entitled to vote and represented by properly completed proxies received prior to the Jazz special meeting, and not revoked, will be voted at the Jazz special meeting as instructed on the proxies. IF YOU SIGN YOUR PROXY BUT DO NOT INDICATE HOW YOUR SHARES OF JAZZ COMMON STOCK SHOULD BE VOTED ON A MATTER, THE SHARES REPRESENTED BY YOUR PROPERLY COMPLETED PROXY WILL BE VOTED AS THE JAZZ BOARD OF DIRECTORS RECOMMENDS AND THEREFORE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER, AND "FOR" A PROPOSAL TO ADJOURN OR POSTPONE THE MEETING IF DETERMINED BY THE PROXY HOLDERS TO BE NECESSARY OR APPROPRIATE TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE THE MERGER AGREEMENT.

      The method by which you vote by proxy will in no way limit your right to vote at the Jazz special meeting if you later decide to attend the meeting in person.

      BENEFICIAL OWNER: SHARES REGISTERED IN THE NAME OF A BROKER OR BANK. If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Jazz's transfer agent. Simply complete and mail the proxy card in accordance with the voting instructions provided by your broker, bank or other agent, or follow the instructions for voting in any other manner as provided by your broker, bank or other agent to ensure that your vote is counted. To vote in person at the special meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker or bank to request a proxy form.

      Your broker will vote your shares of Jazz common stock only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares of Jazz common stock will be a broker "non-vote," which will have the effect of a vote against the approval and adoption of the merger agreement and approval of the merger.

SOLICITATION OF PROXIES (PAGE 30)

      The proxy accompanying this proxy statement/prospectus is solicited on behalf of the Jazz board of directors for use at the Jazz stockholders' meeting.


     Jazz is soliciting the enclosed proxy on behalf of the board of directors, and will pay all costs of preparing, assembling and mailing the proxy materials. In addition to mailing out proxy materials, Jazz's directors and officers may solicit proxies by telephone or fax, without receiving any additional compensation for their services. Jazz has requested brokers, banks and other fiduciaries to forward proxy materials to the beneficial owners of its stock. Jazz also intends to retain Morrow & Co., Inc., a proxy solicitation firm, to assist in the proxy solicitation process. Jazz expects to pay Morrow & Co., Inc. its customary fee of approximately $6,500 plus $6.50 per solicited stockholder and out-of-pocket expenses.

                 TOWER SELECTED HISTORICAL FINANCIAL INFORMATION

      Tower is providing the following financial information to assist you in your analysis of the financial aspects of the merger. The information is only a summary and should be read in conjunction with Tower's historical consolidated financial statements and related notes incorporated by reference herein.

      The Tower selected historical information is derived from (a) the audited consolidated financial statements of Tower as of December 31, 2007 and 2006 and for each of its fiscal years ended December 31, 2007, 2006 and 2005, which are incorporated by reference in this proxy statement/prospectus, and which have been audited by Brightman Almagor & Co., a member of Deloitte Touche Tohmatsu, independent registered public accounting firm, whose report is also incorporated by reference in this proxy statement/prospectus, (b) from the audited consolidated financial statements of Tower as of December 31, 2005, 2004 and 2003 and for each of its fiscal years ended December 31, 2004 and 2003, which are not included or incorporated by reference in this proxy statement/prospectus and (c) the unaudited consolidated financial statements of Tower as of March 31, 2008 and for the three months ended March 31, 2008, which are incorporated by reference in this proxy statement/prospectus.

      The historical results included below and incorporated by reference in this proxy statement/prospectus are not indicative of the future performance of Tower and the interim results included below and incorporated by reference in this proxy statement/prospectus are not indicative of results for the full fiscal year.

                                            THREE MONTHS
                                           ENDED MARCH 31,                  FISCAL YEARS ENDED DECEMBER 31,
                                           ---------------  ----------------------------------------------------------------------
                                                2008            2007          2006           2005           2004          2003
                                           ---------------  ----------------------------------------------------------------------
                                                                    (US$ IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
   Revenue                                 $        57,607  $    230,853   $   187,438   $    101,991   $    126,055   $    61,368
   Loss from operations                    $       (21,392) $    (99,312)  $  (120,961)  $   (169,814)  $   (140,705)  $  (104,351)
   Net loss                                $       (29,620) $   (134,196)  $  (167,927)  $   (203,082)  $   (137,768)  $  (114,261)
   Net loss per share basic and diluted    $         (0.24) $      (1.13)  $     (2.03)  $      (3.06)  $      (2.13)  $     (2.45)

                                           AS OF MARCH 31,                                  AS OF DECEMBER 31,
                                           ---------------  ----------------------------------------------------------------------
                                                 2008           2007          2006           2005           2004          2003
                                           ---------------  ----------------------------------------------------------------------
                                                                          (US$ IN THOUSANDS)
BALANCE SHEET DATA:
   Total assets                            $       692,118  $    686,782   $   714,132   $    690,624   $    859,043   $   796,799
   Total current liabilities               $        92,275  $     76,936   $    84,126   $     95,629   $     76,004   $    49,813
   Total long-term liabilities             $       582,680  $    565,137   $   590,490   $    624,223   $    619,721   $   547,461
   Total shareholder's equity              $        17,163  $     44,709   $    39,516   $    (29,228)  $    163,318   $   199,525

    JAZZ SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

      We are providing the following summary selected financial information to assist you in your analysis of the financial aspects of the merger. The following selected consolidated historical financial information is only summary and should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF JAZZ" and Jazz's and Jazz Semiconductor's consolidated financial statements and the related notes to those statements included elsewhere in this prospectus/proxy statement.

      o The consolidated statement of operations information for the three months ended March 28, 2008 and the consolidated balance sheet information as of March 28, 2008 have been derived from Jazz's unaudited consolidated financial statements for the three months ended March 28, 2008 included elsewhere in this prospectus/proxy statement.

      o The pro forma consolidated statement of operations information for the three months ended March 30, 2007 presents pro forma results assuming Jazz's acquisition of Jazz Semiconductor had occurred on January 1, 2007 and has been derived from (i) Jazz's unaudited condensed consolidated financial statements for the three months ended March 30, 2007 included elsewhere in this prospectus/proxy statement and (ii) the audited consolidated financial statements of Jazz Semiconductor for the period from December 30, 2006 to February 16, 2007 (the date of the Jazz Semiconductor acquisition) included elsewhere in this prospectus/proxy statement.

      o The pro forma consolidated statement of operations information for the years ended December 28, 2007 and December 31, 2006 and the pro forma consolidated balance sheet information as of such dates presents pro forma results assuming Jazz's acquisition of Jazz Semiconductor had occurred on January 1, 2007 and January 1, 2006, respectively, and have been derived from (i) Jazz's audited consolidated financial statements for the year ended December 28, 2007 included elsewhere in this prospectus/proxy statement, (ii) the audited consolidated financial statements of Jazz Semiconductor for the period from December 30, 2006 to February 16, 2007 (the date of the Jazz Semiconductor acquisition) included elsewhere in this prospectus/proxy statement, (iii) Jazz's audited financial statements for the year ended December 31, 2006 included elsewhere in this prospectus/proxy statement and (iv) the audited consolidated financial statements of Jazz Semiconductor for the year ended December 29, 2006 included elsewhere in this prospectus/proxy statement.

      o The predecessor consolidated statement of operations information for the year ended December 30, 2005 and the predecessor consolidated balance sheet data as of December 30, 2005 have been derived from the audited consolidated financial statements of Jazz Semiconductor, the predecessor of Jazz, included elsewhere in this prospectus/proxy statement.

      o The predecessor consolidated statement of operations information for the years ended December 26, 2003 and December 31, 2004 and the predecessor consolidated balance sheet data as of December 26, 2003 and December 31, 2004 have been derived from the audited consolidated financial statements of Jazz Semiconductor not included in this prospectus/proxy statement. Jazz's financial results for the period from August 12, 2005 (inception) to December 31, 2005 were not material and are not included in the summary consolidated historical financial information presented below.

      The pro forma results included below are not necessarily indicative of the results that may have actually occurred had the acquisition of Jazz Semiconductor taken place on the dates noted. The pro forma adjustments are based upon available information and assumptions that Jazz believes are reasonable. The pro forma adjustments include adjustments for interest expense (relating primarily to interest on the Jazz convertible notes issued in December
2006) and increased depreciation and amortization expense as a result of the application of the purchase method of accounting. The pro forma results exclude the write-off of in-process research and development that was expensed at the time of the acquisition of Jazz Semiconductor and the net gain on the repurchase of Jazz convertible notes.

      The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of Jazz and the interim results included below and elsewhere in this proxy statement/prospectus are not indicative of results for the full fiscal year.

                CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION

                                                         YEAR ENDED                                       THREE MONTHS ENDED
                             ----------------------------------------------------------------------   -------------------------
                               DECEMBER       DECEMBER       DECEMBER       DECEMBER     DECEMBER      MARCH 30,     MARCH 28,
                               26, 2003       31, 2004       30, 2005       29, 2006     28, 2007        2007          2008
                             -------------  -------------  -------------  -----------   -----------   -----------   -----------
                                                                          (UNAUDITED,   (UNAUDITED,   (UNAUDITED,
                             (PREDECESSOR)  (PREDECESSOR)  (PREDECESSOR)  PRO FORMA)    PRO FORMA)    PRO FORMA)    (UNAUDITED)
                                                           (US$ IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue                      $    185,185   $    219,535    $   199,030    $  212,526   $   207,649   $    48,096   $   50,830
(Loss) income from
operations                        (16,181)         3,056        (12,405)      (37,864)      (33,051)      (19,293)      (1,775)
Net loss                          (17,706)       (17,346)       (25,723)      (47,610)      (39,653)      (20,776)      (4,044)
Net loss per share basic
    and diluted                       n/a            n/a            n/a    $    (2.10)  $     (1.64)  $     (0.69)  $    (0.22)

                     CONSOLIDATED BALANCE SHEET INFORMATION

                               DECEMBER       DECEMBER       DECEMBER      DECEMBER      DECEMBER      MARCH 28,
                               26, 2003       31, 2004       30, 2005      29, 2006      28, 2007        2008
                             -------------  -------------  -------------  -----------   -----------   -----------
                                                                          (UNAUDITED,   (UNAUDITED,
                             (PREDECESSOR)  (PREDECESSOR)  (PREDECESSOR)   PRO FORMA)    PRO FORMA)   (UNAUDITED)
                                                               (US$ IN THOUSANDS)
Total assets                 $    177,732   $    184,420   $    168,757    $  426,934   $   265,898   $   248,584
Total current liabilities          24,582         40,415         35,400        65,976        57,978        49,285
Total long-term liabilities        30,453         24,517         25,172       196,185       155,642       150,802
Total shareholders' equity        122,697        119,488        108,185       164,773        52,278        48,497

                      SUMMARY UNAUDITED CONDENSED COMBINED
                         PRO FORMA FINANCIAL INFORMATION

      The following table sets forth summary unaudited condensed combined pro forma financial information of Tower and Jazz after giving effect to the merger. The summary unaudited condensed combined pro forma information is derived from, and should be read in conjunction with, the "TOWER UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS" and related notes included elsewhere in this proxy statement/prospectus. The pro forma adjustments are preliminary, and the unaudited pro forma condensed combined financial statements are not necessarily indicative of the financial position or results of operations that may have actually occurred had the companies been combined for the periods presented or the future financial position or operating results of Tower or Jazz. The merger will be accounted for under the purchase method of accounting. Under the purchase method of accounting, the total purchase price will be allocated to the net tangible and intangible assets acquired and liabilities assumed, based on various estimates of their respective fair values. Tower will determine the estimated fair values of acquired assets and assumed liabilities with the assistance of third party valuation specialists in accordance with SFAS 141. The purchase price allocations set forth in the following unaudited pro forma condensed combined financial statements are based on preliminary valuation estimates of Jazz's tangible and intangible assets. The final valuations, and any interim updated preliminary valuation estimates, may differ materially from these preliminary valuation estimates and, as a result, the final allocation of the purchase price may result in reclassifications of the allocated amounts that are materially different from the purchase price allocations reflected below. Any material change in the valuation estimates and related allocation of the purchase price would materially impact Tower's depreciation and amortization expenses, the unaudited pro forma condensed combined financial statements and Tower's results of operations after the merger.

           PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS DATA

                                                THREE MONTHS ENDED         YEAR ENDED
                                                 MARCH 31, 2008         DECEMBER 31, 2007
                                                     COMBINED               COMBINED
                                                -----------------------------------------
                                                (US$ IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                               (UNAUDITED)
Revenue                                           $     108,437              438,502

Loss from operations                              $     (21,655)            (133,398)

Net loss                                          $     (33,644)            (187,164)

Net loss per common share, basic and diluted      $       (0.21)               (1.22)

Depreciation and amortization                     $      45,779              197,272

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                                AS OF MARCH 31, 2008
                                                      COMBINED
                                                ---------------------
                                                 (US$ IN THOUSANDS)
                                                    (UNAUDITED)

Total assets                                       $   908,303

Total current liabilities                          $   152,379

Total long-term liabilities                        $   694,302

Total stockholders' equity                         $    61,622

                           COMPARATIVE PER SHARE DATA

      The following table sets forth selected historical per share information of Tower and Jazz and unaudited pro forma combined per share information of Tower after giving effect to the merger. You should read this information in conjunction with the selected historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of Tower and related notes that are incorporated into this proxy statement/prospectus by reference and the historical financial statements of Jazz and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information is derived from, and should be read in conjunction with, the "TOWER UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS" and related notes included elsewhere in this proxy statement/prospectus. The historical per share information is derived from the financial statements of Jazz as of and for the fiscal years ended December 28, 2007 and three months ended March 28, 2008 and Tower consolidated financial statements as of and for the fiscal year ended December 31, 2007 and three months ended March 31, 2008.

      The pro forma adjustments are preliminary, and the unaudited pro forma condensed combined financial statements are not necessarily indicative of the financial position or results of operations that may have actually occurred had the companies been combined for the periods presented or the future financial position or operating results of Tower or Jazz.

                                                                 PRO FORMA
                                         TOWER        JAZZ       COMBINED
                                       ---------    ---------    ---------
PERCENTAGE OF SHARES OF COMMON
  STOCK OUTSTANDING UPON
  CONSUMMATION OF THE MERGER                78.5         21.5          100

BOOK VALUE PER SHARE                   $    0.14    $    1.42    $    0.39

LOSS PER SHARE (BASIC AND DILUTED)
  2007                                 $   (1.13)   $   (1.64)   $   (1.22)
  First quarter of 2008                $   (0.24)   $   (0.22)   $   (0.21)

                       SECURITIES MARKET PRICE INFORMATION

MARKET PRICE

TOWER ORDINARY SHARES

     Tower's ordinary shares are listed on the NASDAQ Global Market under the symbol "TSEM" and on the Tel Aviv Stock Exchange in Israel under the same symbol. On August 6, 2008, the most recent trading day practicable before the date of this proxy statement/prospectus, the closing price for the Tower ordinary shares was $0.69 per share on the NASDAQ Global Market and NIS 2.52 per share on the Tel Aviv Stock Exchange.

JAZZ SECURITIES

     Jazz units, which consist of one share of Jazz common stock, par value $0.0001 per share, and two warrants, each to purchase an additional share of Jazz common stock, are listed on the American Stock Exchange under the symbol "JAZ.U." Jazz common stock is listed on the American Stock Exchange under the symbol "JAZ" and commenced trading separately on April 4, 2006. Jazz warrants are listed separately on the American Stock Exchange under the symbol "JAZ.WS" and commenced trading separately on April 4, 2006. Each warrant entitles the holder to purchase from Jazz one share of Jazz common stock at an exercise price of $5.00 commencing March 15, 2007. The warrants will expire at 5:00 p.m., New York City time, on March 15, 2011, or earlier upon redemption. On August 6, 2008, the most recent trading day practicable before the date of this proxy statement/prospectus, the closing price for Jazz's common stock was $1.04 per share, for Jazz's units was $1.00 per unit and for Jazz's warrants was $0.01 per warrant on the American Stock Exchange. As of August 6, 2008, there were 5 holders of record of Jazz's units, 5 holders of record of Jazz's common stock and 1 holder of record of Jazz's warrants.

      The following table sets forth, for the periods indicated, the high and low reported sales prices of Tower's ordinary shares on the NASDAQ Global Market and Tel Aviv Stock Exchange and the high and low reported sales prices of Jazz common stock and the high and low reported closing prices of Jazz warrants and units on the American Stock Exchange.


                                                 JAZZ                                                    TOWER
                       -------------------------------------------------------------   -------------------------------------------
                                                                                         TOWER ORDINARY         TOWER ORDINARY
                       JAZZ COMMON STOCK                          JAZZ WARRANTS ON      SHARES ON NASDAQ      SHARES ON TEL AVIV
                            ON AMEX         JAZZ UNITS ON AMEX          AMEX             GLOBAL MARKET          STOCK EXCHANGE
                       ------------------   ------------------   -------------------   ------------------   ----------------------
      PERIOD           HIGH ($)   LOW ($)   HIGH ($)   LOW ($)   HIGH ($)    LOW ($)   HIGH ($)   LOW ($)   HIGH (NIS)   LOW (NIS)
-------------------    --------   -------   --------   -------   --------    -------   --------   -------   ----------   ---------
  Last Six Months:
------------------
     July 2008          1.24       1.00      1.10       1.00       0.02        0.01      0.86      0.66        2.80        2.35
     June 2008          1.40       1.16      1.32       1.20       0.05        0.02      0.98      0.81        3.18        2.75
      May 2008          1.63       0.59      1.48       0.61       0.04        0.01      1.25      0.84        4.13        2.9
     April 2008         0.68       0.55      0.65       0.53       0.02        0.01      1.07      0.83        3.89        2.93
     March 2008         0.96       0.57      0.90       0.63       0.03        0.01      1.06      0.79        3.69        2.63
   February 2008        1.27       0.84      1.55       0.86       0.14        0.03      1.19      1.00        4.28        3.65

Last Nine Quarters:
-------------------
Second quarter 2008     1.63       0.55      1.48       0.53       0.05        0.01      1.25      0.81        4.13        2.75
 First quarter 2008     1.68       0.57      1.80       0.63       0.16        0.00      1.45      0.74        5.50        2.63
Fourth Quarter 2007     3.25       1.33      3.96       1.75       0.47        0.13       1.8      1.35        7.25        5.25
 Third Quarter 2007     3.40       2.00      4.55       3.20       0.70        0.42      1.87      1.20        7.97        5.38
Second Quarter 2007     4.25       2.80      5.76       4.00       0.80        0.45      1.94      1.42        7.63        6.20
 First quarter 2007     5.83       4.06      7.40       5.58       1.00        0.64      2.08      1.64        8.88        7.00
Fourth quarter 2006     5.70       5.40      7.38       6.31       0.83        0.47      2.18      1.41        9.14        6.16
 Third quarter 2006     5.75       5.32      7.10       6.15       0.72        0.40      1.51      1.24        6.69        5.11
Second quarter 2006     5.89       5.35      7.72       6.21       0.90        0.47      1.75      1.22        7.91        6.00

  Last Five Years:
-------------------
        2007            5.83       1.33      7.40       1.75       1.00        0.13      2.08       1.2        8.88        5.25
        2006            5.89       5.32      7.72       6.15       0.90        0.40      2.18      1.22        9.14        5.11
        2005             N/A        N/A       N/A        N/A        N/A         N/A      2.38      0.92       10.30        5.10
        2004             N/A        N/A       N/A        N/A        N/A         N/A     10.80      1.62       46.39        7.70
        2003             N/A        N/A       N/A        N/A        N/A         N/A      7.90      2.16       35.00       10.25

DIVIDEND POLICY

TOWER

      Since 1998, Tower has not declared or paid cash dividends on any of its ordinary shares and has no current intention of paying any cash dividends in the future. The facility agreement that Tower entered into with its banks, as amended, prohibits the payment of dividends.

      The Israel Companies Law also restricts Tower's ability to declare dividends. Tower can only distribute dividends from profits (as defined in the law), provided that there is no reasonable suspicion that the dividend distribution will prevent Tower from meeting its existing and future expected obligations as they come due.

JAZZ

      Jazz has not paid any dividends on its common stock to date and do not intend to pay dividends in the near future. It is Jazz's board of director's current intention to retain all earnings, if any, for use in business operations and, accordingly, Jazz's board of directors does not anticipate declaring any dividends in the foreseeable future. The payment of dividends, if and when paid, will be within the discretion of Jazz's then board of directors and will be contingent upon Jazz's revenues and earnings, if any, capital requirements and general financial condition.

                      RISK FACTORS RELATING TO THE MERGER

      IN ADDITION TO THE OTHER INFORMATION INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE MATTERS ADDRESSED UNDER "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS," YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE DECIDING WHETHER TO VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER. THE FOLLOWING IS ONLY A SUMMARY OF THE RISKS RELATED TO THE MERGER, AND IN ADDITION, YOU SHOULD READ AND CONSIDER THE RISKS ASSOCIATED WITH EACH OF THE BUSINESSES OF TOWER AND JAZZ BECAUSE THESE RISKS WILL RELATE TO THE MERGED COMPANY. CERTAIN OF THE RISKS ASSOCIATED WITH TOWER CAN BE FOUND IN TOWER'S FORM 20-F, WHICH HAS BEEN INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS. YOU SHOULD ALSO CONSIDER THE OTHER INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS AND THE OTHER DOCUMENTS INCORPORATED BY REFERENCE BY TOWER INTO THIS PROXY STATEMENT/PROSPECTUS. SEE "WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF INFORMATION BY REFERENCE."

BECAUSE THE MARKET PRICE OF TOWER ORDINARY SHARES MAY FLUCTUATE, THE VALUE OF TOWER ORDINARY SHARES TO BE ISSUED IN THE MERGER MAY FLUCTUATE.

      Upon completion of the merger, each share of Jazz common stock will be converted into the right to receive 1.8 ordinary shares of Tower. There will be no adjustment to the exchange ratio for changes in the market price of either shares of Jazz common stock or Tower ordinary shares. Accordingly, the market value of the Tower ordinary shares that holders of Jazz common stock will be entitled to receive upon completion of the merger will depend on the market value of the Tower ordinary shares at the time of the completion of the merger and could vary significantly from the market value of Tower ordinary shares on the date of this document or the date of the Jazz special meeting. For example, during the first five months of 2008, the sale price of Tower ordinary shares ranged from a low of $0.74 to a high of $1.45. See "SECURITIES MARKET PRICE INFORMATION."

      Such variations could be the result of changes in the business, operations or prospects of Tower, market assessments of the likelihood that the merger will be completed or the timing of the completion of the merger, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of Tower. Because the completion of the merger will occur after the date of the Jazz special meeting, Jazz stockholders will not know at the time of the Jazz special meeting the market value of the Tower ordinary shares they will receive upon completion of the merger.

THE MERGER IS SUBJECT TO NO INJUNCTION, LEGAL PROCEEDING OR LAW BEING ISSUED, PENDING OR ENACTED PROHIBITING THE CONSUMMATION OF THE MERGER. IF SUCH ACTION IS TAKEN, CONDITIONS MAY BE IMPOSED ON THE PARTIES TO THE MERGER THAT COULD HAVE AN ADVERSE EFFECT ON JAZZ OR TOWER OR COULD CAUSE ABANDONMENT OF THE MERGER.

      Completion of the merger is conditioned upon no injunction having been issued by a court of competent jurisdiction prohibiting the consummation of the merger, no pending legal proceeding by any governmental agency seeking to prohibit the consummation of the merger and no law in effect since the date of the merger agreement that prohibits the consummation of the merger. If such injunction, legal proceeding or law is issued, pending or enacted, there can be no assurance that Jazz and Tower will obtain the necessary consents, orders and approvals or that any conditions imposed on the parties will not have a material adverse effect on the financial condition, business or results of operations of the merged company following the merger or cause the abandonment of the merger by Jazz and Tower. See "THE MERGER AGREEMENT - CONDITIONS TO COMPLETION OF THE MERGER."

ANY DELAY IN COMPLETING THE MERGER MAY SIGNIFICANTLY REDUCE THE BENEFITS EXPECTED TO BE OBTAINED FROM THE MERGER.

      The merger is subject to a number of conditions that are beyond the control of Jazz and Tower and that may prevent, delay or otherwise materially adversely affect its completion. See "THE MERGER AGREEMENT - CONDITIONS TO COMPLETION OF THE MERGER." Tower and Jazz cannot predict whether and when these other conditions will be satisfied. Further, the requirements for obtaining the required clearances and approvals could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger may significantly reduce the synergies and other benefits that Tower and Jazz expect to achieve if they successfully complete the merger within the expected time frame.

THE PENDENCY OF THE MERGER COULD MATERIALLY ADVERSELY AFFECT THE FUTURE BUSINESS AND OPERATIONS OF JAZZ AND TOWER.

      In connection with the pending merger, some customers and strategic partners of each of Jazz and Tower may delay or defer decisions, which could negatively affect revenues, earnings and cash flows of Jazz and Tower, as well as the market prices of shares of Jazz common stock and Tower ordinary shares, regardless of whether the merger is completed.

DIRECTORS AND EXECUTIVE OFFICERS OF JAZZ MAY BE DEEMED TO HAVE POTENTIAL CONFLICTS OF INTEREST IN RECOMMENDING THAT YOU VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

      Executive officers of Jazz negotiated the terms of the merger agreement and the Jazz board of directors unanimously approved the merger agreement and unanimously recommend that you vote in favor of the adoption of the merger agreement and approval of the merger. These directors and executive officers may have interests in the merger that are different from, or in addition to, or in conflict with, yours. These interests include the continued employment of certain executive officers of Jazz, and the indemnification of former Jazz directors and officers by the merged company and change-of-control severance agreements with several Jazz executive officers. You should be aware of these interests when you consider the Jazz board of directors' recommendation that you vote in favor of the proposal to adopt the merger agreement and approve the merger. Additionally, the exercise of Jazz's directors' and officers' discretion in agreeing to changes or waivers in the terms of the merger may result in a conflict of interest when determining whether such changes or waivers are appropriate and in Jazz's stockholders' best interest. For a discussion of the interests of directors and executive officers in the merger, see "THE MERGER - INTERESTS OF JAZZ'S DIRECTORS AND OFFICERS IN THE MERGER."

THE MERGER AGREEMENT RESTRICTS JAZZ'S ABILITY TO PURSUE ALTERNATIVES TO THE MERGER AND REQUIRES JAZZ TO PAY A TERMINATION FEE UNDER CERTAIN CIRCUMSTANCES.

      The merger agreement prohibits Jazz from soliciting, initiating, encouraging or facilitating certain alternative acquisition proposals with any third party, subject to exceptions set forth in the merger agreement. The merger agreement also provides for the payment by Jazz of a termination fee if the merger agreement is terminated in certain circumstances in connection with a competing third-party acquisition proposal for one of the companies, and in certain other circumstances as well. See "THE MERGER AGREEMENT - NO SOLICITATION OF TRANSACTIONS; BOARD RECOMMENDATION." These provisions limit Jazz's ability to pursue offers from third parties that could result in greater value to the Jazz stockholders. The obligation to make the termination fee payment also may discourage a third party from pursuing an alternative acquisition proposal. If the merger is terminated and Jazz determines to seek another business combination, Jazz cannot assure you that it will be able to negotiate a transaction with another company on terms comparable to the terms of the merger, or that it will avoid incurrence of any fees associated with the termination of the merger agreement. See "THE MERGER AGREEMENT - EXPENSES; TERMINATION FEE."

TOWER WILL ISSUE A SUBSTANTIAL NUMBER OF ORDINARY SHARES IN CONNECTION WITH THE MERGER TO JAZZ'S COMMON STOCKHOLDERS, WHICH WILL BE AVAILABLE FOR SALE IN THE FUTURE. THIS MAY CAUSE A DECLINE IN THE MARKET PRICE OF TOWER'S ORDINARY SHARES. FURTHERMORE, JAZZ'S OPTIONS OR WARRANTS MAY BE EXERCISED, AND ITS CONVERTIBLE NOTES CONVERTED, INTO TOWER ORDINARY SHARES FOLLOWING THE MERGER, WHICH MAY CAUSE A FURTHER DECLINE IN THE MARKET PRICE OF TOWER'S ORDINARY SHARES.

      Pursuant to the merger agreement, Tower will issue ordinary shares to Jazz's common stockholders as consideration for their common stock in Jazz. In addition, pursuant to the merger agreement Jazz's outstanding options and warrants will be exercisable to purchase the applicable amount of Tower ordinary shares. See "THE MERGER AGREEMENT - MERGER CONSIDERATION." Furthermore, Jazz's convertible notes will become convertible into Tower ordinary shares following the merger.

      As a result, the number of shares available for sale will increase immediately upon consummation of the merger agreement as shares underlying the warrants, options and convertible notes are issued upon their exercise or conversion. Increases in the number of freely tradable shares may adversely impact the market price of Tower's ordinary shares.

      The sale, or even the possibility of sale, of the ordinary shares or the shares underlying the Jazz warrants, options and convertible notes could have an adverse effect on the market price for Tower's securities or on its ability to obtain future public financing. If and to the extent these options or warrants are exercised, or the convertible notes are converted, you may experience dilution to your holdings.

THE MERGER AGREEMENT RESTRICTS JAZZ'S ABILITY TO PURSUE ALTERNATIVES TO THE MERGER AND REQUIRES JAZZ TO PAY A TERMINATION FEE UNDER CERTAIN CIRCUMSTANCES.

      The merger agreement prohibits Jazz from soliciting, initiating, encouraging or facilitating certain alternative acquisition proposals with any third party, subject to exceptions set forth in the merger agreement. The merger agreement also provides for the payment by Jazz of a termination fee if the merger agreement is terminated in certain circumstances in connection with a competing third-party acquisition proposal for one of the companies. See "THE MERGER AGREEMENT - NO SOLICITATION OF TRANSACTIONS; BOARD RECOMMENDATION." These provisions limit Jazz's ability to pursue offers from third parties that could result in greater value to the Jazz stockholders. The obligation to make the termination fee payment also may discourage a third party from pursuing an alternative acquisition proposal. If the merger is terminated and Jazz determines to seek another business combination, Jazz cannot assure you that it will be able to negotiate a transaction with another company on terms comparable to the terms of the merger, or that it will avoid incurrence of any fees associated with the termination of the merger agreement. See "THE MERGER AGREEMENT - EXPENSES;TERMINATION FEE."

TOWER COULD BE A PASSIVE FOREIGN INVESTMENT COMPANY FOR U.S. FEDERAL TAX PURPOSES WHICH MAY NEGATIVELY AFFECT U.S. HOLDERS OF TOWER ORDINARY SHARES.

      It is possible that Tower could be a passive foreign investment company, or PFIC. Generally, a foreign corporation will be a passive foreign investment company, or PFIC, if in any taxable year either: (i) 75% or more of its GROSS INCOME consists of passive income; or (ii) 50% or more of the value of its assets is attributable to assets that produce, or are held for the production of, passive income. Tower could be a PFIC based on the gross income test if, for example, it earned a small gross loss from the sale of integrated circuits but had gross income after taking into account its interest income. If Tower meets either test in a taxable year, ordinary shares of Tower held by a U.S. holder in that year will generally be treated as PFIC shares for that year and for all subsequent years. If Tower were a PFIC, gain realized by the U.S. holder from the sale of Tower ordinary shares would be taxed as ordinary income, as opposed to capital gain, and subject to an interest charge. Certain elections may be available to a U.S. holder to reduce or eliminate these adverse tax consequences.

      The PFIC rules are complex. A U.S. holder is encouraged to consult his or her U.S. tax advisor to determine the tax consequences of holding and disposing of PFIC shares and the U.S. tax elections that may be available to the U.S. holder.

THE MERGED COMPANY MAY FAIL TO REALIZE THE ANTICIPATED COST SAVINGS, REVENUE ENHANCEMENTS AND OTHER BENEFITS EXPECTED FROM THE MERGER, WHICH COULD ADVERSELY AFFECT THE VALUE OF TOWER ORDINARY SHARES AFTER THE MERGER.

      Tower and Jazz entered into the merger agreement with the expectation that the merger is expected to create opportunities to achieve cost savings and revenue synergies and to achieve other synergistic benefits. Delays encountered by the merged company in the transition process could have a material adverse effect on the revenues, expenses, operating results and financial condition of the merged company. Although Tower and Jazz expect significant benefits to result from the merger, there can be no assurance that the merged company will actually realize these anticipated benefits.

      The value of Tower ordinary shares following completion of the merger may be affected by the ability of the merged company to achieve the benefits expected to result from completion of the merger. Achieving the benefits of the merger will depend in part upon meeting the challenges inherent in the successful combination and integration of business enterprises of the size and scope of Tower and Jazz and the possible resulting diversion of management attention for an extended period of time. There can be no assurance that the merged company will meet these challenges and that such diversion will not negatively affect Tower's operations following the merger.

UNCERTAINTIES ASSOCIATED WITH THE MERGER MAY CAUSE KEY EMPLOYEES TO RESIGN AND MAY OTHERWISE MATERIALLY ADVERSELY AFFECT THE FUTURE BUSINESS AND OPERATIONS OF TOWER AND JAZZ.

      The merged company's success after the merger will depend in part upon the ability of the merged company to retain key employees of Tower and Jazz. Competition for qualified personnel can be intense. Current and prospective employees of Tower and Jazz may experience uncertainty about their post-merger roles with the merged company following the merger. This may materially adversely affect the ability of each of Tower and Jazz to attract and retain key management, sales, marketing, technical and other personnel. In addition, key employees may depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the merged company following the merger. Accordingly, no assurance can be given that the merged company will be able to attract or retain key employees of Tower and Jazz to the same extent that those companies have been able to attract or retain their own employees in the past.

      Technological innovation is important to the merged company's success and depends, to a significant degree, on the work of technically skilled employees. Competition for the services of these types of employees is vigorous. Neither Tower nor Jazz can provide assurance that the merged company will be able to attract and retain these employees following the merger. If, following the merger, the merged company is unable to attract and retain technically skilled employees, the competitive position of the merged company could be materially adversely affected.

TOWER AND JAZZ EACH HAVE A LARGE AMOUNT OF DEBT WHICH COULD HAVE SIGNIFICANT NEGATIVE CONSEQUENCES.

      Each of Tower and Jazz have a large amount of debt, which could have significant negative consequences. The indebtedness of Tower as of March 31, 2008 (including convertible debt) is approximately $595 million and Jazz's indebtedness as of March 28, 2008 (including convertible debt) is approximately $138 million and this indebtedness could have significant negative consequences, including:

      o requiring the dedication of a substantial portion of each company's expected cash flow from operations to service its indebtedness;

      o increasing each company's vulnerability to general adverse economic and industry conditions;

      o     limiting each company's ability to obtain additional financing;

      o limiting each company's flexibility in planning for, or reacting to, changes in its business and the industry in which they compete;

      o placing each company's at a competitive disadvantage to less leveraged competitors and competitors that have better access to capital resources; and/or

      o affecting each company's ability to make interest payments and other required debt service its indebtedness.

THE TRADING PRICE OF TOWER ORDINARY SHARES MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING THE PRICE OF JAZZ COMMON STOCK.

      Upon completion of the merger, holders of Jazz common stock will become holders of Tower ordinary shares. The results of operations of the merged company, as well as the trading price of Tower ordinary shares after the merger, may be affected by factors different from those currently affecting Jazz's results of operations and the trading price of Jazz common stock. For a discussion of the businesses of Tower and Jazz and of certain factors to consider in connection with those businesses, see "INFORMATION ABOUT JAZZ" included elsewhere in this proxy statement/prospectus, and the information contained in Tower's Form 20-F and other public filings which are incorporated by reference in this proxy statement/prospectus and referred to under "WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF INFORMATION BY REFERENCE."

TOWER IS A FOREIGN PRIVATE ISSUER UNDER THE RULES AND REGULATIONS OF THE SEC AND, THUS, IS EXEMPT FROM A NUMBER OF RULES UNDER THE EXCHANGE ACT AND IS PERMITTED TO FILE LESS INFORMATION WITH THE SEC THAN A COMPANY INCORPORATED IN THE UNITED STATES.

      As a foreign private issuer under the Exchange Act, Tower is exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations. Moreover, Tower is not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies with securities registered under the Exchange Act; and is not required to comply with Regulation FD, which imposes certain restrictions on the selective disclosure of material information. In addition, Tower's officers, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Tower ordinary shares. Accordingly, after the merger, if you continue to hold Tower ordinary shares, you may receive less information about the merged company than you currently receive about Jazz, and be afforded less protection under the U.S. federal securities laws than you are currently afforded. If the merged company loses its status as a foreign private issuer, it will no longer be exempt from such rules and, among other things, will be required to file periodic reports and financial statements as if it were a company incorporated in the United States. The costs incurred in fulfilling these additional regulatory requirements could be substantial.

IF THE MERGER'S BENEFITS DO NOT MEET THE EXPECTATIONS OF FINANCIAL OR INDUSTRY ANALYSTS, THE MARKET PRICE OF TOWER'S SECURITIES MAY DECLINE.

      The market price of Tower's securities may decline as a result of the merger if:

      o Tower does not achieve the perceived benefits of the merger as rapidly as, or to the extent anticipated by, financial or industry analysts; or

      o the effect of the merger on Tower's financial results is not consistent with the expectations of financial or industry analysts.

THE MERGED COMPANY WILL OPERATE IN A HIGHLY COMPETITIVE INDUSTRY WITH MANY PARTICIPANTS. ITS FAILURE TO COMPETE EFFECTIVELY WILL HARM ITS BUSINESS.

      The merged company will operate in a highly competitive environment in each of its businesses, competing on the basis of process offerings, technical capabilities, quality, service and pricing. Competition for customers is particularly intense and increasingly focused on price. The merged company will offer existing and prospective customers many benefits in addition to competitive pricing, including strong, technologically-advanced specialty process offerings; however, in some situations, it may not be able to compete effectively if purchasing decisions are based solely on the lowest price.

     The merged company will have a number of competitors, many of which currently compete with Tower, Jazz or both and some of which are very large, with substantial technological and financial resources. Some of these competitors have very low cost structures, support from governments in their home countries, or both. In addition, new competitors may enter the industry. We cannot assure you that the merged company will be able to compete successfully with these companies. Competitors may be able to offer lower prices, a more attractive mix of process technologies and lithographies, or other incentives that the merged company cannot or will not match or offer. These competitors may be in a stronger position to respond quickly to new or emerging technologies and may be able to undertake more extensive capital expenditure programs, adopt more aggressive pricing policies and make more attractive offers to customers, prospective customers, employees and strategic partners. The inability of the merged company to effectively compete could have a material adverse effect on the business of the merged company.

IF THE MERGED COMPANY FAILS TO KEEP PACE WITH TECHNOLOGICAL ADVANCES IN THE INDUSTRY, OR IF IT PURSUES TECHNOLOGIES THAT DO NOT BECOME COMMERCIALLY ACCEPTED, CUSTOMERS MAY NOT USE ITS SERVICES.

      The semiconductor manufacturing industry uses numerous and varied manufacturing process technologies and large semiconductor manufactures often invest substantially in new process technologies and smaller lithographies. The industry also demands frequent and, at times, significant manufacturing process technology upgrades. Furthermore, enhancing the merged company's revenues requires that it develop and maintain leading semiconductor equipment. The merged company will not have the resources to invest in all of these existing and potential technologies. As a result, the merged company will concentrate its resources on those specialized process technologies that it believes the merged company has or will achieve substantial market share and in which the merged company will have appropriate technical expertise. However, the merged company's choices for specialized process technologies may prove incorrect if there is insufficient customer demand for those process technologies or if the merged company cannot provide foundry services in those process technologies at competitive prices. The merged company's revenues and operating results will depend to a significant extent on its ability to maintain a process technology portfolio and foundry service capability that is attractive to its customers and to continue to introduce new process technologies successfully and on a timely basis.

A SMALL NUMBER OF THE MERGED COMPANY'S CUSTOMERS WILL ACCOUNT FOR A SUBSTANTIAL PORTION OF ITS REVENUES. THE LOSS OF ONE OR MORE KEY CUSTOMERS OR REDUCED SPENDING OF THESE CUSTOMERS COULD SIGNIFICANTLY REDUCE THE MERGED COMPANY'S REVENUES, PROFITABILITY AND CASH FLOW.

      A small number of large customers will account for a substantial portion of the merged company's revenues. In addition, Tower's and Jazz's existing customers are typically not obligated to purchase a certain amount over any period of time from Tower or Jazz and may have the right to reduce, delay or even cancel previous orders. The merged company, therefore, will have difficulty projecting future revenues from existing customers with certainty. Although historically Tower's and Jazz's customers have not made sudden supplier changes, the merged company's customers could vary, as Tower's and Jazz's customers have varied, their purchases from period to period, sometimes significantly. Combined with its reliance on a small number of large customers, this could have an adverse effect on the merged company's revenues, profitability and cash flow.

THE MERGED COMPANY'S CONCENTRATION OF BUSINESS IN THE SEMICONDUCTOR INDUSTRY WILL MAKE IT EXTREMELY VULNERABLE TO CYCLICAL DOWNTURNS IN THAT INDUSTRY, AND ITS BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS MAY SUFFER IN FUTURE DOWNTURNS.

      The semiconductor industry is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving standards, short product life-cycles and fluctuations in product supply and demand. The industry has experienced significant downturns, often in connection with, or in anticipation of, maturing product cycles of both semiconductor companies' and their customers' products and declines in general economic conditions. These downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices. Merged company's concentration of business in the semiconductor industry will make it extremely vulnerable to cyclical downturns in that industry. Merged company may not be able to manage these downturns. Any future downturns of this nature could have a material negative impact on merged company's business, financial condition and results of operations.

THE BUSINESS OF THE MERGED COMPANY WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH, AND THE MERGED COMPANY MAY REQUIRE ADDITIONAL SOURCES OF FUNDS IF ITS SOURCES OF LIQUIDITY ARE UNAVAILABLE OR INSUFFICIENT TO FUND ITS OPERATIONS.

     The working capital requirements and cash flows of Tower and Jazz have historically been, and the working capital requirements and cash flows of the merged company are expected to continue to be, subject to quarterly and yearly fluctuations, depending on a number of factors. If the merged company is unable to manage fluctuations in cash flow, its business, operating results and financial condition may be materially adversely affected. Factors which could lead the merged company to suffer cash flow fluctuations include:

      o     the level of sales;

      o     the collection of receivables;

      o     the timing and size of capital expenditures; and

      o     the servicing of financing obligations.


     In order to finance its business, Jazz and Tower expect the merged company to use available cash and investments and existing credit facilities and to access the public and private capital markets to raise additional capital or secure additional sources of funding if required.

     Neither Tower nor Jazz can provide any assurance that such funding will be available on terms satisfactory to the merged company. If the merged company were to incur higher levels of debt, this would require a larger portion of its operating cash flow to be used to pay principal and interest on its indebtedness. The increased use of cash to pay indebtedness could leave the merged company with insufficient funds to finance its operating activities and capital expenditures, which could have a material adverse effect on the merged company's business. If the merged company were to access the public or private capital markets to raise additional capital or secure additional sources of funding you may experience dilution to your holdings.

     As noted below under "TOWER RECENT DEVELOPMENTS - ADVANCED NEGOTIATIONS FOR RESTRUCTURING OF DEBT AND INVESTMENT", Tower is currently negotiating a restructuring arrangement with its banks and Israel Corporation Ltd. which, if completed, is expected to include an investment in Tower by Israel Corporation Ltd. There can be no assurance that any such agreement will be concluded.


THE MERGED COMPANY WILL HAVE SIGNIFICANT INTERNATIONAL OPERATIONS AND A SIGNIFICANT AMOUNT OF THE MERGED COMPANY'S SALES WILL BE MADE OUTSIDE THE UNITED STATES.

      The merged company's international operations will be subject to a variety of risks arising out of currency exchange rates, the economy, the political outlook and the language and cultural barriers in countries where it has operations or does business.

THE MERGED COMPANY'S EXPOSURE TO CURRENCY EXCHANGE FLUCTUATIONS MAY INCREASE ITS COST OF OPERATIONS.

      Since the merged company will conduct operations throughout the world, a substantial portion of its assets, liabilities, revenues and expenses will be denominated in various currencies other than the U.S. dollar. Because the merged company's financial statements will be denominated in U.S. dollar, fluctuations in currency exchange rates, especially the U.S. dollar against the New Israeli Shekels, or NIS, could have a material impact on the merged company's reported results. Almost all of the merged company's cash generated from operations and financing and investing activities will be denominated in US dollars and NIS. The merged company's expenses and costs will be denominated in NIS, US dollars, Japanese Yen and Euros. The merged company will be, therefore, exposed to the risk of currency exchange rate fluctuations.

      Specifically, the recent devaluation of the US dollar in relation to the NIS increased the merged company's dollar expenses related to the merged company's NIS denominated debentures and its NIS denominated expenses.

      Tower regularly engages in various hedging strategies to reduce its exposure to some, but not all, of these risks and intend to continue to do so after the merger in the future. However, despite any such hedging activity, the merged company is likely to remain exposed to interest rate and exchange rate fluctuations and inflation, which may increase the cost of the merged company's operating and financing activities.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      This proxy statement/prospectus, including information included or incorporated by reference in this proxy statement/prospectus, may contain certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements concerning Tower's proposed merger with Jazz. Generally, the words "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions identify forward-looking statements and any statements regarding the benefits of the merger, or Tower's or Jazz's future financial condition, results of operations and business are also forward-looking statements. Without limiting the generality of the preceding sentence, certain statements contained in the sections "THE MERGER - BACKGROUND OF THE MERGER," "THE MERGER - TOWER'S REASONS FOR THE MERGER," "THE MERGER - JAZZ'S REASONS FOR THE MERGER," AND "THE MERGER - RECOMMENDATION OF JAZZ BOARD OF DIRECTORS" constitute forward-looking statements.

      These forward-looking statements involve certain risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors:

      o the ability to complete the merger or whether the completion may be delayed;

      o     costs related to the proposed merger;

      o difficulties and delays in obtaining regulatory approvals for the merger;

      o expected benefits and the difficulties and delays in achieving synergies and cost savings associated with the merger;

      o potential difficulties in meeting conditions set forth in the merger agreement;

      o ability to implement or realize or success relating to integration strategies;

      o     fluctuations in the semiconductor industry;

      o prior to or after the completion of the merger, the businesses of the companies may suffer due to uncertainty, as well as other risks applicable to both Tower's and Jazz's business;

      o     continued compliance with government regulations;

      o the extent to which the foundry services offered by Tower and Jazz are demanded by the market;

      o     the actual number of customer orders received by the companies;

      o     cancellations, rescheduling or delays in product shipments;

      o     delays in developing and commercializing new process technologies;

      o     variations in manufacturing yields;

      o     fluctuations in customer demand;

      o     lengthy sales and qualification cycles;

      o     competition in the industry in which Tower or Jazz does business;

      o timing of approval and market acceptance of new process technologies;

      o     Tower and Jazz's business strategy and plans;

      o     exchange rate fluctuations;

      o     variability of interest rates;

      o     wafer selling price pressure;

      o     ability to finance or make payments on debt;

      o     availability of financing sources;

      o     availability of government funding;

      o     general economic conditions; and

      o     political, economic and military conditions in Israel.

      Any forward-looking statements in this proxy statement/prospectus are not guarantees of future performance, and actual results, developments and business decisions may differ from those contemplated by those forward-looking statements, possibly materially. Except as otherwise required by applicable law, Tower and Jazz disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section.

      Additional discussions of risks and uncertainties that may affect the accuracy of forward-looking statements included in proxy statement/prospectus or which may otherwise affect Tower's business is included under the heading "RISK FACTORS" in Tower's filings on Forms 20-F and 6-K, which are incorporated by reference into this proxy statement/prospectus. See "WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF INFORMATION BY REFERENCE."

                            TOWER RECENT DEVELOPMENTS

ADVANCED NEGOTIATIONS FOR RESTRUCTURING OF DEBT AND INVESTMENT

     Tower is currently negotiating a restructuring arrangement with its banks and Israel Corporation Ltd. which would include a substantial reduction in the level of Tower's indebtedness to its banks and Israel Corporation Ltd., deferrals of remaining principal and interest, and a waiver from compliance with financial covenants for an extended period of time. This arrangement, when completed, will include an investment in Tower by Israel Corporation Ltd. Tower expects that these negotiations, currently in an advanced stage, will result in an improved balance sheet and reduced level of debt. There can be no assurance that an agreement will be concluded.

     Additional discussions of related risks and uncertainties which may affect Tower's business are included under the heading "RISK FACTORS - RISKS AFFECTING OUR BUSINESS" in Tower's Form 20-F filed with the SEC on June 18, 2008 and which are incorporated by reference into this proxy statement/prospectus. See "WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF INFORMATION BY REFERENCE."

NASDAQ NOTIFICATION REGARDING MINIMUM BID PRICE

     On July 18, 2008, Tower issued a press release reporting that it had received a Nasdaq Staff Deficiency Letter on July 15, 2008 regarding its failure to comply with a minimum bid price requirement for continued listing on the Nasdaq Global Market, a copy of which was furnished to the SEC on Form 6-K on July 18, 2008 and which is incorporated by reference into this proxy statement/prospectus.

ELECTION OF BOARD MEMBER AND RESIGNATION OF BOARD MEMBER

     At a special meeting of Tower's stockholders held on August 7, 2008, Tower's stockholders elected Mr. Alex Kornhauser as a director to Tower's board of directors. On August 7, 2008, a member of Tower's board of directors, Mr. Miin Wu, resigned from Tower's board.

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                    THE JAZZ SPECIAL MEETING OF STOCKHOLDERS

DATE, TIME AND PLACE

      This proxy statement/prospectus is being furnished in connection with the solicitation of proxies by the board of directors of Jazz for the special meeting of our stockholders to be held at 10:00 a.m. Pacific time, on September 17, 2008 at 4321 Jamboree Road, Newport Beach, California 92660. This proxy statement, the attached notice of the special meeting and the accompanying proxy card are first being sent or given to our stockholders on or about August 12, 2008.

MATTERS TO BE CONSIDERED AT THE JAZZ STOCKHOLDERS' MEETING

      The purposes of the Jazz stockholders' meeting are to vote upon a proposal to approve and adopt the merger agreement and approve the merger, and to vote upon any proposal by Jazz to adjourn or postpone the special meeting if determined to be necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement and approve the merger.

      The Jazz board of directors unanimously recommends that Jazz stockholders vote "FOR" approval and adoption of the merger agreement and approval of the merger and "FOR" approval of any proposal by Jazz to adjourn or postpone the special meeting if determined to be necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. The Jazz board of directors has unanimously determined that the merger and the transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, Jazz and its stockholders and has approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. See "THE MERGER - JAZZ'S REASONS FOR THE MERGER" and "THE MERGER - RECOMMENDATION OF THE JAZZ BOARD OF DIRECTORS."

STOCKHOLDERS ENTITLED TO VOTE

     You are entitled to notice of, and may vote at, the special meeting if you were the record holder of our common stock as of the close of business on August 8, 2008, the record date for the special meeting. As of the close of business on the record date, there were 19,031,276 shares of our common stock outstanding, held by 5 stockholders of record.

QUORUM

      A quorum of Jazz stockholders is necessary to hold a valid meeting. A quorum will be present at the Jazz special meeting if a majority of Jazz's outstanding shares of common stock entitled to vote at the special meeting are represented in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

VOTE REQUIRED

      The affirmative vote of the holders of a majority of Jazz's common stock outstanding on the record date for the special meeting is required to approve and adopt the merger agreement and approve the merger. The affirmative vote of the holders of a majority of shares present and entitled to vote either in person or by proxy at the special meeting would be needed for approval of any proposal by Jazz to adjourn or postpone the special meeting if determined to be necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. Jazz's issued and outstanding warrants, options and convertible notes do not have voting rights and securities represented by Jazz's warrants, options or convertible notes, which have not been exercised into Jazz common stock prior to or on the record date, will not be entitled to vote at the special meeting.

VOTING RIGHTS


     As of the record date, there were 19,031,276 shares of Jazz common stock issued and outstanding, each of which entitles its holder to one vote. Jazz options, warrants and convertible notes which remain unexercised or unconverted do not have voting rights and the holders thereof will not be entitled to vote at the special meeting.


VOTING YOUR SHARES

      STOCKHOLDER OF RECORD: SHARES REGISTERED IN YOUR NAME. If on August 8, 2008 your shares of Jazz common stock were registered directly in your name with Jazz's transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record for purposes of the special meeting. If you are a stockholder of record, you may vote in person at the special meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the special meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the special meeting and vote in person even if you have already voted by proxy. You may vote by proxy in any of the following ways:

      o INTERNET. You may vote by proxy over the Internet by going to the website listed on your proxy card. Once at the website, follow the instructions to vote your proxy.

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

      o TELEPHONE. You may vote by proxy using the toll-free number listed on your proxy card. Voice prompts will help you and confirm that your voting instructions have been followed.

      o MAIL. You may vote by proxy by signing, dating and returning your proxy card in the pre-addressed postage-paid envelope provided.

      All shares entitled to vote and represented by properly completed proxies received prior to the Jazz special meeting, and not revoked, will be voted at the Jazz special meeting as instructed on the proxies. IF YOU SIGN YOUR PROXY BUT DO NOT INDICATE HOW YOUR SHARES OF JAZZ COMMON STOCK SHOULD BE VOTED ON A MATTER, THE SHARES REPRESENTED BY YOUR PROPERLY COMPLETED PROXY WILL BE VOTED AS THE JAZZ BOARD OF DIRECTORS RECOMMENDS AND THEREFORE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER, AND "FOR" A PROPOSAL TO ADJOURN OR POSTPONE THE MEETING IF DETERMINED BY THE PROXY HOLDERS TO BE NECESSARY OR APPROPRIATE TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE THE MERGER AGREEMENT.

      The method by which you vote by proxy will in no way limit your right to vote at the Jazz special meeting if you later decide to attend the meeting in person.

      BENEFICIAL OWNER: SHARES REGISTERED IN THE NAME OF A BROKER OR BANK. If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Jazz's transfer agent. Simply complete and mail the proxy card in accordance with the voting instructions provided by your broker, bank or other agent, or follow the instructions for voting in any other manner as provided by your broker, bank or other agent, to ensure that your vote is counted. To vote in person at the special meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker or bank to request a proxy form.

      Your broker will vote your shares of Jazz common stock only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares of Jazz common stock will be a broker "non-vote," which will have the effect of a vote against the approval and adoption of the merger agreement and approval of the merger.

RECEIPT OF MULTIPLE PROXY CARDS

      If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

REVOKING YOUR PROXY AND CHANGING YOUR VOTE

      If you are a record holder of our common stock and you vote by proxy, you may revoke your proxy or change your voting instructions at any time before your proxy is exercised:

      o If you mailed a proxy card, by timely mailing another proxy card with a later date;

      o If you voted by telephone or on the internet, by calling the same telephone number or following the instructions on the internet;

      o By timely notifying Jazz in writing before the special meeting that you have revoked your proxy; or

      o By attending the special meeting, revoking your proxy and voting in person.

      If your shares are held in "street name," consult your broker for instructions on how to revoke your proxy or change your vote.

ABSTENTIONS AND BROKER NON-VOTES

      An abstention or failure to vote by a Jazz stockholder will have the effect of a vote against the approval and adoption of the merger agreement and approval of the merger. An abstention by a Jazz stockholder will have the effect of a vote against any proposal to adjourn or postpone the special meeting if determined to be necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. A failure to vote will have no effect with respect to any proposal to adjourn or postpone the special meeting.

      If your broker holds your shares in its name and you do not give the broker voting instructions, your broker may not vote your shares. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a "broker non-vote" which will have the effect of a vote against the approval and adoption of the merger agreement and approval of the merger. A "broker non-vote" will have no effect with respect to any proposal to adjourn or postpone the special meeting if determined to be necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

ADJOURNMENT AND POSTPONEMENT

      Either the chairman of the meeting or the stockholders entitled to vote at the meeting, present in person or represented by proxy, have the power to cause the meeting to be adjourned, including for the purpose of soliciting additional proxies, from time to time, without notice other than announcement at the meeting. At an adjourned meeting at which a quorum is present or represented by proxy, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjournment meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the adjourned meeting.

      If you choose to vote by proxy, then the proxy you submit (whether by mail, telephone or internet) will continue to be valid at any adjournment or postponement of the special meeting.

SOLICITATION OF PROXIES

      The proxy accompanying this proxy statement/prospectus is solicited on behalf of the Jazz board of directors for use at the Jazz stockholders' meeting.


      Jazz is soliciting the enclosed proxy on behalf of the board of directors, and will pay all costs of preparing, assembling and mailing the proxy materials. In addition to mailing out proxy materials, Jazz's directors and officers may solicit proxies by telephone or fax, without receiving any additional compensation for their services. Jazz has requested brokers, banks and other fiduciaries to forward proxy materials to the beneficial owners of its stock. Jazz also intends to retain Morrow & Co., Inc., a proxy solicitation firm, to assist in the proxy solicitation process. Jazz expects to pay Morrow & Co., Inc. its customary fee of approximately $6,500 plus $6.50 per solicited stockholder and out-of-pocket expenses


YOU WILL NOT HAVE DISSENTERS' APPRAISAL RIGHTS IN THE MERGER

      You will not have any appraisal rights under the Delaware General Corporation Law, or under Jazz's certificate of incorporation, in connection with the merger, and neither Jazz nor Tower will independently provide you with any such rights.

QUESTIONS ABOUT VOTING

      If you have any questions about how to vote or direct a vote in respect of your Jazz common stock, you may call Jazz's Chief Legal Officer, Mr. Allen R. Grogan at (949) 435-8000. You may also want to consult your financial and other advisors about the vote.

STOCKHOLDER PROPOSALS FOR JAZZ'S 2009 ANNUAL MEETING OF STOCKHOLDERS

      If the merger is not consummated and you wish to include a stockholder proposal in the proxy materials for Jazz's 2009 Annual Meeting of Stockholders, your proposal must be submitted in writing by December 10, 2008, to our Secretary at 4321 Jamboree Road, Newport Beach, California 92660. If you wish to submit a proposal that is not to be included in next year's proxy materials or nominate a director, you must do so by no later than February 6, 2009 and no earlier than January 7, 2009. If the merger is consummated prior to such dates, the foregoing provisions will be inapplicable.

JAZZ STOCK CERTIFICATES

      IF YOU ARE A RECORD HOLDER OF JAZZ COMMON STOCK, PLEASE DO NOT SEND YOUR JAZZ COMMON STOCK CERTIFICATES TO US NOW. AFTER THE EFFECTIVE TIME OF THE MERGER, THE EXCHANGE AGENT WILL MAIL A LETTER OF TRANSMITTAL TO YOU. YOU SHOULD SEND YOUR JAZZ COMMON STOCK CERTIFICATES ONLY IN COMPLIANCE WITH THE INSTRUCTIONS THAT WILL BE PROVIDED IN THE LETTER OF TRANSMITTAL.

      THE MATTERS TO BE CONSIDERED AT THE JAZZ STOCKHOLDERS' MEETING ARE OF GREAT IMPORTANCE TO THE JAZZ STOCKHOLDERS. ACCORDINGLY, JAZZ STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE OR TO VOTE BY TELEPHONE OR VIA THE INTERNET.

                                   THE MERGER

BACKGROUND OF THE MERGER

      The terms of the merger agreement are the result of arm's-length negotiations between representatives of Jazz and Tower. The following is a brief discussion of the background of these negotiations, the merger and related transactions. Jazz's management has no relationship with Tower other than as disclosed herein.

     Prior to the completion of Jazz's acquisition of Jazz Semiconductor, representatives of corporate development departments of Jazz Semiconductor and Tower engaged in preliminary discussions regarding the potential for a strategic transactions, culminating in the execution of a mutual non-disclosure agreement and one meeting between corporate development personnel at Jazz Semiconductor's offices in Newport Beach in March 2007. However, the discussions did not progress because Jazz was then focused on planning the integration of Jazz Semiconductor and because Jazz's corporate development strategy at that time was directed principally toward possible acquisition of additional low cost manufacturing capacity in East Asia. After March 2007, there were no further discussions between Jazz and Tower regarding a possible business combination until February 2008.

     At the time of the acquisition by Jazz of Jazz Semiconductor, Inc., Jazz planned to extend its business into new product segments with potentially higher revenue growth and gross margins and also to expand capacity by acquiring low cost off-shore fabrication capacity. Through these actions, Jazz expected to improve efficiencies while cutting costs. Jazz believes it made substantial progress in improving its operations, reducing costs and achieving positive EBITDA and free cash flow during the eleven months between the closing of the acquisition of Jazz Semiconductor on February 16, 2007 and January 15, 2008, despite an industry-wide slowdown. Despite such improvements, during that period, the trading price of Jazz's common stock fell from $5.19 to $1.50 per share, a drop of approximately 71%. Some of this drop in stock price may be attributable to a general slowdown in the highly cyclical semiconductor industry, but the decline in Jazz's stock price was materially steeper than that of many other semiconductor companies and the Philadelphia Semiconductor Index during the same period. Jazz's declining stock price coupled with its declining cash balance made it difficult for Jazz to execute key strategies by limiting its financing options for expansion and impairing customer and supplier confidence in Jazz.

     By the beginning of 2008, members of Jazz's management were unable to agree on an appropriate strategy to expand Jazz's business and improve its stock price and market liquidity. As a result, in January 2008, Jazz's board of directors directed management to contact several investment banking firms to discuss a potential engagement to assist Jazz in evaluating strategic alternatives to enhance stockholder value. In evaluating these investment banking firms, Jazz considered the firms' respective reputations generally and in the semiconductor industry and in multinational transactions in particular. Ten investment banks submitted proposals. Based on Jazz's evaluation of these proposals, some candidates were eliminated based on potential conflicts of interest and three investment banks were invited to meet telephonically with Jazz's board of directors on January 25, 2008. After extensive discussions, Jazz's board of directors decided to engage UBS Securities LLC, or UBS, as Jazz's exclusive financial advisor in connection with Jazz's review of various strategic alternatives, including, without limitation, a potential sale of stock or assets or a merger, business combination or similar transaction. At that meeting, Jazz's board also considered a non-binding indication of interest received from a private equity fund on January 24, 2008.

      On February 1, 2008, an investment banker contacted Paul Pittman, Jazz's executive vice president and chief financial and administrative officer, and asked if Jazz management would be willing to take a call from Tower to discuss a potential combination.

      At a meeting of Jazz's board of directors on February 5, 2008, the board discussed with UBS certain potential strategic alternatives, including potential merger or business combinations, as well as the state of the semiconductor industry in general. At that meeting, Jazz's board of directors also considered another non-binding indication of interest received from a competitor on February 2, 2008. After extensive discussions, the board decided that Jazz should explore the potential for a merger or business combination beyond the two parties that had submitted non-binding indications of interests. Jazz's board then directed UBS to assist management in identifying additional potential buyers for Jazz.

      In early February, Jazz's management, with the assistance of UBS, identified parties potentially interested in a strategic transaction with Jazz. Beginning in February, in accordance with Jazz's directives, UBS contacted or held discussions with 24 parties regarding a potential acquisition of, or merger with, Jazz. Of these 24 parties, six (including Tower) executed non-disclosure agreements with Jazz.

      On February 7, 2008, a call took place among Russell Ellwanger, Tower's CEO, Rafi Mor, Tower's vice president of business development, Gilbert F. Amelio, Jazz's Chairman and CEO, Mr. Pittman and the investment banker that had previously called Mr. Pittman. During that call, Tower expressed interest in a potential transaction with Jazz and the parties agreed to continue discussions and pursue due diligence.

      On February 7, 2008, Jazz entered into an amendment to the previously existing non-disclosure agreement between Jazz Semiconductor and Tower to facilitate further discussions and allow more detailed due diligence to proceed.

      On February 12, 2008, following questions from customers and suppliers regarding rumors about Jazz exploring strategic options, Jazz publicly announced that it had initiated a review of strategic alternatives and had engaged UBS as its financial advisor to assist in this review.

      A team from Tower and its financial advisor met onsite at Jazz on February 25 and 26, 2008 to conduct due diligence on finance, accounting, operations, R&D and other matters. On March 10, 2008, Jazz's board of directors met telephonically, and UBS updated the board regarding the progress of discussions with potentially interested parties. As of that date, five potentially interested parties had indicated an interest in continuing diligence and discussions, four of which had submitted non-binding indications of interest. The private equity fund that had submitted an earlier non-binding indication of interest indicated that it was unwilling to continue with discussions based on preliminary diligence.

      On March 18, 2008, Jazz provided Tower with a virtual online datasite and made available to the five potentially interested parties a substantial volume of documents relating to Jazz to facilitate the parties' due diligence efforts. Three of these parties also dispatched personnel to conduct detailed diligence onsite at Jazz.

      During March and April 2008, there were subsequent meetings and discussions with the five potentially interested parties, including onsite meetings at Jazz by Tower teams on March 12, 24, 25 and 26, 2008. Dr. Amelio and Mr. Pittman met with Mr. Ellwanger and Dr. Rafi Nave, Tower's chief technology officer, at John Wayne Airport on March 12, 2008. In addition, there were numerous additional telephone calls and emails between representatives of Jazz and representatives of Tower in March, April and May to discuss matters relating to a potential business combination and to further the due diligence process.

      On March 22, 2008, Jazz caused to be provided to the five potentially interested parties a proposed form of merger agreement for their review and consideration.

      Jazz's board of directors met and received another update from UBS regarding the solicitation process on March 24, 2008. On March 28, 2008, the fifth party submitted an initial, non-binding indication of interest.

      On April 2, 2008, Tower submitted a letter to Jazz reaffirming Tower's interest in pursuing a transaction and requesting a period of exclusive negotiations.

      On April 2, 2008, prospective bidders were sent a letter instructing them on the form and timing for submitting proposals for consideration by Jazz's board of directors. In response, on April 11, 2008, one of the five interested parties submitted a letter to Jazz setting forth a proposal for a business combination. On April 15, 2008, Tower submitted a letter to Jazz proposing a stock-for-stock business combination at a price per share of $1.50 for each outstanding share of Jazz common stock, implying an exchange ratio of 1.667 Tower ordinary shares for each outstanding share of Jazz common stock based on the then current price per share of Jazz common stock, together with preliminary comments to the proposed form of merger agreement. Of the remaining three interested parties, two conducted extensive due diligence but all three indicated that they were not willing to proceed with a transaction.

      Between April 15 and April 17, 2008, Tower and Jazz engaged in discussions regarding other key terms of a potential merger, including the amount of any break-up fee to be paid as well as whether Jazz would be willing to enter into a period of exclusive negotiations with Tower.

      On April 17, 2008, Jazz's board of directors met to consider two proposals: the one submitted by Tower on April 15 and the proposal submitted by another party on April 11. At that meeting, the board also heard a presentation from a potential financial buyer that expressed interest in the possibility of a strategic transaction with Jazz, but indicated that it had never financed a technology transaction or a transaction of this size and was not prepared to make any specific proposals or to assure Jazz that it would be able to make a specific proposal in the future. Accordingly, the board decided not to further consider the financial buyer's expression of interest in light of the other proposals. After extensive discussions, Jazz's board of directors determined that the proposal submitted by Tower was the more favorable proposal on the basis that the other proposal, which involved the purchase by Jazz of a non-operational fab facility in exchange for Jazz's common stock, was significantly more dilutive to Jazz's stockholders, would not expand Jazz's business into new product segments, would likely not improve the trading volume and liquidity of Jazz's stock and was subject to greater risk and uncertainty, including significant regulatory approvals and the uncertainty surrounding the proper valuation of the fabrication facility. The board then authorized Jazz's officers to pursue negotiations with Tower regarding a potential transaction and authorized Jazz's officers to enter into an agreement with Tower providing for an exclusive negotiation period of not longer than four weeks.

      On April 17, 2008, at the direction of Jazz's board of directors, Jazz proposed that Tower modify its proposal to reflect a fixed exchange ratio of 1.8 Tower ordinary shares per outstanding share of Jazz common stock. Between April 17 and April 23, 2008, Jazz and Tower engaged in preliminary negotiations regarding other key terms of the proposed merger, including the amount of any termination fees to be paid. On April 23, 2008, Jazz and Tower entered into an agreement wherein Jazz agreed to negotiate exclusively with Tower through May 13, 2008 in an effort to enter into a definitive agreement. The exclusivity agreement allowed Jazz to terminate the exclusivity arrangement if Tower advised Jazz or its representatives of its intention to reduce the proposed exchange ratio below 1.8 Tower ordinary shares for each outstanding share of Jazz's common stock or to increase the proposed termination fee to an amount in excess of $1.2 million, plus reasonable and documented out-of-pocket expenses not to exceed $1.0 million.

      In April, representatives of Jazz engaged in due diligence relating to Tower and Tower's capital structure, finances, business and operations, including onsite visits to Tower's headquarters in Israel on April 8, 2008 by Mr. Pittman and on April 29, 2008 and April 30, 2008 by Andy Chan, Jazz's vice president of corporate development and purchasing, Don Cerney, Jazz's quality director, and Luca Fabbri, an independent consultant engaged by Jazz. Jazz engaged Kost Forer Gabbay and Kasierer in Israel, a member of Ernst & Young Global, to conduct financial and accounting due diligence, and representatives of that firm were also onsite at Tower on April 29 conducting due diligence. Jazz also engaged the Israeli law firm of Meitar Liquornik Geva & Leshem Brandwein to assist with legal due diligence relating to Tower.

      On April 27, 2008, Jazz submitted a revised draft of a merger agreement to Tower for its consideration, reflecting some of the key terms negotiated by the parties, including the exchange ratio and the termination fees. Between late April and mid-May the parties engaged in extensive negotiations and the exchange of multiple drafts of definitive transaction documents. In addition, during this period, there were frequent communications between Jazz, Tower and their respective counsel, including emails regarding the negotiation of transaction terms, due diligence materials and supplemental due diligence requests and drafts of various transaction documents.

      On May 14, 2008, Jazz notified Tower that it was agreeing to extend exclusivity through the end of that day. At Jazz's board of directors meeting that day, UBS discussed with Jazz's board of directors financial aspects of the proposed merger and members of management presented an update on the progress of negotiations with Tower. In addition, Jazz's board of directors reviewed with Dr. Amelio and Mr. Pittman the strategic rationale for the transaction and the potential benefits of the transaction versus alternative strategies. Representatives of Cooley Godward Kronish LLP then reviewed and discussed with the board the terms and conditions of the merger agreement. The board then agreed to authorize the extension of exclusivity with Tower through noon Pacific time on May 19, 2008.

      On May 17, 2008, Jazz's board of directors met to consider the proposed merger agreement with Tower. At that board meeting, representatives of Cooley Godward Kronish LLP again reviewed with the board the terms and conditions of the merger agreement. Also at this meeting, UBS reviewed with Jazz's board of directors UBS' financial analysis of the exchange ratio provided for in the merger and delivered to Jazz's board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated May 17, 2008, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to holders of Jazz common stock. After further discussions regarding the proposed merger, the board unanimously approved the merger agreement and the merger.

      At a Tower board of directors meeting on May 19, 2008, Tower's board of directors unanimously approved the merger agreement and the merger.

      Jazz and Tower signed the merger agreement on May 19, 2008 and publicly announced it through a joint press release issued by Tower.

JAZZ'S REASONS FOR THE MERGER

      Jazz's board of directors believes there are substantial benefits to Jazz's stockholders that can be obtained as a result of the merger. If this merger is completed, Jazz's stockholders will receive an equity interest in a semiconductor company with a broad portfolio of specialty process technologies, operational facilities in the United States and Israel and increased manufacturing capacity. At a meeting held on May 17, 2008, Jazz's board of directors unanimously determined that the merger agreement and the merger were fair to and in the best interest of Jazz and its stockholders and declared the merger to be advisable to its stockholders, approved the merger, the merger agreement and the transactions contemplated by the merger agreement and resolved to recommend the adoption of the merger agreement and the approval of the merger agreement by Jazz's stockholders.

      In evaluating the merger, Jazz's board of directors consulted with Jazz's senior management as well as Jazz's legal counsel, Cooley Godward Kronish LLP, and financial advisor, UBS. Among the matters considered by Jazz's board of directors in its deliberations and in reaching its decision to approve the merger, the merger agreement and the transactions contemplated by the merger agreement and to recommend that Jazz's stockholders also vote to approve and adopt the merger agreement and approve the merger, were the following material factors:

   o  The strategic benefits of the merger, including:

         o The enhanced strategic attractiveness of the merged company relative to Jazz as a standalone entity in light of the current environment in the semiconductor industry;

         o The complementary nature of the respective customer bases and technologies of Jazz and Tower;

         o The potential for the merged company to be an industry leader with a broad portfolio of specialty process technologies;

         o The merged company's global presence and the potential for improved geographic reach and distribution;

         o Significant potential synergies in the merger, including the potential for cost savings and revenue synergies for the merged company, together with the risks associated with achieving these synergies;

         o The likelihood of a successful integration of Jazz's business, operations and workforce with those of Tower and of successful operation of the merged company despite the challenges of such integration;

         o The likelihood that the regulatory approvals needed to complete the transaction will be obtained;

         o The fact that the merger consideration is publicly traded stock, so that the transaction will allow Jazz's stockholders a continuing opportunity to realize value for their investment; and

         o  Greater liquidity and higher trading volume of Tower ordinary stock;

   o  The attractive financial terms of the merger in light of:

         o The current and historical financial condition and results of operations of Jazz and Tower;

         o The historical and current market prices and trading volumes of Jazz's common stock and Tower's ordinary stock;

         o Jazz's knowledge of Tower's business, operations, financial condition, earnings and prospects, taking into account the results of Jazz's due diligence review of Tower;

         o The consideration proposed by Tower represented the highest offer (based on the closing price of Tower's ordinary shares on May 16, 2008 on the Nasdaq Global Market) that Jazz had received for the acquisition of Jazz; and

         o The current and historical market prices of Jazz's common stock, including the fact that at the exchange ratio of 1.8 Tower ordinary shares for each outstanding share of Jazz's common stock represented:

               o a 146% premium over the closing stock price of $0.85 on the last trading day prior to announcing the proposed transaction;

               o a 221% premium over the average closing stock prices over the last 30 trading days prior to announcing the proposed transaction; and

               o a 86% premium over the closing stock price of $1.12 on February 12, 2008, the last trading day prior to Jazz's public announcement of its review of strategic alternatives;

   o Jazz's financial performance and prospects if it remained an independent, publicly traded entity, including:

         o The current environment in the semiconductor industry, including national and regional economic conditions, evolving trends in technology and increasing nationwide and global competition, and the likely effect of these factors on Jazz;

         o The ability of Jazz to execute on its key strategies to acquire additional fab capacity and significantly extend its business into new product segments;

         o The prospects for obtaining the additional financing likely needed to significantly expand capacity or purchase a low-cost fab facility;

         o The current and historic trading multiples of Jazz's common stock and the likelihood that such trading multiples could be sustained over the long term in light of increasing competitive pressures and trends in the businesses in which Jazz competes;

         o The decline in the price per share of Jazz's common stock in the eleven months between the closing of the acquisition of Jazz Semiconductor on February 16, 2007 and January 15, 2008 from $5.19 to $1.50, a drop of approximately 71%, and the further decline of the price per share of Jazz's common stock after Jazz's public announcement of its review of strategic alternatives to $0.75 on the day before the board voted to approve the merger, a drop of more than 85% from the date Jazz closed of the acquisition of Jazz Semiconductor;

         o The low liquidity of Jazz's common stock, coupled with relatively low turnover of Jazz's stock among its largest institutional investors, which the board determined are likely to continue to exert downward pressure on Jazz's stock price; and

         o The impact of Jazz's low stock price on its ability to execute on key strategies by limiting its financing options for expansion and impairing customer and supplier confidence in Jazz;

   o  An assessment of alternatives to the merger, including:

         o The risks and potential rewards of continuing to execute Jazz's business strategy as an independent entity versus the potential for increasing stockholder value through the merger;

         o The prospects to acquire additional low-cost fab capacity in the absence of a strategic transaction; and

         o The potential for alternative strategic transactions, including the alternative transactions considered by the board at the April 17, 2008 board meeting;

   o The opinion of UBS, dated May 17, 2008, to Jazz's board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio provided for in the merger, as more fully described below under the caption "THE MERGER - OPINION OF JAZZ'S FINANCIAL ADVISOR;"

   o  The terms of the merger agreement, including:

         o The limited number and nature of the conditions to Tower's obligation to complete the merger and the limited risk of non-satisfaction of such conditions;

         o The provisions of the merger agreement that allow the board, under certain limited circumstances if the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, to change its recommendation that Jazz's stockholders vote in favor of the adoption of the merger agreement; and

         o The provisions of the merger agreement that allow Jazz, under certain limited circumstances if failure to take such action would reasonably be expected to be inconsistent with the board of directors' or special committee's fiduciary duties under applicable law, to furnish information to and participate in discussions or negotiations with third parties who have made unsolicited proposals;

   o The conclusion of Jazz's board of directors that the termination fee (and the circumstances under which such fee would be payable) was reasonable in light of the benefits of the merger, the process conducted by Jazz with the assistance of Jazz `s management and financial advisor and commercial practice; and

   o Tower's willingness to enter into the merger agreement without having first entered into any agreements or arrangements with the members of Jazz's senior management team with respect to post-closing employment or commitments to vote their shares in favor of the merger.

      Jazz's board of directors also considered and balanced against the potential benefits of the merger a number of risks and uncertainties concerning the merger including the following:

      o The risk that the merger might not be completed in a timely manner or at all, including the risk that the merger will not occur if required regulatory approvals from various governmental authorities may not be obtained;

      o The restrictions on the conduct of Jazz's business prior to completion of the merger, which require Jazz to conduct its business in the ordinary course and prohibit Jazz from taking numerous specified actions without Tower's consent, and the fact that these restrictions might delay or prevent Jazz from undertaking business opportunities that may arise pending completion of the merger;

      o The risk that the announcement of the proposed transaction or the consummation of the merger could adversely affect Jazz's relationships with its customers;

      o The restrictions on Jazz's ability to solicit or engage in discussions or negotiations with a third-party regarding specified transactions involving Jazz and the requirement that Jazz pay Tower a termination fee in order for Jazz to accept a superior proposal;

      o The risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger, and the possibility of management and employee disruption associated with the merger;

      o The possibility of a decrease in the trading price of Tower's ordinary shares between the date of the execution of the merger agreement and the completion of the merger which would lessen the value of the fixed number of Tower ordinary shares issuable in the merger, and that the merger agreement does not provide Jazz with a price-based collar or termination rights to protect against such decreases in the trading price of Tower's ordinary shares;

      o The substantial indebtedness of the companies on a combined basis, which is expected to be more than $700 million (including convertible debt), and the impact of such indebtedness on the merged company's cash flow and ability to obtain additional financing to execute its business strategy; and

      o The other risks and uncertainties relating to Tower's and Jazz's business described in the section entitled "RISK FACTORS RELATING TO THE MERGER" above.

      In view of the variety of factors and the quality and amount of information considered, as well as the complexity of these matters, Jazz's board of directors did not find it practicable to, and did not attempt to, assign relative weights to the above factors or the other factors considered by it. In addition, the board did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the board may have given different weights to different factors.

RECOMMENDATION OF JAZZ'S BOARD OF DIRECTORS

      Based on its consideration of the foregoing factors, the Jazz board of directors has unanimously determined that the merger and the transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, Jazz and its stockholders and has approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. THE JAZZ BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF JAZZ VOTE "FOR" THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER.

      In considering the recommendation of the Jazz board of directors with respect to the merger agreement, Jazz stockholders should be aware that directors and officers of Jazz have certain interests in the merger that are different from, or are in addition to, the interests of Jazz stockholders generally, as discussed below.

INTERESTS OF JAZZ'S DIRECTORS AND OFFICERS IN THE MERGER

      When you consider the recommendation of Jazz's board of directors in favor of adoption of the merger agreement and approval of the merger, you should keep in mind that Jazz's directors and officers have interests in the merger that are different from, or in addition to, your interests as a stockholder.

      Certain executive officers and directors of Jazz have interests in the merger agreement and the merger that are different from and in addition to your interests as a stockholder. These interests exist based on change in control severance agreements between Jazz and certain of its executive officers, as well as certain provisions of the merger agreement itself. The board of directors of Jazz was aware of and considered these interests when it considered and approved the merger agreement and the merger.

      "CHANGE IN CONTROL" SEVERANCE AGREEMENTS. Each of Dr. Amelio and Messrs. Pittman and Grogan are party to a change in control severance agreement with Jazz. Under his change of control severance agreement, Dr. Amelio will receive
2.99 times his annual base salary plus his target bonus, a total of $1,794,000, and 18 months of continued COBRA coverage at an approximate cost of $14,000, if a change of control occurs and he is terminated without cause or he terminates his employment for good reason within one year of the change in control. Similarly, Mr. Pittman will receive twice his annual base salary plus target bonus, a total of $900,000, if a change of control occurs and he is terminated without cause or he terminates his employment for good reason within one year of the change of control. Mr. Grogan will receive twice his annual base salary plus target bonus, a total of $700,000, and 18 months of continued COBRA coverage at an approximate cost of $12,500, if a change of control occurs and he is terminated without cause or he terminates his employment for good reason within one year of the change in control. In addition, if Dr. Amelio and Messrs. Pittman and Grogan are terminated without cause or they terminate their employment for good reason within one year of a change in control, all stock options grants or similar equity arrangements that are otherwise subject to vesting over a period of 48 months following the termination will immediately accelerate and vest. Pursuant to the merger agreement, Tower has agreed to cause the surviving corporation to assume the obligations under the change of control severance agreements to which Jazz is a party. The consummation of the merger will constitute a change in control for purposes of these change in control severance agreements.

      CONTINUED DIRECTOR AND OFFICER INDEMNIFICATION. Jazz has entered into indemnification agreements with certain officers and directors which provide, among other things, that Jazz will indemnify such officer or director under the circumstances and to the extent provided for therein, for expenses, judgments, fines, penalties and settlements he or she may be required to pay in third-party actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent, and otherwise to the fullest extent permitted under Delaware law and Jazz's bylaws. Pursuant to the merger agreement, as of the completion of the merger and thereafter, Tower has agreed to, and is required to cause the surviving corporation to, (i) for six years, fulfill the obligations under the existing indemnification agreements and in Jazz's certificate of incorporation and bylaws for claims arising from acts or omissions as directors and/or officers that occurred on or prior to the completion of the merger, (ii) not amend the provisions regarding the indemnification of officers and directors in the surviving corporation's organizational documents so as to adversely affect the rights of certain Jazz officers and directors and (iii) for six years, maintain the current level of directors' and officers' liability insurance coverage for certain Jazz officers and directors; provided that Tower or Jazz (as the surviving corporation) will not be required to spend annually more than $880,196 for such coverage.

      The Jazz board of directors was aware of these agreements and arrangements during its deliberations on the merits of the merger and in determining to recommend to its stockholders that they vote for the approval and adoption of the merger agreement and the approval of the merger.

TOWER'S REASONS FOR THE MERGER

      In reaching its decision to approve the merger agreement and the merger, the Tower board of directors consulted with Tower's management and reviewed various financial data, due diligence and evaluation materials. The Tower board of directors considered a number of factors that it believes support its decision to approve the merger agreement and the merger, including:

      o the merged company's enhanced growth, margin and cash flow prospects;

      o Jazz process technologies and customer base, which appear to be highly complementary to Tower with little overlap, thereby allowing the merged company to diversify its process technology portfolio and customer base;

      o the merged company is expected to be an industry leader with a broad portfolio of specialty process technologies;

      o the merged company's global presence to improve geographic reach and distribution;

      o the merged company's increased capacity and scale to attract larger customers;

      o the significant synergy potential both in terms of revenue enhancements and increased cost efficiencies;

      o the likelihood that this acquisition will also enhance Tower's ability to access capital to fund its strategic initiatives;

      o     the likelihood that the transaction with Tower would be completed;

      o the Tower board of directors' knowledge and beliefs about the current and prospective environments in which Tower operates, including global economic conditions, competition in the semiconductor industry and impact of these factors on Tower's opportunities for maximizing shareholder value;

      o the alternative of continuing without entering into the merger agreement and Tower's opportunity to achieve comparable or better shareholder value through that course rather than pursuant to the merger; and

      o the terms and conditions of the merger agreement, including the conditions to closing and the termination provisions.

      Tower's board of directors also considered and balanced against the potential benefits of the merger a number of risks and uncertainties concerning the merger, including, but not limited to:

      o The risk that the merger may not be completed in a timely manner or at all;

      o the substantial expenses to be incurred in connection with the merger, even if the merger is not completed; and

      o the risk of diverting management's attention from other strategic priorities to complete the merger as well as the fact that some of Tower's officers and employees have and will experience significant distraction from their work during the period in which the merger will be pending.

      The above discussion concerning the information and factors considered by Tower's board of directors is not intended to be exhaustive, but includes the material factors considered by it in making its determinations. In view of the variety of factors considered in connection with the evaluation of the merger agreement, Tower's board of directors did not quantify or otherwise attempt to assign relative weight to the specific factors it considered in reaching its determinations. In addition, individual directors may have considered various factors to have different relative importance. Tower's board of directors considered all of the factors as a whole and considered the factors in their totality to be favorable and to support the decision to approve the merger agreement.

OPINION OF JAZZ'S FINANCIAL ADVISOR

      On May 17, 2008, at a meeting of Jazz's board of directors held to evaluate the proposed merger, UBS delivered to Jazz's board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated May 17, 2008, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to holders of Jazz common stock.

      The full text of UBS' opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached as Annex 2 and is incorporated into this proxy statement/prospectus by reference. UBS' OPINION WAS PROVIDED FOR THE BENEFIT OF JAZZ'S BOARD OF DIRECTORS IN CONNECTION WITH, AND FOR THE PURPOSE OF, ITS EVALUATION OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER. THE OPINION DOES NOT ADDRESS THE RELATIVE MERITS OF THE MERGER AS COMPARED TO OTHER BUSINESS STRATEGIES OR TRANSACTIONS THAT MIGHT BE AVAILABLE WITH RESPECT TO JAZZ OR JAZZ'S UNDERLYING BUSINESS DECISION TO EFFECT THE MERGER. THE OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW TO VOTE OR ACT WITH RESPECT TO THE MERGER. HOLDERS OF JAZZ COMMON STOCK ARE ENCOURAGED TO READ UBS' OPINION CAREFULLY IN ITS ENTIRETY. The following summary of UBS' opinion is qualified in its entirety by reference to the full text of UBS' opinion.

      In arriving at its opinion, UBS, among other things:

      o reviewed certain publicly available business and financial information relating to Jazz and Tower;

      o reviewed certain internal financial information and other data relating to Jazz's business and financial prospects that were provided to UBS and not publicly available, including financial forecasts and estimates of Jazz's management that Jazz's board of directors directed UBS to utilize for purposes of its analysis;

      o reviewed certain internal financial information and other data relating to Tower's business and financial prospects that were provided to UBS and not publicly available, including financial forecasts and estimates of Jazz's management that Jazz's board of directors directed UBS to utilize for purposes of its analysis;

      o reviewed certain estimates of synergies of the managements of Tower and Jazz that were provided to UBS and not publicly available that Jazz's board of directors directed UBS to utilize for purposes of its analysis;

      o discussed with the management of Jazz its assessment as to the value of Jazz's unconsolidated investment in Shanghai Hua Hong NEC Electronics Company Ltd., referred to as the HHNEC investment, that Jazz's board of directors directed UBS to utilize for purposes of its analysis;

      o conducted discussions with members of the senior managements of Jazz and Tower concerning the businesses and financial prospects of Jazz and Tower, including the liquidity needs of, and capital resources expected to be available to, the merged company and the merged company's ability to fund, internally or through external financing sources, its operations following consummation of the merger;

      o reviewed publicly available financial and stock market data with respect to certain other companies UBS believed to be generally relevant;

      o reviewed publicly available financial terms of certain other transactions in the semiconductor foundry industry;

      o reviewed current and historical market prices of Jazz common stock and Tower ordinary shares;

      o     reviewed a draft dated May 17, 2008 of the merger agreement; and

      o conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

      In connection with its review, with the consent of Jazz's board of directors, UBS assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by UBS for the purpose of its opinion. In addition, with the consent of Jazz's board of directors, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Jazz or Tower, and was not furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, synergies and assessment referred to above, UBS assumed, at the direction of Jazz's board of directors, that such forecasts, estimates, synergies and assessment had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Jazz and Tower, as the case may be, as to the future financial performance of Jazz and Tower, such synergies and the value of the HHNEC investment. In addition, UBS assumed with the approval of Jazz's board of directors that such financial forecasts and estimates, including synergies, would be achieved at the times and in the amounts projected. UBS relied, at the direction of Jazz's board of directors, without independent verification, upon the assessment of Jazz's management as to the value of the HHNEC investment. UBS also relied, at the direction of Jazz's board of directors, without independent verification, upon the assessments of the managements of Jazz and Tower as to the liquidity needs of, and capital resources expected to be available to, the merged company and the merged company's ability to fund, internally or through external financing sources, its operations following consummation of the merger. UBS assumed, with the consent of Jazz's board of directors, that the merger would qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. UBS' opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to UBS as of, the date of its opinion.

      At the request of Jazz's board of directors, UBS contacted third parties to solicit indications of interest in a possible transaction with Jazz and held discussions with certain of these parties prior to the date of UBS' opinion. At the direction of Jazz's board of directors, UBS was not asked to, and it did not, offer any opinion as to the terms, other than the exchange ratio to the extent expressly specified in its opinion, of the merger agreement or the form of the merger. In addition, UBS expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the exchange ratio. UBS expressed no opinion as to what the value of Tower ordinary shares would be when issued pursuant to the merger or the prices at which Tower ordinary shares or Jazz common stock would trade at any time. In rendering its opinion, UBS assumed, with the consent of Jazz's board of directors, that (i) the final executed form of the merger agreement would not differ in any material respect from the draft that UBS reviewed, (ii) Jazz and Tower would comply with all material terms of the merger agreement and (iii) the merger would be completed in accordance with the terms of the merger agreement without any adverse waiver or amendment of any material term or condition of the merger agreement. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any material adverse effect on Jazz, Tower or the merger. Except as described above, Jazz imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion. The issuance of UBS' opinion was approved by an authorized committee of UBS.

      In connection with rendering its opinion to Jazz's board of directors, UBS performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected companies analyses of Jazz and Tower summarized below, no company used as a comparison was identical to Jazz or Tower. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading values of the companies concerned.

      UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS' analyses and opinion. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

      The estimates of the future performance of Jazz and Tower in or underlying UBS' analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which were beyond the control of Jazz and Tower. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies actually may be sold.

      The exchange ratio was determined through negotiation between Jazz and Tower and the decision by Jazz to enter into the merger was solely that of Jazz's board of directors. UBS' opinion and financial analyses were only one of many factors considered by Jazz's board of directors in its evaluation of the merger and should not be viewed as determinative of the views of Jazz's board of directors or management with respect to the merger or the exchange ratio.

      The following is a brief summary of the material financial analyses performed by UBS and reviewed with Jazz's board of directors on May 17, 2008 in connection with UBS' opinion relating to the proposed merger. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND UBS' FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF UBS' FINANCIAL ANALYSES.

JAZZ FINANCIAL ANALYSES

      JAZZ SELECTED COMPANIES ANALYSIS. UBS compared selected financial and stock market data of Jazz with corresponding data of the following seven publicly traded companies in the semiconductor foundry industry:

      o     Advanced Semiconductor Manufacturing Corporation Limited

      o     Chartered Semiconductor Manufacturing Ltd

      o     China Resources Microelectronics Limited

      o     Semiconductor Manufacturing International Corporation

      o     Taiwan Semiconductor Manufacturing Company Ltd.

      o     United Microelectronics Corporation and

      o     Vanguard International Semiconductor Corporation

      UBS reviewed, among other things, the enterprise values of the selected companies, calculated as equity market value based on closing stock prices on May 16, 2008, plus debt at book value, preferred stock at liquidation value and minority interests at book value, less cash and cash equivalents, as multiples of calendar years 2008 and 2009 estimated revenue and estimated earnings before interest, taxes, depreciation and amortization, referred to as EBITDA. UBS then compared these multiples derived for the selected companies with corresponding multiples implied for Jazz based both on the closing price of Jazz common stock on May 16, 2008 and the implied per share value of the merger consideration utilizing the merger exchange ratio of 1.8x and the closing price of Tower ordinary shares on NASDAQ on May 16, 2008. Financial data for the selected companies were based on publicly available research analysts' estimates, public filings and other publicly available information. Estimated financial data for Jazz (including the estimated value of its HHNEC investment) were based on internal estimates provided to UBS by Jazz's management. The estimated value of Jazz's HHNEC investment was treated as a cash equivalent when calculating the enterprise value of Jazz. This analysis indicated the following implied high, mean, median and low multiples for the selected companies, as compared to corresponding multiples implied for Jazz:

                                         Implied Multiples                     Implied Multiples for Jazz
                                      for Selected Companies                            Based on:
                              ---------------------------------------   ------------------------------------------
                                                                         Closing Stock     Implied Per Share Value
                               High      Mean      Median      Low      Price on 5/16/08   of Merger Consideration
                              -------   ------    --------   -------    ----------------   -----------------------
Enterprise Value as
Multiple of Estimated
Revenue:
Calendar Year 2008             4.5x      1.8x       1.6x       0.3x           0.7x                  0.8x
Calendar Year 2009             4.2x      1.7x       1.6x       0.2x           0.7x                  0.8x

Enterprise Value as
Multiple of Estimated
EBITDA:
Calendar Year 2008             7.9x      4.5x       4.9x       0.9x           4.2x                  5.1x
Calendar Year 2009             6.7x      3.9x       4.1x       0.8x           4.0x                  4.8x

      JAZZ DISCOUNTED CASH FLOW ANALYSIS. UBS performed a discounted cash flow analysis of Jazz using financial forecasts and estimates relating to Jazz provided to UBS by Jazz's management for calendar year 2008 through calendar year 2012 and Jazz management's estimate as to the value of Jazz's HHNEC investment. UBS calculated a range of implied present values (as of June 30, 2008) of the standalone unlevered, after-tax free cash flows that Jazz was forecasted to generate from July 1, 2008 until December 31, 2012 and of terminal values for Jazz based on Jazz's calendar year 2012 estimated EBITDA. Implied terminal values were derived by applying a range of latest 12 months estimated EBITDA terminal value multiples of 3.5x to 5.5x. Present values of cash flows and terminal values were calculated using discount rates ranging from 15.0% to 20.0%. The discounted cash flow analysis resulted in a range of implied present values of approximately $(0.55) to $1.75 per outstanding share of Jazz common stock, as compared to the implied per share value of the merger consideration of approximately $2.21 utilizing the merger exchange ratio of 1.8x and the closing price of Tower ordinary shares on NASDAQ on May 16, 2008. To the extent that the implied present values of Jazz derived in this analysis were less than the outstanding debt of Jazz, net of cash and the estimated value of Jazz's HHNEC investment, negative per share values of Jazz were reflected for illustrative purposes.

TOWER SELECTED COMPANIES ANALYSIS

      UBS compared selected financial and stock market data of Tower with corresponding data of the selected companies referred to above under "JAZZ FINANCIAL ANALYSES - JAZZ SELECTED COMPANIES ANALYSIS." Among other things, UBS compared multiples of calendar years 2008 and 2009 estimated revenue and estimated EBITDA derived for the selected companies with corresponding multiples implied for Tower based on the closing price of Tower ordinary shares on NASDAQ on May 16, 2008. Financial data for the selected companies were based on publicly available research analysts' estimates, public filings and other publicly available information. Estimated financial data for Tower were based on internal estimates provided to UBS by Jazz's management. This analysis indicated the following implied high, mean, median and low multiples for the selected companies, as compared to corresponding multiples implied for Tower:

                                         Implied Multiples                 Implied Multiples for Tower Based on
                                      for Selected Companies            Closing Share Price on NASDAQ on 5/16/08
                              ---------------------------------------   ----------------------------------------
                               High      Mean      Median      Low
                              ------    ------    --------   --------
Enterprise Value as
Multiple of Estimated
Revenue:
Calendar Year 2008             4.5x      1.8x       1.6x       0.3x                       3.1x
Calendar Year 2009             4.2x      1.7x       1.6x       0.2x                       2.4x

Enterprise Value as
Multiple of Estimated
EBITDA:
Calendar Year 2008             7.9x      4.5x       4.9x       0.9x                      14.6x
Calendar Year 2009             6.7x      3.9x       4.1x       0.8x                       7.2x

PRO FORMA MERGED COMPANY DISCOUNTED CASH FLOW ANALYSIS

     UBS performed a discounted cash flow analysis of Jazz and Tower on a combined basis using financial forecasts and estimates relating to Jazz and Tower for calendar year 2008 through calendar year 2012 provided to UBS by Jazz's management. UBS also utilized, at the direction of Jazz's board of directors, Jazz management's estimate as to the value of Jazz's HHNEC investment and estimates provided to UBS by Jazz's management as to potential synergies anticipated by the managements of Tower and Jazz to result from the merger. UBS calculated a range of implied present values (as of June 30, 2008) of the unlevered, after-tax free cash flows that Jazz and Tower were forecasted to generate on a combined basis (after giving effect to potential synergies and utilization of Tower's net operating losses as of December 31, 2007) from July 1, 2008 until December 31, 2012 and of terminal values for the merged company based on the merged company's calendar year 2012 estimated EBITDA after giving effect to potential synergies. Implied terminal values were derived by applying a range of latest 12 months estimated EBITDA terminal value multiples of 4.0x to 6.0x. Present values of cash flows and terminal values were calculated using discount rates ranging from 14.0% to 18.0%. The discounted cash flow analysis of the merged company resulted in a range of implied present values of approximately $1.25 to $3.45 attributable to each outstanding share of Jazz common stock based on the merger exchange ratio of 1.8x, as compared to the range of implied present values of approximately $(0.55) to $1.75 per outstanding share of Jazz common stock derived from the stand-alone discounted cash flow analysis of Jazz described above under "JAZZ ANALYSES - JAZZ DISCOUNTED CASH FLOW ANALYSIS."

MISCELLANEOUS

      Under the terms of UBS' engagement, Jazz has agreed to pay UBS for its financial advisory services in connection with the merger an aggregate fee currently estimated to be $2.75 million, a portion of which was payable in connection with UBS' opinion and a significant portion of which is contingent upon consummation of the merger. In addition, Jazz has agreed to reimburse UBS for its reasonable expenses, including fees, disbursements and other charges of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement.

      In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of Jazz and Tower and, accordingly, may at any time hold a long or short position in such securities.

      Jazz selected UBS as its financial advisor in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

REGULATORY FILINGS AND APPROVALS NECESSARY TO COMPLETE THE MERGER

      Other than the effectiveness of this registration statement, of which this proxy statement/prospectus is a part and compliance with applicable provisions of Delaware and Israeli laws, several additional regulatory filings and approvals are required in connection with the merger include:

      o approval of the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Labor;

      o approval of the Israeli Investment Center of the Israeli Ministry of Industry, Trade and Labor;

      o     approval of the Israel Lands Administration; and

      o approval of the Tel-Aviv Stock Exchange (listing of additional shares).

      Tower is also required to provide notice: (i) with the Directorate of Defense Trade Controls under ITAR at least 60 days prior to closing, (ii) prior to the closing date, to the Nasdaq Global Market (on a Notification Form:
Listing of Additional Shares); and (iii) following the Effective Date, to the Investment Center, the Israeli Office of the Chief Scientist and the Israel Lands Administration. The merger is not expected to be subject to the Hart-Scott-Rodino Act.

      On May 27, 2008, Tower submitted applications for the approval of the change in the ownership of its shares resulting from the transactions contemplated by the merger agreement, to each of the Office of the Chief Scientist, Investment Center and Israel Lands Administration.

      On June 3, 2008, Tower received the approval of the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Labor.


      On June 10, 2008, Jazz filed, and on June 24, 2008, Tower filed, a notice with the Directorate of Defense Trade Controls under ITAR.

     Jazz and Tower have been in pre-notification discussions with CFIUS regarding the proposed merger and intend to make a voluntary filing on or about August 8, 2008 seeking CFIUS review of the proposed merger. There can be no assurance that CFIUS would not request the parties to enter into a mitigation agreement that could impose material conditions on the operations of the Jazz business.


      An application to the Tel-Aviv Stock Exchange for the listing of additional shares will be submitted on or around the closing date.

DIRECTORS AND MANAGEMENT OF THE MERGED COMPANY AFTER THE MERGER

      The directors and officers of Tower will remain the directors and officers of Tower following the merger until their successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation of Tower and applicable law. As contemplated by the merger agreement, the directors and officers of Jazz following the merger will be determined prior to the effective time of the merger.

ACCOUNTING TREATMENT

      In accordance with U.S. GAAP, the merger will be accounted for as a purchase through the issuance of stock by Tower as the consideration for the net assets of Jazz. The assets (tangibles and intangibles) and liabilities of Jazz will be recorded as of the acquisition date at their assigned values based on purchase price allocation determined, using their respective fair values. Goodwill, if any, will be recorded as the residual amount of the excess of cost over the fair values of identified assets, in accordance with the requirements of SFAS 141.

TOWER ORDINARY SHARES TRADED ON NASDAQ AND TASE; DELISTING AND DEREGISTRATION OF JAZZ SECURITIES

     Jazz common stock, warrants and units will continue to trade on the American Stock Exchange until the completion of the proposed merger. Following the completion of the proposed merger, Jazz common stock, and units will no longer be listed on the American Stock Exchange and will be deregistered under the Exchange Act. In the merger, holders of Jazz common stock will receive ordinary shares of Tower which are publicly traded on the NASDAQ Global Market under the symbol "TSEM" and the Tel Aviv Stock Exchange, or TASE, under the symbol "TSEM." At the effective time of the merger each Jazz unit will be mandatorily separated into one share of Jazz common stock (which will convert into Tower ordinary shares as described above) and two Jazz warrants. At the effective time of the merger, Jazz warrants will remain outstanding and will become exercisable for Tower ordinary shares as described in this proxy statement/prospectus. Tower anticipates that following the merger, the Jazz warrants will be delisted from the American Stock Exchange and will be quoted on the Nasdaq Global Market. We cannot assure you, however, that the Jazz warrants will or will continue to be quoted on the Nasdaq Global Market.

CASH IN LIEU OF FRACTIONAL SHARES

      No fractions of Tower ordinary shares will be issued as consideration in the merger and holders of Jazz common stock who would otherwise be entitled to a fraction of a Tower ordinary share (after aggregating all fractional shares that otherwise would be received by such holder), shall be entitled to receive a cash payment in lieu thereof. The amount of cash received by such stockholder will be equal to an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one Tower ordinary share for the five most recent days that Tower ordinary shares have traded ending on the trading day immediately prior to the effective time of the merger, as reported on the Nasdaq Global Market.

EFFECTIVE TIME OF THE MERGER AND THE SHARE EXCHANGE

      The merger will be completed and become effective when, following the approval and adoption of the merger agreement at the Jazz special meeting and the satisfaction or waiver or each of the other closing conditions under the merger agreement, the certificate of merger is duly filed with and accepted by the Secretary of State of the State of Delaware or at such other time as may be mutually determined by Tower and Jazz and specified in the certificate of merger. The merger will be completed and the certificate of merger will be filed after all of the conditions to the merger contained in the merger agreement are satisfied or, where permissible, waived.

      Upon the effective time of the merger, subject to the conditions discussed below under "THE MERGER AGREEMENT - CONDITIONS TO COMPLETION OF THE MERGER," each outstanding share of Jazz common stock will be, by virtue of the merger and without any further action on the part of Tower, Merger Sub, Jazz or any Jazz stockholder, converted into the right to receive 1.8 Tower ordinary shares as described under "MERGER AGREEMENT - MERGER CONSIDERATION."

      No fractions of Tower ordinary shares will be issued to any holders of Jazz common stock, and holders thereof who would otherwise be entitled to a fraction of a Tower ordinary share (after aggregating all fractional shares that otherwise would be received by such holder) shall be entitled to receive in lieu thereof a cash payment, as set forth below. The cash payment to be received by suck stockholder will be equal to an amount of cash (rounded to the nearest whole cent) without interest, equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one Tower ordinary share for the five most recent days that Tower ordinary shares have traded ending on the trading day immediately prior to the effective time of the merger, as reported on the Nasdaq Global Market.

      The merger agreement provides that prior to the effective time of the merger Tower shall cause to be made available to the exchange agent, the Tower ordinary shares to be exchanged for converted shares of Jazz common stock, cash amounts sufficient for payment in lieu of fractional shares, and any dividends or other distributions payable pursuant to the merger agreement.

      In addition, promptly after the effective time of the merger, and in no event more than five business days thereafter, the exchange agent will mail to each record holder of a certificate or certificates that represented outstanding shares of Jazz common stock immediately prior to the effective time of the merger, a letter of election and transmittal and instructions for use in exchanging such stock certificates for Tower ordinary shares. You should not send in your Jazz stock certificates before receiving this letter of transmittal.

      The merger agreement contemplates that, after the exchange agent receives back from a record holder the stock certificates, the letter of election and transmittal duly completed and validly executed in accordance with the instructions thereto, the exchange agent will promptly mail to the record holder a certificate or certificates representing the appropriate number of ordinary shares of Tower to be issued to such record holder by Tower, payment in lieu of fractional shares which such holders may be eligible to receive and any dividends or other distributions payable pursuant to the merger agreement.

      PLEASE DO NOT SEND YOUR JAZZ COMMON STOCK CERTIFICATES. AFTER THE EFFECTIVE TIME OF THE MERGER, THE EXCHANGE AGENT WILL MAIL A LETTER OF TRANSMITTAL TO YOU. YOU SHOULD SEND YOUR JAZZ COMMON STOCK CERTIFICATES ONLY IN COMPLIANCE WITH THE INSTRUCTIONS THAT WILL BE PROVIDED IN THE LETTER OF TRANSMITTAL.

      Warrants and options to purchase Jazz common stock will not be exchanged in the merger. PLEASE DO NOT SEND YOUR WARRANTS OR OPTIONS TO THE EXCHANGE AGENT FOR EXCHANGE. Instead, any Jazz warrants and options outstanding at the effective time of the merger shall thereafter automatically be deemed to constitute warrants or options, as the case may be, to purchase Tower ordinary shares.

      Jazz's convertible notes will not be exchanged in the merger. PLEASE DO NOT SEND YOUR CONVERTIBLE NOTES TO THE EXCHANGE AGENT FOR EXCHANGE. Instead, any Jazz convertible notes outstanding at the effective time of the merger shall be deemed to constitute notes convertible into Tower ordinary shares at a conversion rate of 245.57 shares per $1,000 principal amount.

NO DISSENTERS' APPRAISAL RIGHTS

     Holders of Jazz common stock will not have any appraisal rights under the Delaware General Corporation Law, or under Jazz's certificate of incorporation in connection with the merger, and neither Jazz nor Tower will independently provide holders of Jazz common stock with any such rights. For further information concerning the Jazz Special Meeting, see "THE JAZZ SPECIAL MEETING OF STOCKHOLDERS."

                              THE MERGER AGREEMENT

      THE FOLLOWING SUMMARY DESCRIBES SELECTED MATERIAL PROVISIONS OF THE MERGER AGREEMENT, WHICH IS INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS AS ANNEX 1 AND IS INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS. THIS SUMMARY MAY NOT CONTAIN ALL OF THE information ABOUT THE MERGER AGREEMENT THAT IS IMPORTANT TO YOU. IN THE EVENT OF ANY DISCREPANCY BETWEEN THE TERMS OF THE MERGER AGREEMENT AND THE FOLLOWING SUMMARY, THE MERGER AGREEMENT WILL CONTROL. YOU ARE ENCOURAGED TO CAREFULLY READ THE MERGER AGREEMENT IN ITS ENTIRETY.

      THE MERGER AGREEMENT HAS BEEN INCLUDED TO PROVIDE YOU WITH INFORMATION REGARDING ITS TERMS. IT IS NOT INTENDED TO PROVIDE ANY OTHER FACTUAL INFORMATION ABOUT TOWER OR JAZZ. SUCH INFORMATION CAN BE FOUND ELSEWHERE IN THIS DOCUMENT AND, WITH RESPECT TO TOWER, IN THE PUBLIC FILINGS THAT TOWER MAKE WITH THE SEC, WHICH ARE AVAILABLE WITHOUT CHARGE THROUGH THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV.

      THE REPRESENTATIONS AND WARRANTIES DESCRIBED BELOW AND INCLUDED IN THE MERGER AGREEMENT WERE MADE BY EACH OF TOWER AND JAZZ TO THE OTHER. THESE REPRESENTATIONS AND WARRANTIES WERE MADE AS OF SPECIFIC DATES AND ARE SUBJECT TO IMPORTANT EXCEPTIONS, LIMITATIONS AND SUPPLEMENTAL INFORMATION CONTAINED IN THE CONFIDENTIAL DISCLOSURE SCHEDULES PROVIDED BY EACH OF TOWER AND JAZZ TO THE OTHER IN CONNECTION WITH THE SIGNING OF THE MERGER AGREEMENT, INCLUDING A CONTRACTUAL STANDARD OF MATERIALITY DIFFERENT FROM THAT GENERALLY APPLICABLE UNDER FEDERAL SECURITIES LAWS. IN ADDITION, THE REPRESENTATIONS AND WARRANTIES MAY HAVE BEEN INCLUDED IN THE MERGER AGREEMENT FOR THE PURPOSE OF ALLOCATING RISK BETWEEN TOWER AND JAZZ RATHER THAN TO ESTABLISH MATTERS AS FACTS. THE MERGER AGREEMENT IS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS AND INCLUDED AS ANNEX 1 HERETO ONLY TO PROVIDE YOU WITH INFORMATION REGARDING ITS TERMS AND CONDITIONS, AND NOT TO PROVIDE ANY OTHER FACTUAL INFORMATION REGARDING TOWER, JAZZ OR THEIR RESPECTIVE BUSINESSES. ACCORDINGLY, YOU SHOULD NOT RELY ON THE REPRESENTATIONS AND WARRANTIES IN THE MERGER AGREEMENT AS CHARACTERIZATIONS OF THE ACTUAL STATE OF FACTS ABOUT TOWER OR JAZZ, AND YOU SHOULD READ THE INFORMATION PROVIDED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS AND, WITH RESPECT TO TOWER, IN THE DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS FOR INFORMATION REGARDING TOWER AND ITS BUSINESS. SEE "WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF INFORMATION BY REFERENCE."

THE MERGER

      Following the satisfaction or waiver of all of the conditions to completion of the merger contained in the merger agreement, including the adoption of the merger agreement by the stockholders of Jazz, Merger Sub will merge with and into Jazz, with Jazz continuing as the surviving corporation and as a wholly-owned subsidiary of Tower.

EFFECTIVE TIME OF THE MERGER

The merger will become effective when the certificate of merger is duly filed with the Secretary of State of the State of Delaware or such other time as mutually determined by Tower and Jazz and specified in the certificate of merger. The parties are working to complete the merger as quickly as possible. The merger is expected to be completed promptly after the special meeting of Jazz stockholders described in this proxy statement/prospectus. However, the merger is subject to the satisfaction or waiver of various conditions as set forth in the merger agreement. No assurances can be given that such conditions will be satisfied or waived or that the parties will obtain any necessary approvals in a timely manner, if at all.

MERGER CONSIDERATION

      If the merger is completed, each share of Jazz common stock not held by Tower, Merger Sub or Jazz outstanding as of immediately prior to the effective time of the merger will automatically be converted into and represent the right to receive 1.8 ordinary shares of Tower. Cash will be paid in lieu of fractional shares. Any outstanding shares of Jazz held by Tower, Merger Sub or Jazz will be canceled and cease to exist and no consideration will be delivered in exchange for such shares.

      After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a Jazz stockholder. You will receive written instructions from the exchange agent appointed by Tower for sending in your stock certificates and receiving the ordinary shares of Tower and cash (in lieu of fractional shares) to which you will be entitled.

      Former Jazz stockholders are currently expected to own approximately 21.5% of the outstanding ordinary shares of Tower immediately after the merger, based on the 125,364,021 Tower ordinary shares and 19,031,276 shares of Jazz common stock outstanding as of July 31, 2008.

TREATMENT OF JAZZ WARRANTS

      Under the merger agreement, Tower will assume all outstanding warrants to purchase Jazz common stock that are outstanding immediately prior to the effective time of the merger, and these warrants will become exercisable for Tower ordinary shares. Each warrant to purchase Jazz common stock at the effective time of the merger will become a warrant to purchase 1.8 Tower ordinary shares at an exercise price of $2.78 per Tower ordinary share, which is equal to the existing exercise price of $5.00 divided by the exchange ratio of
1.8. No fractional ordinary shares of Tower will be issued upon the exercise of the warrants, but rather the number of Tower ordinary shares to be issued shall be rounded up to the nearest whole number. Tower intends to file with the SEC a post-effective amendment to the registration statement of which this proxy statement/prospectus is a part with respect to the Tower ordinary shares issuable upon exercise of the Jazz warrants. Tower anticipates that following the merger, the Jazz warrants will be delisted from the American Stock Exchange and will be quoted on the Nasdaq Global Market. We cannot assure you, however, that the Jazz warrants will or will continue to be quoted on the Nasdaq Global Market.

TREATMENT OF JAZZ UNITS

     At the effective time of the merger, each Jazz unit will be mandatorily separated into one share of Jazz common stock and two Jazz warrants. The shares of Jazz common stock will convert into Tower ordinary shares and the Jazz warrants will become exercisable for Tower ordinary shares, each as described above.

TREATMENT OF JAZZ CONVERTIBLE NOTES

      Each holder of Jazz convertible notes will have the right to convert the convertible note into the number of ordinary shares of Tower equal to 1.8 multiplied by the number of shares of common stock of Jazz that such holder would have been entitled to receive if the convertible note was converted immediately prior to the effective time of the merger. For example, each $1,000 in original principal amount of Jazz convertible notes would become convertible into 245.57 Tower ordinary shares, representing an implied conversion price of approximately $4.07 per Tower ordinary share, which is equal to the existing implied conversion price of $7.33 per share of Jazz common stock, divided by the exchange ratio of 1.8.

      Prior to the effective time of the merger, Jazz and Tower will take such actions as are required under the indenture governing the outstanding Jazz convertible notes, including execution of a supplemental indenture, to establish the rights of the holders of the notes to convert each note after the effective time of the merger into the applicable merger consideration, upon the terms and subject to the conditions and the other provisions of the indenture. Tower is not required under such indenture or the merger agreement to guarantee Jazz's payment obligations under the notes. Tower intends to file with the SEC a post-effective amendment to the registration statement of which this proxy statement/prospectus is a part with respect to the Tower ordinary shares issuable upon exercise of the Jazz convertible notes.

     After the effective time of the merger, Jazz will deliver to the holders of the notes appropriate notices required by the terms of the indenture as a result of the merger.

TREATMENT OF JAZZ OPTIONS

     Under the merger agreement, Tower will assume all options to purchase Jazz common stock that are outstanding immediately prior to the effective time of the merger, whether vested or unvested, and these options will become exercisable for Tower ordinary shares. Each option to purchase Jazz common stock outstanding at the effective time of the merger will become an option to purchase a number of Tower ordinary shares equal to 1.8 multiplied by the number of shares of Jazz common stock that such option was exercisable for prior to the effective time, rounded down to the nearest whole number of Tower ordinary shares, and the per share exercise price of each option will equal the per share exercise price of such option divided by 1.8, rounded up to the nearest cent. For example, an option to purchase 100 shares of Jazz common stock will become an option to purchase 180 Tower ordinary shares. Tower has undertaken to file within ten business days of the effective time of the merger, subject to applicable law, a Form S-8 registration statement with the SEC covering the Tower ordinary shares issuable upon the exercise of the assumed Jazz options.

PAYMENT PROCEDURES

      Prior to the effective time of the merger, Tower will select an exchange agent reasonably acceptable to Jazz who, upon your proper surrender of your certificate(s) representing Jazz common stock, will deliver to you the merger consideration. As of the effective time of the merger, Tower will have made available to the exchange agent a number of Tower ordinary shares and cash sufficient to deliver the merger consideration to each Jazz stockholder. Promptly after the effective time of the merger, the exchange agent will mail a letter of transmittal and instructions to each stockholder for use in surrendering your stock certificate(s). When you properly surrender your stock certificate(s) to the exchange agent for cancellation, together with a properly completed and duly signed letter of transmittal and any other documents that the exchange agent may require, you will be entitled to receive the merger consideration. From and after the effective time of the merger, until certificate(s) representing common stock of Jazz have been properly surrendered, each such certificate will be deemed to represent only the right to receive 1.8 ordinary shares of Tower, plus cash in lieu of fractional shares.

      The exchange agent will only deliver the merger consideration in a name other than the name in which a surrendered certificate representing Jazz stock is registered if (i) such certificate(s) are properly endorsed and otherwise in proper form for transfer and (ii) such other person who requests such exchange
(A) pays to Tower or any agent designated by Tower any transfer or other taxes required by reason of the issuance of the Tower ordinary shares to such other person or (B) has established to the reasonable satisfaction of Tower that such tax has been paid or is not payable.

      If a certificate representing Jazz stock is lost, stolen or destroyed, Tower may require, as a condition to the receipt of the merger consideration, that the holder of such certificate deliver a bond in such sum as it may direct (and in accordance with the exchange agent's customary policies), with respect to the lost, stolen or destroyed certificate.

REPRESENTATIONS AND WARRANTIES

      The merger agreement contains representations and warranties made by Jazz relating to, among other things: organization, good standing and its subsidiaries; certificate of incorporation and bylaws; capital structure of Jazz; SEC filings, financial statements, absence of liabilities and financial controls; absence of certain changes; intellectual property rights; title to assets and property; equipment and leaseholds; material contracts; compliance with legal requirements; legal proceedings and orders; governmental authorizations; tax matters; employee benefit plans; labor matters; environmental matters; insurance; certain business practices; product warranties; transactions with affiliates; authority of Jazz related to the merger agreement; required stockholder vote; conflicts, required filings and consents; receipt of an opinion from Jazz's financial advisor; payment of fees to brokers; accounts receivable; and accounts payable.

      The merger agreement contains representations and warranties by Tower and Merger Sub relating to, among other things: organization and good standing; articles of association, certificate of incorporation and bylaws; capital structure of Tower; SEC filings, financial statements and financial controls; absence of certain changes; intellectual property rights; material contracts; compliance with legal requirements; legal proceedings and orders; governmental authorizations; certain business practices; transactions with affiliates; authority of Tower related to the merger agreement; conflicts, required filings and consents; and payment of fees to brokers.

      Many of the representations of Jazz, Tower and Merger Sub are qualified by materiality, knowledge or a material adverse effect standard.

      The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully the sections of the merger agreement entitled "Representations and Warranties of the Company" and "Representations and Warranties of Parent and Merger Sub."

CONDUCT PRIOR TO COMPLETION OF THE TRANSACTION

JAZZ AND TOWER

      During the period between May 19, 2008 and the effective time of the merger (or, if earlier, until the termination date) (the "Pre-Closing Period"), each of Jazz and Tower will, and will ensure that each of their subsidiaries will:

   o use reasonable efforts to conduct its business in substantially the same manner in which such business was being conducted prior to May 19, 2008;

   o use commercially reasonable efforts to ensure that it preserves intact its current business organization, keeps available the services of its present officers and other employees and preserves its relations and goodwill with suppliers, customers, landlords, creditors, licensors, licensees, employees and other entities having business relationships with it and with all relevant governmental entities;

   o keep in full force all its insurance policies (except for replacement of insurance policies providing substantially similar levels of coverage); and

   o in the case of Jazz, promptly notify Tower of any event that would have a material adverse effect on Jazz and in the case of Tower, promptly notify Jazz of any event that would have a material adverse effect on Tower.

JAZZ

      Except as specifically permitted by the merger agreement, during the Pre-Closing Period, without Tower's prior written consent, Jazz will not, and will not permit any of its subsidiaries to:

   o  amend its organizational documents;

   o  split, combine or reclassify any shares of capital stock;

   o  declare, set aside or pay any dividend;

   o (A) form any subsidiary; (B) or acquire any equity interest in any other entity; or (C) effect or become a party to any merger, consolidation, plan of arrangement, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, issuance of bonus shares, division or subdivision of shares, consolidation of shares or similar transaction;

   o issue or authorize the issuance of any shares of, or securities convertible or exchangeable for, or options, warrants or rights to acquire, any shares of its capital stock, other than (A) shares issuable upon exercise of outstanding options and warrants, or upon conversion of outstanding convertible notes or (B) up to 70,000 shares subject to options or other equity awards issued in the ordinary course of business to Jazz employees (other than directors or executive officers of Jazz);

   o amend or waive any right under any option, warrant or the convertible notes;

   o (A) acquire any asset for a purchase price exceeding $200,000 or assets for an aggregate purchase price exceeding $600,000 (other than the acquisition of raw materials or supplies in the ordinary course of business consistent with past practice and non-exclusive licenses in the ordinary course of business); (B) sell or otherwise dispose of any material asset; (C) enter into a lease or a license of any assets involving the payment of $500,000 over the term of the lease or license (other than the replacement or renewal of existing licenses); or (D) knowingly waive or relinquish any rights outside of the ordinary course of business;

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

   o repurchase, redeem or otherwise acquire any shares, options, warrants, rights to acquire any Jazz stock or securities convertible into Jazz stock;

   o incur any indebtedness for borrowed money or guarantee any such indebtedness, except for (A) borrowings (including letters of credit) up to $13,000,000 in the aggregate under Jazz's Wachovia credit line, subject to Jazz providing Tower with advance written notice of (1) the first drawdown or letter of credit that brings the outstanding balance (including letters of credit) to $10,000,000 or more; and (2) each drawdown or letter of credit thereafter each, and (B) purchase money financings and capital leases entered into in the ordinary course of business;

   o (A) establish, adopt or amend any employee benefit or pension plans or employment agreements, (B) pay any bonus or make any profit sharing payment, cash incentive payment or similar payment to, or increase the compensation or fringe benefits of any director, officer or employee of Jazz or any of its subsidiaries (except for (1) payments pursuant to existing agreements or plans, (2) amendments required by law, (3) increases required by existing collective bargaining agreements or benefit plans, and (4) salary increases and bonuses to non-executive employees in the ordinary course of business), (C) hire any new officers, (D) terminate any existing officers (other than terminations for cause), or (E) grant any severance pay or termination pay to any officers or employees, except pursuant to existing agreements or in accordance with existing written company policies;

   o (A) enter into or become bound by a material contract, subject to certain exceptions, or (B) amend, renew or prematurely terminate any material contract or knowingly waive, release or assign any material rights or claims under any material contracts, subject to certain exceptions;

   o (A) abandon, disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any intellectual property rights, (B) grant to any third party any license with respect to intellectual property rights, except in the ordinary course of business, (C) develop, create or invent any intellectual property jointly with any third-party, except in the ordinary course of business or in accordance with the terms of existing agreements or arrangements, or (D) fail to notify Tower promptly of any material infringement, misappropriation or other violation of intellectual property Rights;

   o lend money to any person, except that Jazz and its subsidiaries may make advances to employees, officers, directors or independent contractors for business expenses and Jazz may allow employees to acquire shares of Jazz common stock in exchange for promissory notes upon exercise of Jazz options, in each case in the ordinary course of business and consistent with past practice;

   o change any of its methods of tax or financial accounting or accounting practices in any material respect other than as required by applicable law or under GAAP;

   o make, change or revoke any material tax election, amend any material tax return, enter into any closing agreement with respect to a material amount of taxes, settle any material tax claim or assessment; surrender any right to claim a refund of a material amount of taxes, obtain any tax ruling or consent to any waiver or extension of the statute of limitations for the assessment of taxes;

   o make any capital expenditure that individually exceeds $200,000 in amount or when added to all other capital expenditures made since May 19, 2008, would exceed $750,000 in the aggregate;

   o commence any legal proceeding, except with respect to routine collection matters in the ordinary course of business and consistent with past practices;

   o settle or discharge any legal proceeding or other claim or dispute, except where the only obligations incurred by Jazz are payments below $100,000 in the aggregate;

   o (A) extend the payment terms of any customer, provide credit to any customer (or any price adjustment) or make customer concessions, or (B) advance payment terms of any supplier or service provider, in each case except in the ordinary course of business and consistent with past practice; or

   o  enter into an agreement to take any of the actions described above.

TOWER

      Except as specifically permitted by the merger agreement, during the Pre-Closing Period, without Jazz's prior written consent, Tower will not, and will not permit any of its subsidiaries to:

   o  amend its organizational documents;

   o  declare, set aside or pay any dividend;

   o (A) form any subsidiary; (B) or acquire any equity interest in any other entity; or (C) effect or become a party to any merger, consolidation, plan of arrangement, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, issuance of bonus shares or similar transaction;

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

   o repurchase, redeem or otherwise acquire any shares, options, warrants or rights to acquire any shares of capital stock; or

   o change any of its methods of accounting or accounting practices in any material respect other than changes required under GAAP;

   o  enter into an agreement to take any of the actions described above.

REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS AND JAZZ STOCKHOLDERS MEETING

      Jazz and Tower agreed to prepare this proxy statement/prospectus and Tower agreed to file with the SEC the registration statement in which this proxy statement/prospectus is included as a prospectus. Each of Jazz and Tower also agreed to: (i) cause the registration statement and the proxy statement/prospectus to comply in all material respects with the rules and regulations promulgated by the SEC, Nasdaq Global Market and the American Stock Exchange; and (ii) take all steps necessary to promptly cause the proxy statement/prospectus and registration statement, as applicable, to be filed with the SEC and disseminated to Jazz stockholders. Additionally, Jazz has agreed that this proxy statement/prospectus would include the recommendation of Jazz's Board of Directors to Jazz's stockholders to adopt the merger agreement, unless such recommendation is modified or withdrawn in accordance with the terms of the merger agreement.

      Additionally, Jazz agreed to: (i) take all action necessary to convene a Jazz stockholders meeting to vote to adopt the merger agreement; and (ii) unless Jazz's Board of Directors modifies or withdraws its recommendation in accordance with the terms of the merger agreement, solicit from Jazz stockholders proxies in favor of the adoption of the merger agreement.

NO SOLICITATION OF TRANSACTIONS; BOARD RECOMMENDATION

      During the Pre-Closing Period, Jazz, its subsidiaries and their respective directors and officers will not, and Jazz will use commercially reasonable efforts to ensure that its and its subsidiaries' non-officer employees, affiliates, agents, attorneys, accountants and financial advisors and other advisors and representatives, do not, directly or indirectly:

  (i) solicit or initiate, or induce, encourage or knowingly facilitate the making, submission or announcement of any alternative acquisition proposal or alternative acquisition inquiry; or

  (ii) furnish any information regarding Jazz or its subsidiaries to any third party in connection with or in response to any alternative acquisition proposal or alternative acquisition inquiry; or

  (iii) enter into, participate, engage, maintain or continue in any discussions or negotiations with any third party concerning any alternative acquisition proposal or alternative acquisition inquiry; or

  (iv) approve, endorse or recommend any alternative acquisition proposal or alternative acquisition inquiry; or

  (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any alternative acquisition transaction.

      However, Jazz and its officers, directors, employees, affiliates, investment bankers, financial advisors, attorneys, accountants or other advisors or representatives may, at any time prior to the adoption of the merger agreement by Jazz's stockholders, take any of the actions otherwise prohibited by clauses (ii) or (iii) above in connection with or in response to any alternative acquisition proposal if Jazz's Board of Directors determines in good faith that such alternative acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal (as such term is defined in the merger agreement), if (in each case) (1) Jazz's Board of Directors determines in good faith (after consultation with Jazz's financial advisor and outside legal counsel) that such action is required in order for Jazz's Board of Directors to comply with its fiduciary duties to Jazz's stockholders under applicable law,
(2) neither Jazz nor its representatives shall have breached the non-solicitation provisions described above in connection with such alternative acquisition proposal, (3) at least 48 hours prior to taking any of the actions otherwise prohibited by clauses (ii) or (iii) above in connection with or in response to any alternative acquisition proposal, Jazz gives Tower written notice of the identity of the third party making such alternative acquisition proposal, the terms thereof and of Jazz's intention to take such actions, (4) prior to furnishing any confidential information regarding Jazz or its subsidiaries to any third party, Jazz receives from such third party an executed confidentiality agreement containing limitations no less favorable to Jazz than the provisions of the confidentiality agreement between Jazz and Tower, and (5) prior to providing any such confidential information, Jazz furnishes such confidential information to Tower (to the extent such confidential information has not been previously furnished to Tower).

      Jazz has agreed to immediately cease and terminate all existing activities, discussions and negotiations with third parties conducted prior to May 19, 2008, with respect to any alternative acquisition proposal or alternative acquisition inquiry.

      Jazz has also agreed not to release (and to cause its subsidiaries not to release) any third party from, and not to waive (and to cause its subsidiaries not to waive) any provision of, any confidentiality, non-disclosure, non-solicitation, no hire, "standstill" or similar contract to which any of Jazz or its subsidiaries is a party and will cause each such agreement to be enforced to the extent requested by Tower.

      If any alternative acquisition proposal or alternate acquisition inquiry is made or submitted prior to the consummation of the merger, Jazz has agreed to advise Tower in writing and keep Tower reasonably informed of the status of such alternative acquisition proposal or alternate acquisition inquiry (including notice of any meeting of Jazz's Board of Directors in which it is reasonably expected to consider any such alternative acquisition proposal or alternate acquisition inquiry or to recommend a superior proposal to Jazz's stockholders).

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

      In addition, during the Pre-Closing Period, neither Jazz's Board of Directors nor any committee thereof will withdraw, modify, amend, change, rescind, condition or qualify in a manner adverse to Tower or Merger Sub, the recommendation by such Board of Directors or committee of the adoption of the merger agreement (together an "Adverse Recommendation Change"). However, at any time prior to the adoption of the merger agreement by Jazz's stockholders, Jazz's Board of Directors may make an Adverse Recommendation Change, provided that: (i) neither Jazz nor its representatives breached the non-solicitation provisions described above in connection with the Adverse Recommendation Change;
(ii) Jazz shall have provided Tower with at least two business days' prior written notice of any meeting of Jazz's Board of Directors at which such Board of Directors is expected to consider the possibility of making an Adverse Recommendation Change; and (iii) Jazz determines in good faith that (after consultation with outside legal counsel and its financial advisor) that except for a decrease in Tower's stock price, in and of itself, making the Adverse Recommendation Change is required in order for Jazz's Board of Directors to comply with its fiduciary duties to Jazz's stockholders under applicable law. Jazz is also required to provide Tower with notice of any Adverse Recommendation Change together with the circumstances and details surrounding any such Adverse Recommendation Change.

      An Adverse Recommendation Change does not relieve Jazz from its obligation to convene the Jazz stockholders meeting to vote to adopt the merger agreement.

      An "alternative acquisition inquiry" means any inquiry, indication of interest or request for non-public information from a third party (other than an inquiry, indication of interest or request for non-public information made or submitted by Tower or any of its affiliates) that could reasonably be expected to lead to an alternative acquisition proposal.

      An "alternative acquisition proposal" means any offer or proposal from a third party (other than an offer or proposal made or submitted by Tower or any of its affiliates) contemplating any alternative acquisition transaction between such third party or any affiliate of such third party and Jazz.

      An "alternative acquisition transaction" means any transaction or series of related transactions (other than the transactions contemplated by the merger agreement and other than any transactions of the type described below between Jazz and Tower or any of its affiliates) involving:

   o any merger, exchange, consolidation, business combination, plan of arrangement, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which a person or group directly or indirectly would acquire, if consummated, beneficial or record ownership of securities representing more than 15% of the outstanding securities of Jazz; (ii) in which Jazz issues securities representing more than 15% of its outstanding securities; or (iii) in which the Jazz stockholders immediately preceding such transaction hold, directly or indirectly, less than 85% of the equity interests in the surviving or resulting entity of such transaction or in any parent entity immediately following such transaction;

   o any sale, lease, exchange, transfer, license or disposition of any business or businesses or assets that constitute or account for 15% or more of Jazz and its subsidiaries, taken as a whole; or

   o  any liquidation or dissolution of Jazz or certain of its subsidiaries.

REGULATORY MATTERS

      Each party will: (i) promptly make and effect all registrations, filings and submissions required to be made or effected by it pursuant to the Exchange Act and other applicable legal requirements with respect to the merger; (ii) use commercially reasonable efforts to take or cause to be taken, on a timely basis, all other actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable for the purpose of consummating and effectuating, in an expeditious manner, the transactions contemplated by the merger agreement; (iii) promptly provide all information requested by any governmental entity in connection with the merger or any of the other transactions contemplated by the merger agreement; (iv) use commercially reasonable efforts to promptly take, and cause its affiliates to take, all actions and steps necessary to obtain any clearance or approval required to be obtained from the U.S. Federal Trade Commission, the U.S. Department of Justice, any state attorney general, any foreign competition authority or any other governmental entity in connection with the transactions contemplated by this Agreement; (v) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any governmental entity with respect to the merger or any of the other transactions contemplated by the merger agreement; (vi) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding; and (vii) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other governmental entity regarding the merger.

      Subject to restrictions that may be imposed by United States governmental entities, Jazz will coordinate with Tower in connection with all notifications and discussions with the Department of Defense concerning its trusted foundry status or security clearance.

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

PUBLICITY

      Tower and Jazz have agreed to consult with each other before issuing any press release or otherwise making any public statement (except as otherwise specifically provided in the merger agreement).

ACCESS

      Subject to certain exceptions, during the Pre-Closing Period and upon reasonable notice, Jazz has agreed to provide Tower's officers and other authorized employees and representatives with reasonable access to Jazz's properties, books, records and personnel and, to furnish Tower will all readily available information concerning its business (including the status of product development efforts, properties, results of operations and personnel) as Tower may reasonably request.

DIRECTORS' AND OFFICERS' INSURANCE; INDEMNIFICATION

      Pursuant to the merger agreement, following the effective time of the merger and through the sixth anniversary of the effective time, Tower has agreed to, and to cause Jazz (as the surviving corporation) to, maintain the current level and scope of directors' and officers' liability insurance policy currently in effect; provided that Tower or Jazz (as the surviving corporation) will not be required to expend annually more than $880,196 for such coverage. All rights to indemnification by Jazz or its subsidiaries and exculpation existing in favor of their directors and officers for their acts and omissions occurring at or prior to the effective time of the merger pursuant to certain indemnification agreements listed in the disclosure schedules and Jazz's organizational documents, will survive for a period of six years following the merger.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

      None of the representations and warranties of Jazz contained in the merger agreement, or contained in any certificate delivered pursuant to the merger agreement or in connection with any of the transactions contemplated by the merger agreement survive the effective time of the merger.

EMPLOYEE MATTERS

      Tower has agreed, subject to any necessary transition period and subject to any applicable plan provisions, contractual requirements or legal requirements, that all employees of Jazz and its subsidiaries who continue their employment, will, following the effective time of the merger, be eligible to participate in Tower's applicable employee benefit plans to substantially the same extent as similarly situated employees of Tower (based, among other things, on location, responsibility, rank, seniority and job description). From and after the effective time of the merger and through December 31, 2008, Tower will ensure that Jazz (as the surviving corporation) continues to provide continuing employees with the same benefits that were provided by Jazz to such employees immediately prior to the effective time.

CONDITIONS TO COMPLETION OF THE MERGER

      Jazz's and Tower's obligations to effect the merger are subject to the satisfaction (or waiver in certain cases) of the following conditions:

   o  adoption of the merger agreement by the stockholders of Jazz;

   o the registration statement in which this proxy statement/prospectus is included as a prospectus shall have become effective;


   o if during the period ending July 18, 2008: (i) either CFIUS or the President of the United States takes any action, and (ii) in response to any such action, Tower makes an appropriate filing providing notice to CFIUS pursuant to Section 721, then either (A) the period of time for any applicable review process by CFIUS pursuant to Section 721, will have expired, and the President of the United States will not have taken action to block or prevent the consummation of the transactions contemplated by the merger agreement on the basis that they threaten to impair the national security of the United States or (B) the Department of Treasury will have provided notice to the parties to the effect that action under Section 721 is concluded; and


   o no injunction will have been issued by a court of competent jurisdiction and will be continuing that prohibits the consummation of the merger, and no law will have been enacted since May 19, 2008 and will remain in effect that prohibits the consummation of the merger.

      In addition, Tower's obligation to effect the merger is subject to the satisfaction (or waiver in certain cases) of the following conditions:

   o certain specified representations and warranties of Jazz shall be accurate in all material respects as of the closing date except to the extent such representations or warranties speak as of a specific date, in which case such representations or warranties shall be accurate in all material respects as of such date;

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

   o and all other representations and warranties of Jazz will be accurate in all respects as of the closing date, except to the extent such representations and warranties speak as of a specific date, in which case such representations and warranties shall be accurate in all respects as of such date and except that any inaccuracies in any such other representations and warranties of Jazz will be disregarded if such inaccuracies (considered collectively) do not have a material adverse effect on Jazz as of the closing date;

   o Jazz shall have performed or complied with in all material respects all covenants and agreements required to be performed or complied with by it under the merger agreement on or prior to the closing date;

   o since May 19, 2008, no event shall have occurred or circumstance will exist that, alone or in combination with any other events or circumstances since May 19, 2008, has had or resulted in and continues to have or result in a material adverse effect on Jazz, or would reasonably be expected to have or result in a material adverse effect on Jazz following the closing date;

   o there will not be pending before any court of competent jurisdiction any legal proceeding commenced by a governmental entity against Jazz or Tower that seeks to prohibit the consummation of the merger and that (i) is likely to result in a judgment adverse to Tower or Jazz and (ii) would have a material adverse effect on Jazz or a material adverse effect on Tower; and

   o  Tower shall have received the following agreements and documents:

         o  a written tax opinion;

         o  a certificate executed on behalf of Jazz by an executive officer;
            and

         o the Supplemental Indenture, including certain ancillary documents thereto.

   Jazz's obligation to effect the merger is subject to the satisfaction (or waiver in certain cases) of the following conditions:

   o certain specified representations and warranties of Tower shall be accurate in all material respects as of the closing date except to the extent such representations or warranties speak as of a specific date, in which case such representations or warranties shall be accurate in all material respects as of such date;

   o and all other representations and warranties of Tower will be accurate in all respects as of the closing date, except to the extent such representations or warranties speak as of a specific date, in which case such representations or warranties shall be accurate in all respects as of such date and except that any inaccuracies in any such other representations and warranties of Tower will be disregarded if such inaccuracies (considered collectively) do not have a material adverse effect on Tower as of the closing date;

   o Tower shall have performed or complied with in all material respects all covenants and agreements required to be performed or complied with by it under the merger agreement on or prior to the closing date;

   o since May 19, 2008, no event shall have occurred or circumstance will exist that, alone or in combination with any other events or circumstances since May 19, 2008, has had or resulted in and continues to have or result in a material adverse effect on Tower, or would reasonably be expected to have or result in a material adverse effect on Tower following the closing date;

   o there will not be pending before any court of competent jurisdiction any legal proceeding commenced by a governmental entity against Jazz or Tower that seeks to prohibit the consummation of the merger and that (i) is likely to result in a judgment adverse to Tower or Jazz and (ii) would have a material adverse effect on Tower; and

   o Jazz shall have received the following agreements and documents, each of which will be in full force and effect:

         o  a written tax opinion;

         o  a certificate executed on behalf of Tower by an executive officer;
            and

         o  the Supplemental Indenture.

   o Tower shall have delivered timely notice to the Nasdaq Global Market with respect to the Tower ordinary shares being issued in the merger.

TERMINATION OF THE MERGER AGREEMENT

      The merger agreement may be terminated (notwithstanding any approval by Jazz's stockholders):

   o by mutual written consent of Tower and Jazz at any time prior to the effective time of the merger; or

   o  by either Tower or Jazz if:

         o the merger has not been completed by October 20, 2008, provided that this right to terminate is not available to any party whose failure to fulfill any obligation under the merger agreement has resulted in the failure of the merger to occur by October 20, 2008; or

         o the adoption of the merger agreement by Jazz's stockholders has not been obtained, provided that this right to terminate is not available to any party whose failure to fulfill any obligation under the merger agreement has resulted in the failure to obtain such approval; or

         o at any time prior to the effective time of the merger (i) there is any legal requirement enacted after May 19, 2008 and remaining in effect that prohibits the consummation of the merger, or any court of competent jurisdiction will have issued a permanent injunction prohibiting the consummation of the merger and such injunction will have become final and non-appealable, and (ii) the violation of such legal requirement or injunction that would arise from the consummation of the Merger would have material negative consequences for Tower or Jazz or any of their respective directors, officers or employees; provided, that this right to terminate is not available to any party if the issuance of any such injunction is attributable to the failure of such party to perform in any material respect any covenant or other agreement.

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

   o  by Tower if:

         o a triggering event shall have occurred (at any time prior to the adoption of the merger agreement by the Jazz stockholders). A triggering event includes:

            o Jazz's Board of Directors has failed to recommend that the Jazz stockholders vote to adopt the merger agreement, or shall have withdrawn or modified its recommendation in a manner adverse to Tower,

            o Jazz has failed to include the Board's recommendation in this proxy statement/prospectus or a statement to the effect that the Board has determined and believes that the merger is fair to and in the best interests of Jazz's stockholders,

            o Jazz's Board of Directors has failed to reaffirm its recommendation in favor of the adoption of the merger agreement within 15 business days after Tower requests in writing that such recommendation be reaffirmed at any time following the public announcement and during the pendency of an alternative acquisition proposal,

            o Jazz's Board of Directors has approved, endorsed or recommended any alternative acquisition proposal,

            o Jazz has entered into any binding letter of intent or similar document or any agreement, contract or commitment accepting any alternative acquisition proposal, or

            o a tender or exchange offer relating to Jazz's securities has been commenced and Jazz has not sent within 15 business days to its stockholders or filed with the SEC a statement disclosing that it recommends rejection of such offer;

         o Jazz breaches any of its representations, warranties, covenants or agreements, such that the applicable closing conditions for Tower to effect the merger as set forth in the merger agreement would not be satisfied and such breach is not cured (if curable) within 30 days of delivery of written notice by Tower to Jazz of Jazz's breach (so long as Tower is not itself in breach of the any of its representations, warranties, covenants or agreements so as to cause the applicable closing conditions for Jazz to effect the merger as set forth in the merger agreement not to be satisfied); or

   o by Jazz if Tower breaches any of its representations, warranties, covenants or agreements, such that the applicable closing conditions for Jazz to effect the merger as set forth in the merger agreement would not be satisfied such failure or breach is not cured (if curable) within 30 days of delivery of written notice by Jazz to Tower of Tower's breach (so long as Jazz is not itself in breach of any of its representations, warranties, covenants or agreements so as to cause the applicable closing conditions for Tower to effect the merger as set forth in the merger agreement not to be satisfied).

EXPENSES; TERMINATION FEE

      Generally, each party to the merger agreement will bear its own expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement.

      Jazz has agreed to pay Tower a termination fee of $1.2 million and reimburse Tower for up to $1 million in expenses incurred in connection with the transaction, if the merger agreement is terminated under one of the following circumstances:

   o  by Tower if a triggering event has occurred; or

   o by Tower or Jazz if: (i) the adoption of the merger agreement by Jazz's stockholders has not been obtained; and (ii) prior to the time of the failure to adopt the merger agreement, an alternative acquisition proposal shall have been publicly disclosed and such alternative acquisition proposal shall not have been unconditionally and publicly withdrawn prior to the date of the Jazz special meeting; and (iii) within 12 months of the date of termination, an acquisition shall have been consummated or Jazz shall have entered into an agreement or binding letter of intent providing for an acquisition (which is subsequently consummated); or

   o by Tower or Jazz if: (i) the merger has not been completed by October 20, 2008; and (ii) prior to termination, an alternative acquisition proposal shall have been publicly disclosed; and (iii) within 12 months of the date of termination, an acquisition shall have been consummated or Jazz shall have entered into an agreement or binding letter of intent providing for an acquisition (which is subsequently consummated), provided that, in the case of termination by Tower, Tower can demonstrate that it would reasonably have been expected that the merger would have been consummated prior to termination but for the making or pendency of such alternative acquisition proposal.

      An "acquisition" means any of the following transactions: (A) a merger, consolidation, business combination, recapitalization or similar transaction involving Jazz pursuant to which the stockholders of Jazz immediately preceding such transaction do not hold at least 50% of the aggregate equity interests in the surviving or resulting entity; (B) a transaction that involves a sale or other disposition by Jazz of assets that represent in excess of 50% of the consolidated assets of Jazz and its subsidiaries or a business or businesses that constitute or account for at least 50% of the consolidated net revenues of Jazz and its subsidiaries; or (C) the acquisition by any person or group of beneficial ownership of shares representing in excess of 50% of the voting power of Jazz.

      As described more completely in the merger agreement, subject to certain conditions, if the merger agreement is terminated by either Jazz or Tower because the adoption of the merger agreement by Jazz's stockholders has not been obtained, Jazz has agreed reimburse Tower for up to $500,000 in expenses.

      If Jazz fails promptly to pay when due any amounts payable by Jazz, then it must reimburse Tower for all costs and expenses incurred in collection of such amounts and must pay Tower interest on such overdue amounts at a rate per annum equal to 5%.

AMENDMENT

      The merger agreement may be amended at any time prior to the effective time of the merger by an instrument in writing signed by the parties thereto.

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

                       DESCRIPTION OF TOWER SHARE CAPITAL

      A SUMMARY OF THE MATERIAL PROVISIONS GOVERNING TOWER'S SHARE CAPITAL IMMEDIATELY FOLLOWING THE COMPLETION OF THE MERGER IS EXPLAINED BELOW. THIS SUMMARY IS NOT COMPLETE AND SHOULD BE READ WITH TOWER'S ARTICLES OF ASSOCIATION, A COPY OF WHICH HAS BEEN FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT ON FORM S-8 NO. 333-138837 FILED WITH THE SEC ON NOVEMBER 20, 2006.

GENERAL

      This section summarizes the material rights of Tower shareholders under Israeli law, and the material provisions of Tower's articles of association, as amended (referred to as Tower's articles of incorporation). This description of Tower's share capital is only a summary and does not describe the articles of association in their entirety. A copy of Tower's articles of association has been filed with the SEC in the United States. For information regarding how to obtain copies from the SEC, see the section entitled "WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF INFORMATION BY REFERENCE."

     Based on Tower outstanding shares as of July 31, 2008, immediately after the completion of the merger, 159,620,318 Tower ordinary shares are expected to be issued and outstanding.

DESCRIPTION OF ORDINARY SHARES

      Tower's articles of incorporation authorize up to 800 million ordinary shares, par value NIS 1.00 per share. Under Tower's articles of association, the ordinary shares do not have preemptive rights. Tower may from time to time, by approval of a majority of its shareholders, increase its authorized share capital. All ordinary shares are registered shares, rather than bearer shares.

      The ownership or voting rights of Tower's ordinary shares by non-residents of Israel is not restricted in any way by Tower's articles of association, as amended. The State of Israel does not restrict in any way the ownership or voting rights of ordinary shares of Israeli entities by non-residents of Israel, except with respect to subjects of countries that are in a state of war with Israel. Tower's ordinary shares do not have cumulative voting rights for the election of directors. The affirmative vote of the shareholders present in person or by proxy that represent more than 50% of the voting power present in person or by proxy have the power to elect all nominees up for election to Tower's board of directors.

      In the event of Tower's liquidation, after satisfaction of liabilities to creditors, Tower's assets will be distributed to the holders of Tower's ordinary shares in proportion to the nominal value of their respective holdings. This liquidation right may be affected by the grant of a preferential dividend or distribution right to the holder of a class of shares with preferential rights that may be authorized in the future. Dividends may be paid only out of profits, as defined in the Israeli Companies Law. Tower's Board of Directors is authorized to declare dividends, although Tower's bank covenants currently in effect prohibit the payment of dividends on Tower's ordinary shares, unless such payments are approved by Tower's banks.

      Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. Subject to the provisions set forth in Section 46B of the Israeli Securities Law, these voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future. Tower's major shareholders do not have different voting rights from each other or other shareholders.


     Resolutions of shareholders (e.g. resolutions amending Tower's articles of association, electing or removing directors, appointing an independent registered public accounting firm, authorizing changes in capitalization or the rights attached to Tower's shares or approving a wind-up or merger) require the affirmative vote (at a meeting convened upon advance notice of no less than thirty five days) of shareholders present in person or by proxy and holding shares conferring, in the aggregate, at least a majority of the votes actually cast on such resolutions.


      The quorum required for a meeting of shareholders is at least two shareholders present, in person or by proxy, within half an hour of the time fixed for the meeting's commencement that together hold shares conferring in the aggregate more than 33% of the total voting power of Tower's shares. A meeting adjourned for lack of a quorum is adjourned to the same day in the following week at the same time and place. At the reconvened meeting, in the event a quorum is not present within half an hour of the time fixed for the meetings commencement, the persons present shall constitute a quorum.

      Tower's registration number at the Israeli Registrar of Companies is 52-004199-7.

      The objective stated in Tower's articles of association is to engage in any lawful activity.

      Modification or abrogation of the rights of any existing class of shares requires either the written consent of all of the holders of the issued shares of such class or the adoption of a resolution by an ordinary majority of a general meeting of holders of such class. The quorum required for a class meeting is at least two shareholders present, in person or by proxy, within half an hour of the time fixed for the meetings commencement that together hold shares conferring in the aggregate at least 33% of the total voting power of the issued shares of such class. If no quorum is present, the meeting shall be adjourned to another time and at the adjourned meeting a quorum shall be constituted in the presence of any number of participants, regardless of the number of shares held by them.

     As of July 31, 2008 125,364,021 of Tower's ordinary shares were outstanding. The above numbers of outstanding ordinary shares do not include 1.3 million treasury shares held by Tower through a trustee.

      The transfer agent and registrar for Tower's ordinary shares is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10007.

OTHER SECURITIES

      In addition to ordinary shares, Tower has the following securities issued and outstanding:

      o     Options;

      o Warrants (series 4, 5, 6, series I, and warrants issued to Bank Hapoalim, B.M., Bank Leumi LE-Israel, B.M. and to the Israel Corporation Ltd.);

      o     Convertible Debentures (series A, B, C and E);

      o     Non-Convertible Debentures (series D); and

      o Capital Notes issued to Bank Hapoalim, B.M., Bank Leumi LE-Israel, B.M. and the Israel Corporation Ltd.

     Information about these securities is contained in Tower's annual report on Form 20-F for the fiscal year ended December 31, 2007, filed with the SEC on June 18, 2008. Please see the section titled "WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF INFORMATION BY REFERENCE."

                COMPARATIVE RIGHTS OF TOWER AND JAZZ SHAREHOLDERS

GENERAL

      Tower is incorporated under the laws of the State of Israel. Jazz is incorporated under the laws of the State of Delaware. If the merger is completed, Jazz stockholders will exchange their respective shares of Jazz common stock for Tower ordinary shares in accordance with the merger agreement. The following is a summary comparison of material differences between the rights of a Jazz common stockholder and a Tower ordinary shareholder arising from the differences between the laws of the State of Delaware and of the State of Israel and the governing instruments of the respective companies.

     The following summary does not purport to be a complete statement of the rights of holders of Tower ordinary shares under the applicable provisions of the Israeli Companies Law, 1999, referred to herein as the "Israeli Companies Law," and the Tower articles of association dated November 14, 2000, as amended, or the rights of Jazz stockholders under the applicable provisions of the Delaware General Corporation Law, referred to herein as the DGCL, and the Jazz certificate of incorporation and bylaws, each as amended, or a complete description of the specific provisions referred to herein. This summary contains a list of the material differences but is not intended to be an exhaustive list or a detailed description of the provisions discussed. You should refer to the Israeli Companies Law and the DGCL, as well as Tower's articles of association, as amended, and Jazz's certificate of incorporation and bylaws, as amended, for a better understanding of the comparative rights of Tower shareholders and Jazz stockholders. Jazz's certificate of incorporation and bylaws have been filed separately as exhibit 3.1 to each of Jazz's Current Reports on Form 8-K filed with the SEC on February 23, 2007 and November 30, 2007, respectively. Tower's articles of association dated November 14, 2000, as amended, have been filed as exhibit 3.1 to Tower's Registration Statement on Form F-1, File No. 333-126909, while two amendments to Tower's articles have been filed as exhibit 4.2 to each of Tower's Registration Statements on Form S-8, File Nos. 333-117565 and 333-138837, respectively. See the section entitled "WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE" for information on how to access these documents.

SUMMARY OF MATERIAL DIFFERENCES BETWEEN THE RIGHTS OF JAZZ STOCKHOLDERS AND THE
                          RIGHTS OF TOWER SHAREHOLDERS

                                           JAZZ STOCKHOLDER RIGHTS                              TOWER SHAREHOLDER RIGHTS
------------------------------------------------------------------------------------------------------------------------------------
                             Under the DGCL, Jazz's board of directors must           Pursuant to Tower's articles of
                             consist of at least one member with the number           incorporation, the number of directors on
                             fixed by the certificate of incorporation or             Tower's board shall not be less than 5 nor
                             bylaws  of the corporation.                              more than 11, including the external and
                                                                                      independent directors. Under the Israeli
   NUMBER OF DIRECTORS       Jazz's board of directors currently consists of          Companies Law, a public company must have at
                             four directors. The number of directors shall be         least two external directors.
                             fixed exclusively by resolutions adopted by a
                             majority of the authorized number of directors
                             constituting Jazz's board of directors.
------------------------------------------------------------------------------------------------------------------------------------
                             Directors may be elected at an annual meeting of         Directors are elected at an annual meeting
                             stockholders at which a quorum is present, by a          of shareholders at which a quorum,
                             plurality vote of the shares present at the meeting.     constituted in the presence, in person or by
                                                                                      proxy, of two or more shareholders holding
                                                                                      at least 33% of the voting rights, within
                                                                                      half an hour of the time fixed for the
                                                                                      meeting's commencement, is present by a
                                                                                      majority of the participating votes cast by
                                                                                      holders of shares present or represented by
                                                                                      proxy. Under Israeli Companies Law, the
                                                                                      external directors are elected by a
                                                                                      qualified majority at a general meeting of
                                                                                      shareholders such that in counting the votes
  ELECTION OF DIRECTORS                                                               of the majority at the general meeting at
                                                                                      least one-third of all the votes of
                                                                                      shareholders who are not holders of control
                                                                                      in Tower or representatives of such persons,
                                                                                      present at the time of voting are included;
                                                                                      whereby in counting the total votes of such
                                                                                      shareholders abstentions shall not be taken
                                                                                      into account. Alternatively, the Israeli
                                                                                      Companies Law provides that such appointment
                                                                                      shall be valid if the total number of votes
                                                                                      by non-controlling shareholders opposing
                                                                                      such appointment is no greater than one
                                                                                      percent of the total voting rights in Tower.
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

                                           JAZZ STOCKHOLDER RIGHTS                              TOWER SHAREHOLDER RIGHTS
------------------------------------------------------------------------------------------------------------------------------------
                             There are three classes of Jazz directors. Each          Tower's directors are elected to the board
                             class serves for a three-year term and consists, as      of directors for an annual term except for
                             nearly as possible, of one-third of the total            external directors who according to the
   TERM AND CLASSES OF       number of directors. At each annual meeting of Jazz      Israeli Companies Law, are elected for a
        DIRECTORS            stockholders, directors shall be elected for a full      term of three years, which can be renewed
                             term of three years to succeed the directors of the      for subsequent 3-year terms, subject to
                             class whose terms expire at such annual meeting.         certain conditions.
------------------------------------------------------------------------------------------------------------------------------------
                             Jazz stockholders may only remove a director for         Directors (other than the two external
                             cause.                                                   directors) may be removed by a resolution
                                                                                      passed by an ordinary majority in an
                                                                                      extraordinary general meeting if the
                                                                                      director is given a reasonable opportunity
                                                                                      to state his case. Otherwise, a director
                                                                                      shall also be removed from his office upon
                                                                                      the occurrence of any of the following
                                                                                      events:

                                                                                      (a)  The director dies or is declared
                                                                                      legally incapacitated by a competent court.

                                                                                      (b) If the director is a company, upon its
                                                                                      winding-up;

                                                                                      (c)  A court of competent jurisdiction
                                                                                      orders the termination of the director's
                                                                                      office due to either: (i) the court's
                                                                                      determination that the director is
                                                                                      permanently unable to fulfill his function;
                                                                                      or (ii) such director's conviction outside
                                                                                      Israel of the offenses of bribery, deceit,
                                                                                      offenses by managers of a corporate body or
                                                                                      offenses involving misuse of inside
                                                                                      information;

                                                                                      (d)  The director is declared bankrupt; or

                                                                                      (e)  If the director resigns his office
                                                                                      after giving notice of such.

   REMOVAL OF DIRECTORS                                                               (f) Where a director has been convicted by a
                                                                                      final judgment of certain offenses in the
                                                                                      Israeli Penal Law, 5737-1977, Israeli
                                                                                      Securities Law, 5728-1968, or other offenses
                                                                                      deemed sufficiently grace by a competent
                                                                                      court, whereby such director shall so inform
                                                                                      Tower and his office shall terminate on the
                                                                                      date of giving of such notice, and shall not
                                                                                      be reappointed as a director unless five
                                                                                      years have passed.

                                                                                      In accordance with the relevant provisions
                                                                                      of the Israeli Companies Law, upon either
                                                                                      the ruling of a competent court or
                                                                                      resolutions of both Tower's board of
                                                                                      directors and the extraordinary general
                                                                                      meeting of Tower's shareholders (the
                                                                                      shareholder resolution must achieve the same
                                                                                      percentage as is required for the election
                                                                                      of an external director), the termination of
                                                                                      the office of an external director may be
                                                                                      ordered if the board of directors decides
                                                                                      that such director has ceased to fulfill one
                                                                                      of the conditions required under the Israeli
                                                                                      Companies Law for his appointment or that
                                                                                      such director has committed a breach of a
                                                                                      fiduciary duty to Tower.
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

                                           JAZZ STOCKHOLDER RIGHTS                              TOWER SHAREHOLDER RIGHTS
------------------------------------------------------------------------------------------------------------------------------------
                             If any vacancies occur in Jazz's board of                If the office of a director is vacated, the
                             directors, by reason of death, resignation,              board of directors may continue to act in
                             disqualification, removal, other causes or if the        any matter so long as there are at least 5
                             authorized number of directors is increased, and         directors. If the number of directors falls
                             unless Jazz's board of directors determines by           below 5, the board of directors may not act
                             resolution that any such vacancies or newly created      in any manner other than taking measures to
                             directorships shall be filled by the stockholders,       convene a general meeting for the purpose of
                             the directors then in office may fill any such           appointing additional directors.
  VACANCIES ON THE BOARD     vacancy by a majority of the directors then in
                             office, even though less than a quorum of Jazz's
                             board of directors.

                             Any director elected in accordance with the above
                             shall hold office for the remainder of the full
                             term of the director for which the vacancy was
                             created or occurred and until such director's
                             successor shall have been elected and qualified.
------------------------------------------------------------------------------------------------------------------------------------
                             A quorum of Jazz's board of directors, except with       The quorum for commencing a Tower board of
                             regards to questions relating to indemnification,        directors' meeting shall be a majority of
                             shall consist of a majority of the exact number of       the members of the board of directors
                             directors fixed from time to time by Jazz's board        holding office on the date of the meeting
                             of directors in accordance with Jazz's certificate       who are lawfully entitled to participate in
                             of incorporation;  however, at any meeting whether       the meeting (as conclusively determined by
                             a quorum be present or otherwise, a majority of the      the chairman of the board of directors),
                             directors present may adjourn the meeting from time      including alternate directors, if there is a
  BOARD QUORUM AND VOTE      to time until the time fixed for the next regular        meeting at which an appointing director is
       REQUIREMENTS          meeting of the Jazz board of directors, without          not present. Each director shall have one
                             notice other than by announcement at the meeting.        vote. Resolutions of the board of directors
                             With respect to questions related to                     shall be passed by a majority of votes of
                             indemnification, a quorum shall be one-third of the      the directors present at the meeting and
                             exact number of Jazz's directors fixed from time to      voting thereat, without taking into account
                             time.  Except as otherwise required by law,  the         the votes of abstainees. The board of
                             act of a majority of the directors present at any        directors' chairman shall not have an
                             meeting at which a quorum is present is sufficient       additional or casting vote, in case of a tie.
                             for the act of the board of directors.
------------------------------------------------------------------------------------------------------------------------------------
                             Any action required or permitted to be taken at any      Tower's board of directors may pass
                             meeting of Jazz's board of directors or of any           resolutions without convening, provided that
                             committee thereof may be taken without a meeting,        all the directors entitled to participate in
                             if all members of Jazz's board of directors or such      the discussion and vote on a matter brought
  ACTION OF THE BOARD OF     committee, as the case may be, consent thereto in        for a resolution agree thereto by giving
   DIRECTORS WITHOUT A       writing or by electronic transmission, and such          their written consent.
         MEETING             writing or writings or transmission or
                             transmissions are filed with the minutes of
                             proceedings of Jazz's board of directors or such
                             committee.
------------------------------------------------------------------------------------------------------------------------------------

                                           JAZZ STOCKHOLDER RIGHTS                              TOWER SHAREHOLDER RIGHTS
------------------------------------------------------------------------------------------------------------------------------------
                             The annual meeting of Jazz's stockholders shall be       The annual general meeting of Tower's
                             held at such date and time as may be designated          shareholders is to be held once in every
                             from time to time by the board of directors. Under       calendar year at such date and time as may
                             the DGCL, special meetings of stockholders may be        be designated by the board of directors, but
                             called by the board of directors and by such other       no later than fifteen months after the last
                             person or persons authorized to do so by the             annual general meeting. Not less than 35 days'
                             corporation's certificate of incorporation or            prior notice shall be given of every
                             bylaws. Under Jazz's bylaws, a special meeting of        shareholder meeting. The accidental omission
                             stockholders may be called by (a) the chairman of        to give notice of a meeting to any
                             the board, (b) the chief executive officer or (c)        shareholder, or the non-receipt of notice
                             Jazz's board of directors pursuant to a resolution       sent to such shareholder, shall not
                             adopted by a majority of the total number of             invalidate the proceedings at such meeting.
                             authorized directors (whether or not there exist         Under the Israeli Companies Law and Tower's
                             any vacancies in previously authorized                   articles of association, Tower's board of
                             directorships at the time any such resolution is         directors shall convene a special meeting
   STOCKHOLDER MEETING       presented to the Jazz board of directors for             pursuant to its resolution and on the
                             adoption). Except as otherwise provided by law,          requisition of any of the following: (i) two
                             notice, given in writing or by electronic                directors or 1/4 of the members of the board
                             transmission, of each meeting of stockholders shall      of directors; or (ii) one or more
                             be given not less than 10 nor more than 60 days          shareholders holding at least 5% of the
                             before the date of the meeting to each stockholder       Tower's issued share capital and 1% of
                             entitled to vote at such meeting. If mailed, notice      Tower's voting rights; or (iii) one or more
                             is given when deposited in the United States mail.       shareholders holding at least 5% of the
                             Notice of the meeting of stockholders may be waived      voting rights in the company.
                             in writing, either before or after such meeting,
                             and will be waived by any stockholder by his
                             attendance thereat in person, by remote
                             communication, if applicable, or by proxy, except
                             when the stockholder attends a meeting for the
                             express purpose of objecting.
------------------------------------------------------------------------------------------------------------------------------------
                             The presence in person or by proxy of the holders        Under Tower's articles of association, A
                             of a majority of the shares then outstanding and         quorum with respect to a general meeting of
                             entitled to vote at a meeting of Jazz stockholders       Tower's shareholders shall be constituted in
                             constitutes a quorum for the transaction of              the presence, in person or by proxy, of two
                             business.                                                or more shareholders holding at least 33% of
                                                                                      the voting rights, within half an hour of
                                                                                      the time fixed for the meeting's
                                                                                      commencement. If a quorum is not present at
                                                                                      the general meeting within half an hour of
   QUORUM REQUIREMENTS                                                                the time fixed for the meeting's
                                                                                      commencement, the meeting shall be adjourned
                                                                                      for one week, to the same day, time and
                                                                                      place, without it being necessary to notify
                                                                                      the shareholders thereof, and if a quorum is
                                                                                      not present, as aforesaid, at the adjourned
                                                                                      meeting within half an hour of the time
                                                                                      fixed for the commencement thereof, the
                                                                                      persons present shall constitute a quorum.
------------------------------------------------------------------------------------------------------------------------------------
                             Any action required to be taken at any annual or         Israeli law does not provide for public
                             special meeting of Jazz's stockholders, or any           companies to have shareholder resolutions
                             action which may be taken at any annual or special       adopted by means of a written consent in
                             meeting of such stockholders, may be taken without       lieu of a shareholder meeting.
                             a meeting, without prior notice and without a vote,
                             if a consent in writing or by electronic
                             transmission setting forth the action so taken
                             shall be signed by the holders of outstanding stock
ACTION OF STOCKHOLDERS BY    having not less than the minimum number of votes
     WRITTEN CONSENT         that would be necessary to authorize or take such
                             action at a meeting at which all shares entitled to
                             vote thereon were present and voted, and shall be
                             delivered to Jazz by delivery to its registered
                             office in the State of Delaware, its principal
                             place of business, or an officer or agent of Jazz
                             having custody of the book in which proceedings of
                             meetings of stockholders are recorded.
------------------------------------------------------------------------------------------------------------------------------------

                                           JAZZ STOCKHOLDER RIGHTS                              TOWER SHAREHOLDER RIGHTS
------------------------------------------------------------------------------------------------------------------------------------
                             Under the DGCL, Jazz's charter may be amended by         Tower does not have separate by-laws and its
                             resolution of the board of directors and the             articles of association include many of the
                             affirmative vote of the holders of a majority of         provisions ordinarily included in the
                             the outstanding shares of voting stock then              by-laws. Tower's articles of association may
                             entitled to vote. Both Jazz's stockholders and its       be amended by the affirmative vote of an
                             board of directors have the power to adopt, amend        ordinary majority of the voting rights in
                             or repeal any bylaw. Any adoption, amendment or          Tower represented at a shareholders' general
                             repeal of Jazz's bylaws by Jazz stockholders shall       meeting.
                             require the affirmative vote of the holders of at
                             least two-thirds of the voting power of all of the       Tower may, in a resolution passed at the
                             then-outstanding shares of the capital stock of the      general meeting by an ordinary majority,
                             corporation entitled to vote generally in the            modify the rights attached to a particular
                             election of directors, voting together as a single       class of shares, provided that the written
                             class. Any adoption, amendment or repeal of Jazz's       agreement of all the holders of the shares
                             bylaws by Jazz's board of directors shall require        of such class is received or that the
                             the approval of a majority of the authorized number      resolution is approved in a general meeting
                             of directors.                                            of the holders of the shares of such class
                                                                                      by an ordinary majority or, where the issue
 AMENDMENT OF ARTICLES OF                                                             terms of a particular class of Tower's
   ASSOCIATION; BYLAWS;                                                               shares otherwise provide, as provided in
                                                                                      such issue terms.

                                                                                      All provisions in Tower's articles of
                                                                                      association regarding general meetings apply
                                                                                      mutatis mutadis to any class meeting,
                                                                                      provided that a quorum at a class meeting
                                                                                      shall be constituted in the presence at the
                                                                                      time the meeting proceeds to business, in
                                                                                      person or by proxy, of at least two
                                                                                      shareholders holding at least fifty one
                                                                                      percent of the issued shares of such class;
                                                                                      if no quorum is constituted as aforesaid,
                                                                                      the class meeting shall be adjourned to
                                                                                      another time and at the adjourned meeting a
                                                                                      quorum shall be constituted in the presence
                                                                                      of any number of participants, regardless of
                                                                                      the number of shares held by them.
------------------------------------------------------------------------------------------------------------------------------------
                             Pursuant to Jazz's certificate of incorporation and      The Israeli Companies Law provides that a
                             in accordance with the DGCL, Jazz  directors do not      company cannot exculpate an officeholder
                             have personal liability to Jazz and its                  (which is defined under the Israeli
                             stockholders for monetary damages for a breach of        Companies Law to include a director, general
                             fiduciary duty as a director, except in the              manager, managing director, chief executive
                             following scenarios: (a) any breach of the               officer, executive vice president, vice
                             director's duty of loyalty to the corporation or         president, other managers directly
                             its stockholders; (b) acts or omissions in bad           subordinate to the general manager and any
                             faith or which involve intentional misconduct or a       other person fulfilling or assuming any of
                             knowing violation of law; (c) intentional or             the foregoing positions or responsibilities
                             negligent payments of unlawful dividends or              without regard to such person's title) from
                             unlawful stock purchases or redemption; or (d) any       liability with respect to a breach of his or
                             transaction in which the director derives an             her duty of loyalty. However, the Israeli
                             improper personal benefit.                               Companies Law allows companies to exculpate
 EXCULPATION OF DIRECTORS                                                             in advance an officeholder from his or her
                                                                                      liability to the company, in whole or in
                                                                                      part, with respect to a breach of his or her
                                                                                      duty of care, except for a breach by a
                                                                                      director of his or her duty of care with
                                                                                      respect to dividends or other distributions
                                                                                      to shareholders.

                                                                                      Tower's articles of association provide that
                                                                                      Tower may in advance exempt officeholders of
                                                                                      from all or any of his liability for damage
                                                                                      in consequence of a breach of the duty of
                                                                                      care vis-a-vis Tower.

                                                                                      See also  "INDEMNIFICATION  OF DIRECTORS  AND
                                                                                      OFFICERS."
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

                                           JAZZ STOCKHOLDER RIGHTS                              TOWER SHAREHOLDER RIGHTS
------------------------------------------------------------------------------------------------------------------------------------
                             Jazz is permitted to indemnify any person who was        Tower's articles of association provide
                             or is a party or is threatened to be made a party        Tower with the power to undertake to
                             to: (a) any action, suit or proceeding, whether          indemnify its officeholders to the maximum
                             civil, criminal, administrative or investigative,        extent allowed by the Israeli Companies Law,
                             other than an action by or in the right of Jazz,         whether in advance or retroactively, for an
                             against expenses, including attorneys' fees,             obligation or expense incurred by such
                             judgments, fines and reasonable settlement amounts       officeholders, as detailed below, in
                             if such person acted in good faith and reasonably        consequences of an act or omission to act in
                             believed that his or her actions were in or not          his capacity as an officer of Tower. Such
                             opposed to the best interests of Jazz and, with          applicable obligations or expenses for which
                             respect to any criminal proceeding, had no               an officer may be indemnified by Tower are
                             reasonable cause to believe that his or her conduct      as follows:
                             was unlawful; (b) any derivative action or suit on
                             behalf of Jazz against expenses, including               (i) A monetary liability imposed on or
                             attorneys' fees, actually and reasonably incurred        incurred by the officer pursuant to a
                             in connection with the defense or settlement of          judgment in favor of another person,
                             such action or suit, if such person acted in good        including a judgment imposed on such
                             faith and reasonably believed that his or her            officeholder in a compromise or in an
                             actions were in or not opposed to the best interest      arbitration decision that was approved by a
                             of Jazz. In the event that a person is adjudged to       court of law;
                             be liable to Jazz in a derivative suit, the DGCL
                             prohibits indemnification unless either the              (ii) Reasonable litigation expenses,
                             Delaware Court of Chancery or the court in which         including attorneys' fees, incurred by the
                             such derivative suit was brought determines that         officer due to an investigation or a
                             such person is entitled to indemnification for           proceeding instituted against the officer by
                             those expenses which such court deems proper. To         an authority competent to administrate such
                             the extent that a present or former director or          an investigation or proceeding, and that was
                             officer of Jazz has been successful on the merits        finalized without the filing of an
                             or otherwise in the defense of a third party or          indictment against the officeholder and
                             derivative action, such person shall be indemnified      without any financial obligation imposed on
                             against expenses actually and reasonably incurred        the officer in lieu of criminal proceedings
                             by such person.                                          (or that was finalized without the filing of
                                                                                      an indictment against the officer but with
                                                                                      financial obligation imposed on the officer
                                                                                      in lieu of criminal proceedings of a crime
                                                                                      which does not require proof of criminal
                                                                                      intent);
    INDEMNIFICATION OF
 DIRECTORS, OFFICERS AND                                                              (iii) Reasonable litigation expenses,
        EMPLOYEES                                                                     including attorneys professional fees,
                                                                                      incurred by the officer or which he is
                                                                                      ordered to pay by a court in proceedings
                                                                                      filed against him by Tower or on its behalf
                                                                                      or by another person, or in a criminal
                                                                                      indictment of which he is acquitted, or in a
                                                                                      criminal indictment in which he is convicted
                                                                                      of an offence not requiring proof of
                                                                                      criminal intent.

                                                                                      (iv) Any other obligation or expense which
                                                                                      shall be permitted by the Israeli Companies
                                                                                      Law with regards to the indemnification of
                                                                                      company officers.  Such undertaking to
                                                                                      indemnify an officeholder in advance for the
                                                                                      obligations or expenses identified in (i)
                                                                                      above are conditioned on the fact that such
                                                                                      obligations or expenses regard events which,
                                                                                      in the opinion of Tower's board of
                                                                                      directors, are foreseeable in view of
                                                                                      Tower's activity at the time of such
                                                                                      undertaking, and to an amount or degree
                                                                                      which the board of directors has determined
                                                                                      to be reasonable in the circumstances of the
                                                                                      case.

                                                                                      Tower's articles of association provide that
                                                                                      Tower may also, beforehand or retroactively,
                                                                                      undertake to indemnify an officer of Tower
                                                                                      who holds or held office on Tower's behalf
                                                                                      at its request as a director in another
                                                                                      company in which Tower holds shares,
                                                                                      directly or indirectly, for an obligation or
                                                                                      expense as specified above (regarding
                                                                                      indemnification of Tower officers), for an
                                                                                      act done in his capacity as a director in
                                                                                      the other company.

                                                                                      See also  "INDEMNIFICATION  OF DIRECTORS  AND
                                                                                      OFFICERS."
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                             According to the Jazz bylaws, to the fullest extent      Under the Israeli Companies Law, a company
                             permitted by the DGCL or any other applicable law        may purchase insurance to cover the
                             and upon approval by the Jazz board of directors,        liability of any officeholder, if the
                             Jazz may purchase insurance on behalf of its             articles of association permit such
                             directors, officers, employees and other agents.         insurance as a result of any of the
                                                                                      following acts or omissions performed by the
                             Jazz shall promptly notify its directors and             officer in his or her capacity as an officer
                             officers of any change, lapse or cancellation of         of the company: (a) breach of a duty of care
                             such insurance coverage.                                 vis-a-vis the company or vis-a-vis another
                                                                                      person; (b) breach of a duty or loyalty
                                                                                      vis-a-vis the company, provided that the
                                                                                      officer acted in good faith and had
 INSURANCE OF DIRECTORS,                                                              reasonable grounds to believe that the
  OFFICERS AND EMPLOYEES                                                              action in question would not adversely
                                                                                      affect the company; or (c) financial
                                                                                      liability which shall be imposed upon said
                                                                                      officer in favor of another person as a
                                                                                      result of any action which was performed by
                                                                                      said officeholder.

                                                                                      Tower's articles of association provide that
                                                                                      it may insure its officers as aforesaid, as
                                                                                      well as in any other circumstances with
                                                                                      respect to which the company is permitted to
                                                                                      insure the officer.

                                                                                      See also  "INDEMNIFICATION  OF DIRECTORS  AND
                                                                                      OFFICERS."
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                             If the DGCL is amended to authorize corporate            Pursuant to the Israeli Companies Law,
                             action further eliminating or limiting the personal      indemnification of, exculpation of and
                             liability of directors, then the liability of a          procurement of insurance coverage for,
                             Jazz director shall be further eliminated or             officeholders in a public company must be
                             limited to the maximum extent allowable under the        approved by the audit committee, the board
                             amended DGCL.                                            of directors and, if the officeholder is a
                                                                                      director, by the company's shareholders.

                                                                                      The Israeli Companies Law provides that a
                                                                                      company may not exculpate or indemnify an
                                                                                      officeholder, nor enter into an insurance
                                                                                      contract which would provide coverage for
                                                                                      any monetary liability incurred as a result
                                                                                      of any of the following: (a) a breach by the
 GENERAL PROVISIONS WITH                                                              officeholder of his or her duty of loyalty
  RESPECT TO INSURANCE,                                                               unless, with respect to insurance and
INDEMNITY AND EXCULPATION                                                             indemnification, the officeholder acted in
                                                                                      good faith and had a reasonable basis to
                                                                                      believe that the act would not cause the
                                                                                      company harm; (b) a breach by the
                                                                                      officeholder of his or her duty of care if
                                                                                      such breach was done intentionally or in
                                                                                      disregard of the circumstances of the breach
                                                                                      or its consequences, except if such breach
                                                                                      is done only with negligence; (c) any act or
                                                                                      omission done with the intent to derive an
                                                                                      illegal personal gain; or (d) a fine or
                                                                                      monetary settlement imposed upon the
                                                                                      officeholder.
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                             The DGCL provides that no contract or transaction        The Israeli Companies Law codifies the
                             between a corporation and one or more of its             fiduciary duties that officeholders,
                             directors or officers, or between a corporation and      including directors and executive officers,
                             any other corporation, partnership, association, or      owe to a company. An officeholder's
                             other organization in which one or more of its           fiduciary duties consist of a duty of care
                             directors or officers, are directors or officers,        and a duty of loyalty. The duty of loyalty
                             or have a financial interest, shall be void or           includes avoiding any conflict of interest
                             voidable solely for this reason, or solely because       between the officeholder's position in the
                             the director or officer is present at or                 company and his personal affairs or other
                             participates in the meeting of the board or              position, avoiding any competition with the
                             committee of the board which authorizes the              company's business, avoiding exploiting any
                             contract or transaction, or solely because any such      business opportunity of the company in order
                             director's or officer's votes are counted for such       to receive personal advantage for himself,
                             purpose, if: (a) the material facts as to the            herself or others, and revealing to the
                             director's or officer's relationship or interest         company any information or documents
                             and as to the contract or transaction are disclosed      relating to the company's affairs which the
                             or are known to the board of directors or a              officeholder has received due to his
                             committee of the board, and the board or committee       position as an officeholder. Under the
                             of the board in good faith authorizes the contract       Israeli Companies Law, compensation of
                             or transaction by the affirmative votes of a             officeholders who are not directors
                             majority of the disinterested directors, even            generally requires approval of the board of
                             though the disinterested directors may be less than      directors.
                             a quorum; (b) the material facts as to the
                             director's or officer's relationship or interest         Compensation of directors requires the
                             and as to the contract or transaction are disclosed      approval of the audit committee, the board
                             or are known to the stockholders entitled to vote        of directors and the shareholders. The
                             thereon, and the contract or transaction is              Israeli Companies Law requires that an
                             specifically approved in good faith by vote of the       officeholder promptly disclose any "personal
                             stockholders; or (c) the contract or transaction is      interest" that he or she may have and all
                             fair as to the corporation as of the time it is          related material information known to him or
                             authorized, approved or ratified, by the board of        her, in connection with any existing or
                             directors, a committee of the board or the               proposed transaction by the company. In the
                             stockholders. Common or interested directors may be      case of a transaction with an officeholder
                             counted in determining the presence of a quorum at       or with another person in which an
                             a meeting of the board of directors or of a              officeholder has a "personal interest" which
   CONFLICT OF INTEREST      committee which authorizes the contract or               is not an extraordinary transaction, subject
      FIDUCIARY DUTY         transaction.                                             to the officeholder's disclosure of his or
                                                                                      her interest, board approval is generally
                                                                                      sufficient for the approval of the
                                                                                      transaction. If the transaction is an
                                                                                      extraordinary transaction, then, in addition
                                                                                      to any approval required by the articles of
                                                                                      association, it must also be approved by the
                                                                                      board of directors and the audit committee.
                                                                                      An extraordinary transaction is defined as a
                                                                                      transaction not in the ordinary course of
                                                                                      the company's business, not on market terms,
                                                                                      or that is likely to have a material impact
                                                                                      on the company's profitability, property or
                                                                                      obligations. In some circumstances, for
                                                                                      example when the officeholder is a director,
                                                                                      shareholder approval is also required. The
                                                                                      transaction must not be adverse to the
                                                                                      company's interest. Generally, a director
                                                                                      who has a personal interest in a matter that
                                                                                      is considered at a meeting of the board of
                                                                                      directors or the audit committee may not be
                                                                                      present at the meeting or vote thereon.
                                                                                      Under the Israeli Companies Law, a
                                                                                      shareholder has a duty to act in good faith
                                                                                      towards the company and the other
                                                                                      shareholders and refrain from abusing his,
                                                                                      her or its power in the company, including,
                                                                                      among other things, when voting in the
                                                                                      general meeting of shareholders on the
                                                                                      following matters: (a) any amendment to the
                                                                                      articles of association; (b) an increase of
                                                                                      the company's authorized share capital; (c)
                                                                                      a merger; or (d) approval of certain acts
                                                                                      and transactions, including interested party
                                                                                      transactions that require shareholder
                                                                                      approval, as specified in the Israeli
                                                                                      Companies Law.
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                             Under Section 203 of the DGCL, a Delaware                Under the Companies Law, a merger is
                             corporation is prohibited from engaging in mergers       generally required to be approved by the
                             or dispositions of 10% or more of its assets,            shareholders and board of directors of each
                             certain issuances of stock and other transactions        of the merging companies. If the share
                             ("business combinations") with a person or group         capital of the company that will not be the
                             that owns 15% or more of the voting stock of the         surviving company is divided into different
                             corporation (an "interested stockholder") for a          classes of shares, the approval of each
                             period of three years after the interested               class is also required, unless determined
                             stockholder crosses the 15% threshold. These             otherwise by the court. A merger will not be
                             restrictions on transactions involving an                approved if it is objected to by
                             interested stockholder do not apply if (a) before        shareholders holding a majority of the
                             the interested stockholder owned 15% or more of the      voting rights participating and voting at
                             voting stock, the board of directors approved the        the meeting, after excluding the shares held
                             business combination or the transaction that             by the other party to the merger, by any
                             resulted in the person or group becoming an              person who holds 25% or more of the other
                             interested stockholder, (b) in the transaction that      party to the merger and by the relatives of
                             resulted in the person or group becoming an              and corporations controlled by these
                             interested stockholder, the person or group              persons. Upon the request of a creditor of
                             acquired at least 85% of the voting stock other          either party to the proposed merger, the
                             than stock owned by directors who are also officers      court may delay or prevent the merger if it
                             and certain employee stock plans, or (c) after the       concludes that there exists a reasonable
  BUSINESS COMBINATIONS;     person or group became an interested stockholder,        concern that, as a result of the merger, the
  ANTI-TAKEOVER EFFECTS      the business combination was approved by the board       surviving company will be unable to satisfy
                             of directors and authorized at a meeting of              the obligations of any of the parties of the
                             stockholders by at least two-thirds of the voting        merger. Also, a merger can be completed only
                             stock (other than stock owned by the interested          after all approvals have been submitted to
                             stockholder).                                            the Israeli Registrar of Companies and 30
                                                                                      days have passed from the time that
                             Section 203 does not apply to a corporation that         shareholder resolutions were adopted in each
                             does not have a class of voting stock that is            of the merging companies and 50 days have
                             listed on a national securities exchange or held by      passed from the time that a merger proposal
                             more than 2,000 stockholders.                            was filed with the Israeli Registrar of
                                                                                      Companies.

                                                                                      Under the Israeli Companies Law, subject to
                                                                                      certain exceptions, the acquisition of
                                                                                      shares in a public company such as Tower
                                                                                      whereby a person would obtain a controlling
                                                                                      interest (an interest of 25% or more) is not
                                                                                      permitted if the company does not already
                                                                                      have a shareholder that has a controlling
                                                                                      interest, and an acquisition whereby the
                                                                                      acquiring shareholder would thereafter hold
                                                                                      more than 45% percent of the voting rights
                                                                                      in the company is not permitted if there is
                                                                                      no other shareholder that holds more than
                                                                                      45% of the voting rights in the company,
                                                                                      except by way of a tender offer in
                                                                                      accordance with the provisions of the
                                                                                      applicable sections of the Israeli Companies
                                                                                      Law (a special tender offer). These tender
                                                                                      offer requirements do not apply to companies
                                                                                      whose shares are only listed for trading
                                                                                      outside of Israel if, under local law or the
                                                                                      rules of the stock exchange on which their
                                                                                      shares are traded, there is a limitation on
                                                                                      the percentage of control which may be
                                                                                      acquired or the purchaser is required to
                                                                                      make a tender offer to the public.
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                                                                                      Under the Israeli Companies Law, a person
                                                                                      may not acquire shares in a public company
                                                                                      if, after the acquisition, he will hold more
                                                                                      than 90% of the shares or more than 90% of
                                                                                      any class of shares of that company, unless
                                                                                      a tender offer is made to purchase all of
                                                                                      the shares or all of the shares of the
                                                                                      particular class.

                                                                                      The Israeli Companies Law also provides
                                                                                      (subject to certain exceptions with respect
                                                                                      to shareholders who held more than 90% of a
                                                                                      company's shares or of a class of its shares
                                                                                      as of February 1, 2000) that as long as a
                                                                                      shareholder in a public company holds more
                                                                                      than 90% of the company's shares or of a
                                                                                      class of shares, that shareholder shall be
                                                                                      precluded from purchasing any additional
                                                                                      shares. If a tender offer is accepted and
                                                                                      less than 5% of the shares of the company
                                                                                      are not tendered, all of the shares will
                                                                                      transfer to the ownership of the purchaser.
                                                                                      If 5% or more of the shares of the company
                                                                                      are not tendered, the purchaser may not
                                                                                      purchase shares in a manner which will grant
                                                                                      him more than 90% of the shares of the
                                                                                      company. The Israeli Companies Law provides
                                                                                      that an extraordinary transaction of a
                                                                                      public company with a controlling
                                                                                      shareholder thereof (which generally
                                                                                      includes a person holding 25% or more of the
                                                                                      outstanding shares) or of a public company
                                                                                      with another entity in which a controlling
                                                                                      shareholder has a personal interest,
                                                                                      including a private placement in which a
                                                                                      controlling member has a personal interest,
                                                                                      requires approval of such company's audit
                                                                                      committee, board of directors and a majority
                                                                                      of the shareholders voting on the matter,
                                                                                      where at least one-third of the shareholders
                                                                                      voting to approve the transaction do not
                                                                                      have a personal interest in the matter, or
                                                                                      where the total number of shareholders who
                                                                                      do not have a personal interest in the
                                                                                      matter voting against the transaction does
                                                                                      not exceed one percent of the voting rights
                                                                                      in the company. In addition, a private
                                                                                      placement in either of the following
                                                                                      situations requires the approval of the
                                                                                      board of directors and shareholders: (i) if
                                                                                      20% or more of the voting rights (as
                                                                                      existing prior to the issuance) in a company
                                                                                      shall be issued and for which any part of
                                                                                      the consideration is not given in cash or
                                                                                      registered securities or which is not on
                                                                                      market terms and as a result thereof a
                                                                                      substantial shareholder's (holding 5% or
                                                                                      more) holdings shall increase or a person
                                                                                      shall become a substantial shareholder; or
                                                                                      (ii) if, as a result of a private placement,
                                                                                      a person shall become a controlling
                                                                                      shareholder of the company.

                                                                                      In addition, the requirement under Israeli
                                                                                      Companies Law to have two external
                                                                                      directors, who cannot readily be removed
                                                                                      from office, may serve as an anti-takeover
                                                                                      mechanism.
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                             Under the DGCL, a stockholder of a constituent           The Israeli Companies Law does not provide
                             corporation in a merger may, under certain               for shareholders' appraisal rights except
                             circumstances and upon meeting certain                   for the appraisal by a court under limited
                             requirements, dissent from the merger by demanding       circumstances in connection with an
                             payment in cash for his or her share equal to the        acquisition by means of a tender offer to
                             "fair value" (excluding any appreciation or              increase a shareholder's holdings to over
                             depreciation as a consequence or in expectation of       90% of the shares of a publicly traded
                             the transaction) of such shares, as determined by        company.
                             agreement with the corporation or by an independent
                             appraiser appointed by a court in an action brought
                             in a timely fashion by the corporation or the
                             dissenters.

     APPRAISAL RIGHT         Delaware law grants dissenters' appraisal rights
                             only in the case of certain mergers. Delaware law
                             does not grant appraisal rights in a merger to
                             holders of shares listed on a national securities
                             exchange or held of record by more than 2,000
                             stockholders unless the plan of merger converts
                             such shares into anything other than stock of the
                             surviving corporation or stock of another
                             corporation which is listed on a national
                             securities exchange or held of record by more than
                             2,000 stockholders (or cash in lieu of fractional
                             shares or some combination of the above). For a
                             more detailed discussion of appraisal rights of
                             Jazz stockholders in connection with the merger,
                             see the section above entitled "THE MERGER - NO
                             DISSENTER'S APPRAISAL RIGHTS."
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                             INFORMATION ABOUT JAZZ

OVERVIEW

      Jazz is an independent semiconductor foundry focused on specialty process technologies for the manufacture of analog and mixed-signal semiconductor devices. Jazz believes its specialty process technologies attract customers who seek to produce analog and mixed-signal semiconductor devices that are smaller and more highly integrated, power-efficient, feature-rich and cost-effective than those produced using standard process technologies. Jazz's customers' analog and mixed-signal semiconductor devices are designed for use in products such as cellular phones, wireless local area networking devices, digital TVs, set-top boxes, gaming devices, switches, routers and broadband modems. Jazz's major customers include Skyworks Solutions, Inc., Conexant Systems, Inc., RF
Micro Devices, Inc., and Toshiba Corporation.

FORMATION

      Jazz, formerly known as Acquicor Technology Inc. was incorporated in Delaware on August 12, 2005 as a blank check company by Dr. Gilbert F. Amelio,
Mrs. Ellen M. Hancock and Mr. Steve Wozniak for the purpose of acquiring, through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination, one or more domestic and/or foreign operating businesses in the technology, multimedia and networking sectors, which we accomplished through the acquisition of Jazz Semiconductor, Inc. in February
2007.

      On February 16, 2007, Jazz completed the acquisition of all of the outstanding capital stock of Jazz Semiconductor, for $262.4 million in cash, and acquired, as part of the assets of Jazz Semiconductor, $26.1 million in cash.
The consolidated financial statements for Jazz included elsewhere in this proxy statement/prospectus include the results of operations for Jazz Semiconductor following the date of acquisition. The acquisition was accounted for under the purchase method of accounting in accordance with U.S. generally accepted accounting principles for accounting and financial reporting purposes. Under this method, Jazz Semiconductor was treated as the "acquired" company. In connection with the acquisition, Jazz adopted Jazz Semiconductor's fiscal year.
In July 2007, we entered into an agreement with the former Jazz Semiconductor's stockholders that reduced the purchase price by $9.3 million to $253.1 million.
The reduction has been reflected in the accompanying financial statements.

      Prior to March 12, 2002, Jazz Semiconductor's business was Conexant's
Newport Beach, California semiconductor fabrication operations. Jazz
Semiconductor's business was formed upon Conexant's contribution of those fabrication operations to its wholly-owned subsidiary, Newport Fab, LLC and Conexant's contribution of Newport Fab, LLC to Jazz Semiconductor, together with a cash investment in Jazz Semiconductor by affiliates of The Carlyle Group.
Conexant and affiliates of The Carlyle Group continued to be the largest stockholders of Jazz Semiconductor, until its acquisition in February 2007.
Substantially all of Jazz Semiconductor's business operation was conducted by its wholly-owned subsidiary, Newport Fab, LLC.

      Since its formation in early 2002, Jazz Semiconductor has transitioned its business from a captive manufacturing facility within Conexant to an independent semiconductor foundry. Initially, Jazz Semiconductor's only significant customers were Conexant and its spin-off, Skyworks, which are referred to as its formation customers.

     Since Jazz Semiconductor's formation, it has sought to grow and diversify its revenues through the acquisition of new customers, which are referred to as its post-formation customers. As a result, the percentage of revenues from post-formation customers has grown from 9.7% of total revenues of Jazz
Semiconductor in 2003 to 64.5% of total revenues of Jazz in 2007. Jazz
Semiconductor has also experienced a significant increase in the number of "design wins"-decisions by post-formation customers to use its process technologies for the design of their future products. It typically takes 8 to 26 months for a successful product design to enter into volume production, at which time a "design win" would be reclassified as a "design in volume production." At
March 28, 2008, Jazz had approximately 300 design wins with 88 post-formation customers. As its design wins from post-formation customers continue to become designs in volume production, Jazz expects that revenues from these customers will continue to grow commensurately.

JAZZ'S INDUSTRY

      Semiconductors are the building blocks of a broad range of electronic systems such as personal computers, telecommunications equipment, wireless devices, consumer electronics, automotive electronics and industrial electronics. Although global semiconductor sales have experienced significant cyclical variation in annual growth rates, they have increased significantly over the long term. As electronic systems have become more sophisticated and integrated, satisfying the demand for semiconductors used in these systems has required advances in semiconductor design, manufacturing and packaging technologies.

                                       69


DESEGREGATION OF THE SEMICONDUCTOR INDUSTRY AND THE SUCCESS OF FOUNDRIES

      In the past, most semiconductor companies were vertically integrated. They internally designed, fabricated, packaged, tested and marketed their own semiconductors. These vertically integrated semiconductor companies are known as integrated device manufacturers, or IDMs. As the complexity of semiconductor designs has increased, semiconductors have become increasingly challenging to manufacture, requiring both sophisticated manufacturing expertise and significant investment in fabrication facilities, or fabs, and the development of leading-edge process technologies.

      As the cost and skills required for designing and manufacturing complex semiconductors have increased, the semiconductor industry has become increasingly desegregated. This desegregation has fueled the growth of three segments of the semiconductor industry, which together perform the significant functions of an IDM. These are:

   o  fabless semiconductor companies that design and market semiconductors;

   o  foundries that manufacture semiconductor wafers; and

   o  packaging and test companies that encapsulate and test semiconductors.

      Fabless semiconductor companies are gaining an increasing share of the semiconductor market. According to the Fabless Semiconductor Association, a trade organization, sales of semiconductors by fabless companies as a percentage of worldwide sales more than doubled from approximately 8% in 2000 to 20% in 2007. At the same time, many IDMs have announced that they have reduced their investment in their existing and next-generation manufacturing facilities and process technologies as they seek to increase their flexibility to reallocate their resources and capital expenditures. Jazz believes that IDMs that have adopted this "fab-lite" strategy will continue to outsource an increasing percentage of their manufacturing requirements to foundry service providers. Jazz believes that utilizing foundry service providers allows fabless semiconductor companies and IDMs to reduce their manufacturing costs, more efficiently allocate capital, research and development and management resources, and gain access to manufacturing process technologies and production capacity they do not possess.

      Independent foundries have traditionally focused on standard complementary metal oxide semiconductor, or CMOS, processes that are primarily used for digital semiconductor applications. The proliferation of fabless semiconductor companies and the increasing use of outsourcing by many IDMs for a portion of their production have driven the growth of the CMOS foundry industry, including the growth of global foundry revenues derived from the manufacture of analog and mixed signal semiconductors. Jazz believes that many of these analog and mixed signal semiconductors are manufactured using specialty process technologies. In addition, according to estimates of Semico Research Corporation, a semiconductor marketing and consulting research company, the percentage of total semiconductor device revenues manufactured by third-party foundries has increased from 5.6% in 1995 to 20% in 2007, highlighting the increasing role foundries are playing in the semiconductor supply chain.

PROLIFERATION OF ANALOG AND MIXED-SIGNAL SEMICONDUCTORS AND THE GROWING NEED FOR SPECIALTY PROCESS TECHNOLOGIES

      The two basic functional technologies for semiconductor products are digital and analog. Digital semiconductors perform arithmetic functions on data represented by a series of ones and zeroes. Digital semiconductors provide critical processing power and have helped enable many of the computing and communication advances of recent years. Analog semiconductors monitor and manipulate real world signals such as sound, light, pressure, motion, temperature, electrical current and radio waves, for use in a wide variety of electronic products such as personal computers, cellular handsets, telecommunications equipment, consumer electronics, automotive electronics and industrial electronics. There is a growing need for analog functionality to enable digital systems to interface with the real world. Analog-digital, or mixed-signal, semiconductors combine analog and digital devices on a single chip to process both analog and digital signals.

      Integrating analog and digital components on a single, mixed-signal semiconductor enables smaller and more highly integrated, power-efficient, feature-rich and cost-effective semiconductor devices but presents significant design and manufacturing challenges. For example, combining high-speed digital circuits with sensitive analog circuits on a single, mixed-signal semiconductor can increase electromagnetic interference and power consumption, both of which cause a higher amount of heat to be dissipated and decrease the overall performance of the semiconductor. Challenges associated with the design and manufacture of mixed-signal semiconductors increase as the industry moves toward finer, more advanced process geometries. Standard electronic design automation, or EDA, tools used in the design of digital circuits have limited use in predicting the performance of certain analog and mixed-signal designs. As a result, analog and mixed-signal semiconductors can be complex to manufacture and typically require sophisticated design expertise and strong application specific experience and intellectual property. Analog and mixed-signal semiconductor engineers typically require several years of practical experience and application knowledge to become proficient in the design of complex analog and mixed-signal semiconductors. Manufacturers may also need to make a significant investment in specialty process technologies to manufacture these semiconductors.

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      Specialty process technologies enable greater analog content and can reduce the die size of an analog or mixed-signal semiconductor, thereby increasing the number of die that can be manufactured on a wafer and reducing final die cost. In addition, specialty process technologies can enable increased performance, superior noise reduction and improved power efficiency of analog and mixed-signal semiconductors compared to traditional standard CMOS processes. These specialty process technologies include advanced analog CMOS, radio frequency CMOS, or RF CMOS, high voltage CMOS, bipolar CMOS, or BiCMOS, silicon germanium BiCMOS, or SiGe BiCMOS, and bipolar CMOS double-diffused metal oxide semiconductor, or BCD.

      For many applications in the wireless and high-speed wireline communications, consumer electronics, automotive and industrial end markets, the performance characteristics of specialty process technologies can lead customers to select them over digital CMOS process technologies. As semiconductor performance needs continue to increase in these end markets, Jazz believes the demand for specialty process technologies will also increase.

EMERGING TREND TO OUTSOURCE SPECIALTY PROCESS MANUFACTURING REQUIREMENTS

      Jazz believes that many of the factors and conditions that have driven growth in the outsourcing of manufacturing using standard process technologies will fuel continued growth in the outsourcing of manufacturing using specialty process technologies. There can be no assurance, however, that the factors and conditions that have fueled growth in the outsourcing of manufacturing using standard process technologies will also fuel growth in the outsourcing of manufacturing using specialty process technologies or that any future growth rate in global foundry revenues derived from specialty process technologies will be the same as the growth rate for global foundry revenues derived from standard process technologies. As many IDMs reduce their investment in their existing and next-generation standard CMOS process technologies and manufacturing facilities, it may become less cost-effective for these IDMs to develop, maintain and operate specialty process technology manufacturing lines. Jazz believes these IDMs will increasingly choose to also outsource their specialty process technologies. In addition, Jazz believes that fabless semiconductor companies are increasingly seeking access to specialty process technologies to produce analog and mixed-signal semiconductors.

      To date, most independent foundries have focused primarily on standard CMOS processes instead of specialty process technologies. While some IDMs have provided outsourced specialty process technologies, Jazz believes that competing IDMs and fabless design companies may be reluctant to work with and provide confidential information to IDMs that also manufacture products competitive with theirs. Consequently, Jazz believes that there is significant growth potential for independent foundries with a broad platform of specialty process technologies, advanced design and support capabilities and product application expertise that focus primarily on the specialty foundry opportunity.

JAZZ'S SOLUTION

      Jazz is an independent semiconductor foundry, providing specialty process technologies, design solutions and application knowledge for the manufacture of analog and mixed-signal semiconductors. Key elements of its solution are as follows:

   o JAZZ OFFERS AN INDEPENDENT AND FOCUSED SOURCE FOR THE MANUFACTURE OF SEMICONDUCTORS USING SPECIALTY PROCESS TECHNOLOGIES. Most other independent foundries focus on standard process technologies, rather than specialty process technologies. Some IDMs offer specialty process foundry services but also manufacture their own semiconductor products, which may be competitive with the products of their potential customers who seek these services. Jazz combines the benefits of independence with a focus on specialty process technologies.

   o JAZZ OFFERS A SPECIALIZED DESIGN PLATFORM FOR ANALOG AND MIXED-SIGNAL SEMICONDUCTORS. Jazz's design engineering support team assists its customers with their advanced designs by leveraging Jazz's application knowledge and experience to help guide their technology selection and design implementation. Jazz's sophisticated design tools and services are specifically tailored to meet analog and mixed-signal design needs, and include specialized device modeling and characterization features that allow simulation of a variety of real world situations, including different temperatures, power levels and speeds.

   o JAZZ OFFERS A BROAD RANGE OF SPECIALTY PROCESS TECHNOLOGIES. Jazz's specialty process technology portfolio includes advanced analog CMOS, RF CMOS, high voltage CMOS, BiCMOS and SiGe BiCMOS processes. In addition to these specialty process technologies, Jazz has recently begun to offer BCD processes optimized for analog semiconductors such as power management, high efficiency audio amplification, and optical driver integrated circuits. The breadth of Jazz's portfolio allows it to offer its customers a wide range of solutions to address their high-performance, high-density, low-power and low-noise requirements for analog and mixed-signal semiconductors. These semiconductor devices are used in products such as cellular phones, digital TVs, set-top boxes, gaming devices, wireless local area networking devices, digital cameras, switches, routers and broadband modems. Jazz benefits from the development of specialty process technologies by Conexant and its predecessor, Rockwell Semiconductor Systems, over a period of 35 years.

   o JAZZ IS A LEADER IN HIGH-PERFORMANCE SIGE PROCESS TECHNOLOGIES. Jazz offers high performance 150 GHz 0.18 micron SiGe BiCMOS technology, which Jazz believes is one of the most advanced SiGe process technologies in production today. In addition, Jazz recently announced the availability of 200 GHz 0.18 micron SiGe BiCMOS technology. Analog and mixed-signal semiconductors manufactured with SiGe BiCMOS process technologies can be smaller, require less power and provide higher performance than those manufactured with standard CMOS processes. Moreover, SiGe BiCMOS process technologies allow for higher levels of integration of analog and digital functions on the same mixed-signal semiconductor device.

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JAZZ'S STRATEGY

      Key elements of Jazz's strategy are as follows:

   o FURTHER STRENGTHEN JAZZ'S POSITION IN SPECIALTY PROCESS TECHNOLOGIES FOR THE MANUFACTURE OF ANALOG AND MIXED-SIGNAL SEMICONDUCTORS. Jazz is continuing to invest in its portfolio of specialty process technologies to address the key product attributes that make its customers' products more competitive.

   o TARGET LARGE, GROWING AND DIVERSIFIED END MARKETS. Jazz targets end markets characterized by high growth and high performance for which it believes its specialty process technologies have a high value proposition, including the wireless and high-speed wireline communications, consumer electronics, automotive and industrial markets. For example, Jazz believes that its specialty process technologies can provide performance and cost advantages over current CMOS solutions in the integration of power amplifiers with RF transceivers for wireless local area networking applications.

   o CONTINUE TO DIVERSIFY JAZZ'S CUSTOMER BASE. Since its formation in early 2002, Jazz Semiconductor has transitioned its business from a captive manufacturing facility within Conexant to an independent semiconductor foundry with 120 post-formation customers as of December 2007. Jazz intends to continue to grow and diversify its business through the acquisition of new customers. Because Jazz Semiconductor's post-formation customers primarily use its specialty process technologies, Jazz expects that its continued acquisition of new customers will result in a continuing increase in the percentage of its revenues that are derived from specialty process technologies.

   o MAINTAIN CAPITAL EFFICIENCY BY LEVERAGING ITS CAPACITY AND MANUFACTURING MODEL. Jazz seeks to maximize the utilization of its Newport Beach, California manufacturing facility and leverage its manufacturing suppliers' facilities in China to meet increased capacity requirements cost-effectively. Jazz can typically increase its specialty process technology capacity and meet its customer performance requirements using adapted semiconductor process equipment sets that are typically one or two generations behind leading-edge digital CMOS process equipment. This typically allows Jazz to acquire lower-cost semiconductor process equipment to operate its Newport Beach, California fab. Jazz is also able to access and adapt existing capacity cost-effectively through supply and licensing agreements, such as those with Advanced Semiconductor Manufacturing Corporation of Shanghai ("ASMC") and Shanghai Hua Hong NEC Electronics Company Ltd ("HHNEC").

PROCESS TECHNOLOGIES

      Process technologies are the set of design rules, electrical specifications and process steps that Jazz implements for the manufacture of semiconductors on silicon wafers. In addition to offering standard process technologies, Jazz has a strong heritage of manufacturing analog and mixed-signal semiconductors using specialty process technologies, including advanced analog CMOS, RF CMOS, high voltage CMOS, BiCMOS and SiGe BiCMOS process technologies. These analog and mixed-signal semiconductors are used in products targeting the wireless and high-speed wireline communications, consumer electronics, automotive and industrial end markets. Jazz also now offers BCD process technologies optimized for analog semiconductors such as power management, high-efficiency audio amplification and optical driver integrated circuits.

JAZZ'S STANDARD PROCESS TECHNOLOGIES

      Jazz refers to its digital CMOS and standard analog CMOS process technologies as standard process technologies. Digital CMOS process technologies are the most widely used process technologies in the semiconductor industry because they require less power than other technologies for digital functions and allow for the dense placement of digital circuits onto a single semiconductor, such as a graphics or baseband processor. Jazz currently has digital CMOS processes in 0.5 micron, 0.35 micron, 0.25 micron and 0.18 micron and has announced availability of a 0.13 micron process. These digital CMOS process technologies form the baseline for Jazz's standard analog CMOS processes.

      Standard analog CMOS process technologies have more features than digital CMOS process technologies and are well suited for the design of low-frequency analog and mixed-signal semiconductors. These process technologies generally incorporate basic passive components, such as capacitors and resistors, into a digital CMOS process. Jazz currently has standard analog CMOS processes in 0.5 micron, 0.35 micron, 0.25 micron and 0.18 micron and has announced availability of a 0.13 micron process. These standard analog CMOS process technologies form the baseline for Jazz's specialty process technologies.

      While other foundries may offer standard analog processes, most do not offer specialty process technologies. Other foundries, however, offer standard analog processes at more advanced geometries than Jazz offers, such as 90 nanometer CMOS process technologies. In certain circumstances, such as when a large amount of digital content is required in a mixed-signal semiconductor and less analog content is required, a customer may choose to design a product in a standard analog CMOS process technology at an advanced geometry, such as 90 nanometer CMOS, instead of choosing a specialty process technology at a larger geometry.

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JAZZ'S SPECIALTY PROCESS TECHNOLOGIES

      Jazz refers to its advanced analog CMOS, RF CMOS, high voltage CMOS, BiCMOS, SiGe BiCMOS and BCD process technologies, as specialty process technologies. Most of Jazz's specialty process technologies are based on CMOS processes with added features to enable improved size, performance and cost characteristics for analog and mixed-signal semiconductors. Products made with Jazz's specialty process technologies are typically more complex to manufacture than products made using standard process technologies employing similar line widths. Generally, customers who use Jazz's specialty process technologies cannot easily move designs to another foundry because the analog characteristics of the design are dependent upon its implementation of the applicable process technology. The relatively small engineering community with specialty process know-how has also limited the number of foundries capable of offering specialty process technologies. In addition, the specialty process design infrastructure is complex and includes design kits and device models that are specific to the foundry in which the process is implemented and to the process technology itself.

      Jazz's advanced analog CMOS process technologies have more features than standard analog CMOS process technologies and are well suited for higher performance or more highly integrated analog and mixed-signal semiconductors, such as high-speed analog-to-digital or digital-to-analog converters and mixed-signal semiconductors with integrated data converters. These process technologies generally incorporate higher density passive components, such as capacitors and resistors, as well as improved active components, such as native or low voltage devices, and improved isolation techniques, into standard analog CMOS process technologies. Jazz currently has advanced analog CMOS process technologies in 0.5 micron, 0.35 micron, 0.25 micron and 0.18 micron and has announced the availability of a 0.13 micron process. These advanced analog CMOS processes form the baseline for Jazz's other specialty process technologies.

      Jazz's RF CMOS process technologies have more features than advanced analog CMOS process technologies and are well suited for wireless semiconductors, such as highly integrated wireless transceivers, power amplifiers, and television tuners. These process technologies generally incorporate integrated inductors, high performance variable capacitors, or varactors, and RF laterally diffused metal oxide semiconductors into an advanced analog CMOS process technology. In addition to the process features, Jazz's RF offering includes design kits with RF models, device simulation and physical layouts tailored specifically for RF performance. Jazz currently has RF CMOS process technologies in 0.25 micron and 0.18 micron and has announced availability of a 0.13 micron process. These RF CMOS process technologies form the baseline for some of our other specialty process technologies.

      Jazz's high voltage CMOS and BCD process technologies have more features than advanced analog CMOS processes and are well suited for power and driver semiconductors such as voltage regulators, battery chargers, power management products and audio amplifiers. These process technologies generally incorporate higher voltage CMOS devices such as 5V, 8V, 12V and 40V devices, and, in the case of BCD, bipolar devices, into an advanced analog CMOS process. Jazz currently has high voltage CMOS offerings in 0.5 micron, 0.35 micron, 0.25 micron and 0.18 micron, and BCD offerings in 0.5 micron. Jazz is working on extending the high voltage options to include a 0.35 micron BCD process technology and 60V capabilities in the future to enable higher levels of analog integration at voltage ranges that are suitable for automotive electronics and line power conditioning for consumer devices.

      Jazz's BiCMOS process technologies have more features than RF CMOS process technologies and are well suited for RF semiconductors such as wireless transceivers and television tuners. These process technologies generally incorporate high-speed bipolar transistors into an RF CMOS process. The equipment requirements for BiCMOS manufacturing are specialized and require enhanced tool capabilities to achieve high yield manufacturing. Jazz currently has BiCMOS process technologies in 0.35 micron.

      Jazz's SiGe BiCMOS process technologies have more features than BiCMOS processes and are well suited for more advanced RF semiconductors such as high-speed, low noise, highly integrated multi-band wireless transceivers, television tuners and power amplifiers. These process technologies generally incorporate a silicon germanium bipolar transistor, which is formed by the deposition of a thin layer of silicon germanium within a bipolar transistor, to achieve higher speed, lower noise, and more efficient power performance than a BiCMOS process technology. It is also possible to achieve speeds using SiGe BiCMOS process technologies equivalent to those demonstrated in standard CMOS processes that are two process generations smaller in line-width. For example, a
0.18 micron SiGe BiCMOS process is able to achieve speeds comparable to a 90 nanometer RF CMOS process. As a result, SiGe BiCMOS makes it possible to create analog products using a larger geometry process technology at a lower cost while achieving similar or superior performance to that achieved using a smaller geometry standard CMOS process technology. The equipment requirements for SiGe BiCMOS manufacturing are similar to the specialized equipment requirements for BiCMOS. Jazz has developed enhanced tool capabilities in conjunction with large semiconductor tool suppliers to achieve high yield SiGe manufacturing. Jazz believes this equipment and related process expertise makes Jazz one of the few silicon manufacturers with demonstrated ability to deliver SiGe BiCMOS products. Jazz currently has SiGe BiCMOS process technologies at 0.35 micron and 0.18 micron and is developing a 0.13 micron SiGe BiCMOS process.

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      Jazz continues to invest in technology that helps improve the performance, integration level and cost of analog and mixed-signal products. This includes improving the density of passive elements such as capacitors and inductors, improving the analog performance and voltage handling capability of active devices, and integrating advanced features in Jazz's specialty CMOS processes that are currently not readily available. Examples of such features currently under development include technologies aimed at integrating micro-electro-mechanical-system (MEMS) devices with CMOS, adding silicon-on-insulator (SOI) substrates to enable increased integration of RF and analog functions on a single die and scaling the features Jazz offers today to the 0.13 micron process technology.

MANUFACTURING

      Jazz has placed significant emphasis on achieving and maintaining a high standard of manufacturing quality. Jazz seeks to enhance its production capacity for its high-demand specialty process technologies and to design and implement manufacturing processes that produce consistently high manufacturing yields. Jazz's production capacity in each of its specialty process technologies enables Jazz to provide its customers with volume production, flexibility and quick-to-market manufacturing services. All of Jazz's process research and development is performed in its manufacturing facility in Newport Beach, California.

CAPACITY

      Jazz currently has the capacity in its Newport Beach, California fab to commence the fabrication process for approximately 21,000 standard CMOS eight-inch equivalent wafers per month based on 20 photo masking layers; however, with a more representative mix of standard CMOS and high-variability specialty process technology, Jazz typically would have the capacity to commence the fabrication process for approximately 17,000 eight-inch wafers per month in that fab. Jazz's fab generally operates 24 hours per day, seven days per week. Jazz provides a variety of services in Newport Beach, California from full scale production to small engineering qualification lot runs to probe services. Jazz has the ability to rapidly change the mix of production processes in use in order to respond to changing customer needs and maximize utilization of the fab.

      To expand its manufacturing capacity, Jazz has entered into supply agreements with each of ASMC and HHNEC, two of China's leading silicon semiconductor foundries. These agreements are designed to provide Jazz with low-cost, scalable production capacity and multiple location sourcing for its customers. To date, Jazz has not utilized significant capacity from its manufacturing suppliers. While these suppliers have substantially met its requests for wafers to date, if Jazz had a sudden significant increase in demand for their services, it is unlikely that they would be able to satisfy its increased demand in the short term.

EQUIPMENT

      Jazz's policy is to qualify the vendors from which it purchases equipment to assure process consistency, expedite installation and production release, reduce consumable inventories, combine equipment support resources and maximize supplier leverage. The principal equipment Jazz uses to manufacture semiconductor wafers are scanners, steppers, track equipment, etchers, furnaces, automated wet stations, implanters and metal sputtering, chemical vapor deposition and chemical mechanical planarization equipment. Jazz can expand its specialty process manufacturing capacity by purchasing lower-cost equipment because it is able to meet its customers' performance requirements using adapted digital CMOS equipment sets that are typically one or two generations behind leading-edge digital CMOS process equipment.

      Jazz's Newport Beach, California fab is organized into bays based on function with manufacturing operations performed in clean rooms in order to maintain the quality and integrity of wafers that it produces. Clean rooms have historically been rated on the number of 0.5 micron particles allowable within a cubic foot of air, and Jazz generally refers to them as class-1, 10, 100, 1,000, 10,000, or 100,000 on that basis. A significant majority of Jazz's current clean rooms operate at a class-10 level.

RAW MATERIALS

      Jazz's manufacturing processes use highly specialized materials, including semiconductor wafers, chemicals, gases and photomasks. These raw materials are generally available from several suppliers. However, Jazz often selects one vendor to provide it with a particular type of material in order to obtain preferred pricing. In those cases, Jazz generally also seeks to identify, and in some cases qualify, alternative sources of supply.

      Jazz generally maintains sufficient stock of principal raw material for production based its on historical usage. Jazz's vendors also generally keep pre-approved material at their local warehouse in order to support changes that may occur in Jazz's requirements and to respond to quality issues. Although some of Jazz's purchase order contracts contain price and capacity commitments, these commitments tend to be short term in nature. However, Jazz has agreements with several key material suppliers under which they hold similar levels of inventory at Jazz's warehouse and fab for its use. Jazz is not under any obligation under these agreements to purchase raw material inventory that is held by its vendors at its site until Jazz actually uses it, unless Jazz holds the inventory beyond specified time limits.

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      Jazz receives one of its liquid chemicals, EKC 652, which is used in the etch process from E.I. du Pont de Nemours and Company. DuPont is the sole source supplier of this chemical and its chemistry is unique. Jazz believes that it would take between four and six months to replace this chemical in the event DuPont were unable or unwilling to continue as a supplier.

      Jazz uses a large amount of water in its manufacturing process. Jazz obtains water supplies from the local municipality. Jazz also uses substantial amounts of electricity supplied by Southern California Edison in the manufacturing process. Jazz maintains back-up generators that are capable of providing adequate amounts of electricity to maintain vital life safety systems, such as toxic gas monitors, fire systems, exhaust systems and emergency lighting in case of power interruptions, which it has experienced from time to time.

QUALITY CONTROL

      Jazz seeks to attract and retain leading international and domestic semiconductor companies as customers by establishing and maintaining a reputation for high quality and reliable services and products. Jazz's Newport Beach, California fab has achieved ISO9001:2000 certification and has also obtained certification for implementing the standard requirements of ISO 14001:2004, ISO/IEC 27001:2005 and the specification OHSAS 18001:1999.
ISO9001:2000 sets the criteria for developing a fundamental quality management system. This system focuses on continuous improvement, defect prevention and the reduction of variation and waste. ISO 14001 consists of a set of standards that provide guidance to the management of organizations to achieve an effective environmental management system. ISO/IEC 27001:2005 replaces the previous BS7799 standard, and is the new global certification that focuses on security information management activities associated with the reduction of security breaches. OHSAS 18001:1999 is an internationally accepted specification that defines the requirements for establishing, implementing and operating an Occupational Health and Safety Management System, which is a framework that allows an organization to consistently identify and manage operational risks, reduce the potential for accidents, help achieve compliance with health and safety legislation, and continually improve its performance.

      Currently, Jazz is working on the implementation of ISO/TS 16949:2002, an ISO Technical Specification written by the International Automotive Task Force
(IATF) which aligns existing US, German, French and Italian automotive quality system standards within the global automotive industry. ISO/TS16949:2002 specifies the quality system requirements for the design, development, production, installation and servicing of automotive-related products.

      Jazz's implements quality assurance initiatives that are designed to ensure high yields at its facilities. Jazz tests and monitors raw materials and production at various stages in the manufacturing process before shipment to customers. Quality assurance also includes on-going production reliability audits and failure tracking for early identification of production problems.

      Jazz also conducts routine second party audits at ASMC and HHNEC, to assess their semiconductor manufacturing process. These quality audits involve Jazz's engineers and management meetings with representatives of ASMC and HHNEC, inspecting their core processes and orchestrating changes and enhancements designed to ensure that each entity has effectively implemented standards similar to Jazz's.

JAZZ'S SERVICES

      Jazz primarily manufactures semiconductor wafers for its customers. Jazz focuses on providing a high level of customer service in order to attract customers, secure production from them and maintain their continued loyalty. Jazz emphasizes responsiveness to customer needs, flexibility, on-time delivery, speed to market and accuracy. Jazz's customer-oriented approach is evident in two prime functional areas of customer interaction: customer design development and manufacturing services. Throughout the customer engagement process, Jazz offers services designed to provide its customers with a streamlined, well-supported, easy to monitor product flow. Jazz believes that this process enables its customers to get their products to market quickly and efficiently.

      Wafer manufacturing requires many distinct and intricate steps, each of which must be completed accurately in order for finished semiconductor devices to work as intended. After a design moves into volume production, Jazz continues to provide ongoing customer support through all phases of the manufacturing process.

      The processes required to take raw wafers and turn them into finished semiconductor devices are generally accomplished through five steps: circuit design, mask making, wafer fabrication, probe, and assembly and test. The services Jazz offers to its customers in each of the five steps are described below.

CIRCUIT DESIGN

      Jazz interacts closely with customers throughout the design development and prototyping process to assist them in the development of high performance and low power consumption semiconductor designs and to lower their final die, or individual semiconductor, costs through die size reductions and integration. Jazz provides engineering support and services as well as manufacturing support in an effort to accelerate its customers' design and qualification process so that they can achieve faster time to market. Jazz has entered into alliances with Cadence Design Systems, Inc., Synopsys, Inc. and Mentor Graphics Corp., leading suppliers of electronic design automation tools, and also licensed technology from ARM Holdings plc and Synopsys, Inc., leading providers of physical intellectual property components for the design and manufacture of semiconductors. Through these relationships, Jazz provides its customers with the ability to simulate the behavior of its processes in standard electronic design automation, or EDA, tools. To provide additional functionality in the design phase, Jazz offers its customers standard and proprietary models within design kits that it has developed. These design kits, which collectively comprise its design library, or design platform, allow Jazz's customers quickly to simulate the performance of a semiconductor design in Jazz's processes, enabling them to refine their product design before actually manufacturing the semiconductor.

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      The applications for which Jazz's specialty process technologies are targeted present challenges that require an in-depth set of simulation models. Jazz provides these models as an integral part of its design platform. At the initial design stage, Jazz's customers' internal design teams use Jazz's proprietary design kits to design semiconductors that can be successfully and cost-effectively manufactured using Jazz's specialty process technologies. Jazz's engineers, who typically have significant experience with analog and mixed-signal semiconductor design and production, work closely with Jazz's customers' design teams to provide design advice and help them optimize their designs for Jazz's processes and their performance requirements. After the initial design phase, Jazz provides its customers with a multi-project wafer service to facilitate the early and rapid use of Jazz's specialty process technologies, which allows them to gain early access to actual samples of their designs. Under this multi-project wafer service, Jazz schedules a bimonthly multi-project wafer run in which it manufactures several customers' designs in a single mask set, providing its customers with an opportunity to reduce the cost and time required to test their designs. Jazz believes its circuit design expertise and its ability to accelerate its customers' design cycle while reducing their design costs represents one of its competitive strengths.

PHOTOMASK MAKING

      Jazz's engineers generally assist its customers to design photomasks that are optimized for its specialty process technologies and equipment. Actual photomask production occurs at independent third parties that specialize in photomask making.

WAFER FABRICATION

      Jazz provides wafer fabrication services to its customers using specialty process technologies, including advanced analog CMOS, RF CMOS, high voltage CMOS, BiCMOS, SiGe BiCMOS and BCD processes, as well as using standard CMOS process technologies. During the wafer fabrication process, Jazz performs procedures in which a photosensitive material is deposited on the wafer and exposed to light through a mask to form transistors and other circuit elements comprising a semiconductor. The unwanted material is then etched away, leaving only the desired circuit pattern on the wafer. By using Jazz's ebizz web site, customers are able to access their lot status and work-in-process information via the Internet.

PROBE

      After a visual inspection, individual die on a wafer are tested, or "probed," electrically to identify die that fail to meet required standards. Die that fail this test are marked to be discarded. Jazz generally offers wafer probe services at the customer's request and conducts those services internally in order to obtain accurate data on manufacturing yield rates more quickly. At times when wafers are ordered in excess of Jazz's probe capacity in its Newport Beach, California fab, Jazz may offer to coordinate shipping of completed wafers to third-party vendors for probe services.

ASSEMBLY AND TEST

      Following wafer probe, wafers go through the assembly and test process to form finished semiconductor products. Jazz typically refers its customers to third-party providers of assembly and test services.

SALES AND MARKETING

      Jazz seeks to establish and maintain relationships with its customers by providing a differentiated process technology portfolio, effective technical services and support and flexible manufacturing. Jazz's sales process is a highly technical and lengthy process. The entire cycle from design win to volume production typically takes between eight and 26 months. During this cycle, Jazz's customers typically dedicate anywhere from three to twelve engineers to support the design, prototype and evaluation phases of their products.

JAZZ'S SALES PROCESS

      The following chart portrays Jazz's sales process.

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--------------------------------------------------------------------------------
                               OUR SALES PROCESS
--------------------------------------------------------------------------------

DESIGN WIN        DESIGN           PROTOTYPE        EVALUATION        PRODUCTION
ACQUISITION  ---> PHASE       --->   PHASE     --->   PHASE      --->   PHASE
   PHASE
-------------     ------------     ------------     -------------
(1-12 MONTHS)     (4-8 MONTHS)     (2-6 MONTHS)     (2-12 MONTHS)
                 |                                               |
                 |                                               |
                 -----------------------|------------------------
                                   8-26 MONTHS

      DESIGN WIN ACQUISITION PHASE. Jazz's sales personnel work closely with current and potential customers to identify opportunities for them to pursue product designs using Jazz's process technologies. The customer's decision to design a semiconductor product using one of Jazz's process technologies is based upon several technical and economic factors, including choosing the optimal process technology to achieve a cost-effective solution for their semiconductor device.

      The decision to use a specialty process technology also generally requires the customer to select Jazz's specialty process foundry. Customers do not typically move a given design between foundries until the next generation of that design is evaluated because of the highly sensitive and variable nature of specialty process production. The same semiconductor design produced at different specialty process foundries, or even at different times in the same foundry, may have materially different performance characteristics. As a result, customers place significant value upon a given foundry's ability to produce devices that consistently meet specifications, and may be reluctant to shift to another foundry once the process has been stabilized. Given the high switching costs associated with specialty process devices, the design decision process represents a significant commitment by the customer, consuming between one and twelve months and often involving the customer's product architects, design engineers, purchasing personnel and executive management. Jazz's customers will often install Jazz's proprietary design platform, which runs on industry standard EDA tools. The customer will often design a test circuit for Jazz's process in order to evaluate how the circuit performs in an actual silicon implementation. Jazz refers to a customer's decision to design a specific semiconductor using one of its processes as a design win. As of any particular date, Jazz defines a customer as any party from whom it has recognized revenues in the prior twelve months. As of March 28, 2008, Jazz had approximately 355 design wins from 90 customers. A design win commences the design phase.

      DESIGN PHASE. The design phase typically involves from three to twelve of Jazz's customer's design engineers and one of Jazz's technical support engineers. This phase generally takes from four to twelve months, after which time the customer provides a circuit data file for which Jazz purchases mask reticles for the manufacture of the semiconductor and commences manufacture of the customer's design, which is considered a "tape-in," at which point the prototype phase commences.

      PROTOTYPE PHASE. During the prototype phase, Jazz manufactures the customer's prototype semiconductor and ships the silicon wafers to the customer for functional testing and verification. The customer may test the devices at the wafer or die level, or may package and test the prototype semiconductor devices. Once the customer tests its product design in an actual silicon implementation, the customer may need to make modifications to its design in order to increase performance, add features or correct a design error. The prototype phase typically requires two to twelve months, depending on the number of design modifications required. Once the customer determines that the semiconductors they have developed are ready to ship to its end-customers for evaluation, the evaluation phase commences.

      EVALUATION PHASE. After the customer receives functioning semiconductors, it typically provides them to its own end-customers for evaluation. These semiconductors are generally application specific devices targeted for products such as cellular phones, digital TVs, set-top boxes, gaming devices, wireless local area networking devices, digital cameras, switches, routers and broadband modems. If Jazz's customer successfully wins a sub-system or system level design with its customers, which typically takes from two months to twelve months, it in turn places orders with Jazz to satisfy its customer's requirements, and production manufacturing commences. Once 100 wafers incorporating a particular design have been ordered, the evaluation phase is complete, the design is classified as being in volume production, and it is removed from the design win total.

      Of Jazz's design wins as of March 28, 2008, approximately 12% are in the design phase, approximately 29% are in the prototype phase, approximately 23% are in the evaluation phase, and approximately 36% are in the production phase. If at any time during the process Jazz's customer determines to abandon its design effort, Jazz considers the design a "lost design win," and no longer counts it towards its total number of design wins.

SALES CONTRACTS

      A few of Jazz's major customers purchase services and products from it on a contract basis. Most other customers purchase from Jazz using purchase orders. Jazz prices its products for these customers on a per wafer or per die basis, taking into account the complexity of the technology, the prevailing market conditions, volume forecasts, the strength and history of its relationship with the customer and its current capacity utilization.

      Most of its customers usually place their orders only two to four months before shipment; however a few of its major customers are obligated to provide Jazz with longer forecasts of their wafer needs.

MARKETING

      Jazz publishes press releases, opinion editorials and whitepapers, performs presentations, participates in panel sessions at industry conferences, holds a variety of regional and international technology seminars, and attends and exhibits at a number of industry trade shows to promote its products and services. Jazz discusses advances in its process technology portfolio and progress on specific relevant programs with its prospective and major customers as well as industry analysts and research analysts on a regular basis.

CUSTOMERS, MARKETS AND APPLICATIONS

      Jazz's customers use its processes to design and market a broad range of digital, analog and mixed-signal semiconductors for diverse end markets including wireless and high-speed wireline communications, consumer electronics, automotive and industrial. Jazz manufactures products that are used for high-performance applications such as transceivers and power management for cellular phones; transceivers and power amplifiers for wireless local area networking products; power management, audio amplifiers and driver integrated circuits for consumer electronics; tuners for digital televisions and set-top boxes; modem chipsets for broadband access devices and gaming devices; serializer/deserializers, or SerDes, for fiber optic transceivers; focal plan arrays for imaging applications; and wireline interfaces for switches and routers.

ORDER BACKLOG

      Jazz's backlog, which represents the aggregate purchase price of orders received from customers, but not yet recognized as revenues, was approximately $42.4 million at March 28, 2008. Jazz expects to fill a significant majority of orders in backlog at March 28, 2008, within the current fiscal year. All of Jazz's orders, however, are subject to possible rescheduling by its customers. Rescheduling may relate to quantities or delivery dates, but sometimes relates to the specifications of the products it is shipping. Some of Jazz's supply contracts with its largest customers provide for penalties if firm orders are cancelled. Other customers do business with Jazz on a purchase order basis, and some of these orders may be cancelled by the customer without penalty. Jazz also may elect to permit cancellation of orders without penalty where management believes it is in its best interests to do so. Consequently, Jazz cannot be certain that orders on backlog will be shipped when expected or at all. For these reasons, as well as the cyclical nature of its industry, Jazz believes that its backlog at any given date is not a meaningful indicator of its future revenues.

JAZZ'S MAJOR CUSTOMERS

      SKYWORKS SOLUTIONS, INC. is an industry leader in radio solutions and precision analog semiconductors servicing a diversified set of mobile communications customers. Skyworks was formed upon the spin-off of Conexant's wireless communications division and subsequent merger with Alpha Industries, Inc. Jazz works closely with Skyworks to define the process technologies it requires to design certain of its next-generation products for its target markets. The products that Jazz manufactures for Skyworks include semiconductors used in RF transceivers and power control devices for cellular phone applications. Skyworks Solutions, Inc. accounted for 12.9% and 20% of Jazz's revenues for the three months ended March 28, 2008 and the year ended December 28, 2007, respectively.

      CONEXANT SYSTEMS, INC. is a leading semiconductor supplier providing system solutions that enable digital information and entertainment networks. Conexant's product portfolio includes the building blocks required for bridging cable, satellite, and terrestrial data, digital video networks and wireless local area networks. Jazz continues to produce a significant percentage of Conexant's wafer requirements. Conexant remains a large and important customer for it, and Jazz continues to work closely with Conexant to capture its new design opportunities. The products that Jazz manufactures for Conexant include semiconductors used in analog, DSL and cable modems, personal computers, set-top boxes and gaming devices. Conexant Systems, Inc. accounted for 14.3% and 15% of Jazz's revenues for the three months ended March 28, 2008 and the year ended December 28, 2007, respectively.

      RF MICRO DEVICES, INC. designs, develops, manufactures and markets proprietary radio frequency integrated circuits, or RFICs, primarily for wireless communications products and applications such as cellular phones and base stations, wireless local area networking devices and cable modems. RF Micro Devices offers a broad array of products, including amplifiers, mixers, modulators/demodulators, and single-chip receivers, transmitters and transceivers that represent a substantial majority of the RFICs required in wireless handsets. The products that Jazz manufactures for RF Micro devices include semiconductors used in cellular transceivers, power controllers and wireless infrastructure components. RF Micro Devices, Inc accounted for 19% and 14% of Jazz's revenues for the three months ended March 28, 2008 and the year ended December 28, 2007, respectively.

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

      TOSHIBA CORPORATION designs and manufactures high-quality flash memory-based storage solutions, discrete devices, displays, advanced materials, medical tubes, custom SoCs/ASICs, digital multimedia and imaging products, microcontrollers and wireless components, that make possible today's leading cell phones, MP3 players, cameras, medical devices, automotive electronics and more. Through advanced and reliable electronic components, Toshiba enables its customers to create market-leading designs and product breakthroughs from OEMs, ODMs, CMs, distributors and fabless chip companies worldwide. Toshiba Corporation is Japan's largest semiconductor manufacturer and the world's fourth largest semiconductor manufacturer. Toshiba Corporation accounted for 1.4% and 13% of Jazz's revenues for the three months ended March 28, 2008 and the year ended December 28, 2007, respectively.

NEW CUSTOMER DEVELOPMENT

      Through Jazz's focus on developing new customer relationships, at March 28, 2008, Jazz had secured approximately 300 design wins with 88 post-formation customers across a broad range of end markets. In addition, at March 28, 2008, approximately 98 post-formation customer designs had moved to designs in volume production. Jazz believes its continuous focus on achieving design wins as well as on ramping up production volumes of its current design wins will allow it to continue to diversify and grow its revenue base. The following table provides a summary of end-user applications as well as representative products addressed by its design wins and designs in volume production:

                              WIRELESS             CONSUMER           WIRELINE
                           COMMUNICATIONS        ELECTRONICS       COMMUNICATIONS        OTHER MARKETS
                      ----------------------  ------------------  -----------------  ----------------------
Representative end    o  Cellular phones      o  Digital TVs      o  Switches        o  Imaging products
market products       o  Wireless networking  o  DVD players      o  Optical         o  Military products
                         systems              o  Cordless phones     transceivers    o  Automotive radar
                                              o  Gaming devices   o  Broadband       o  Sensors
                                              o  Set-top boxes       modems
                                                                  o  Analog modems
Representative        o  GSM/GPRS/ EDGE       o  DSL and cable    o  SerDes for      o  Image sensors
semiconductors           transceivers            modem chipsets      transceiver     o  Focal plane arrays
                      o  Power amplifiers     o  Digital and         modules
                      o  WCDMA                   mobile TV        o  Analog to
                         transceivers            tuners              digital
                      o  Ultra wideband       o  DVD laser           converters
                         transceivers            drivers
                                              o  Power
                                                 management

COMPETITION

      Jazz competes internationally and domestically with dedicated foundry service providers such as Taiwan Semiconductor Manufacturing Company, United Microelectronics Corporation, Semiconductor Manufacturing International Corporation and Chartered Semiconductor Manufacturing Ltd., which, in addition to providing leading edge complementary metal oxide semiconductor process technologies, also have capacity for some specialty process technologies. Jazz also competes with integrated device manufacturers that have internal semiconductor manufacturing capacity or foundry operations, such as IBM. In addition, several new dedicated foundries have commenced operations and may compete directly with Jazz. Many of Jazz's competitors have higher capacity, longer operating history, longer or more established relationships with their customers, superior research and development capability and greater financial and marketing resources than Jazz. As a result, these companies may be able to compete more aggressively over a longer period of time than Jazz.

      IBM competes in both the standard CMOS segment and in specialty process technologies. In addition, there are a number of smaller participants in the specialty process arena. Jazz believes that most of the large dedicated foundry service providers compete primarily in the standard CMOS segment, but they also have capacity for specialty process technologies. Prior to Jazz's separation from Conexant, Conexant entered into a long-term licensing agreement with Taiwan Semiconductor Manufacturing Company under which Taiwan Semiconductor Manufacturing Company licensed from Conexant the right to manufacture semiconductors using Conexant's then existing 0.18 micron or greater SiGe BiCMOS process technologies. Jazz does not believe that Taiwan Semiconductor Manufacturing Company has focused its business on the SiGe BiCMOS market to date. However, Taiwan Semiconductor Manufacturing Company publicly announced in 2001 that it planned to use the licensed technology to accelerate its own foundry processes for the networking and wireless communications markets. Since Jazz Semiconductor's formation, Jazz has continued to make improvements in its SiGe BiCMOS process technology. Jazz has not licensed any of these improvements to Taiwan Semiconductor Manufacturing Company. Jazz does not believe that the license of SiGe BiCMOS process technology by Taiwan Semiconductor Manufacturing Company has had any significant effect on its business. In the event Taiwan Semiconductor Manufacturing Company determines to focus its business on the SiGe BiCMOS market, it may use and develop the technology licensed to it in 2001 to compete directly with Jazz in the specialty market, and such competition may harm Jazz's business.

      As Jazz's competitors continue to increase their manufacturing capacity, there could be an increase in specialty semiconductor capacity during the next several years. As specialty capacity increases there may be more competition and pricing pressure on Jazz's services, and under utilization of its capacity may result. Any significant increase in competition or pricing pressure may erode its profit margins, weaken Jazz's earnings or increase its losses.

      Additionally, some semiconductor companies have advanced their complementary metal oxide semiconductor designs to 90 nanometer or smaller geometries. These smaller geometries may provide the customer with performance and integration features that may be comparable to, or exceed, features offered by Jazz's specialty process technologies, and may be more cost-effective at higher production volumes for certain applications, such as when a large amount of digital content is required in a mixed-signal semiconductor and less analog content is required. Jazz's specialty process technologies will therefore compete with these advanced CMOS processes for customers and some of its potential and existing customers could elect to design these advanced CMOS processes into their next generation products. Jazz is not currently capable, and does not currently plan to become capable, of providing CMOS processes at these smaller geometries. If Jazz's existing customers or new customers choose to design their products using these CMOS processes Jazz's business may suffer.

      The principal elements of competition in the semiconductor foundry industry include:

   o  technical competence;

   o  production speed and cycle time;

   o  time-to-market;

   o  research and development quality;

   o  available capacity;

   o  fab and manufacturing yields;

   o  customer service;

   o  price;

   o  management expertise; and

   o  strategic relationships.

      There can be no assurance that Jazz will be able to compete effectively on the basis of all or any of these elements. Jazz's ability to compete successfully may depend to some extent on factors outside of its control, including industry and general economic trends, import and export controls, exchange controls, exchange rate fluctuations, interest rate fluctuations and political developments. If Jazz cannot compete successfully in its industry, its business and results of operations will be harmed.

RESEARCH AND DEVELOPMENT

      The semiconductor industry is characterized by rapid changes in technology. As a result, effective research and development is essential to Jazz's success. Jazz invested approximately $14.1 million in 2007 in research and development, which represented 7.7% of its revenues. Jazz plans to continue to invest significantly in research and development activities to develop advanced process technologies for new applications. As of March 28, 2008, Jazz employed 61 professionals in its research and development department, approximately 22 of whom hold Ph.D. degrees.

      Jazz's research and development activities seek to upgrade and integrate manufacturing technologies and processes. Although Jazz emphasizes firm-wide participation in the research and development process, it maintains a central research and development team primarily responsible for developing cost-effective technologies that can serve the manufacturing needs of its customers. A substantial portion of Jazz's research and development activities are undertaken in cooperation with its customers and equipment vendors.

INTELLECTUAL PROPERTY

      Jazz's success depends in part on its ability to obtain patents, licenses and other intellectual property rights covering and relating to wafer manufacturing and production processes, semiconductor structures and other structures fabricated on wafers. To that end, Jazz has acquired certain patents and patent licenses and intends to continue to seek patents covering and relating to wafer manufacturing and production processes, semiconductor structures and other structures fabricated on wafers. As of March 28, 2008, Jazz had 144 patents in force in the United States and 23 patents in force in foreign countries. Jazz also had 21 pending patent applications in the United States, 22 pending patent applications in foreign countries and no patent pending applications under the Patent Cooperation Treaty.

      Jazz's issued patents have expiration dates ranging from 2008 to 2026. Jazz considers its patent portfolio to be important to its business, but does not view any single patent as material in relation to its overall revenues. Jazz believes that its SiGe and BiCMOS portfolios are material to its business. Patents within its SiGe portfolio expire at various times from 2020 to 2024. Patents within its RF CMOS portfolio expire at various times from 2018 to 2024. Patents within its BiCMOS portfolio expire at various times from 2008 to 2024.

      Jazz's expired patents generally related to legacy technologies that were developed by its predecessors, namely Rockwell. Due to the rapid pace of technological changes and advancement in the field of semiconductor fabrication and processing, Jazz does not believe that the expiration of these patents materially affects its competitive position.

      Jazz has entered into various patent licenses. For example, Jazz Semiconductor entered into a technology license agreement under which it licensed to ASMC, without the right to sublicense, CMOS, RF CMOS, BiCMOS and SiGe BiCMOS process technologies and engineering assistance, for use in connection with its manufacture of wafers for Jazz Semiconductor. Jazz Semiconductor also licensed its process technologies, patents and know how relating to the production of certain CMOS and RF CMOS wafers to HHNEC for its own use and certain RF CMOS and SiGe BiCMOS process technologies for use solely in connection with the manufacture of wafers for Jazz Semiconductor, in each case without the right to sublicense.

      Jazz Semiconductor entered into a technology license agreement that grants to it worldwide perpetual license rights from PolarFab regarding certain process technologies that it intends to incorporate into its BCD process technologies for the manufacture of wafers by Jazz for its customers and customers of PolarFab. Jazz Semiconductor also entered into an associated technology transfer agreement for such processes. Jazz is able to adapt, prepare derivatives based on, or otherwise exploit the licensed technology, however, Jazz is restricted from using certain licensed BCD process technologies with respect to motor controllers for hard disk drives. Jazz is also able to sublicense the process technologies to ASMC, HHNEC and any of its future manufacturing suppliers to manufacture for Jazz and its customers.

      During 2004, Jazz Semiconductor entered into a cross license and release agreement with an unrelated third party. The license includes technology developed by the third party related to Jazz Semiconductor's manufacturing process. In exchange for the license and release, Jazz Semiconductor agreed to make certain payments through 2007. Jazz may choose to obtain additional patent licenses or enter into additional patent cross-licenses in the future. However, there can be no assurance as to whether future agreements will be reached or as to the terms of any agreement that is consummated.

      In connection with Jazz Semiconductor's separation from Conexant, Conexant contributed to Jazz Semiconductor a substantial portion of its intellectual property, including software licenses, patents and intellectual property rights in know-how related to its business. Jazz Semiconductor agreed to license intellectual property rights relating to the owned intellectual property contributed to Jazz Semiconductor by Conexant back to Conexant and its affiliates. Conexant may use this license to have Conexant products produced by third-party manufacturers and to sell such products, but must obtain Jazz Semiconductor's prior consent to sublicense these rights for the purpose of enabling that third party to provide semiconductor fabrication services to Conexant.

      In connection with Jazz Semiconductor's formation, Conexant granted to Jazz Semiconductor non-exclusive, royalty-free licenses:

   o in patents and process technology materials for use at its facilities in order to produce, sell, develop and improve semiconductor wafers and devices;

   o  to use the design kits that Jazz Semiconductor offers to its customers;
      and

   o to certain other intellectual property used in Jazz Semiconductor's business.

      The agreement provides that in no event will Jazz Semiconductor's or Conexant's aggregate liability to the other exceed $5.0 million, nor will Jazz Semiconductor or they be liable for consequential or incidental damages. Because the amount of Conexant's indemnity obligation to Jazz Semiconductor is capped, it may not be sufficient to cover all damages Jazz might have to pay, or other costs Jazz may incur in connection with the agreement.

      Prior to Jazz Semiconductor's separation from Conexant, Conexant entered into a long-term licensing agreement with Taiwan Semiconductor Manufacturing Company under which Taiwan Semiconductor Manufacturing Company licensed from Conexant the right to manufacture semiconductors using Conexant's then existing
0.18 micron or greater SiGe BiCMOS process technologies.

      Jazz's ability to compete depends on its ability to operate without infringing the proprietary rights of others. The semiconductor industry is generally characterized by frequent litigation regarding patent and other intellectual property rights. As is the case with many companies in the semiconductor industry, Jazz has from time to time received communications from third parties asserting that their patents cover certain of its technologies or alleging infringement of their other intellectual property rights. Jazz expects that it will receive similar communications in the future. Irrespective of the validity or the successful assertion of such claims, Jazz could incur significant costs and devote significant management resources to the defense of these claims, which could seriously harm the Company. There is no material litigation involving an infringement claim currently pending against Jazz.

ENVIRONMENTAL MATTERS

      Semiconductor manufacturing processes generate solid, gaseous, liquid and other industrial wastes in various stages of the manufacturing process. Jazz has installed various types of pollution control equipment in its fab to reduce, treat and, where feasible, recycle the wastes generated in its manufacturing process. Jazz's operations are subject to strict regulation and periodic monitoring by the United States Environmental Protection Agency along with several state and local environmental agencies.

      Jazz has implemented an environmental management system that assists Jazz in identifying applicable environmental regulations, evaluating compliance status and establishing timely waste preventive measures. Jazz has also obtained certification for implementing the standard requirements of ISO 14001:2004. ISO 14001 consists of a set of standards that provide guidance to the management of organizations to achieve an effective environmental management system.

      Jazz believes that it has adopted pollution measures for the effective maintenance of environmental protection standards substantially consistent with U.S. federal, state and local environmental regulations. Jazz also believes that it is currently in material compliance with applicable environmental laws and regulations.

EMPLOYEES

      As of March 28, 2008, Jazz had 719 employees, which included 599 employees in manufacturing, 61 employees in research and development and 59 employees performing sales, marketing and administrative functions. Of the total employees, 713 were full-time and 6 were part-time employees.

      As of March 28, 2008, 316 of Jazz's employees are covered by a collective bargaining agreement and are members of the International Brotherhood of Electrical Workers. Jazz believes that it has a good relationship with all of its employees.

RISK MANAGEMENT AND INSURANCE

      As part of its risk management program, Jazz surveyed its buildings and fab for resistance to potential earthquake damage. As a result of this survey, Jazz implemented additional measures to minimize its fab's exposure to potential damage caused by future earthquakes and seismically qualified its fab for a high magnitude earthquake.

      Jazz maintains industrial special risk insurance for its facilities, equipment and inventories that covers physical damage and consequential losses from natural disaster and certain other risks up to the policy limits and except for exclusions as defined in the policies. Jazz also maintains public liability insurance for losses to others arising from its business operations and carries insurance for business interruption resulting from such events and if its suppliers are unable to provide Jazz with supplies. While Jazz believes that its insurance coverage is adequate and consistent with industry practice, significant damage to any of its or its manufacturing suppliers' production facilities, whether as a result of fire or other causes, could seriously harm its business and results of operations.

JAZZ'S PROPERTIES

      Jazz's headquarters and manufacturing facilities are located in Newport Beach, California. Jazz leases the use of these facilities from Conexant under non-cancellable operating leases that expire March 12, 2017 and it has the option to extend each lease for two consecutive five-year periods after March 12, 2017. Pursuant to the merger agreement, Jazz and Conexant have executed amendments to the leases, which were effective upon completion of the acquisition of Jazz Semiconductor. Under the amendments, Jazz's headquarters office may be relocated one time no earlier than 12 months from the completion of the acquisition of Jazz Semiconductor to another building within one mile of its current location at Conexant's option and expense, subject to certain conditions. Jazz also leases from third-parties office facilities in Shanghai, China.

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

      The following table provides certain information as to Jazz's principal general offices, manufacturing and warehouse facilities:

   PROPERTY LOCATION                       USE                             FLOOR SPACE
--------------------------       ---------------------------------      -------------------
Newport Beach, California        Headquarters office                     68,227 square feet
Newport Beach, California        Manufacturing facility                 320,510 square feet
Shanghai, China                  Research and development facility        8,813 square feet

      Jazz expects these office and warehouse facilities to be adequate for its business purposes through 2008 and Jazz expects additional space to be available to use on commercially reasonable terms at that time. Consistent with Jazz's manufacturing strategy, Jazz plans to add manufacturing capacity as needed by expanding its existing manufacturing supply relationships, entering into new manufacturing supply relationships or acquiring existing manufacturing facilities.

LEGAL PROCEEDINGS

      Jazz is not currently involved in material litigation or other proceedings. As is the case with many companies in the semiconductor industry, Jazz has from time to time received notices alleging infringement of intellectual property rights of others and breach of warranties.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF JAZZ

      THE FOLLOWING DISCUSSION AND ANALYSIS OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF JAZZ SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES AS WELL AS OTHER INFORMATION APPEARING ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE INFORMATION IN THE SECTION ENTITLED "RISK FACTORS RELATING TO THE MERGER."

OVERVIEW

THE COMPANY

      Jazz was incorporated in Delaware on August 12, 2005. Jazz was formed to serve as a vehicle for the acquisition of one or more domestic and/or foreign operating businesses through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination.

      Jazz is based in Newport Beach, California and following the acquisition of Jazz Semiconductor, Jazz became an independent semiconductor foundry focused on specialty process technologies for the manufacture of analog intensive mixed-signal semiconductor devices. Jazz's specialty process technologies include advanced analog, radio frequency, high voltage, bipolar and SiGe semiconductor processes, for the manufacture of analog and mixed-signal semiconductors. Jazz's customer's analog and mixed-signal semiconductor devices are used in cellular phones, wireless local area networking devices, digital TVs, set-top boxes, gaming devices, switches, routers and broadband modems.

ACQUISITION OF JAZZ SEMICONDUCTOR

      On February 16, 2007, Jazz completed the acquisition of all of the outstanding capital stock of Jazz Semiconductor for $262.4 million in cash, and acquired, as part of the assets of Jazz Semiconductor, $26.1 million in cash. The audited consolidated financial statements include the results of operations for Jazz Semiconductor following the date of acquisition. The acquisition was accounted for under the purchase method of accounting in accordance with U.S. generally accepted accounting principles for accounting and financial reporting purposes. Under this method, Jazz Semiconductor was treated as the "acquired" company. In connection with the acquisition, Jazz adopted Jazz Semiconductor's fiscal year. In July 2007, Jazz entered into an agreement with the former Jazz Semiconductor stockholders that reduced the purchase price by $9.3 million to $253.1 million. The reduction has been reflected in the accompanying consolidated financial statements.

      Prior to March 12, 2002, Jazz Semiconductor's business was Conexant's Newport Beach, California semiconductor fabrication operations. Jazz Semiconductor's business was formed upon Conexant's contribution of those fabrication operations to its wholly-owned subsidiary, Newport Fab, LLC and Conexant's contribution of Newport Fab, LLC to Jazz Semiconductor, together with a cash investment in Jazz Semiconductor by affiliates of The Carlyle Group. Conexant and affiliates of The Carlyle Group continued to be the largest stockholders of Jazz Semiconductor until its acquisition in February 2007. Substantially all of Jazz Semiconductor's business operation was conducted by its wholly-owned subsidiary, Newport Fab, LLC. Since its formation in early 2002, Jazz Semiconductor has transitioned its business from a captive manufacturing facility within Conexant to an independent semiconductor foundry.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

ESTIMATES

      The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of net revenues and expenses in the reporting period. Jazz regularly evaluates estimates and assumptions related to allowances for doubtful accounts, sales returns allowances, inventory reserves, valuation of acquired assets and liabilities, determination of asset lives for depreciation and amortization, asset impairment assumptions, income taxes, stock compensation, post-retirement medical plan and pension plan. Jazz bases its estimates and assumptions on current facts, historical experience and various other factors that Jazz believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. Accordingly, the actual results may differ materially and adversely from its estimates. To the extent there are material differences between the estimates and the actual results, future results of its operations will be affected.

REVENUE RECOGNITION

      Jazz's net revenues are generated principally by sales of semiconductor wafers. Jazz derives the remaining balance of its net revenues from the resale of photomasks and other engineering services. The majority of its sales occur through the efforts of its direct sales force.

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

      In accordance with SEC Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements" ("SAB No. 101"), and SAB No. 104, "Revenue Recognition" ("SAB No. 104"), Jazz recognizes product revenues when the following fundamental criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered,
(iii) the price to the customer is fixed or determinable and (iv) collection of the resulting receivable is reasonably assured. These criteria are usually met at the time of product shipment. However, Jazz does not recognize revenues until all customer acceptance requirements have been met, when applicable.

      Revenues for engineering services are recognized ratably over the contract term or as services are performed. Revenues from contracts with multiple elements are recognized as each element is earned based on the relative fair value of each element and when there are no undelivered elements that are essential to the functionality of the delivered elements and when the amount is not contingent upon delivery of the undelivered elements. Advances received from customers towards future engineering services, product purchases and in some cases capacity reservation are deferred until products are shipped to the customer, services are rendered or the capacity reservation period ends.

      Jazz provides for sales returns and allowances relating to specific yield or quality commitments as a reduction of revenues at the time of shipment based on historical experience and specific identification of an event necessitating an allowance. Actual allowances given have been within management's expectations.

ACCOUNTS RECEIVABLE

      Jazz performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history and the customer's current credit worthiness, as determined by its review of their current credit information. Jazz monitors collections and payments from its customers and maintains an allowance for doubtful accounts based upon historical experience, industry norms and specific customer collection issues that it has identified. While Jazz's credit losses have historically been within its expectations and the allowance established, Jazz may not continue to experience the same credit loss rates as it has in the past. Jazz's accounts receivable are concentrated among a relatively small number of customers. Should there be a significant change in the liquidity or financial position of any one customer, resulting in an impairment of its ability to make payments, Jazz may be required to increase the allowance for doubtful accounts, which could have a material adverse impact on its consolidated financial position, results of operations and cash flows.

INVENTORIES

      Jazz initiates production of a majority of its wafers once is has received an order from a customer. Jazz generally does not carry a significant inventory of finished goods except in response to specific customer requests or if it determines to produce wafers in excess of orders because it forecasts future excess demand and capacity constraints. Jazz seeks to purchase and maintain raw materials at sufficient levels to meet lead times based on forecasted demand. If forecasted demand exceeds actual demand, Jazz may need to provide an allowance for excess or obsolete quantities on hand. Jazz also reviews its inventories for indications of obsolescence or impairment and provides reserves as deemed necessary. Jazz scraps inventory that has been written down after it is determined that it cannot be sold. If actual market conditions are less favorable than those projected by management, additional inventory reserves may be required. Jazz states its inventories at the lower of cost, using the first-in, first-out method, or market.

IMPAIRMENT OF ASSETS

      The amounts and useful lives assigned to intangible assets acquired impact the amount and timing of future amortization. The value of Jazz's intangible assets could be impacted by future adverse changes such as: (i) future declines in Jazz's operating results, (ii) a decline in its stock price, (iii) a significant slowdown in the semiconductor industry, or (iv) any failure to meet its projected performance of future operating results. Jazz periodically reviews long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. If an asset is considered to be impaired, the impairment loss is recognized immediately and is considered to be the amount by which the carrying amount of the asset exceeds its fair value. Jazz does not have any intangible assets with indefinite useful lives.

      Jazz conducted its impairment review as of March 28, 2008, due to the recent decline in its stock price. Jazz used the income approach methodology of valuation that includes undiscounted cash flows to determine the fair value of its intangible assets. Significant management judgment is required in the forecasts of future operating results used for this methodology. These estimates are consistent with the plans and forecasts Jazz uses to conduct its business. As a result of this analysis, no assets were considered to be impaired and Jazz has not recognized any impairment loss for any long-lived or intangible asset as of March 28, 2008.

ACCOUNTING FOR INCOME TAXES

      Effective January 1, 2007, Jazz adopted FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109" ("FIN No. 48"). Jazz is subject to U.S. federal income tax as well as income tax in multiple state and foreign jurisdictions. Jazz believes its tax return positions are fully supported, but tax authorities may challenge certain positions, which may not be fully sustained. Jazz assesses its income tax positions and record tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances, and information available at the reporting date. For uncertain tax positions where it is more likely than not that a tax benefit will be sustained, Jazz records the greatest amount of tax benefit that has a greater than 50 percent probability of being realized upon effective settlement with a taxing authority that has full knowledge of all relevant information. For uncertain income tax positions where it is not more likely than not that a tax benefit will be sustained, no tax benefit has been recognized in the financial statements. Jazz's policy is to recognize interest and penalties that would be assessed in relation to the settlement value of unrecognized tax benefits as a component of income tax expense.

      Jazz accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes," ("SFAS No. 109"). SFAS No. 109 requires that it recognizes in its consolidated financial statements:

      o deferred tax assets and liabilities for the future tax consequences of events that have been recognized in its consolidated financial statements or its tax returns; and

      o  the amount of taxes payable or refundable for the current year.

      The tax consequences of most events recognized in the current year's financial statements are included in determining income taxes currently payable. However, because tax laws and financial accounting standards differ in their recognition and measurement of assets, liabilities, equity, revenues, expenses and gains and losses, differences arise between the amount of taxable income and pretax financial income for a year and between the tax bases of assets or liabilities and their reported amounts in its financial statements. It is assumed that the reported amounts of assets and liabilities will be recovered and settled, respectively, in the future. Accordingly, a difference between the tax basis of an asset or a liability and its reported amount on the balance sheet will result in a taxable or a deductible amount in some future years when the related liabilities are settled or the reported amounts of the assets are recovered.

      To determine the amount of taxes payable or refundable for the current year, Jazz is required to estimate its income taxes. Jazz's effective tax rate may be subject to fluctuations during the fiscal year as new information is obtained, which may affect the assumptions it uses to estimate its annual effective tax rate, including factors such as valuation allowances against deferred tax assets, reserves for tax contingencies, utilization of tax credits and changes in or interpretation of tax laws in jurisdictions where it conducts operations.

      Utilization of net operating losses, credit carryforwards, and certain deductions may be subject to a substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code and similar state provisions. The tax benefits related to future utilization of federal and state net operating losses, tax credit carryforwards, and other deferred tax assets may be limited or lost if cumulative changes in ownership exceed 50% within any three-year period. Additional limitations on the use of these tax attributes could occur in the event of possible disputes arising in examinations from various tax authorities. Jazz is not currently under examination.

PENSION PLANS

      Jazz maintains a defined benefit pension plan for its employees covered by a collective bargaining agreement. For financial reporting purposes, the calculation of net periodic pension costs is based upon a number of actuarial assumptions, including a discount rate for plan obligations, an assumed rate of return on pension plan assets and an assumed rate of compensation increase for employees covered by the plan. All of these assumptions are based upon management's judgment, considering all known trends and uncertainties. Actual results that differ from these assumptions would impact future expense recognition and cash funding requirements of its retirement plans.

STOCK BASED COMPENSATION

      Jazz records equity compensation expense in accordance with SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS No. 123R"). SFAS No. 123R requires companies to estimate the fair value of stock options on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense ratably over the requisite service periods. Jazz has estimated the fair value of stock options as of the date of grant using the Black-Scholes option pricing model, which was developed for use in estimating the value of traded options that have no vesting restrictions and that are freely transferable. The Black-Scholes model considers, among other factors, the expected life of the award and the expected volatility of Jazz's stock price. Although the Black-Scholes model meets the requirements of SFAS No. 123R and SAB No. 107, "Share-Based Payment" ("SAB No. 107"), the fair values generated by the model may not be indicative of the actual fair values of Jazz's equity awards, as it does not consider other factors important to those awards to employees, such as continued employment, periodic vesting requirements, and limited transferability. Jazz estimates stock price volatility based on historical volatility of its own stock price and its peers. Jazz recognizes compensation expense using the straight-line amortization method for stock-based compensation awards with graded vesting.

      The key assumptions used in the Black-Scholes model in determining the fair value of options granted during the three months ended March 28, 2008 are as follows:

          Expected life in years                                 6
          Expected price volatility                  43.90 - 45.10%
          Risk-free interest rate                      2.47 - 3.15%
          Dividend yield                                      0.00%

RESULTS OF OPERATIONS

COMPARISON OF THREE MONTHS ENDED MARCH 28, 2008 AND MARCH 30, 2007

      For the three months ended March 28, 2008, Jazz had a net loss of $4.0 million compared to a net loss of $11.7 million for the corresponding period in 2007. The results for the three months ended March 30, 2007 include the results of operations for Jazz Semiconductor only from February 17, 2007 through March 30, 2007. Jazz's primary source of income prior to the consummation of the initial business combination with Jazz Semiconductor on February 16, 2007, was interest earned on the funds held in trust and escrow accounts.

PRO FORMA FINANCIAL INFORMATION

      The acquisition of Jazz Semiconductor is Jazz's first business combination and accordingly, Jazz does not think a comparison of the results of operations and cash flows for the three months ended March 28, 2008 versus the corresponding periods in 2007 is very useful to its investors. In order to assist investors in better understanding the changes in its business between the three months ended March 28, 2008 and March 30, 2007, Jazz is presenting in the discussion below pro forma results for Jazz and Jazz Semiconductor for the three months ended March 30, 2007, as if the acquisition of Jazz Semiconductor occurred on January 1, 2007. Jazz derived the pro forma results from (i) the unaudited condensed consolidated financial statements of Jazz Semiconductor for the period from December 30, 2006 to February 16, 2007 (the date of the Jazz acquisition) and Jazz's unaudited condensed consolidated financial statements for the three months ended March 30, 2007.

      The pro forma results are not necessarily indicative of the results that may have actually occurred had the acquisition taken place on the date noted, or the future financial position or operating results of Jazz or Jazz Semiconductor. The pro forma results exclude the write-off of in-process research and development that was expensed during the three months ended March 30, 2007. The pro forma adjustments are based upon available information and assumptions that Jazz believes are reasonable. The pro forma adjustments include adjustments for interest expenses (relating primarily to interest on the 8% Convertible Senior Notes due 2011 (referred to as the "convertible notes") issued in December 2006) and increased depreciation and amortization expense as a result of the application of the purchase method of accounting.

      Under the purchase method of accounting, the total purchase price is allocated to the net tangible and intangible assets acquired and liabilities assumed, based on various estimates of their respective fair values. Jazz performed a valuation of all the assets and liabilities in accordance with SFAS
141. The depreciation and amortization expense adjustments reflected in the pro forma results of operations are based on the final valuation of Jazz Semiconductor's tangible and intangible assets described in Note 3 to Jazz's unaudited condensed consolidated financial statements for the three months ended March 28, 2008, included elsewhere in this proxy statement/prospectus.

                                                          STATEMENTS OF OPERATIONS
                                               (US$ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                               --------------------------------------------
                                                            THREE MONTHS ENDED
                                               --------------------------------------------
                                                 MARCH 28, 2008         MARCH 30, 2007
                                               (ACTUAL, UNAUDITED)   (PRO FORMA, UNAUDITED)
                                               -------------------   ----------------------
Net revenues                                   $            50,830   $               48,096
   Cost of revenues                                         43,385                   51,630
                                               -------------------   ----------------------
Gross profit                                                 7,445                   (3,534)
Operating expenses:
   Research and development                                  3,910                    4,979
   Selling, general and administrative                       4,964                   10,239
   Amortization of intangible assets                           346                      541
                                               -------------------   ----------------------
Total operating expenses                                     9,220                   15,759
                                               -------------------   ----------------------
Loss from operations                                        (1,775)                 (19,293)
Net interest expense                                         3,169                    1,370
Other (income) expenses                                       (900)                     113
                                               -------------------   ----------------------
Net loss                                       $            (4,044)  $              (20,776)
                                               ===================   ======================
Pro forma net loss per share - basic and
   diluted                                     $             (0.22)  $                (0.69)
                                               ===================   ======================

REVENUES

      Jazz's revenues are generated principally from the sale of semiconductor wafers and in part from the sale of photomasks and other engineering services. Net revenues are net of provisions for returns and allowances. Revenues are categorized by technology group into specialty process revenues and standard process revenues. Specialty process revenues include revenues from wafers manufactured using Jazz's specialty process technologies-advanced analog CMOS, radio frequency CMOS or RF CMOS, high voltage CMOS, bipolar CMOS or BiCMOS, SiGe BiCMOS, and bipolar CMOS double-diffused metal oxide semiconductor or BCD, processes. Standard process revenues are revenues derived from wafers employing digital CMOS and standard analog process technologies.

      The following table presents net revenues for the three months ended March 28, 2008 and March 30, 2007:

                                          NET REVENUES (US$ IN THOUSANDS, EXCEPT PERCENTAGES)
                                 --------------------------------------------------------------------
                                 THREE MONTHS ENDED     THREE MONTHS ENDED
                                   MARCH 28, 2008          MARCH 30, 2007
                                 (ACTUAL, UNAUDITED)   (PRO FORMA, UNAUDITED)
                                 -------------------   ----------------------
                                                                    % OF PRO
                                            % OF NET                FORMA NET     INCREASE
                                 AMOUNT     REVENUES    AMOUNT      REVENUES     (DECREASE)  % CHANGE
                                 -------    --------   --------     ---------    ---------   --------
Specialty Process Revenues       $39,184       77.1    $ 38,458        80.0      $     726      1.9
Standard Process Revenues         11,646       22.9       9,638        20.0          2,008     20.8
Net Revenues                     $50,830      100.0    $ 48,096       100.0      $   2,734      5.7

      Jazz's net revenues increased by $2.7 million or 5.7% to $50.8 million for the three months ended March 28, 2008 compared to $48.1 million of pro forma revenues for the corresponding period in 2007. This increase is the result of a $0.7 million or 1.9% increase in specialty process net revenues to $39.2 million for the three months ended March 28, 2008 from $38.5 million of pro forma specialty process revenues for the corresponding period in 2007 and a $2.0 million or 20.8% increase in standard process net revenues to $11.6 million for the three months ended March 28, 2008, from $9.6 million of pro forma standard process revenues for the corresponding period in 2007.

      The increase in standard process revenues, and the change in revenue mix, can be attributed in large part to the increase in orders from a single large customer, whose purchases of Jazz's products have predominantly been standard process wafers. Although revenues from Jazz's standard process technologies increased for the 2008 first quarter due to the overall semiconductor industry cycle, it has generally declined and Jazz believes this is attributable to some of its customers transitioning new standard process designs to foundries that focus on high volume and commodity oriented technologies and pricing, demand for standard process technology from other new customers helped offset this decline.

      The marginal increase in specialty process revenues can be mainly attributed in part to stronger demand from some of Jazz's larger customers and in part to changes in Jazz's customer mix for three months ended March 28, 2008 compared to the corresponding period in 2007.

      Once the market strengthens, Jazz believes it will see standard process and specialty process revenues stabilize or grow moderately quarter over quarter. However, the semiconductor market is cyclical, and Jazz does not know when the market will begin to improve.

      The change in revenues mix of 77% specialty process revenues and 23% standard process revenues for the three months ended March 28, 2008 compared to 80% and 20%, respectively, for the corresponding period in 2007, was largely the result of an increase in standard process revenues primarily attributable to a single customer. While Jazz intends to continue to offer full service solutions to its customer base, it believes its competitive advantage is to focus on specialty process revenues.

COST OF REVENUES

      Cost of revenues consists primarily of purchased manufactured materials, labor, manufacturing-related overheads and engineering services. Purchased manufactured materials consists primarily of purchase price of raw wafers and shipping costs incurred. Cost of revenues also includes the purchase of photomasks, provision for test services and the cost of defective inventory caused by fab and manufacturing yields as incurred. Jazz reviews its inventories for indications of obsolescence or impairment and provide reserves as deemed necessary. Royalty expenses incurred in connection with certain of Jazz's process technologies, and depreciation and amortization expense on assets used in the manufacturing process are also included within the cost of revenues.

      The following table presents cost of revenues for the three months ended March 28, 2008 and March 30, 2007:

                                                    COST OF REVENUES (US$ IN THOUSANDS, EXCEPT PERCENTAGES)
                                             --------------------------------------------------------------------
                                              THREE MONTHS ENDED     THREE MONTHS ENDED
                                                MARCH 28, 2008         MARCH 30, 2007
                                             (ACTUAL, UNAUDITED)   (PRO FORMA, UNAUDITED)
                                             -------------------   ----------------------
                                                                                % OF PRO
                                                        % OF NET                FORMA NET   INCREASE
                                              AMOUNT    REVENUES    AMOUNT      REVENUES   (DECREASE)    % CHANGE
                                             --------   --------   --------     ---------  ----------    --------
Cost of revenues (not including
   depreciation & amortization of
   intangible assets)                        $ 34,893       68.7   $ 42,574          88.5  $   (7,681)      (18.0)
Cost of revenues - depreciation &
   amortization of intangible assets            8,492       16.7      9,056          18.8        (564)       (6.2)
                                             --------   --------   --------     ---------  ----------    --------
Total cost of revenues                       $ 43,385       85.4   $ 51,630         107.3  $   (8,245)      (16.0)
                                             ========   ========   ========     =========  ==========    ========

      Jazz's cost of revenues decreased by $8.2 million or 16.0% to $43.4 million for the three months ended March 28, 2008, compared to $51.6 million of pro forma cost of revenues for the corresponding period in 2007. Cost of revenues as a percentage of revenues decreased to 85.4% for the three months ended March 28, 2008 compared to 107.3% (on a pro forma basis) for the corresponding period in 2007.

      The decrease was mainly due to higher fabrication capacity utilization and to a lesser extent due to management's continued cost-cutting efforts since 2007 resulting in lower labor and overhead costs during the three months ended March 28, 2008 as compared to the corresponding period in 2007. The higher fabrication capacity utilization resulted in a lower allocation of fixed production costs per unit to inventory resulting in decreased cost per unit sold and correspondingly, decreased cost of revenues during the three months ended March 28, 2008 compared to the corresponding period in 2007.

      The amortization of acquired technology and backlog has been allocated to cost of revenues and primarily relates to the developed technology acquired from the acquisition of Jazz Semiconductor on February 16, 2007.

GROSS PROFIT

      The following table presents gross profit for the three months ended March 28, 2008 and March 30, 2007:

                                                       GROSS PROFIT (US$ IN THOUSANDS, EXCEPT PERCENTAGES)
                                             --------------------------------------------------------------------
                                              THREE MONTHS ENDED     THREE MONTHS ENDED
                                                MARCH 28, 2008         MARCH 30, 2007
                                             (ACTUAL, UNAUDITED)   (PRO FORMA, UNAUDITED)
                                             -------------------   ----------------------
                                                                                % OF PRO
                                                        % OF NET                FORMA NET    INCREASE
                                              AMOUNT    REVENUES    AMOUNT      REVENUES    (DECREASE)   % CHANGE
                                             --------   --------   --------     ---------   ----------   --------
Gross profit                                 $  7,445       14.6   $ (3,534)         (7.3)  $   10,979     (310.7)
                                             ========   ========   ========     =========   ==========   ========

      Jazz's gross profit for the three months ended March 28, 2008, was $7.4 million or 14.6% of net revenues compared to negative pro forma gross profit of $3.5 million of pro forma revenues for the corresponding period in 2007. The increase in gross profit of $11.0 million during the three months ended March 28, 2008 is primarily attributed to the increase in revenues, lower labor and overhead costs and decreased cost per unit sold due to higher fabrication capacity utilization.

OPERATING EXPENSES

      Operating expenses decreased to $9.2 million for the three months ended March 28, 2008, compared to $10.6 million for the corresponding period in 2007. The decrease in expenses is mainly attributed to the Jazz Semiconductor acquisition expenses incurred in 2007.

      The following table presents operating expenses for the three months ended March 28, 2008 and March 30, 2007:

                                                   OPERATING EXPENSE (US$ IN THOUSANDS, EXCEPT PERCENTAGES)
                                             --------------------------------------------------------------------
                                              THREE MONTHS ENDED     THREE MONTHS ENDED
                                                MARCH 28, 2008         MARCH 30, 2007
                                             (ACTUAL, UNAUDITED)   (PRO FORMA, UNAUDITED)
                                             -------------------   ----------------------
                                                                                % OF PRO
                                                        % OF NET                FORMA NET    INCREASE
                                              AMOUNT    REVENUES    AMOUNT      REVENUES    (DECREASE)   % CHANGE
                                             --------   --------   --------     ---------   ----------   --------
Research and development                     $  3,910        7.7   $  4,979          10.4   $   (1,069)     (21.5)
Selling, general and administrative             4,964        9.7     10,239          21.3       (5,275)     (51.5)
Amortization of intangible assets                 346        0.7        541           1.1         (195)     (36.0)
                                             --------   --------   --------     ---------   ----------   --------
Total operating expenses                     $  9,220       18.1   $ 15,759          32.8   $   (6,539)     (41.5)
                                             ========   ========   ========     =========   ==========   ========

      Jazz's operating expenses decreased by $6.5 million or 41.5% to $9.2 million for the three months ended March 28, 2008, compared to $15.7 million of pro forma operating expenses for the corresponding period in 2007. The expense decrease is mainly attributed to lower selling, general and administrative expenses for the three months ended March 28, 2008, primarily as a result of Jazz Semiconductor acquisition related general and administrative costs incurred during the corresponding period in 2007 and management's continued efforts to reduce operating expenses since 2007.

      RESEARCH & DEVELOPMENT EXPENSES. Research and development expenses consist primarily of salaries and wages for process and technology research and development activities, fees incurred in connection with the license of design libraries and the cost of wafers used for research and development purposes. Jazz's research and development expenses decreased by $1.1 million or 21.5% to $3.9 million for the three months ended March 28, 2008, compared to $5.0 million of pro forma research and development expenses for the corresponding period in 2007. The decrease in expenses of $1.1 million is mainly attributed to:

      o $0.5 million due to lower photomask and other costs associated with less engineering activity;

      o $0.4 million due to lower labor and benefits costs realized from the reduction in work force implemented in the first quarter of 2007;

      o $0.2 million due to lower spending and changes in allocation of other expenses

      SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses consist primarily of salaries and benefits for selling and administrative personnel, which includes the human resources, executive, finance, information technology and legal departments. These expenses also include fees for professional services, legal services and other administrative expenses associated with being a publicly traded company. Jazz's selling, general and administrative expenses decreased by $5.2 million or 51.5% to $5.0 million for the three months ended March 28, 2008, compared to $10.2 million of pro forma selling, general and administrative expenses for the corresponding period in 2007. The decrease in expenses of $5.2 million is mainly attributed to:

      o $3.0 million in acquisition-related expenses incurred by Jazz Semiconductor during the first quarter of 2007 prior to the acquisition;

      o $2.0 million in costs associated with the reduction in personnel and the departure of the former chief executive officer of Jazz Semiconductor during the first quarter of 2007;

      o $0.5 million from reduction in business travel, bad debt and depreciation expenses; offset by,

      o  $0.2 million increase in stock compensation expenses

      AMORTIZATION OF INTANGIBLE ASSETS. Amortization of intangible assets of $0.2 million reflects the change in pre-acquisition amortization expenses.

INTEREST AND OTHER (EXPENSE) INCOME, NET

      The following table presents interest and other income for the three months ended March 28, 2008 and March 30, 2007:

                                                           INTEREST AND OTHER INCOME (EXPENSE), NET
                                                            (US$ IN THOUSANDS, EXCEPT PERCENTAGES)
                                             --------------------------------------------------------------------
                                              THREE MONTHS ENDED     THREE MONTHS ENDED
                                                MARCH 28, 2008         MARCH 30, 2007
                                             (ACTUAL, UNAUDITED)   (PRO FORMA, UNAUDITED)
                                             -------------------   ----------------------
                                                                                % OF PRO
                                                        % OF NET                FORMA NET    INCREASE
                                              AMOUNT    REVENUES    AMOUNT      REVENUES    (DECREASE)   % CHANGE
                                             --------   --------   --------     ---------   ----------   --------
Interest income                              $     37        0.0   $  2,130           4.4   $   (2,093)     (98.3)
Interest expense                               (3,206)      (6.3)    (3,715)         (7.7)         509      (13.7)
                                             --------   --------   --------     ---------   ----------   --------
Interest (expense) income, net                 (3,169)      (6.3)    (1,585)         (3.3)      (1,584)     100.0
Other income (expense), net                       900        1.8       (108)         (0.2)       1,008     (933.3)
                                             --------   --------   --------     ---------   ----------   --------
Interest and other (expense)
   income, net                               $ (2,269)      (4.5)  $ (1,693)         (3.5)  $     (576)      34.0
                                             ========   ========   ========     =========   ==========   ========

      Interest and other income for the three months ended March 28, 2008 represents $0.8 million of net gain realized from the purchase of $5.0 million in principal amount of Jazz's convertible notes at a discount and $0.1 million of interest and other non-operating income. Interest expense for the three months ended March 28, 2008 mainly represents interest on Jazz's convertible notes. Interest and other income for the three months ended March 30, 2007 mainly represents interest earned on the net proceeds of Jazz's initial public offering and the private placement of Jazz's convertible notes for the period from January 1, 2007 until the consummation of its acquisition in February 2007. Interest expense for the three months ended March 30, 2007 mainly represents interest on the convertible notes.

COMPARISON OF YEARS ENDED DECEMBER 28, 2007 AND DECEMBER 31, 2006

      For the year ended December 28, 2007, Jazz had a net loss of $31.9 million compared to net income of $3.3 million for the year ended December 31, 2006. The results for the year ended December 28, 2007 include the results of operations for Jazz Semiconductor only from February 17, 2007 (the date of acquisition) through December 28, 2007. Jazz's primary source of income prior to the consummation of the initial business combination with Jazz Semiconductor was interest earned on the funds held in trust and escrow accounts.

PRO FORMA FINANCIAL INFORMATION

      The acquisition of Jazz Semiconductor was Jazz's first business combination and accordingly, Jazz does not think a comparison of the results of operations and cash flows for the year ended December 28, 2007 versus the year ended December 31, 2006 is very useful to its investors. In order to assist investors in better understanding the changes in Jazz's business between the year ended December 28, 2007 and December 31, 2006, Jazz is presenting in the discussion below, pro forma results for Jazz and Jazz Semiconductor for the years ended December 28, 2007 and December 31, 2006 as if the acquisition of Jazz Semiconductor occurred on January 1, 2006. Jazz derived the pro forma results from (i) the consolidated financial statements of Jazz for the year ended December 28, 2007 and the consolidated financial statements of Jazz Semiconductor for the period from December 30, 2006 to February 16, 2007 (the date of the acquisition), and (ii) the financial statements of Jazz for the year ended December 31, 2006 and the consolidated financial statements of Jazz Semiconductor for the year ended December 29, 2006.

      The pro forma results are not necessarily indicative of the results that may have actually occurred had the acquisition taken place on the dates noted, or the future financial position or operating results of Jazz or Jazz Semiconductor. The pro forma adjustments are based upon available information and assumptions that Jazz believes are reasonable. The pro forma adjustments include adjustments for interest expense (relating primarily to interest on the convertible notes issued in December 2006) and increased depreciation and amortization expense as a result of the application of the purchase method of accounting. The pro forma results exclude the write-off of in-process research and development that was expensed and the net gain on purchase of convertible notes during the year ended December 28, 2007.

      Under the purchase method of accounting, the total purchase price of the Jazz Semiconductor acquisition was allocated to the net tangible and intangible assets acquired and liabilities assumed, based on various estimates of their respective fair values. Jazz engaged a third party appraiser to assist it in performing a valuation of all the assets and liabilities in accordance with SFAS
141. The depreciation and amortization expense adjustments reflected in the pro forma results of operations are based on the fair values of Jazz Semiconductor's tangible and intangible assets described in Note 3 of Jazz's consolidated financial statements for the year ended December 28, 2007, included elsewhere in this proxy statement/prospectus.

                                                                  PRO FORMA STATEMENTS OF OPERATIONS
                                                             (US$ IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                                   --------------------------------------------------------------
                                                      YEAR ENDED           YEAR ENDED       INCREASE
                                                   DECEMBER 28, 2007   DECEMBER 31, 2006   (DECREASE)    % CHANGE
                                                   -----------------   -----------------   ----------    --------
Net revenues                                       $         207,649   $         212,526   $   (4,877)      (2.3)
Cost of revenues                                             196,343             203,714       (7,371)      (3.6)
Gross profit                                                  11,306               8,812        2,494       28.3
Operating expenses:
   Research and development                                   17,105              20,566       (3,461)     (16.8)
   Selling, general and administrative                        25,688              24,155        1,533        6.3
   Amortization of intangible assets                           1,564               1,955         (391)     (20.0)
Total operating expenses                                      44,357              46,676       (2,319)      (5.0)
Loss from operations                                         (33,051)            (37,864)       4,813       12.7
Net interest expense                                          11,269               8,270        2,999       36.3
Other (income) expenses                                       (4,719)                933       (5,652)    (605.8)
                                                   -----------------   -----------------   ----------

Net loss before income tax                         $         (39,601)  $         (47,067)  $    7,466       15.9
                                                   -----------------   -----------------   ----------

   Income tax provision                                           52                 543         (491)     (90.4)

Net loss                                           $         (39,653)  $         (47,610)  $    7,957       20.0
                                                   -----------------   -----------------   ----------

Pro forma net loss per share-basic and diluted     $           (1.64)  $           (2.10)  $     0.46       21.9
                                                   -----------------   -----------------   ----------

REVENUES

      Jazz's revenues are generated principally from the sale of semiconductor wafers and in part from the sale of photomasks and other engineering services. Net revenues are net of provisions for returns and allowances. Revenues are categorized by technology group into specialty process revenues and standard process revenues. Specialty process revenues include revenues from wafers manufactured using Jazz's specialty process technologies-advanced analog CMOS, radio frequency CMOS or RF CMOS, high voltage CMOS, bipolar CMOS or BiCMOS, SiGe BiCMOS, and bipolar CMOS double-diffused metal oxide semiconductor or BCD, processes. Standard process revenues are revenues derived from wafers employing digital CMOS and standard analog process technologies.

      Prior to its acquisition of Jazz Semiconductor, Jazz had no revenues.

PRO FORMA NET REVENUES

      The following table presents pro forma net revenues for the years ended December 28, 2007 and December 31, 2006:

                                         PRO FORMA NET REVENUES (US$ IN THOUSANDS, EXCEPT PERCENTAGES)
                                -------------------------------------------------------------------------------
                                        YEAR ENDED                   YEAR ENDED
                                     DECEMBER 28, 2007            DECEMBER 31, 2006
                                --------------------------   --------------------------
                                            % OF PRO FORMA               % OF PRO FORMA    INCREASE
                                  AMOUNT     NET REVENUES     AMOUNT      NET REVENUES    (DECREASE)   % CHANGE
                                ---------   --------------   ---------   --------------   ----------   --------
Specialty process revenues      $ 161,912             78.0   $ 168,297             79.2   $   (6,385)      (3.8)
Standard process revenues          45,737             22.0      44,228             20.8        1,509        3.4
                                ---------   --------------   ---------   --------------   ----------   --------

Net Revenues                    $ 207,649            100.0   $ 212,525            100.0   $   (4,876)      (2.3)
                                ---------   --------------   ---------   --------------   ----------   --------

      On a pro forma basis, Jazz posted a decrease in net revenues of $4.9 million or 2.3% from $212.5 million for the year ended December 31, 2006, which includes a charge to revenues of $17.5 million for termination of the Conexant wafer supply agreement, to $207.6 million for the corresponding period in 2007. This decrease is the result of a $6.4 million or 3.8% decrease in specialty process revenues from $168.3 million for year ended December 31, 2006 to $161.9 million for the corresponding period in 2007 offset by a marginal increase in standard process revenues of $1.5 million or 3.4% from $44.2 million for the year ended December 31, 2006 to $45.7 million for the corresponding period in 2007. Standard process revenues in 2006 included a second quarter charge against revenues of $17.5 million in connection with the termination of the Conexant wafer supply agreement. Excluding this charge, the standard process revenues for the year ended 2006 were $61.7 million or 26.8% compared to $45.7 million or 22.0% for the corresponding period in 2007, a decline of $16.0 million or 25.9%.

      The decline in pro forma standard process revenues can be attributed in large part to the decline in orders from a single large customer, whose purchases of Jazz products have predominantly been standard process wafers and whose standard process technology products have reached a mature stage in their product life cycle. Jazz also believes the decline in revenues from Jazz's standard process technologies is attributable in part to some of its customers transitioning new standard process designs to foundries that focus on high volume and commodity oriented technologies and pricing. Standard process demand from certain other customers helped offset this decline.

      The decline in specialty process revenues can be mainly attributed to the overall semiconductor industry cycle which resulted in weaker demand from some of its larger customers and in part to changes in its customer mix.

      The change in pro forma revenues mix of 78% specialty process revenues and 22% standard process revenues for the year ended December 28, 2007 compared to 79% and 21%, respectively, for the year ended December 31, 2006, was the result of a continued decline in standard process revenues primarily attributable to a single customer. While Jazz intends to continue to offer full service solutions to its customer base, Jazz believes its competitive advantage is to focus on specialty process revenues.

COST OF REVENUES

      Cost of revenues consists primarily of purchased manufactured materials, including the cost of raw wafers, gases and chemicals, shipping costs, labor and manufacturing-related engineering services. Jazz's cost of revenues for wafers manufactured by its manufacturing suppliers includes the purchase price and shipping costs that Jazz pays for completed wafers. Cost of revenues also includes the purchase of photomasks and the provision of test services. Jazz expenses to cost of revenues defective inventory caused by fab and manufacturing yields as incurred. Jazz also reviews its inventories for indications of obsolescence or impairment and provide reserves as deemed necessary. Royalty payments Jazz makes in connection with certain of its process technologies are also included within the cost of revenues. Cost of revenues also includes depreciation and amortization expense on assets used in the manufacturing process.

      Prior to its acquisition of Jazz Semiconductor, Jazz had no cost of revenues.

PRO FORMA COST OF REVENUES

      The following table presents pro forma cost of revenues for the years ended December 28, 2007 and December 31, 2006:

                                               PRO FORMA NET REVENUES (US$ IN THOUSANDS, EXCEPT PERCENTAGES)
                                     -------------------------------------------------------------------------------
                                             YEAR ENDED                    YEAR ENDED
                                          DECEMBER 28, 2007             DECEMBER 31, 2006
                                     --------------------------    --------------------------
                                                 % OF PRO FORMA                % OF PRO FORMA   INCREASE
                                       AMOUNT     NET REVENUES      AMOUNT      NET REVENUES   (DECREASE)   % CHANGE
                                     ---------   --------------    ---------   --------------  ----------   --------
Cost of revenues (not including
   depreciation & amortization of
   intangible assets)                $ 159,413             76.8    $ 166,105             78.2  $   (6,692)      (4.0)

Cost of revenues-depreciation &
   amortization of intangible
   assets                               36,930             17.8       37,609             17.7        (679)      (1.8)
                                     ---------
Total cost of revenues               $ 196,343             94.6    $ 203,714             95.9  $   (7,371)      (3.6)
                                     ---------   --------------    ---------   --------------  ----------   --------

      On a pro forma basis, cost of revenues decreased by $7.4 million or 3.6% to $196.3 million for the year ended December 28, 2007, compared to $203.7 million for the year ended December 31, 2006, primarily due to the decrease in pro forma revenues. As a percentage of revenues, pro forma cost of revenues marginally decreased to 94.6% for the year ended December 28, 2007 compared to 95.9% for the year ended December 31, 2006, which includes the $17.5 million charge against revenue and a $1.2 million credit to cost of revenue in the second quarter of 2006 related to the termination of the Conexant wafer supply agreement. Discounting the effect of the net charge of $16.3 million associated with the termination of the Conexant wafer supply agreement, cost of revenues as a percentage of revenues for the year ended December 31, 2006 was 89.0% compared to 94.6% for the year ended December 28, 2007.

      Market conditions and lower customer demand created under utilization in the first half of 2007. In response, a company wide cost reduction effort was implemented and the resulting reduction in costs brought operations costs closer in line with utilization and revenue levels. Additionally, the mix of customers and products delivered in 2007 compared to 2006 also resulted in an increase in cost of revenues as a percentage of revenues. The combination of change in customer mix and under utilization, partially offset by cost reduction efforts, resulted in overall higher cost of revenues as a percentage of revenues, compared to 2006 excluding the effect of the termination of the Conexant wafer supply agreement.

      The amortization of acquired technology and backlog has been allocated to cost of revenues and primarily relates to the developed technology acquired from the acquisition of Jazz Semiconductor on February 16, 2007.

GROSS PROFIT

      Prior to its acquisition of Jazz Semiconductor, Jazz had no gross profit.

PRO FORMA GROSS PROFIT

      The following table presents pro forma gross profit for the years ended December 28, 2007 and December 31, 2006:

                                              PRO FORMA NET REVENUES (US$ IN THOUSANDS, EXCEPT PERCENTAGES)
                                     -------------------------------------------------------------------------------
                                             YEAR ENDED                    YEAR ENDED
                                          DECEMBER 28, 2007             DECEMBER 31, 2006
                                     --------------------------    --------------------------
                                                 % OF PRO FORMA                % OF PRO FORMA   INCREASE
                                       AMOUNT     NET REVENUES      AMOUNT      NET REVENUES   (DECREASE)   % CHANGE
                                     ---------   --------------    ---------   --------------  ----------   --------
Gross profit                         $  11,306              5.4    $   8,812              4.1  $    2,494     28.3
                                     ---------   --------------    ---------   --------------  ----------

      On a pro forma basis for the year ended December 28, 2007, gross margin increased to $11.3 million compared to a gross margin of $8.8 million for the year ended December 31, 2006. The increase in gross profit of $2.5 million is primarily attributed to the $17.5 million charge against revenues and a $1.2 million credit to cost of revenues in the second quarter of 2006 related to the termination of the Conexant wafer supply agreement. Discounting the effect of the net charge of $16.3 million associated with the termination of the Conexant wafer supply agreement, gross profit as a percent of revenues decreased to 5.4% for the year ended December 28, 2007 compared to 10.9% for the year ended December 31, 2006. The decrease is primarily attributable to lower revenues and higher cost of revenues associated with lower capacity utilization and customer mix during the year ended December 28, 2007.

OPERATING EXPENSES

      Operating expenses increased to $40.5 million for the year ended December 28, 2007, compared to $0.7 million for the year ended December 31, 2006. The expense increase is attributed to the acquisition of Jazz Semiconductor on February 16, 2007.

PRO FORMA OPERATING EXPENSES

      The following table presents pro forma operating expenses for the years ended December 28, 2007 and December 31, 2006:

                                             PRO FORMA NET REVENUES (US$ IN THOUSANDS, EXCEPT PERCENTAGES)
                                     -------------------------------------------------------------------------------
                                             YEAR ENDED                    YEAR ENDED
                                          DECEMBER 28, 2007             DECEMBER 31, 2006
                                     --------------------------    --------------------------
                                                 % OF PRO FORMA                % OF PRO FORMA   INCREASE
                                       AMOUNT     NET REVENUES      AMOUNT      NET REVENUES   (DECREASE)   % CHANGE
                                     ---------   --------------    ---------   --------------  ----------   --------
Research and development             $  17,105              8.2    $  20,566              9.7      (3,461)    (16.8)
Selling, general and
  administrative                        25,688             12.4       24,155             11.4       1,533       6.3
Amortization of intangible assets        1,564              0.8        1,955              0.9        (391)    (20.0)
                                     ---------   --------------    ---------   --------------  ----------
Total operating expenses             $  44,357             21.4    $  46,676             22.0      (2,319)     (5.0)
                                     =========   ==============    =========   ==============  ==========

      On a pro forma basis, operating expenses decreased by $2.3 million to $44.4 million for the year ended December 28, 2007, compared to $46.7 million for the year ended December 31, 2006. The expense decrease is mainly attributed to lower research and development expenses for the year ended December 28, 2007.

      RESEARCH & DEVELOPMENT EXPENSES: Research and development expenses consist primarily of salaries and wages for process and technology research and development activities, fees incurred in connection with the license of design libraries and the cost of wafers used for research and development purposes. Pro forma research and development expenses decreased by $3.5 million to $17.1 million for the year ended December 28, 2007, compared to $20.6 million for the year ended December 31, 2006. The decrease in expenses of $3.5 million is mainly attributed to:

   o $2.4 million of lower engineering expenses related to the Polar Fab process qualification in 2006;

   o $1.3 million lower expense on engineering activity including engineering photomask as a result of customers delaying projects requiring engineering services;

   o $0.7 million reduced spending on software licensing, travel and other miscellaneous services;

   o  $0.8 million reduced depreciation cost; offset by

   o $1.7 million increase in other research and development expenditures as lower costs were allocated to cost of revenues associated with billable engineering services during the year ended December 28, 2007 compared to the year ended December 31, 2006;

      SELLING, GENERAL AND ADMINISTRATIVE EXPENSES: Selling, general and administrative expenses consist primarily of salaries and benefits for selling and administrative personnel, including the human resources, executive, finance and legal departments. These expenses also include fees for professional services, legal services and other administrative expenses associated with being a publicly traded company. Pro forma selling, general and administrative expenses increased by $1.5 million to $25.7 million for the year ended December 28, 2007, compared to $24.2 million for the year ended December 31, 2006. The increase in expenses of $1.5 million is mainly attributed to:

   o  $2.0 million increase in salary, benefits and bonuses paid in 2007;

   o  $1.0 million increase in stock-based compensation expense; offset by

   o $0.6 million net decrease in cost associated with the merger and the withdrawn Jazz Semiconductor initial public offering in 2007 compared to 2006;

   o $0.5 million decrease in expenses associated with professional services, legal fees and lower bad debt provision; and

   o  $0.4 million reduction in depreciation.

      AMORTIZATION OF INTANGIBLE ASSETS: The decrease in amortization of intangible assets of $0.4 million reflects the change in pre-acquisition amortization expenses.

INTEREST AND OTHER (EXPENSE) INCOME, NET

      The following table presents interest and other income for the years ended December 28, 2007 and December 31, 2006:

                                                        INTEREST AND OTHER INCOME (EXPENSE), NET
                                                         (US$ IN THOUSANDS, EXCEPT PERCENTAGES)
                                     -------------------------------------------------------------------------------
                                             YEAR ENDED                    YEAR ENDED
                                          DECEMBER 28, 2007             DECEMBER 31, 2006
                                     --------------------------    --------------------------
                                                 % OF PRO FORMA                % OF PRO FORMA   INCREASE
                                       AMOUNT     NET REVENUES      AMOUNT      NET REVENUES   (DECREASE)   % CHANGE
                                     ---------   --------------    ---------   --------------  ----------   --------
Interest income                      $   3,022              1.6    $   4,935         2.3       $  (1,913)     (38.8)
Interest expense                       (14,507)           (8.00)        (487)       (0.2)        (14,020)         -
Interest (expense) income, net         (11,485)           (6.20)       4,448         2.1         (15,933)    (358.2)
Other income (expense), net              4,715              2.6            -           -           4,715          -
                                     ---------   --------------
Interest and other (expense)
   income, net                       $  (6,770)            (3.7)   $   4,448         2.1         (11,218)    (148.1)
                                     ---------   --------------    ---------                   ---------

      Interest and other income for the year ended December 28, 2007 represents $3.0 million interest earned as income from investments and $4.6 million of net gain realized from the purchase of $33.6 million in principal amount of Jazz's convertible notes at a discount. Interest expense of $14.5 million for the year ended December 28, 2007 mainly represents interest on our convertible notes. Interest and other income for the year ended December 31, 2006 mainly represents interest earned on the net proceeds of Jazz's initial public offering held in trust until the consummation of the acquisition of Jazz Semiconductor in February 2007.

CHANGES IN FINANCIAL CONDITION

LIQUIDITY AND CAPITAL RESOURCES

      As of March 28, 2008, Jazz had cash and cash equivalents of $9.2 million. Additionally, as of March 28, 2008, Jazz had borrowed $10.0 million under its line of credit with Wachovia and had $34.0 million of additional availability under this credit line. As of December 28, 2007, Jazz had cash and cash equivalents of $10.6 million. Additionally, as of December 28, 2007, Jazz had borrowed $8.0 million under its line of credit with Wachovia and had $37.1 million of availability under this credit line.

      Net cash provided by operating activities was $2.4 million during the first three months of 2008. The primary categories of operating activities for the three months ended March 28, 2008 include Jazz's net loss of $4.0 million, non-cash operating expenses of $9.2 million and the net use of funds from the changes in operating assets and liabilities of $2.8 million. Net cash used by operating activities was $13.6 million for the corresponding period in 2007. The primary categories of operating activities for the corresponding period in 2007 include Jazz's net loss of $11.7 million, non-cash operating expenses of $9.3 million and the net use of funds from the changes in operating assets and liabilities of $11.2 million.

      Net cash used by investing activities was $1.6 million for the first three months of 2008 and primarily represents capital purchases of equipment. Net cash provided by investing activities was $113.6 million for the corresponding period in 2007 and primarily represented the funds used for the acquisition of Jazz Semiconductor and the purchase of property and equipment, net of proceeds from the sale of short term securities and funds released from the trust and escrow account. On February 16, 2007, Jazz completed the acquisition of all of the outstanding capital stock of Jazz Semiconductor for a preliminary net purchase price of $236.3 million in cash, net of $26.1 million of cash that was acquired.

      Net cash used by financing activities was $2.2 million for the first three months of 2008 and represents $2.0 million of additional net borrowings from Jazz's line of credit, $4.1 million paid to purchase $5.0 million in principal amount of convertible notes, and $0.1 million payment of fees associated with the line of credit and debt offering. Net cash used by financing activities was $68.1 million for the corresponding period in 2007 and represents $33.2 million of payments to common stockholders who elected to convert their shares into cash, $25.0 million of funds used to repurchase common stock and warrants during the first quarter of 2007, and the payment of $10.0 million in fees associated with the acquisition and debt financings.

      On January 11, 2007, Jazz announced that its Board of Directors authorized a stock and warrant repurchase program under which Jazz may purchase up to $50 million of its common stock and warrants through July 15, 2007. On July 18, 2007, this program was extended until October 15, 2007. On November 2, 2007, Jazz announced that the amount had been increased to $52 million and the stock and warrant repurchase program had been further extended to January 15, 2008, on which date it expired. As of December 28, 2007, Jazz had repurchased securities worth $50.3 million under this program. There were no repurchases made during the three months ended March 28, 2008.

      As of March 28, 2008 and March 30, 2007, Jazz did not have any relationships with unconsolidated entities or financial partners, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As such, Jazz is not exposed to any financing, liquidity, market or credit risk that could arise if it had engaged in such relationships.

      Jazz believes, based on its current plans and current levels of operations, that its cash from operations, together with cash and cash equivalents, and available line of credit, will be sufficient to fund its operations for at least the next 12 months. Poor financial results, unanticipated expenses, acquisitions of technologies or businesses or strategic investments could give rise to additional financing requirements sooner than Jazz would expect. Jazz would expect to raise funds for these purposes through debt or equity transactions as appropriate. There can be no assurances that equity or debt financing will be available when needed or, if available, that the financing will be on terms satisfactory to Jazz and not dilutive to its then current stockholders.

LEASE OF FACILITIES

      Jazz leases its headquarters and Newport Beach, California fabrication and probing facilities from Conexant Systems, Inc. under non-cancelable operating leases through March 2017. Jazz have the unilateral option to extend the terms of each of these leases for two consecutive five-year periods. Its rental payments under these leases consist solely of its pro rata share of the expenses incurred by Conexant in the ownership of these buildings and applicable adjustments for increases in the consumer price index. Jazz has estimated future minimum costs under these leases based on actual costs incurred during 2007. Jazz is not permitted to sublease space that is subject to these leases without Conexant's prior approval.

CONVERTIBLE SENIOR NOTES

      On December 19, 2006 and December 21, 2006, Jazz completed private placements of $166.8 million aggregate principal amount of convertible notes. The convertible notes bear interest at a rate of 8% per annum payable semi-annually on each June 30 and December 31, beginning on June 30, 2007. Jazz may redeem the convertible notes on or after December 31, 2009 at agreed upon redemption prices, plus accrued and unpaid interest. The holders of the convertible notes have the option to convert the convertible notes into shares of Jazz's common stock at an initial conversion rate of 136.426 shares per $1,000 principal amount of convertible notes, subject to adjustment in certain circumstances, which is equivalent to an initial conversion price of $7.33 per share.

      During the three months ended March 28, 2008, Jazz purchased on the open market $5.0 million in principal amount of the convertible notes for a total purchase price of $4.1 million. The convertible notes were purchased at a discount to their face value, including prepayment of interest. As of March 28, 2008, $128.2 million in principal amount of convertible notes remained outstanding.

WACHOVIA LINE OF CREDIT

      On February 28, 2007, Jazz entered into an amended and restated loan and security agreement, as parent guarantor, with Wachovia Capital Markets, LLC, as lead arranger, bookrunner and syndication agent, and Wachovia Capital Finance Corporation (Western), as administrative agent ("Wachovia"), and Jazz and Newport Fab, LLC, as borrowers, with respect to a three-year senior secured asset-based revolving credit facility in an amount of up to $65.0 million, including up to $5.0 million for letters of credit. The borrowing availability varies according to the levels of the borrowers' accounts receivable, eligible equipment and other terms and conditions described in the loan agreement. The maturity date of the facility is February 28, 2010, unless earlier terminated. Loans under the facility will bear interest at a floating rate equal to, at borrowers' option, either the lender's prime rate plus 0.75% or the adjusted Eurodollar rate (as defined in the loan agreement) plus 2.75% per annum. The facility is secured by all of the assets of the company and the borrowers. Borrowing availability under the facility as of March 28, 2008 was $34.0 million. As of March 28, 2008, Jazz had short-term borrowings of $10.0 million outstanding and $1.6 million in letters of credit committed under the facility.

      The loan agreement contains customary affirmative and negative covenants and other restrictions. If the sum of excess availability plus qualified cash is at any time during any fiscal quarter less than $10.0 million, the borrowers will be subject to a minimum consolidated EBITDA financial covenant, such that Jazz and its subsidiaries (other than any excluded subsidiaries) shall be required to earn, on a consolidated basis, consolidated EBITDA (as defined in the loan agreement) of not less than the applicable amounts set forth in the loan agreement.

      In addition, the loan agreement contains customary events of default including the following: nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default; bankruptcy; material judgments; ERISA events; actual or asserted invalidity of guarantees or security documents; and change of control. If any event of default occurs, Wachovia may declare due immediately, all borrowings under the facility and foreclose on the collateral. Furthermore, an event of default under the loan agreement would result in an increase in the interest rate on any amounts outstanding.

ACQUISITION CONTINGENT PAYMENTS

      As part of the acquisition of Jazz Semiconductor, Jazz acquired a 10% interest in HHNEC (Shanghai Hau Hong NEC Electronics Company, Ltd.). The investment is carried at $19.3 million which is the fair value based upon the application of the purchase method of accounting. Jazz is obligated to pay additional amounts to former stockholders of Jazz Semiconductor if it realizes proceeds in excess of $10 million from a liquidity event during the three year period following the completion of the acquisition of Jazz Semiconductor. In that event, Jazz is required to pay the former Jazz Semiconductor stockholders an amount equal to 50% of the proceeds over $10 million.

ROYALTY OBLIGATIONS

      Jazz has agreed to pay to Conexant Systems, Inc. a percentage of its gross revenues derived from the sale of SiGe products to parties other than Conexant and its spun-off entities through March 2012. Under its technology license agreement with Polar Semiconductor, Inc., or PolarFab, Jazz has also agreed to pay PolarFab certain royalty payments based on a decreasing percentage of revenues from sales of devices manufactured for PolarFab's former customers. Jazz also has an agreement with ARM Holdings plc to pay them royalties for using their intellectual property library to manufacture its customer's products.

LEASES

      Jazz also has commitments consisting of software leases and facility and equipment licensing arrangements.

      Future minimum payments under non-cancelable operating leases as of March 28, 2008 are as follows:

                                                 PAYMENT OBLIGATIONS BY YEAR
                               ----------------------------------------------------------------
                                REMAINDER
                                 OF 2008      2009      2010     2011     THEREAFTER     TOTAL
                               ----------   -------   -------   -------   ----------   --------
                                                       (US$ IN THOUSANDS)
                               ----------------------------------------------------------------
Operating leases               $    1,997   $ 2,468   $ 2,300   $ 2,300   $   11,959   $ 21,024
                               ==========   =======   =======   =======   ==========   ========

      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF JAZZ

      The following table sets forth information regarding the beneficial ownership of our common stock as of July 31, 2008 by:

      o each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

      o  each of our named executive officers and directors; and

      o  all of our executive officers and directors as a group.

      Unless otherwise noted, the business address of the persons and entities listed on the table is 4321 Jamboree Road, Newport Beach, CA 92660. This table is based upon (i) information supplied to us by our officers, directors and principal stockholders, (ii) any Schedules 13D or 13G or Forms 3, 4 or 5 filed with the SEC and (iii) conversations with certain former 5% or greater stockholders. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

      We have calculated beneficial ownership in accordance with the rules of the SEC. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of July 31, 2008. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

      We have based our calculation of the percentage of beneficial ownership on 19,031,276 shares outstanding on July 31, 2008.


                                                                                               APPROXIMATE
                                                                                              PERCENTAGE OF
                                                                       AMOUNT AND NATURE OF    OUTSTANDING
                NAME AND ADDRESS OF BENEFICIAL OWNER                   BENEFICIAL OWNERSHIP    COMMON STOCK
---------------------------------------------------------------------  --------------------   -------------
Wellington Management Company, LLP(1)                                        7,324,700             31.1%
75 State Street
Boston, MA 02109

Silver Point Capital, L.P.(2)                                                7,106,608             28.9
Two Greenwich Plaza
Greenwich, Connecticut 06830

CRT Capital Holdings LLC(3)                                                  3,225,443             15.1
262 Harbor Drive
Stamford CT 06902

Zazove Associates, LLC(4)                                                    2,763,308             12.7
1001 Tahoe Blvd.
Incline Village, NV 89451

Morgan Stanley(5)                                                            2,373,700             11.4
1585 Broadway
New York, NY 10036

Tennenbaum Capital Partners, LLC(6)                                          1,950,892              9.3
2951 28th Street, Suite 1000
Santa Monica, CA 90405

Lehman Brothers(7)                                                           1,725,678              8.3
745 Seventh Street
New York, NY 10019

Millennium Management LLC(8)                                                 1,725,121              8.3
666 Fifth Avenue
New York, NY 10019

Citigroup Inc.(9)                                                            1,629,735              7.9
399 Park Avenue
New York, NY 10043

Jonathan M. Glaser(10)                                                       1,420,136              7.5
11601 Wilshire Boulevard, Suite 2180
Los Angeles, California 90025

MHR Capital Partners Master Account LP(11)                                   1,018,400              5.2
West 57th Street, 24th Floor
New York, New York 10019

Acquicor Management LLC(12)                                                  2,330,756             12.2

Gilbert F. Amelio, Ph.D.(13)                                                 2,806,473             14.5

Paul Pittman(14)                                                               535,110              2.8

Allen R. Grogan(15)                                                            238,165              1.2

Shu Li(16)                                                                           -                -

Harold L. Clark, Ed.D.(17)                                                     268,258              1.4%

Jon C. Madonna(18)                                                              19,917                *

Liad Meidar(19)                                                                164,583                *

All directors and executive officers as a group (6 individuals)(20)          4,032,506             20.3%

* Less than 1%.

(1) According to a Schedule 13G/A dated February 14, 2008, Wellington Management Company, LLP ("Wellington") has shared voting power with respect to 5,100,800 shares of our common stock and shared dispositive power with respect to 7,324,700 shares of our common stock, including 2,440,500 shares of stock held by Wellington Trust Company, NA. This number includes 4,548,200 shares issuable upon exercise of warrants to purchase shares of our common stock. The securities reported by Wellington, in its capacity as investment adviser, are owned of record by clients of Wellington. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of our common stock, except for Wellington Trust Company, NA.

(2) According to a Schedule 13D dated April 2, 2007, Silver Point Capital, L.P. ("Silver Point") has shared dispositive power with respect to 1,571,100 shares of our common stock, 1,773,558 shares issuable upon the conversion of convertible notes and 3,761,950 shares issuable upon exercise of warrants to purchase shares of our common stock. Silver Point is the investment manager of Silver Point Capital Fund, L.P. (the "Fund") and Silver Point Capital Offshore Fund, Ltd. (the "Offshore Fund") and by virtue of such status may be deemed to be the beneficial owner of the 5,559,100 shares, which are held in the name of the Fund and the Offshore Fund. Silver Point Capital Management, LLC ("Management") is the general partner of Silver Point and as a result may be deemed to beneficially own the shares held by the Fund and the Offshore Fund. Each of Edward Mule and Robert O'Shea is a member of Management and has voting and investment power with respect to the shares held by the Fund and Offshore Fund and may be deemed to be beneficial owner of the 7,106,608 shares. Each of Silver Point, Management and Messrs. Mule and O'Shea disclaim beneficial ownership of the shares held by the Fund and Offshore Fund.

(3) According to a Schedule 13G dated March 12, 2007, CRT Capital Group LLC may be deemed to beneficially own 902,705 shares of our common stock, 2,083,993 shares issuable upon exercise of warrants to purchase shares of our common stock. Harbor Drive Management may be deemed to beneficially own 238,745 shares issuable upon conversion of outstanding convertible notes. CRT Capital Holdings, Harbor Drive Management, C. Michael Vaughn and J. Christopher Young own directly no shares. Pursuant to an investment agreement, Harbor Drive Management has the investment and voting power with respect to the securities held by Harbor Drive Master Fund. CRT Capital Holdings owns all the equity interests in and is the sole managing member of Harbor Drive Management and CRT Capital Group. C. Michael Vaughn and J. Christopher Young are two of the three managing members of CRT Associates. C. Michael Vaughn and J. Christopher Young are the two managing members, and share control, of CRT Capital Holdings and through it each of CRT Capital Group, Harbor Drive Management, and Harbor Drive Master Fund. The foregoing reporting persons disclaim any beneficial ownership of our securities for purposes of Section 16 of the Exchange Act, except to the extent of their respective indirect pecuniary interests therein. All unit purchase options, as reported under this filing by the reporting person, were repurchased by us during fiscal 2007 and hence excluded from our calculation of CRT Capital Group's beneficial ownership.

(4) According to a Schedule 13G filed on June 10, 2008, Zazove Associates LLC beneficially owns 2,763, 308 shares of our common stock issuable upon conversion of outstanding convertible notes.

(5) According to a Schedule 13G/A dated February 14, 2008, Morgan Stanley and Morgan Stanley & Co. Incorporated beneficially own 573,700 shares of our common stock and 1,800,000 shares issuable upon exercise of warrants to purchase shares of our common stock. In accordance with SEC regulations, the filing reflects the securities beneficially owned by certain operating units (collectively, the "MS Reporting Units') of Morgan Stanley and its subsidiaries and affiliates (collectively, "MS"). The filing does not reflect securities, if any, beneficially owned by any operating units of MS whose ownership of securities is disaggregated from that of the MS Reporting Units.

(6) According to a Schedule 13G dated February 22, 2008, Tennenbaum Capital Partners, LLC ("TCP") beneficially own 1,950,892 shares of our common stock issuable upon conversion of outstanding convertible notes. Tennenbaum Multi-Strategy Master Fund, a fund managed by TCP, has the right to receive and the power to direct the receipt of dividends from, or the proceeds from the sale of, 1,950,892 shares of common Stock.

(7) According to a Schedule 13G dated February 13, 2008, Lehman Brothers Holdings, Inc. and Lehman Brothers Inc., beneficially own 409,278 shares of our common stock issuable upon conversion of outstanding convertible notes and 1,316,400 shares issuable upon exercise of warrants to purchase shares of our common stock.

(8) According to a Schedule 13D filed on December 26, 2007, Millenco LLC ("Millenco") was the beneficial owner of 49 shares of common stock and warrants to purchase 1,632,372 shares of common stock and Catapult Partners, Ltd. ("Catapult Partners") was the beneficial owner of 92,700 shares of common stock. Catapult Capital Management, LLC ("Catapult Capital Management") as the investment manager to Catapult Partners, may be deemed to beneficially own securities owned by Catapult Partners. Millennium International Management LP ("Millennium International Management") as the managing member of Catapult Capital Management, may be deemed to beneficially own securities deemed to be beneficially owned by Catapult Capital Management. Millennium International Management GP LLC ("Millennium International Management GP"), as the general partner of Millennium International Management, may be deemed to beneficially own securities deemed to be beneficially owned by Millennium International Management. Integrated Holding Group, LP ("Integrated Holding Group") as 100% shareholder of Catapult Partners, may be deemed to beneficially own securities owned by Catapult Partners. Millennium Management, as the manager of Millenco and the general partner of Integrated Holding Group, may be deemed to beneficially own securities beneficially owned by Millenco and deemed to be beneficially owned by Integrated Holding Group, respectively. Mr. Englander, as the managing member of Millennium Management and Millennium International Management GP, may be deemed to beneficially own any securities deemed to be beneficially owned by Millennium Management and Millennium International Management GP.

(9) According to a Schedule 13G filed on February 11, 2008, 1,629,735 shares are beneficially owned by Citigroup Inc.

(10) According to a Schedule 13G dated February 14, 2008, 1,420,136 shares are beneficially owned by Jonathan M. Glaser. 612,318 of these shares are owned by JMG Capital Management, LLC ("JMG LLC"). JMG Capital Management, Inc. ("JMG Inc.") is a member of JMG LLC and, in such capacity, may be deemed to beneficially own the 612,318 shares. Mr. Glasser is the control person of JMG Inc. and JMG LLC and, as a result, beneficially owns the 612,318 shares of common stock. In addition, Mr. Glasser is deemed to beneficially own 807,818 shares of common stock as one of the control persons of Pacific Assets Management, LLC ("PAM") and Pacific Capital Management, Inc. ("PCM"), a member of PAM. Daniel Albert David and Roger Richter may also be deemed to beneficially own 807,818 shares of common stock because they are also control persons of PAM and PCM.

(11) According to a Schedule 13G dated February 14, 2008, 1,018,400 shares are beneficially owned by MHR Capital Partners Master Account LP ("Master Account"). This number of shares consists of 600,000 shares of common stock and 418,400 shares of common stock that can be obtained by Master Account upon exercise of warrants to acquire shares of common stock. MHR Advisors LLC ("Advisors") is the general partner of Master Account and, in such capacity, may be deemed to also beneficially own the 1,018,400 shares. MHR Fund Management LLC ("Fund Management") is an affiliate of and has an investment management agreement with Master Account pursuant to which it has the power to vote or direct the vote and to dispose or to direct the disposition of the shares and, as a result, may be deemed to beneficially own the 1,018,400 shares. Mark H. Rachesky, M.D. is the managing partner of Advisors and Fund Management and, in such capacity, may be deemed to also beneficially own the 1,018,400 shares held for the account of Master Account.

(12) Acquicor Management LLC ("Acquicor Management") beneficially owns 2,330,756 shares of common stock. Dr. Amelio is the sole manager of Acquicor Management and has sole voting and dispositive power over such shares. Dr. Amelio disclaims beneficial ownership of the shares held by Acquicor Management except to the extent of his pecuniary interest therein. The securities held by Acquicor Management have been pledged to secure loans, the proceeds of which were used by Acquicor Management to purchase our securities. On February 5, 2008, the Context Funds filed a Schedule 13G claiming beneficial ownership to the shares held by Acquicor Management. On February 11, 2008, Acquicor Management filed a Schedule 13D/A claiming ownership to those same shares of common stock.

(13) Includes 2,330,756 shares of common stock held by Acquicor Management, 185,134 shares held directly by Dr. Amelio, 1,000 shares held by Dr. Amelio's spouse and 289,583 shares issuable upon the exercise of stock options that are exercisable within 60 days of July 31, 2008.

(14) Includes 274,693 shares of common stock held by Mr. Pittman and 260,417 shares issuable upon the exercise of stock options that are exercisable within 60 days of July 31, 2008.

(15) Includes 133,998 shares of common stock held by Mr. Grogan and 104,167 shares issuable upon the exercise of stock options that are exercisable within 60 days of July 31, 2008.

(16) Dr. Li was our Executive Vice President and the Chief Executive Officer of Jazz Semiconductor until his resignation in March 2007.

(17) Includes 168,674 shares of common stock, and 83,334 shares of common stock issuable upon the exercise of warrants held by Dr. Clark and 16,250 shares issuable upon the exercise of stock options that are exercisable within 60 days of July 31, 2008.

(18) Includes 2,000 shares of common stock held by Mr. Madonna and 17,917 shares issuable upon the exercise of stock options that are exercisable within 60 days of July 31, 2008.

(19) Includes 10,000 shares of common stock held by Mr. Meidar, 140,000 shares held by Old Farm Investments, LLC, of which shares Mr. Meidar has sole voting and dispositive power, and 14,583 shares issuable upon the exercise of stock options that are exercisable within 60 days of June 1, 2008.

(20) See notes (13) through (15) and (17) through (19) above.

            SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF TOWER

     The following table and notes thereto set forth information, as of July 31, 2008, concerning the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), and on a diluted basis, of ordinary shares by any person who is known to own at least 5% of Tower's issued and outstanding ordinary shares. As of such date, 125,364,021 ordinary shares were issued and outstanding. The voting rights of Tower's major shareholders do not differ from the voting rights of other holders of Tower's ordinary shares.

                                                   AMOUNT        PERCENT OF    PERCENT OF CLASS
IDENTITY OF PERSON OR GROUP                       OWNED (1)       CLASS(1)       (DILUTED)(2)
-------------------------------------------    --------------    ----------    ----------------
Israel Corporation Ltd. (3) ...............    101,231,883(4)      47.68%           25.68%
SanDisk Corporation (3) ...................     19,060,790(5)      14.83%            4.83%
Macronix International Co. Ltd.(3)               9,682,485(6)       7.67%            2.46%
Bank Leumi Le-Israel, B.M. ................     31,567,372(7)      20.12%            8.01%
Bank Hapoalim, B.M. .......................     32,037,960(8)      20.35%            8.13%
Prisma Investment House Ltd. ..............     12,580,459(9)       9.60%            3.19%


----------
(1) Assumes the holder's beneficial ownership of all ordinary shares and all securities that the holder has a right to purchase within 60 days.

(2) Assumes that all currently outstanding securities to purchase ordinary shares, other than those which cannot be calculated as of the date of this registration statement, have been exercised by all holders.

(3) Pursuant to a shareholders agreement among Israel Corp., SanDisk Corporation and Macronix Co. Ltd., each of Israel Corp., SanDisk Corporation and Macronix Co. Ltd. may be said to have shared voting and dispositive control over approximately 31% of the outstanding shares of Tower.

(4) Based on information provided by Israel Corp., represents 14,260,504 shares currently owned by Israel Corp., 18,181,823 shares issuable upon conversion of debentures, 65,789,474 shares issuable upon conversion of capital notes, 2,941,176 shares issuable upon the exercise of warrants at an exercise price per share of $2.04 and 58,906 shares issuable upon the exercise of warrants at an exercise price per share of $6.17.

(5) Based on information provided by SanDisk, represents 15,878,972 shares currently owned by SanDisk and 3,181,818 shares issuable upon conversion of debentures.

(6) Based on information provided by Macronix, represents 8,773,395 shares currently owned by Macronix and 909,090 shares issuable upon conversion of debentures.

(7) Based on information provided by Bank Leumi, represents 25,986,842 shares issuable upon conversion of capital notes, 4,132,232 shares issuable upon the exercise of warrants at an exercise price per share of $1.21, 1,000,000 shares issuable upon exercise of warrants at an exercise price per share of $2.04 and 448,298 ordinary shares issuable upon exercise of warrants at an exercise price per share of $6.17.

(8) Based on information provided by Bank Hapoalim represents 25,986,842 shares issuable upon conversion of capital notes, 4,132,232 shares issuable upon the exercise of warrants at an exercise price per share of $1.21, 1,470,588 shares issuable upon exercise of warrants at an exercise price per share of $2.04 and 448,298 ordinary shares issuable upon exercise of warrants issued to Tarshish Hahzakot Vehashkaot Hapoalim Ltd at an exercise price per share of $6.17.


(9) Based on information provided by Prisma represents 6,954,116 shares currently owned by Prisma group and 5,626,343 shares issuable upon conversion of debentures.

     This information does not take into account the following potential dilutive issuances of securities: (i) ordinary shares issuable upon conversion of securities Tower may be required to issue in connection with a rights offering and outside investor provisions agreed to in the November 2003 amendment to its facility agreement; (ii) ordinary shares issuable to Tower's banks in January 2011 as a result of the reduction of the interest rate applicable to the quarterly actual interest payments on its outstanding loans and (iii) any restructuring of facility arrangements including those, if any, relating to negotiations described in Tower's Form 6-K furnished to the SEC on August 7, 2008, which is incorporated by reference into this proxy statement/prospectus. See "WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF INFORMATION BY REFERENCE."

      Pursuant to a shareholders agreement dated January 18, 2001, among Israel Corp., SanDisk and Macronix, such parties have agreed, among other things, to vote or cause to be voted all their respective shares for the election to the Board of Directors of nominees designated by each party, nominees recommended by the Board, the election of a designee of the Israel Corp. to serve as Chairman of the Board, unless agreed to otherwise (as was agreed in December 2006 with the appointment of Dov Moran as Chairman of the Board of Directors), and against the election of any other persons to the Board of Directors. In addition, subject to certain exceptions, each shareholder agreed to restrictions on the transfer of its shares, including certain rights of first refusal.

      As of June 4, 2008, there were a total of 34 holders of record of our ordinary shares, of which 21 were registered with addresses in the United States. Such United States record holders were, as of such date, the holders of record of approximately 63% of our outstanding ordinary shares.

           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

      The following unaudited condensed combined pro forma financial statements for the year ended December 31, 2007 and the three months ended March 31, 2008 and as of March 31, 2008 reflect the historical results of Jazz and Tower adjusted to give effect to the merger. We are providing this information to assist you in your analysis of the financial aspects of the merger. We derived this information from (i) the audited consolidated financial statements of Jazz as of, and for the year ended, December 28, 2007, (ii) the unaudited condensed consolidated financial statements of Jazz as of, and for the three months ended, March 28, 2008, (iii) the audited consolidated financial statements of Jazz Semiconductor for the period from December 30, 2006 to February 16, 2007 (the date of the Jazz Semiconductor acquisition), (iv) the audited consolidated financial statements of Tower as of, and for the year ended, December 31, 2007, and (v) the unaudited condensed consolidated financial statements of Tower as of end of the three months ended March 31, 2008. This information should be read together with the Jazz and Jazz Semiconductor consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus and the Tower consolidated financial statements and related notes incorporated by reference into this proxy statement/prospectus.

      The following unaudited pro forma condensed combined financial statements combine (i) the historical balance sheets of Tower as of March 31, 2008 and Jazz as of March 28, 2008 giving pro forma effect to the merger as if it had occurred on March 31, 2008, (ii) the historical statements of operations of Tower for the year ended December 31, 2007, Jazz for the year ended December 28, 2007, and Jazz Semiconductor for the period from December 30, 2006 to February 16, 2007 (the date of the Jazz Semiconductor acquisition) giving pro forma effect to the merger and the Jazz Semiconductor acquisition as if each had occurred on January 1, 2007, and (iii) the historical statements of operations of Tower and Jazz for the three months ended March 31, 2008 and March 28, 2008, respectively, giving pro forma effect to the merger and the Jazz Semiconductor acquisition as if each had occurred on January 1, 2007 and carried forward through March 31, 2008.

      The pro forma adjustments are preliminary, and the unaudited pro forma condensed combined financial statements are not necessarily indicative of the financial position or results of operations that may have actually occurred had the merger taken place on the dates noted, or the future financial position or operating results of Tower or Jazz. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. The merger will be accounted for under the purchase method of accounting. Under the purchase method of accounting, the total purchase price will be allocated to the net tangible and intangible assets acquired and liabilities assumed, based on various estimates of their respective fair values. Tower will determine the estimated fair values of acquired assets and assumed liabilities with the assistance of third party valuation specialists in accordance with SFAS 141. The purchase price allocations set forth in the following unaudited pro forma condensed combined financial statements are based on preliminary valuation estimates of Jazz's tangible and intangible assets. The final valuations, and any interim updated preliminary valuation estimates, may differ materially from these preliminary valuation estimates and, as a result, the final allocation of the purchase price may result in reclassifications of the allocated amounts that are materially different from the purchase price allocations reflected below. Any material change in the valuation estimates and related allocation of the purchase price would materially impact Tower's depreciation and amortization expenses, the unaudited pro forma condensed combined financial statements and Tower's results of operations after the merger.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                               (US$ in thousands)

                                                                                    AS OF MARCH 31, 2008
                                                             ----------------------------------------------------------------
                                                                                         ACQUISITION
                                                                TOWER         JAZZ       ADJUSTMENTS               COMBINED
                                                             -----------   -----------  ------------             ------------
                                                             (UNAUDITED)   (UNAUDITED)   UNAUDITED     NOTE 2:   (UNAUDITED)
                                                             -----------   -----------  ------------             ------------
A S S E T S

   CURRENT ASSETS
      CASH AND CASH EQUIVALENTS                              $    32,374   $     9,159  $          -             $     41,533
      TRADE ACCOUNTS RECEIVABLE:
         RELATED PARTIES                                          10,494             -             -                   10,494
         OTHERS                                                   31,691        25,514             -                   57,205
      OTHER RECEIVABLES                                            3,805             -             -                    3,805
      INVENTORIES                                                 34,398        12,714         4,549      C            51,661
      DEFERRED TAX ASSET                                               -         2,015             -      J             2,015
      OTHER CURRENT ASSETS                                         1,347         1,424             -                    2,771
                                                             -----------   -----------  ------------             ------------
            TOTAL CURRENT ASSETS                                 114,109        50,826         4,549                  169,484
                                                             -----------   -----------  ------------             ------------

   LONG-TERM INVESTMENTS                                          14,984        19,300        (4,318)     C3           29,966
                                                             -----------   -----------  ------------             ------------

   PROPERTY AND EQUIPMENT, NET                                   520,518       121,496       (27,185)     C3          614,829
                                                             -----------   -----------  ------------             ------------

   INTANGIBLE ASSETS, NET                                         31,855        52,403        (4,425)   C3,C4          79,833
                                                             -----------   -----------  ------------             ------------

   OTHER ASSETS, NET                                              10,652         4,559        (1,020)     C3           14,191
                                                             ===========   ===========  ============             ============

            TOTAL ASSETS                                     $   692,118   $   248,584  $    (32,399)            $    908,303
                                                             ===========   ===========  ============             ============

LIABILITIES AND SHAREHOLDERS' EQUITY

   CURRENT LIABILITIES
      SHORT TERM BORROWINGS                                  $         -   $    10,000  $          -             $     10,000
      CURRENT MATURITIES OF CONVERTIBLE DEBENTURES                 8,426             -             -                    8,426
      TRADE ACCOUNTS PAYABLE                                      55,988        17,868         8,888    A(2),D         82,744
      DEFERRED REVENUE                                             9,935         3,895          (563)     C            13,267
      OTHER CURRENT LIABILITIES                                   17,926        17,522         2,494     A(2)          37,942
                                                             -----------   -----------  ------------             ------------
            TOTAL CURRENT LIABILITIES                             92,275        49,285        10,819                  152,379

   LONG-TERM DEBT FROM BANKS                                     390,210             -             -                  390,210

   DEBENTURES                                                    116,618       128,200       (39,101)    B,C          205,717

   LONG-TERM CUSTOMERS' ADVANCES                                  16,059           516           (79)     C            16,496

   DEFERRED TAX LIABILITY                                              -         3,388             -      J             3,388

   OTHER LONG-TERM LIABILITIES                                    59,793        18,698             -                   78,491
                                                             -----------   -----------  ------------             ------------

            TOTAL LIABILITIES                                    674,955       200,087       (28,361)                 846,681
                                                             -----------   -----------  ------------             ------------

   SHAREHOLDERS' EQUITY                                           17,163        48,497        (4,038)     A            61,622
                                                             ===========   ===========  ============             ============

            TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY       $   692,118   $   248,584  $    (32,399)            $    908,303
                                                             ===========   ===========  ============             ============

See notes to the unaudited pro forma condensed combined financial statements.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                    US$ (in thousands, except per share data)

                                                                     YEAR ENDED DECEMBER 31, 2007
                                           -----------------------------------------------------------------------------
                                               TOWER        JAZZ PROFORMA                                    COMBINED
                                           --------------   -------------     ACQUISITION                   ------------
                                                                  *           ADJUSTMENTS      NOTE 2:      (UNAUDITED)
                                           --------------   -------------    ------------   ------------    ------------
REVENUES                                   $      230,853   $     207,649    $          -                   $    438,502

COST OF SALES                                     284,771         196,343           1,279     E, F, G,I          482,393
                                           --------------   -------------    ------------                   ------------
      GROSS LOSS                                  (53,918)         11,306          (1,279)                       (43,891)
                                           --------------   -------------    ------------                   ------------
OPERATING COSTS AND EXPENSES

   RESEARCH AND DEVELOPMENT                        13,790          17,105               8         I               30,903
   MARKETING, GENERAL AND ADMINISTRATIVE           31,604          25,688              18         I               57,310
   AMORTIZATION OF INTANGIBLE ASSETS                    -           1,564            (270)        F                1,294
                                           --------------   -------------    ------------                   ------------
                                                   45,394          44,357            (244)                        89,507
                                           ==============   =============    ============                   ============

      OPERATING LOSS                              (99,312)        (33,051)         (1,035)                      (133,398)
FINANCING EXPENSE, NET                            (34,976)        (11,269)         (5,248)        H              (51,493)
OTHER INCOME (EXPENSE), NET                            92           4,719          (7,032)       A(2)             (2,221)
                                           --------------   -------------    ------------                   ------------
   NET LOSS BEFORE INCOME TAX                    (134,196)        (39,601)        (13,315)                      (187,112)
   INCOME TAX EXPENSE                                   -              52               -         J                   52
                                           --------------   -------------    ------------                   ------------
           LOSS FOR THE YEAR               $     (134,196)  $     (39,653)   $    (13,315)                  $   (187,164)
                                           ==============   =============    ============                   ============

BASIC LOSS PER ORDINARY SHARE

   LOSS PER SHARE                          $        (1.13)  $       (1.64)                                  $      (1.22)
                                           ==============   =============                                   ============
   WEIGHTED AVERAGE NUMBER OF ORDINARY
     SHARES OUTSTANDING - IN THOUSANDS            118,857          24,198          34,256                        153,113
                                           ==============   =============    ============                   ============

     * DERIVED FROM PROFORMA AMOUNT OF JAZZ TECHNOLOGIES INC. FOR THE YEAR ENDED DECEMBER 28, 2007 . THE PROFORMA GIVES AFFECT TO THE RESULTS OF OPERATIONS OF JAZZ TECHNOLOGIES INC. AS IF THE ACQUISITION OF JAZZ SEMICONDUCTOR INC. WAS CONSUMMATED IN JANUARY 1, 2007.

SEE NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
               US$ (in thousands, except share and per share data)

                                                                       THREE MONTHS ENDED MARCH 31, 2008
                                                      --------------------------------------------------------------------
                                                          TOWER           JAZZ                                  COMBINED
                                                      ------------    -----------    ACQUISITION               -----------
                                                       (UNAUDITED)    (UNAUDITED)    ADJUSTMENTS     NOTE 2:   (UNAUDITED)
                                                      ------------    -----------    -----------    --------   -----------
REVENUES                                              $     57,607    $    50,830    $         -               $   108,437

COST OF SALES                                               68,255         43,385         (1,461)   E,F,G,I        110,179
                                                      ------------    -----------    -----------               -----------
     GROSS LOSS                                            (10,648)         7,445          1,461                    (1,742)
                                                      ------------    -----------    -----------               -----------
OPERATING COSTS AND EXPENSES

   RESEARCH AND DEVELOPMENT                                  2,976          3,910              5       I             6,891
   MARKETING, GENERAL AND ADMINISTRATIVE                     7,768          4,964             12       I            12,744
   AMORTIZATION OF INTANGIBLE ASSETS                             -            346            (68)      F               278
                                                      ------------    -----------    -----------               -----------
                                                            10,744          9,220            (51)                   19,913
                                                      ============    ===========    ===========               ===========

     OPERATING LOSS                                        (21,392)        (1,775)         1,512                   (21,655)
FINANCING EXPENSE, NET                                      (7,800)        (2,284)        (1,492)      H           (11,576)
OTHER INCOME (EXPENSE), NET                                   (428)             -              -                      (428)
                                                      ------------    -----------    -----------               -----------
   NET LOSS BEFORE INCOME TAX                              (29,620)        (4,059)            20       J           (33,659)
   INCOME TAX BENEFIR (EXPENSE)                                  -             15              -                        15
                                                      ------------    -----------    -----------               -----------
           LOSS FOR THE PERIOD                        $    (29,620)   $    (4,044)   $        20               $   (33,644)
                                                      ============    ===========    ===========               ===========

BASIC LOSS PER ORDINARY SHARE

   LOSS PER SHARE                                     $      (0.24)   $     (0.22)                             $     (0.21)
                                                      ============    ===========                              ===========
   WEIGHTED AVERAGE NUMBER OF ORDINARY
     SHARES OUTSTANDING - IN THOUSANDS                     124,228         18,400         34,256                   158,484
                                                      ============    ===========    ===========               ===========

SEE NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

      On May 19, 2008, Tower signed an Agreement and Plan of Merger and Reorganization with Jazz (the "Agreement"). The Agreement provides that, upon the terms and subject to the conditions set in the Agreement, Jazz will merge with a wholly-owned subsidiary of Tower (formed for that purpose), with Jazz as the surviving corporation (the "merger"). Upon the closing of the merger, each outstanding share of Jazz's common stock will be converted into the right to receive 1.8 ordinary shares of Tower, in an aggregate fair value of approximately $44.5 million. The fair value of the shares was determined based on the average prices for Tower's ordinary shares on Nasdaq over a five day period commencing 2 days before and ending 2 days after the merger was announced in accordance with provisions set forth in EITF 99-12 "DETERMINATION OF THE MEASUREMENT DATE FOR THE MARKET PRICE OF ACQUIRER SECURITIES ISSUED IN A PURCHASE BUSINESS COMBINATION."

      For purposes of these unaudited pro forma condensed combined financial statements, Tower has assumed the total consideration of the merger to be $48.8 million as follows:

                                                             (US$ IN THOUSANDS)
Value of equity instruments issued (a)                       $           44,459
Estimated fees and expenses of Tower (b)                                  4,350
                                                             ------------------
TOTAL MERGER CONSIDERATION                                   $           48,809
                                                             ------------------

(a) the value of equity instruments issued was determined as follows:

                                                             (US$ IN THOUSANDS
                                                              EXCEPT PER SHARE
                                                                   DATA)
Number of shares of Jazz Technologies before the merger                  19,031
Conversion to shares of Tower in a ratio of 1 share of
  Jazz to 1.8 Tower shares                                               34,256
Tower's average stock price                                  $            1.144
                                                             ------------------

Value of shares to be issued to Jazz                                     39,189

Change in value of outstanding warrants.                                  4,315

Change in value of vested employee options.                                 955
                                                             ------------------

TOTAL VALUE OF EQUITY INSTRUMENTS ISSUED                     $           44,459
                                                             ------------------

(b) Estimated fees and expenses include legal and accounting fees and expenses, printing and mailing costs, SEC filing fees, financial advisor fees and expenses, financing fees and related expenses, and other miscellaneous expenses directly related to the merger and the transactions contemplated thereby.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 2. PRO FORMA ADJUSTMENTS

      Adjustments made to the historical financial statements include the following:

A.    Adjustments to shareholders' equity due to:

                                                             (US$ IN THOUSANDS)
                                                             ------------------
Elimination of adjusted Jazz stockholders' equity (1)        $          (41,465)
Transaction costs related to Jazz (2)                                    (7,032)
Value of equity instruments issued (3)                                   44,459
                                                             ------------------
TOTAL SHAREHOLDERS' EQUITY ADJUSTMENTS                       $           (4,038)
                                                             ------------------

    (1) Reflects the elimination of Jazz historical equity accounts and adjusted deficit upon the completion of the merger, as follows:

                                                             (US$ IN THOUSANDS)
                                                             ------------------
          Jazz stockholders' equity as of March 28, 2008     $           48,497
          Transaction costs (2)                                          (7,032)
                                                             ------------------
          TOTAL ADJUSTED JAZZ STOCKHOLDERS' EQUITY           $           41,465
                                                             ------------------

    (2)      Reflects Jazz transaction costs as follows:

                                                             (US$ IN THOUSANDS)
                                                             ------------------
          Change of control payments to employees (a)        $            2,494
          Estimated fees and other expenses (b)                           4,538
                                                             ------------------
          TOTAL JAZZ TRANSACTION COSTS                       $            7,032
                                                             ------------------

          (a) Change of control payments expected to be paid to senior executives upon completion of the merger. The payments are included within other current liabilities in the unaudited pro forma condensed combined balance sheet.

          (b) Estimated fees and other expenses include legal and accounting fees and expenses, printing and mailing costs, financing fees and related expenses, and other miscellaneous expenses. The expenses are included within trade accounts payable in the unaudited pro forma condensed combined balance sheet.

    (3)      As described in Note 1 above.

B. Reflects adjustment to the debt fair value of the convertible notes based on quotation:

                                                       CARRYING        FAIR
                                                        AMOUNT         VALUE
                                                     ----------      ---------
                                                        (US$ IN THOUSANDS)

          Convertible notes                          $  128,200      $  89,099
                                                     ----------      ---------

      The adjustment to fair value of the convertible notes resulted in a discount recorded on the notes and has the effects of increasing the interest expenses due to the annual discount amortization. The discount will be amortized over the remaining period of the convertible notes using the effective interest method (see note H below).

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

C. Under the purchase method of accounting, the total purchase price will be allocated to the net tangible and intangible assets acquired and liabilities assumed, based on estimates of their respective fair values. Tower determined, provisionally, the estimated fair values of certain assets and liabilities to be close to their carrying values since these carrying values were only recently adjusted to their fair values. Therefore, only assets and liabilities for which Tower has provisionally identified a difference between their carrying value and their fair value are reflected below. The final purchase price allocation will be done with assistance of third party valuation specialists. Based on preliminary valuation estimates, the total purchase price will be allocated as follows:

                                                            AS OF            PRELIMINARY     PURCHASE PRICE
                                                        MARCH 31, 2008      VALUATION (1)      ALLOCATION
                                                      -----------------   ---------------   ----------------
                                                                        (US$ IN THOUSANDS)
Inventories                                           $          12,714   $        17,263   $          4,549
Deferred revenue                                                 (3,895)           (3,332)               563
Long-term customers' advances                                      (516)             (437)                79
Convertible notes                                              (128,200)          (89,099)            39,101
Identified intangible assets:
   Existing technology                                              906               906                  -
   Patents /core technology rights                                9,403             9,403                  -
   Customer relationships                                         4,000             4,000                  -
   Trade name                                                     3,937             3,937                  -
   Facilities lease                                              34,157            34,157                  -
   Customer backlog                                                                 9,403              9,403
Total identified intangible assets                               52,403            61,806              9,403
Adjusted Jazz stockholders' equity (2)                                                                41,465
Estimated fees and expenses of Tower (see Note 1)                                                     (4,350)
Excess of fair value for reverse allocation (3)                       -                              (46,351)
                                                                                            ----------------
Total VALUE OF EQUITY INSTRUMENTS ISSUED                                                    $         44,459
                                                                                            ----------------

    (1) The purchase price allocations set forth in these unaudited pro forma condensed combined financial statements are based on preliminary valuation estimates of Jazz's tangible and intangible assets which as described above, were determined to be close to their carrying values. The final valuations, and any interim updated preliminary valuation estimates, may differ materially from these preliminary valuation estimates and, as a result, the final allocation of the purchase price may result in reclassifications of the allocated amounts that are materially different from the purchase price allocations reflected herein. Any material change in the valuation estimates and related allocation of the purchase price could materially impact Tower's depreciation and amortization expenses, the unaudited pro forma condensed combined financial statements and Tower's results of operations after the merger.

    (2) Represents Jazz's stockholders' equity as of March 31, 2008, adjusted as follows:

                                                             (US$ IN THOUSANDS)
          Jazz stockholders' equity                          $           48,497
          Transaction costs                                              (7,032)
                                                             ------------------
          TOTAL ADJUSTED JAZZ STOCKHOLDERS' EQUITY           $           41,465
                                                             ------------------

    (3) The excess of fair value over cost amounted $46.4 million was allocated on a pro-rata basis to non-current tangible and intangible assets, as follows:

                                                             (US$ IN THOUSANDS)
                                                             ------------------
          Non-current tangible assets                        $           27,185
          Intangible assets                                              13,828
          Long term investments                                           4,318
          Other assets, net                                               1,020
                                                             ------------------
          TOTAL EXCESS OF FAIR VALUE                         $           46,351
                                                             ------------------

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     (4) The decrease in intangible assets as of March 31, 2008 amounted to $4.4 million and is comprised as follows:

                                                             (US$ IN THOUSANDS)
                                                             ------------------
          Customer backlog                                   $            9,403
          Reverse allocation of excess of fair value
          over cost of intangible assets (including
          $2,105 allocated to customer backlog)                         (13,828)
                                                             ------------------

          TOTAL DECREASE IN INTANGIBLE ASSETS                $           (4,425)
                                                             ------------------

D. Reflects the payment by Tower and Jazz of accrued acquisition fees and other expenses related to the merger at closing, as described in Note 1 and Note 2A(2).

E.                                                  DECEMBER 31,   MARCH 31,
                                                        2007         2008
                                                       ------       ------
                                                       (US$ IN THOUSANDS)
                                                       -------------------

      Decrease in depreciation of fixed assets
      due to reverse allocation (Note F(1))            (5,437)      (1,359)
      Decrease in amortization of intangible assets
      due to reverse allocation (Note F(2))              (695)        (174)
      Amortization of customer backlog (Note G)         7,298           --
      Increase in stock based compensation due to
      the modification of non vested awards (Note I)      113           72
                                                       ------       ------
      Total                                             1,279       (1,461)
                                                       ======       ======

F. 1. Reflects adjustment for decreased depreciation expense resulting from the reverse allocation of excess of fair value over cost, to property, plant and equipment, amortized over a five-year period. Jazz has historically depreciated its property, plant and equipment over useful lives between 3 and 8 years. For purposes of the unaudited pro forma condensed combined financial statements, Tower has assumed five years as an average of the useful lives for all property, plant and equipment.

     2. Reflects adjustment for decreased amortization expense resulting from reverse allocation of excess of fair value over cost to intangible assets, amortized over their useful lives. For purposes of the unaudited pro forma condensed combined financial statements, Tower assumed the useful lives which were determined in connection with the prior acquisition of Jazz Semiconductor Inc. in February 2007. The decrease in amortization expense was approximately $965,000 in the year ended December 31, 2007 of which $695,000 and $270,000 were allocated to cost of sales and operating expenses respectively. For the three months period ended March 31, 2008 $241,000, of which $174,000 and $67,000 was allocated to cost of sales and operating expenses respectively.

G. Reflects the effect of amortization of the fair value of customer backlog assigned in the preliminary valuation of intangible assets as follows:

                                                                  YEAR ENDED
                               INCREASED                          DECEMBER 31,
INTANGIBLE ASSETS               VALUE (1)      USEFUL LIFE           2007
----------------------    ------------------   -----------    ------------------
                          (US$ IN THOUSANDS)                  (US$ IN THOUSANDS)
----------------------    ------------------   -----------    ------------------
CUSTOMER BACKLOG          $            7,298            <1    $            7,298
                          ==================                  ==================

     (1) Represents the fair value of customer backlog in the amount of $9.4 million, net of the pro-rata portion of the reverse allocation of excess fair value over cost which amounted to $2.1 million.

The final valuations may result in reclassifications of the allocated amounts, which may materially impact operating expenses.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

H. Reflects convertible notes amortization expense in connection with the fair value adjustment (see note B above) and deferred financing amortization expense in connection with the reverse allocation (see note C3 above). The discount and the deferred financing will be amortized over the remaining period of the convertible notes using the effective interest method, and will affect amortization expense as follows:

                                             INTEREST EXPENSES ADJUSTMENTS
                                       ----------------------------------------
                                           YEAR ENDED           THREE MONTHS
                                       DECEMBER 31, 2007   ENDED MARCH 31, 2008
                                       -----------------   --------------------
                                                  (US$ IN THOUSANDS)
Increase in Discount
   amortization of convertible notes   $          (5,452)  $             (1,543)
Decrease in Deferred
   financing amortization                            204                     51
                                       -----------------   --------------------
TOTAL                                  $          (5,248)  $             (1,492)
                                       =================   ====================

I. Reflects stock based compensation costs recognized in the results of operations due to re-pricing and carry-forward of Jazz employee's options to Tower's options. Therefore, $139,000 and $89,000 were recognized in the year ended December 31, 2007 and the three months period ended March 31, 2008, respectively. 81%, 6% and 13% of the expenses were allocated to cost of sales, research and development costs and selling, general and administrative expenses, respectively

J. Management has not determined the impact of the merger on Jazz's deferred taxes. Accordingly, no other adjustment has been made to deferred tax assets or income tax provision.

In addition, as of December 31, 2007, Jazz had federal tax net operating loss, or NOL, carryforwards of approximately $128.9 million available to reduce taxable income in future years. These NOL carryforwards will begin to expire in 2022, unless previously utilized. Jazz also had state NOL carryforwards at March 31, 2008 of approximately $105.2 million, which will begin to expire in 2013, unless previously utilized. At March 31, 2008, Jazz had a $2.0 million deferred tax asset related to these net operating loss carryforwards. Due to uncertainty as to its ability to realize these deferred tax assets, Jazz recorded a full valuation allowance. Jazz's ability to utilize its NOL carryforwards will become subject to substantial annual limitations if it undergoes an ownership change as defined under Section 382 of the Internal Revenue Code. The merger will result in an ownership change of Jazz as defined under Section 382, which may jeopardize Jazz's ability to use some or all of its NOL carryforwards following the completion of the merger. However, management has not made a determination of the impact of the merger on Jazz's ability to use its NOL carryforwards.

                         JAZZ RELATED PARTY TRANSACTIONS

PRIOR SHARE ISSUANCES

      On August 26, 2005, Jazz issued 6,250,000 shares of its common stock to Acquicor Management LLC for $25,000 in cash, at an average purchase price of approximately $0.004 per share. On January 19, 2006, Jazz effected a 4,333,334 for 6,250,000 reverse stock split of our common stock, effectively raising the purchase price to approximately $0.006 per share. Following the reverse stock split, there were 4,333,334 shares of common stock outstanding. On February 21, 2006, Jazz effected a 5,373,738 for 4,333,334 forward stock split of our common stock, effectively lowering the purchase price to approximately $0.0047 per share. Following the forward stock split, there were 5,373,738 shares of common stock outstanding. Also on February 21, 2006, Acquicor Management LLC distributed 195,000 shares of common stock to each of Dr. Clark and Messrs. Kensey and Moshe Meidar in redemption of their ownership interests in Acquicor Management LLC.

      On March 13, 2006, Jazz completed a private placement pursuant to which Acquicor Management LLC, Dr. Clark and Messrs. Kensey and Moshe Meidar purchased an aggregate of 333,334 units from us at a price of $6.00 per unit, for an aggregate purchase price of $2.0 million.

      Pursuant to a registration rights agreement Jazz entered into in connection with its initial public offering, Acquicor Management LLC, Dr. Clark and Messrs. Kensey and Moshe Meidar are entitled to make up to two demands that Jazz register the shares of common stock and units issued to them in connection with our initial public offering and the concurrent private placement. They can elect to exercise these registration rights at any time beginning three months prior to the date on which the lock-up period applicable to such shares expires. In addition, Acquicor Management LLC, Dr. Clark and Messrs. Kensey and Moshe Meidar have certain "piggy-back" registration rights on registration statements filed subsequent to such date. Jazz will bear the expenses incurred in connection with the filing of any such registration statements.

SECURITIES PURCHASES

      In February 2007, Jazz redeemed an aggregate of 1,873,738 shares of common stock held by Acquicor Management LLC, Dr. Clark and Messrs. Kensey and Moshe Meidar at a redemption price of $0.0047 per share.

      In June and September of 2007, Jazz repurchased for a total purchase price of $2,360,000 all 1,250,000 unit purchase options issued to the underwriters of its initial public offering, leaving no unit purchase options outstanding. This takes into account the repurchase, on September 6, 2007, of 812,500 unit purchase options at $2.00 each, including 375,000 unit purchase options from CRT Capital Group and CRT Associates, 250,000 unit purchase options from Mr. Pittman and 187,500 unit purchase options from Wedbush Morgan Securities. Mr. Pittman acquired his unit purchase options as a result of his former position as a partner at ThinkEquity Partners LLC, one of the underwriters of its initial public offering.

      Jazz repurchased on September 4, 2007, 208,333 units at $3.90 per unit and 62,920 shares of common stock at $2.98 per share from Acquicor Management LLC, an entity owned in part and controlled by Gilbert F. Amelio, Jazz's Chairman and Chief Executive Officer. The price paid by for these securities was at a slight discount to the most recent closing price of our securities prior to the repurchase. The repurchase from Acquicor Management LLC was conditioned on the entire $1,000,000 sales proceeds being applied by Acquicor Management LLC to pay interest, principal and associated fees on loans made to Acquicor Management LLC on February 14, 2007 by certain third party lenders. Acquicor Management LLC used these loans in February of 2007 to fund the purchase of Jazz common stock shortly before Jazz's acquisition of Jazz Semiconductor.

      On December 6, 2007, Jazz announced that it repurchased 1,819,793 shares of common stock at $2.11 per share from Acquicor Management LLC, an entity owned in part and controlled by Dr. Amelio; 51,836 shares of common stock from Mr. Kensey; and 51,836 shares of common stock from Dr. Clark. The $2.11 price paid for these securities was equal to the closing price of our common stock on November 30, 2007, the date that agreement was reached on the repurchase. These repurchases were conditioned on the entire sales proceeds being applied to pay interest, principal and associated fees on the loans made to Acquicor Management LLC, Mr. Clark and Mr. Kensey mentioned in the previous paragraph.

COMPENSATION ARRANGEMENTS

      In connection with Jazz's initial public offering, the underwriters agreed to defer fees equal to 2.0% of the gross proceeds from the sale of the units to the public stockholders, or approximately $3.5 million, until the consummation of Jazz's initial business combination. Mr. Pittman, as a result of his former position as partner and head of mergers and acquisitions at ThinkEquity Partners LLC, the lead underwriter of Jazz's initial public offering, received 30% ($414,000) of the deferred underwriting fee payable to ThinkEquity and was also issued an option to purchase up to a total of 250,000 units. This option has since been repurchased.

      Mr. Pittman served as Jazz's financial advisor in connection with the acquisition of Jazz Semiconductor. As such, Jazz agreed to reimburse Mr. Pittman for any out-of-pocket expenses. In addition, Mr. Pittman received an additional success fee in the amount of $1.0 million as a result of successful completion of the acquisition. Mr. Pittman also received a restricted stock grant of 51,993 shares of Jazz common stock under the 2006 Equity Incentive Plan as a result of the completion of the acquisition. Mr. Pittman did not join as an officer of Jazz Technologies until following the completion of the acquisition of Jazz Semiconductor.

      Pursuant to a consulting agreement entered into on April 14, 2006 between Jazz and Allen Grogan, Jazz paid to Mr. Grogan a total of $80,000 in consulting fees related to services provided in connection with the acquisition of Jazz Semiconductor, plus reimbursement for out-of-pocket expenses. An additional success fee in the amount of $100,000 was paid to Mr. Grogan upon successful completion of the acquisition. Mr. Grogan also received a restricted stock grant of 17,331 shares of Jazz common stock under the 2006 Equity Incentive Plan as a result of the completion of the acquisition.

STOCKHOLDER LOAN

      On August 26, 2005, Acquicor Management LLC loaned a total of $275,000 to us for the payment of offering expenses in connection with Jazz's initial public offering. The loan provided for interest at a rate of 3.6% per year and was repaid on March 13, 2006 out of a portion of the proceeds from the private placement of units described above.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

      Jazz has entered into indemnity agreements with certain officers and directors which provide, among other things, that Jazz indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent, and otherwise to the fullest extent permitted under Delaware law and Jazz's bylaws.

                                    TAXATION

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

      This section describes the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Jazz common stock. This discussion addresses only those holders that hold their Jazz common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code, and does not address all the U.S. federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, such as financial institutions, mutual funds, insurance companies, partnerships or other pass-through entities (and persons holding Jazz common stock through a partnership or other pass-through entity), tax-exempt organizations, brokers or dealers in securities or currencies, U.S. holders whose functional currency is not the U.S. dollar, traders in securities that elect to use a mark to market method of accounting, U.S. holders that will own (or that will be deemed to own by attribution) 5% or more of the voting power or value of Tower stock immediately after the merger, expatriates or former long-term residents of the United States, persons that hold Jazz common stock as part of a straddle, hedge, constructive sale, conversion or other risk-reduction transaction, U.S. holders who acquired their shares of Jazz common stock through the exercise of an employee stock option or otherwise as compensation and U.S. holders whose Jazz common stock qualifies as small business corporation stock.

      The following is based upon the Code, its legislative history, Treasury regulations promulgated under the Code and published rulings and decisions, all as currently in effect as of the date of this document, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. Tax considerations under state, local and foreign laws, or federal laws other than federal income tax laws, are not addressed in this discussion.

      Holders of Jazz common stock are urged to consult with their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of any state, local, foreign or other tax laws and of changes in those laws.

      For purposes of this discussion, the term "U.S. holder" means a beneficial owner of Jazz common stock that is for U.S. federal income tax purposes:

   o  a U.S. citizen or resident;

   o a corporation, or entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

   o an estate the income of which is subject to U.S. federal income tax regardless of its source; or

   o a trust if either (a) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

TAX CONSEQUENCES OF THE MERGER GENERALLY


      Tower and Jazz have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and a transaction that is not subject to Section 367(a)(1) of the Code. The obligation of Tower and Jazz to consummate the merger are conditioned upon the receipt from their respective counsel, O'Melveny & Myers LLP and Cooley Godward Kronish LLP, dated as of the closing date, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and a transaction that is not subject to Section 367(a)(1) of the Code. If one party's counsel, however, does not render such opinion or withdraws or modifies its opinion, the condition shall nonetheless be satisfied if the other party's tax counsel renders such opinion. These opinions will be based on facts, representations and assumptions set forth or referred to in the opinion and representations contained in tax representation letters to be received from each of Tower, Merger Sub and Jazz. If any representation and other statement made in the certificates is inaccurate, or by the consummation of the merger becomes inaccurate, the tax opinions may no longer be valid.


      Neither the tax opinions nor the tax consequences of the merger described below will be binding on the Internal Revenue Service, and neither Tower nor Jazz intends to request a ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. As a consequence, no assurance can be given that the Internal Revenue Service will not adopt a contrary position and that the contrary position would not be sustained by a court.

      Assuming the merger qualifies as a reorganization within the meaning of
Section 368(a) of the Code and a transaction that is not subject to Section 367(a)(1) of the Code, the material U.S. federal tax consequences will be as follows:

      o A U.S. holder that exchanges shares of Jazz common stock for Tower ordinary shares in the merger will not recognize gain or loss, except with respect to cash received instead of a fractional share of Tower ordinary shares (see discussion below under "CASH RECEIVED INSTEAD OF A
      FRACTIONAL SHARE OF TOWER ORDINARY SHARES."

      o     No gain or loss will be recognized by Tower or Jazz in the merger.

TAX BASIS AND HOLDING PERIOD

      A U.S. holder's aggregate tax basis in the Tower ordinary shares received in the merger, including any fractional share interests deemed received and redeemed by the U.S. holder under the treatment described below, will equal its aggregate tax basis in the Jazz common stock surrendered in the merger. The holding period for the shares of Tower ordinary shares received in the merger generally will include the holding period for the shares of Jazz common stock exchanged therefor. For a U.S. holder who acquired different blocks of Jazz common stock at different times and at different prices, the U.S. holder should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular ordinary shares of Tower received in the merger.

CASH RECEIVED INSTEAD OF A FRACTIONAL SHARE OF TOWER ORDINARY SHARES

      A U.S. holder who receives cash instead of a fractional share of Tower ordinary shares will be treated as having received the fractional share of Tower ordinary shares pursuant to the merger and then as having exchanged the fractional share of Tower ordinary shares for cash in a redemption by Tower. In general, this deemed redemption will be treated as a sale or exchange, provided the redemption is not essentially equivalent to a dividend. The determination of whether a redemption is essentially equivalent to a dividend depends upon whether and to what extent the redemption reduces the U.S. holder's deemed percentage stock ownership of Tower. While this determination is based on each U.S. holder's particular facts and circumstances, the Internal Revenue Service has ruled that a redemption is not essentially equivalent to a dividend and will therefore result in sale or exchange treatment in the case of a shareholder of a publicly held company whose relative stock interest is minimal and who exercises no control over corporate affairs if the redemption results in any actual reduction in the stock interest of the shareholder. As a result, the redemption of a fractional share of Tower ordinary shares generally is treated as a sale or exchange and not as a dividend, and a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount of cash received and the tax basis in its fractional share of Tower ordinary shares. This capital gain or loss generally will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for the shares is greater than one year. The deductibility of capital losses is subject to limitations.

INFORMATION REPORTING AND BACKUP WITHHOLDING

      Cash payments received in the merger by a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the holder, unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

REPORTING REQUIREMENTS

      A U.S. holder who receives Tower ordinary shares as a result of the merger will be required to retain records pertaining to the merger and will be required to file a statement with its federal income tax return for the year in which the merger takes place that contains the information listed in Treasury Regulation
Section 1.368-3(b). Such statement must include the holder's tax basis in the shares of Jazz common stock surrendered and a description of the ordinary shares of Tower received in the merger.

MATERIAL ISRAELI TAX CONSIDERATIONS - TAXATION OF TOWER SHAREHOLDERS

      The following summarizes the main Israeli tax considerations for Tower Shareholders subsequent to the merger:

ISRAELI TAX WITHHOLDING ON THE MERGER

      According to Israeli tax law, the merger may be viewed as a taxable event for Jazz shareholders who are Israeli resident individuals or companies. Therefore, Tower may withhold tax from any Israeli resident shareholders of Jazz that do not produce to Tower a valid withholding exemption certificate issued by the Israeli tax authorities and applying to the transactions. In cases where an Israeli resident Jazz shareholder does not produce an exemption certificate, the consideration shares could be held back until the shareholder satisfies the abovementioned withholding obligations.

CAPITAL GAINS TAX

      Israeli law generally imposes a capital gains tax on the sale of capital assets located in Israel, including shares of Israeli resident companies and options to purchase shares in Israeli resident companies, unless a specific exemption is available or unless a treaty for the avoidance of double taxation between Israel and the country of the nonresident provides otherwise. An individual is subject to a 20% tax rate on real capital gains derived from the sale of shares or options, as long as the individual has not demanded a deduction of interest and linkage differences in connection with the purchase and holding of the securities; and as long as the individual is not a substantial shareholder of the company issuing the shares, which is generally a shareholder with 10% or more of the right to profits, the right to nominate a director and voting rights. A substantial shareholder (or a shareholder who has demanded a deduction of interest and linkage differences) will be subject to tax at a rate of 25% on real capital gains derived from the sale of shares issued by the company. The determination of whether the individual is a substantial shareholder will be made on the date that the securities are sold. In addition, the individual will be deemed to be a substantial shareholder if at any time during the 12 months preceding this date he or she had been a substantial shareholder. The foregoing tax rates, however, will not apply to dealers in securities.

      Corporations are subject to corporate tax rates in respect of capital gains from the sale of publicly-traded shares in Israeli companies. Recent changes in the law will reduce the corporate tax rate from 27% in 2008 to 26% in 2009 and 25% in 2010 and thereafter. Until 2009, however, corporations whose taxable income was not determined immediately before the 2006 Tax Reform was published, pursuant to part B of the Israeli Income Tax Law (Inflationary Adjustments), 1985, or pursuant to the Income Tax Regulations (Rules on Bookkeeping by Foreign Invested Companies and Certain Partnership and Determination of their Chargeable Income), 1984, or the Dollar Regulations, will generally be taxed at a rate of 25% on their capital gains from the sale of their shares.

      Non-residents of Israel, including corporations, will generally be exempt from any capital gains tax from the sale of shares so long as (i) the gains are not derived through a permanent establishment that the non-resident maintains in Israel, (ii) the shares remain listed for trading on a designated stock market and (iii) the shares were purchased after being listed on the designated stock market. These provisions dealing with capital gains are not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income. In addition, pursuant to the Convention between the Government of the United States of America and the Government of Israel with Respect to Taxes on Income, as amended, which we refer to as the United States-Israel Tax Treaty, the sale, exchange or disposition of ordinary shares by a person who qualifies as a resident of the United States within the meaning of the United States-Israel Tax Treaty and who is entitled to claim the benefits afforded to such person by the United States-Israel Tax Treaty, which we refer to as a Treaty United States Resident, generally will not be subject to the Israeli capital gains tax unless such Treaty United States Resident holds, directly or indirectly, shares representing 10% or more of our voting power during any part of the 12-month period preceding such sale, exchange or disposition, subject to certain conditions. In addition, a temporary provision of the Israeli tax laws exempts treaty country residents from capital gains tax on the sale of securities in Israeli companies purchased between July 1, 2005 and December 31, 2008, if certain conditions are met.

ISRAELI-SOURCED PASSIVE INCOME

      Non-residents of Israel are subject to income tax on income accrued or derived from sources in Israel. These sources of income include passive income, including dividends, royalties and interest, as well as non-passive income from services rendered in Israel. For so long as the securities of Tower are publicly traded, on distribution of dividends other than bonus shares or share dividends, income tax is withheld at the rate of 20% for dividends paid to individuals or foreign corporations and, upon application to the tax authorities, 15% for dividends generated by an Approved Enterprise, unless in each case a different rate is provided in a treaty between Israel and the shareholder's country of residence. Under the United States-Israel Tax Treaty, the maximum tax on dividends paid to a holder of ordinary shares who is a U.S. resident will be 25%. The maximum tax rate on dividends not generated by an Approved Enterprise paid to a U.S. corporation holding at least 10% of our voting power is 12.5%. A non-resident of Israel who receives dividends from which tax was withheld is generally exempt from the duty to file returns in Israel in respect of such income, provided such income was not derived from a business conducted in Israel by the taxpayer, and the taxpayer has no other taxable sources of income in Israel.

            EXCHANGE CONTROLS AND LIMITATIONS AFFECTING STOCKHOLDERS

      Under Israeli law, non-residents of Israel who purchase ordinary shares with certain non-Israeli currencies (including US dollars) may freely repatriate in such non-Israeli currencies all amounts received in Israeli currency in respect of the ordinary shares, whether as a dividend, as a liquidating distribution, or as proceeds from any sale in Israel of the ordinary shares, provided in each case that any applicable Israeli income tax is paid or withheld on such amounts. The conversion into the non-Israeli currency must be made at the rate of exchange prevailing at the time of conversion.

      For information regarding taxation of capital gains under Israeli tax law, please see "MATERIAL ISRAELI TAX CONSIDERATIONS - TAXATION OF TOWER SHAREHOLDERS."

                           ENFORCING CIVIL LIABILITIES

      Tower is an Israeli corporation and its directors, executive offices and a substantial portion of its assets are located outside the United States. As a result, it may be difficult for investors:

      o to obtain jurisdiction over Tower or its board members in courts in the United States in actions predicated on the civil liability provisions of the U.S. federal securities laws;

      o to enforce against Tower or its board members judgments obtained in such actions;

      o to obtain judgments against Tower or its board members in actions in non-U.S. courts predicated solely upon the U.S. federal securities laws; or

      o to enforce against Tower or its board members in non-U.S. courts judgments of courts in the United States predicated upon the civil liability provisions of the U.S. federal securities laws.

                                  LEGAL MATTERS

      The validity of the Tower ordinary shares offered by this proxy statement/prospectus will be passed upon for Tower by Yigal Arnon & Co., Tower's Israeli counsel.

                                     EXPERTS

      The consolidated financial statements of Tower Semiconductor Ltd. as of December 31, 2007 and for each of the three years in the period ended December 31, 2007, incorporated by reference in this proxy statement/prospectus, have been audited by Brightman Almagor & Co., A member of Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The consolidated balance sheet of Jazz Technologies, Inc. as of December 28, 2007, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 28, 2007, and the consolidated balance sheets of Jazz Semiconductor, Inc. as of December 30, 2005 and December 29, 2006, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended and for the period from December 30, 2006 to February 16, 2007, included in this proxy statement/prospectus and in the registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included herein.

      The financial statements of Jazz Technologies, Inc. (formerly Acquicor Technology Inc.) as of and for the year ended December 31, 2006 included in this proxy statement/prospectus and in the registration statement have been so included in reliance on the report of BDO Seidman, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the registration statement given on the authority of said firm as experts in auditing and accounting.

                                  OTHER MATTERS

      As of the date of this proxy statement/prospectus, the Jazz board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus.

                               ABOUT THIS DOCUMENT

      This document, which forms part of a registration statement on Form F-4 filed with the SEC by Tower (File No. 333-151919), constitutes a prospectus of Tower under Section 5 of the U.S. Securities Act of 1933, as amended, which is referred to as the Securities Act, with respect to the Tower ordinary shares to be issued to Jazz stockholders as required by the merger agreement. This document also constitutes a notice of meeting and a proxy statement under
Section 14(a) of the Exchange Act, with respect to the special meeting of Jazz stockholders, at which Jazz stockholders will be asked to vote upon a proposal to approve and adopt the merger agreement and approve the merger.

                              SHAREHOLDER PROPOSALS

      The 2009 annual meeting of Jazz stockholders will not be held if the merger is completed. Therefore, Jazz reserves the right to postpone or cancel its 2009 annual meeting. If the merger is not completed and you wish to include a stockholder proposal in the proxy materials for Jazz's 2009 annual meeting, your proposal must be submitted in writing by December 10, 2008, to our Secretary at 4321 Jamboree Road, Newport Beach, California 92660. If you wish to submit a proposal that is not to be included in next year's proxy materials or nominate a director, you must do so by no later than February 6, 2009 and no earlier than January 7, 2009.

                         HOUSEHOLDING OF PROXY MATERIALS

      The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

      This year, a number of brokers with account holders who are Jazz stockholders will be "householding" Jazz's proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker. Direct your written request to Jazz Technologies, Inc., Attn: Allen R. Grogan, Corporate Secretary, 4321 Jamboree Road, Newport Beach, California 92660 or contact Mr. Grogan at (949) 435-8000. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request "householding" of their communications should contact their brokers.

              WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF
                            INFORMATION BY REFERENCE

      This proxy statement/prospectus incorporates by reference important business and financial information about Tower from documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus.

      Tower files reports and other information with the SEC. You may read and copy these reports, statements or other information filed by Tower at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. The SEC filings of Tower are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

      Tower has filed a registration statement on Form F-4 to register with the SEC the Tower ordinary shares to be issued to Jazz stockholders in the merger. This proxy statement/prospectus forms a part of that registration statement and constitutes a prospectus of Tower, in addition to being a proxy statement of Jazz for its special meeting. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Tower and Jazz. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information concerning Tower that you can find in the registration statement or the exhibits to the registration statement.

      The SEC allows Tower to "incorporate by reference" information into this proxy statement/prospectus. This means that Tower can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus. Tower does not incorporate the contents of its website into this proxy statement/prospectus.

      This proxy statement/prospectus incorporates by reference the documents listed below that Tower has previously filed with or furnished to the SEC. They contain important information about Tower and its financial condition.


TOWER SEC FILINGS (FILE NO. 000-24790)                                          PERIOD AND/OR DATE FILED OR DATE FURNISHED
------------------------------------------------------------------   ---------------------------------------------------------------
Annual Report on Form 20-F                                           Fiscal year ended December 31, 2007, filed on June 18, 2008

Reports on Form 6-K                                                  Furnished on January 4, 2008, January 15, 2008, February 6,
                                                                     F008, February 7, 2008, March 27, 2008, April 11, 2008, April
                                                                     15, 2008, April 29, 2008, May 19, 2008, May 20, 2008, May 21,
                                                                     1008, May 28, 2008, June 23, 2008, June 26, 2008, June 30,
                                                                     2008, July 2, 2008, July 8, 2008, July 9, 2008, July 18, 2008
                                                                     and August 7, 2008.

Registration Statement on Form 8-A                                   Declared effective on October 25, 1994


      In addition, Tower incorporates by reference additional documents that it may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date on which the merger is completed. These documents include periodic reports, such as annual reports on Form 20-F and current reports on Form 6-K.

      Tower and Jazz also incorporate by reference the merger agreement attached to this proxy statement/prospectus as Annex 1. Tower has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Tower and Merger Sub, and Jazz has supplied all information contained in this proxy statement/prospectus relating to Jazz.

      You can obtain any of the documents that Tower has filed with the SEC through contacting Tower, at the address below, or from the SEC, at no cost, through the SEC's website at http://www.sec.gov. These documents are available from Tower without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. Tower will provide to each person, including any beneficial owner, to whom this proxy statement/prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to Tower at: Ramat Gavriel Industrial Park, Post Office Box 619, Migdal Haemek, 23105 Israel, Attn:
Corporate Secretary, telephone number: 972-4-650-6611. Copies of these filings may also be accessed at Tower's website, www.towersemi.com. Click on "Investor Relations" and then "Filings."

      A copy of this proxy statement/prospectus and Tower's articles of association, are available for inspection at our offices at Shaul Amor Street, Ramat Gavriel Industrial Park, Migdal Haemek, 23105 Israel and on the Israel Securities Authority's Magna website, www.magna.isa.gov.il


     IN ORDER FOR YOU TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE JAZZ SPECIAL MEETING, TOWER SHOULD RECEIVE YOUR REQUEST NO LATER THAN September 10, 2008.


      Tower and Jazz have not authorized anyone to give any information or make any representation about the merger or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus is accurate only as of the date of this document unless the information specifically indicates that another date applies.

                                     ANNEXES

DOCUMENT                                                                  ANNEX
Agreement and Plan of Merger and Reorganization                             1
Opinion of UBS Securities LLC                                               2
Jazz Financial Statements                                                   3

                                     ANNEX 1
                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                  by and among:

                            TOWER SEMICONDUCTOR LTD.,
                               an Israel company;

                          ARMSTRONG ACQUISITION CORP.,
                           a Delaware corporation; and

                            JAZZ TECHNOLOGIES, INC.,
                             a Delaware corporation

                            ------------------------

                            Dated as of May 19, 2008

                            ------------------------

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("AGREEMENT") is made and entered into as of May 19, 2008, by and among: TOWER SEMICONDUCTOR LTD., an Israel company ("PARENT"); ARMSTRONG ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB"); and JAZZ TECHNOLOGIES, INC., a Delaware corporation (the "COMPANY"). Certain capitalized terms used in this Agreement are defined in EXHIBIT A.

                                    RECITALS

     A. The respective boards of directors of Parent, Merger Sub and the Company have each determined that it is in the best interests of their respective corporations and shareholders or stockholders, as applicable, that Merger Sub be merged with and into the Company upon the terms and subject to the conditions set forth in this Agreement.

     B. The board of directors of the Company has (i) determined that the Merger (as defined in Section 1.1) is advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) determined, subject to the terms of this Agreement, to recommend that the stockholders of the Company adopt this Agreement, all by a vote of the members of such board of directors present at a meeting to consider and vote upon such matters.

     C. The boards of directors of Parent and Merger Sub have approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

                                    AGREEMENT

     The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

     1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3(b)) and in accordance with the Delaware General Corporation Law ("DGCL"), Merger Sub shall be merged with and into the Company (the merger of Merger Sub into the Company being referred to as the "MERGER") and the separate corporate existence of Merger Sub shall cease. The Company shall continue as the surviving corporation in the Merger (the "SURVIVING CORPORATION").

     1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

     1.3 CLOSING; EFFECTIVE TIME OF THE MERGER.

          (A) The consummation of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Cooley Godward Kronish LLP, 101 California Street, 5th Floor, San Francisco, California (or such other place or time as Parent and the Company may jointly designate in writing), as soon as practicable, but no later than two business days after the satisfaction or waiver of the last of the conditions set forth in Section 5 to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless the parties hereto otherwise agree in writing. The date on which the Closing actually takes place is referred to as the "CLOSING DATE."

          (B) Upon the terms and subject to the provisions of this Agreement, in order to effect the Merger, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company and Merger Sub and concurrently with or as soon as practicable following the Closing shall be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be mutually determined by the parties to this Agreement and set forth in such certificate of merger (the time as of which the Merger becomes effective being referred to as the "EFFECTIVE TIME").

     1.4 CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS. Unless otherwise jointly determined by Parent and the Company in writing prior to the Effective Time:

          (A) as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to EXHIBIT B, until thereafter amended in accordance with the DGCL and such Certificate of Incorporation;

          (B) as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, but subject to Section 4.10(a), the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws; PROVIDED, HOWEVER, that all references in such Bylaws to Merger Sub shall be amended to refer to "Jazz Technologies, Inc.";

          (C) the directors of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified; and

          (D) the officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are officers of Merger Sub immediately prior to the Effective Time.

     1.5 CONVERSION OF CAPITAL STOCK.

          (A) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

               (I) any shares of Company Common Stock held in the Company's treasury or held by the Company immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

               (II) any shares of Company Common Stock held by Parent or Merger Sub immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

               (III) except as provided in clauses "(i)" and "(ii)" above and subject to Sections 1.5(b) and 1.5(c), each share of Company Common Stock outstanding (including any outstanding shares of Company Common Stock that are unvested or are subject to any repurchase rights, risk of forfeiture or other condition in favor of the Company and any Company Common Stock held by any direct or indirect subsidiary of either the Parent (other than Merger Sub) or the Company) immediately prior to the Effective Time shall be converted into the right to receive 1.8 (the "EXCHANGE RATIO") ordinary shares, par value NIS 1.00 per share, of Parent ("PARENT ORDINARY SHARES"); and

               (IV) each share of common stock, $0.001 par value per share, of Merger Sub Ioutstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation, and each certificate evidencing ownership of shares of Merger Sub common stock outstanding immediately prior to the Effective Time shall evidence ownership of such shares of common stock of the Surviving Corporation.

          (B) The Exchange Ratio and any other applicable numbers or amounts shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exercisable or exchangeable for Parent Ordinary Shares or Company Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Ordinary Shares or Company Common Stock occurring or having a record date on or after the date of this Agreement and prior to the Effective Time.

          (C) No fraction of a Parent Ordinary Share will be issued by virtue of the Merger, but instead each holder of shares of Company Common Stock who would otherwise be entitled to receive a fraction of a Parent Ordinary Share (after aggregating all fractional Parent Ordinary Shares that otherwise would be received by such holder) shall, upon surrender of such holder's Company Stock Certificate(s) (as defined in Section 1.6) receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one Parent Ordinary Share for the five (5) most recent days that Parent Ordinary Shares have traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq Global Market.

     1.6 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK; CLOSING OF THE COMPANY'S TRANSFER BOOKS. All Parent Ordinary Shares issued in exchange for shares of Company Common Stock in accordance with the terms hereof (including any cash in lieu of any fractional shares pursuant to Section 1.5(c) and any dividends or other distributions pursuant to Section 1.7(c)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except for (and to the extent provided in Section 1.5) the right to receive the Parent Ordinary Shares and cash pursuant to Section 1.5 with respect to each of the shares of Company Common Stock evidenced by such certificates; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a "COMPANY STOCK CERTIFICATE") is presented to the Exchange Agent (as defined in
Section 1.7(a)) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

     1.7 SURRENDER OF CERTIFICATES.

          (A) Prior to the Effective Time, (i) Parent shall select a reputable bank or trust company reasonably acceptable to the Company to act as exchange agent with respect to the Merger (the "EXCHANGE AGENT"), and (ii) Parent shall cause to be made available to the Exchange Agent, for exchange in accordance with this Section 1, the Parent Ordinary Shares pursuant to
     Section 1.5(a)(iii), and cash amounts sufficient for payment in lieu of fractional shares pursuant to Section 1.5(c) and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 1.7(c). The Parent Ordinary Shares and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the "EXCHANGE FUND."

          (B) Promptly (and in any event within five (5) business days after the Effective Time, subject to Parent and Exchange Agent receiving from the Company and its transfer agent all reasonably required information prior to the Effective Time), Parent shall cause the Exchange Agent to mail to each Person who was, immediately prior to the Effective Time, a holder of record of shares of Company Common Stock described in Section 1.5(a)(iii) a form of letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Company Stock Certificates shall pass, only upon delivery of the Company Stock Certificates to the Exchange Agent and shall contain such other customary provisions as Parent or the Exchange Agent may reasonably specify) and instructions for use in effecting the surrender of Company Stock Certificates previously representing such shares of Company Common Stock in exchange for certificates representing Parent Ordinary Shares pursuant to
     Section 1.5(a)(iii), cash in lieu of any fractional shares pursuant to
     Section 1.5(c) and any dividends or other distributions pursuant to Section 1.7(c). Such letter of transmittal shall contain all reasonably required tax information, including tax information regarding the record holders of Company Common Stock, as Parent may reasonably require. Parent shall ensure that, upon proper surrender to the Exchange Agent of each such Company Stock Certificate, together with a properly executed letter of transmittal, the holder of such Company Stock Certificate (or, under the circumstances described in Section 1.7(f), the transferee of shares of Company Common Stock previously represented by such Company Stock Certificate) shall promptly receive in exchange therefor certificates representing the number of whole Parent Ordinary Shares into which their shares of Company Common Stock were converted pursuant to Section 1.5(a)(iii), payment in lieu of fractional shares which such holders have the right to receive pursuant to
     Section 1.5(c) and any dividends or other distributions payable pursuant to
     Section 1.7(c).

          (C) Dividends or other distributions declared or made after the date of this Agreement with respect to Parent Ordinary Shares with a record date after the Effective Time will be paid to the holders of any unsurrendered Company Stock Certificates with respect to the Parent Ordinary Shares represented thereby when the holders of record of such Company Stock Certificates surrender such Company Stock Certificates.

          (D) On or after the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to cause the Exchange Agent to deliver to the Surviving Corporation any portion of the Exchange Fund which has not been distributed to holders of Company Stock Certificates, and thereafter such holders shall be entitled to look solely to Parent and the Surviving Corporation with respect to the Parent Ordinary Shares pursuant to Section 1.5(a)(iii), cash in lieu of any fractional shares pursuant to
     Section 1.5(c) and any dividends or other distributions pursuant to Section 1.7(c). Neither the Exchange Agent, Parent, nor the Surviving Corporation shall be liable to any holder of a Company Stock Certificate for any amount properly paid to a public official pursuant to any applicable abandoned property or escheat law.

          (E) If any Company Stock Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed, Parent shall cause the Exchange Agent to issue and pay in exchange for such lost, stolen or destroyed Company Stock Certificate the Parent Ordinary Shares pursuant to Section 1.5(a)(iii), cash in lieu of any fractional shares pursuant to Section 1.5(c) and any dividends or other distributions pursuant to Section 1.7(c); PROVIDED, HOWEVER, that Parent may also, in its commercially reasonable discretion and as an additional condition precedent to the issuance and payment thereof, require the owner of such lost, stolen or destroyed Company Stock Certificates to deliver a bond in such sum as it may reasonably direct, in accordance with the Exchange Agent's customary policies, against Parent, the Surviving Corporation or the Exchange Agent with respect to the Company Stock Certificates alleged to have been lost, stolen or destroyed.

          (F) If certificates representing Parent Ordinary Shares are to be issued in a name other than that in which the Company Stock Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Company Stock Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange will have (i) paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing Parent Ordinary Shares in any name other than that of the registered holder of the Company Stock Certificates surrendered, or (ii) established to the reasonable satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

          (G) The Surviving Corporation shall bear and pay all charges and expenses, including those of the Exchange Agent, incurred in connection with the exchange of Company Common Stock for Parent Ordinary Shares (including any cash in lieu of any fractional shares pursuant to Section 1.5(c) and any dividends or other distributions pursuant to Section 1.7(c)).

     1.8 COMPANY OPTIONS; RESTRICTED STOCK; WARRANTS.

          (A) COMPANY OPTIONS. At the Effective Time, each Company Option shall be assumed by Parent in accordance with Section 4.9(a).

          (B) COMPANY WARRANTS. At the Effective Time, each unexercised Company Warrant outstanding immediately prior to the Effective Time shall be assumed by Parent in accordance with Section 4.9(b).

          (C) RESTRICTED STOCK. If there are any outstanding shares of Company Common Stock that are unvested or are subject to any repurchase rights, risk of forfeiture or other condition in favor of the Company immediately prior to the Effective Time, then the Parent Ordinary Shares issued in exchange for such shares of Company Common Stock shall also be unvested and subject to the same repurchase option, risk of forfeiture or other condition (including any requirement that any unvested shares be held in escrow), and the certificate representing such Parent Ordinary Shares may accordingly be marked with appropriate legends in the discretion of Parent.

     1.9 WITHHOLDING. Each of the Exchange Agent, Parent, the Company and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Section 1 to any holder or former holder of Company Common Stock such amounts as the Exchange Agent, Parent, the Company or the Surviving Corporation is required to deduct and withhold from such consideration under the Code or any corresponding provision of applicable state, local or foreign tax law or under any applicable Legal Requirement. Each of the Exchange Agent, Parent, the Company and the Surviving Corporation shall take all action that may be necessary to ensure that any such amounts so deducted and withheld are timely and properly remitted to the appropriate tax authority. To the extent such amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

     1.10 CERTAIN TAX MATTERS.

          (A) For United States federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code and a transaction that is not subject to Section 367(a)(1) of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

          (B) Notwithstanding any provision of this Agreement, Parent will not assume, or be responsible for, any federal, state, local or foreign income tax of any Company stockholder; provided however, that Parent shall assume and be responsible for any stock transfer or similar Tax on the issuance or registration of Parent Ordinary Shares imposed by any United States or Israeli tax authority whether or not such Tax is imposed on a Company stockholder or some other person.

     1.11 FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company or otherwise) to take all such action.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure schedule delivered to Parent on the date of this Agreement (the "COMPANY DISCLOSURE SCHEDULE"):

     2.1 DUE ORGANIZATION AND GOOD STANDING; SUBSIDIARIES.

          (A) Each of the Company and the Designated Subsidiaries is a corporation or limited liability company duly organized, validly existing and (where such concept is recognized under the laws of the jurisdiction in which it is incorporated) in good standing under the laws of the jurisdiction in which it is organized, and has all requisite corporate or limited liability company power and authority necessary to: (i) carry on its business as it is now being conducted; and (ii) perform its obligations under all contracts to which it is a party or under which it has rights and/or obligations. The Company and each of the Designated Subsidiaries is duly qualified or licensed to do business and is in good standing in each state or foreign jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on the Company. Neither the Company nor any Designated Subsidiary has agreed or is obligated to make or may become obligated to make, any future investment in or capital contribution in any other Entity.

          (B) Part 2.1 of the Company Disclosure Schedule lists all Subsidiaries of the Company, together with the jurisdiction and form of organization of each such Subsidiary. As of the date of this Agreement, the aggregate dollar amount of the assets of each Subsidiary of the Company that is not a Designated Subsidiary, determined in accordance with GAAP, is less than 1% of the aggregate dollar amount of the consolidated assets of the Company and its Subsidiaries, determined in accordance with GAAP. For fiscal year 2007, the pre-tax operating income of each Subsidiary of the Company that is not a Designated Subsidiary, determined in accordance with GAAP, was less than 1% of the aggregate dollar amount of the consolidated pre-tax operating income of the Company and its Subsidiaries, determined in accordance with GAAP. All of the outstanding shares of capital stock or membership interests, as the case may be, of each Designated Subsidiary are owned directly or indirectly by the Company free and clear of all Encumbrances.

     2.2 CERTIFICATE OF INCORPORATION; BYLAWS. The Company has made available to Parent or Parent's legal advisor: (i) copies of the Organizational Documents of the Company and each Designated Subsidiary, including all amendments thereto;
(ii) the stock or other equity records of the Company and each Designated Subsidiary; and (iii) except as set forth in Part 2.2 of the Company Disclosure Schedule, the minutes and other records as of the date of this Agreement of the meetings at which formal actions were taken or any actions taken by written consent without a meeting of the stockholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company. Except as set forth in Part 2.2 of the Company Disclosure Schedule, the stock or other equity records of the Company are accurate, up-to-date and complete in all material respects. Neither the Company nor any Designated Subsidiary is in violation of its Organizational Documents.

     2.3 CAPITALIZATION, ETC.

          (A) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock ("PREFERRED SHARES"). As of 5:00 p.m. Pacific Time on May 15, 2008: (i) 19,031,276 shares of Company Common Stock were issued and outstanding (including shares of Company Common Stock included in the Company Units), of which no shares were unvested or were subject to any repurchase rights, risk of forfeiture or other similar condition in favor of the Company; (ii) no Preferred Shares were issued or outstanding; (iii) 33,033,013 shares of Company Common Stock were issuable upon exercise of Company Warrants that were issued and outstanding (including shares of Company Common Stock issuable upon exercise of Company Warrants included in the Company Units); (iii) 3,108,618 shares of Company Common Stock were issuable upon exercise of options issued pursuant to the Company Equity Plan; and (iv) 17,489,813 shares of Company Common Stock were issuable upon conversion of $128,200,000 aggregate principal amount of Convertible Notes. As of 5:00 p.m. Pacific Time on May 15, 2008, 2,064,090 Company Units were outstanding (which Company Units are included in the totals above). Between 5:00 p.m. Pacific Time on May 15, 2008 and the date of this Agreement, the Company has not issued any shares of Company Common Stock except upon exercise of outstanding Company Options or Company Warrants or conversion of outstanding Convertible Notes in accordance with their terms. As of the date of this Agreement, 4,366,544 shares of Company Common Stock were reserved for future issuance pursuant to the Company Equity Plan. The Company has made available to Parent or Parent's legal advisor copies of
     (A) the Company Equity Plan, which covers the stock options and restricted stock awards granted by the Company that are outstanding as of the date of this Agreement, and (B) the forms of all stock option agreements and restricted stock award agreements evidencing such options and stock awards.

          (B) All the outstanding shares of capital stock of the Company and each Designated Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable.

          (C) Except as set forth in Part 2.3(c) of the Company Disclosure
     Schedule: (i) none of the outstanding shares of capital stock of the Company and the Designated Subsidiaries is entitled or subject to any preemptive right or right of participation; (ii) none of the outstanding shares of the capital stock of the Company and the Designated Subsidiaries is subject to any right of first refusal or similar right in favor of the Company; and (iii) there is no agreement in place relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of the capital stock of the Company or the Designated Subsidiaries.

          (D) Part 2.3(d) of the Company Disclosure Schedule accurately sets forth with respect to each outstanding Company Option under the Company Equity Plan as of 5:00 p.m. Pacific Time on May 5, 2008: (i) the name of the holder; (ii) the exercise price per share; (iii) the total number of shares subject to such Company Option; (iv) the date on which such Company Option was granted; (v) the applicable vesting schedule; and (vi) whether such Company Option is intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Code. Between 5:00 p.m. Pacific Time on May 5, 2008 and the date of this Agreement: (i) the Company has not granted any Company Options; (ii) no outstanding Company Option has been amended, modified or changed; and (iii) Part 2.3(d) of the Company Disclosure Schedule shall have only changed to the extent that outstanding Company Options have been exercised in accordance with their terms. All Company Options (including those that have been exercised, terminated, expired, forfeited or otherwise cancelled) were issued at a strike price at least equal to fair market value such that the fair market value on the grant date equaled or exceeded the fair market value on the financial measurement date for each such Company Option or, with respect to Company Options that were not issued in such a manner, the Company recorded an appropriate compensation charge in its financial statements relating to such grants in the appropriate period and reported such in its financial statements and Company Returns during the required period.

          (E) Except for options, rights, securities and plans referred to in
     Section 2.3(a) and except as set forth in Part 2.3(d) of the Company Disclosure Schedule, as of the date of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or stock appreciation right or other right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company or any Subsidiary of the Company; (ii) outstanding restricted stock award, restricted stock unit award, performance stock award or performance cash award; (iii) outstanding security, instrument or obligation that is or would reasonably be expected to become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any Subsidiary of the Company; (iv) contract under which the Company or any Subsidiary of the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (v) to the Knowledge of the Company, condition or circumstance that would reasonably be expected to provide a basis for the assertion of a valid claim by any Person to the effect that such Person is entitled to acquire or receive any capital stock of the Company or other securities of the Company.

          (F) All outstanding shares of capital stock, options, warrants, stock appreciation rights and other securities or equity interests of the Company and the Designated Subsidiaries have been issued and granted in compliance in all material respects with all applicable securities laws and other applicable Legal Requirements.

          (G) All of the outstanding membership interests or other equity interests of each of the Company's Subsidiaries: (i) have been duly authorized and validly issued; (ii) are nonassessable and free of preemptive rights, with no obligation to contribute additional capital; and
     (iii) except as set forth in Part 2.3(g) of the Company Disclosure Schedule, are owned beneficially and of record by the Company, free and clear of any Encumbrances (other than Permitted Encumbrances).

     2.4 SEC FILINGS; FINANCIAL STATEMENTS; ABSENCE OF LIABILITIES; FINANCIAL CONTROLS.

          (A) All registration statements (on a form other than Form S-8), annual and quarterly reports and definitive proxy statements required to be filed by the Company with the SEC between March 13, 2006 and the date of this Agreement (the "COMPANY SEC DOCUMENTS") have been so filed. As of the time it was filed with the SEC (or, if amended or superseded by a filing, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (B) The financial statements (including any related notes) contained in the Company SEC Documents, including the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of March 31, 2008 and the related unaudited consolidated statement of income, statement of stockholders' equity and statement of cash flows of the Company and its consolidated Subsidiaries for the quarter then ended, together with the notes thereto (the "UNAUDITED INTERIM FINANCIALS"), were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations of the Company and its Subsidiaries for the periods covered thereby (except that unaudited financial statements may not contain footnotes and are subject to year-end adjustments, which are not reasonably expected to be, individually or in the aggregate, material in magnitude).

          (C) Neither the Company nor any of its Subsidiaries has any liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, except for: (i) liabilities disclosed in the financial statements (including any related notes) contained in the Company SEC Documents and the Unaudited Interim Financials; (ii) liabilities incurred since March 28, 2008 and in the ordinary course of business, (iii) liabilities and obligations incurred in connection with the Company's performance of its obligations under this Agreement and the transactions contemplated hereby, (iv) liabilities described in Part 2.4(c) of the Company Disclosure Schedule; and (v) liabilities incurred on or following the date of this Agreement to the extent such liabilities were permitted to be incurred under Section 4.1(b) hereof or incurred with Parent's consent.

          (D) Since January 1, 2005, neither the Company nor any Designated Subsidiary has effected or maintained any "off-balance sheet arrangement" (as defined in Item 303(c) of Regulation S-K of the SEC).

          (E) The Company and the Designated Subsidiaries maintain adequate internal accounting controls that are reasonably sufficient to provide reasonable assurance that: (i) transactions are executed only with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and its consolidated Subsidiaries in accordance with GAAP and to maintain accountability for the assets of the Company and the Designated Subsidiaries; (iii) access to the assets of the Company and the Designated Subsidiaries is permitted only in accordance with management's general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the unauthorized acquisition, use or disposition of the Company's assets that could materially affect the Company's financial statements are prevented or detected in a timely manner.

          (F) The Company's "disclosure controls and procedures" (as such terms are defined in paragraph (e) of Rule 13a-15 under the Exchange Act) are reasonably designed to ensure that material information required to be disclosed by the Company in its reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time period specified in the rules and forms of the Commission, and that all such material information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

          (G) The Company's management has completed assessment of the effectiveness of the Company's internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder (the "SARBANES-OXLEY ACT"), for the year ended December 28, 2007, and such assessment concluded that such controls were effective. The Company has made available to Parent or Parent's legal advisor any material communication made by management or the Company's auditors prior to the date of this Agreement to the audit committee required or contemplated by listing standards of the American Stock Exchange, the audit committee's charter or professional standards of the Public Company Accounting Oversight Board. As of the date of this Agreement, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no material concerns from Company or Subsidiary of the Company employees regarding questionable accounting or auditing matters, have been received by the Company. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws by the Company, any Subsidiary of the Company or any of its officers, directors, employees or agents to the Company's chief legal officer, audit committee (or other committee designated for the purpose) of the Company's board of directors or the Company's board of directors.

          (H) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, and with applicable listing and other rules and regulations of the American Stock Exchange and has not received any notice from the American Stock Exchange asserting any non-compliance with such rules and regulations. Each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are accurate in all material respects. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of its subsidiaries has outstanding, or has arranged any outstanding, "extensions of credit", including in the form a personal loan to directors or executive officers within the meaning of
     Section 13(k) of the Exchange Act.

     2.5 ABSENCE OF CERTAIN CHANGES. Between December 28, 2007 and the date of this Agreement, neither the Company nor any of the Designated Subsidiaries has:
(a) suffered any adverse change with respect to its business, customers, suppliers or financial condition which has had a Material Adverse Effect on the Company; (b) suffered any loss, damage or destruction to, or interruption in use of, any of its material assets; (c) amended its Organizational Documents, or effected or been a party to (other than as a stockholder) any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction; (d) lent money to any Person (other than advances made to employees, directors or agents for business expenses and loans made to employees to acquire shares of Company Common Stock upon exercise of Company Options, each in the ordinary course of business and consistent with past practice); (e) incurred any indebtedness for borrowed money or guaranteed any such indebtedness involving more than $100,000 in the aggregate; (f) changed, in any material respect, its accounting methods, principles or practices except as required by changes in GAAP; (g) (i) acquired any asset (tangible or intangible), or group of related assets, for a purchase price exceeding $250,000 (other than the acquisition of raw materials or supplies in the ordinary course of business consistent with past practice or capital expenditures not prohibited by Section 4.1(b)(xvii), or (ii) sold or otherwise transferred or otherwise disposed of any material asset (including, without limitation, any fixed asset with a purchase price, at the time it was originally purchased, greater than $100,000 and the membership interest (all or a portion) in Shanghai Hau Hong Nec Electronics Company, Ltd. ("HHNEC")) (other than the sale of finished goods inventory in the ordinary course of business, scrapped inventory and the disposal of obsolete equipment consistent with past practice), or (iii) entered into a license or lease for any asset involving the payment of, or the receipt of, payments greater than $100,000 in any twelve month period or $200,000 over the term of the license or lease; (h) declared, set aside or paid any dividend or made any other distribution with respect to the outstanding shares of Company Common Stock or repurchased or redeemed any shares of Company Common Stock, Company Warrants, Convertible Notes or other securities; (i) acquired any equity interest or voting interest in any Entity (other than a Subsidiary disclosed in Part 2.1 of the Company Disclosure Schedule); (j) made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company and it Subsidiaries between December 28, 2007 and the date of this Agreement, exceeds an aggregate of $2,500,000; (k) written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness in an amount that is individually greater than $100,000 or in the aggregate greater than $400,000; (l) made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for Permitted Encumbrances; (m) (i) granted any Stock Award (as such term is defined in the Company Equity Plan) or similar award or (ii) established or adopted any employee benefit plan, paid any bonus or made any profit sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (other than payments or increases required pursuant to a Labor Agreement (as defined below), any employee benefit plan or any employment agreement as in effect on the date hereof and salary increases and bonus payments for non-executive employees in the ordinary course of business consistent with past practice both in terms of timing and amount), or hired any new officer or any new employee whose annual base compensation is greater than $100,000; (n) made any material tax election; (o) commenced or settled any Legal Proceeding (i) involving damages for greater than $100,000,
(ii) involving the payment of more than $100,000, or (iii) seeking specific performance or injunctive relief; (p) received a written claim by a third party in which the commencement of a Legal Proceeding is threatened; or (q) entered into any binding agreement to take any of the actions referred to in clauses "(c)" through "(p)" of this sentence.

     2.6 IP RIGHTS.

          (A) Part 2.6(a) of the Company Disclosure Schedule accurately identifies as of the date of this Agreement:

               (I) In Part 2.6(a)(i) of the Company Disclosure Schedule: (A) each item of Registered IP in which the Company or any of its Subsidiaries has an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest;

               (II) in Part 2.6(a)(ii) of the Company Disclosure Schedule: (A) all Intellectual Property Rights or Intellectual Property licensed to the Company or any of its Subsidiaries (other than any non-customized software (including shrink-wrap, off-the-shelf or commercially available software), that: (1) is so licensed in executable or object code form pursuant to a nonexclusive software license, (2) is used by the Company and its Subsidiaries for administrative, financial, or other non-operational purposes; and (3) is generally available on standard terms for less than $10,000 per month or less than $120,000 per year); and (B) the corresponding contract or contracts pursuant to which such Intellectual Property Rights or Intellectual Property are licensed; and

               (III) in Part 2.6(a)(iii) of the Company Disclosure Schedule, each written contract under which a license or similar right (other than an ownership interest) is held by any third party in or to any of the Company Owned IP (other than nonexclusive licenses granted to customers in the ordinary course of business).

Complete and accurate copies of each contract identified in Part 2.6(a)(ii) or
Part 2.6(a)(iii) of the Company Disclosure Schedule have been made available to Parent or Parent's legal advisor. Except for any exclusive licenses granted to third parties in or to the Company Owned IP, no material Company Owned IP is subject to any contract containing any covenant or other provision that limits or restricts the ability of the Company or any of its Subsidiaries to use, exploit, assert, or enforce any Company Owned IP anywhere in the world in a manner that would reasonably be expected to materially and adversely impact the business of the Company and its Subsidiaries as currently conducted.

               (IV) Part 2.6(a)(iv) of the Company Disclosure Schedule accurately identifies, as of the date of this Agreement, each written contract pursuant to which any material Intellectual Property was developed by the Company or any Subsidiary of the Company or by a third party, where the terms of such contract expressly contemplate
          (A) the development of any Intellectual Property by such third party, where the Company or Subsidiary owns the resulting Intellectual Property and Intellectual Property Rights as Company Owned IP (excluding employee proprietary inventions and assignment agreements and any agreements pursuant to which a individual consultant or independent contractor performed services on a full-time basis on behalf of the Company or Subsidiary while onsite at the Company or Subsidiary facilities); (B) the development of any Intellectual Property by the Company or any Subsidiary of the Company on behalf of such third party, where the third party exclusively or jointly owns the resulting Intellectual Property; or (C) the collaborative development of Intellectual Property by the Company or any Subsidiary of the Company and such third party, such as (1) development to allow such third party to offer their design Intellectual Property commercially, (2) customer support process or design modifications or
          (3) education research development, other than those agreements already disclosed in response to (a) or (b) above.

          (B) The Company and its Subsidiaries exclusively own all right, title and interest to and in the Company Owned IP (other than Registered IP identified in Part 2.6(a)(i) of the Company Disclosure Schedule as being subject to the ownership interest of another Person) free and clear of any Encumbrances (other than Permitted Encumbrances and other than nonexclusive licenses granted pursuant to the contracts listed in Part 2.6(a)(iii) of the Company Disclosure Schedule). Without limiting the generality of the foregoing:

               (I) all documents and instruments necessary to perfect the rights of the Company and its Subsidiaries in the Company Owned IP that is Registered IP have been validly executed, delivered and filed (on or before any applicable deadline) with the appropriate Governmental Entity;

               (II) each Person who is or was an employee, consultant or independent contractor of the Company or any of its Subsidiaries and who is or was involved in the creation or development of any Intellectual Property intended to be Company Owned IP, or who is or was named as an inventor on any patent application filed or owned by the Company or any of its Subsidiaries, has signed one or more agreements containing an assignment of that Person's Intellectual Property Rights to the Company or one of its Subsidiaries and confidentiality provisions protecting the Company Owned IP;

               (III) no past or current employee, consultant or independent contractor of the Company or any of its Subsidiaries has any claim, right (whether or not currently exercisable) or interest to or in any Company Owned IP;

               (IV) to the Knowledge of the Company, no employee, consultant or independent contractor of the Company or any of its Subsidiaries is in breach of any contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality where the cause or nature of the breach arises out of any services, including the development of any Company Owned IP, performed by such employee, consultant or independent contractor for the Company or any of its Subsidiaries;

               (V) no funding, facilities or personnel of any Governmental Entity or any university or other educational institution were used to develop or create, in whole or in part, any Company Owned IP;

               (VI) each of the Company and its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held or purported to be held as a trade secret by such Company or Subsidiary;

               (VII) in the two (2) year period prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any material Company Owned IP to any other Person; and

               (VIII) except for any Process Technology expressly identified as being licensed from third parties in Part 2.6(b)(viii) of the Company Disclosure Schedule, the Company and its Subsidiaries exclusively own all right, title, and interest in and to all Process Technology used in the conduct of the business as currently conducted.

          (C) To the Knowledge of the Company, all material Intellectual Property and Intellectual Property Rights necessary to conduct the business of the Company and its Subsidiaries as currently conducted are (A) exclusively owned by the Company and its Subsidiaries, (B) licensed to the Company and its Subsidiaries or (C) otherwise in the possession or control of the Company (or any of its Subsidiaries) subject to the Company's (or any of its Subsidiaries') lawful right to either use such Intellectual Property or exercise such Intellectual Property Rights, as applicable, in each case to the extent necessary to conduct the business of the Company and its Subsidiaries as currently conducted, which right may have been acquired by means of an express or implied license; the application of the doctrine of fair use, patent exhaustion, first sale, or any other similar legal doctrine in any jurisdiction worldwide; the entry of such Intellectual Property into the public domain; joint ownership; a covenant-not-to-assert; or any other right, immunity, or privilege arising under applicable law. The parties acknowledge and agree that the foregoing statement does not constitute a representation or warranty as to, and is not intended to apply to, any potential, actual or suspected infringement, misappropriation or violation of any Intellectual Property Right of any other Person by the Company or any of its Subsidiaries.

          (D) To the Knowledge of the Company, (A) all Company Owned IP that is material Registered IP (other than pending applications for Registered IP) is valid in all material respects; and (B) all Company Owned IP that consists of a material copyright (whether registered or unregistered) is valid and subsisting in all material respects. Without limiting the generality of the foregoing:

               (I) no registered trademark or service mark owned by the Company or any of its Subsidiaries, and no other trademark or service mark currently being used by the Company or any of its Subsidiaries in the ordinary course of business (collectively, "COMPANY TRADEMARKS"), conflicts with any registered trademark of any other Person in any jurisdiction where the Company or any of its Subsidiaries currently markets or promotes (directly or through any Person who is authorized by the Company or any of its Subsidiaries to so market and promote) any of their products or services through the use of the Company Trademarks, where as a result of such conflict, the Company and its Subsidiaries would not be able to use such Company Trademarks in such jurisdiction;

               (II) except for the Registered IP listed in Part 2.6(d)(ii) of the Company Disclosure Schedule, which the Company or its Subsidiaries has elected to abandon as of the date of this Agreement or may elect to abandon following the date of this Agreement in accordance with
          Section 4.1(b)(xiii), each item of Company Owned IP that is Registered IP is in compliance with all Legal Requirements, and all filings, payments and other actions required to be made or taken to maintain each item of material Company Owned IP that is Registered IP in full force and effect have been made by the applicable deadline;

               (III) all applications, material correspondence and other material documents related to each such item of Registered IP referenced in subsection (d)(ii) above provided or made available to Parent or its legal advisors are complete and accurate; and

               (IV) no interference, opposition, reissue, reexamination or other Legal Proceeding of any nature is pending or, to the Knowledge of the Company, threatened, in which the scope, validity or enforceability of any Company Owned IP is being, has been or is expected to be contested or challenged.

          (E) Neither the execution, delivery or performance by the Company of this Agreement, nor the consummation by the Company of any of the transactions contemplated by this Agreement, will, with or without notice or the lapse of time, give any other Person the right or option to cause:
     (i) a loss of, or Encumbrance on, any Company Owned IP; (ii) the release, disclosure or delivery of any Company Owned IP by any escrow agent to any other Person; or (iii) the grant, assignment or transfer to any other Person of any license or other material right or interest, such as an ownership interest or covenant-not-to-sue, under, in or to any material Company Owned IP.

          (F) To the Knowledge of the Company, since March 12, 2002, no Person has infringed, misappropriated, or otherwise violated any Company Owned IP, and (ii) no Person is currently infringing, misappropriating or otherwise violating, any Company Owned IP.

          (G) (A) To the Knowledge of the Company, since March 12, 2002, neither the Company nor any of its Subsidiaries, has infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right (including patent rights) of any other Person; and (B) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is infringing (directly, contributorily, by inducement or otherwise), misappropriating or otherwise violating any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:

               (I) no infringement, misappropriation or similar Legal Proceeding is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or against any other Person who, as a party to one of the contracts listed in Part 2.6(a)(iii) of the Company Disclosure Schedule, may be entitled to be indemnified, defended, held harmless or reimbursed by the Company or any of the Designated Subsidiaries with respect to such Legal Proceeding;

               (II) in the two (2) year period prior to the date of this Agreement neither the Company nor any of its Subsidiaries has received any written notice alleging infringement, misappropriation or violation by the Company or any of its Subsidiaries or any of their employees, consultants, or independent contractors, of any Intellectual Property Right of another Person;

               (III) neither the Company nor any Subsidiary of the Company is bound by any contract to indemnify, hold harmless or reimburse any other Person with respect to, or has assumed, pursuant to any contract, any existing or potential liability of another Person for, any intellectual property infringement, misappropriation or similar claim (other than any obligation entered into in the ordinary course of business that (A) requires the Company or such Subsidiary to indemnify a wafer fabrication customer against third-party claims alleging that the Process Technology infringes a third-party Intellectual Property Right, and (B) is limited to an aggregate liability that does not exceed the total consideration paid or payable by such customer to the Company or such Subsidiary, and other than pursuant to any express indemnification provisions in contracts identified in Part 2.6(g) of the Company Disclosure Schedule); and

               (IV) to the Knowledge of the Company, no Legal Proceeding involving any Intellectual Property Right licensed to the Company or any of the Designated Subsidiaries pursuant to a contract identified in Part 2.6(a)(ii) of the Company Disclosure Schedule is pending, except for any such Legal Proceeding that would not reasonably be expected to have a material and adverse affect on the use or exploitation of such Intellectual Property Right by the Company or any of its Subsidiaries.

          (H) No source code for any Company Software has been delivered, licensed or made available to any escrow agent or other third party and neither the Company or any of its Subsidiaries has, as of the date of this Agreement, any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or other third party. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the release of any source code for any Company Software from any escrow agent or other third party to any other Person who is not, as of the date of this Agreement, an employee, consultant or independent contractor of the Company or any of its Subsidiaries (except for licenses to the source code for any Company Software licensed to third parties in the ordinary course of business).

          (I) The Company has paid in full, on or before the due date, all amounts owed pursuant to the cross-license agreement identified in Part 2.6(a)(ii) and Part 2.6(a)(iii) of the Company Disclosure Schedule, other than payments that are not yet due.

          (J) No Company Software has been or is being distributed, in whole or in part, or was used, or is being used in conjunction with any Open Source Software under an Open Source License in a manner which would require that such Company Software (excluding the original Open Source Software) be disclosed or distributed in source code form or made available at no charge.

          (K) Neither the Company nor any of its Subsidiaries has contributed or licensed, or agreed to contribute or license, any Company Owned IP to or through any standards body, standard setting organization, industry consortium, licensing pool, governmental entity, or other industry group or consortium (each, a "STANDARDS BODY"). Neither the Company nor any of its Subsidiaries is a member of any Standards Body and has not participated in the development or approval of any standards or specifications proposed or established by any Standards Body. Neither the Company nor any of its Subsidiaries has agreed to dedicate any Company Owned IP to the public, or to make generally available in connection with any Standards Body any licenses to any Company Owned IP (1) on a royalty free basis, or (2) on fair, reasonable and non-discriminatory terms.

     2.7 TITLE TO ASSETS; REAL PROPERTY; EQUIPMENT; LEASEHOLDS.

          (A) The Company or one of its Subsidiaries owns, and has good title to, or in the case of assets purported to be leased by the Company or its Subsidiaries, leases and has valid leasehold interest in, all material assets necessary for the conduct of the business of the Company and each Designated Subsidiary as currently conducted. Each such asset is owned or leased free of any Encumbrances (other than Permitted Encumbrances). Neither the Company nor any Designated Subsidiary owns any real property or interest in real property, except for the leaseholds created under the lease agreements identified on Part 2.7 of the Company Disclosure Schedule and the fixtures appurtenant thereto (the "LEASED PROPERTIES" and "LEASE AGREEMENTS", respectively).

          (B) All material items of equipment and other tangible assets owned by or leased to the Company and its Subsidiaries are, taken as a whole, adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted).

          (C) No Lease Agreement has been assigned or is subject to any sublease, and no Person (other than the Company or a Subsidiary of the Company) is in possession of any portion of the Leased Properties other than the Company or a Subsidiary of the Company to the extent subject to the Lease Agreements. All improvements constructed by any the Company or a Subsidiary of the Company within the Leased Properties were constructed in compliance in all material respects with all building codes, zoning ordinances and all other applicable Legal Requirements.

          (D) As of the date of this Agreement, neither the Company nor any Subsidiary of the Company has received written notice of any condemnation or eminent domain proceeding pending or threatened against the Leased Properties or any part thereof.

          (E) There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company concerning the Leased Properties which would reasonably be expected to have a material adverse effect on the ability of the Company and its Subsidiaries to operate their businesses as currently conducted. As of the date of this Agreement, neither the Company nor any Subsidiary of the Company has received any written notice from any Governmental Body that any condition on or improvements located on any of the Leased Properties are in violation of any applicable building codes, zoning or land use laws, or other law, order, ordinance, rule or regulation affecting the property.

     2.8 CONTRACTS.

          (A) Part 2.8(a) of the Company Disclosure Schedule contains a list as of the date of this Agreement of each of the following contracts to which the Company or any of its Subsidiaries is a party:

               (I) each contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act (if such registration statement or report was filed by the Company with the SEC on the date of this Agreement);

               (II) any contract (A) relating to the employment of, or the performance of services by, any employee, consultant or independent contractor providing for a base annual compensation for any such Person greater than $100,000 other than employment agreements that may be terminated at will without payment of severance or other similar obligations (other than in accordance with the general severance policy), (B) pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any severance, termination or similar payment to any current or former employee or director, or (C) pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any bonus or similar payment (whether in the form of cash, stock or other securities, excluding payments constituting base salary and sales commissions) in excess of $75,000 to any current or former employee or director, or (D) pursuant to which the Company or any of its Subsidiaries is or may become obligated to provide any form of compensation, increase benefits, or accelerate the vesting of any benefits, by the occurrence of any of the transactions contemplated by this Agreement (either alone or in connection with additional or subsequent events), or to calculate the value of any benefits on the basis of any of the transactions contemplated by this Agreement;

               (III) each contract that restricts the ability of the Company or any of its Subsidiaries to compete in any geographic area or line of business, or any contract that limits the ability of the Company to acquire a product or asset from another Person;

               (IV) each joint venture agreement or partnership agreement with a third party, other than agreements in the ordinary course relating to the design and manufacture of products for customers;

               (V) each employment contract with any director or officer of the Company or its Designated Subsidiaries, other than non-binding offer letters;

               (VI) each contract that provides for indemnification of any officer, director, employee or agent;

               (VII) each contract (other than Contracts evidencing Company Options) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any of the Company's securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any of the Company's securities, or (C) providing the Company or any Subsidiary of the Company with any right of first refusal with respect to, or right to repurchase or redeem, any of the Company's securities;

               (VIII) each loan or credit agreement, indenture, mortgage, note or other contract evidencing indebtedness for money borrowed by the Company or any of its Subsidiaries from a third party lender, and each contract pursuant to which any such indebtedness for borrowed money is guaranteed by the Company or any of its Subsidiaries;

               (IX) each customer or supply contract (excluding purchase orders given or received in the ordinary course of business) under which the Company or any Subsidiary of the Company paid or received in excess of $400,000 in fiscal year 2007 or is expected to pay or receive in excess of $400,000 in fiscal year 2008;

               (X) each material "single source" supply contract pursuant to which goods or materials are supplied to the Company or any Subsidiary of the Company from an exclusive source or where procuring a replacement supplier would reasonably be expected to result in a material increase in costs;

               (XI) each distribution, agency or franchise contract;

               (XII) each collective bargaining agreement;

               (XIII) each lease involving real property pursuant to which the Company or any of its Subsidiaries is required to pay a monthly rental in excess of $10,000;

               (XIV) each lease or rental contract involving personal property (and not relating primarily to real property) pursuant to which the Company or any of its Subsidiaries is required to make rental payments in excess of $200,000 per year;

               (XV) each consulting contract providing for compensation in excess of $100,000 per year that is not terminable by the Company or any of its Subsidiaries on notice of 90 days or less;

               (XVI) each contract relating to the acquisition, sale or disposition of any business unit or product line of the Company and its Subsidiaries since December 31, 2005 or pursuant to which the Company or any of its Subsidiaries has any remaining obligations;

               (XVII) each contract (A) containing "standstill" or similar provisions relating to transactions involving the acquisition, disposition or other transfer of assets or securities of an Entity, or
          (B) imposing any right of first negotiation, right of first refusal or similar right on the Company or a Subsidiary of the Company;

               (XVIII) each contract creating a manufacturing supply arrangement pursuant to which the Company or any Subsidiary may require a third party to manufacture completed semiconductor wafers or pursuant to which the Company or any Subsidiary is required to purchase completed semiconductor wafers from a third party;

               (XIX) any contract relating to the creation of an Encumbrance (other than Permitted Encumbrances) with respect to any asset of the Company or any of its Subsidiaries;

               (XX) each contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Affiliate of the Company other than purchase or sales of products on arms length terms in the ordinary course of business;

               (XXI) each contract that grants to any third party exclusive rights under any Company Owned IP; and

               (XXII) any other contract, if a breach of or the termination of such contract would reasonably be expected to have or result in a Material Adverse Effect on the Company;

(each contract listed in Part 2.8(a) of the Company Disclosure Schedule being referred to as a "MATERIAL CONTRACT").

The Company has made available to Parent or Parent's legal advisor accurate and complete copies of all Material Contracts in effect as of the date of this Agreement, including all amendments thereto. There are no existing material breaches or defaults on the part of the Company or any of its Subsidiaries under any Material Contract; and, to the Knowledge of the Company, as of the date of this Agreement, there are no existing material breaches or defaults on the part of any other Person under any Material Contract. Except for Material Contracts which expire or are not renewed after the date of this Agreement in accordance with their terms, each Material Contract is valid, has not been terminated prior to the date of this Agreement, is enforceable against the Company or the applicable Subsidiary of the Company that is a party to such Material Contract, and, to the Knowledge of the Company, is enforceable against the other parties thereto, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) result in a material violation or material breach of any of the provisions of any Material Contract, (B) give any party to a Material Contract the right to accelerate the maturity or performance of any Material Contract, or
(C) give any party to a material contract the right to cancel, terminate or materially modify any Material Contract. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice regarding any unresolved issue that would constitute a material violation or material breach of, or default under, any Material Contract. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has knowingly waived any of its material rights under any Material Contract except in the ordinary course of business.

          (B) Except as set forth in Part 2.8(b) of the Company Disclosure
     Schedule:

               (I) since December 31, 2005, neither the Company nor any Subsidiary of the Company has received any determination of noncompliance, entered into any consent order or undertaken any internal investigation relating directly or indirectly to any contract or bid with an United States Governmental Entity;

               (II) since December 31, 2005, the Company and its Subsidiaries have complied with (A) all applicable Legal Requirements incorporated expressly by reference or by operation of applicable law with respect to all Government Contracts and government bids, and (B) all material terms and conditions with respect to all Government Contracts, including all clauses, provisions and requirements incorporated expressly, by reference, or by operation of applicable law;

               (III) the Company and its Subsidiaries have not, in obtaining or performing any Government Contract, violated, to the extent applicable, (A) the Truth in Negotiations Act of 1962, as amended, (B) the Service Contract Act of 1963, as amended, (C) the Contract Disputes Act of 1978, as amended, (D) the Office of Federal Procurement Policy Act, as amended, (E) the Federal Acquisition Regulations (the "FAR") or any applicable agency supplement thereto,
          (F) the Cost Accounting Standards, (G) the Defense Industrial Security Manual (DOD5220.22-M), (H) the Defense Industrial Security Regulation (DOD5220.22-R) or any related security regulations or (I) any other applicable procurement law or regulation or other similar Legal Requirement;

               (IV) since December 31, 2005, all facts set forth in or acknowledged by any of the Company or a Subsidiary of the Company in any certification, representation, warranty or disclosure statement submitted by the Company or a Subsidiary of the Company (as applicable) with respect to any Government Contract or government bid were current, accurate and complete in all material respects as of the date indicated in such submission or as of such other date as required by the Government Contract and government bid;

               (V) neither the Company nor any of its Subsidiaries, and, to the Knowledge of the Company, no current employee of the Company or its Subsidiaries, has been (during the three years prior to the date of this Agreement) debarred or formally suspended from doing business with any Governmental Entity;

               (VI) no negative determination of responsibility has been issued against and provided to the Company or any Subsidiary of the Company in connection with any Government Contract or government bid and, to the Knowledge of the Company, no circumstances exist that would warrant a negative determination of responsibility against the Company or any Subsidiary of the Company in connection with any Government Contract or government bid;

               (VII) since December 31, 2005, no Government Contract performed by the Company or any Subsidiary of the Company has been terminated for convenience or default;

               (VIII) no cost incurred by the Company or any Subsidiary of the Company pertaining to a Government Contract has been questioned, challenged, investigated, or disallowed;

               (IX) there is not and, since December 31, 2005, has not been any
          (A) administrative, civil, criminal or other investigation, audit, Legal Proceeding, or indictment involving the Company or its Subsidiaries arising under or relating to the award or performance of any Government Contract, (B) outstanding material claim against the Company or its Subsidiaries by, or dispute involving any of the Company or its Subsidiaries with, any prime contractor, subcontractor, vendor or other Person arising under or relating to the award or performance of any Government Contract, or (C) final decision of any United States Governmental Entity against the Company or its Subsidiaries;

               (X) no payment has been made by the Company or any Subsidiary of the Company or by any Person acting on their behalf to any Person (other than to any bona fide employee or agent (as defined in subpart
          3.4 of the FAR)) which is or was contingent upon the award of any government contract or which would otherwise be in violation of any applicable procurement law or regulation or any other Legal Requirement;

               (XI) neither the Company nor its Subsidiaries has made any disclosure since December 31, 2005 to any United States Governmental Entity with respect to any Government Contract or government bid pursuant to any voluntary disclosure agreement;

               (XII) in each case in which any of the Company or a Subsidiary of the Company has delivered or otherwise provided any technical data, computer software or other Intellectual Property to any United States Governmental Entity in connection with any Government Contract, the Company or Subsidiary of the Company (as applicable) has provided such technical data, computer software and other Intellectual Property solely as a "commercial item" pursuant to the Company's or Subsidiary's (as applicable) commercial terms and conditions; and

               (XIII) there are no "most favored nation" or similar price reduction clauses in Government Contracts performed by the Company any Subsidiary of the Company.

     2.9 COMPLIANCE WITH LEGAL REQUIREMENTS.

          (A) As of the date of this Agreement, the Company and its Subsidiaries are in compliance in all material respects with all Legal Requirements applicable to their businesses. Except as set forth in Part 2.9(a) of the Company Disclosure Schedule, since December 31, 2005, neither the Company nor any Subsidiary has (a) received any written notice from any Governmental Entity regarding any actual or possible violation of, or failure to comply with any material provision of, any Legal Requirement or
     (b) filed or otherwise provided any written notice to any Governmental Entity regarding any actual or possible material violation of, or failure to comply with any material provision of, any Legal Requirement. There is no such notice outstanding or unresolved as of the date of this Agreement.

          (B) The Company and each Subsidiary is in compliance in all material respects with applicable provisions of United States export, re-export and import control laws and regulations related to the export or transfer of commodities, software and technology, including the Export Administration Regulations (15 C.F.R. ss.ss. 730-774); the International Traffic in Arms Regulations (22 C.F.R. ss.ss. 120-130); the economic sanctions regulations administered by the Office of Foreign Assets Control (31 C.F.R. ss.ss. 500-598); and the Customs Regulations (19 C.F.R. ss.ss. 1-357).

          (C) The representations and warranties contained in this Section 2.9 do not apply to Environmental Laws.

     2.10 LEGAL PROCEEDINGS; ORDERS.

          (A) As of the date of this Agreement:

               (I) there is no pending Legal Proceeding, and, to the Knowledge of the Company, no Person has since December 31, 2005 threatened in writing to commence any Legal Proceeding that, in either case: (a) involves the Company or any of its Subsidiaries or any of the assets owned or used thereby and would reasonably be expected to result in damages (after any insurance coverage therefor) to the Company in excess of $500,000; or (b) challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement.

               (II) there is no claim, dispute or Legal Proceeding pending (or, to the Knowledge of the Company, being threatened) against the Company or any of its Subsidiaries that is reasonably expected to have a Material Adverse Effect on the Company;

               (III) there is no material court order or judgment specific to the Company or any of its Subsidiaries to which the Company or any of the Designated Subsidiaries is subject;

               (IV) to the Knowledge of the Company, (x) none of the Company's stockholders is subject to any material court order or judgment that relates to the business or assets of the Company or any Subsidiary, and (y) no officer or key employee of the Company or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any of its Subsidiaries as currently conducted or currently proposed to be conducted;

               (V) no investigation by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, is being threatened; and

               (VI) to the Knowledge of the Company, no Governmental Entity is, as of the date of this Agreement, challenging the right of the Company or any of its Subsidiaries to design, manufacture, license, offer or sell any of its products or services.

          (B) The Company has made available to Parent or Parent's legal advisor accurate and complete copies of all attorneys' letters provided to the auditors of the Company in connection with the financial statements contained in the Company SEC Documents, including the Unaudited Interim Financials.

     2.11 GOVERNMENTAL AUTHORIZATIONS. As of the date of this Agreement, the Company and the Designated Subsidiaries hold all Governmental Authorizations material to enable them to conduct their businesses in the manner in which such businesses are currently being conducted. The Governmental Authorizations held by the Company and the Designated Subsidiaries are, in all material respects, valid and in full force and effect. To the Knowledge of the Company, the Company and the Designated Subsidiaries are in substantial compliance with the terms and requirements of any material Governmental Authorizations. Between December 31, 2005 and the date of this Agreement, neither the Company nor any Designated Subsidiary has received any written notice from any Governmental Entity regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization. The representations and warranties contained in this Section 2.11 do not apply to Governmental Authorizations necessary under Environmental Laws.

     2.12 TAX MATTERS.

          (A) All Tax Returns required to be filed by or with respect to the Company and its Subsidiaries with any Governmental Entities before the Effective Time (giving effect to all applicable extensions) (the "COMPANY RETURNS") (i) have been or will be filed on or before the applicable due date (as such due date may have been or may be extended), and (ii) have been, or will be when filed, prepared in compliance with applicable Legal Requirements in all material respects. All Taxes of the Company and its Subsidiaries have been or will be duly and timely paid at or before the applicable due date, other than any Taxes being contested in good faith and for which adequate reserves have been reflected on the Company's financial statements (including any related notes) contained in the Company SEC Documents and the Unaudited Interim Financials. All copies of Company Returns provided to Parent or Parent's legal advisor are accurate and complete.

          (B) The Company and each Subsidiary of the Company has withheld all Taxes required to have been withheld in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and to the extent due and payable has duly and timely paid such amounts to the appropriate tax authority.

          (C) The Unaudited Interim Financials fully accrue all actual and contingent liabilities of the Company and its Subsidiaries for all material Taxes with respect to all periods through March 31, 2008 in accordance with GAAP. The Company has established, in the ordinary course of business and consistent with its past practices, appropriate reserves for the payment of all material Taxes due and payable by the Company and its Subsidiaries for the period from March 31, 2008 through the Effective Time.

          (D) As of the date of this Agreement, (i) to the Knowledge of the Company, there are no examinations or audits of any Company Return currently underway and no such examination or audit is pending or threatened in writing, (ii) no extension or waiver of the limitation period applicable to any Company Return or for the assessment or collection of Taxes is in effect and no such extension or waiver has been requested or is pending, (iii) no claim or Legal Proceeding is pending (or, to the Knowledge of the Company, is being threatened in writing) by any tax authority against the Company or any of its Subsidiaries in respect of any Tax, (iv) there are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by the Company or any of its Subsidiaries with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith and with respect to which adequate reserves for payment have been established on the Unaudited Interim Financials), and (v) there are no liens for Taxes (other than Permitted Encumbrances) upon any of the assets of the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary of the Company is or will be required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision of any tax law, rule or regulation) as a result of transactions or events occurring, or accounting methods employed, prior to the Effective Time. The Company has not been a member of any combined, consolidated or unitary group for which it is or will be liable for taxes under the principles of Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Tax law). Neither the Company nor any of its Subsidiaries has made any distribution of stock of any controlled corporation, as that term is defined in Section 355(a)(1) of the Code or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by
     Section 355 of the Code. Each of the Company and its Subsidiaries has overtly disclosed in its Company Returns any tax reporting position taken in any Company Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable Legal Requirement.

          (E) Neither the Company nor any of its Subsidiaries is a party to any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar contract or arrangement with respect to the sharing and/or allocation of Taxes.

          (F) Neither the Company nor any Subsidiary of the Company has consummated or participated in, or is currently participating in, any transaction that was or is a "listed transaction" or to the Knowledge of the Company, a "reportable transaction" within the meaning of Treasury Regulations Section 1.6011-4(b) or similar transaction under any corresponding or similar Legal Requirement.

          (G) The Company has made available to Parent or Parent's advisors all material documentation, including any tax rulings, relating to any temporary exemption from tax, tax rate reduction, tax credit, tax incentive or other special concession for the computation of tax made available by any Governmental Entity to the Company or any Subsidiary of the Company.

          (H) Except as set forth in Part 2.12(h) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is a party to any contract or has adopted any plan that, in connection with the transactions contemplated by this Agreement, would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or foreign tax law) and
     (ii) any amount that will not be fully deductible as a result of section 162(m) of the Code (or any corresponding provisions of state, local or foreign tax law).

          (I) Neither the Company nor any Subsidiary of the Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion there) ending after the Effective Time as a result of any: (A) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax law) executed prior to the Effective Time; or (B) installment sale or open transaction disposition made prior to the Effective Time.

     2.13 EMPLOYEE BENEFIT PLANS.

          (A) The Company has made available to Parent or Parent's legal advisor copies of all employee benefit plans and programs maintained or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or may in the future have any liability (including, without limitation, copies of all plans and forms of agreements under which stock, restricted stock, stock options, restricted stock units, stock appreciation rights, performance stock awards or any other stock award have been granted by the Company or any of its Subsidiaries) (the "COMPANY PLANS"). Part 2.13(a) of the Company Disclosure Schedule contains a complete and accurate list as of the date of this Agreement of the Company Plans. The Company Plans were duly adopted. Neither the Company, nor any Subsidiaries of the Company, has agreed or committed to (i) to establish or enter into any new employee benefit plans and programs, or (ii) modify any Company Plan (except as required to conform with applicable Legal Requirements as previously disclosed to Parent or as contemplated by this Agreement).

          (B) Each Company Plan that is intended by the Company to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter, if applicable) from the U.S. Internal Revenue Service stating that such Company Plan is so qualified. Each Company Plan has been operated in substantial compliance with its terms and with all applicable Legal Requirements.

          (C) Each of the Company and its Subsidiaries has performed, in all material respects, all obligations required to be performed by it under the Company Plans, and, to the Knowledge of the Company as of the date of this Agreement, there has been no material default or violation by any other party of the terms of any Company Plan. Each Company Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable Legal Requirements, including ERISA, the Code, and all applicable collective bargaining agreements. Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, that is not otherwise exempt under Section 408 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Plan. Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, there are no claims or Legal Proceedings pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Plan or against the assets of any Company Plan. Each Company Plan (other than any Company Plan to be terminated prior to the Effective Time in accordance with this Agreement) may be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company, or any Subsidiary of the Company (other than ordinary administration expenses and accrued benefits), subject to applicable Legal Requirements. There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of the Company, threatened by the IRS, the DOL, or any other Governmental Entity with respect to any Company Plan. Neither the Company nor any Subsidiary of the Company, has in the last three years incurred any material penalty or tax with respect to any Company Plan under Section 502(i) of ERISA, under Sections 4975 through 4980 of the Code or under any other applicable Legal Requirement. Each of the Company and its Subsidiaries has timely made all contributions and other payments required by and due under the terms of each Company Plan and all applicable collective bargaining agreements, except for such failures as would not reasonably be expected to result in material liability to the Company and its Subsidiaries.

          (D) Except as set forth on Part 2.13(d) of the Company Disclosure Schedule, since December 31, 2007, there has not been any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Company Plan, or any material change in the manner in which contributions to any Company Plan are made or the basis on which contributions are to be determined.

     2.14 LABOR MATTERS.

          (A) The Company has made available to Parent or Parent's legal advisor a report which accurately sets forth in all material respects, as of April 24, 2008, with respect to each employee of the Company and its Subsidiaries as of such date (including any such employee who is on a leave of absence):

               (I) the employee number of such employee;

               (II) such employee's title; and

               (III) such employee's annualized base salary.

          (B) Part 2.14(b) of the Company Disclosure Schedule accurately identifies each former employee of any of the Company or its Subsidiaries who, as of May 15, 2008, is receiving or is currently scheduled to receive any severance benefits (whether from the Company or any Subsidiary of the Company or otherwise) relating to such former employee's employment with any of the Company or a Subsidiary of the Company.

          (C) Except as set forth in Part 2.14(c) of the Company Disclosure Schedule, the employment of each of the employees of the Company and its Subsidiaries is terminable by the Company or the applicable Subsidiary of the Company at will, without payment of severance or other termination benefits required by any contract to which the Company is a party.

          (D) As of the date of this Agreement, to the actual knowledge of the Chief Executive Officer and Vice President, Human Resources of the Company, no director, officer or senior employee of any of the Company or a Subsidiary of the Company: (i) has disclosed to an intention to terminate his or her employment; or (ii) is a party to or is bound by any confidentiality agreement, noncompetition agreement or other contract (with any Person) that would reasonably be expected to have a material adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of the Company or Subsidiary of the Company; or (B) the business or operations of the Company or Subsidiary of the Company.

          (E) Except as would not reasonably be expected to result in material liability to the Company: (i) no current or former independent contractors of any of the Company or its Subsidiaries is a misclassified employee of the Company or Subsidiary, as applicable; (ii) no independent contractor
     (A) has provided services to any of the Company or its Subsidiaries for a period of six consecutive months or longer or (B) is eligible to participate in any Company Plan; and (iii) except as otherwise permitted by applicable Legal Requirements, neither the Company nor any of its Subsidiaries has ever had any temporary or leased employees who were not treated and accounted for in all respects as employees of the Company or a Subsidiary of the Company (including coverage under each applicable Company
     Plan).

          (F) There are no collective bargaining agreements or other labor union or works council agreements to which the Company or any of its Subsidiaries is a party (each a "LABOR AGREEMENT"), nor is any such Labor Agreement currently being negotiated, nor is there any current duty on the part of the Company or any Subsidiary of the Company to bargain with any labor organization or works council or similar representative, nor are any labor organizations, works councils or similar organizations representing or, to the Knowledge of the Company, purporting to represent or seeking to represent any employees of the Company or any of its Subsidiaries. The Company has made available to Parent or Parent's legal advisor copies of
     (i) each Labor Agreement and all amendments, addenda or supplements thereto, (ii) all material correspondence and all charges, complaints, notices or orders received by the Company or any Subsidiary from the National Labor Relations Board or any labor organization during the period from the date four (4) years prior to the date of this Agreement, and (iii) all arbitration opinions interpreting and enforcing any Labor Agreement to which the Company or any Subsidiary is a party, or by which the Company or any of its Subsidiaries is bound. Neither the Company nor any of its Subsidiaries during the past two (2) years had a National Labor Relations Board unfair labor practice charge, or representation petition, filed against it. Neither the Company nor any of its Subsidiaries has had any strike, slowdown, work stoppage, boycott, picketing, lockout, job action, union labor dispute in the past two (2) years (other than routine contract negotiations). Except as would not reasonably be expected to result in material liability to the Company, to the Knowledge of the Company, as of May 15, 2008, there is no Legal Proceeding, claim (other than routine claims for benefits), labor dispute, collective bargaining, or grievance pending, or to the Knowledge of the Company, threatened or reasonably anticipated, either by or against the Company or any Subsidiary of the Company, relating to any employment contract, collective bargaining obligation or agreement, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers' compensation policy, retaliation, immigration or discrimination matter involving the Company or any Subsidiary of the Company.

          (G) Each of the Company and its Subsidiaries: (i) is, and at all times since December 31, 2005 has been, in material compliance with all applicable Legal Requirements and with any order, ruling, decree, judgment or arbitration award of any arbitrator or any court or other Governmental Entity respecting employment, employment practices, terms and conditions of employment, wages, employee benefits, hours or other labor-related matters, including Legal Requirements relating to discrimination, wages and hours, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge or violation of the personal rights of employees; (ii) has withheld and reported in all material respects all amounts required by any Legal Requirement or contract to be withheld and reported with respect to wages, salaries and other payments to any employee; (iii) has no material liability for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) has no material liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any employee (other than routine payments to be made in the normal course of business and consistent with past practice). Since December 31, 2005, neither the Company nor any Subsidiary of the Company has effectuated a "mass layoff," "plant closing," partial "plant closing," "relocation" or "termination" (each as defined in the Worker Adjustment and Retraining Notification Act (the "WARN ACT") or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Subsidiary of the Company.

          (H) Except as expressly required or provided by this Agreement, neither the execution or delivery of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Plan, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration of any right, obligation or benefit, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of the Company or a Subsidiary of the Company.

          (I) Neither the Company nor any Subsidiary or any current or former ERISA Affiliate of the Company or any Subsidiary, has ever maintained, established, sponsored, participated in, or contributed to any: (i) pension plan subject to Title IV of ERISA; (ii) "multiemployer plan" within the meaning of Section (3)(37) of ERISA; (iii) a plan described in Section 413 of the Code; (iv) a plan subject to the minimum funding standards or
     Section 412 of the Code or Section 302 of ERISA; or (v) pension plan in which stock of the Company or a Subsidiary or Affiliate of the Company is or was held as a plan asset. The fair market value of the assets of each funded foreign plan, the liability of each insurer for any foreign plan funded through insurance, or the book reserve established for any foreign plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations with respect to all current and former participants in such foreign plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such foreign plan, and the transactions contemplated by this Agreement shall not cause any such assets or insurance obligations to be less than such benefit obligations, except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries. "ERISA AFFILIATE" means any Entity that, together with the Company or any of its Subsidiaries would be deemed a "single employer" within the meaning of Section 414(b), (c) (m) or (o) of the Code.

          (J) Neither the Company nor any Subsidiary or Affiliate of the Company, has incurred any material penalties, excise taxes or interest under Title IV of ERISA and no condition exists that presents a risk now or in the future to the Company or any Subsidiary or Affiliate of the Company of incurring any such liability (other than liability for benefits or premiums arising in the ordinary course), in each of the foregoing cases as would reasonably be expected to result in, or has resulted in, any material liability to the Company and its Subsidiaries. No pension plan of the Company or any Subsidiary of the Company has an "accumulated funding deficiency" (within the meaning of Section 301 of ERISA or Section 412 of the Code) whether or not waived. Except as set forth in Part 2.14(k) of the Company Disclosure Schedule, with respect to each pension plan of the Company or any Subsidiary of the Company that is a defined benefit plan (as defined in Section 3(35) of ERISA), the assets of such plan equal or exceed the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) and valued on the basis of the continuation, and not the termination, of such pension plan. In the past three years, no "reportable event" within the meaning of Section 4043(c)(1), (4), (5), (6) or (13) of ERISA has occurred with respect to any pension plan of the Company or any Subsidiary of the Company that is a defined benefit plan (as defined in Section 3(35) of ERISA). With respect to any pension plan of the Company or any Subsidiary of the Company that is a "multiemployer plan" within the meaning of Section 3(37) of ERISA, the total potential withdrawal liability, within the meaning of Section 4201 of ERISA, if the Company or any Subsidiary or Affiliate of the Company were to withdraw from one or more of such pension plans would not be expected to have an adverse effect on, or result in a material liability to, the Company or any Subsidiary of the Company.

          (K) No Company Plan provides (except at no cost to the Company or any Subsidiary of the Company), retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to any of the Company or any Subsidiary of the Company, neither the Company nor any Subsidiary of the Company, has to the Knowledge of the Company, ever promised or contracted (whether in oral or written form) to any employee (either individually or as a group) that any such employee or other Person would be provided with retiree life insurance, retiree health benefits or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

          (L) Each Company Plan and each employment agreement, or other contract, plan, program, agreement, or arrangement to which the Company or any Subsidiary of the Company is a party that is a "nonqualified deferred compensation plan" (within the meaning of Section 409A(d)(1) of the Code) has been operated in good faith compliance with Section 409A of the Code and all applicable guidance relating thereto; and no additional tax under
     Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Company Plan, employment agreement, or other contract, plan, program, agreement, or arrangement.

          (M) Part 2.14(m) of the Company Disclosure Schedule accurately identifies as of the date hereof the number of employees of the Company or any Subsidiary of the Company who are not fully available to perform work because of long-term disability or other long-term leave.

     2.15 ENVIRONMENTAL MATTERS.

          (A) The Company and its Subsidiaries are in compliance with all applicable Environmental Laws in all material respects, which compliance includes the possession by each of the Company and its Subsidiaries of all Governmental Authorizations necessary under applicable Environmental Laws, and each of the Company and its Subsidiaries is in material compliance with the terms thereof. Between December 31, 2005 and the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice from a Governmental Entity that alleges that the Company or any of its Subsidiaries is materially violating any Environmental Law. To the Knowledge of the Company, no current or prior owner of any property leased or controlled by the Company or any of its Subsidiaries has received any written notice from a Governmental Entity between December 31, 2005 and the date of this Agreement that alleges that such current or prior owner or the Company or any of its Subsidiaries is violating any Environmental Law. Between December 31, 2005 and the date of this Agreement, the Company and its Designated Subsidiaries have not released any Hazardous Materials at or from the Company's facilities, except in compliance with Environmental Laws and, to the Company's Knowledge, no hazardous materials have been released at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, stored, produced, imported, used, processed from or disposed of by the Company or any Designated Subsidiary and, in each case, for which the Company or any Designed Subsidiary has or could reasonably be expected to have any material liability under an Environmental Law. (For purposes of this Section 2.15, "ENVIRONMENTAL LAW" shall mean any Legal Requirement relating to protection of human health and safety, natural resources or the environment, including related to pollution, contamination, cleanup, preservation, protection, and reclamation of the environment, including any law regulating emissions, discharges or releases of chemicals, pollutants, contaminants, wastes and toxic substances, and "HAZARDOUS MATERIALS" shall mean all materials, wastes, or substances defined by, or regulated under, any Environmental Law as a hazardous waste, hazardous material, hazardous substance, extremely hazardous waste, restricted hazardous waste, contaminant, pollutant, toxic waste, or toxic substance, including petroleum and petroleum products, asbestos, radon, lead, toxic mold, radioactive materials, and polychlorinated biphenyls.)

          (B) All Hazardous Materials stored, used, transported, disposed of and handled by the Company and its Subsidiaries have been stored, used, transported, disposed of and handled in material compliance with all Environmental Laws.

          (C) The Company has made available to Parent or Parent's legal advisor results of all material environmental, health or safety assessments, investigations, studies, tests or other analyses performed since January 1, 2006, and all Phase I site assessments (and all updates thereto) performed since January 1, 2001 in the Company's possession or control with respect to the facilities.

     2.16 INSURANCE.

          (A) Part 2.16(a) of the Company Disclosure Schedule identifies, as of the date of this Agreement, each insurance policy maintained by, at the expense of or for the benefit of the Company and the Designated Subsidiaries and the Company has made available to Parent or Parent's legal advisor accurate and complete copies of the insurance policies identified in Part 2.16(a) of the Company Disclosure Schedule. Each of the insurance policies identified in Part 2.16(a) of the Company Disclosure Schedule is in full force and effect or has been replaced with a policy that provides equivalent coverage in all material respects.

          (B) Between December 31, 2005 and the date of this Agreement, neither the Company nor any Designated Subsidiary has received any written communication notifying the Company or any Designated Subsidiary of any (a) cancellation or invalidation of any material insurance policy identified or required to be identified in Part 2.16(a) of the Company Disclosure Schedule (except with respect to policies that have been replaced with similar policies), (b) refusal of any coverage or rejection of any material claim under any such insurance policy (other than standard reservation of rights letters), or (c) material increase in the amount of the premiums payable with respect to any such insurance policy. As of the date of this Agreement, except as set forth in Part 2.16(b) of the Company Disclosure Schedule, there is no pending claim by the Company or any Designated Subsidiary under any insurance policy identified or required to be identified in Part 2.16(a) of the Company Disclosure Schedule.

     2.17 CERTAIN BUSINESS PRACTICES. Except as set forth in Part 2.17 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has: (a) used any funds for unlawful contributions, gifts or entertainment, or for other unlawful expenses, related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; or (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

     2.18 PRODUCT WARRANTIES. As of the date of this Agreement, except as set forth in Part 2.18 of the Company Disclosure Schedule, to the Knowledge of the Company, there are no material claims pending or being threatened against the Company or any of its Subsidiaries with respect to any warranties provided by the Company or any of its Subsidiaries with respect to their respective products.

     2.19 TRANSACTIONS WITH AFFILIATES. To the Knowledge of the Company, between the date of the Company's last proxy statement filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     2.20 AUTHORITY; BINDING NATURE OF AGREEMENT; BOARD APPROVAL.

          (A) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and, subject to the adoption of this Agreement by holders of a majority of the outstanding shares of Company Common Stock in accordance with the DGCL and the Company's Organizational Documents, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the then outstanding shares of Company Common Stock in accordance with the DGCL and the Company's Organizational Documents and the filing of the appropriate merger documents as required by the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          (B) The board of directors of the Company has (i) determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) determined, subject to the terms of this Agreement, to make the Company Board Recommendation, all by a vote of the members of such board of directors present at a meeting to consider and vote upon such matters.

     2.21 VOTE REQUIRED. The affirmative vote of the holders of a majority of the shares of Company Common Stock entitled to vote with respect to the Merger and outstanding on the record date for the Company Stockholders Meeting is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement.

     2.22 NON-CONTRAVENTION; CONSENTS. Except as set forth in Part 2.22 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement will not directly or indirectly (with or without notice or lapse of time):

          (A) contravene, conflict with or result in a violation of (i) any of the provisions of the Organizational Documents of the Company or any of its Subsidiaries, or (ii) any resolution adopted by the stockholders or the board of directors, or any committee thereof, of the Company;

          (B) contravene, conflict with or result in a violation in any material respect or breach of, or result in a default in any material respect under, any provision of any Material Contract, including the Indenture, or give any Person the right to (i) declare a default or exercise any remedy under any Material Contract, or (ii) accelerate the maturity or performance in any material respect of any obligation under any Material Contract (it being clarified that, assuming Parent executes a supplemental indenture in accordance with Section 10.12 of the Indenture and Parent Ordinary Shares continue to be approved for listing on The Nasdaq Global Market, the transactions contemplated by this Agreement will not constitute a Fundamental Change (as such term is defined in the Indenture));

          (C) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by the Company or any Designated Subsidiary or that otherwise relates to the business of any of the Company or any Designated Subsidiary or to any material assets owned or leased by any of the Company or its Designated Subsidiaries;

          (D) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company or any Designated Subsidiary (except for Permitted Encumbrances); or

          (E) result in the transfer of any material asset of the Company or any Designated Subsidiary to any Person.

Except as may be required by the Exchange Act, the DGCL, antitrust or competition laws of foreign jurisdictions or the Bylaws of the Financial Industry Regulatory Authority, Inc., the Company is not required to make any filing with or to obtain any consent from any Person at or prior to the Effective Time in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger, except where the failure to make any such filing or obtain any such consent would not have a Material Adverse Effect on the Company.

     2.23 TAKEOVER STATUTES. As of the date hereof, no state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement or the transactions contemplated by this Agreement that would require the Company to take any action prior to the execution and delivery of this Agreement that has not been taken.

     2.24 OPINION OF FINANCIAL ADVISOR. The Company's Board of Directors has received the opinion of UBS Securities LLC to the effect that, as of the date of such opinion specified therein and subject to the various qualifications and assumptions set forth therein, the Exchange Ratio was fair, from a financial point of view, to the holders of Company Common Stock, and the Company will provide a copy of such opinion to Parent solely for informational purposes as soon as reasonably practicable after receipt thereof by the Company.

     2.25 BROKERS. No broker, finder or investment banker (other than UBS Securities LLC) is entitled to any brokerage, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     2.26 REGISTRATION STATEMENT/PROXY STATEMENT. The written information to be supplied by the Company for inclusion in the Proxy Statement/Prospectus shall not on the date the Proxy Statement/Prospectus is first mailed to the stockholders of the Company, at the time of the Company Stockholders Meeting and at the Effective Time, (i) contain any untrue statement of a material fact, (ii) omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or (iii) omit to state any material fact necessary to correct any statement in any earlier written communication constituting a solicitation of proxies by the Company for the Company Stockholders Meeting which has in the interim become false or misleading in any material respect.

     2.27 RECEIVABLES; CUSTOMERS; SUPPLIERS AND SERVICE PROVIDERS.

          (A) All of existing accounts receivable of the Company and its Subsidiaries reflected on the Unaudited Interim Financials that have not yet been collected (i) represent valid obligations of customers arising from bona fide transactions entered into in the ordinary course of business and (ii) are current and, to the Knowledge of the Company, will be collected in full, without any counterclaim or set off (net of an allowance for doubtful accounts of $300,000).

          (B) Part 2.27(c) of the Company Disclosure Schedule provides a list as of the date of this Agreement of all outstanding loans and advances made by the Company and any Subsidiary of the Company to any stockholder, employee, director, consultant or independent contractor, other than advances made to employees, directors, consultants or independent contractors for business expenses in the ordinary course of business consistent with past practice.

          (C) As of the date of this Agreement, neither the Company nor any Subsidiary of the Company has received any written notice from any material customer indicating that any such customer plans to cease dealing with the Company or the applicable Subsidiary or may otherwise materially reduce the volume of business transacted by such customer with the Company or the applicable Subsidiary below historical levels.

          (D) Except as set forth on Part 2.27(d) of the Company Disclosure Schedule and except for outstanding accounts receivables from any customer in an amount less than $100,000, as of May 13, 2008, each customer of the Company or a Subsidiary of the Company has paid in full, on or before the due date, all amounts owed by such customer to the Company or its Subsidiary (as the case may be).

          (E) Except as set forth on Part 2.27(e) of the Company Disclosure Schedule and except for outstanding accounts payable from any supplier or service provider in an amount less than $100,000, as of May 13, 2008, each of the Company and its Subsidiaries has paid in full, on or before the due date, all amounts owed to their respective suppliers and service providers.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that, except as set forth in the disclosure schedule delivered to the Company on the date of this Agreement (the "PARENT DISCLOSURE SCHEDULE"):

     3.1 DUE ORGANIZATION AND GOOD STANDING.

          (A) Parent and each of its Subsidiaries is a corporation duly organized, validly existing and (where such concept is recognized under the laws of the jurisdiction in which it is incorporated) in good standing under the laws of the jurisdiction in which it is organized, and has all requisite corporate power and authority necessary to: (i) carry on its business as it is now being conducted; and (ii) perform its obligations under all contracts to which it is a party or under which it has rights and/or obligations. Parent and each of its Subsidiaries is duly qualified to do business and is in good standing in each state or foreign jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on Parent. Neither Parent nor any Subsidiary of Parent has agreed or is obligated to make or may become obligated to make, any future investment in or capital contribution in any other Entity.

          (B) Part 3.1 of the Parent Disclosure Schedule lists all Subsidiaries of Parent, together with the jurisdiction of organization of each such Subsidiary.

     3.2 ARTICLES OF ASSOCIATION; CERTIFICATE OF INCORPORATION; BYLAWS. Parent has made available to the Company or the Company's legal advisor: (i) copies of the Organizational Documents of Parent and each Subsidiary of Parent, including all amendments thereto; and (ii) the stock or other equity records of Parent and each Subsidiary of Parent.. The stock or other equity records of Parent are accurate, up-to-date and complete in all material respects. Parent is not in violation of its Organizational Documents.

     3.3 CAPITALIZATION, ETC.

          (A) The authorized share capital of Parent consists of 800,000,000 shares of Parent Ordinary Shares. As of 5:00 p.m. Pacific Time on May 15, 2008: (i) 125,364,021 Parent Ordinary Shares were issued and outstanding, of which no shares were unvested or were subject to any repurchase rights, risk of forfeiture or other similar condition in favor of Parent; (ii) 37,429,273 Parent Ordinary Shares were issuable upon the exercise of warrants that were issued and outstanding; (iii) 32,702,228 Parent Ordinary Shares were issuable upon the exercise of options that were issued and outstanding; (iv) 57,683,366 Parent Ordinary Shares were issuable upon the conversion of convertible debentures that were outstanding; and (v) 117,763,158 Parent Ordinary Shares were issuable upon the conversion of capital notes that were outstanding . Between 5:00 p.m. Pacific Time on May 15, 2008 and the date of this Agreement, Parent has not issued any Parent Ordinary Shares except shares issued upon exercise of outstanding options or warrants or conversion of outstanding convertible debentures. As of the date of this Agreement, in the aggregate, 787,000 Parent Ordinary Shares were reserved for future issuance pursuant to Parent's equity incentive plans.

          (B) All the outstanding shares of capital stock of Parent and each Subsidiary of Parent have been duly authorized and validly issued and are fully paid and nonassessable.

          (C) Except as set forth in Part 3.3(c)(i) of the Parent Disclosure Schedule (i) none of the outstanding shares of capital stock of Parent is entitled or subject to any preemptive right or right of participation; (ii) none of the outstanding shares of the capital stock of Parent is subject to any right of first refusal or similar right in favor of Parent; and (iii) there is no agreement in place relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of the capital stock of Parent.

          (D) Except for options, rights, securities and plans referred to in
     Section 3.3(a), as of the date of this Agreement and except as set forth on
     Part 3.3(d) of the Parent Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or stock appreciation right or other right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent or any Subsidiary of Parent;
     (ii) outstanding restricted stock awards, restricted stock unit awards, performance stock awards or performance cash awards; (iii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent or any Subsidiary of Parent; (iv) contract under which Parent or any Subsidiary of Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (v) to the Knowledge of Parent, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any capital stock of Parent or other securities of Parent.

          (E) All outstanding shares of capital stock, options, warrants, stock appreciation rights and other securities or equity interests of Parent have been issued and granted in compliance in all material respects with all applicable securities laws and other applicable Legal Requirements.

          (F) All of the outstanding equity interests of each of Parent's
     Subsidiaries: (i) have been duly authorized and validly issued, (ii) are nonassessable and free of preemptive rights, with no obligation to contribute additional capital, and (iii) except as set forth in Part 3.3(f) of the Parent Disclosure Schedule, are owned beneficially and of record by Parent, free and clear of any Encumbrances (other than Permitted Encumbrances).

     3.4 SEC FILINGS; FINANCIAL STATEMENTS; FINANCIAL CONTROLS.

          (A) All registration statements (on a form other than Form S-8), annual and current reports and other documents required to be filed by Parent with the SEC between February 2, 2006 and the date of this Agreement (the "PARENT SEC DOCUMENTS") have been so filed. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Between March 13, 2006 and the date of this Agreement, Parent has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed with the Israeli Securities Authority (the "ISA") under the Israeli Securities Law 1968 and any regulation promulgated thereunder (the "ISRAELI SECURITIES LAW") (the forms, statements, reports and documents filed with or furnished to the ISA, the "PARENT ISRAEL REPORTS" and, together with the Parent SEC Documents, the "PARENT REPORTS"). Each of the Parent Israel Reports, at the time of its filing, complied in all material respects with the applicable requirements of the Israeli Securities Law. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment) Parent Israel Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

          (B) (i) The financial statements (including any related notes) contained in the Parent Reports; and (ii) the unaudited consolidated balance sheet of Parent and its consolidated Subsidiaries as of March 31, 2008 and the related unaudited consolidated statement of operations, statement of changes in shareholders' equity and statement of cash flows of Parent and its consolidated Subsidiaries for the three months then ended, together with the notes thereto (the "UNAUDITED PARENT INTERIM FINANCIALS") were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 6-K of the SEC) and fairly present, in all material respects, the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its Subsidiaries for the periods covered thereby (except that unaudited financial statements may not contain footnotes and are subject to year-end adjustments, which are not reasonably expected to be individually or in the aggregate, material in magnitude).

          (C) Neither Parent nor any of its Subsidiaries has any liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, except for: (i) liabilities disclosed in the financial statements (including any related notes) contained in the Parent Reports and the Unaudited Interim Financials; (ii) liabilities incurred since March 31, 2008 and in the ordinary course of business; (iii) liabilities and obligations incurred in connection with Parent's performance of its obligations under this Agreement and the transactions contemplated hereby; (iv) liabilities described in Part 3.4(c) of the Parent Disclosure Schedule; and (v) liabilities incurred on or following the date of this Agreement to the extent such liabilities would not reasonably be expected to result in a Material Adverse Effect on Parent.

          (D) Neither Parent nor any Subsidiary of Parent has ever effected or maintained any "off-balance sheet arrangement" (as defined in Item 303(c) of Regulation S-K of the SEC).

          (E) Parent and its Subsidiaries maintain adequate internal accounting controls that are reasonably designed to ensure that: (i) transactions are executed with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Parent and its consolidated Subsidiaries and to maintain accountability for the assets of Parent and its Subsidiaries; (iii) access to the assets of Parent and its Subsidiaries is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          (F) Parent's "disclosure controls and procedures" (as such terms are defined in paragraph (e) of Rule 13a-15 under the Exchange Act) are reasonably designed to ensure that material information required to be disclosed by the Company in its reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time period specified in the rules and forms of the Commission, and that all such material information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of Parent required under the Exchange Act with respect to such reports.

          (G) Parent's management has completed assessment of the effectiveness of Parent's internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2007, and such assessment concluded that such controls were effective. Parent has made available to the Company or the Company's legal advisor any material communication made by management or Parent's auditors prior to the date of this Agreement to the audit committee required or contemplated by listing standards of the Nasdaq Global Market, the audit committee's charter or professional standards of the Public Company Accounting Oversight Board. As of the date of this Agreement, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no material concerns from Parent or subsidiary of the Parent employees regarding questionable accounting or auditing matters, have been received by Parent.

          (H) As of the date of this Agreement, Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and with applicable listing and other rules and regulations of the Nasdaq Global Market and has not received any notice from the Nasdaq Global Market asserting any material non-compliance with such rules and regulations. As of the date of this Agreement, each of the principal executive officer of Parent and the principal financial officer of Parent has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent SEC Documents, and the statements contained in such certifications are accurate in all material respects. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Parent nor any of its subsidiaries has outstanding, or has arranged any outstanding, "extensions of credit" in the form a personal loan to directors or executive officers within the meaning of Section 13(k) of the Exchange Act. No attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a violation of securities laws by Parent, any Subsidiary of Parent or any of its officers, directors, employees or agents to Parent's chief legal officer, audit committee (or other committee designated for the purpose) of Parent's board of directors or Parent's board of directors.

     3.5 ABSENCE OF CERTAIN CHANGES. Between December 31, 2007 and the date of this Agreement, and except as set forth on Part 3.5 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has: (a) suffered any adverse change with respect to its business, customers, suppliers or financial condition which has had a Material Adverse Effect on Parent; (b) amended its Organizational Documents, or effected or been a party to (other than as a stockholder) any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction; (c) changed, in any material respect, its accounting methods, principles or practices except as required by changes in GAAP; (d) declared, set aside or paid any dividend or made any other distribution with respect to the outstanding Parent Ordinary Shares or repurchased or redeemed any Parent Ordinary Shares or other securities of Parent; (e) acquired any equity interest or voting interest in any Entity (other than a Subsidiary disclosed in Part 3.1 of the Parent Disclosure Schedule); (f) commenced or settled any Legal Proceeding (i) involving damages for greater than $100,000, (ii) involving the payment of more than $100,000, or (iii) seeking specific performance or injunctive relief; (g) received a written claim by a third party in which the commencement of a Legal Proceeding involving damages for greater than $100,000 is threatened; or (h) entered into any binding agreement to take any of the actions referred to in clauses "(b)" through "(g)" of this sentence.

     3.6 IP RIGHTS.

          (A) Parent and its Subsidiaries exclusively own all right, title and interest to and in the Parent Owned IP free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing, Parent and its Subsidiaries exclusively own all right, title and interest to and in Parent Owned IP created or developed using any funding, facilities or personnel of any Governmental Entity or any university or other educational institution.

          (B) To the Knowledge of Parent, Parent possesses (by ownership, license or otherwise) all material Intellectual Property and Intellectual Property necessary to conduct the business of Parent and its Subsidiaries as currently conducted. The parties acknowledge and agree that the foregoing statement does not constitute a representation or warranty as to, and is not intended to apply to, any potential, actual or suspected infringement, misappropriation or violation of any Intellectual Property Right of any other Person by Parent or any of its Subsidiaries.

     3.7 CONTRACTS.

          (A) Part 3.7 of the Parent Disclosure Schedule contains a list as of the date of this Agreement of each of the following contracts to which Parent or any of its Subsidiaries is a party:

               (I) each contract (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any of Parent's securities,
          (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any of Parent's securities, or (C) providing Parent or any Subsidiary of Parent with any right of first refusal with respect to, or right to repurchase or redeem, any of Parent's securities;

               (II) each loan or credit agreement, indenture, mortgage, note or other contract evidencing indebtedness for money borrowed by Parent or any of its Subsidiaries from a third party lender, and each contract pursuant to which any such indebtedness for borrowed money is guaranteed by Parent or any of its Subsidiaries, in each case involving indebtedness in excess of $1 million;

               (III) any contract relating to the creation of a security interest, mortgage, pledge, hypothecation or other similar encumbrance with respect to any asset of Parent or any of its Subsidiaries, where such contract relates to indebtedness in excess of $1 million;

(each contract listed in Part 3.7 of the Parent Disclosure Schedule being referred to as a "PARENT MATERIAL CONTRACT").

          (B) Parent has made available to the Company or the Company's legal advisor accurate and complete copies of all Parent Material Contracts (as defined below) in effect as of the date of this Agreement, including all amendments thereto. There are no existing material breaches or defaults on the part of Parent or any of its Subsidiaries under any Parent Material Contract; and, to the Knowledge of Parent, there are no existing material breaches or defaults on the part of any other Person under any Parent Material Contract. Each Parent Material Contract is valid, has not been terminated prior to the date of this Agreement, is enforceable against Parent or the applicable Subsidiary of Parent that is a party to such Parent Material Contract, and, to the Knowledge of Parent, is enforceable against the other parties thereto, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. To the Knowledge of Parent, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) result in a material violation or material breach of any of the provisions of any Parent Material Contract, (B) give any party to a Parent Material Contract the right to accelerate the maturity or performance of any Parent Material Contract, or (C) give any party to a material contract the right to cancel, terminate or materially modify any Parent Material Contract. As of the date of this Agreement, neither Parent nor any of its Subsidiaries has received any written notice regarding any unresolved issue that would constitute a material violation or material breach of, or default under, any Parent Material Contract. As of the date of this Agreement, neither Parent nor any of its Subsidiaries has knowingly waived any of its material rights under any Parent Material Contract except in the ordinary course of business.

          (C) The Merger, and the issuance of the Parent Ordinary Shares in connection therewith, will not trigger any anti-dilution provisions under the terms of any debentures, options or warrants or require Parent to issue additional Parent Ordinary Shares or other securities of Parent or reduce the exercise or conversion price of any options or warrants exercisable for, or notes or debentures convertible into, Parent Ordinary Shares or other securities of Parent or otherwise give effect to any similar adjustments to any of Parent's securities.

          (D) Parent's failure to meet the conditions of the Investment Center approval with respect to Fab 2 have not been deemed and, to its Knowledge, will not be deemed as a cross-default under the terms of the Facility Agreement.

          (E) Based on the financial statements of the Company disclosed in the Company SEC Reports, immediately following the Closing, on a pro forma basis as if the Merger had occurred as of, and for the twelve months ended, March 31, 2008, Parent will not be in breach of the covenants in Section
     5.1 of the Conversion Agreements, dated September 28, 2006, with each of Bank Hapoalim B.M. and Bank Leumi Le-Israel B.M.

     3.8 COMPLIANCE WITH LEGAL REQUIREMENTS.

          (A) As of the date of this Agreement, the Parent and its Subsidiaries are in compliance in all material respects with all Legal Requirements applicable to their businesses. Except as set forth in Part 3.8(a) of the Parent Disclosure Schedule, since December 31, 2005, neither Parent nor any of its Subsidiaries have (a) received any written notice from any Governmental Entity regarding any actual or possible violation of, or failure to comply with any material provision of, any Legal Requirement or
     (b) filed or otherwise provided any written notice to any Governmental Entity regarding any actual or possible material violation of, or failure to comply with any material provision of, any Legal Requirement. There is no such notice outstanding or unresolved as of the date of this Agreement.

          (B) The Parent and each of its Subsidiaries is in compliance in all material respects with applicable provisions of United States export, re-export and import control laws and regulations related to the export or transfer of commodities, software and technology, including the Export Administration Regulations (15 C.F.R. ss.ss. 730-774); the International Traffic in Arms Regulations (22 C.F.R. ss.ss. 120-130); the economic sanctions regulations administered by the Office of Foreign Assets Control (31 C.F.R. ss.ss. 500-598); and the Customs Regulations (19 C.F.R. ss.ss. 1-357).

     3.9 LEGAL PROCEEDINGS; ORDERS. As of the date of this Agreement:

          (A) there is no Legal Proceeding pending (or, to the Knowledge of Parent, being overtly threatened) against Parent or Merger Sub that would materially and adversely affect Parent's or Merger Sub's ability to consummate any of the transactions contemplated by this Agreement;

          (B) there is no claim, dispute or Legal Proceeding pending (or, to the Knowledge of Parent, being threatened) against Parent or any of its Subsidiaries that is reasonably expected to have a Material Adverse Effect on Parent;

          (C) there is no material court order or judgment to which Parent or Merger Sub is subject that is reasonably expected to have a Material Adverse Effect on Parent or that would materially and adversely affect Parent's or Merger Sub's ability to consummate any of the transactions contemplated by this Agreement; and

          (D) no investigation by any Governmental Entity with respect to Parent, Merger Sub or any other Affiliate of Parent is pending or is being overtly threatened, other than any investigation that would not materially and adversely affect Parent's or Merger Sub's ability to consummate any of the transactions contemplated by this Agreement.

     3.10 GOVERNMENTAL AUTHORIZATIONS. As of the date of this Agreement, Parent and its Subsidiaries hold all Governmental Authorizations material to enable them to conduct their businesses in the manner in which such businesses are currently being conducted. The Governmental Authorizations held by Parent and its Subsidiaries are, in all material respects, valid and in full force and effect. To the Knowledge of Parent, Parent and its Subsidiaries are in substantial compliance with the terms and requirements of any material Governmental Authorizations. Between December 31, 2005 and the date of this Agreement, neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Entity regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

     3.11 CERTAIN BUSINESS PRACTICES. Except as set forth in Part 3.11 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has: (a) used any funds for unlawful contributions, gifts or entertainment, or for other unlawful expenses, related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; or (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

     3.12 TRANSACTIONS WITH AFFILIATES. To the Knowledge of Parent, between the date of Parent's last annual report filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by Parent pursuant to Item 7.B of Form 20-F promulgated by the SEC.

     3.13 AUTHORITY; BINDING NATURE OF AGREEMENT.

          (A) Parent has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered on behalf of Parent and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Merger Sub is a newly formed, wholly owned Subsidiary of Parent and has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Merger Sub, and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement other than, with respect to the Merger, the filing and recordation of the appropriate merger documents as required by the DGCL. Parent, as the sole stockholder of Merger Sub, will vote to adopt this Agreement immediately after the execution and delivery of this Agreement. This Agreement has been duly and validly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          (B) The Board of Directors of Parent has (i) determined that the transactions contemplated by this Agreement are fair to and in the best interests of Parent and its shareholders, and (ii) authorized and approved the execution, delivery and performance of this Agreement by Parent. The Board of Directors of Merger Sub has (A) determined that the transactions contemplated by this Agreement are fair to and in the best interests of Merger Sub and its stockholder, and (B) authorized and approved the execution, delivery and performance of this Agreement by Merger Sub.

     3.14 NON-CONTRAVENTION; CONSENTS. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement will not directly or indirectly (with or without notice or lapse of time):

          (A) contravene, conflict with or result in a violation of (i) any of the provisions of the Organizational Documents of Parent or Merger Sub, or
     (ii) any resolution adopted by the stockholders or the board of directors, or any committee thereof, of Parent or Merger Sub;

          (B) contravene, conflict with or result in a violation in any material respect or breach of, or result in a default in any material respect under, any provision of any Parent Material Contract (including the Facility Agreement); or give any Person the right to (i) declare a default or exercise any remedy under the Parent Material Contract, or (ii) accelerate the maturity or performance in any material respect of any obligation under the Parent Material Contract;

          (C) contravene, conflict with or result in a violation of, or give any Governmental Entity the right to challenge the Merger or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order, except (i) under applicable antitrust laws, and (ii) for conflicts or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent or Merger Sub's ability to consummate the Merger;

          (D) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by Parent or Merger Sub or that otherwise relates to the business of any of Parent or Merger Sub or to any material assets owned or leased by any of Parent or Merger Sub;

          (E) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent or Merger Sub (except for Permitted Encumbrances); or

          (F) result in the transfer of any material asset of Parent or Merger Sub to any Person.

Except as may be required by the Exchange Act, the DGCL, or the antitrust or competition laws of foreign jurisdictions, neither Parent nor Merger Sub, nor any of Parent's other Affiliates, is required to make any filing with or to obtain any consent from any Person at or prior to the Effective Time in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of any of the transactions contemplated by this Agreement, except where the failure to make any such filing or obtain any such consent would not materially and adversely affect Parent's or Merger Sub's ability to consummate any of the transactions contemplated by this Agreement. No vote of Parent's shareholders is necessary to adopt this Agreement or to approve any of the transactions contemplated by this Agreement.

     3.15 NOT AN INTERESTED STOCKHOLDER. Neither Parent nor any of its "affiliates" or "associates" is or has been during the past three years an "interested stockholder" (as such term is defined in Section 203 of the DGCL) of the Company.

     3.16 OWNERSHIP OF SHARES. Neither Parent nor any of Parent's Affiliates directly or indirectly owns, and at all times during the past three years, neither Parent nor any of Parent's Affiliates has owned, beneficially or otherwise, any shares of Company Common Stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of Company Common Stock.

     3.17 BROKERS. No broker, finder or investment banker (other than Citigroup Global Markets, Inc.) is entitled to any brokerage, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent.

     3.18 ACTIVITIES OF MERGER SUB. Merger Sub was formed solely for the purpose of effecting the Merger and the other transactions contemplated by this Agreement. Merger Sub has engaged in no activities other than those contemplated by this Agreement and has no liabilities other than those contemplated by this Agreement.

     3.19 REGISTRATION STATEMENT/PROXY STATEMENT. The written information to be supplied by the Parent for inclusion in the Proxy Statement/Prospectus shall not on the date the Proxy Statement/Prospectus is first mailed to the stockholders of the Company, at the time of the Company Stockholders Meeting and at the Effective Time, (i) contain any untrue statement of a material fact, (ii) omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or (iii) omit to state any material fact necessary to correct any statement in any earlier written communication constituting a solicitation of proxies by the Company for the Company Stockholders Meeting which has in the interim become false or misleading in any material respect.

SECTION 4. COVENANTS

     4.1 INTERIM OPERATIONS OF THE PARTIES.

          (A) During the period from the date of this Agreement through the earlier of the Effective Time or the termination of this Agreement, each of the parties shall ensure that it and each of its Subsidiaries shall:

               (I) use reasonable efforts to conduct its business in substantially the same manner in which such business was being conducted prior to the date of this Agreement;

               (II) use commercially reasonable efforts to ensure that it preserves intact its current business organization, keeps available the services of its present officers and other employees and preserves its relations and goodwill with suppliers, customers, landlords, creditors, licensors, licensees, employees and other entities having business relationships with it and with all relevant Governmental Entities;

               (III) keep in full force all its insurance policies (except for replacement of insurance policies providing substantially similar levels of coverage); and

               (IV) in the case of the Company promptly notify Parent of any event that would have a Material Adverse Effect on the Company and in the case of Parent, promptly notify the Company of any event that would have a Material Adverse Effect on Parent.

          (B) The Company agrees that, during the period from the date of this Agreement through the earlier of the Effective Time or the termination of this Agreement, except (1) to the extent Parent shall otherwise consent in writing (such consent not to be unreasonably withheld) or (2) as set forth in Part 4.1(b) of the Company Disclosure Schedule, the Company shall not and shall not permit any of its Subsidiaries to:

               (I) amend its Organizational Documents;

               (II) split, combine or reclassify any shares of capital stock;

               (III) declare, set aside or pay any dividend (whether payable in cash, stock or property) with respect to any capital stock or other securities;

               (IV) (A) form any Subsidiary; (B) or acquire any equity interest in any other Entity; or (C) effect or become a party to any merger, consolidation, plan of arrangement, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, issuance of bonus shares, division or subdivision of shares, consolidation of shares or similar transaction;

               (V) issue or authorize the issuance of any additional shares of, or securities convertible or exchangeable for, or options, warrants or rights to acquire, any shares of its capital stock, other than (A) shares of Company Common Stock issuable upon exercise of Company Options or Company Warrants, or upon conversion of the Convertible Notes, outstanding on the date of this Agreement or (B) up to 70,000 shares (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Company Common Stock after the date of this Agreement) of Company Common Stock subject to options or other equity awards under the Company Equity Plan issued in the ordinary course of business to employees (other than directors or executive officers of the Company);

               (VI) amend or waive any right under any Company Option, Company Warrant or the Convertible Notes;

               (VII) (A) acquire any asset (tangible or intangible) for a purchase price exceeding $200,000 or assets (tangible or intangible) for an aggregate purchase price exceeding $600,000 (other than the acquisition of raw materials or supplies in the ordinary course of business consistent with past practice, capital expenditures not prohibited by clause "(xvi)" below and non-exclusive licenses of Intellectual Property Rights in the ordinary course of business); (B) sell or otherwise dispose of any material asset (including, without limitation, the membership interest (all or a portion) in HHNEC and any other asset valued in excess of $250,000), other than the license of Intellectual Property Rights not prohibited by clause "(xii)" below and the sale of finished goods inventory in the ordinary course of business consistent with past practice, scrapped inventory and the disposal of obsolete equipment consistent with past practice; (C) enter into a lease or a license of any assets of the Company or any of its Subsidiaries involving the payment of $500,000 over the term of the lease or license (other than the replacement or renewal of existing licenses or leases and the license of Intellectual Property Rights not prohibited by clause "(xii)" below or capital leases not prohibited by clauses "(ix)" and "(xvi)" below); or (D) knowingly waive or relinquish any rights outside of the ordinary course of business;

               (VIII) repurchase, redeem or otherwise acquire any shares, options, warrants, rights to acquire any shares of the Company's capital stock (except shares repurchased from employees or former employees pursuant to the exercise of repurchase rights) or securities convertible into shares of the Company's capital stock (including the Convertible Notes);

               (IX) incur any indebtedness for borrowed money or guarantee any such indebtedness, except for (A) borrowings (including letters of credit) under the Loan and Security Agreement with Wachovia Capital Finance Corporation (Western) up to $13,000,000 in the aggregate, subject to the Company providing Parent with advance written notice of: (1) the first drawdown or letter of credit that brings the outstanding balance (including letters of credit) to $10,000,000 or more; and (2) each drawdown or letter of credit thereafter, and (B) purchase money financings and capital leases entered into in the ordinary course of business;

               (X) (A) establish, adopt or amend any employee benefit (including health) or pension plans or employment agreements (other than amendments required by applicable Legal Requirements), (B) pay any bonus or make any profit sharing payment, cash incentive payment or similar payment to, or increase the compensation or fringe benefits of any director, officer or employee of the Company or any of its Subsidiaries (except for (1) payments pursuant to existing agreements or plans, (2) amendments determined by the Company in good faith to be required to comply with applicable Legal Requirements, (3) increases required pursuant to the Labor Agreements or any benefit plan of the Company and its Subsidiaries in effect on the date hereof, and (4) salary increases and bonuses to non-executive employees in the ordinary course of business), (C) hire any new officer, (D) terminate any existing officers or any other person listed on Part 4.1(b)(x) of the Company Disclosure Schedule (other than terminations for cause), or (E) grant any severance pay or termination pay to any officers or employees, except pursuant to existing agreements or in accordance with existing written company policies;

               (XI) (A) enter into or become bound by, or permit any of the assets owned or used by it to become by, any contact that, if entered into prior to the date of this Agreement, would be a Material Contract (except for (1) contracts relating to the acquisition or disposition of assets, licenses or leases not otherwise prohibited by this Section 4.1, (2) settlement agreements not prohibited by clause (xviii), (3) amendments to, or consents under, any Material Contracts necessary in connection with the Merger, and (4) a new or amended collective bargaining agreement with the International Brotherhood of Electrical Workers consistent with those certain letters of understanding, each dated as of May 2, 2008, subject to the Company giving Parent and Parent's counsel a reasonable opportunity to review and comment on any such agreement), or (B) amend, renew or prematurely terminate any Material Contracts or knowingly waive, release or assign any material rights or claims under any Material Contracts (except in the ordinary course of business and except for amendments or consents necessary in connection with the Merger);

               (XII) (A) abandon, disclaim, dedicate to the public, sell, assign or grant any security interest (other than Permitted Encumbrances) in, to or under any Intellectual Property Rights of the Company or a Subsidiary of the Company, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and taxes, to maintain and protect its interest in such Intellectual Property Rights, except as set forth in Part 2.6(d)(ii) of the Company Disclosure Schedule, (B) grant to any third party any license with respect to Intellectual Property Rights of the Company or a Subsidiary of the Company, except in the ordinary course of business, (C) develop, create or invent any Intellectual Property jointly with any third-party except in the ordinary course of business or in accordance with the terms of existing agreements or arrangements, or (D) fail to notify Parent promptly of any material infringement, misappropriation or other violation of the Intellectual Property Rights of the Company or a Subsidiary of the Company of which the Company or its Subsidiary obtains Knowledge and to consult with Parent regarding the actions (if any) to take to protect such Intellectual Property Rights;

               (XIII) lend money to any Person (except that the Company and its Subsidiaries may make advances to employees, officers, directors or independent contractors for business expenses and the Company may allow employees to acquire shares of Company Common Stock in exchange for promissory notes upon exercise of Company Options, in each case in the ordinary course of business and consistent with past practice);

               (XIV) change any of its methods of tax or financial accounting or accounting practices in any material respect other than changes required by applicable law or under GAAP;

               (XV) make, change or revoke any material tax election, amend any material Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material tax claim or assessment; surrender any right to claim a refund of a material amount of Taxes, obtain any Tax ruling or consent to any waiver or extension of the statute of limitations for the assessment of Taxes or take any action or fail to take any action that would be reasonably likely to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code;

               (XVI) make any capital expenditure that is not contemplated by the capital expenditure budget set forth in Part 4.1(b)(xvi) of the Company Disclosure Schedule (a "NON-BUDGETED CAPITAL EXPENDITURE"), except that the Company or any Subsidiary of the Company (A) may make any Non-Budgeted Capital Expenditure that does not individually exceed $200,000 in amount, and that (B) when added to all other Non-Budgeted Capital Expenditures made by the Company and its Subsidiaries since the date of this Agreement, would not exceed $750,000 in the aggregate;

               (XVII) commence any Legal Proceeding, except with respect to routine collection matters in the ordinary course of business and consistent with past practices or to enforce its rights under this Agreement;

               (XVIII) settle or discharge any Legal Proceeding or other claim or dispute or settle any third-party Legal Proceeding with respect to the transactions contemplated by this Agreement, except where the only obligations incurred by the Company are payments below $100,000 in the aggregate;

               (XIX) (A) extend the payment terms of any customer, provide credit to any customer (or any price adjustment) or make customer concessions, or (B) advance payment terms of any supplier or service provider, in each case except in the ordinary course of business and consistent with past practice; or

               (XX) enter into an agreement to take any of the actions described in this Section 4.1(b).

          (C) Parent agrees that, during the period from the date of this Agreement through the earlier of the Effective Time or the termination of this Agreement, except (1) to the extent the Company shall otherwise consent in writing (such consent not to be unreasonably withheld) or (2) as set forth in Part 4.1(c) of the Parent Disclosure Schedule, Parent shall not and shall not permit Merger Sub or any of its other Subsidiaries to:

               (I) amend its Organizational Documents;

               (II) declare, set aside or pay any dividend (whether payable in cash, stock or property) with respect to any capital stock or other securities;

               (III) (A) form any Subsidiary; (B) or acquire any equity interest in any other Entity; or (C) effect or become a party to any merger, consolidation, plan of arrangement, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, issuance of bonus shares or similar transaction;

               (IV) repurchase, redeem or otherwise acquire any shares, options, warrants or rights to acquire any shares of capital stock (except shares repurchased from employees or former employees pursuant to the exercise of repurchase rights);

               (V) change any of its methods of accounting or accounting practices in any material respect other than changes required under GAAP;

               (VI) take any action or fail to take any action that would be reasonably likely to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code; or

               (VII) enter into an agreement to take any of the actions described in this Section 4.1(c).

     4.2 NO SOLICITATION.

          (A) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company, its Subsidiaries and their respective directors and officers will not, and the Company will use commercially reasonable efforts to ensure that its and its Subsidiaries' non-officer employees, affiliates, agents, attorneys, accountants, financial advisors and other advisors and representatives do not, directly or indirectly: (i) solicit or initiate, or induce, encourage or knowingly facilitate the making, submission or announcement of any Alternative Acquisition Proposal or Alternative Acquisition Inquiry; (ii) except as otherwise provided below, furnish any information regarding the Company or its Subsidiaries to any third party in connection with or in response to any Alternative Acquisition Proposal or Alternative Acquisition Inquiry; (iii) except as otherwise provided below, enter into, participate, engage, maintain or continue in any discussions or negotiations with any third party concerning any Alternative Acquisition Proposal or Alternative Acquisition Inquiry; or (iv) except in accordance with Section 4.4(c), approve, endorse or recommend any Alternative Acquisition Proposal or Alternative Acquisition Inquiry;, enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Alternative Acquisition Transaction; provided, however, that, the Company and its officers, directors, employees, affiliates, investment bankers, financial advisors, attorneys, accounts or other advisors or representatives may, at any time prior to the adoption of this Agreement by the holders of Company Common Stock, take any of the actions otherwise prohibited by clause "(ii)" or clause "(iii)" of this Section 4.2(a) in connection with or in response to any Alternative Acquisition Proposal if the Company's Board of Directors determines in good faith that such Alternative Acquisition Proposal (which has not been withdrawn) constitutes or could reasonably be expected to lead to a Superior Proposal, if (in each case) (1) the Company's Board of Directors determines in good faith (after consultation with the Company's financial advisor and outside legal counsel) that such action is required in order for the Board of Directors of the Company to comply with its fiduciary duties to the Company's stockholders under applicable law, (2) neither the Company nor its representatives shall have breached the provisions set forth in this Section 4.2 in connection with such Alternative Acquisition Proposal, (3) at least forty-eight (48) hours prior to taking any of the actions otherwise prohibited by clause "(ii)" or clause "(iii)" of this Section 4.2(a) in connection with or in response to any Alternative Acquisition Proposal, the Company gives Parent written notice of the identity of the third party making such Alternative Acquisition Proposal, the terms thereof and of the Company's intention to take such actions, (4) prior to furnishing any confidential information regarding the Company or its Subsidiaries to any third party in connection with or in response to any Alternative Acquisition Proposal, the Company receives from such third party an executed confidentiality agreement containing limitations on the use and disclosure of confidential information furnished to such third party by the Company that are no less favorable to the Company than the provisions of the Confidentiality Agreement, and (5) prior to providing any such confidential information to such third party, the Company furnishes such confidential information to Parent (to the extent such confidential information has not been previously furnished by the Company to Parent). Upon the execution and delivery of this Agreement, the Company will immediately cease and cause to be terminated any and all existing activities, discussions and negotiations with any third party relating to any Alternative Acquisition Proposal or any Alternative Acquisition Inquiry. The Company agrees not to release (and to cause its Subsidiaries not to release) any third party from, and not to waive (and to cause its Subsidiaries not to waive) any provision of, any confidentiality, non-disclosure, non-solicitation, no hire, "standstill" or similar contract to which any of the Company or its Subsidiaries is a party and will cause each such agreement to be enforced to the extent requested by Parent. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any action inconsistent with any of the provisions of this Section 4.2(a) by any director or officer of the Company or any of Subsidiaries, whether or not such director or officer is purporting to act on behalf of the Company, shall be deemed to constitute a breach of this Section 4.2(a) by the Company.

          (B) If any Alternative Acquisition Proposal or Alternative Acquisition Inquiry is made or submitted by any Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) prior to the Closing Date, then the Company shall as promptly as practicable after receipt of such Alternative Acquisition Proposal or Alternative Acquisition Inquiry (and in any event within one (1) business day after any of the Company's executive officers or directors becomes aware of any such Alternative Acquisition Proposal or Alternative Acquisition Inquiry) advise Parent in writing of such Alternative Acquisition Proposal or Alternative Acquisition Inquiry (including the identity of the third party making or submitting such Alternative Acquisition Proposal or Alternative Acquisition Inquiry, and the terms and conditions thereof, together with a copy of any written materials provided to the Company by such third party). The Company shall keep Parent reasonably informed with respect to: (i) the status of any such Alternative Acquisition Proposal or Alternative Acquisition Inquiry; and
     (ii) the status and terms of any modification or proposed modification thereto. Furthermore, the Company shall provide Parent with at least two
     (2) business days' prior written notice (or, if less than two (2) business days, such prior notice as is provided to the members of the Company's Board of Directors) of any meeting of the Company's Board of Directors at which the Board of Directors of the Company is reasonably expected to consider any Alternative Acquisition Proposal or Alternative Acquisition Inquiry or to recommend a Superior Proposal to the Company's stockholders, and in each case together with such notice a copy of any definitive documentation relating to such Superior Proposal.

          (C) Nothing contained in this Section 4.2 or elsewhere in this Agreement shall prohibit the Company or its Board of Directors from complying with Rule 14d-9, Rule 14e-2 or Item 1012(a) of Regulation M-A under the Exchange Act or from furnishing a copy or excerpts of this Agreement (excluding, however, the Company Disclosure Schedule and the Parent Disclosure Schedule) to any third party (or the representatives of such third party) that makes any Alternative Acquisition Proposal or Alternative Acquisition Inquiry.

     4.3 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS.

          (A) As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall prepare the Proxy Statement/Prospectus and Parent shall prepare and cause to be filed with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Parent and the Company shall use commercially reasonable efforts to cause the Registration Statement and the Proxy Statement/Prospectus to comply as to form and substance as to such party in all material respects with the rules and regulations promulgated by the SEC, the Nasdaq Global Market and the American Stock Exchange, respond promptly to any comments of the SEC or its staff and use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC, and the Company will cause the Proxy Statement/Prospectus to be mailed to the holders of Company Common Stock at the earliest practicable time after the Registration Statement is declared effective by the SEC. Each of Parent, Merger Sub and the Company shall promptly furnish to the other party such information regarding itself and its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement/Prospectus and the Registration Statement, or in any amendments or supplements thereto, and cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Proxy Statement/Prospectus and the Registration Statement. To the extent required by the applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations thereunder, (i) Parent and the Company shall promptly correct any information provided by it for use in the Proxy Statement/Prospectus or Registration Statement if such information shall have become false or misleading in any material respect; and (ii) Parent and the Company shall take all steps necessary to promptly cause the Proxy Statement/Prospectus or Registration Statement, as the case may be, as supplemented or amended to correct such information, to be filed with the SEC and to be disseminated to holders of Company Common Stock. Parent shall promptly provide the Company and its counsel with a copy or description of any comments received by Parent (or its counsel) from the SEC or its staff with respect to the Registration Statement, or of any request by the SEC or its staff for amendments or supplements to the Registration Statement or for additional information. Parent shall respond promptly to any comments of the SEC or its staff with respect to the Registration Statement and give the Company and the Company's counsel a reasonable opportunity to review and comment on any response to such comments provided to the SEC or its staff. The Company shall promptly provide Parent and its counsel with a copy or description of any comments received by the Company (or its counsel) from the SEC or its staff with respect to the Proxy Statement/Prospectus, or of any request by the SEC or its staff for amendments or supplements to the Proxy Statement/Prospectus or for additional information. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Proxy Statement/Prospectus and give Parent and Parent's counsel a reasonable opportunity to review and comment on any response to such comments provided to the SEC or its staff.

          (B) Prior to the Effective Time, Parent shall use reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Ordinary Shares to be issued in the Merger will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders Meeting.

          (C) The Proxy Statement/Prospectus will include the Company Board Recommendation, subject to the right of the Board of Directors of the Company to withhold, withdraw, modify, amend, change, rescind, condition or qualify the Company Board Recommendation in compliance with Section 4.4(c).

     4.4 MEETING OF THE COMPANY'S STOCKHOLDERS.

          (A) The Company shall (subject to applicable Legal Requirements and the requirements of its Organizational Documents) take all action necessary to convene a meeting of holders of Company Common Stock to vote to adopt this Agreement (the "COMPANY STOCKHOLDERS MEETING") and, subject to the right of the Board of Directors of the Company to withhold, withdraw, modify, amend, change, rescind, condition or qualify the Company Board Recommendation in compliance with Section 4.4(c), shall use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement. The Company Stockholders Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act. The Company may delay the Company Stockholders Meeting if, as of the time for which the Company Stockholders Meeting is originally scheduled, the Company believes that there are or will be insufficient stockholders represented (either in person or by proxy) to constitute the minimum legal quorum necessary to conduct the business at the Company Stockholders Meeting. The Company shall use commercially reasonable efforts to ensure that the Company Stockholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Stockholders Meeting are solicited, in compliance with the DGCL, the Company's Organizational Documents, the rules of the American Stock Exchange and all other applicable Legal Requirements. The Company's obligation to call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this Section 4.4(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Alternative Acquisition Proposal or any withholding, withdrawal, modification, amendment or change in the Company Board Recommendation or any other determination subsequent to the date hereof by the Company's Board of Directors that it can no longer make the Company Board Recommendation.

          (B) The Board of Directors of the Company shall recommend adoption of this Agreement by the holders of Company Common Stock (the "COMPANY BOARD RECOMMENDATION"), and unless the Board of Directors of the Company shall have withheld, withdrawn, modified, amended, changed, rescinded, conditioned or qualified the Company Board Recommendation in compliance with Section 4.4(c), the Company shall include in the Proxy Statement/Prospectus a statement to the effect that the Board of Directors of the Company recommends that the holders of Company Common Stock vote to adopt this Agreement, and (ii) the Company shall take all lawful action to solicit from the holders of Company Common Stock proxies in favor of the adoption of this Agreement and to secure the vote or consent of its stockholders required by the rules of the American Stock Exchange and the DGCL. Neither the Company's Board of Directors nor any committee thereof shall withhold, withdraw, modify, amend, change, rescind, condition or qualify or publicly propose to withhold, withdraw, modify, amend, change, rescind, condition or qualify, in a matter adverse to Parent or Merger Sub, the Company Board Recommendation, except in compliance with Section 4.4(c). At the Company Stockholders Meeting, Parent shall ensure that all shares of Company Common Stock owned beneficially or of record by Parent, Merger Sub or any of Parent's other Affiliates will be voted in favor of the adoption of this Agreement.

          (C) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the adoption of this Agreement by the stockholders of the Company, the Company's Board of Directors may withhold, withdraw, modify, amend, change, rescind, condition or qualify the Company Board Recommendation if: (i) neither the Company nor its representatives shall have breached the provisions set forth in Section 4.2 in connection with the proposed withholding, withdrawal, modification, amendment, changing, rescission, conditioning or qualification of the Company Board Recommendation; (ii) the Company shall have provided to Parent at least two
     (2) business days' prior written notice (or, if less than two (2) business days, such prior notice as is provided to the members of the Company's Board of Directors) of any meeting of the Company's Board of Directors at which such Board of Directors is reasonably expected to consider the possibility of withholding or withdrawing the Company Board Recommendation or modifying, amending, changing, rescinding, conditioning or qualifying the Company Board Recommendation in a manner adverse to Parent, together with reasonably detailed information regarding the circumstances giving rise to the consideration of such possibility and the opportunity to discuss such circumstances with Parent and its legal counsel and financial advisor; and (iii) the Company's Board of Directors determines in good faith that (after consultation with the Company's outside legal counsel and its financial advisor) that, other than solely by reason of a decline in Parent's stock price, in and of itself, withholding, withdrawing, modifying, amending, changing, rescinding, conditioning or qualifying the Company Board Recommendation is required in order for the Board of Directors of the Company to comply with its fiduciary duties to the Company's stockholders under applicable law. The Company shall notify Parent promptly (and in any event within two hours) of: (A) any withholding, withdrawal, modification, amendment, changing, rescinding, conditioning or qualifying of the Company Board Recommendation; and (B) the circumstances and details surrounding such withholding, withdrawal, modification, amendment, change, rescission, conditioning or qualification. Nothing contained in this Section 4.4 shall limit the Company's obligation to hold and convene the Company Stockholders Meeting (regardless of whether the Company Board Recommendation shall have been withheld, withdrawn, modified, amended, changed, rescinded, conditioned or qualified).

     4.5 FILINGS; OTHER ACTION.

          (A) Each of the Company, Parent and Merger Sub shall: (i) promptly make and effect all registrations, filings and submissions required to be made or effected by it pursuant to the Exchange Act and other applicable Legal Requirements with respect to the Merger; and (ii) use commercially reasonable efforts to take or cause to be taken, on a timely basis, all other actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable for the purpose of consummating and effectuating, in an expeditious manner, the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Company, Parent and Merger Sub (A) shall promptly provide all information requested by any Governmental Entity in connection with the Merger or any of the other transactions contemplated by this Agreement, and (B) shall use commercially reasonable efforts to promptly take, and cause its Affiliates to take, all actions and steps necessary to obtain any clearance or approval required to be obtained from the U.S. Federal Trade Commission, the U.S. Department of Justice, any state attorney general, any foreign competition authority or any other Governmental Entity in connection with the transactions contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or any Subsidiary or affiliate of Parent (x) to agree to any divestiture by itself or the Company or any of their respective Subsidiaries or affiliates of shares of capital stock or of any material portion of its or the Company's business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock, or (y) to take any similar or other material action under this Section 4.5 requested by any Governmental Entity that has the authority to enforce any antitrust or competition law and that seeks, or authorizes its staff to seek, a preliminary injunction or restraining order to enjoin the consummation of the Merger.

          (B) Without limiting the generality of anything contained in Section 4.5(a) or Section 4.5(c), each party hereto shall (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, and (iii) promptly inform the other parties of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Merger. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding. In addition, except as may be prohibited by any Governmental Entity or by any Legal Requirement, in connection with any such request, inquiry, investigation, action or Legal Proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or Legal Proceeding.

          (C) Without limiting the generality of anything contained in Section 4.5(a) or Section 4.5(b), the Company, Parent and Merger Sub shall use commercially reasonable efforts to cause all conditions to the Merger to be satisfied on a timely basis (to the extent the satisfaction of such conditions is within such party's direct or indirect control).

          (D) The Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it contained in this Agreement (other than any such representation or warranty speaks as of the date of this Agreement or any other specific date prior to the date of this Agreement) has become untrue or inaccurate, or of any failure of the Company to comply with or satisfy in any material respect any covenant or agreement required to be complied with or satisfied by it under this Agreement prior to the Closing, in each case, where such untruth, inaccuracy or failure would result in the conditions set forth in Section 5.2(a) or Section 5.2(b) not being satisfied; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          (E) Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by it or Merger Sub contained in this Agreement (other than any such representation or warranty speaks as of the date of this Agreement or any other specific date prior to the date of this Agreement) has become untrue or inaccurate, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant or agreement required to be complied with or satisfied by it under this Agreement prior to the Closing, in each case, where such untruth, inaccuracy or failure would result in the conditions set forth in Section 5.3(a) or Section 5.3(b) not being satisfied; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          (F) As soon as practicable following the date hereof, Parent and the Company will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its Subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

          (G) Subject to any restrictions that may be imposed by United States Governmental Entities, the Company will coordinate with Parent in connection with all notifications and discussions with the Department of Defense concerning its Trusted Foundry Status or security clearance, including: notifying Parent prior to any such actions, giving Parent the opportunity to review written communications with the Department of Defense, and providing Parent with the opportunity to participate in discussions with the Department of Defense.

     4.6 ACCESS. Upon reasonable notice, the Company shall afford Parent's officers and other authorized employees and representatives (including accountants and counsel) reasonable access, during normal business hours, upon reasonable notice, throughout the period prior to the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, to the Company's properties, books, records and personnel and, during such period, the Company shall furnish promptly to Parent all readily available information concerning its business (including the status of product development efforts, properties, results of operations and personnel) as Parent may reasonably request; PROVIDED, HOWEVER, that the Company shall not be required to permit any inspection or other access, or to disclose any information, where such inspection, access or disclosure would jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine or violate any Legal Requirement or contractual obligation applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected in any manner that would reasonably be expected to cause the Company to lose any material benefit or incur any material liability. Subject to the restrictions set forth in the proviso to the preceding sentence, the parties hereto will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which such restrictions apply. No information or knowledge obtained by Parent in any investigation pursuant to this Section 4.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger. All information obtained by Parent and its representatives pursuant to this Section 4.6 shall be treated as "Confidential Information" for purposes of the Confidentiality Agreement.

     4.7 INTERIM OPERATIONS OF MERGER SUB. During the period from the date of this Agreement through the earlier of the Effective Time or the termination of this Agreement, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

     4.8 PUBLICITY. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent, and thereafter the Company and Parent (and each of their respective executive officers and directors, whether or not purporting to act on behalf of the Company or Parent, as applicable) shall consult with each other and, to the extent practicable, agree, prior to issuing any press releases or otherwise making public statements with respect to this Agreement and the transactions contemplated by this Agreement, except as may be required by applicable Legal Requirements or any listing agreement with the Nasdaq or the American Stock Exchange, and prior to making any filings with any Governmental Entity with respect to the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that the Company need not consult with Parent in connection with any press release or public statement if, prior to the date of such release or public statement, the Company shall have withheld, withdrawn, modified, amended or changed the Company Board Recommendation in compliance with Section 4.4(c). The Company shall consult with Parent before issuing any press release or otherwise making any public statement with respect to the Company's earnings or results of operations, and shall not issue any such press release or make any such public statement prior to such consultation.

     4.9 COMPANY OPTIONS; COMPANY WARRANTS; EMPLOYEE BENEFITS.

          (A) COMPANY OPTIONS. At the Effective Time, each outstanding Company Option, whether or not vested, shall be assumed by Parent. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such Company Option immediately prior to the Effective Time (including any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting on certain transactions, other than the transactions contemplated by this Agreement), except that (i) each Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of Parent Ordinary Shares equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of Parent Ordinary Shares and (ii) the per share exercise price for the Parent Ordinary Shares issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Parent shall comply with the terms of all such Company Options and use its best efforts to ensure, to the extent required by and subject to the provisions of, the Company Equity Plan, and to the extent permitted under the Code, that any Company Options that qualified for tax treatment as incentive stock options under Section 422 of the Code prior to the Effective Time continue to so qualify after the Effective Time. The Company will take all necessary or appropriate actions to effectuate the treatment of Company Options contemplated by this Section 4.9(a) and Parent shall take all corporate actions necessary to reserve for issuance a sufficient number of Parent Ordinary Shares for delivery upon exercise of assumed Company Options on the terms set forth in this Section 4.9(a). Parent shall file a Form S-8 registration statement with the SEC covering the Parent Ordinary Shares issuable with respect to assumed Company Options within 10 business days after the Effective Time. Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as such assumed Company Options remain outstanding.

          (B) COMPANY WARRANTS. At the Effective Time, each outstanding Company Warrant shall be assumed by Parent. Each Company Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such Company Warrant immediately prior to the Effective Time, except that (i) each Company Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of Parent Ordinary Shares equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, and (ii) the per share exercise price for the Parent Ordinary Shares issuable upon exercise of such assumed Company Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio. Parent shall comply with the terms of all such Company Warrants. Parent shall take all corporate actions necessary to reserve for issuance a sufficient number of Parent Ordinary Shares for delivery upon exercise of assumed Company Warrants on the terms set forth in this Section 4.9(b).

          (C) EMPLOYEE BENEFITS.

               (I) Parent agrees that, subject to any necessary transition period and subject to any applicable plan provision, contractual requirements or Legal Requirements, all employees of the Company and its Subsidiaries who continue employment with Parent, the Surviving Corporation or any Subsidiary of Parent after the Effective Time ("CONTINUING EMPLOYEES") shall, following the Effective Time, be eligible to participate in Parent's applicable employee benefit plans (including equity plans, profit sharing plans, severance plans and health and welfare benefit plans) to substantially the same extent as similarly situated employees of Parent (based, among other things, on location, responsibility, rank, seniority and job description). From and after the Effective Time and continuing until not earlier than December 31, 2008, Parent shall ensure that the Surviving Corporation continues to provide Continuing Employees with the same benefits that are provided by the Company as of immediately prior to the Effective Time.

               (II) For the sole purpose of determining a Continuing Employee's eligibility to participate in such plans (but not for purposes of benefit accrual), such Continuing Employee shall receive credit under such plans for his or her years of continuous service with the Company or its Subsidiaries prior to the Effective Time, provided that such crediting of service shall not result in the duplication of benefits. With respect to any welfare benefit plans maintained by Parent or its Subsidiaries for the benefit of Continuing Employees located in the United States, Parent shall, subject to any necessary transition period and subject to any Legal Requirements: (A) cause to be waived, as required by applicable Legal Requirements, any eligibility requirements or pre-existing condition limitations; and (B) give effect, in determining any deductible maximum out of pocket limitations, to amounts paid by such Continuing Employees with respect to substantially similar plans maintained by any of the Company or its Subsidiaries during the plan year in which the Effective Time occurs.

               (III) The Surviving Corporation shall, and Parent shall not take any action that would cause the Surviving Corporation not to, honor in accordance with their terms all deferred compensation plans, agreements and arrangements, severance and separation pay plans, agreements and arrangements, and all written employment, severance, retention, incentive, change in control and termination agreements (including any change in control provisions therein) applicable to employees of the Company and its Subsidiaries. Part 4.9(c)(iii) of the Company Disclosure Schedule accurately lists all such plans, agreements and arrangements.

               (IV) Nothing in this Section 4.9 or elsewhere in this Agreement shall be construed to create a right of any employee of the Company or a Subsidiary of the Company to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent. Except for Indemnified Parties (as defined in Section 4.10(d)) to the extent of their respective rights pursuant to Section 4.10, no employee of the Company or a Subsidiary of the Company, no Continuing Employee and no other Person, shall be deemed to be a third party beneficiary of this Agreement. Nothing in this Section 4.9 or elsewhere in this Agreement shall be construed to amend any benefit plan.

               (V) To the extent any employee notification or consultation requirements are imposed by applicable Legal Requirements with respect to the transactions contemplated by this Agreement, the Company shall cooperate with Parent to comply with such requirements prior to the Effective Time.

     4.10 INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

          (A) All rights to indemnification by the Company or any Subsidiaries of the Company and exculpation existing in favor of Indemnified Parties for their acts and omissions as directors and/or officers of the Company or any Subsidiary of the Company occurring at or prior to the Effective Time pursuant to those indemnification agreements listed on Part 4.10 of the Company Disclosure Schedule and the Organizational Documents of the Company or any Subsidiary of the Company (as applicable) as in effect on the date of this Agreement (the "INDEMNIFICATION DOCUMENTS"), shall survive the Merger and be observed by the Surviving Corporation to the fullest extent available under the Indemnification Documents and applicable law for a period of six years from the Effective Time, and Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to (i) fulfill and honor in all respects the provisions of this Section 4.10(a) and (ii) not amend, repeal or otherwise modify (or permit the Surviving Corporation to amend, repeal or otherwise modify) the Organizational Documents of the Surviving Corporation or any of its Subsidiaries in any manner that could adversely affect the rights thereunder of any Indemnified Party.

          (B) From the Effective Time through the sixth anniversary of the Effective Time, Parent shall, and shall cause the Surviving Corporation to, cause to be maintained in effect, for the benefit of the Indemnified Parties, the current level and scope of directors' and officers' liability insurance coverage as set forth in the Company's current directors' and officers' liability insurance policies in effect as of the date of this Agreement as disclosed on Part 4.10(b) of the Company Disclosure Schedule; PROVIDED, HOWEVER, that (i) in no event shall Parent or the Surviving Corporation be required pursuant to this Section 4.10(b) to expend in any one year an amount in excess of 200% of the annual premium currently payable by the Company with respect to such insurance coverage (which current annual premium the Company represents and warrants to be $400,098 in the aggregate), it being understood that if the annual premiums payable for such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost equal to such amount, and (ii) in lieu of the foregoing, and notwithstanding anything to the contrary contained in clause "(i)" above, the Company may obtain a prepaid tail policy (the "TAIL POLICY") prior to the Effective Time for an aggregate price not to exceed six times the premium currently payable by the Company, which policy provides Indemnified Persons with directors' and officers' liability insurance for a period ending no earlier than the sixth anniversary of the Effective Time.

          (C) This Section 4.10 shall survive consummation of the Merger and the Effective Time. This Section 4.10 is intended to benefit, and may be enforced by, the Indemnified Parties and their respective heirs, representatives, successors and assigns, and shall be binding on all successors and assigns of Parent and the Surviving Corporation. In the event of any merger, consolidation or other similar transaction involving Parent or the Surviving Corporation, or in the event of any sale by Parent or the Surviving Corporation of all or substantially all of its assets, Parent shall make proper provision so that the continuing or surviving corporation or entity shall assume the obligations set forth in this
     Section 4.10.

          (D) For purposes of this Agreement, each individual who is or was an officer or director of the Company or any of its Subsidiaries any time between February 16, 2007 and the Effective Time shall be deemed to be an "INDEMNIFIED PARTY."

     4.11 TAX OPINIONS. The Company, Parent and Merger Sub shall cooperate and use commercially reasonable efforts in order for Company to obtain the opinion of Cooley Godward Kronish LLP described in Section 5.2(e)(i) and in order for Parent to obtain the opinion of O'Melveny & Myers LLP described in Section 5.3(e)(i). In connection therewith, the Company, Parent and Merger Sub shall, as of the Effective Time, execute and deliver to Cooley Godward Kronish LLP and to O'Melveny & Myers LLP tax representation letters substantially in the forms attached as Exhibit C (for the Company) and Exhibit D (for Parent and Merger
Sub). The Company, Parent and Merger Sub shall use all commercially reasonable efforts to cause the Merger to qualify as a reorganization under Section 368(a) of the Code and a transaction that is not subject to Section 367(a)(1) of the Code and shall not take any actions that to their knowledge could reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code and a transaction that is not subject to Section 367(a)(1) of the Code. The Company, Parent and Merger Sub shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code and a transaction that is not subject to Section 367(a)(1) of the Code, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

     4.12 LISTING. Parent shall use its commercially reasonable efforts to cause the Parent Ordinary Shares being issued in the Merger to be approved for listing (subject to notice of issuance) on the Nasdaq Global Market, including by giving notice to the Nasdaq Global Market on a Notification Form: Listing of Additional Shares.

     4.13 SUPPLEMENTAL INDENTURE. Prior to the Effective Time, Parent and the Company shall execute a supplemental indenture (the "SUPPLEMENTAL INDENTURE") pursuant to Section 10.12 of the Indenture, in form satisfactory to the Trustee providing that each holder of Convertible Notes then outstanding shall have the right from and after the Effective Time, during the period that such Convertible Notes are convertible under the Supplemental Indenture, to convert such Convertible Notes into the number of Parent Ordinary Shares receivable by a holder, immediately prior to the Effective Time, of the number of shares of Company Common Stock into which such Convertible Notes was convertible immediately prior to the Effective Time.

     4.14 TAX MATTERS.

          (A) Following the Merger, Parent shall cause the Surviving Corporation to timely comply with the reporting requirements of Treas. Reg. Sections 1.367-3(c)(6) and 1.368-3, to the extent required by applicable law, with respect to the transactions contemplated hereby.

          (B) Following the Merger, Parent shall timely provide notice to each former holder of Company Common Stock that notifies Parent that such holder has entered into a gain recognition agreement with the Internal Revenue Service (pursuant to Treas. Reg. Section 1.367-8T) in connection with the Merger, of either (i) a disposition by Parent or its Affiliates of all or a portion of the Company Common Stock received by Parent in the Merger, or
     (ii) a disposition of 90 percent of the gross assets or 70 percent of the net assets of the Company (or those assets essential to the conduct of the Company's business). In addition, upon written request from such holder after receipt of notification from Parent, Parent shall use commercially reasonable efforts to provide such information requested by the former holder to determine if such holder must recognize gain due to any disposition described in this Section 4.14(b). Parent shall have no obligation to provide any notice or other information to the holder pursuant to this Section 4.14(b) after October 15, 2014 or, if earlier, October 15th of the year following the year in which the holder's gain recognition agreement terminates.

SECTION 5. CONDITIONS TO THE MERGER

     5.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver by Parent and the Company, if permissible under applicable Legal Requirements) on or prior to the Closing Date of the following conditions:

          (A) STOCKHOLDER APPROVAL. This Agreement shall have been adopted by the requisite vote of holders of the Company Common Stock in accordance with applicable Legal Requirements and the Company's Organizational Documents;

          (B) EFFECTIVENESS OF REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued and still be pending, and no proceeding for that purpose shall have been initiated or be threatened and be pending, by the SEC with respect to the Registration Statement or the Proxy Statement/Prospectus;

          (C) OTHER GOVERNMENTAL APPROVALS. if during the period of 60 days after the date of this Agreement, both of the following occur: (x) either the Committee on Foreign Investment in the United States (including any of its respective members individually) ("CFIUS") or the President of the United States takes any action, including communicating concerns to the parties hereto about the Merger or initiating a review under Section 721 of the Defense Production Act of 1950 (50 USC App. 2170)("SECTION 721"), and
     (y) in response to any such action, Parent makes an appropriate filing providing notice of the transactions that are the subject of this Agreement to CFIUS pursuant to Section 721 (and, in the event Parent elects to make any such filing, the Company and Parent will use commercially reasonable efforts to prepare such filing, including providing the other party with all information reasonably requested by the other party in connection therewith), then either (A) the period of time for any applicable review process by CFIUS pursuant to Section 721, shall have expired, and the President of the United States shall not have taken action to block or prevent the consummation of the transactions contemplated hereby on the basis that they threaten to impair the national security of the United States or (B) the Department of Treasury shall have provided notice to the parties to the effect that action under Section 721 is concluded; and

          (D) NO INJUNCTIONS; LAWS. No injunction shall have been issued by a court of competent jurisdiction and shall be continuing that prohibits the consummation of the Merger, and no law shall have been enacted since the date of this Agreement and shall remain in effect that prohibits the consummation of the Merger; PROVIDED, HOWEVER, that (i) prior to invoking this provision, each party shall use commercially reasonable efforts to have any such injunction lifted, and (ii) a party may not invoke this provision unless the violation of such injunction or law that would arise from the consummation of the Merger would have material negative consequences for Parent or the Company or any of their respective directors, officers or employees (it being clarified that for the purposes of this Section 5.1(d) that: (x) an injunction issued by a court in Israel or the United States that prohibits the consummation of the Merger; or (y) a law enacted in Israel or the United States that prohibits the consummation of the Merger, shall be deemed to have material negative consequences for Parent or the Company).

     5.2 CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver by Parent, if permissible under applicable Legal Requirements) on or prior to the Closing Date of the following conditions:

          (A) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in Section 2 of this Agreement shall be accurate in all respects as of the Closing Date with the same force and effect as if made on the Closing Date, other than the representations and warranties in Sections 2.3(a), 2.3(e), 2.20(b) and 2.24 (the "COMPANY EXCLUDED REPRESENTATIONS"), which shall be accurate in all material respects as of the Closing Date (except, in each case, to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty (i) if other than a Company Excluded Representation, shall have been accurate in all respects as of such date, or (ii) if a Company Excluded Representation, shall have been accurate in all material respects as of such date), except that any inaccuracies in such representations and warranties (other than the Company Excluded Representations) will be disregarded for purposes of this Section 5.2(a) if such inaccuracies (considered collectively) do not have a Material Adverse Effect on the Company as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the phrase "in all material respects" or similar qualifications contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded);

          (B) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed or complied with in all material respects all covenants and agreements required to be performed or complied with by it under this Agreement on or prior to the Closing Date;

          (C) NO MATERIAL ADVERSE EFFECT ON THE COMPANY. Since the date of this Agreement, no event shall have occurred or circumstance shall exist that, alone or in combination with any other events or circumstances since the date of this Agreement, has had or resulted in and continues to have or result in a Material Adverse Effect on the Company, or would reasonably be expected to have or result in a Material Adverse Effect on the Company following the Closing Date;

          (D) NO LEGAL PROCEEDING. There shall not be pending before any court of competent jurisdiction any Legal Proceeding commenced by a Governmental Entity against the Company or Parent that seeks to prohibit the consummation of the Merger and that (i) is likely to result in a judgment adverse to Parent or the Company and (ii) would have a Material Adverse Effect on the Company or a Material Adverse Effect on Parent; and

          (E) DOCUMENTS. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

               (I) a written tax opinion of Cooley Godward Kronish LLP, in form and substance reasonably acceptable to the Company, dated as of the Closing Date and addressed to Parent, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and a transaction that is not subject to Section 367(a)(1) of the Code (it being understood that if Cooley Godward Kronish LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be satisfied if O'Melveny & Myers LLP renders such opinion);

               (II) a certificate executed on behalf of the Company by an executive officer confirming that the conditions set forth in Sections 5.2(a), 5.2(b) and 5.2(c) have been duly satisfied; and

               (III) (A) the Supplemental Indenture, executed and delivered on behalf of the Company and the Trustee and (B) the officer's certificate and opinion(s) of counsel delivered by the Company to the Trustee in accordance with Sections 6.1(c) and 7.3 of the Indenture in connection therewith.

     5.3 CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver by the Company, if permissible under applicable Legal Requirements) on or prior to the Closing Date of the following conditions:

          (A) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Merger Sub contained in Section 3 of this Agreement shall be accurate in all respects as of the Closing Date with the same force and effect as if made on the Closing Date, other than the representations and warranties in Sections 3.3(a) and 3.3(d) (the "PARENT EXCLUDED REPRESENTATIONS"), which shall be accurate in all material respects as of the Closing Date (except, in each case, to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty (i) if other than a Parent Excluded Representation, shall have been accurate in all respects as of such date, or (ii) if a Parent Excluded Representation, shall have been accurate in all material respects as of such date), except that any inaccuracies in such representations and warranties (other than the Parent Excluded Representations) will be disregarded for purposes of this Section 5.3(a) if such inaccuracies (considered collectively) do not have a Material Adverse Effect on Parent as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the phrase "in all material respects" or similar qualifications contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded);

          (B) PERFORMANCE OF OBLIGATIONS OF PARENT AND MERGER SUB. Parent and Merger Sub shall have performed or complied with in all material respects all covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing Date;

          (C) NO MATERIAL ADVERSE EFFECT ON PARENT. Since the date of this Agreement, no event shall have occurred or circumstance shall exist that, alone or in combination with any other events or circumstances since the date of this Agreement, has had or resulted in and continues to have or result in a Material Adverse Effect on Parent, or would reasonably be expected to have or result in a Material Adverse Effect on Parent following the Closing Date;

          (D) NO LEGAL PROCEEDING. There shall not be pending before any court of competent jurisdiction any Legal Proceeding commenced by a Governmental Entity against the Company or Parent that seeks to prohibit the consummation of the Merger and that (i) is likely to result in a judgment adverse to Parent or the Company and (ii) would have a Material Adverse Effect on Parent; and

          (E) DOCUMENTS. The Company shall have received the following agreements and documents, each of which shall be in full force and effect:

               (I) a written tax opinion of O'Melveny & Myers LLP, in form and substance reasonably acceptable to Parent, dated as of the Closing Date and addressed to Parent, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and a transaction that is not subject to Section 367(a)(1) of the Code (it being understood that if O'Melveny & Myers LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be satisfied if Cooley Godward Kronish LLP renders such opinion);

               (II) a certificate executed on behalf of Parent by an executive officer confirming that the conditions set forth in Sections 5.3(a), 5.3(b) and 5.3(c) have been duly satisfied; and

               (III) the Supplemental Indenture, executed and delivered on behalf of Parent.

          (F) LISTING. Parent shall have delivered timely notice to the Nasdaq Global Market on a Notification Form: Listing of Additional Shares with respect to the Parent Ordinary Shares being issued in the Merger.

     5.4 FRUSTRATION OF CLOSING CONDITIONS. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 5.1,
Section 5.2 or Section 5.3, as the case may be, to be satisfied if such failure was caused by the failure of such party (or any Affiliate of such party) to perform any of its obligations under this Agreement.

SECTION 6. TERMINATION

     6.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned (notwithstanding any adoption of this Agreement by the stockholders of the Company):

          (A) by mutual written consent of the Company and Parent at any time prior to the Effective Time;

          (B) by Parent or the Company at any time after 5:00 p.m. Pacific Time on October 20, 2008 (the "FINAL TIME") if the Merger shall not have been consummated at or before the Final Time (provided that the right to terminate this Agreement pursuant to this Section 6.1(b) shall not be available to any party where the failure of the Merger to have been consummated at or before the Final Time was caused by the failure of such party (or any Affiliate of such party) to fulfill any obligation under this Agreement;

          (C) by Parent or the Company at any time prior to the Effective Time if (i) there shall be any Legal Requirement enacted after the date of this Agreement and remaining in effect that prohibits the consummation of the Merger, or any court of competent jurisdiction shall have issued a permanent injunction prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable, and (ii) the violation of such Legal Requirement or injunction that would arise from the consummation of the Merger would have material negative consequences for Parent or the Company or any of their respective directors, officers or employees (it being clarified that for the purposes of this Section 6.1(c) that: (x) an injunction issued by a court in Israel or the United States that prohibits the consummation of the Merger; or (y) a Legal Requirement enacted in Israel or the United States that prohibits the consummation of the Merger, shall be deemed to have material negative consequences for Parent or the Company); PROVIDED, HOWEVER, that a party shall not be permitted to terminate this Agreement pursuant to this Section 6.1(c) if the issuance of any such injunction is attributable to the failure of such party (or any Affiliate of such party) to perform in any material respect any covenant or other agreement in this Agreement required to be performed by such party (or any Affiliate of such party) at or prior to the Effective Time;

          (D) by either the Company or Parent if the approval of the holders of Company Common Stock shall not have been obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof; PROVIDED, HOWEVER, that a party shall not be permitted to terminate this Agreement pursuant to this Section 6.1(d) if the failure to obtain such approval was caused by the failure of such party (or any Affiliate of such party) to fulfill any obligation under this Agreement;

          (E) by Parent at any time prior to adoption of this Agreement by the holders of Company Common Stock at the Company Stockholders Meeting if a Triggering Event shall have occurred;

          (F) by Parent if (i) there is an Uncured Inaccuracy in any representation or warranty of the Company contained in Section 2 such that the condition set forth in Section 5.2(a) would not be satisfied, or any covenant of the Company contained in this Agreement shall have been breached such that the condition set forth in Section 5.2(b) would not be satisfied, (ii) Parent shall have delivered to the Company written notice of such Uncured Inaccuracy or breach, and (iii) to the extent the Uncured Inaccuracy is curable by the Company, at least 30 days shall have elapsed since the date of delivery of such written notice to the Company and such Uncured Inaccuracy or breach shall not have been cured in all material respects; or

          (G) by the Company if (i) there is an Uncured Inaccuracy in any representation or warranty of Parent or Merger Sub contained in Section 3 such that the condition set forth in Section 5.3(a) would not be satisfied, or any covenant of Parent or Merger Sub contained in this Agreement shall have been breached such that the condition set forth in Section 5.3(b) would not be satisfied, (ii) the Company shall have delivered to Parent written notice of such Uncured Inaccuracy or breach, and (iii) to the extent the Uncured Inaccuracy is curable by Parent or Merger Sub (as applicable), at least 30 days shall have elapsed since the date of delivery of such written notice to Parent and such Uncured Inaccuracy or breach shall not have been cured in all material respects;

PROVIDED, HOWEVER, that notwithstanding anything to the contrary contained in this Section 6.1: (1) Parent shall not be permitted to terminate this Agreement pursuant to Section 6.1(f) if (A) there shall be an Uncured Inaccuracy in any representation or warranty of Parent or Merger Sub contained in Section 3 such that the condition set forth in Section 5.3(a) would not be satisfied, or (B) any covenant or other agreement of Parent or Merger Sub contained in this Agreement shall not have been performed or complied with such that the condition set forth in Section 5.3(b) would not be satisfied; and (2) the Company shall not be permitted to terminate this Agreement pursuant to Section 6.1(g) if (x) there shall be an Uncured Inaccuracy in any representation or warranty of the Company contained in Section 2 such that the condition set forth in Section 5.2(a) would not be satisfied, or (y) any covenant or other agreement of the Company contained in this Agreement shall not have been performed or complied with such that the condition set forth in Section 5.2(b) would not be satisfied.

     6.2 NOTICE OF TERMINATION; EFFECT OF TERMINATION. Any termination of this Agreement under Section 6.1 will be effective immediately upon the delivery of written notice thereof by the terminating party to the other parties hereto (or, in the case of termination pursuant to Section 6.1(f) or Section 6.1(g), on the date specified therein). In the event of the termination of this Agreement as provided in Section 6.1, this Agreement shall be of no further force or effect; PROVIDED, HOWEVER, that: (a) this Section 6.2, Section 6.3 and Section 7 shall survive the termination of this Agreement and shall remain in full force and effect; (b) the termination of this Agreement shall not relieve any party from any liability for any breach of any covenant or agreement contained in this Agreement; and (c) the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

     6.3 FEES AND EXPENSES; TERMINATION FEE.

          (A) GENERAL. Except as set forth in this Section 6.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses whether or not the Merger is consummated.

          (B) COMPANY PAYMENTS.

               (I) If (A) (i) this Agreement is validly terminated by Parent or the Company pursuant to Section 6.1(b) or Section 6.1(d), (ii) at or prior to the time of such termination of this Agreement an Alternative Acquisition Proposal shall have been publicly disclosed (and such Alternative Acquisition Proposal shall not have been unconditionally and publicly withdrawn prior to the date of the Company Stockholders Meeting), (iii) in the case of a termination of this Agreement by Parent pursuant to Section 6.1(b), Parent demonstrates that it would reasonably have been expected that the Merger would have been consummated prior to the termination of this Agreement but for the making or pendency of such Alternative Acquisition Proposal (it being clarified that this Section 6.3(b)(A)(iii) shall not apply to termination of this Agreement by the Company), and (iv) within twelve months after the date of termination of this Agreement, a Company Acquisition (as defined below) is consummated or the Company enters into a definitive agreement or binding letter of intent providing for a Company Acquisition (which is subsequently consummated), or (B) this Agreement is validly terminated by Parent pursuant to Section 6.1(e), then (x) if termination of this Agreement is pursuant to Section 6.1(b) or Section 6.1(d), within one (1) business day after consummation of the Company Acquisition described above, or (y) if termination of this Agreement is pursuant to Section 6.1(e), within one (1) business day after the termination of this Agreement, the Company shall cause to be paid to Parent, in cash in immediately available funds, a non-refundable termination fee in the amount of $1.2 million. In addition, in any of the foregoing circumstances where the Company is obligated to pay a termination fee, the Company shall also reimburse Parent for Parent's reasonable and documented out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated thereby, not to exceed $1 million, less any amounts previously paid by the Company on account of such expenses as provided in the last sentence of this paragraph (the "PARENT EXPENSES"), within five (5) business days after the Company's receipt of reasonable documentation of such expenses. In the event that (1) this Agreement is validly terminated by Parent or the Company pursuant to Section 6.1(d), and (2) all of the conditions to the Company's obligation to consummate the Merger set forth in Sections 5.1 and 5.3 (other than the conditions set forth in Sections 5.1(a), (b) and (c) and Sections 5.3(e) and 5.3(f)) were satisfied as of the time of such termination, then the Company shall reimburse Parent for Parent's reasonable and documented out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated thereby, not to exceed $500,000, less any amounts previously paid by the Company on account of such expenses, within five (5) business days after the Company's receipt of reasonable documentation of such expenses.

               (II) The Company acknowledges that the agreements contained in this Section 6.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay when due any amount payable by the Company under this Section 6.3, then: (A) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 6.3; and (B) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid through the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to five percent (5%). Payment of the fees described in this Section 6.3(b) shall not be in lieu of damages incurred in the event of willful breach of this Agreement.

               (III) For the purposes of this Agreement, "COMPANY ACQUISITION" shall mean any of the following transactions (other than the transactions contemplated by this Agreement and other than any transactions in which the Company is acquired by Parent or any of its affiliates): (A) a merger, consolidation, business combination, recapitalization or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction do not hold (directly or indirectly) at least 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or a parent entity following such transaction; (B) a transaction that involves, directly or indirectly, a sale or other disposition by the Company of assets that represent in excess of 50% of the consolidated assets of the Company and its Subsidiaries or a business or businesses that constitute or account for at least 50% of the consolidated net revenues of the Company and its Subsidiaries, taken as a whole, immediately prior to such sale; or (C) the acquisition by any Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Company.

SECTION 7. MISCELLANEOUS PROVISIONS

     7.1 AMENDMENT. This Agreement may be amended with the approval of the Company and Parent at any time prior to the Effective Time; PROVIDED, HOWEVER, that after any adoption of this Agreement by the Company's stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.2 WAIVER.

          (A) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

          (B) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     7.3 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties of the Company contained in this Agreement, or contained in any certificate delivered pursuant to this Agreement or in connection with any of the transactions contemplated by this Agreement, shall survive the Effective Time.

     7.4 ENTIRE AGREEMENT; COUNTERPARTS. This Agreement, the other agreements referred to herein and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. Without limiting the generality of the foregoing: (a) Parent and Merger Sub acknowledge that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 2, and that they are not relying and have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 2; and (b) the Company acknowledges that Parent and Merger Sub have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 3, and that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 2. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

     7.5 APPLICABLE LAW; JURISDICTION. This agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. In any action among or between any of the parties arising out of or relating to this Agreement, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and unconditionally consents to service of process in any such action by notice in accordance with Section 7.8.

     7.6 ATTORNEYS' FEES. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

     7.7 ASSIGNABILITY. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective successors and assigns. This Agreement shall not be assignable by any party without the express written consent of the other parties hereto. Except as set forth in Section 4.10 with respect to the Indemnified Parties, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto, any right, benefit or remedy of any nature.

     7.8 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

     IF TO PARENT OR MERGER SUB:

              Tower Semiconductor Ltd.
              Ramat Gavriel Industrial Area
              P.O. Box 619
              Migdal Haemek Israel 23105
              Attention: Chief Financial Officer
              Facsimile: + 972-(4)-604-7242

     WITH A COPY TO (WHICH SHALL NOT CONSTITUTE NOTICE):

              Yigal Arnon & Co.
              1 Azrieli Center
              Tel-Aviv 67021
              Israel
              Attn: David Schapiro
              Facsimile: +972-(3)-608-7714

              and an additional copy (which shall not constitute notice) to:

              O'Melveny & Myers LLP
              275 Battery Street, Suite 2600
              San Francisco, CA 94111
              Attn: Michael S. Dorf
              Facsimile: +1-(415)-984-8701

     IF TO THE COMPANY:

              Jazz Technologies, Inc.
              4321 Jamboree Road
              Newport Beach, CA 92660
              Attention: Chief Legal Officer
              Facsimile:  949-315-3811

     WITH A COPY TO (WHICH SHALL NOT CONSTITUTE NOTICE):

              Cooley Godward Kronish LLP
              101 California Street, 5th floor
              San Francisco, CA  94111
              Attention: Gian-Michele a Marca
              Facsimile:  (415) 693-2222

     7.9 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

     7.10 OBLIGATION OF PARENT. Parent shall ensure that each of Merger Sub and the Surviving Corporation duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities of Merger Sub and the Surviving Corporation under this Agreement.

     7.11 SPECIFIC PERFORMANCE. Each of the parties hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that a party hereto may have under law or in equity, any party hereto shall be entitled to seek injunctive relief to prevent any breach of this Agreement and to enforce specifically the terms and provisions hereof.

     7.12 CONSTRUCTION

          (A) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

          (B) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (C) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (D) Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

          (E) All references to a document or instrument having been made available to Parent shall mean the making available of such document or instrument to Parent and Parent's legal and financial advisors on the Company's electronic data room no later than twenty-four (24) hours prior to the date of this Agreement.

          (F) All references in this Agreement to "$" are intended to refer to U.S. dollars.

     Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.


                                            TOWER SEMICONDUCTOR LTD.


                                            By: /s/ Russell C. Ellwanger
                                            ----------------------------
                                            Russell C. Ellwanger
                                            Chief Executive Officer


                                            By: /s/ Oren Shirazi
                                            ----------------------------
                                            Oren Shirazi
                                            Acting Chief Financial Officer


                                            ARMSTRONG ACQUISITION CORP.


                                            By: /s/ Russell C. Ellwanger
                                            ----------------------------
                                            Russell C. Ellwanger
                                            Chief Executive Officer


                                            JAZZ  TECHNOLOGIES, INC.


                                            By: /s/ Gilbert F. Amelio
                                            ----------------------------
                                            Gilbert F. Amelio
                                            Chairman and Chief Executive Officer

                                    EXHIBITS

Exhibit A     Certain Definitions

Exhibit B     Form of Certificate of Incorporation of Surviving Corporation

Exhibit C     Form of Tax Representation Letter (Company)

Exhibit D     Form of Tax Representation Letter (Parent)

                                        LIST OF OMITTED SCHEDULES

Company Disclosure
Schedule
Part 2.1(b)         Subsidiaries
Part 2.3(c)         Registration Rights
Part 2.3(d)         Company Options and Restricted Shares outstanding under
                    Company Equity Plan as of May 5, 2008
Part 2.4            Listing and other rules and regulations of AMEX
Part 2.5            Absence of Certain Changes
Part 2.6(a)(i)      Registered IP
Part 2.6(a)(ii)     Intellectual Property - Licensed in IP; Contracts
Part 2.6(a)(iii)    Intellectual Property - Licensed Out IP
Part 2.6(a)(iv)     Intellectual Property - Development Agreements
Part 2.6(b)         Intellectual Property - Limitations on Use
Part 2.6(b)(v)      No Funding, Facilities or Personnel of Government Entity or
                    Educational Institution
Part 2.6(b)(vii)    Intellectual Property - Process Technologies
Part 2.6(e)         Intellectual Property - Effect of Merger
Part 2.6(g)         Intellectual Property - Infringement of Third Party IP
Part 2.6(h)         Intellectual Property - Source Code
Part 2.6(k)         Standards Bodies
Part 2.7(a)         Leaseholds
Part 2.7(a)         Assets - Encumbrances
Part 2.8(a)         Material Contracts
Part 2.8(a)         Material Contracts - Compliance
Part 2.8(b)         Government Contracts

Part 2.9            Compliance with Legal Requirements
Part 2.10           Legal Proceedings
Part 2.11           Governmental Authorizations
Part 2.12(a)        Tax Matters - Tax Returns
Part 2.12(d)        Tax Matters - Claims or Proceedings
Part 2.12(g)        Tax Incentives or Concessions
Part 2.12(h)        Tax Matters - 280G Payments
Part 2.13(a)        List of All Employee Benefit Plans and Programs
Part 2.13(c)        Benefit Plans - Compliance
Part 2.13(d)        Benefit Plans - Changes in Actuarial or Other Assumptions
Part 2.14(b)        Employee and Labor Matters - Severance Benefits
Part 2.14(c)        Employee and Labor Matters - Non-At Will Employees;
                    Severance; Termination Benefits
Part 2.14(f)        Collective Bargaining Agreements
Part 2.14(g)        Benefit Plans - Compliance
Part 2.14(h)

Part 2.14(i)        Benefit Plans - Certain Plans
Part 2.14(j)        Benefit Plans - Penalties and Assets
Part 2.14(k)        Benefit Plans - Retiree Benefits
Part 2.14(l)        Employee and Labor Matters; Benefit Plans - Legal Compliance
Part 2.14(m)        Employee and Labor Matters - Long Term Leave
Part 2.15           Environmental Matters
Part 2.16(a)        Insurance
Part 2.16(b)        Pending Insurance Claims
Part 2.18           Product Warranties
Part 2.22           Non-Contravention; Consents
Part 2.27(c)        Reduction in Volume of Business
Part 2.27(d)        Accounts Receivable Aging as of May 13, 2008
Part 2.27(e)        Accounts Payable Aging as of May 13, 2008
Part 4.1(b)(vii)
Part 4.1(b)(x)      Employee Benefits Under Collective Bargaining Agreement
Part 4.1(b)(xi)     Existing Bonus/Retention Commitments
Part 4.1(b)(xv)     Changes to Accounting Practices
Part 4.9(c)(iii)    Employee Severance and Other Plans
Part 4.10(a)        Indemnification Obligations
Part 4.10(b)        D&O Insurance

Parent Disclosure
Schedule
Part 3.1            Due Organization and Good Standing
Part 3.3            Capitalization, Etc.
Part 3.5            Absence of Certain Changes
Part 3.6            IP Rights
Part 3.7            Contracts
Part 3.8            Compliance with Legal Requirements
Part 3.9            Legal Proceedings; Orders
Part 3.10           Governmental Authorizations
Part 3.12           Transactions with Affiliates
Part 3.14           Non-Contravention; Consents

     The above schedules have been omitted from this exhibit pursuant to Item 601(b)(2) of Regulation S-K. The Company undertakes to furnish supplemental copies of any of the omitted schedules to the U.S. Securities and Exchange Commission upon request.

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

     For purposes of the Agreement (including this EXHIBIT A):

     AFFILIATE. A Person shall be deemed to be an "AFFILIATE" of another Person if such Person directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such other Person.

     ALTERNATIVE ACQUISITION INQUIRY. "ALTERNATIVE ACQUISITION INQUIRY" shall mean any inquiry, indication of interest or request for non-public information from a third party (other than an inquiry, indication of interest or request for non-public information made or submitted by Parent or any of its affiliates) that could reasonably be expected to lead to an Alternative Acquisition Proposal.

     ALTERNATIVE ACQUISITION PROPOSAL. "ALTERNATIVE ACQUISITION PROPOSAL" shall mean any offer or proposal from a third party (other than an offer or proposal made or submitted by Parent or any of its affiliates) contemplating any Alternative Acquisition Transaction between such third party or any Affiliate of such third party and the Company.

     ALTERNATIVE ACQUISITION TRANSACTION. "ALTERNATIVE ACQUISITION TRANSACTION" shall mean any transaction or series of related transactions (other than the transactions contemplated by the Agreement and other than any transactions of the type described below between the Company and Parent or any of its affiliates) involving:

          (A) any merger, exchange, consolidation, business combination, plan of arrangement, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly would acquire, if consummated, beneficial or record ownership of securities representing more than 15% of the outstanding securities of the Company; (ii) in which the Company issues securities representing more than 15% of the outstanding securities of the Company; or (iii) in which the stockholders of the Company immediately preceding such transaction hold, directly or indirectly, less than 85% of the equity interests in the surviving or resulting entity of such transaction or in any parent entity immediately following such transaction;

          (B) any sale, lease, exchange, transfer, license or disposition of any business or businesses or assets that constitute or account for 15% or more of the Company and its Subsidiaries, taken as a whole; or

          (C) any liquidation or dissolution of the Company or a Designated Subsidiary.

     AGREEMENT. "AGREEMENT" shall mean the Agreement and Plan of Merger and Reorganization to which this EXHIBIT A is attached, together with this EXHIBIT A, as such Agreement and Plan of Merger and Reorganization (including this EXHIBIT A) may be amended from time to time.

     CODE. "CODE" shall mean the Internal Revenue Code of 1986, as amended.

     COMPANY COMMON STOCK. "COMPANY COMMON STOCK" shall mean the common stock, $.0001 par value per share, of the Company.

     COMPANY EQUITY PLAN. "COMPANY EQUITY PLAN" shall mean the Company's 2006 Equity Incentive Plan.

     COMPANY OPTIONS. "COMPANY OPTIONS" shall mean options to purchase shares of Company Common Stock from the Company, whether granted by the Company pursuant to the Company Equity Plan or otherwise.

     COMPANY OWNED IP. "COMPANY OWNED IP" shall mean all material (a) Company Software, (b) Company Process Technology and (c) all other Intellectual Property and Intellectual Property Rights, that in each case are related to the business of the Company and its Subsidiaries and in which the Company has (or purports to have) an ownership interest.

     COMPANY PROCESS TECHNOLOGY. "COMPANY PROCESS TECHNOLOGY" shall mean any Intellectual Property and Intellectual Property Rights (excluding trademark and trade name rights and similar rights) that both (a) are owned(or which the Company purports to be owned) by the Company or any of its Subsidiaries; and (b) protect or apply to Process Technology.

     COMPANY SOFTWARE. "COMPANY SOFTWARE" shall mean any software, including software components of design kits used in connection with Company Process Technology, software development tools and firmware and other software embedded in hardware devices, and all updates, upgrades, releases, enhancements and bug fixes, in each case owned (or which the Company purports to be owned) by the Company or any of its Subsidiaries.

     COMPANY WARRANTS. "COMPANY WARRANTS" shall mean the warrants to purchase shares of Company Common Stock at an exercise price of $5.00 per share issued by the Company in its initial public offering of units or in a private placement consummated on March 13, 2006.

     COMPANY UNITS. "COMPANY UNITS" consist of one (1) share of Company Common Stock and two (2) Company Warrants.

     CONFIDENTIALITY AGREEMENT. "CONFIDENTIALITY AGREEMENT" shall mean that certain letter agreement, dated March 12, 2008, between Parent and the Company.

     CONVERTIBLE NOTES. "CONVERTIBLE NOTES" shall mean the Company's 8% convertible senior notes due 2011 issued pursuant to the Indenture.

     DESIGNATED SUBSIDIARY. "DESIGNATED SUBSIDIARY" shall mean either of the following Subsidiaries: Jazz Semiconductor, Inc., a Delaware corporation; and Newport Fab, LLC, a Delaware limited liability company.

     ENCUMBRANCE. "ENCUMBRANCE" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     ENTITY. "ENTITY" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Entity).

     EXCHANGE ACT. "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

     FACILITIES. "FACILITIES" shall mean any real property or interest in real property that is being used or has been used by the Company or any Designated Subsidiary and all buildings, structures or other improvements thereon.

     FACILITY AGREEMENT. "FACILITY AGREEMENT" means that certain Restated Facility Agreement originally made on January 18, 2001 and restated on August 24, 2006 among Parent and Bank Hapoalim B.M. and Bank Leumi Le-Israel B.M.

     GAAP. "GAAP" shall mean United States generally accepted accounting principles.

     GOVERNMENTAL AUTHORIZATION. "GOVERNMENTAL AUTHORIZATION" shall mean any permit, license, registration, qualification or authorization granted by any Governmental Entity.

     GOVERNMENTAL ENTITY. "GOVERNMENTAL ENTITY" shall mean any federal, state, local or foreign governmental authority.

     GOVERNMENT CONTRACT. "GOVERNMENT CONTRACT" means any customer contract (including any basic ordering agreement, letter contract, purchase order, delivery order, task order or change order and including any "contractor team arrangement" as defined in Federal Acquisition Regulation 9.601) between, (A) the Company or any Subsidiary of the Company and an United States Governmental Entity or (B) the Company or any Subsidiary of the Company as a subcontractor at any tier and prime contractor to an United States Governmental Entity.

     INDENTURE. "INDENTURE" shall mean that certain Indenture, dated as of December 19, 2006, between the Company and U.S. Bank National Association, as supplemented, amended or otherwise modified from time to time.

     INTELLECTUAL PROPERTY. "INTELLECTUAL PROPERTY" shall mean algorithms, APIs, apparatus, databases, data collections, development tools, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos and slogans), mask works, methods, network configurations and architectures, processes, proprietary information, protocols, schematics, semiconductor devices, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

     INTELLECTUAL PROPERTY RIGHTS. "INTELLECTUAL PROPERTY RIGHTS" shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses "(a)" through "(e)" above.

     KNOWLEDGE. "KNOWLEDGE" shall mean, if in reference to an individual, the knowledge of such person, and if in reference to an entity, the knowledge of such entity's directors or executive officers and, in the case of the Company, the knowledge of Gilbert F. Amelio, Paul A. Pittman, Allen R. Grogan, Chuck Fox, Marco Racanelli, Nabil Al Ali, Dan Lynch, Luca Fabbri, Andy Chan and Susanna Bennett.

     LEGAL PROCEEDING. "LEGAL PROCEEDING" shall mean any lawsuit, court action or other court proceeding.

     LEGAL REQUIREMENT. "LEGAL REQUIREMENT" shall mean any law, rule or regulation adopted or promulgated by any Governmental Entity, including any instrument or grant from any Governmental Entity.

     MATERIAL ADVERSE EFFECT. "MATERIAL ADVERSE EFFECT" shall mean, with respect to the Company or Parent (as the case may be), (i) a material adverse effect on the business, assets, operations or condition (financial or otherwise) of such party and its Subsidiaries, taken as a whole or (ii) an effect that would prevent the Company or Parent (as the case may be) from consummating the transactions contemplated by the Agreement at or prior to the Final Time; PROVIDED, HOWEVER, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect on a party: (A) any adverse effect that results directly or indirectly from general economic, business, financial or market conditions (except to the extent that such party is adversely affected disproportionately relative to other companies operating in the same industries as such party); (B) any adverse effect arising directly or indirectly from or otherwise relating to any of the industries or industry sectors in which such party or any of its Subsidiaries operates (except to the extent that such party is adversely affected disproportionately relative to other companies operating in the same industries as such party); (C) any adverse effect arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency; (D) any adverse effect arising directly or indirectly from or otherwise relating to any act of terrorism, war, national or international calamity or any other similar event; (E) any adverse effect arising directly or indirectly from or otherwise relating to the announcement or pendency of the Agreement or the Merger, including any cancellations of or delays in customer orders, any reduction in sales, any disruption in (or loss of) supplier, distributor, partner or similar relationships or any loss of employees, or any claims made or any litigation filed by stockholders of the Company that challenges the Merger; (F) the failure of such party to meet internal or analysts' expectations or projections or a decline in such party's stock price, in and of itself (for the avoidance of doubt, this clause "(F)" shall not preclude the other party from asserting that the underlying cause of any such failure or decrease in stock price is a Material Adverse Effect); (G) any adverse effect arising directly or indirectly from or otherwise relating to any action taken by such party or any of its Subsidiaries with the other party's consent or in compliance by such party with the terms of the Agreement; (H) any adverse effect arising directly from any change in, or any compliance with or action taking for the purpose of complying with, any Legal Requirement; and (I) any adverse effect arising directly or indirectly from or otherwise relating to any request or requirement by any Governmental Entity that any party to the Agreement or any of the Subsidiaries of any party to the Agreement enter into any voting trust arrangement, proxy arrangement, "hold separate" agreement or similar agreement or arrangement with respect to any assets or operations of such party or Subsidiary or any securities of any Subsidiary of the Company.

     OPEN SOURCE LICENSE. "OPEN SOURCE LICENSE" means any license that has been designated as an approved "open source license" on www.opensource.org (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards Source License (SISSL) and the Apache License).

     OPEN SOURCE SOFTWARE. "OPEN SOURCE SOFTWARE" shall mean any software that is generally licensed or made available in source code form under the terms of a license (such as the General Public License, the Lesser General Public License, the Mozilla license, and the Apache license) that allows for the use, modification, and redistribution of such software in source code form without the payment of any license fees or royalties.

     ORGANIZATIONAL DOCUMENTS. "ORGANIZATIONAL DOCUMENTS" shall mean, with respect to any Entity, (a) if such Entity is a corporation, such Entity's certificate or articles of incorporation and by-laws, as amended and in effect on the date hereof, and (b) if such Entity is a limited liability company, such Entity's certificate or articles of formation and operating agreement.

     PARENT OWNED IP. "PARENT OWNED IP" shall mean all material Intellectual Property and Intellectual Property Rights that are related to the business of Parent and its Subsidiaries and in which Parent has an ownership interest.

     PERMITTED ENCUMBRANCES. "PERMITTED ENCUMBRANCES" shall mean (a) liens for taxes not yet due and payable, (b) liens, encumbrances or imperfections of title that have arisen in the ordinary course of business, (c) liens, encumbrances or imperfections of title resulting from or otherwise relating to any of the contracts referred to in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, (d) liens, encumbrances or imperfections of title relating to liabilities reflected in the financial statements (including any related notes) contained in the Company SEC Documents or Parent Reports, as applicable, (e) liens, pledges or encumbrances arising from or otherwise relating to transfer restrictions under the Securities Act and the securities laws of the various states of the United States or foreign jurisdictions, and
(f) liens, encumbrances or imperfections of title which would not materially detract from the value of the applicable asset or place any material restrictions on its intended use or enjoyment.

     PERSON. "PERSON" shall mean any individual or Entity.

     PROCESS TECHNOLOGY. "PROCESS TECHNOLOGY" shall mean (i) process steps used in the fabrication of wafers, including process technologies for digital CMOS, standard analog CMOS, advanced analog CMOS, RF CMOS, high-voltage CMOS, bipolar CMOS, silicon-germanium bipolar CMOS, and bipolar CMOS double-diffused metal oxide semiconductor; or (ii) any improvement to, or new design of, manufacturing tools used to fabricate wafers; or (iii) any layout optimization carried out to enhance yield and performance by design-for-manufacturing rules, optical proximity correction, and other techniques.

     PROXY STATEMENT/PROSPECTUS. "PROXY STATEMENT/PROSPECTUS" shall mean the proxy statement to be sent to the Company's stockholders in connection with the Company Stockholders' Meeting.

     REGISTERED IP. "REGISTERED IP" shall mean all Intellectual Property Rights that are registered, filed or issued under the authority of, with or by any Governmental Entity, including all patents, registered copyrights, registered mask works and registered trademarks and domain names and all applications for any of the foregoing.

     REGISTRATION STATEMENT. "REGISTRATION STATEMENT" shall mean the registration statement on Form F-4 (or combination Form F-4/F-3) to be filed with the SEC by Parent in connection with issuance of Parent Ordinary Shares in the Merger and upon conversion of the Convertible Notes, as said registration statement may be amended prior to the time it is declared effective by the SEC.

     SEC. "SEC" shall mean the United States Securities and Exchange Commission.

     SECURITIES ACT. "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

     SUBSIDIARY. An Entity shall be deemed to be a "SUBSIDIARY" of another Person if such Person directly or indirectly owns, beneficially or of record,
(a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or comparable governing body, or (b) at least 50% of the outstanding equity interests issued by such Entity.

     SUPERIOR PROPOSAL. "SUPERIOR PROPOSAL" shall mean any bona fide written Alternative Acquisition Proposal by a third party not affiliated with the Company or any Person who was a director or executive officer of the Company as of May 17, 2008 to purchase all the outstanding capital stock of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a recapitalization or other business transaction, or to purchase business or businesses or assets that constitute or account for all or substantially all of the consolidated net revenues of the Company and its Subsidiaries, taken as a whole, and that (in each case): (A) was not obtained or made as a direct or indirect result of a breach of Section 4.2 of the Agreement, or the Confidentiality Agreement, (B) is not subject to a financing (or reverse break-up fee payable in the event of failure to obtain financing) contingency that is unlikely or uncertain to be satisfied, as determined in good faith by the Company's Board of Directors, and (C) is determined in good faith by the Company's Board of Directors, after consultation with the Company's financial advisor and outside legal counsel and taking into account all the known terms and conditions of such Alternative Acquisition Proposal, to contemplate a transaction that: (x) if consummated would be more favorable to the Company's stockholders than the transactions contemplated by the Agreement (taking into account the terms of such Alternative Acquisition Proposal and any amendments to the terms of the Agreement proposed by Parent in a binding written offer provided by Parent to the Company in response to such Alternative Acquisition Proposal; and (y) is reasonably capable of being consummated by the third party on the terms of such Alternative Acquisition Proposal (taking into account the relevant financial, legal and regulatory considerations associated with such Alternative Acquisition Proposal) (it being understood that an executive officer of the Company who elects to continue employment with such Person or its Affiliates after the consummation of any Alternative Acquisition Transaction shall not be deemed to be affiliated with the Company for purposes of this definition).

     TAX. "TAX" shall mean (i) any and all federal, state, local and foreign taxes, duties, imposts, levies or assessments of any nature whatsoever imposed by a tax authority, including income, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise or property taxes, together with any interest, penalties or additions imposed with respect thereto, and (ii) any liability or obligations with respect to any items described in clause "(i)" above, whether by contract, as a successor or transferee or otherwise.

     TAX RETURN. "TAX RETURN" shall mean any and all returns, reports, declarations, claims for refund or information returns, statements or forms (including any schedule, attachment or amendment thereto) with respect to Taxes.

     TRIGGERING EVENT. "TRIGGERING EVENT" shall be deemed to have occurred if:
(a) the Board of Directors of the Company or any committee thereof shall for any reason have failed to recommend that the Company's stockholders vote to adopt the Agreement, or shall for any reason have withheld, withdrawn or rescinded the Company Board Recommendation or modified, amended or changed or publicly proposed to withhold, withdraw, rescind, modify, amend or change the Company Board Recommendation in a manner adverse to Parent and Merger Sub; (b) the Company shall have failed to include in the Proxy Statement/Prospectus the Company Board Recommendation or a statement to the effect that the Board of Directors of the Company has determined and believes that the Merger is fair to and in the best interests of the Company's stockholders; (c) the Board of Directors of the Company shall have failed to reaffirm its recommendation in favor of the adoption of the Agreement within 15 business days after Parent requests in writing that such recommendation be reaffirmed at any time following the public announcement and during the pendency of an Alternative Acquisition Proposal; (d) the Board of Directors of the Company or any committee thereof shall have approved, endorsed or recommended any Alternative Acquisition Proposal; (e) the Company shall have entered into any binding letter of intent or similar document or any agreement, contract or commitment accepting any Alternative Acquisition Proposal; and (f) a tender or exchange offer relating to not less than 15% of the then outstanding shares of capital stock of the Company shall have been commenced by a third party (other than Parent or any Affiliate of Parent) and the Company shall not have sent to its stockholders, or filed with the SEC, within 15 business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

     UNCURED INACCURACY. There shall be deemed to be an "UNCURED INACCURACY" in a representation or warranty of a party to the Agreement as of a particular date only if such representation or warranty shall be inaccurate as of such date as if such representation or warranty were made as of such date, and the inaccuracy in such representation or warranty shall not have been cured since such date; PROVIDED, HOWEVER, that if such representation or warranty by its terms speaks as of the date of the Agreement or as of another particular date, then there shall not be deemed to be an Uncured Inaccuracy in such representation or warranty unless such representation or warranty shall have been inaccurate as of such date, and the inaccuracy in such representation or warranty shall not have been cured since such date.

                                    EXHIBIT B

                      FORM OF CERTIFICATE OF INCORPORATION
                          OF THE SURVIVING CORPORATION

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             JAZZ TECHNOLOGIES INC.

                                    ARTICLE I

     The name of the corporation (this "Corporation") is:

                             JAZZ TECHNOLOGIES INC.

                                   ARTICLE II

     The address of this Corporation's registered office in the State of Delaware is c/o Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of this Corporation's registered agent at such address is The Corporation Trust Company.

     The name and mailing address of the incorporator of this Corporation are:
[____________].

                                   ARTICLE III

     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware ("GCL").

                                   ARTICLE IV

     This Corporation is authorized to issue one class of stock to be designated "Common Stock," with a par value of $0.001 per share. The total number of shares which this Corporation is authorized to issue is One Hundred (100) shares.

                                    ARTICLE V

     Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this Corporation.

                                   ARTICLE VI

     The number of directors of this Corporation shall be fixed from time to time by the Bylaws or amendment thereof duly adopted by the board of directors or by the stockholders.

                                   ARTICLE VII

     Elections of directors need not be by written ballot unless the Bylaws of this Corporation shall so provide.

                                  ARTICLE VIII

     Meeting of stockholders of this Corporation may be held within or without the State of Delaware, as the Bylaws may provide. The books of this Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the Bylaws of this Corporation.

                                   ARTICLE IX

     A director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except that this Article IX shall not eliminate or limit a director's liability (i) for any breach of the director's duty of loyalty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) pursuant to Section 174 of the GCL, or (iv) for any transaction from which such director derived an improper personal benefit. If the GCL is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended from time to time.

     Any repeal or modification of this Article IX shall not increase the personal liability of any director of this Corporation for any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of a director of this Corporation existing at the time of such repeal or modification.

     The provisions of this Article IX shall not be deemed to limit or preclude indemnification of a director by this Corporation for any liability of a director which has not been eliminated by the provisions of this Article IX.

                                    ARTICLE X

     This Corporation shall indemnify to the full extent authorized or permitted by law (as now or hereafter in effect) any person made, or threatened to be made a party or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or an officer of this Corporation or by reason of the fact that such person, at the request of this Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No amendment to or repeal of this Article X shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

                                   ARTICLE XI

     Pursuant to GCL Section 203(b)(1), this Corporation shall not be governed by the provisions of GCL Section 203.

                                   ARTICLE XII

     This Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation on this [__]th day of ________, 2008.

                                                            ____________________
                                                            Name:
                                                            Title:

                                    EXHIBIT C

                   FORM OF TAX REPRESENTATION LETTER (COMPANY)

                              [Company Letterhead]

                             ______________ __, 2008

Cooley Godward Kronish LLP                        O'Melveny & Myers LLP
101 California Street, 5th floor                  275 Battery Street, Suite 2600
San Francisco, CA 94111                           San Francisco, CA 94111

     Re: Merger pursuant to Agreement and Plan of Merger and Reorganization by and among Tower Semiconductor Ltd. , Armstrong Acquisition Corp. and Jazz Technologies, Inc.

Ladies and Gentlemen:

     This letter is furnished to you in connection with your rendering of opinions pursuant to Sections 5.2(e)(i) and 5.3(e)(i) of the Agreement and Plan of Merger and Reorganization dated May 19, 2008 (the "MERGER AGREEMENT") by and among Tower Semiconductor Ltd., an Israeli company ("PARENT"), Armstrong Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("MERGER SUB"), and Jazz Technologies, Inc., a Delaware corporation ("COMPANY"). Pursuant to the Merger Agreement, Merger Sub will merge with and into Company (the "MERGER") and Company will become a wholly owned subsidiary of Parent. Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Merger Agreement. References herein to the "IRC" refer to the United States Internal Revenue Code of 1986, as amended, and references to a "TREASURY REGULATION" refer to a regulation promulgated under the IRC.

     After consulting with its counsel and auditors regarding the meaning of and factual support for the following representations, the undersigned hereby certifies and represents that the following representations are true, correct and complete as of the date hereof and will continue to be true, correct and complete as of the Effective Time and thereafter where relevant:

     1.   General Reorganization Representations

          (i) The facts that relate to the Merger and related transactions, as described in the Registration Statement (including the Proxy Statement/Prospectus), as amended or supplemented through the date hereof, are true, correct, and complete in all material respects and will be true, correct, and complete in all material respects at the Effective Time (as if made as of the Effective Time).

          (ii) The fair market value of the Parent Ordinary Shares to be issued to the Company shareholders in the Merger was approximately equal to the fair market value of the shares of Company Common Stock to be surrendered by the Company shareholders in the Merger.

          (iii) At the Effective Time, there will not be outstanding any equity interests in Company other than those disclosed in Sections 1.5 and 1.8 of the Merger Agreement, or any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Company or any other equity interest in Company that, if exercised or converted, would affect Parent's acquisition or retention of Control of Company. As used in this Section 1, "CONTROL" means direct ownership of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of each other class of stock of the corporation.

          (iv) Except with respect to repurchases or other reacquisitions of stock subject to repurchase from or forfeiture by terminated employees pursuant to repurchase (or other reacquisition) rights obtained in the ordinary course of business, following the Merger, Parent has no plan or intention to reacquire or to cause or to allow any person related to Parent within the meaning of Treasury Regulation Section 1.368-1(e)(3), (e)(4), or
     (e)(5) to purchase, redeem, or otherwise reacquire any Parent Ordinary Shares issued pursuant to the Merger Agreement.

          (v) Other than pursuant to this Merger Agreement, neither Company nor any Person related to Company within the meaning of Treasury Regulations Sections 1.368-1(e)(3), (e)(4) and (e)(5) has redeemed, purchased or otherwise acquired any Company stock in anticipation of the transactions contemplated by the Merger Agreement (the "TRANSACTIONS") during the period beginning with the commencement of negotiations (whether formal or informal) regarding the Merger and ending at the Effective Time (the "PRE-MERGER PERIOD"), or otherwise as part of a plan of which the Transactions are a part. To Company's knowledge neither Parent nor any Parent Affiliate will own beneficially or of record, or will have owned beneficially or of record during the five years immediately prior to the Effective Time, any Company stock, or other securities, options, warrants, or instruments giving the holder thereof the right to acquire shares of Company Common Stock or other securities offered by Company.

          (vi) Other than in the ordinary course of business or pursuant to its obligations under the Merger Agreement, Company has made no transfer of any of its assets (including any distribution of assets with respect to, or in redemption of, stock) in contemplation of the Transactions (or any other corporate acquisition) or during the Pre-Merger Period.

          (vii) In the Merger, Parent will acquire Company Common Stock solely in exchange for Parent Ordinary Shares (other than any cash paid in lieu of fractional shares, as described in paragraph (xv)). Company has no knowledge of any Parent plan or intention to cause or permit the Surviving Corporation to issue additional shares of its stock that would affect Parent's acquisition or retention of Control of Company. For purposes of this paragraph, shares of Company Common Stock exchanged in the Merger for cash and other property (including, without limitation, cash paid to Company stockholders in lieu of fractional Parent Ordinary Shares and cash paid to redeem Parent Ordinary Shares that are issued in the Merger (except as provided in paragraph (iii)) will be treated as shares of Company Common Stock outstanding on the date of the Merger but not exchanged for shares of Parent Ordinary Shares.

          (viii) Immediately following the Effective Time, the Surviving Corporation will be wholly owned directly by Parent. Company is not aware of any Parent plan or intention: (i) to liquidate the Surviving Corporation or merge the Surviving Corporation into another entity; (ii) to sell or otherwise dispose of any shares or securities of, or other interests in, the Surviving Corporation held by Parent; or (iii) to sell or otherwise dispose of, or to cause the Surviving Corporation to sell or otherwise dispose of, any of Merger Sub's or Company's assets, or of any of the assets of Merger Sub or of Company acquired in the Merger; except with respect to: (x) dispositions of assets in the ordinary course of business;
     (y) transfers described in IRC ss.368(a)(2)(C), or in the applicable Treasury Regulations; or (z) sales of the Surviving Corporation's assets to unrelated third parties for fair market value that do not prevent the continuation of Company's "historic business" or use of "historic business assets" as described in paragraph (vii) below.

          (ix) Company conducts a historic business within the meaning of Treasury Regulation Section 1.368-1(d), and no assets of Company have been acquired or sold, transferred, or otherwise disposed of that would prevent Parent, or a member of its qualified group of corporations, from continuing such "historic business" or from using a "significant portion" of Company's "historic business assets" in a business following the Merger. Company has no knowledge of any plan or intention by Parent, or a member of its qualified group of corporations (as defined by Treasury Regulations Section 1.368-1(d)(4)(ii)), to cause or allow the Merger to fail to satisfy the requirement for a reorganization set forth in Treasury Regulations Section 1.368-1(d) by causing or allowing the Surviving Corporation to discontinue the historic business of Company (or, alternatively, if Company has more than one line of business, by causing or allowing the Surviving Corporation to discontinue all of the significant lines of Company's historic business) and failing to use a significant portion of Company's historic business assets in a business. For purposes of this representation, Parent will be deemed to satisfy the foregoing representation if (a) the members of Parent's qualified group (as defined in Treasury Regulations Section 1.368-1(d)(4)(ii)), in the aggregate, continue the historic business of Company or use a significant portion of Company's historic business assets in a business or (b) the foregoing activities are undertaken by a partnership as contemplated by Treasury Regulations Section 1.368-1(d)(4).

          (x) Company is not an "INVESTMENT COMPANY" within the meaning of IRC ss.ss.368(a)(2)(F)(iii) and (iv). As used in Sections 1 and 2 hereof, an "Investment Company" means a regulated investment company, a real estate investment trust, or a corporation 50 percent or more of the value of whose total assets are stock and securities and 80 percent or more of the value of whose total assets are assets held for investment. In making the 50-percent and 80-percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets, and a corporation shall be considered a subsidiary if the parent owns 50 percent or more of the combined voting power of all classes of stock entitled to vote, or 50 percent or more of the total value of shares of all classes of stock outstanding. For this purpose, in determining total assets, cash and cash items (including receivables), and Government securities shall be excluded. The term "securities" includes obligations of state and local governments, commodity futures contracts, shares of regulated investment companies and real estate investment trusts, and other investments constituting a security within the meaning of the Investment Company Act of 1940 (15 U.S.C. 80a-2(36)).

          (xi) Except as specifically set forth in the Merger Agreement, Company will pay its expenses, if any, incurred in connection with the Transaction and has not agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any Company shareholder. To Company's knowledge, Parent has retained no Company shareholder to act as agent for Parent in connection with the Merger or approval thereof and Parent will reimburse no Company shareholder for shares of Company Common Stock such shareholder may have purchased or for other obligations such shareholder may have incurred.

          (xii) There is no intercorporate indebtedness existing between Parent and Company that was issued, acquired, or will be settled at a discount.

          (xiii) The fair market value of Company's assets will exceed the amount of its liabilities plus the liabilities, if any, to which the Company's assets are subject.

          (xiv) All Parent Ordinary Shares issued in the Merger will be shares of voting stock and, to Company's knowledge, there are no restrictions on the voting rights with respect to such shares.

          (xv) The payment of cash in lieu of fractional shares of Parent Ordinary Shares in the Merger is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares of Parent Ordinary Shares and does not represent separately bargained-for consideration for Company Common Stock. The total cash consideration that will be paid in the Merger to the Company shareholders instead of issuing fractional shares of Parent Ordinary Shares will not exceed one percent of the total consideration that will be issued in the transaction to the Company shareholders in exchange for their Company Common Stock. The fractional share interests of each Company shareholder will be aggregated, and, with the possible exception of Company shareholders that hold shares of Company Common Stock through multiple brokers or multiple accounts, no Company shareholder will receive cash in lieu of Parent Ordinary Shares in an amount equal to or greater than the value of one full share of Parent Ordinary Shares.

          (xvi) Not more than fifty percent (50%) of the total voting power and not more than fifty percent (50%) of the total value of the stock of Parent will be received in the Transaction, in the aggregate, by Company shareholders who are U.S. persons in exchange for their shares of Company Common Stock as determined pursuant to the rules set forth in Treasury Regulation Section 1.367(a)-3(c).

          (xvii) Immediately after the Merger, not more than fifty percent (50%) of the total voting power and not more than fifty percent (50%) of the total value of the stock of Parent will be owned, in the aggregate (taking into account, to Company's knowledge, any attribution or constructive ownership rules of Treasury Regulation Section 1.367(a)-3(c)), by U.S. persons that are at such time either officers or directors of Company or that owned stock representing five percent (5%) or more of the total voting power or total value of the stock of Company immediately prior to the Merger.

          (xviii) To Company's knowledge, for the entire thirty-six month period immediately preceding the Merger, either Parent or any qualified subsidiary (as defined in Treasury Regulation Section 1.367(a)-3(c)(5)(vii)) or any qualified partnership (as defined in Treasury Regulation Section 1.367(a)-3(c)(5)(viii)) has been engaged in an active trade or business outside the United States, within the meaning of Treasury Regulation
     Section 1.367(a)-3(c)(3). To Company's knowledge Parent has no plan or intention to substantially dispose of or discontinue (or to allow any qualified subsidiary or qualified partnership to substantially dispose of or discontinue) the active trade or business referred to in the preceding sentence.

          (xix) To Company's knowledge the fair market value of the total outstanding equity of Parent (not taking into account assets acquired outside the ordinary course of business, unless Parent is permitted to take such assets into account pursuant to Treasury Regulation Section 1.367(a)-3(c)(3)(iii)), is at least equal to the fair market value of the total outstanding equity of Company.

          (xx) Neither the Company nor any Subsidiary of the Company has taken any action or failed to take any action that is reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code and a transaction that is not subject to Section 367(a)(1) of the Code.

     2.   Relating to Merger Sub

          (i) To Company's knowledge Merger Sub was formed solely for the purposes of effecting the Merger and has conducted no business or other activities except in connection with the Merger.

          (ii) To Company's knowledge, in the Merger, Merger Sub will have no liabilities assumed by Company and will not transfer to Company any assets subject to liabilities.

          (iii) At the time of the Merger and at the Effective Time, Company will hold at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Merger Sub. In addition, after the Merger, at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Company immediately prior to the Merger will continue to be held by the Surviving Corporation after the Merger. For the purpose of this representation, the following assets of Company or of Merger Sub, as the case may be, will be treated as property held by Company or Merger Sub, as the case may be, immediately prior to the Merger but not by the Surviving Corporation subsequent to the Merger: (i) assets disposed of by Company or the Surviving Corporation (other than assets sold to unrelated third parties for fair market value) subsequent to the Merger; (ii) assets of Company or Merger Sub (other than assets transferred from Merger Sub to Company in the Merger) that were, to Company's knowledge, disposed of prior to the Merger and in contemplation thereof; (iii) assets used by Company or Merger Sub to pay other expenses or liabilities incurred in connection with the Merger; and (v) assets used to make distributions, redemptions, or other payments in respect of shares of Company Common Stock or stock of Merger Sub or rights to acquire such stock (including payments treated as such for tax purposes) that were, to Company's knowledge, made in contemplation of the Merger or that are related thereto, or that were, to Company's knowledge, made during the Pre-Merger Period.

          (iv) To Company's knowledge Merger Sub is not an Investment Company.

          (v) Except as specifically set forth in the Merger Agreement, Merger Sub will pay its expenses, if any, incurred in connection with the Transaction and has not agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any Company shareholder.

          (vi) There is no intercorporate indebtedness existing between Merger Sub and Company that was issued, acquired, or will be settled at a discount.

     Notwithstanding anything herein to the contrary, the undersigned makes no representations regarding any actions or conduct of Company pursuant to Parent's exercise of control over Company after the Merger.

     The undersigned recognizes that (i) your opinions will be based on the representations set forth herein and on the statements contained in the Merger Agreement and documents related thereto, and (ii) your opinions will be subject to certain limitations and qualifications including that they may not be relied upon if any such representations are not accurate in all material respects at all relevant times. If, prior to the Effective Time, any of the representations set forth herein cease to be accurate in any material respect, the undersigned agrees to deliver to you immediately a written notice to that effect. The undersigned recognizes that your opinions will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinions.

                                                     Very truly yours,

                                                     JAZZ TECHNOLOGIES, INC.

                                                     By:_______________________
                                                     Name:_____________________
                                                     Title:____________________

                                    EXHIBIT D

                   FORM OF TAX REPRESENTATION LETTER (PARENT)

                               [Parent Letterhead]

                             ______________ __, 2008

O'Melveny & Myers LLP                           Cooley Godward Kronish LLP
275 Battery Street, Suite 2600                  101 California Street, 5th floor
San Francisco, CA 94111                         San Francisco, CA 94111

     Re: Merger pursuant to Agreement and Plan of Merger and Reorganization by and among Tower Semiconductor Ltd. , Armstrong Acquisition Corp. and Jazz Technologies, Inc.

Ladies and Gentlemen:

     This letter is furnished to you in connection with your rendering of opinions pursuant to Sections 5.2(e)(i) and 5.3(e)(i) of the Agreement and Plan of Merger and Reorganization dated May 19, 2008 (the "MERGER AGREEMENT") by and among Tower Semiconductor Ltd., an Israeli company ("PARENT"), Armstrong Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("MERGER SUB"), and Jazz Technologies, Inc., a Delaware corporation ("COMPANY"). Pursuant to the Merger Agreement, Merger Sub will merge with and into Company (the "MERGER") and Company will become a wholly owned subsidiary of Parent. Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Merger Agreement. References herein to the "IRC" refer to the United States Internal Revenue Code of 1986, as amended, and references to a "TREASURY REGULATION" refer to a regulation promulgated under the IRC.

     After consulting with their counsel and auditors regarding the meaning of and factual support for the following representations, the undersigned hereby certify and represent that the following representations are true, correct and complete as of the date hereof and will continue to be true, correct and complete as of the Effective Time and thereafter where relevant:

     1.   General Reorganization Representations

          (i) The facts that relate to the Merger and related transactions, as described in the Registration Statement (including the Proxy Statement/Prospectus), as amended or supplemented through the date hereof, are true, correct, and complete in all material respects and will be true, correct, and complete in all material respects at the Effective Time (as if made as of the Effective Time).

          (ii) The fair market value of the Parent Ordinary Shares to be issued to each Company shareholder in the Merger is approximately equal to the fair market value of the shares of Company Common Stock to be surrendered by such Company shareholder in the Merger.

          (iii) Parent is in "Control" of Merger Sub. As used in this Section 1, "CONTROL" means direct ownership of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of each other class of stock of the corporation.

          (iv) Except with respect to acquisitions which are made on the open market through a broker at the prevailing market price from a shareholder whose identity is not known to Parent and are made pursuant to a stock repurchase program that was not a matter negotiated with Company or any Company shareholder, does not favor participation by any Company shareholder and pursuant to which the number of shares repurchased does not exceed the number of Parent shares outstanding prior to the Merger ("Open Market Acquisitions"), Company has no knowledge of any Parent plan or intention to reacquire or to cause or to allow any person related to Parent within the meaning of Treasury Regulation Section 1.368-1(e)(3), (e)(4), or
     (e)(5) to purchase, redeem, or otherwise reacquire any Parent Ordinary Shares issued pursuant to the Merger Agreement.

          (v) Other than pursuant to this Merger Agreement, neither Parent nor any Person related to Parent within the meaning of Treasury Regulations Sections 1.368-1(e)(3), (e)(4) and (e)(5) has acquired any shares of Company Common Stock in contemplation of the transactions contemplated by the Merger Agreement (the "TRANSACTION") during the period beginning with the commencement of negotiations (whether formal or informal) regarding the Merger and ending at the Effective Time (the "PRE-MERGER PERIOD"), or otherwise as part of a plan of which the Transaction is a part. Neither Parent nor any Parent Affiliate will own beneficially or of record, or will have owned beneficially or of record during the five years immediately prior to the Effective Time, any shares of Company Common Stock, or other securities, options, warrants, or instruments giving the holder thereof the right to acquire shares of Company Common Stock or other securities offered by Company.

          (vi) In the Merger, Parent will acquire Company Common Stock solely in exchange for Parent Ordinary Shares (other than any cash paid in lieu of fractional shares, as described in paragraph (xv).

          (vii) Following the Merger, Parent has no current plan or intention to cause or permit the Surviving Corporation to issue additional shares of its stock that would affect Parent's acquisition or retention of Control of Company. For purposes of this paragraph, shares of Company Common Stock exchanged in the Merger for cash and other property (including, without limitation, cash paid to Company stockholders in lieu of fractional Parent Ordinary Shares and cash paid to redeem Parent Ordinary Shares that are issued in the Merger (except as provided in paragraph (iii)) will be treated as shares of Company Common Stock outstanding on the date of the Merger but not exchanged for shares of Parent Ordinary Shares.

          (viii) Immediately following the Effective Time, the Surviving Corporation will be wholly owned directly by Parent. Parent has no current plan or intention: (i) to liquidate the Surviving Corporation or merge the Surviving Corporation into another entity; (ii) to sell or otherwise dispose of any shares or securities of, or other interests in, the Surviving Corporation held by Parent; or (iii) to sell or otherwise dispose of, or to cause the Surviving Corporation to sell or otherwise dispose of, any of Merger Sub's or Company's assets, or of any of the assets of Merger Sub or of Company acquired in the Merger; except with respect to: (x) dispositions of assets in the ordinary course of business; (y) transfers described in IRC ss.368(a)(2)(C), or in the applicable Treasury Regulations; or (z) sales of thE Surviving Corporation's assets to unrelated third parties for fair market value that do not prevent the continuation of Company's "historic business" or use of "historic business assets" as described in paragraph (ix) below.

          (ix) There is no current plan or intention by Parent, or a member of its qualified group of corporations (as defined by Treasury Regulations
     Section 1.368-1(d)(4)(ii)), to cause or allow the Merger to fail to satisfy the requirement for a reorganization set forth in Treasury Regulations
     Section 1.368-1(d) by causing or allowing the Surviving Corporation to discontinue the historic business of Company (or, alternatively, if Company has more than one line of business, by causing or allowing the Surviving Corporation to discontinue all of the significant lines of Company's historic business) and failing to use a significant portion of Company's historic business assets in a business. For purposes of this representation, Parent will be deemed to satisfy the foregoing representation if (a) the members of Parent's qualified group (as defined in Treasury Regulations Section 1.368-1(d)(4)(ii)), in the aggregate, continue the historic business of Company or use a significant portion of Company's historic business assets in a business or (b) the foregoing activities are undertaken by a partnership as contemplated by Treasury Regulations Section 1.368-1(d)(4).

          (x) Parent is not an "INVESTMENT COMPANY" within the meaning of IRC ss.ss.368(a)(2)(F)(iii) and (iV). As used in Sections 1 and 2 hereof, an "Investment Company" means a regulated investment company, a real estate investment trust, or a corporation 50 percent or more of the value of whose total assets are stock and securities and 80 percent or more of the value of whose total assets are assets held for investment. In making the 50-percent and 80-percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets, and a corporation shall be considered a subsidiary if the parent owns 50 percent or more of the combined voting power of all classes of stock entitled to vote, or 50 percent or more of the total value of shares of all classes of stock outstanding. For this purpose, in determining total assets, cash and cash items (including receivables), and Government securities shall be excluded. The term "securities" includes obligations of state and local governments, commodity futures contracts, shares of regulated investment companies and real estate investment trusts, and other investments constituting a security within the meaning of the Investment Company Act of 1940 (15 U.S.C. 80a-2(36)).

          (xi) Except as specifically set forth in the Merger Agreement, Parent will pay its expenses, if any, incurred in connection with the Transaction and has not agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any Company shareholder. Parent has retained no Company shareholder to act as agent for Parent in connection with the Merger or approval thereof. Parent will reimburse no Company shareholder for shares of Company Common Stock such shareholder may have purchased or for other obligations such shareholder may have incurred.

          (xii) There is no intercorporate indebtedness existing between Parent and Company that was issued, acquired, or will be settled at a discount.

          (xiii) Immediately after the Merger, the fair market value of the Surviving Corporation's assets will exceed the amount of its liabilities plus the fair market value of the liabilities, if any, to which the Surviving Corporation's assets are subject.

          (xiv) All Parent Ordinary Shares issued in the Merger will be shares of voting stock and, to Parent's Knowledge, there are no restrictions on the voting rights with respect to such shares.

          (xv) The payment of cash in lieu of fractional shares of Parent Ordinary Shares in the Merger is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares of Parent Ordinary Shares and does not represent separately bargained-for consideration for Company Common Stock. The total cash consideration that will be paid in the Merger to the Company shareholders instead of issuing fractional shares of Parent Ordinary Shares will not exceed one percent of the total consideration that will be issued in the transaction to the Company shareholders in exchange for their Company Common Stock. The fractional share interests of each Company shareholder will be aggregated, and, with the possible exception of Company shareholders that hold shares of Company Common Stock through multiple brokers or multiple accounts, no Company shareholder will receive cash in lieu of Parent Ordinary Shares in an amount equal to or greater than the value of one full share of Parent Ordinary Shares.

          (xvi) To Company's knowledge, Parent has no plan or intention to liquidate Company, to merge Company into another corporation, to cause the Company to sell or otherwise dispose of any of its assets (except for dispositions in the ordinary course of business) or to sell or otherwise dispose of any Company Common Stock acquired in the transaction, except for transfers .

          (xvii) Not more than fifty percent (50%) of the total voting power and not more than fifty percent (50%) of the total value of the stock of Parent will be received in the Transaction, in the aggregate, by Company shareholders who are U.S. persons in exchange for their shares of Company Common Stock as determined pursuant to the rules set forth in Treasury Regulation Section 1.367(a)-3(c).

          (xviii) Immediately after the Merger, not more than fifty percent (50%) of the total voting power and not more than fifty percent (50%) of the total value of the stock of Parent stock will be owned, in the aggregate (taking into account, to Parent's Knowledge, any attribution or constructive ownership rules of Treasury Regulation Section 1.367(a)-3(c)), by U.S. persons that are at such time either officers or directors of Company or that owned stock representing five percent (5%) or more of the total voting power or total value of the stock of Company immediately prior to the Merger.

          (xix) For the entire thirty-six month period immediately preceding the Merger, either Parent or any qualified subsidiary (as defined in Treasury Regulation Section 1.367(a)-3(c)(5)(vii)) or any qualified partnership (as defined in Treasury Regulation Section 1.367(a)-3(c)(5)(viii)) has been engaged in an active trade or business outside the United States, within the meaning of Treasury Regulation
     Section 1.367(a)-3(c)(3). Parent has no plan or intention to substantially dispose of or discontinue (or to allow any qualified subsidiary or qualified partnership to substantially dispose of or discontinue) the active trade or business referred to in the preceding sentence.

          (xx) The fair market value of the total outstanding equity of Parent (not taking into account assets acquired outside the ordinary course of business, unless Parent is permitted to take such assets into account by Treasury Regulation Section 1.367(a)-3(c)(3)(iii)), is at least equal to the fair market value of the total outstanding equity of Company.

          (xxi) Parent has not taken any action or failed to take any action that is reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code and a transaction that is not subject to Section 367(a)(1) of the Code.

     2.   Relating to Merger Sub

          (i) Merger Sub was formed solely for the purposes of effecting the Merger and has conducted no business or other activities except in connection with the Merger.

          (ii) In the Merger, Merger Sub will have no liabilities assumed by Company and will not transfer to Company any assets subject to liabilities.

          (iii) At least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Merger Sub immediately prior to the Merger will be held by the Surviving Corporation after the Merger. In addition, after the Merger, at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Company immediately prior to the Merger will continue to be held by the Surviving Corporation after the Merger. For the purpose of this representation, the following assets of Company or of Merger Sub, as the case may be, will be treated as property held by Company or Merger Sub, as the case may be, immediately prior to the Merger but not by the Surviving Corporation subsequent to the Merger: (i) assets disposed of by Company or the Surviving Corporation (other than assets sold to unrelated third parties for fair market value) subsequent to the Merger; (ii) assets of Company or Merger Sub (other than assets transferred from Merger Sub to Company in the Merger) that were, to Parent's Knowledge, disposed of prior to the Merger and in contemplation thereof; (iii) assets used by Company or Merger Sub to pay other expenses or liabilities incurred in connection with the Merger; (iv) assets used to make payments pursuant to the exercise of appraisal rights; and (v) assets used to make distributions, redemptions, or other payments in respect of shares of Company Common Stock or stock of Merger Sub or rights to acquire such stock (including payments treated as such for tax purposes) that were, to Parent's Knowledge, made in contemplation of the Merger or that are related thereto, or that were, to Parent's Knowledge, made during the Pre-Merger Period.

          (iv) Merger Sub is not an Investment Company.

          (v) Except as specifically set forth in the Merger Agreement, Merger Sub will pay its expenses, if any, incurred in connection with the Transaction and has not agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any Company shareholder.

          (vi) There is no intercorporate indebtedness existing between Merger Sub and Company that was issued, acquired, or will be settled at a discount.

          (vii) Merger Sub has not taken any action or failed to take any action that is reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code and a transaction that is not subject to Section 367(a)(1) of the Code.

     The undersigned recognize that (i) your opinions will be based on the representations set forth herein and on the statements contained in the Merger Agreement and documents related thereto, and (ii) your opinions will be subject to certain limitations and qualifications including that they may not be relied upon if any such representations are not accurate in all material respects at all relevant times. If, prior to the Effective Time, any of the representations set forth herein cease to be accurate in any material respect, the undersigned agree to deliver to you immediately a written notice to that effect. The undersigned recognize that your opinions will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinions.

                                        Very truly yours,

                                        PARENT

                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________

                                        MERGER SUB

                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________

                                     ANNEX 2
                          OPINION OF UBS SECURITIES LLC

                       [LETTERHEAD OF UBS SECURITIES LLC]

                                  May 17, 2008

The Board of Directors
Jazz Technologies, Inc.
4321 Jamboree Road
Newport Beach, California 92660

Dear Members of the Board:

      We understand that Jazz Technologies, Inc., a Delaware corporation ("Jazz"), is considering a transaction whereby Armstrong Acquisition Corp. ("Merger Sub"), a Delaware corporation and wholly owned subsidiary of Tower Semiconductor Ltd. ("Tower"), an Israel company, will merge with and into Jazz (the "Transaction"). Pursuant to the terms of an Agreement and Plan of Merger and Reorganization, draft dated May 17, 2008 (the "Agreement"), among Tower, Merger Sub and Jazz, each outstanding share of the common stock, par value $0.0001 per share, of Jazz ("Jazz Common Stock") will be converted into the right to receive 1.8 ordinary shares (the "Exchange Ratio"), par value NIS 1.00 per share, of Tower ("Tower Ordinary Shares"). The terms and conditions of the Transaction are more fully set forth in the Agreement.

      You have requested our opinion as to the fairness, from a financial point of view, to the holders of Jazz Common Stock of the Exchange Ratio provided for in the Transaction.

      UBS Securities LLC ("UBS") has acted as financial advisor to Jazz in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Transaction. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of Jazz and Tower and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by an authorized committee of UBS.

      Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available with respect to Jazz or Jazz's underlying business decision to effect the Transaction. Our opinion does not constitute a recommendation to any stockholder of Jazz as to how such stockholder should vote or act with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Exchange Ratio to the extent expressly specified herein, of the Agreement or the form of the Transaction. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Exchange Ratio. We express no opinion as to what the value of Tower Ordinary Shares will be when issued pursuant to the Transaction or the prices at which Tower Ordinary Shares or Jazz Common Stock will trade at any time. In rendering this opinion, we have assumed, with your consent, that (i) the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, (ii) Jazz and Tower will comply with all material terms of the Agreement and (iii) the Transaction will be consummated in accordance with the terms of the Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on Jazz, Tower or the Transaction.

                                                          The Board of Directors
                                                         Jazz Technologies, Inc.
                                                                    May 17, 2008
                                                                          Page 2

      In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to Jazz and Tower; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of Jazz that were provided to us by the management of Jazz and not publicly available, including financial forecasts and estimates prepared by the management of Jazz that you have directed us to utilize for purposes of our analysis; (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of Tower that were provided to us by the managements of Jazz and Tower and not publicly available, including financial forecasts and estimates for calendar years 2008 and 2009 prepared by the management of Tower as adjusted by the management of Jazz, and financial forecasts and estimates for calendar years 2010 through 2012 prepared by the management of Jazz, that you have directed us to utilize for purposes of our analysis; (iv) reviewed certain estimates of synergies prepared by the management of Tower that were approved and provided to us by the management of Jazz and not publicly available that you have directed us to utilize for purposes of our analysis; (v) discussed with the management of Jazz its assessment as to the value of Jazz's unconsolidated investment in Shanghai Hua Hong NEC Electronics Company Ltd (the "HHNEC Investment") that you have directed us to utilize for purposes of our analysis;
(vi) conducted discussions with members of the senior managements of Jazz and Tower concerning the businesses and financial prospects of Jazz and Tower, including the liquidity needs of, and capital resources expected to be available to, the combined company and the ability of the combined company to fund, internally or through external financing sources, its operations following consummation of the Transaction; (vii) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (viii) reviewed the publicly available financial terms of certain other transactions in the semiconductor foundry industry; (ix) reviewed current and historical market prices of Jazz Common Stock and Tower Ordinary Shares; (x) reviewed the Agreement; and (xi) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate. At your request, we have contacted third parties to solicit indications of interest in a possible transaction with Jazz and held discussions with certain of these parties prior to the date hereof.

      In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by us for the purpose of this opinion. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Jazz or Tower, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, synergies and assessment referred to above (including adjustments prepared by the management of Jazz to the financial forecasts and estimates of Tower for calendar years 2008 and 2009 prepared by the management of Tower), we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Jazz and Tower, as the case may be, as to the future financial performance of Jazz and Tower, such synergies and the value of the HHNEC Investment. In addition, we have assumed with your approval that the financial forecasts and estimates, including synergies, referred to above will be achieved at the times and in the amounts projected. We have relied, at your direction, without independent verification, upon the assessment of the management of Jazz as to the value of the HHNEC Investment. We also have relied, at your direction, without independent verification, upon the assessments of the managements of Jazz and Tower as to the liquidity needs of, and capital resources expected to be available to, the combined company and the ability of the combined company to fund, internally or through external financing sources, its operations following consummation of the Transaction. We have assumed, with your consent, that the Transaction will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Transaction is fair, from a financial point of view, to the holders of Jazz Common Stock.

      This opinion is provided for the benefit of the Board of Directors in connection with, and for the purpose of, its evaluation of the Transaction.

                    Very truly yours,

                    /s/ UBS Securities LLC

                    UBS SECURITIES LLC

                                     ANNEX 3
                            JAZZ FINANCIAL STATEMENTS
                             JAZZ TECHNOLOGIES, INC.

                                      INDEX

                                                                                     PAGE
                                                                                     ----
CONSOLIDATED AUDITED FINANCIAL STATEMENTS

Reports of Independent Registered Public Accounting Firms                             F-2

Consolidated Balance Sheets at December 28, 2007 and December 31, 2006                F-4

Consolidated Statements of Operations for the years ended December 28, 2007 and
   December 31, 2006                                                                  F-5

Consolidated Statements of Stockholders' Equity for the years ended December 28,
   2007 and December 31, 2006                                                         F-6

Consolidated Statements of Cash Flows for the years ended December 28, 2007 and
   December 31, 2006                                                                  F-7

Notes to Consolidated Financial Statements                                            F-8

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Condensed Consolidated Balance Sheets at March 28, 2008 and December
   28, 2007                                                                          F-33

Unaudited Condensed Consolidated Statements of Operations for the three months
   ended March 28, 2008 and March 30, 2007                                           F-34

Unaudited Condensed Consolidated Statement of Stockholders' Equity for the three
   months ended March 28, 2008                                                       F-35

Unaudited Condensed Consolidated Statements of Cash Flows for the three months
   ended March 28, 2008 and March 30, 2007                                           F-36

Notes to Unaudited Condensed Consolidated Financial Statements                       F-37

JAZZ SEMICONDUCTOR, INC. (PREDECESSOR) CONSOLIDATED AUDITED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm                              F-47

Consolidated Balance Sheets as of December 30, 2005 and December 29, 2006            F-48

Consolidated Statements of Operations for the years ended December 30, 2005 and
   December 29, 2006 and period from December 30, 2006 to February 16, 2007          F-49

Consolidated Statements of Stockholders' Equity for the years ended December 30,
   2005 and December 29, 2006                                                        F-50

Consolidated Statements of Cash Flows for the years ended December 30, 2005 and
   December 29, 2006 and period from December 30, 2006 to February 16, 2007          F-52

Notes to Consolidated Financial Statements                                           F-53

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of Jazz Technologies, Inc.

      We have audited the accompanying consolidated balance sheet of Jazz Technologies, Inc. as of December 28, 2007, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 28, 2007. These financial statements are the responsibility of Jazz Technologies, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of Jazz Technologies, Inc.'s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Jazz Technologies, Inc.'s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Jazz Technologies, Inc. at December 28, 2007, and the consolidated results of its operations and its cash flows for the year ended December 28, 2007, in conformity with U.S. generally accepted accounting principles.

                              /s/ ERNST & YOUNG LLP

Orange County, California
March 20, 2008

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
 Jazz Technologies, Inc.

      We have audited the accompanying balance sheet of Jazz Technologies, Inc. (formerly Acquicor Technology Inc.) (a development stage company) as of December 31, 2006 and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of Jazz Technologies, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Jazz Technologies, Inc. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Jazz Technologies, Inc.'s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jazz Technologies, Inc. as of December 31, 2006 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

      On February 16, 2007, Jazz Technologies, Inc. consummated the acquisition of Jazz Semiconductor, Inc.

/s/ BDO SEIDMAN, LLP
New York, New York
February 21, 2007

                             JAZZ TECHNOLOGIES, INC.

                           CONSOLIDATED BALANCE SHEETS

                      (IN THOUSANDS, EXCEPT FOR PAR VALUE)

                                                                       DECEMBER 28, 2007   DECEMBER 31, 2006
                                                                       -----------------   -----------------
ASSETS
Current assets:
   Cash and cash equivalents                                           $          10,612   $             633
   Cash and cash equivalents held in trust and escrow accounts                        --             334,465
   Receivables, net of allowance for doubtful accounts of $793
      at December 28, 2007                                                        33,308                  --
   Inventories                                                                    12,190                  --
Deferred tax asset                                                                 2,015                  --
Prepaid expenses and other current assets                                          2,379                 827
                                                                       -----------------   -----------------

Total current assets                                                              60,504             335,925
Property, plant and equipment, net                                               127,488                  --
Investments                                                                       19,300                  --
Intangible assets, net                                                            53,631                  --
Other assets                                                                       4,975               8,180
                                                                       -----------------   -----------------

Total assets                                                           $         265,898   $         344,105
                                                                       -----------------   -----------------

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                                    $          19,502   $              --
   Short-term borrowings                                                           8,000                  --
   Accrued compensation and benefits                                               5,886                  --
   Deferred revenues                                                               5,347                  --
   Accrued interest                                                                5,428                 445
   Deferred underwriting fees                                                         --               3,450
   Other current liabilities                                                      13,815               8,687
                                                                       -----------------   -----------------

Total current liabilities                                                         57,978              12,582
Convertible senior notes                                                         133,200             166,750
Deferred tax liability                                                             3,427                  --
Accrued pension, retirement medical plan obligations and other
   long-term liabilities                                                          19,015                  --
                                                                       -----------------   -----------------

Total liabilities                                                                213,620             179,332
Common stock, subject to possible conversion--no shares issued and outstanding at December 28, 2007; 5,750 shares issued and
   outstanding at December 31, 2006                                                   --              33,511
Stockholders' equity:
   Preferred stock, $0.0001 par value, authorized shares--1,000;
      no shares issued or outstanding                                                 --                  --
   Common stock, $0.0001 par value, authorized shares--200,000 at December 28, 2007 and 100,000 at December 31, 2006;
      issued and outstanding shares--19,031 at December 28, 2007
      and 34,457 at December 31, 2006                                                  2                   3
   Additional paid-in capital                                                     79,882             127,971
   Other comprehensive income                                                        965                  --
   (Accumulated deficit) retained earnings                                       (28,571)              3,288
                                                                       -----------------   -----------------

   Total stockholders' equity                                                     52,278             131,262
                                                                       -----------------   -----------------

   Total liabilities and stockholders' equity                          $         265,898   $         344,105
                                                                       -----------------   -----------------

                             See accompanying notes.

                             JAZZ TECHNOLOGIES, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                    YEAR ENDED
                                                                       -------------------------------------
                                                                       DECEMBER 28, 2007   DECEMBER 31, 2006
                                                                       -----------------   -----------------
Net revenues                                                           $         182,075   $              --
Cost of revenues                                                                 166,654                  --
                                                                       -----------------   -----------------

Gross profit                                                                      15,421                  --
Operating expenses:
   Research and development                                                       14,116                  --
   Selling, general and administrative                                            20,053                 669
   Amortization of intangible assets                                               1,198                  --
   Write off of in-process research and development                                5,100                  --
                                                                       -----------------   -----------------

Total operating expenses                                                          40,467                 669

Loss from operations                                                              25,046                 669
Interest and other (expense) income, net                                          (6,770)              4,448
                                                                       -----------------   -----------------

Net (loss) income before income taxes                                            (31,816)              3,779
Income tax expense                                                                    43                 485
                                                                       -----------------   -----------------

Net (loss) income                                                      $         (31,859)  $           3,294
                                                                       -----------------   -----------------

Accretion of trust account relating to common stock subject to
   possible conversion                                                                --                (649)
                                                                       -----------------   -----------------

Net income attributable to other common stockholders                   $              --   $           2,645
                                                                       -----------------   -----------------
Net income per share subject to possible conversion--basic and
   diluted                                                             $              --   $            0.11
                                                                       -----------------   -----------------
Weighted average common shares outstanding subject to possible
   conversion--basic and diluted                                                      --               5,740
                                                                       -----------------   -----------------
Net (loss) income per share--basic and diluted                         $           (1.32)  $            0.12
                                                                       -----------------   -----------------

Weighted average common shares outstanding--basic and diluted                     24,198              22,704

      The amounts included in the year ended December 28, 2007 reflect the acquisition of Jazz Semiconductor, Inc. on February 16, 2007 and include the results of operations for Jazz Semiconductor, Inc. following the date of acquisition.

                             See accompanying notes.

                             JAZZ TECHNOLOGIES, INC.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                                COMMON STOCK         ADDITIONAL       OTHER          (ACCUMULATED        TOTAL
                                           -----------------------    PAID-IN     COMPREHENSIVE   DEFICIT) RETAINED   STOCKHOLDERS'
                                             SHARES       AMOUNT      CAPITAL        INCOME            EARNINGS          EQUITY
                                           ----------   ----------   ----------   -------------   -----------------   -------------
Balance at December 31, 2005                    5,374   $       --   $       24   $          --   $              (6)  $          18
Sale of 28,750,000 units and
   representative's option, net of
   underwriters' discount and offering
   costs                                       28,750            3      159,617              --                  --         159,620
Proceeds from private
   placement of 333,334 units                     333           --        2,000              --                  --           2,000
Net proceeds subject to possible
   conversion of 5,749,999 shares                  --           --      (32,862)             --                  --         (32,862)
Accretion of trust account relating to
   common stock subject to possible
   conversion                                      --           --         (649)             --                  --            (649)
Reimbursement of additional offering
   expenses                                        --           --          225              --                  --             225
Additional offering expenses                       --           --         (384)             --                  --            (384)
Net income                                         --           --           --              --               3,294           3,294
                                           ----------   ----------   ----------   -------------   -----------------   -------------

Balance at December 31, 2006                   34,457   $        3   $  127,971   $          --   $           3,288   $     131,262

Reversal of common stock subject to
   possible conversion of 5,750 shares             --           --       33,511              --                  --          33,511
Conversion of common stock into cash in
   connection with acquisition                 (5,668)          (1)     (33,158)             --                  --         (33,159)
Redemption of founders' common stock           (1,874)          --           (9)             --                  --              (9)
Repurchase of common stock                     (7,846)          --      (25,631)             --                  --         (25,631)
Repurchase of warrants                             --           --      (19,313)             --                  --         (19,313)
Repurchase of units                              (708)          --       (2,992)             --                  --          (2,992)
Repurchase of unit purchase options                --           --       (2,360)             --                  --          (2,360)
Issuance of restricted stock                       87           --          389              --                  --             389
Issuance of performance stock awards              583           --          992              --                  --             992
Stock compensation expense                         --           --          497              --                  --             497
Offering expenses                                  --           --          (15)             --                  --             (15)
Comprehensive (loss) income:
   Change in plan assets and benefit
      obligation                                   --           --           --             935                  --             935
   Foreign currency translation
      adjustment                                   --           --           --              30                  --              30
   Net loss                                        --           --           --              --             (31,859)        (31,859)
Total comprehensive loss                           --           --           --              --                  --         (30,894)
                                           ----------   ----------   ----------   -------------   -----------------   -------------

Balance at December 28, 2007                   19,031   $        2   $   79,882   $         965   $         (28,571)  $      52,278
                                           ----------   ----------   ----------   -------------   -----------------   -------------

                             See accompanying notes.

                             JAZZ TECHNOLOGIES, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                          YEAR ENDED
                                                                                             -------------------------------------
                                                                                             DECEMBER 28, 2007   DECEMBER 31, 2006
                                                                                             -----------------   -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income                                                                            $         (31,859)  $           3,294
Adjustments to reconcile net (loss) income for the period to net cash (used in) provided by operating activities:
   Depreciation                                                                                         27,928                  --
   Amortization of deferred financing costs                                                              1,542                  --
   Gain on disposal of equipment                                                                           (30)                 --
   Net gain on purchase of convertible senior notes                                                     (4,553)                 --
   Amortization of intangible assets                                                                     6,879                  --
   Write-off of in-process research and development                                                      5,100                  --
   Stock compensation expense                                                                            1,878                  --
   Changes in operating assets and liabilities, net of effects from acquisition of Jazz
      Semiconductor, Inc.:
      Receivables                                                                                       (7,493)                 --
      Inventories                                                                                        6,904                  --
      Prepaid expenses and other current assets                                                          1,006                (827)
      Restricted cash                                                                                    3,154                  --
      Accounts payable                                                                                  (4,879)                 --
      Accrued compensation and benefits                                                                    432                  --
      Deferred revenues                                                                                 (4,704)                 --
      Pension and retirement medical benefits                                                            1,581                  --
      Amounts due for purchase of convertible notes                                                     (2,052)                 --
      Accrued interest on convertible notes                                                              4,983                  --
      Other liabilities                                                                                 (9,915)                931
                                                                                             -----------------   -----------------
Net cash (used in) provided by operating activities                                                     (4,098)              3,398
                                                                                             -----------------   -----------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Jazz Semiconductor, Inc. purchase price, net of cash acquired                                         (227,050)                 --
Purchases of property and equipment                                                                     (5,975)                 --
Net proceeds from sale of short-term investments                                                        24,245                  --
Release of funds from trust and escrow accounts                                                        334,465                  --
Cash and cash equivalents in trust and escrow account                                                       --            (334,465)
                                                                                             -----------------   -----------------
Net cash provided by (used in) investing activities                                                    125,685            (334,465)
                                                                                             -----------------   -----------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Redemption of founder's common stock                                                                        (9)                 --
Net proceeds from issuance of common stock                                                                  --             165,249
Net proceeds from issuance of convertible note                                                              --             166,750
Repayment of note payable to stockholder                                                                    --                (275)
Reimbursement of additional offering expenses                                                               --                 225
Conversion of common stock in connection with acquisition                                              (33,159)                 --
Repurchase of common stock (1)                                                                         (25,631)                 --
Repurchase of warrants                                                                                 (19,313)                 --
Repurchase of units                                                                                     (2,992)                 --
Repurchase of unit purchase options (2)                                                                 (2,360)                 --
Payment for purchase of convertible senior notes                                                       (25,932)                 --
Net borrowing from line of credit                                                                        8,000                  --
Payment of debt and acquisition-related liabilities                                                    (10,186)               (325)
                                                                                             -----------------   -----------------
Net cash (used in) provided by financing activities                                                   (111,582)            331,624
                                                                                             -----------------   -----------------
Effect of foreign currency on cash                                                                         (26)                 --
                                                                                             -----------------   -----------------
Net increase in cash and cash equivalents                                                                9,979                 557
                                                                                             -----------------   -----------------
Cash and cash equivalents at beginning of period                                                           633                  76
                                                                                             -----------------   -----------------
Cash and cash equivalents at end of period                                                              10,612                 633
                                                                                             -----------------   -----------------
Supplemental disclosure of interest and taxes paid and non-cash investing and financing activities:
                                                                                             -----------------   -----------------
Interest paid                                                                                           13,006                   5
                                                                                             -----------------   -----------------
Taxes paid                                                                                                 411                   2
                                                                                             -----------------   -----------------
Accrued offering costs                                                                                      --                 182
                                                                                             -----------------   -----------------
Accrued acquisition costs                                                                                   --               1,798
                                                                                             -----------------   -----------------
Accrued debt issuance costs                                                                                 --               6,057
                                                                                             -----------------   -----------------
Fair value of underwriter purchase option included in offering costs                                        --               4,975
                                                                                             -----------------   -----------------
Deferred underwriting fees                                                                                  --               3,450
                                                                                             -----------------   -----------------
Accretion of trust fund relating to common stock subject to possible conversion                             --                 649
                                                                                             -----------------   -----------------

---------------------------------------------------------------

(1) Includes repurchases from related parties for $4.2 million.

(2) Includes repurchases from related party for $0.5 million.

                             See accompanying notes.

                             JAZZ TECHNOLOGIES, INC.

                            JAZZ TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:    BUSINESS AND FORMATION

      Unless specifically noted otherwise, as used throughout these notes to the consolidated financial statements, "Jazz," "Company" refers to the business of Jazz Technologies, Inc. and "Jazz Semiconductor" refers only to the business of Jazz Semiconductor, Inc.

THE COMPANY

      Jazz Technologies, Inc., formerly known as Acquicor Technology Inc. (the "Company"), was incorporated in Delaware on August 12, 2005. The Company was formed to serve as a vehicle for the acquisition of one or more domestic and/or foreign operating businesses through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination.

      The Company is based in Newport Beach, California and following the acquisition of Jazz Semiconductor Inc., is now an independent semiconductor foundry focused on specialty process technologies for the manufacture of analog intensive mixed-signal semiconductor devices. The Company's specialty process technologies include advanced analog, radio frequency, high voltage, bipolar and silicon germanium bipolar complementary metal oxide ("SiGe") semiconductor processes, for the manufacture of analog and mixed-signal semiconductors. Its customer's analog and mixed-signal semiconductor devices are used in cellular phones, wireless local area networking devices, digital TVs, set-top boxes, gaming devices, switches, routers and broadband modems.

      In March 2006, the Company consummated a private placement ("Private Placement") and an initial public offering ("Offering"), and placed approximately $164.3 million in proceeds from those offerings in a trust account ("Trust Account") until the earlier of (i) the consummation of the Company's initial merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination or (ii) the distribution of the Trust Account upon liquidation; provided, however, that the trustee was authorized to release to the Company amounts required to pay income taxes relating to the property in the Trust Account and up to $750,000 of interest earned on the Trust Account (net of taxes payable on such interest) to cover business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. As of December 31, 2006, none of the interest previously earned on the trust account had been released to pay income taxes relating to the property in the Trust Account and $750,000 of interest had been released to cover operating expenses. As of December 31, 2006, there was approximately $488,875 of interest received and receivable remaining in the Trust Account that was not available to be released.

      The Company, after signing a definitive agreement for the acquisition of Jazz Semiconductor, submitted that merger for stockholder approval on February 15, 2007. In the event that 20% or more of the outstanding stock (excluding, for this purpose, those shares of common stock issued prior to the Offering, including up to 333,334 shares included in the units purchased by the Company's existing stockholders in the Private Placement) had voted against the merger and exercised their conversion rights described below, the merger with Jazz Semiconductor would not have been consummated. Accordingly, public stockholders of the Company holding approximately 19.99% of the aggregate number of shares owned by all public stockholders could have sought conversion of their shares in connection with the merger with Jazz Semiconductor. Such public stockholders would have been entitled to receive their per share interest in the Trust Account computed without regard to the shares held by the Company's existing stockholders prior to the consummation of the Offering. In this respect, $33,510,655 (including $649,060 of accretion due to interest earned on the Trust Account, net of taxes payable on the income of the funds in the Trust Account) was classified as common stock subject to possible conversion at December 31, 2006.

ACQUISITION OF JAZZ SEMICONDUCTOR INC.

      On February 16, 2007, the Company completed the acquisition of all of the outstanding capital stock of Jazz Semiconductor, for $262.4 million in cash, and acquired, as part of the assets of Jazz Semiconductor, $26.1 million in cash. The accompanying consolidated financial statements include the results of operations for Jazz Semiconductor following the date of acquisition. The acquisition was accounted for under the purchase method of accounting in accordance with U.S. generally accepted accounting principles for accounting and financial reporting purposes. Under this method, Jazz Semiconductor was treated as the "acquired" company. In connection with the acquisition, the Company adopted Jazz Semiconductor's fiscal year. In July 2007, the Company entered into an agreement with the former Jazz Semiconductor stockholders that reduced the purchase price by $9.3 million to $253.1 million. The reduction has been reflected in the accompanying consolidated financial statements. Refer to Note 3.

                            JAZZ TECHNOLOGIES, INC.

      Prior to March 12, 2002, Jazz Semiconductor's business was Conexant's Newport Beach, California semiconductor fabrication operations. Jazz Semiconductor's business was formed upon Conexant's contribution of those fabrication operations to its wholly-owned subsidiary, Newport Fab, LLC and Conexant's contribution of Newport Fab, LLC to Jazz Semiconductor, together with a cash investment in Jazz Semiconductor by affiliates of The Carlyle Group. Conexant and affiliates of The Carlyle Group continued to be the largest stockholders of Jazz Semiconductor until its acquisition in February 2007. Substantially all of Jazz Semiconductor's business operation was conducted by its wholly-owned subsidiary, Newport Fab, LLC. Since its formation in early 2002, Jazz Semiconductor has transitioned its business from a captive manufacturing facility within Conexant to an independent semiconductor foundry.

NOTE 2:    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

      The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Inter-company transactions and balances have been eliminated in consolidation. Certain reclassifications have been made to conform prior year data with the current presentation.

FISCAL YEAR

      Effective with the fiscal year beginning January 1, 2007, the Company adopted a 52- or 53- week fiscal year. Each of the first three quarters of a fiscal year ends on the last Friday in each of March, June and September and the fourth quarter of a fiscal year ends on the Friday prior to December 31. As a result, each fiscal quarter consists of 13 weeks during a 52-week fiscal year. During a 53-week fiscal year, the first three quarters consist of 13 weeks and the fourth quarter consists of 14 weeks. The Company previously maintained a calendar fiscal year for the year ended December 31, 2006.

USE OF ESTIMATES

      The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Among the significant estimates affecting the financial statements are those relating to sales return allowances, the allowance for doubtful accounts, inventories and related reserves, valuation of acquired assets and liabilities, determination of asset lives for depreciation and amortization, asset impairment assumptions, income taxes, stock compensation, post-retirement medical plan and pension plan. On an ongoing basis, management reviews its estimates based upon currently available information. Actual results could differ materially from those estimates.

REVENUE RECOGNITION

      The Company's net revenues are generated principally by sales of semiconductor wafers. The Company derives the remaining balance of its net revenues from the resale of photomasks and other engineering services. The majority of the Company's sales occur through the efforts of its direct sales force.

      In accordance with SEC Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements" ("SAB No. 101"), and SAB No. 104, "Revenue Recognition" ("SAB No. 104"), the Company recognizes product revenues when the following fundamental criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered,
(iii) the price to the customer is fixed or determinable and (iv) collection of the resulting receivable is reasonably assured. These criteria are usually met at the time of product shipment. However, the Company does not recognize revenues until all customer acceptance requirements have been met, when applicable. Determination of the criteria set forth in items three and four above is based on management's judgment regarding the fixed nature of the fee charged for services rendered and products delivered and the collectibility of those fees. Should changes in conditions cause management to determine that these criteria are not met for certain future transactions, revenues recognized for any reporting period could be adversely affected.

                            JAZZ TECHNOLOGIES, INC.

      Revenues for engineering services are recognized ratably over the contract term or as services are performed. Revenues from contracts with multiple elements are recognized as each element is earned based on the relative fair value of each element and when there are no undelivered elements that are essential to the functionality of the delivered elements and when the amount is not contingent upon delivery of the undelivered elements. Advances received from customers towards future engineering services, product purchases and in some cases capacity reservation are deferred until products are shipped to the customer, services are rendered or the capacity reservation period ends.

      The Company provides for sales returns and allowances relating to specified yield, quality commitments as a reduction of revenues at the time of shipment based on historical experience and specific identification of events necessitating an allowance.

CASH AND CASH EQUIVALENTS

      The Company considers all highly liquid investments with original maturities of three months or less from the date of purchase to be cash equivalents. The carrying amounts of cash and cash equivalents approximate their fair values. The Company maintains cash and cash equivalents balances at certain financial institutions in excess of amounts insured by federal agencies. Management does not believe that as a result of this concentration it is subject to any unusual financial risk beyond the normal risk associated with commercial banking relationships.

ACCOUNTS RECEIVABLE

      The Company's accounts receivable are reported net of an allowance for doubtful accounts. The Company estimates the collectibility of its accounts receivable at the end of each reporting period. The Company analyzes the aging of accounts receivable and bad debt history, payment history, customer concentration, customer credit worthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. The Company maintains an allowance for doubtful accounts, which is created by charges to selling, general and administrative expenses in the consolidated statements of operations.

FAIR VALUE OF FINANCIAL INSTRUMENTS

      The Company measures its financial assets and liabilities in accordance with accounting principles generally accepted in the United States. For financial instruments, including cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued expenses, the carrying amounts approximate fair value due to their short maturities.

FOREIGN CURRENCY TRANSLATION

      The Company uses the U.S. dollar as its functional currency. All of the Company's sales and a substantial majority of its costs are transacted in U.S. dollars. The Company purchases wafers and has test and assembly activities in Asia and supports sales and marketing activities in various countries outside of the United States. Most of these costs are paid for with U.S. dollars. Foreign currency transaction gains and losses, resulting from remeasuring the local currency to the U.S. dollar, are included in determining net (loss) income for the period. The foreign exchange gains and losses were not material for the periods presented.

INVENTORIES

      Inventories consist of raw materials, work in process and finished goods and include the costs for freight-in, materials, labor and manufacturing overhead. Inventories are stated at the lower of cost, calculated on a first-in, first-out basis, or market value. The Company establishes inventory reserves for estimated obsolete or unmarketable inventory equal to the difference between the cost of inventory and the estimated realizable value based upon assumptions about future demand and market conditions. Inventories acquired as a result of the acquisition of Jazz Semiconductor were recorded at fair value. Shipping and handling costs are classified as a component of cost of revenues in the consolidated statements of operations.

PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment are recorded at cost. Assets acquired as a result of the acquisition of Jazz Semiconductor were recorded at fair value. Prior to the acquisition of Jazz Semiconductor, the Company had no property, plant or equipment. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from 3 to 12 years. Leasehold improvements are amortized over the life of the asset or initial term of the lease, whichever is shorter. Significant renewals and betterments are capitalized and any assets being replaced are written off. Maintenance and repairs are charged to expense as incurred. Upon the sale or retirement of assets, the cost and related accumulated depreciation are removed from the consolidated balance sheet and the resulting gain or loss is reflected in the consolidated statement of operations.

                            JAZZ TECHNOLOGIES, INC.

      Construction in progress primarily consists of machinery being qualified for service at the Company's foundry in Newport Beach, California.

INVESTMENT

      In connection with the acquisition of Jazz Semiconductor, the Company acquired an investment in HHNEC. As of December 28, 2007, the investment represented a minority interest of approximately 10% in HHNEC. In accordance with the purchase method of accounting, this investment was recorded at fair value on the date of acquisition.

IMPAIRMENT OF ASSETS

      The Company periodically reviews long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. If an asset is considered to be impaired, the impairment loss is recognized immediately and is considered to be the amount by which the carrying amount of the asset exceeds its fair value. The Company does not have any intangible assets with indefinite useful lives.

      The Company conducted an impairment review as of December 28, 2007 due to the recent decline in the stock price. The Company used the income approach methodology of valuation that includes undiscounted cash flows to determine the fair value of its intangible assets. Significant management judgment is required in the forecasts of future operating results used for this methodology. These estimates are consistent with the plans and forecasts that the Company uses to conduct its business. As a result of this analysis, no assets were considered to be impaired and the Company had not recognized any impairment loss for any long-lived or intangible asset as of December 28, 2007.

ACCOUNTING FOR INCOME TAXES

      The Company utilizes the liability method of accounting for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates.

      Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The likelihood of a material change in the Company's expected realization of these assets depends on its ability to generate sufficient future taxable income. The Company's ability to generate enough taxable income to utilize its deferred tax assets depends on many factors, among which is the Company's ability to deduct tax loss carry-forwards against future taxable income, the effectiveness of the Company's tax planning strategies and reversing deferred tax liabilities.

      A substantial portion of the valuation allowance relates to deferred tax assets recorded in connection with the acquisition of Jazz Semiconductor ("acquisition deferred tax assets"). SFAS No. 109 requires the benefit from the reduction of the valuation allowance related to the acquisition deferred tax assets to first be applied to reduce goodwill and then noncurrent intangible assets to zero before the Company can apply any remaining benefit to reduce income tax expense.

      Included in the deferred tax assets are approximately $26.0 million of pre-acquisition net deferred tax assets related to the acquisition of Jazz Semiconductor. To the extent these assets are recognized, the tax benefit will be applied first to reduce to zero any noncurrent intangible assets related to the acquisition, and the excess, if any, as a reduction to income tax expense.

      The future utilization of the Company's net operating loss carry forwards to offset future taxable income may be subject to an annual limitation as a result of ownership changes that may have occurred previously or that could occur in the future. The Company has had one "change in ownership" event that limits the utilization of net operating loss carry forwards. The "change in ownership" event occurred in February 2007, upon the acquisition of Jazz Semiconductor. As a result of this "change of ownership," the annual net operating loss utilization will be limited to $6.8 million.

                            JAZZ TECHNOLOGIES, INC.

      Significant judgment is required in determining the Company's provision for income taxes. In the ordinary course of business, there are many transactions for which the ultimate tax outcome is uncertain. Despite the Company's belief that the tax return positions are supportable, there are certain positions that may not be sustained upon review by tax authorities. While the Company believes that adequate accruals have been made for such positions, the final resolution of those matters may be materially different than the amounts provided for in the Company's historical income tax provisions and accruals.

      In June 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement 109" ("FIN No. 48"). FIN No. 48 establishes a single model to address accounting for uncertain tax positions. FIN No. 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN No. 48 also provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company adopted the provisions of FIN No. 48 on January 1, 2007. Upon adoption, the Company recognized no adjustment in the amount of unrecognized tax benefits and as such on the date of adoption, the Company had no unrecognized tax benefits. The Company's policy is to recognize interest and penalties that would be assessed in relation to the settlement value of unrecognized tax benefits as a component of income tax expense.

PENSION PLANS

      Prior to the acquisition, Jazz Semiconductor adopted SFAS No. 158, "Employer's Accounting for Defined Benefit Pension and Other Postretirement Plans (an amendment of FASB (Financial Accounting Standards Board) Statements No. 87, 88, 106, and 132R)" ("SFAS No. 158"), for the 2006 fiscal year relating to its Retirement Plan for Hourly Employees and Postretirement Health and Life Benefits Plan. With the adoption of SFAS No. 158 in the prior fiscal year, Jazz Semiconductor was required to recognize all previously unrecognized obligations. These amounts were presented on Jazz Semiconductor's balance sheet as accumulated other comprehensive income (AOCI) under stockholders' equity. Following the acquisition on February 16, 2007 and the application of SFAS No. 141, "Business Combinations," these liabilities are stated at their fair values.

STOCK BASED COMPENSATION

      Effective January 1, 2006, the Company adopted SFAS No. 123 (revised
2004),"Share-Based Payment" ("SFAS No. 123R"), which requires all share-based payments to employees, including grants of employee stock options, and restricted stock awards, to be recognized in the financial statements based upon their respective grant date fair values and does not allow the previously permitted pro forma disclosure-only method as an alternative to financial statement recognition. SFAS No. 123R supersedes Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), and related interpretations and amends SFAS No. 95, "Statement of Cash Flows." SFAS No. 123R also requires the benefits of tax deductions in excess of recognized compensation cost be reported as a financing cash flow, rather than as an operating cash flow as required under previous literature. In March 2005 the SEC issued SAB No. 107, "Share-Based Payment" ("SAB No. 107"), which provides guidance regarding the interaction of SFAS No. 123R and certain SEC rules and regulations. The Company has applied the provisions of SAB No. 107 in its adoption of SFAS No. 123R. There was no impact to the Company's financial statements on the date of adoption of SFAS No. 123R.

      SFAS No. 123R requires companies to estimate the fair value of stock options on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense ratably over the requisite service periods. The Company has estimated the fair value of stock options as of the date of grant using the Black-Scholes option pricing model, which was developed for use in estimating the value of traded options that have no vesting restrictions and that are freely transferable. The Black-Scholes model considers, among other factors, the expected life of the award and the expected volatility of the Company's stock price. Although the Black-Scholes model meets the requirements of SFAS No. 123R and SAB No. 107, the fair values generated by the model may not be indicative of the actual fair values of the Company's equity awards, as it does not consider other factors important to those awards to employees, such as continued employment, periodic vesting requirements, and limited transferability. The Company estimates stock price volatility based on historical volatility of its own stock price and its peers. The Company recognizes compensation expense using the straight-line amortization method for stock-based compensation awards with graded vesting.

                            JAZZ TECHNOLOGIES, INC.

      The key assumptions used in the Black-Scholes model in determining the fair value of options granted during the year ended December 28, 2007 are as follows:

           Expected life in years                         6 years
           Expected price volatility                30.80 - 53.60%
           Risk-free interest rate                    3.70 - 5.15%
           Dividend yield                                    0.00%

NET (LOSS) INCOME PER SHARE

      Net (loss) income per share (basic) is calculated by dividing net (loss) income by the weighted average number of common shares outstanding during the period. Net (loss) income per share (diluted) is calculated by adjusting the number of shares of common stock outstanding using the treasury stock method. Under the treasury stock method, an increase in the fair market value of the Company's common stock results in a greater dilutive effect from outstanding warrants, options, restricted stock awards and convertible securities (common stock equivalents). Since the Company reported a net loss for the year ended December 28, 2007, all common stock equivalents would be anti-dilutive and the basic and diluted weighted average shares outstanding are the same. As the effect of all common stock equivalents were anti-dilutive for the year ended December 31, 2006, the basic and diluted weighted average shares outstanding are the same.

CONCENTRATIONS

      Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents and trade accounts receivable. The Company performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history, age of the balance and the customer's current credit worthiness, as determined by a review of the customer's current credit information. The Company monitors collections and payments from its customers and maintains an allowance for doubtful accounts based upon historical experience and any specific customer collection issues that have been identified. A considerable amount of judgment is required in assessing the ultimate realization of these receivables. Customer receivables are generally unsecured.

      Accounts receivable from significant customers representing 10% or more of the net accounts receivable balance as of December 28, 2007 consists of the following customers:

                                                DECEMBER 28, 2007
           Skyworks                                   15.1%
           Conexant                                   21.9%
           R F Micro Devices                          26.9%

      Net revenues from significant customers representing 10% or more of net revenues for the year ended December 28, 2007 is provided by customers as follows:

                                                   YEAR ENDED
                                                DECEMBER 28, 2007
                                                -----------------
           Skyworks                                    20.1%
           Conexant                                    15.0%
           Toshiba                                     12.7%
           R F Micro Devices                           14.2%

      As a result of the Company's concentration of its customer base, loss or cancellation of business from, or significant changes in scheduled deliveries of product sold to these customers or a change in their financial position could materially and adversely affect the Company's consolidated financial position, results of operations and cash flows.

      The Company operates a single manufacturing facility located in Newport Beach, California. A major interruption in the manufacturing operations at this facility would have a material adverse affect on the consolidated financial position and results of operations of the Company.

                            JAZZ TECHNOLOGIES, INC.

      The Company's manufacturing processes use specialized materials, including semiconductor wafers, chemicals, gases and photomasks. These raw materials are generally available from several suppliers. However, from time to time, the Company prefers to select one vendor to provide it with a particular type of material in order to obtain preferred pricing. In those cases, the Company generally seeks to identify, and in some cases qualify, alternative sources of supply.

      As of December 28, 2007, approximately 53.2% of the Company's manufacturing related employees are covered by a collective bargaining agreement negotiated with one union. The Company's current agreement expires in May 2008.

RECENT ACCOUNTING PRONOUNCEMENTS

      In February 2007, FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities," ("SFAS No. 159") which permits entities to choose to measure at fair value eligible financial instruments and certain other items that are not currently required to be measured at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. This standard is not expected to have a material impact on the Company's future consolidated financial statements.

      In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)" ("SFAS No. 158"). SFAS No. 158 requires company plan sponsors to display the net over- or under-funded position of a defined benefit postretirement plan as an asset or liability, with any unrecognized prior service costs, transition obligations or actuarial gains/losses reported as a component of other comprehensive income in shareholders' equity. The Company adopted the recognition provisions of SFAS No. 158 for the year ended December 28, 2007. The adoption of SFAS No. 158 did not have a material effect on the Company's financial position or results of operations.

      In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS No. 157"). SFAS No. 157 establishes a framework for measuring fair value in generally accepted accounting principles clarifies the definition of fair value and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the application of SFAS No. 157 may change current practice for some entities. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact, if any, that SFAS 157 may have on its future consolidated financial statements.

NOTE 3:    ACQUISITION

      On February 16, 2007, pursuant to the terms of a merger agreement signed on September 26, 2006, the Company acquired all of Jazz Semiconductor's outstanding capital stock for approximately $262.4 million, funded with existing cash resources as well as proceeds from the 8% Convertible Senior Notes due 2011 (the "Convertible Senior Notes") that were issued in the fourth quarter of 2006.

      On July 1, 2007, a settlement agreement was reached with former Jazz Semiconductor's stockholders that amended the merger agreement, released funds held in escrow and effectively reduced the purchase price by $9.3 million to $253.1 million. The purchase price reduction of $9.3 million includes a $9.0 million release of escrow funds to the Company and an additional reimbursement of $0.3 million for expenses incurred by Jazz Semiconductor and the Company relating to the merger. This reduction has been reflected in the accompanying consolidated financial statements.

      For accounting purposes, the revised purchase price for the Jazz Semiconductor acquisition was $253.1 million and reconciles to all payments made as follows (in thousands):

      Acquisition consideration                        $   251,000
      Estimated working capital adjustment                   4,500

                                                       -----------
      Total acquisition consideration                      255,500
      Jazz Semiconductor terminated IPO and
         acquisition transaction costs                      (6,504)
      Company transaction costs                              4,134

                                                       -----------
      Total purchase price                             $   253,130
                                                       -----------

                            JAZZ TECHNOLOGIES, INC.

      Jazz Semiconductor's transaction costs primarily consist of fees for financial advisors, attorneys, accountants and other advisors incurred in connection with the acquisition and Jazz Semiconductor's terminated initial public offering. The Company's transaction costs primarily consist of fees for financial advisors, attorneys, accountants and other advisors directly related to the acquisition of Jazz Semiconductor. Upon consummation of the merger, the Company also paid off the deferred underwriting fees of $3.5 million out of the proceeds of the public offering held in the Trust Account.

      Payments made by the Company included a $4.5 million working capital payment per the merger agreement and a deduction for reimbursement of $6.5 million of transaction costs incurred by Jazz Semiconductor in connection with the acquisition and its terminated public offering. There was no change to the purchase price resulting from the calculation of the closing working capital amount, as defined in the merger agreement, which was calculated based on the closing balance sheet as of February 16, 2007. However, as discussed above, there was a $9.3 million reduction to the purchase price as a result of a settlement agreement reached in July 2007 with the former Jazz Semiconductor stockholders.

ADJUSTED PURCHASE PRICE ALLOCATION

      The total adjusted purchase price of $253.1 million, including the Company's transaction costs of approximately $4.1 million, and net of the reduction of $9.3 million in purchase price, has been allocated to tangible and intangible assets acquired and liabilities assumed, based on their fair market values as of February 16, 2007, as follows (in thousands):

                                                           FEBRUARY 16, 2007
                                                           -----------------
          Fair value of the net tangible assets
             acquired and liabilities assumed:
          Cash and cash equivalents                        $          26,080
          Short-term investments                                      24,245
          Restricted cash                                              3,154
          Receivables                                                 25,815
          Inventories                                                 19,094
          Deferred tax asset                                           4,637
          Other current assets                                         2,520
          Property, plant and equipment                              148,061
          Investments                                                 19,300
          Other assets                                                   522
          Accounts payable                                           (23,087)
          Accrued compensation, benefits and other                    (5,454)
          Deferred tax liability                                      (6,203)
          Deferred revenues                                          (10,051)
          Other current liabilities                                  (23,619)

          Accrued pension, retirement medical plan
             obligations and other long-term liabilities             (17,493)
                                                           -----------------

          Total net tangible assets acquired and
             liabilities assumed                           $         187,521

          Fair value of identifiable intangible
             assets acquired:
          Existing technology                                          1,078
          Patents and other core technology rights                    11,185
          In-process research and development                          5,100
          Customer relationships                                       4,758
          Customer backlog                                             2,630
          Trade name                                                   4,683
          Facilities lease                                            36,175
                                                           -----------------

          Total identifiable intangible assets acquired               65,609
                                                           -----------------

          Total purchase price                             $         253,130
                                                           -----------------

                            JAZZ TECHNOLOGIES, INC.

      The Company engaged a third party appraiser to assist it in performing a valuation of all the assets and liabilities in accordance with SFAS No. 141, "Business Combinations" ("SFAS No. 141"). The fair values set forth above are based on final valuation of Jazz Semiconductor's tangible and intangible assets which did not differ materially from the preliminary valuation estimates and, as a result, did not materially affect the final allocation of the purchase price reflected above.

INVENTORIES

      In connection with the acquisition of Jazz Semiconductor, the Company acquired inventory of $19.1 million recorded at fair value on the date of acquisition. Prior to the acquisition of Jazz Semiconductor, the Company had no inventory. Inventories consist of the following at December 28, 2007:

                                                           DECEMBER 28, 2007
                                                           -----------------
          Raw material                                     $             473
          Work in process                                             10,866
          Finished goods                                                 851
                                                           -----------------

          Total inventories                                $          12,190
                                                           -----------------

INVESTMENTS

      In connection with the acquisition of Jazz Semiconductor, the Company acquired an equity investment in Shanghai Hua Hong NEC Electronics Company, Ltd. ("HHNEC") recorded at a fair value of $19.3 million on the date of acquisition. Under the merger agreement relating to the acquisition of Jazz Semiconductor, the Company is obligated to pay additional amounts to former stockholders of Jazz Semiconductor if the Company realizes proceeds in excess of $10 million from its investment in HHNEC during the three-year period following the completion of the acquisition of Jazz Semiconductor. In that event, the Company will pay to Jazz Semiconductor's former stockholders an amount equal to 50% of the amount (if any) of the proceeds received that exceed $10 million.

PROPERTY, PLANT AND EQUIPMENT

      In connection with the acquisition of Jazz Semiconductor, the Company acquired property, plant and equipment of $148.1 million recorded at fair value on the date of acquisition. Prior to the acquisition of Jazz Semiconductor, the Company had no property, plant and equipment. Property, plant and equipment based on the valuations as discussed above, consist of the following at December 28, 2007:

                                          USEFUL LIFE      DECEMBER 28, 2007
                                          -----------      -----------------
                                           (IN YEARS)       (IN THOUSANDS)
          Building improvements              7-12          $          42,916
          Machinery and equipment             4-6                    106,338
          Furniture and equipment             3-5                      1,829
          Computer software                     3                      2,124
          Construction in progress              -                      2,206
                                                           -----------------

                                                                     155,413
          Accumulated depreciation                                    27,925
                                                           -----------------

          Total property, plant and
              equipment, net                               $         127,488
                                                           -----------------

                            JAZZ TECHNOLOGIES, INC.

INTANGIBLE ASSETS

      In connection with the acquisition of Jazz Semiconductor, the Company acquired intangible assets of $65.6 million recorded at fair value. Of that amount, $5.1 million assigned to in-process research and development was written off during the year, because, in management's opinion, technological feasibility had not been established and had no alternative future uses. The write-off is included under research and development within operating expenses in the statement of operations. The balance of $60.5 million acquired intangibles is subject to periodic amortization over the weighted-average estimated useful life. Prior to the acquisition of Jazz Semiconductor, the Company had no intangible assets. Intangible assets consist of the following at December 28, 2007:

                                                  WEIGHTED                        ACCUMULATED
                                                AVERAGE LIFE        COST          AMORTIZATION        NET
                                                ------------     ------------    --------------    ----------
                                                  (YEARS)                        (IN THOUSANDS)
Existing technology                                   7          $      1,078    $          133    $      945
Patents and other core technology rights              7                11,185             1,383         9,802
In-process research and development                   -                 5,100             5,100             -
Customer relationships                                7                 4,758               588         4,170
Customer backlog                                     <1                 2,630             2,630             -
Trade name                                            7                 4,683               579         4,104
Facilities lease                                     20                36,175             1,565        34,610
                                                                 ------------    --------------    ----------

Total identifiable intangible assets                             $     65,609    $       11,978    $   53,631
                                                                 ------------    --------------    ----------

      The Company expects future amortization expense to be as follows (in thousands):

                                                   CHARGE TO         CHARGE TO OPERATING
                                                COST OF REVENUES          EXPENSES              TOTAL
                                                ----------------     -------------------      ----------
Fiscal year ends:
2008                                            $          3,524     $             1,385      $    4,909
2009                                                       3,525                   1,385           4,910
2010                                                       3,524                   1,385           4,909
2011                                                       3,525                   1,385           4,910
2012                                                       3,525                   1,384           4,909
Thereafter                                                27,042                   2,042          29,084

                                                ----------------     -------------------      ----------
Total expected future amortization expense      $         44,665     $             8,966      $   53,631
                                                ----------------     -------------------      ----------

PRO FORMA RESULTS OF OPERATIONS

      The following pro forma unaudited information for the years ended December 28, 2007 and December 31, 2006 assume the acquisition of Jazz Semiconductor occurred on January 1, 2006:

                                                      YEAR ENDED
                                        ---------------------------------------
                                        DECEMBER 28, 2007     DECEMBER 31, 2006
                                        -----------------     -----------------
                                                      (UNAUDITED)
                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
          Net revenues                  $         207,649     $         212,526

                                        -----------------     -----------------
          Net loss                      $         (39,653)    $         (47,610)
                                        -----------------     -----------------
          Pro forma net loss per
             share-basic and diluted    $           (1.64)    $           (2.10)
                                        -----------------     -----------------

                            JAZZ TECHNOLOGIES, INC.

      The accompanying consolidated statements of operations only reflect the operating results of Jazz Semiconductor following the date of acquisition and do not reflect its operating results prior to the acquisition. The Company derived the pro forma information from (i) the consolidated financial statements of the Company for the year ended December 28, 2007 and the consolidated financial statements of Jazz Semiconductor for the period from December 30, 2006 to February 16, 2007 (the date of the acquisition), and (ii) the financial statements of the Company for the year ended December 31, 2006 and the consolidated financial statements of Jazz Semiconductor for the year ended December 29, 2006. The pro forma results are not necessarily indicative of the results that may have actually occurred had the acquisition taken place on the dates noted, or the future financial position or operating results of the Company or Jazz Semiconductor. The pro forma adjustments are based upon available information and assumptions that the Company believes are reasonable. The pro forma adjustments include adjustments for interest expense (relating primarily to interest on the Convertible Senior Notes issued in December 2006) and increased depreciation and amortization expense as a result of the application of the purchase method of accounting based on the fair values set forth above. The pro forma information excludes the write-off of in-process research and development that was expensed and the net gain on purchase of Convertible Senior Notes during the year ended December 28, 2007.

NOTE 4:    LOAN AND SECURITY AGREEMENT

      On February 28, 2007, the Company entered into an amended and restated loan and security agreement, as parent guarantor, with Wachovia Capital Markets, LLC, as lead arranger, bookrunner and syndication agent, and Wachovia Capital Finance Corporation (Western), as administrative agent ("Wachovia"), and Jazz Semiconductor and Newport Fab, LLC, as borrowers (the "Wachovia Loan Agreement"), with respect to a three-year senior secured asset-based revolving credit facility in an amount of up to $65 million. The borrowing availability varies according to the levels of the borrowers' accounts receivable, eligible equipment and other terms and conditions described in the loan agreement. Up to $5 million of the facility will be available for the issuance of letters of credit. The maturity date of the facility is February 28, 2010, unless earlier terminated. Loans under the facility will bear interest at a floating rate equal to, at borrowers' option, either the lender's prime rate plus 0.75% or the adjusted Eurodollar rate (as defined in the loan agreement) plus 2.75% per annum. The facility is secured by all of the assets of the Company and the borrowers.

      The loan agreement contains customary affirmative and negative covenants and other restrictions. If the sum of excess availability plus qualified cash is at any time during any fiscal quarter less than $10.0 million, the borrowers will be subject to a minimum consolidated EBITDA financial covenant, such that the Company and its subsidiaries (other than any excluded subsidiaries) shall be required to earn, on a consolidated basis, consolidated EBITDA (as defined in the loan agreement) of not less than the applicable amounts set forth in the loan agreement.

      In addition, the loan agreement contains customary events of default including the following: nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default; bankruptcy; material judgments; ERISA events; actual or asserted invalidity of guarantees or security documents; and change of control. If any event of default occurs, Wachovia may declare due immediately, all borrowings under the facility and foreclose on the collateral. Furthermore, an event of default under the loan agreement would result in an increase in the interest rate on any amounts outstanding.

      Borrowing availability under the facility as of December 28, 2007, was $37.1 million. As of December 28, 2007, the Company had $8.0 million in outstanding short-term borrowings and $1.6 million of the facility supporting outstanding letters of credits.

NOTE 5:    CONVERTIBLE SENIOR NOTES

      On December 19, 2006 and December 21, 2006, the Company completed private placements of $166.8 million aggregate principal amount of Convertible Senior Notes. The gross proceeds from the Convertible Senior Notes were placed in escrow pending completion of the acquisition of Jazz Semiconductor.

      On February 16, 2007, the conditions to release the escrowed proceeds of the Convertible Senior Notes were met and the proceeds, net of the debt issuance costs, were released to the Company.

                            JAZZ TECHNOLOGIES, INC.

      Debt issuance cost, included as part of other assets, consists of the following at December 28, 2007 and December 29, 2006:

                                                   DECEMBER 28, 2007
                                       ---------------------------------------
          OTHER ASSETS                    COST       AMORTIZATION       NET
          ------------                 ----------    ------------    ---------
          Debt issuance cost           $    6,445    $      1,542    $   4,903
          Deposits and other assets            72               -           72

                                       ----------    ------------    ---------
          Total                        $    6,517    $      1,542    $   4,975
                                       ----------    ------------    ---------

                                                   DECEMBER 31, 2006
                                       ---------------------------------------
          OTHER ASSETS                    COST       AMORTIZATION       NET
          ------------                 ----------    ------------    ---------
          Debt issuance cost           $    6,017    $          -    $   6,017
          Deferred acquisition assets       2,163               -        2,163

                                       ----------    ------------    ---------
          Total                        $    8,180    $          -    $   8,180
                                                     ------------    ---------

      During 2007, the Company purchased $33.6 million in principal amount of its Convertible Senior Notes at a price of $28.6 million, including $0.7 million for prepayment of interest from the date of the last interest payment to the date of purchase. The purchase price ranged between 79.8% and 87.5% of the principal amount of such notes and resulted in a net gain of $4.6 million, which is included as part of other income in the statement of operations. The gain of $4.6 million is net of the write-off of prorated deferred loan costs of $1.0 million and commission expense. As of December 28, 2007, $133.2 million in principal amount of Convertible Senior Notes remains outstanding.

      The Convertible Senior Notes bear interest at a rate of 8% per annum payable semi-annually on each June 30 and December 31, beginning on June 30, 2007. The Company may redeem the Convertible Senior Notes on or after December 31, 2009 at agreed upon redemption prices, plus accrued and unpaid interest. The holders of the Convertible Senior Notes also have the option to convert the Convertible Senior Notes into shares of the Company's common stock at an initial conversion rate of 136.426 shares per $1,000 principal amount of Convertible Senior Notes, subject to adjustment in certain circumstances, which is equivalent to an initial conversion price of about $7.33 per share.

      The Company's obligations under the Convertible Senior Notes are guaranteed by the Company's domestic subsidiaries. The Company has not provided condensed consolidating financial information because the Company has no independent assets or operations, the subsidiary guarantees are full and unconditional and joint and several and any subsidiaries of the Company other than the subsidiary guarantors are minor. Other than the restrictions in the Wachovia Loan Agreement, there are no significant restrictions on the ability of the Company and its subsidiaries to obtain funds from their subsidiaries by loan or dividend.

NOTE 6:    INCOME TAXES

      The Company's effective tax rate differs from the statutory rate as follows (in thousands):
                                                       YEAR ENDED
                                         --------------------------------------
                                         DECEMBER 28, 2007    DECEMBER 31, 2006
                                         -----------------    -----------------
          Tax benefit computed at the
            federal statutory rate       $         (11,136)   $           1,323
          State tax, net of federal
            benefit                                    (44)                 373
          In-process research and
            development                              1,785                    -
          Permanent items                           (1,016)                  24
          Tax-exempt interest                         (244)              (1,235)
          Valuation allowance                       10,698                    -
                                         -----------------    -----------------

          Income tax provision           $              43    $             485
                                         -----------------    -----------------

                            JAZZ TECHNOLOGIES, INC.

      The Company's tax provision is as follows (in thousands):

                                                       YEAR ENDED
                                         --------------------------------------
                                         DECEMBER 28, 2007    DECEMBER 31, 2006
                                         -----------------    -----------------
          Current tax expense:
          Federal                        $              82    $               -
          State                                         87                  485
          Foreign                                       29                    -
                                         -----------------    -----------------
          Total current                                198
          Deferred tax expense:
          Federal                                        -                    -
          State                                       (155)                   -

                                         -----------------    -----------------
          Total deferred                              (155)                   -

                                         -----------------    -----------------
          Income tax provision           $              43    $             485
                                         -----------------    -----------------

      Significant components of the Company's deferred tax assets and liabilities from federal and state income taxes are as follows (in thousands):

                                         DECEMBER 28, 2007    DECEMBER 31, 2006
                                         -----------------    -----------------
          Deferred tax assets:
          Net operating loss
            carryforwards                $          51,162    $               -
          Accruals and reserves                     12,770                    -
          Stock compensation                           356                    -
          Alternative minimum tax credit               127                    -
          Other                                        616                    -

                                         -----------------    -----------------
          Total deferred tax assets                 65,031                    -
          Valuation allowance                      (37,163)                   -

                                         -----------------    -----------------
          Deferred tax liabilities:
          Property, plant and equipment             (7,931)                   -
          Intangible assets                        (16,996)                   -
          Prepaid assets                              (303)                   -
          Investment basis difference               (4,037)                   -
          Other                                        (13)                   -

                                         -----------------    -----------------
          Total deferred tax liabilities           (29,279)                   -

                                         -----------------    -----------------
          Net deferred taxes             $          (1,412)   $               -
                                         -----------------    -----------------

                            JAZZ TECHNOLOGIES, INC.

      A valuation allowance of $37.2 million at December 28, 2007 has been recorded to offset the related net deferred tax assets as the Company is unable to conclude that it is more likely than not that such deferred tax assets will be realized. There was no valuation allowance at December 31, 2006.

      A substantial portion of the valuation allowance relates to deferred tax assets recorded in connection with the acquisition of Jazz Semiconductor ("acquisition deferred tax assets"). SFAS No. 109 requires the benefit from the reduction of the valuation allowance related to the acquisition deferred tax assets to first be applied to reduce goodwill and then noncurrent intangible assets to zero before the Company can apply any remaining benefit to reduce income tax expense.

      Included in the deferred tax assets are approximately $26.0 million of pre-acquisition net deferred tax assets related to the acquisition of Jazz Semiconductor. To the extent these assets are recognized, the tax benefit will be applied first to reduce to zero any noncurrent intangible assets related to the acquisition, and the excess, if any, as a reduction to income tax expense.

      At December 28, 2007, the Company had federal and state tax net operating loss carryforwards of approximately $128.9 million and $105.2 million. The federal and state tax loss carryforwards will begin to expire in 2021 and 2012, respectively, unless previously utilized. At December 28, 2007, the Company had combined federal and state alternative minimum tax credit of $0.1 million. The alternative minimum tax credits do not expire.

      The future utilization of the Company's net operating loss carry forwards to offset future taxable income may be subject to an annual limitation as a result of ownership changes that may have occurred previously or that could occur in the future. The Company had one "change in ownership" event that limits the utilization of net operating loss carry forwards. This "change in ownership" event occurred in

      February 2007, the date of acquisition of Jazz Semiconductor, Inc. As a result of this "change of ownership," the annual net operating loss utilization will be limited to $6.8 million.

      In June 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement 109" ("FIN No. 48"). FIN No. 48 establishes a single model to address accounting for uncertain tax positions. FIN No. 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN No. 48 also provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company adopted the provisions of FIN No. 48 on January 1, 2007. Upon adoption, the Company recognized no adjustment in the amount of unrecognized tax benefits. As of the date of adoption, the Company had no unrecognized tax benefits. The Company's policy is to recognize interest and penalties that would be assessed in relation to the settlement value of unrecognized tax benefits as a component of income tax expense.

      A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

                                                               UNRECOGNIZED TAX
                                                                   BENEFITS
                                                               ----------------
                                                                (IN THOUSANDS)

          Balance at January 1, 2007                           $             -
          Additions based on Jazz Semiconductor
            tax positions for periods prior to acquisition                 381
          Additions based on tax positions related to
            the current year                                               508
          Additions for tax positions of prior year                         81
          Reductions for tax positions of prior year                         -
          Settlements                                                        -
                                                               ---------------
          Balance at December 28, 2007                         $           970
                                                               ---------------

                            JAZZ TECHNOLOGIES, INC.

      Included in the unrecognized tax benefit of $970,000 at December 28, 2007 was $585,000 of tax benefits that, if recognized at a time when the valuation allowance no longer exists, would affect the Company's effective tax rate. The remaining $385,000, if recognized, would reduce the non-current intangible assets. As of December 28, 2007, the Company has accrued $9,000 of interest and penalties on unrecognized tax benefits. The Company does not expect any significant decreases to its unrecognized tax benefits within the next 12 months.

      The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax in multiple state and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal income tax examinations for years before 2004; state and local income tax examinations before 2003; and foreign income tax examinations before 2004. However, to the extent allowed by law, the tax authorities may have the right to examine prior periods where net operating losses were generated and carried forward, and make adjustments up to the amount of the net operating loss carryforward amount. The Company is not currently under Internal Revenue Service ("IRS") tax examination. The Company is not currently under examination by any other state, local or foreign jurisdictions.

NOTE 7:    EMPLOYEE BENEFIT PLANS

POSTRETIREMENT MEDICAL PLAN

      The components of the net periodic benefit cost and other amounts recognized in other comprehensive income (loss) for the Company's postretirement medical plan are as follows (in thousands, except percentages):

                                                                        YEAR ENDED
                                                                     DECEMBER 28, 2007
                                                                     -----------------
NET PERIODIC BENEFIT COST
Service cost                                                         $             396
Interest cost                                                                      763
Expected return on plan assets                                                       -
Amortization of transition obligation/(asset)                                        -
Amortization of prior service costs                                                  -
Amortization of net (gain) or loss                                                   -

                                                                     -----------------
Total net periodic benefit cost                                      $           1,159

                                                                     -----------------

OTHER CHANGES IN PLAN ASSETS AND BENEFITS
   OBLIGATIONS RECOGNIZED IN OTHER COMPREHENSIVE INCOME
Prior service cost for the period                                                    -
Net (gain) or loss for the period                                                 (376)
Amortization of transition obligation (asset)                                        -
Amortization of prior service costs                                                  -
Amortization of net (gain) or loss                                                   -

                                                                     -----------------
Total recognized in other comprehensive income                       $            (376)

                                                                     -----------------
TOTAL RECOGNIZED IN NET PERIODIC BENEFIT COST AND
   OTHER COMPREHENSIVE INCOME                                        $             783

                                                                     -----------------

WEIGHTED AVERAGE ASSUMPTIONS USED:
Discount rate                                                                     6.50%
Expected return on plan assets                                                     N/A
Rate of compensation increases                                                     N/A

ASSUMED HEALTH CARE COST TREND RATES:
Health care cost trend rate assumed for current year                              9.00%
Ultimate rate                                                                     5.00%
Year the ultimate rate is reached                                                 2014
Measurement date                                                     December 31, 2007

                            JAZZ TECHNOLOGIES, INC.

                                                                      INCREASE     DECREASE
                                                                     ---------     --------
IMPACT OF ONE-PERCENTAGE POINT CHANGE
   IN ASSUMED HEALTH CARE COST TREND RATES:
Effect on service cost and interest cost                             $     271     $   (218)
Effect on postretirement benefit obligation                          $   2,944     $ (2,340)

      The components of the change in benefit obligation; change in plan assets and funded status for the Company's postretirement medical plan are as follows (in thousands):

                                                                        YEAR ENDED
                                                                     DECEMBER 28, 2007
                                                                     -----------------
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of period                            $          14,593
Service cost                                                                       396
Interest cost                                                                      763
Benefits paid                                                                     (105)
Change in plan provisions                                                            -
Actuarial loss(1)                                                                 (376)

                                                                     -----------------
Benefit obligation end of period                                     $          15,271

                                                                     -----------------

CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning of period                     $               -
Actual return on plan assets                                                         -
Employer contribution                                                              105
Benefits paid                                                                     (105)

                                                                     -----------------
Fair value of plan assets at end of period                           $               -

                                                                     -----------------
FUNDED STATUS                                                        $         (15,271)

                                                                     -----------------

AMOUNTS RECOGNIZED IN STATEMENT OF FINANCIAL POSITION:
Non-current assets                                                   $               -
Current liabilities                                                               (199)
Non-current liabilities                                                        (15,072)

                                                                     -----------------
Net amount recognized                                                $         (15,271)

                                                                     -----------------
WEIGHTED AVERAGE ASSUMPTIONS USED:
Discount rate                                                                     6.50%
Rate of compensation increases                                                     N/A

ASSUMED HEALTH CARE COST TREND RATES:

Health care cost trend rate assumed for next year                                 9.00%
Ultimate rate                                                                     5.00%
Year the ultimate rate is reached                                                 2014

(1) The actuarial loss for the year ended December 28, 2007 resulted primarily due to the following: 1) Active employee turnover of this closed group was lower than expected, 2) Overall premium increases were larger than the assumed healthcare trend increases, 3) Future healthcare trend is assumed to be slightly higher than what was assumed last year.

                            JAZZ TECHNOLOGIES, INC.

      The following benefit payments are expected to be paid in each of the next five fiscal years and in the aggregate for the five fiscal years thereafter (in thousands):

          FISCAL YEAR                            OTHER BENEFITS
          -----------                            --------------
          2008                                   $          199
          2009                                              250
          2010                                              322
          2011                                              401
          2012                                              517
          2013 - 2017                                     4,100

PENSION PLAN

      The Company has a pension plan that provides for monthly pension payments to eligible employees upon retirement. The pension benefits are based on years of service and specified benefit amounts. The Company uses a December 31 measurement date. The Company makes quarterly contributions in accordance with the minimum actuarially determined amounts.

      The components of the change in benefit obligation, the change in plan assets and funded status for the Company's pension plan are as follows (in thousands):

                                                                        YEAR ENDED
                                                                     DECEMBER 28, 2007
                                                                     -----------------
NET PERIODIC BENEFIT COST
Service cost                                                         $             744
Interest cost                                                                      495
Expected return on plan assets                                                    (523)
Amortization of transition obligation/(asset)                                        -
Amortization of prior service costs                                                  -
Amortization of net (gain) or loss                                                   -

                                                                     -----------------

Total net periodic benefit cost                                      $             716
                                                                     -----------------

OTHER CHANGES IN PLAN ASSETS AND BENEFITS OBLIGATIONS
   RECOGNIZED IN OTHER COMPREHENSIVE INCOME
Prior service cost for the period                                                    -
Net (gain) or loss for the period                                                 (559)
Amortization of transition obligation (asset)                                        -
Amortization of prior service costs                                                  -
Amortization of net (gain) or loss                                                   -
                                                                     -----------------

Total recognized in other comprehensive income                       $            (559)
                                                                     -----------------

TOTAL RECOGNIZED IN NET PERIODIC BENEFIT COST
   AND OTHER COMPREHENSIVE INCOME                                    $             157
                                                                     -----------------

WEIGHTED AVERAGE ASSUMPTIONS USED:
Discount rate                                                                     5.90%
Expected return on plan assets                                                    7.50%
Rate of compensation increases                                                     N/A

ESTIMATED AMOUNTS THAT WILL BE AMORTIZED FROM
   ACCUMULATED OTHER COMPREHENSIVE INCOME IN THE
   NEXT FISCAL YEAR ENDING 2008:
Transition obligation (asset)                                        $               -
Prior service cost                                                                   -
Net actuarial (gain) or loss                                         $               -

                            JAZZ TECHNOLOGIES, INC.

      The components of the change in benefit obligation; change in plan assets and funded status for the Company's postretirement medical plan are as follows (in thousands):

                                                                        YEAR ENDED
                                                                     DECEMBER 28, 2007
                                                                     -----------------
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of period                            $           9,901
Service cost                                                                       744
Interest cost                                                                      495
Benefits paid                                                                     (102)
Change in plan provisions                                                            -
Actuarial (gain) loss(1)                                                          (777)
                                                                     -----------------
Benefit obligation end of period                                     $          10,260

                                                                     -----------------

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of period                     $           7,755
Actual return on plan assets                                                       305
Employer contribution                                                                -
Benefits paid                                                                     (102)

                                                                     -----------------
Fair value of plan assets at end of period                           $           7,957

                                                                     -----------------
FUNDED STATUS                                                        $          (2,303)

                                                                     -----------------
ACCUMULATED BENEFIT OBLIGATION                                       $         (10,260)

                                                                     -----------------
AMOUNTS RECOGNIZED IN STATEMENT OF FINANCIAL POSITION
Non-current assets                                                   $               -
Current liabilities                                                                  -
Non-current liabilities                                                         (2,303)

                                                                     -----------------
Net amount recognized                                                $          (2,303)

                                                                     -----------------

WEIGHTED AVERAGE ASSUMPTIONS USED
Discount rate                                                                     6.40%
Expected return on plan assets                                                    7.50%
Rate of compensation increases                                                     N/A

(1) The actuarial gain for the year ended December 28, 2007 resulted primarily due to the increase in the discount rate from 5.90% to 6.40%.

                            JAZZ TECHNOLOGIES, INC.

      The following benefit payments are expected to be paid in each of the next five fiscal years and in the aggregate for the five fiscal years thereafter (in thousands):

          FISCAL YEAR                                        OTHER BENEFITS
          -----------                                        --------------
          2008                                               $          260
          2009                                                          324
          2010                                                          370
          2011                                                          413
          2012                                                          463
          2013 - 2017                                                 2,888

      The Company has estimated the expected return on assets of the plan of 7.5% based on assumptions derived from, among other things, the historical return on assets of the plan, the current and expected investment allocation of assets held by the plan and the current and expected future rates of return in the debt and equity markets for investments held by the plan. The obligations under the plan could differ from the obligation currently recorded if management's estimates are not consistent with actual investment performance.

      The Company's pension plan weighted average asset allocations at December 28, 2007 by asset category are as follows:

          ASSET CATEGORY:          DECEMBER 28, 2007     TARGET ALLOCATION 2008
          ---------------          -----------------     ----------------------
          Equity securities                       73%                   65 - 75%
          Debt securities                         27%                   25 - 35%
          Real estate                              0%                         0%
          Other                                    0%                         0%
                                   -----------------     ----------------------
          Total                                  100%                       100%

                                   -----------------     ----------------------

      The Company's primary policy goals regarding plan assets are cost-effective diversification of plan assets, competitive returns on investment, and preservation of capital. Plan assets are currently invested in mutual funds with various debt and equity investment objectives. The target asset allocation for the plan assets is 25-35% debt, or fixed income securities, and 65-75% equity securities. Individual funds are evaluated periodically based on comparisons to benchmark indices and peer group funds and necessary investment decisions are made in accordance with the policy goals of the plan investments by management.

NOTE 8:    STOCKHOLDERS' EQUITY

PREFERRED STOCK

      The Company is authorized to issue up to 1,000,000 shares of preferred stock with such designations, voting rights and other rights and preferences as may be determined from time to time by the Board of Directors.

COMMON STOCK

      On January 19, 2006, the Company effected a 4,333,334 for 6,250,000 reverse stock split of its common stock. Following this reverse stock split, there were 4,333,334 shares of common stock outstanding. Additionally, on January 19, 2006, the Company reduced the number of authorized shares of common stock from 100,000,000 to 70,000,000. On February 21, 2006, the Company effected a 5,373,738 for 4,333,334 forward stock split of its common stock. Following this stock split (and prior to the Private Placement and the Offering), there were 5,373,738 shares of common stock outstanding. Further, on February 21, 2006, the Company increased the number of authorized shares of common stock to 100,000,000. All references in the accompanying financial statements to the number of shares of common stock and income per share have been retroactively restated to reflect these transactions.

                            JAZZ TECHNOLOGIES, INC.

      On February 16, 2007, the Company amended its Certificate of Incorporation to increase the authorized shares of the Company's common stock from 100,000,000 shares to 200,000,000 shares.

      On February 16, 2007, the Company redeemed 1,873,738 common shares held by Acquicor Management LLC and the Company's outside directors (founders) at a redemption price of $0.0047 per share.

      On February 16, 2007, 5,668,116 shares of the Company's common stock issued in connection with its initial public offering were converted into cash at approximately $5.85 per share, or $33.2 million in the aggregate. The stockholders owning these shares voted against the acquisition of Jazz Semiconductor and elected to convert their shares into a pro-rata portion of the Company's Trust account.

      As of December 28, 2007, the Company had repurchased 8,553,931 shares of common stock (including shares repurchased as part of the Company's units). The number of outstanding shares of common stock at December 28, 2007 was 19,031,276.

UNIT PURCHASE OPTIONS

      In connection with the Company's initial public offering, the Company issued to the underwriters in the initial public offering 1,250,000 unit purchase options. Each unit purchase option grants the holder of the option, the right to purchase one unit at $7.50 per unit, with each unit consisting of one share of the Company's common stock and two redeemable common stock warrants, each warrant to purchase one share of the Company's common stock at $6.65 per share. The unit purchase options and the underlying option expire on March 15, 2011. As of December 28, 2007, the Company had repurchased all 1,250,000 unit purchase options that were issued in connection with its initial public offering for an aggregate purchase price of $2.4 million.

UNITS AND WARRANTS

      Each unit issued in the Company's March 2006 initial public offering and the private placement to the Company's initial stockholders prior to the initial public offering included one share of common stock, $0.0001 par value, and two redeemable common stock purchase warrants. Each warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00 and expires on March 15, 2011.

      As of December 28, 2007, the Company had repurchased 25,133,655 warrants (including warrants repurchased as part of the Company's units). The number of outstanding warrants at December 28, 2007 was 33,033,013.

STOCK REPURCHASE PLAN

      On January 11, 2007, the Company announced that the Board had authorized a stock and warrant repurchase program, under which the Company may repurchase up to $50 million of its common stock and warrants through July 15, 2007. On July 18, 2007, the Company announced that the stock and warrant repurchase program had been extended through October 15, 2007, and on November 2, 2007, the Company announced that the stock and warrant repurchase program has been further extended through January 15, 2008, on which date it expired. Purchases under the stock and warrant repurchase program were made from time to time at prevailing prices as permitted by securities laws and other legal requirements, and subject to market conditions and other factors. The program may be reinstated at any time. As of December 28, 2007, the Company had repurchased securities with an aggregate value of $50.3 million under this program.

EQUITY INCENTIVE PLAN

      On October 11, 2006, the Company's Board of Directors (the "Board") approved the Company's 2006 Equity Incentive Plan (the "Plan"). The Plan was amended by the Board on February 8, 2007 and approved by the Company's stockholders on February 15, 2007. The Plan provides for grants of stock awards in the following forms: (i) Incentive Stock Options; (ii) Non-statutory Stock Options; (iii) Restricted Stock Awards; (iv) Restricted Stock Unit Awards; (v) Stock Appreciation Rights; (vi) Performance Stock Awards; (vii) Performance Cash Awards; and (viii) Other Stock Awards.

                            JAZZ TECHNOLOGIES, INC.

RESTRICTED STOCK

      In May 2007, the Company granted restricted stock awards that vest on February 16, 2008 covering 86,655 shares of the Company's common stock. On the date of grant of a restricted stock award, the recipient of the award is granted shares of the Company's common stock that are restricted as to transfer and are subject to a right of forfeiture in favor of the Company. Upon vesting, the right of forfeiture lapses and the shares become transferable. The Company recorded an expense of $389,364 for the year ended December 28, 2007, related to the restricted stock awards.

PERFORMANCE STOCK AWARDS

      In November 2007, the Board approved, based on the recommendation of the Compensation Committee of the Board, the grant of shares of the Company's common stock to executive officers of the Company based on the attainment of certain quantitative and qualitative performance goals during 2007. Each award was granted pursuant to the Plan and was fully vested on December 17, 2007, the grant date.

      The Company awarded 583,334 shares of the Company's common stock granted at a fair value of $1.70 per share. The Company recorded a compensation cost of $991,668 for the year ended December 28, 2007 related to the issuance of these performance stock awards.

STOCK OPTIONS

      Upon consummation of the Merger on February 16, 2007, the Plan under which the Company had reserved an aggregate of 4,700,000 shares of its common stock for future issuance, became effective. The number of shares under the plan will increase annually on the first day of each fiscal year beginning in fiscal year 2008 through 2011, by an amount equal to the lesser of (a) 2% of the number of outstanding shares of the Company's Common Stock on the last day of the immediately preceding fiscal year; or (b) 250,000 shares of common stock. The Board may act prior to the first day of any fiscal year to increase the share reserve by a smaller number of shares of common stock.

      The Board has the discretion to terminate the Plan or change its terms. The Plan is scheduled to terminate on October 10, 2016, unless terminated earlier by the Board. Certain changes to the Plan may require shareholders' approval. Employees, officers, directors and consultants are eligible to receive options under the Plan. The Plan is administered by the Board or a committee appointed for such purposes, which has the sole discretion and authority to determine which eligible employees will receive options, when the options will be granted and the terms and conditions of the options granted. Options granted generally have a term of 10 years. Generally, one-third of the shares subject to option grants under the Plan vest one year after the vesting commencement date, the balance of the shares vest in a series of eight successive equal quarterly installments thereafter measured from the first anniversary of the vesting commencement date.

      During the year ended December 28, 2007, the Company awarded non-statutory stock options to purchase 2,660,063 shares of common stock that vest over a three-year period from the date of grant. The first third of each stock option grant vests after the first year and the remaining two-thirds vests ratably over the next eight quarters. The exercise prices of the options awarded range from $1.70-$3.38 per share. The Company recorded $497,057 of compensation expense for the year ended December 28, 2007 relating to the issuance of non-statutory stock options to employees and non-employee members of the Board. The Company did not issue any options during the year ended December 31, 2006.

                            JAZZ TECHNOLOGIES, INC.

      The following table summarizes stock option award activity for the years ended December 31, 2006 and December 28, 2007:

                                                                   WEIGHTED AVERAGE     WEIGHTED AVERAGE
                                                    NUMBER OF       EXERCISE PRICE       FAIR VALUE PER
                                                     OPTIONS          PER OPTION            OPTION
                                                  --------------   ----------------     ----------------
                                                  (IN THOUSANDS)
Outstanding at December 31, 2006                               -   $              -     $              -
Granted                                                    2,660               3.22                 1.38
Exercised                                                      -                  -                    -
Forfeited / cancelled                                        (99)              3.25                 1.38
                                                  --------------
Outstanding at December 28, 2007                           2,561   $           3.22     $           1.38
                                                  --------------   ----------------     ----------------
Options vested at December 28, 2007                            -                  -                    -
                                                  --------------   ----------------     ----------------
Options available for grant at December 28, 2007           1,555
                                                  --------------

      The aggregate pretax intrinsic value, weighted average remaining contractual life, and weighted average per share exercise price of options outstanding and of options exercisable as of December 28, 2007 were as follows:

                                                             OPTIONS OUTSTANDING
                          ------------------------------------------------------------------------------
                                                                   AGGREGATE         WEIGHTED AVERAGE
                                            WEIGHTED AVERAGE    PRETAX INTRINSIC   REMAINING CONTRACTUAL
RANGE OF EXERCISE PRICES  NUMBER OF SHARES   EXERCISE PRICE          VALUE                 LIFE
------------------------  ----------------  ----------------    ----------------   ---------------------
           ($)             (IN THOUSANDS)         ($)            (IN THOUSANDS)         (IN YEARS)
0.00 - 2.00                              1              1.70    $              -           9.98
2.01 - 3.00                            121              2.53                   -           9.65
3.01 - 4.00                          2,439              3.25                   -           9.39
                          ----------------                      ----------------
                                     2,561              3.22    $              -           9.40
                          ----------------                      ----------------

      The aggregate pretax intrinsic values in the preceding table were calculated based on the market value of the Company's common stock of $1.60 on December 28, 2007.

      At December 28, 2007, the amount of unearned stock-based compensation currently estimated to be expensed in the period 2008 through 2010 related to unvested stock option awards granted on or after February 16, 2007 is $2.0 million. The period over which the unearned stock-based compensation is expected to be recognized is approximately 3 years. If there are any modifications or cancellations of the underlying unvested options, the Company may be required to accelerate, increase or cancel any remaining unearned stock-based compensation expense. Future stock-based compensation expense and unearned stock-based compensation will increase to the extent that the Company grants additional equity awards to employees or assumes unvested equity awards in connection with any acquisitions.

NOTE 9:    RELATED PARTY TRANSACTIONS

      In June and September of 2007, the Company repurchased for a total purchase price of $2,360,000 all 1,250,000 unit purchase options issued to the underwriters of the Company's initial public offering, leaving no unit purchase options outstanding. This takes into account the repurchase, on September 6, 2007, of 812,500 unit purchase options at $2.00 each, including 375,000 unit purchase options from CRT Capital Group and CRT Associates, 250,000 unit purchase options from Paul A. Pittman, the Company's Executive Vice President and Chief Financial and Administrative Officer, and 187,500 unit purchase options from Wedbush Morgan Securities. Mr. Pittman acquired his unit purchase options as a result of his former position as a partner at ThinkEquity Partners LLC, one of the underwriters of the Company's initial public offering.

                            JAZZ TECHNOLOGIES, INC.

      The Company repurchased on September 4, 2007, 208,333 units at $3.90 per unit and 62,920 shares of common stock at $2.98 per share from Acquicor Management LLC, an entity owned in part and controlled by Gilbert F. Amelio, the Company's Chairman and Chief Executive Officer. The price paid by the Company for these securities was at a slight discount to the most recent closing price prior to the repurchase. The repurchase from Acquicor Management LLC was conditioned on the entire $1,000,000 sales proceeds being applied by Acquicor Management LLC to pay interest, principal and associated fees on loans made to Acquicor Management LLC on February 14, 2007 by certain third party lenders. Acquicor Management LLC used these loans in February of 2007 to fund the purchase of the Company's common stock shortly before the Company's acquisition of Jazz Semiconductor.

      On December 6, 2007, the Company announced that it repurchased 1,819,793 shares of common stock at $2.11 per share from Acquicor Management LLC, an entity owned in part and controlled by Gilbert F. Amelio, the Company's Chairman and Chief Executive Officer; 51,836 shares of common stock from John P. Kensey; and 51,836 shares of common stock from Harold L. Clark. Mr. Kensey and Mr. Clark are directors of the Company. The $2.11 price paid by the Company for these securities was the closing price on November 30, 2007, the date that agreement was reached on the repurchase. These repurchases were conditioned on the entire sales proceeds being applied to pay interest, principal and associated fees on loans made to Acquicor Management LLC, Mr. Clark and Mr. Kensey on February 14, 2007 by certain third party lenders. Acquicor Management LLC, Mr. Clark and Mr. Kensey used these loans in February 2007 to fund the purchase of the Company's stock shortly before the Company's purchase of Jazz Semiconductor.

NOTE 10:    SEGMENT AND GEOGRAPHIC INFORMATION

      SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," requires the determination of reportable business segments (i.e., the management approach). This approach requires that business segment information used by the chief operating decision maker to assess performance and manage company resources be the source for segment information disclosure. The Company operates in one business segment: the manufacturing and process design of semiconductor wafers.

      Revenues are derived principally from customers located within the United States.

      Long-lived assets consisting of property, plant and equipment and intangible assets, are primarily located within the United States.

NOTE 11:    COMMITMENTS AND CONTINGENCIES

LEASES

      The Company leases its fabrication facilities and headquarters from Conexant Systems, Inc. ("Conexant") under non-cancelable operating leases through March 2017. The Company has the unilateral option to extend the terms of each of these leases for two consecutive five-year periods. The Company's rental payments under these leases consist solely of its pro rata share of the expenses incurred by Conexant in the ownership of these buildings and applicable adjustments for increases in the consumer price index. These expenses include property taxes, building insurance, depreciation and common area maintenance and are included in operating expenses in the accompanying consolidated statements of operations. The Company is not permitted to sublease space that is subject to the leases with Conexant without Conexant's prior approval. The Company also leases office and warehouse facilities from third parties.

      In connection with acquisition of Jazz Semiconductor, the Company and Conexant executed amendments to the leases. Under the lease amendments, the Company's headquarters may be relocated one time no earlier than 12 months from the completion of the acquisition of Jazz Semiconductor to another building within one mile of the Company's current location at Conexant's option and expense, subject to certain conditions. The amount allocated to facilities leases represents the fair value of acquired leases calculated as the difference between market rates for similar facilities in the same geographical area and the rent the Company is estimated to pay over the life of the leases, discounted back over the life of the lease. The future minimum costs under these leases have been estimated based on costs incurred during 2007.

                            JAZZ TECHNOLOGIES, INC.

      Aggregate rental expense under operating leases, including amounts paid to Conexant, was approximately, $2.7 million for the year ended December 28, 2007.

Future minimum payments under non-cancelable operating leases are as follows:

                                         PAYMENT OBLIGATIONS BY YEAR (IN THOUSANDS)
                    -------------------------------------------------------------------------------------
                        2008        2009        2010        2011        2012     THEREAFTER       TOTAL
                    -----------   --------   ---------   ---------   ---------   -----------   ----------
Operating leases    $     2,686   $  2,468   $   2,300   $   2,300   $   2,300   $     9,659   $   21,713

CUSTOMER COMMITMENTS

      From time to time, the Company enters into contracts with customers in which the Company commits to provide price adjustments in the event of failure to meet specified yield or other criteria. The Company records a liability for potential obligations under these provisions where historical data regarding the Company's compliance with these criteria leads the Company to believe that the likelihood of a material obligation is probable and estimatable.

SUPPLY AGREEMENT

      The Company has a fifteen-year, guaranteed supply agreement for certain gases used in the Company's manufacturing process that expires July 12, 2014. The agreement specifies minimum purchase commitments and contains a termination fee that is adjusted downward on each of the agreement's anniversary dates. The initial minimum purchase commitment of approximately $1.0 million annually is adjusted based on supplemental gas purchases, wage increases for the labor portion of the minimum purchase commitment and price increases for supplemental product. If the Company were to terminate the supply agreement prior to July 12, 2014, the termination fee would be approximately $4.0 million.

      Purchases under this agreement were approximately, $2.9 million for the years ended December 28, 2007.

ENVIRONMENTAL MATTERS

      The Company's operations are regulated under a number of federal, state and local environmental laws and regulations, which govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage and disposal of such materials. Compliance with environmental law is a major consideration for all semiconductor manufacturers because hazardous materials are used in the manufacturing process. In addition, because the Company is a generator of hazardous waste, the Company, along with any other person with whom it arranges for the disposal of such waste, may be subject to potential financial exposure for costs associated with an investigation and remediation of sites at which it has arranged for the disposal of hazardous waste, if such sites become contaminated. This is true even if the Company fully complies with applicable environmental laws. In addition, it is possible that in the future, new or more stringent requirements could be imposed. Management believes it has materially complied with all material environmental laws and regulations.

There have been no material claims asserted nor is management aware of any material unasserted claims for environmental matters.

LITIGATION AND CLAIMS

      The Company is not currently involved in any material litigation. From time to time, claims have been asserted against the Company, including claims alleging the use of intellectual property rights of others in certain of the Company's manufacturing processes. The resolution of these matters may entail the negotiation of license agreements, as a settlement, or resolution of such claims through arbitration or litigation proceedings. The outcome of claims asserted against the Company cannot be predicted with certainty and it is possible that some claims or proceedings may be disposed of unfavorably to the Company. Many intellectual property disputes have a risk of injunctive relief and there can be no assurances that a license will be granted or granted on commercially reasonable terms. Injunctive relief or a license with materially adverse terms could have a material adverse effect on the consolidated financial position, results of operations and cash flows of the Company. Based on its evaluation of matters that are pending or asserted, management of the Company believes the disposition of such matters will not have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.

                            JAZZ TECHNOLOGIES, INC.

INDEMNIFICATION

     From time to time, the Company enters into contracts with customers in which the Company provides certain indemnification to the customer in the event of claims of patent or other intellectual property infringement resulting from the customer's use of the Company's intellectual property. The Company has not recorded a liability for potential obligations under these indemnification provisions and would not record such a liability unless the Company believed that the likelihood of a material obligation was probable and estimatable.

NOTE 12:    SUBSEQUENT EVENT (UNAUDITED)

On May 19, 2008, the Company entered into an Agreement and Plan of Merger and Reorganization with Tower Semiconductor Ltd., an Israeli company ("Tower"), and its wholly-owned subsidiary, Armstrong Acquisition Corp., a Delaware corporation ("Merger Sub"), pursuant to which Merger Sub will merge with and into the Company with the Company surviving the merger as a wholly-owned subsidiary of Tower.

The merger is subject to obtaining approval of the Company's stockholders and the satisfaction of certain other conditions. If the merger is completed, each share of the Company's common stock not held by Tower, Armstrong or the Company will automatically be converted into and represent the right to receive 1.8 ordinary shares of Tower. Cash will be paid in lieu of fractional shares.

Under the merger agreement, Tower will assume all outstanding warrants to purchase the shares of the Company's common stock that are outstanding immediately prior to the effective time of the merger, and these warrants will become exercisable for Tower ordinary shares. Each such warrant to purchase shares of the Company's common stock will become a warrant to purchase 1.8 Tower ordinary shares at an exercise price of $2.78 per Tower ordinary share, which is equal to the existing price of $5.00 divided by the exchange ratio of 1.8. Fractional ordinary shares of Tower will be rounded up to the nearest whole number.

Following the effective time of the merger, each holder of the Convertible Senior Notes will have the right to convert such holder's note into Tower ordinary shares. Each $1,000 in original principal amount of Convertible Senior Notes will be convertible into 245.57 Tower ordinary shares, representing an implied conversion price of approximately $4.07 per Tower ordinary share.

Under the merger agreement, Tower will assume all options to purchase shares of the Company's common stock that are outstanding immediately prior to the effective time of the merger, whether vested or unvested, and these options will become exercisable for Tower ordinary shares. Each option to purchase shares of the Company's common stock outstanding at the effective time of the merger will become an option to purchase a number of Tower ordinary shares equal to 1.8 multiplied by the number of shares of the Company's common stock that such option was exercisable for prior to the effective time, rounded down to the nearest whole number of Tower ordinary shares, and the per share exercise price of each option will equal the exercise price of such option divided by 1.8, rounded up to the nearest cent.

The Company's valuation under the proposed merger is a potential indicator of asset impairment, which will require the Company to perform an interim assessment of its tangible and intangible assets that could result in impairment charges being recorded. Recording an impairment charge could have a material adverse impact on the Company's operating results for the period in which such charge is recorded. The Company has not yet completed this assessment or made a determination as to whether impairment charges will be recorded.

The merger is expected to be completed in the second half of 2008. Until that time, both companies will continue to operate independently.

                             JAZZ TECHNOLOGIES, INC.

                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                   MARCH 28,    DECEMBER 28,
                                                     2008           2007
                                                   ---------    ------------
ASSETS

Current assets:
  Cash and cash equivalents                        $   9,159    $     10,612
  Receivables, net of allowance for doubtful
     accounts of $725 and $793 at March 28, 2008
     and December 28, 2007, respectively              25,514          33,308
  Inventories                                         12,714          12,190
  Deferred tax asset                                   2,015           2,015
  Prepaid expenses and other current assets            1,424           2,379
                                                   ---------    ------------
Total current assets                                  50,826          60,504
  Property, plant and equipment, net                 121,496         127,488
  Investments                                         19,300          19,300
  Intangible assets, net                              52,403          53,631
  Other assets                                         4,559           4,975
                                                   ---------    ------------
Total assets                                       $ 248,584    $    265,898
                                                   =========    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                 $  17,868    $     19,502
  Short-term borrowings                               10,000           8,000
  Accrued compensation and benefits                    4,191           5,886
  Deferred revenues                                    3,895           5,347
  Accrued interest                                     2,700           5,428
  Other current liabilities                           10,631          13,815
                                                   ---------    ------------
Total current liabilities                             49,285          57,978
Long term liabilities:
  Convertible senior notes                           128,200         133,200
  Deferred tax liability                               3,388           3,427
  Accrued pension, retirement medical plan
     obligations and other long-term liabilities      19,214          19,015
                                                   ---------    ------------
Total liabilities                                    200,087         213,620

Stockholders' equity
  Common stock                                             2               2
  Additional paid-in capital                          80,153          79,882
  Other comprehensive income                             957             965
  Accumulated deficit                                (32,615)        (28,571)
                                                   ---------    ------------
Total stockholders' equity                            48,497          52,278
                                                   ---------    ------------
Total liabilities and stockholders' equity         $ 248,584    $    265,898
                                                   =========    ============

                            See accompanying notes.

                             JAZZ TECHNOLOGIES, INC.

            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       THREE MONTHS ENDED
                                                   -------------------------
                                                   MARCH 28,      MARCH 30,
                                                     2008           2007
                                                   ---------    ------------
Net revenues                                       $  50,830    $     22,523
Cost of revenues                                      43,385          21,941
                                                   ---------    ------------
Gross profit                                           7,445             582
Operating expenses:
Research and development                               3,910           1,990
Selling, general and administrative                    4,964           4,604
Amortization of intangible assets                        346             176
Write off of in-process research and development          --           3,800
                                                   ---------    ------------
Total operating expenses                               9,220          10,570

Loss from operations                                  (1,775)         (9,988)
Interest and other expense, net                       (2,284)         (1,585)
                                                   ---------    ------------
Net loss before income taxes                          (4,059)        (11,573)
Income tax benefit (expense)                              15            (108)
                                                   ---------    ------------
Net loss                                           $  (4,044)   $    (11,681)
                                                   =========    ============
Net loss per share (basic and diluted)             $   (0.22)   $      (0.39)
                                                   =========    ============
Weighted average shares (basic and diluted)           18,400          30,140
                                                   =========    ============

The amounts included in the three months ended March 30, 2007 reflect the acquisition of Jazz Semiconductor, Inc. on February 16, 2007 and the results of operations for Jazz Semiconductor, Inc. following the date of acquisition.

                             See accompanying notes.

                             JAZZ TECHNOLOGIES, INC.

       UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                       COMMON STOCK       ADDITIONAL      OTHER                           TOTAL
                                   --------------------    PAID-IN     COMPREHENSIVE   ACCUMULATED     STOCKHOLDERS'
                                   SHARES      AMOUNT      CAPITAL        INCOME         DEFICIT          EQUITY
                                   ------    ----------   ----------   -------------   ------------    -------------
Balance at December 28, 2007       19,031    $        2   $   79,882   $         965   $    (28,571)   $      52,278
Issuance of restricted stock           --            --           60              --             --               60
Stock compensation expense             --            --          211              --             --              211
Comprehensive loss:
Foreign currency translation
  adjustment                           --            --           --              (8)            --               (8)
Net loss                               --            --           --              --         (4,044)          (4,044)
                                                                                                       -------------
Total comprehensive loss                                                                                      (4,052)
                                   ------    ----------   ----------   -------------   ------------    -------------
Balance at March 28, 2008          19,031    $        2   $   80,153   $         957   $    (32,615)   $      48,497
                                   ======    ==========   ==========   =============   ============    =============

                            See accompanying notes.

                             JAZZ TECHNOLOGIES, INC.

            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                            THREE MONTHS ENDED
                                                         -------------------------
                                                         MARCH 28,       MARCH 30,
                                                           2008             2007
                                                         ---------       ---------
OPERATING ACTIVITIES:
   Net loss                                              $  (4,044)      $ (11,681)

   Adjustments to reconcile net loss for the
      period to net cash provided by (used in)
      operating activities:
     Depreciation                                            8,201           3,773
     Amortization of deferred financing costs                  345             386
     Provision for doubtful accounts                           (68)            276
     (Gain)/Loss on disposal of equipment                       (6)              2
     Net gain on purchase of convertible senior notes         (776)             --
     Amortization of purchased intangible assets             1,227             998
     Write-off of in-process research and development           --           3,800
     Stock compensation expense                                271              --
     Changes in operating assets and liabilities,
        net of effects from acquisition of Jazz
        Semiconductor, Inc.:
       Receivables                                           7,862          (3,677)
       Inventories                                            (523)         (1,294)
       Prepaid expenses and other current assets               955          (1,588)
       Long term portion of restricted cash                     --           2,116
       Accounts payable                                     (2,148)         (4,897)
       Accrued compensation and other benefits              (1,695)         (1,353)
       Deferred Revenue                                     (1,452)         (1,176)
       Accrued interest on convertible notes                (2,728)          3,335
       Other current liabilities                            (3,184)         (2,886)
       Pension and retiree medical benefits                    450              --
       Deferred tax liability                                  (39)             --
       Other long-term liabilities                            (252)            256
                                                         ---------       ---------
       Net cash provided by (used in) operating
          activities                                         2,396         (13,610)
                                                         ---------       ---------
INVESTING ACTIVITIES:
  Jazz Semiconductor, Inc. purchase price, net of
     cash acquired                                              --        (236,303)
  Purchases of property and equipment                       (1,651)           (872)
  Net proceeds from sale of equipment                            6              --
  Net proceeds from sale of short-term investments              --          16,295
  Release of funds from trust and escrow accounts               --         334,465
                                                         ---------       ---------
     Net cash (used in) provided by investing
        activities                                          (1,645)        113,585
                                                         ---------       ---------
FINANCING ACTIVITIES:
   Redemption of founder's common stock                         --              (9)
   Conversion of common stock in connection with
      acquisition                                               --         (33,159)
   Repurchase of common stock                                   --         (14,363)
   Repurchase of warrants                                       --         (10,602)
   Payment for purchase of convertible senior notes         (4,100)             --
   Net borrowings from line of credit                        2,000              --
   Payment of debt and acquisition-related
      liabilities                                              (51)        (10,003)
                                                         ---------       ---------
     Net cash used in financing activities                  (2,151)        (68,136)
                                                         ---------       ---------
   Effect of foreign currency on cash                          (53)              2
                                                         ---------       ---------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS        (1,453)         31,841
Cash and cash equivalents at beginning of period            10,612             633
                                                         ---------       ---------
Cash and cash equivalents at end of period               $   9,159       $  32,474
                                                         =========       =========

                             See accompanying notes.

                             JAZZ TECHNOLOGIES, INC.

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 28, 2008

1.    ORGANIZATION

Unless specifically noted otherwise, as used throughout these notes to the unaudited condensed consolidated financial statements, "Jazz," "Company" refers to the business of Jazz Technologies, Inc. and "Jazz Semiconductor" refers only to the business of Jazz Semiconductor, Inc.

THE COMPANY

Jazz Technologies, Inc., formerly known as Acquicor Technology Inc. (the "Company"), was incorporated in Delaware on August 12, 2005. The Company was formed to serve as a vehicle for the acquisition of one or more domestic and/or foreign operating businesses through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination.

The Company is based in Newport Beach, California and following the acquisition of Jazz Semiconductor, Inc., is now an independent semiconductor foundry focused on specialty process technologies for the manufacture of analog intensive mixed-signal semiconductor devices. The Company's specialty process technologies include advanced analog, radio frequency, high voltage, bipolar and silicon germanium bipolar complementary metal oxide ("SiGe") semiconductor processes, for the manufacture of analog and mixed-signal semiconductors. Its customer's analog and mixed-signal semiconductor devices are used in cellular phones, wireless local area networking devices, digital TVs, set-top boxes, gaming devices, switches, routers and broadband modems.

ACQUISITION OF JAZZ SEMICONDUCTOR, INC.

On February 16, 2007, the Company completed the acquisition of all of the outstanding capital stock of Jazz Semiconductor, for $262.4 million in cash, and acquired, as part of the assets of Jazz Semiconductor, $26.1 million in cash. THE ACCOMPANYING UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS INCLUDE THE RESULTS OF OPERATIONS FOR JAZZ SEMICONDUCTOR FOLLOWING THE DATE OF ACQUISITION. The acquisition was accounted for under the purchase method of accounting in accordance with U.S. generally accepted accounting principles for accounting and financial reporting purposes. Under this method, Jazz Semiconductor was treated as the "acquired" company. In connection with the acquisition, the Company adopted Jazz Semiconductor's fiscal year. In July 2007, the Company entered into an agreement with the former Jazz Semiconductor stockholders that reduced the purchase price by $9.3 million to $253.1 million. The reduction has been reflected in the accompanying unaudited condensed consolidated financial statements following July 2007.

Prior to March 12, 2002, Jazz Semiconductor's business was Conexant's Newport Beach, California semiconductor fabrication operations. Jazz Semiconductor's business was formed upon Conexant's contribution of those fabrication operations to its wholly-owned subsidiary, Newport Fab, LLC and Conexant's contribution of Newport Fab, LLC to Jazz Semiconductor, together with a cash investment in Jazz Semiconductor by affiliates of The Carlyle Group. Conexant and affiliates of The Carlyle Group continued to be the largest stockholders of Jazz Semiconductor until its acquisition in February 2007. Substantially all of Jazz Semiconductor's business operation was conducted by its wholly-owned subsidiary, Newport Fab, LLC. Since its formation in early 2002, Jazz Semiconductor has transitioned its business from a captive manufacturing facility within Conexant to an independent semiconductor foundry.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Securities and Exchange Commission ("SEC") Form 10-Q and Rule 8-03 of SEC Regulation S-X. They do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. These financial statements should be read in conjunction of the Company's audited consolidated financial statements and notes thereto for the year ended December 28, 2007, included in the Company's Annual Report on Form 10-K filed with the SEC on March 24, 2008.

The condensed consolidated financial statements included herein are unaudited; however, they contain all normal recurring accruals and adjustments that, in the opinion of management, are necessary to present fairly the Company's consolidated financial position at March 28, 2008 and December 28, 2007, and the consolidated results of its operations and cash flows for the three months ended March 28, 2008 and March 30, 2007.

FISCAL YEAR

Effective with the fiscal year beginning January 1, 2007, the Company adopted a 52- or 53- week fiscal year. Each of the first three quarters of a fiscal year ends on the last Friday in each of March, June and September and the fourth quarter of a fiscal year ends on the Friday prior to December 31. As a result, each fiscal quarter consists of 13 weeks during a 52-week fiscal year. During a 53-week fiscal year, the first three quarters consist of 13 weeks and the fourth quarter consists of 14 weeks. The Company previously maintained a calendar fiscal year.

USE OF ESTIMATES

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Among the significant estimates affecting the financial statements are those relating to sales return allowances, the allowance for doubtful accounts, inventories and related reserves, valuation of acquired assets and liabilities, determination of asset lives for depreciation and amortization, asset impairment assumptions, income taxes, stock compensation, post-retirement medical plan and pension plan. On an ongoing basis, management reviews its estimates based upon currently available information. Actual results could differ materially from those estimates.

REVENUE RECOGNITION

The Company's net revenues are generated principally by sales of semiconductor wafers. The Company derives the remaining balance of its net revenues from the resale of photomasks and other engineering services. The majority of the Company's sales occur through the efforts of its direct sales force.

In accordance with SEC Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements" ("SAB No. 101"), and SAB No. 104, "Revenue Recognition" ("SAB No. 104"), the Company recognizes product revenues when the following fundamental criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered,
(iii) the price to the customer is fixed or determinable and (iv) collection of the resulting receivable is reasonably assured. These criteria are usually met at the time of product shipment. However, the Company does not recognize revenues until all customer acceptance requirements have been met, when applicable.

Revenues for engineering services are recognized ratably over the contract term or as services are performed. Revenues from contracts with multiple elements are recognized as each element is earned based on the relative fair value of each element and when there are no undelivered elements that are essential to the functionality of the delivered elements and when the amount is not contingent upon delivery of the undelivered elements. Advances received from customers towards future engineering services, product purchases and in some cases capacity reservation are deferred until products are shipped to the customer, services are rendered or the capacity reservation period ends.

The Company provides for sales returns and allowances relating to specified yield or quality commitments as a reduction of revenues at the time of shipment based on historical experience and specific identification of events necessitating an allowance. Actual allowances given have been within management's expectations.

IMPAIRMENT OF ASSETS

The Company periodically reviews long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. If an asset is considered to be impaired, the impairment loss is recognized immediately and is considered to be the amount by which the carrying amount of the asset exceeds its fair value. The Company does not have any intangible assets with indefinite useful lives.

The Company conducted an impairment review as of March 28, 2008, due to the recent decline in the stock price. The Company used the income approach methodology of valuation that includes undiscounted cash flows to determine the fair value of its intangible assets. Significant management judgment is required in the forecasts of future operating results used for this methodology. These estimates are consistent with the plans and forecasts that the Company uses to conduct its business. As a result of this analysis, no assets were considered to be impaired and the Company had not recognized any impairment loss for any long-lived or intangible asset as of March 28, 2008.

ACCOUNTING FOR INCOME TAXES

The Company utilizes the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standard ("SFAS") No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates.

Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The likelihood of a material change in the Company's expected realization of these assets depends on its ability to generate sufficient future taxable income. The Company's ability to generate enough taxable income to utilize its deferred tax assets depends on many factors, among which is the Company's ability to deduct tax loss carry-forwards against future taxable income, the effectiveness of the Company's tax planning strategies and reversing deferred tax liabilities.

A substantial portion of the valuation allowance relates to deferred tax assets recorded in connection with the acquisition of Jazz Semiconductor ("acquisition deferred tax assets"). SFAS No. 109 requires the benefit from the reduction of the valuation allowance related to the acquisition deferred tax assets to first be applied to reduce goodwill and then noncurrent intangible assets to zero before the Company can apply any remaining benefit to reduce income tax expense.

Included in the deferred tax assets are approximately $26.0 million of pre-acquisition net deferred tax assets related to the acquisition of Jazz Semiconductor. To the extent these assets are recognized, the tax benefit will be applied first to reduce to zero any noncurrent intangible assets related to the acquisition, and the excess, if any, as a reduction to income tax expense.

The future utilization of the Company's net operating loss carry forwards to offset future taxable income may be subject to an annual limitation as a result of ownership changes that may have occurred previously or that could occur in the future. The Company has had one "change in ownership" event that limits the utilization of net operating loss carry forwards. The "change in ownership" event occurred in February 2007, upon the acquisition of Jazz Semiconductor. As a result of this "change of ownership," the annual net operating loss utilization will be limited to $6.8 million.

The Company's policy is to recognize interest and penalties that would be assessed in relation to the settlement value of unrecognized tax benefits as a component of income tax expense.

STOCK BASED COMPENSATION

The Company records equity compensation expense in accordance with SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS No. 123R"). SFAS No. 123R requires companies to estimate the fair value of stock options on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense ratably over the requisite service periods. The Company has estimated the fair value of stock options as of the date of grant using the Black-Scholes option pricing model, which was developed for use in estimating the value of traded options that have no vesting restrictions and that are freely transferable. The Black-Scholes model considers, among other factors, the expected life of the award and the expected volatility of the Company's stock price. Although the Black-Scholes model meets the requirements of SFAS No. 123R and SAB No. 107, "Share-Based Payment" ("SAB No. 107"), the fair values generated by the model may not be indicative of the actual fair values of the Company's equity awards, as it does not consider other factors important to those awards to employees, such as continued employment, periodic vesting requirements, and limited transferability. The Company estimates stock price volatility based on historical volatility of its own stock price and its peers. The Company recognizes compensation expense using the straight-line amortization method for stock-based compensation awards with graded vesting.

The key assumptions used in the Black-Scholes model in determining the fair value of options granted during the three months ended March 28, 2008 are as follows:

          Expected life in years                                  6
          Expected price volatility                   43.90 - 45.10%
          Risk-free interest rate                       2.47 - 3.15%
          Dividend yield                                       0.00%

NET (LOSS) INCOME PER SHARE

Net (loss) income per share (basic) is calculated by dividing net (loss) income by the weighted average number of common shares outstanding during the period. Net (loss) income per share (diluted) is calculated by adjusting the number of shares of common stock outstanding using the treasury stock method. Under the treasury stock method, an increase in the fair market value of the Company's common stock results in a greater dilutive effect from outstanding warrants, options, restricted stock awards and convertible securities (common stock equivalents). Since the Company reported a net loss for the three months ended March 28, 2008 and March 30, 2007, all common stock equivalents would be anti-dilutive and the basic and diluted weighted average shares outstanding are the same.

CONCENTRATIONS

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents and trade accounts receivable. The Company performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history, age of the balance and the customer's current credit worthiness, as determined by a review of the customer's current credit information. The Company monitors collections and payments from its customers and maintains an allowance for doubtful accounts based upon historical experience and any specific customer collection issues that have been identified. A considerable amount of judgment is required in assessing the ultimate realization of these receivables. Customer receivables are generally unsecured.

Accounts receivable from significant customers representing 10% or more of the net accounts receivable balance as of March 28, 2008 and December 28, 2007 consists of the following customers:

                             MARCH 28, 2008   DECEMBER 28, 2007
                             --------------   -----------------
      Skyworks                   12.2%              15.1%
      Conexant                   10.9%              21.9%
      R F Micro Devices          23.4%              26.9%

Net revenues from significant customers representing 10% or more of net revenues for the three months ended March 28, 2008 and March 30, 2007 is provided by customers as follows:

                             MARCH 28, 2008    MARCH 30, 2007
                             --------------   -----------------
      Skyworks                   12.9%              33.9%
      Conexant                   14.3%                --
      Toshiba                      --               10.4%
      R F Micro Devices          19.3%                --

As a result of the Company's concentration of its customer base, loss or cancellation of business from, or significant changes in scheduled deliveries of product sold to these customers or a change in their financial position could materially and adversely affect the Company's consolidated financial position, results of operations and cash flows.

RECENT ACCOUNTING PRONOUNCEMENTS

Effective January 1, 2008, the Company adopted SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities--Including an Amendment of FASB Statement No. 115" ("SFAS No. 159"), which permits entities to choose to measure many financial instruments and certain other items at fair value. This Statement applies to all entities, including not-for-profit organizations. Most of the provisions of this Statement apply only to entities that elect the fair value option. However, the amendment to SFAS Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," applies to all entities with available-for-sale and trading securities. Some requirements apply differently to entities that do not report net income. This Statement is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007 with respect to financial assets. With respect to non-financial assets, this statement is effective for the first fiscal year beginning after November 15, 2008. The adoption of SFAS No. 159 did not have any significant impact on the consolidated results of operations or financial position of the Company.

Effective January 1, 2008, the Company adopted SFAS No. 157, "Fair Value Measurements" ("SFAS No. 157"), to eliminate the diversity in practice that exists due to the different definitions of fair value and the limited guidance for applying those definitions in GAAP that are dispersed among the many accounting pronouncements that require fair value measurements. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. SFAS 157 is effective in fiscal years beginning after November 15, 2007 with respect to financial assets. With respect to non-financial assets, this statement is effective for the first fiscal year beginning after November 15, 2008. The adoption of SFAS No. 157 did not have any significant impact on the consolidated results of operations or financial position of the Company.

3.    ACQUISITION OF JAZZ SEMICONDUCTOR

On February 16, 2007, pursuant to the terms of a merger agreement signed on September 26, 2006, the Company acquired all of Jazz Semiconductor's outstanding capital stock for approximately $262.4 million, funded with existing cash resources as well as proceeds from the 8% Convertible Senior Notes due 2011 (the "Convertible Senior Notes") that were issued in the fourth quarter of fiscal 2006. On July 1, 2007, a settlement agreement was reached with former Jazz Semiconductor's stockholders that amended the merger agreement, released funds held in escrow and effectively reduced the purchase price by $9.3 million to $253.1 million. The purchase price reduction of $9.3 million includes a $9.0 million release of escrow funds to the Company and an additional reimbursement of $0.3 million for expenses incurred by Jazz Semiconductor and the Company relating to the merger. This reduction has been reflected in the accompanying condensed consolidated financial statements following July 2007.

For accounting purposes, the revised purchase price for the Jazz acquisition was $253.1 million and reconciles to all payments made to date as follows (in thousands):

      Acquisition consideration                          $    251,000
      Estimated working capital adjustment                      4,500
                                                         ------------
         TOTAL ACQUISITION CONSIDERATION                      255,500
      Jazz Semiconductor terminated IPO and
         acquisition transaction costs                         (6,504)
      Company transaction costs                                 4,134
                                                         ------------
         TOTAL PURCHASE PRICE                            $    253,130
                                                         ============

Jazz Semiconductor's transaction costs primarily consist of fees for financial advisors, attorneys, accountants and other advisors incurred in connection with the acquisition and Jazz Semiconductor's terminated initial public offering. The Company's transaction costs primarily consist of fees for financial advisors, attorneys, accountants and other advisors directly related to the acquisition of Jazz Semiconductor.

Payments made by the Company included a $4.5 million working capital payment per the merger agreement and a deduction for reimbursement of $6.5 million of transaction costs incurred by Jazz Semiconductor in connection with the acquisition and its terminated public offering. There was no change to the purchase price resulting from the calculation of the closing working capital amount, as defined in the merger agreement, which was calculated based on the closing balance sheet as of February 16, 2007. However, as discussed above, there was a $9.3 million reduction to the purchase price as a result of a settlement agreement reached in July 2007 with the former Jazz Semiconductor stockholders.

In connection with the acquisition of Jazz Semiconductor, the Company acquired an equity investment in Shanghai Hua Hong NEC Electronics Company, Ltd. ("HHNEC"). Under the merger agreement relating to the acquisition of Jazz Semiconductor, the Company is obligated to pay additional amounts to former stockholders of Jazz Semiconductor if the Company realizes proceeds in excess of $10 million from its investment in HHNEC during the three-year period following the completion of the acquisition of Jazz Semiconductor. In that event, the Company will pay to Jazz Semiconductor's former stockholders an amount equal to 50% of the amount (if any) of the proceeds received that exceed $10 million.

ADJUSTED PURCHASE PRICE ALLOCATION

The total adjusted purchase price of $253.1 million, including the Company's transaction costs of approximately $4.1 million, and net of the recent reduction of $9.3 million in purchase price, has been allocated to tangible and intangible assets acquired and liabilities assumed, based on their fair market values as of February 16, 2007, as follows (in thousands):

                                                                                              FEBRUARY 16, 2007
                                                                                          -------------------------
Fair value of the net tangible assets acquired and liabilities assumed:
   Cash and cash equivalents                                                              $    26,080
   Short-term investments                                                                      24,245
   Restricted cash                                                                              3,154
   Receivables                                                                                 25,815
   Inventories                                                                                 19,094
   Deferred tax asset                                                                           4,637
   Other current assets                                                                         2,520
   Property, plant and equipment                                                              148,061
   Investments                                                                                 19,300
   Other assets                                                                                   522
   Accounts payable                                                                           (23,087)
   Accrued compensation, benefits and other                                                    (5,454)
   Deferred tax liability                                                                      (6,203)
   Deferred revenues                                                                          (10,051)
   Other current liabilities                                                                  (23,619)
   Accrued pension, retirement medical plan obligations and other long-term liabilities       (17,493)
                                                                                          -----------
      Total net tangible assets acquired and liabilities assumed                                        $   187,521

                                                                                              FEBRUARY 16, 2007
                                                                                          -------------------------
Fair value of identifiable intangible assets acquired:
   Existing technology                                                                          1,078
   Patents and other core technology rights                                                    11,185
   In-process research and development                                                          5,100
   Customer relationships                                                                       4,758
   Customer backlog                                                                             2,630
   Trade name                                                                                   4,683
   Facilities lease                                                                            36,175
                                                                                          -----------
      Total identifiable intangible assets acquired                                                          65,609
                                                                                                        -----------
   Total purchase price                                                                                 $   253,130
                                                                                                        ===========

The fair values set forth above are based on a final valuation of Jazz Semiconductor's tangible and intangible assets and liabilities performed by the Company in accordance with SFAS No. 141 "Business Combinations" ("SFAS no. 141").

INVENTORIES

Inventories consist of the following at March 28, 2008 and December 28, 2007 (in thousands):

                             MARCH 28, 2008   DECEMBER 28, 2007
                             --------------   -----------------
      Raw material           $        1,596   $             473
      Work in process                 8,562              10,866
      Finished Goods                  2,556                 851
                             --------------   -----------------
                             $       12,714   $          12,190
                             ==============   =================

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following at March 28, 2008 and December 28, 2007 (in thousands):

                            USEFUL LIFE (IN
                                YEARS)        MARCH 28, 2008   DECEMBER 28, 2007
                            ---------------   --------------   -----------------
Building improvements            7-12         $       42,916   $          42,916
Machinery and equipment           4-6                107,202             106,338
Furniture and equipment           3-5                  1,906               1,829
Computer software                  3                   2,131               2,124
Construction in progress          --                   3,474               2,206
                                              --------------   -----------------
                                                     157,629             155,413
Accumulated depreciation                             (36,133)            (27,925)
                                              --------------   -----------------
                                              $      121,496   $         127,488
                                              ==============   =================

INVESTMENT

In connection with the acquisition of Jazz Semiconductor, the Company acquired an investment in HHNEC. As of March 28, 2008, the investment represented a minority interest of approximately 10% in HHNEC. In accordance with the purchase method of accounting, this investment was recorded at fair value on the date of acquisition.

INTANGIBLE ASSETS

Intangible assets consist of the following at March 28, 2008 (in thousands):

                                             WEIGHTED
                                           AVERAGE LIFE                 ACCUMULATED
                                              (YEARS)        COST      AMORTIZATION      NET
                                           ------------   ----------   ------------   ----------
Existing technology                             7         $    1,078   $        172   $      906
Patents and other core technology rights        7             11,185          1,782        9,403
In-process research and development            --              5,100          5,100           --
Customer relationships                          7              4,758            758        4,000
Customer backlog                               <1              2,630          2,630           --
Trade name                                      7              4,683            746        3,937
Facilities lease                               20             36,175          2,018       34,157
                                                          ----------   ------------   ----------
Total identifiable intangible assets                      $   65,609   $     13,206   $   52,403
                                                          ==========   ============   ==========

The Company expects future amortization expense to be as follows (in thousands):

                                                CHARGE TO COST      CHARGE TO
                                                 OF REVENUES     OPERATING EXPENSES      TOTAL
                                                --------------   ------------------   -----------
Fiscal year ends:
Remainder of 2008                               $        2,643   $            1,039   $     3,682
2009                                                     3,524                1,385         4,909
2010                                                     3,525                1,385         4,910
2011                                                     3,524                1,385         4,909
2012                                                     3,525                1,385         4,910
Thereafter                                              27,042                2,041        29,083
                                                ==============   ==================   ===========
   Total expected future amortization expense   $       43,783   $            8,620   $    52,403
                                                ==============   ==================   ===========

PRO FORMA RESULTS OF OPERATIONS

The following unaudited information for the three months ended March 30, 2007 assumes the acquisition of Jazz Semiconductor occurred on January 1, 2007, (in thousands):

                                                  PRO FORMA RESULTS
                                                    OF OPERATIONS
                                                (IN THOUSANDS, EXCEPT
                                                 PER SHARE AMOUNTS)
                                                 THREE MONTHS ENDED
                                                   MARCH 30, 2007
                                                ---------------------

      Net revenues                              $              48,096
                                                =====================
      Net loss                                  $             (20,776)
                                                =====================
      Net loss per share --
         basic and diluted                      $               (0.69)
                                                =====================

The accompanying unaudited condensed consolidated statements of operations only reflect the operating results of Jazz Semiconductor following the date of acquisition and do not reflect its operating results prior to the acquisition. The Company derived the pro forma information from the unaudited condensed consolidated financial statements of the Company for the three months ended March 30, 2007 and of Jazz Semiconductor for the period from January 1, 2007 to February 16, 2007 (the date of the acquisition). The pro forma results are not necessarily indicative of the results that may have actually occurred had the acquisition taken place on the date noted, or the future financial position or operating results of the Company or Jazz Semiconductor. The pro forma adjustments are based upon available information and assumptions that the Company believes are reasonable. The pro forma adjustments include adjustments for interest expenses (relating primarily to interest on the Convertible Senior Notes issued in December 2006) and increased depreciation and amortization expense as a result of the application of the purchase method of accounting based on the fair values set forth above. The pro forma information excludes the write-off of in-process research and development that was expensed during the three months ended March 30, 2007.

4.    LOAN AND SECURITY AGREEMENT

Borrowing availability under the facility as of March 28, 2008, was $34.0 million. As of March 28, 2008, the Company had short-term borrowings of $10.0 million outstanding and $1.6 million of the facility supporting outstanding letters of credits.

5.    INCOME TAXES

The Company utilizes the liability method of accounting for income taxes in accordance with SFAS No. 109. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates.

Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The likelihood of a material change in the Company's expected realization of these assets depends on its ability to generate sufficient future taxable income. The Company's ability to generate enough taxable income to utilize its deferred tax assets depends on many factors, among which is the Company's ability to deduct tax loss carry-forwards against future taxable income, the effectiveness of the Company's tax planning strategies and reversing deferred tax liabilities. A substantial portion of the valuation allowance relates to deferred tax assets recorded in connection with the acquisition of Jazz Semiconductor ("acquisition deferred tax assets"). SFAS No. 109 requires the benefit from the reduction of the valuation allowance related to the acquisition deferred tax assets to first be applied to reduce goodwill and then noncurrent intangible assets to zero before the Company can apply any remaining benefit to reduce income tax expense.

Included in the deferred tax assets are approximately $26.0 million of pre-acquisition net deferred tax assets related to the acquisition of Jazz Semiconductor. To the extent these assets are recognized, the tax benefit will be applied first to reduce to zero any noncurrent intangible assets related to the acquisition, and the excess, if any, as a reduction to income tax expense.

At December 28, 2007, the Company had unrecognized tax benefits of $1.0 million, of which $0.6 million of tax benefits that, if recognized at a time when the valuation allowance no longer exists, would affect the Company's effective tax rate. The remaining $0.4 million, if recognized, would reduce the non-current intangible assets. The Company's unrecognized tax benefits increased by $0.1 million to $1.1 million during the three months ended March 28, 2008 of which, $0.7 million of tax benefits that if recognized at a time when the valuation allowance no longer exists, would affect the Company's effective tax rate. The Company does not expect any significant decreases to its unrecognized tax benefits within the next 12 months. The Company's policy is to recognize interest and penalties that would be assessed in relation to the settlement value of unrecognized tax benefits as a component of income tax expense.

At December 28, 2007, the Company had federal and state net operating loss ("NOL") carryforwards of approximately $128.9 million and $105.2 million, respectively. The federal and state tax loss carryforwards will begin to expire in 2021 and 2012, respectively, unless previously utilized. At December 28, 2007, the Company had combined federal and state alternative minimum tax credit of $0.1 million. The alternative minimum tax credits do not expire. The future utilization of the Company's net operating loss carry forwards to offset future taxable income may be subject to an annual limitation as a result of ownership changes that may have occurred previously or that could occur in the future. The Company had one "change in ownership" event that limits the utilization of net operating loss carry forwards. This "change in ownership" event occurred in February 2007, the date of acquisition of Jazz Semiconductor, Inc. As a result of this "change of ownership," the annual net operating loss utilization will be limited to $6.8 million.

The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax in multiple state and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal income tax examinations for years before 2004; state and local income tax examinations before 2003; and foreign income tax examinations before 2004. However, to the extent allowed by law, the tax authorities may have the right to examine prior periods where net operating losses were generated and carried forward, and make adjustments up to the amount of the net operating loss carryforward amount. The Company is not currently under Internal Revenue Service ("IRS") tax examination. The Company is not currently under examination by any other state, local or foreign jurisdictions.

6.    CONVERTIBLE SENIOR NOTES

During the first three months of 2008, the Company purchased $5.0 million in principal amount of its Convertible Senior Notes at a price of $4.1 million, including $4,444 for prepayment of interest from the date of the last interest payment to the date of purchase. The purchase price was 82.0% of the principal amount of such notes and resulted in a net gain of $0.8 million, which is included as part of interest and other (expense) income in the statement of operations. The gain of $0.8 million is net of the write-off of prorated deferred loan costs of $0.1 million. As of March 28, 2008, $128.2 million in principal amount of Convertible Senior Notes remains outstanding.

The Company's obligations under the Convertible Senior Notes are guaranteed by the Company's domestic subsidiaries. The Company has not provided condensed consolidating financial information because the Company has no independent assets or operations, the subsidiary guarantees are full and unconditional and joint and several and any subsidiaries of the Company other than the subsidiary guarantors are minor. Other than the restrictions in the Wachovia Loan Agreement, there are no significant restrictions on the ability of the Company and its subsidiaries to obtain funds from their subsidiaries by loan or dividend.

7.    PENSION PLANS

The pension and other post retirement benefit plans expense for the three months ended March 28, 2008 were $0.2 million and $0.4 million, respectively. The amounts for the pension and other post retirement benefit plans expense for the corresponding periods in 2007 were $0.1 million and $0.2 million, respectively.

8.    STOCKHOLDERS' EQUITY

COMMON STOCK

The number of outstanding shares of common stock at March 28, 2008 was 19,031,276.

WARRANTS

The number of outstanding warrants at March 28, 2008 was 33,033,013.

STOCK OPTIONS

During the three months ended March 28, 2008, the Company awarded non-statutory stock options to purchase 601,811 shares of common stock that vest over a three-year period from the date of grant. The stock option grants vest ratably over the next twelve quarters. The exercise prices of the options awarded range from $0.70 - $1.50 per share. The Company recorded $211,439 of compensation expense in the three months ended March 28, 2008 relating to the issuance of non-qualified stock options to employees. The Company had not granted any stock options during the corresponding period in 2007.

9.    FAIR VALUE MEASUREMENTS

Effective January 1, 2008, the Company adopted SFAS No. 157 for financial assets and liabilities. SFAS No. 157 defines fair value, provides guidance for measuring fair value and requires certain disclosures. SFAS No. 157 does not require any new fair value measurements in the financial statements, but rather applies to all other accounting pronouncements that require or permit fair value measurements.

SFAS No. 157 discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The statement utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

      o Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

      o Level 2: Inputs, other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

      o Level 3: Unobservable inputs that reflect the reporting entity's own assumptions.

The Company's population of financial assets and liabilities subject to fair value measurements and the necessary disclosures are as follows (in thousands):

                                               FAIR VALUE MEASUREMENT AT MARCH 28,
                                                2008 (USING FAIR VALUE HIERARCHY)
                            FAIR VALUE AS OF   -----------------------------------
                             MARCH 28, 2008     LEVEL 1      LEVEL 2      LEVEL 3
                            ----------------   ----------   ----------   ---------
FINANCIAL ASSETS:
Cash and cash equivalents   $          9,159   $    9,159   $       --   $      --
Investments                           19,300           --           --      19,300
FINANCIAL LIABILITIES:
Convertible Senior Notes    $        105,124   $       --   $  105,124   $      --

The Company holds an equity investment in HHNEC, a non-public entity. This investment represents a minority interest of approximately 10% recorded at fair value on the date of acquisition of Jazz Semiconductor.

The Convertible Senior Notes fair value is based on an actual transaction entered into by the Company during the first quarter of 2008 (See Note 6).

10.  SUBSEQUENT EVENT

On May 19, 2008, the Company entered into an Agreement and Plan of Merger and Reorganization with Tower Semiconductor Ltd., an Israeli company ("Tower"), and its wholly-owned subsidiary, Armstrong Acquisition Corp., a Delaware corporation ("Merger Sub"), pursuant to which Merger Sub will merge with and into the Company with the Company surviving the merger as a wholly-owned subsidiary of Tower.

The merger is subject to obtaining approval of the Company's stockholders and the satisfaction of certain other conditions. If the merger is completed, each share of the Company's common stock not held by Tower, Armstrong or the Company will automatically be converted into and represent the right to receive 1.8 ordinary shares of Tower. Cash will be paid in lieu of fractional shares.

Under the merger agreement, Tower will assume all outstanding warrants to purchase the shares of the Company's common stock that are outstanding immediately prior to the effective time of the merger, and these warrants will become exercisable for Tower ordinary shares. Each such warrant to purchase shares of the Company's common stock will become a warrant to purchase 1.8 Tower ordinary shares at an exercise price of $2.78 per Tower ordinary share, which is equal to the existing price of $5.00 divided by the exchange ratio of 1.8. Fractional ordinary shares of Tower will be rounded up to the nearest whole number.

Following the effective time of the merger, each holder of the Convertible Senior Notes will have the right to convert such holder's note into Tower ordinary shares. Each $1,000 in original principal amount of Convertible Senior Notes will be convertible into 245.57 Tower ordinary shares, representing an implied conversion price of approximately $4.07 per Tower ordinary share.

Under the merger agreement, Tower will assume all options to purchase shares of the Company's common stock that are outstanding immediately prior to the effective time of the merger, whether vested or unvested, and these options will become exercisable for Tower ordinary shares. Each option to purchase shares of the Company's common stock outstanding at the effective time of the merger will become an option to purchase a number of Tower ordinary shares equal to 1.8 multiplied by the number of shares of the Company's common stock that such option was exercisable for prior to the effective time, rounded down to the nearest whole number of Tower ordinary shares, and the per share exercise price of each option will equal the exercise price of such option divided by 1.8, rounded up to the nearest cent.

The Company's valuation under the proposed merger is a potential indicator of asset impairment, which will require the Company to perform an interim assessment of its tangible and intangible assets that could result in impairment charges being recorded. Recording an impairment charge could have a material adverse impact on the Company's operating results for the period in which such charge is recorded. The Company has not yet completed this assessment or made a determination as to whether impairment charges will be recorded.

The merger is expected to be completed in the second half of 2008. Until that time, both companies will continue to operate independently.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Jazz Semiconductor, Inc.

      We have audited the accompanying consolidated balance sheets of Jazz Semiconductor, Inc. as of December 30, 2005, December 29, 2006, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. In addition we have audited the consolidated statements of operations and cash flows for the period from December 30, 2006 to February 16, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Jazz Semiconductor, Inc. at December 30, 2005 and December 29, 2006 and the consolidated results of its operations and its cash flows for the years then ended and for the period from December 30, 2006 to February 16, 2007, in conformity with U.S. generally accepted accounting principles.

      As discussed in Note 2 to the consolidated financial statements, effective December 31, 2005 and December 29, 2006, the Company adopted Statement of Financial Accounting Standards Nos. 123 (revised 2004), "Share-based Payment" and 158, "Employers' Accounting for Defined Benefit Pension and Other Post Retirement Plans (an Amendment of FASB Statements No. 87, 88, 106, and 132R)," respectively.

/s/  ERNST & YOUNG LLP

Orange County, California
March 20, 2008

                            JAZZ SEMICONDUCTOR, INC.

                           CONSOLIDATED BALANCE SHEETS

                      (IN THOUSANDS, EXCEPT FOR PAR VALUES)

                                                                                   DECEMBER 30, 2005   DECEMBER 29, 2006
                                                                                   -----------------   -----------------
ASSETS
Current assets:
   Cash and cash equivalents                                                       $           4,372   $           6,299
   Short-term investments                                                                     23,850              25,986
   Restricted cash                                                                               720                 473
   Receivables from related parties, net of allowance for doubtful accounts of
      zero and $70 at December 30, 2005 and December 29, 2006, respectively                   11,033               8,341
   Receivables, net of allowance for doubtful accounts of $697 and $929 at
      December 30, 2005 and December 29, 2006, respectively                                   23,687              29,492
   Inventories                                                                                17,806              23,102
   Other current assets                                                                        2,518               2,740
                                                                                   -----------------   -----------------

Total current assets                                                                          83,986              96,433
Property, plant and equipment, net                                                            65,249              71,507
Investments                                                                                   10,840              10,000
Restricted cash                                                                                2,881               2,681
Other assets                                                                                   5,801               7,006
                                                                                   -----------------   -----------------

Total assets                                                                       $         168,757   $         187,627
                                                                                   -----------------   -----------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                                $          15,516   $          20,728
   Accrued compensation, benefits and other                                                    4,437               4,627
   Deferred revenues                                                                           1,421              10,609
   Other current liabilities                                                                  14,026              17,429
                                                                                   -----------------   -----------------

Total current liabilities                                                                     35,400              53,393
Deferred revenues--wafer credits                                                              11,533              11,199
Stock appreciation rights, net                                                                   745                  --
Pension and retirement medical plan obligations                                               11,394              17,458
Other long term liabilities                                                                    1,500                 779
                                                                                   -----------------   -----------------

Total liabilities                                                                             60,572              82,829
Commitments and contingencies
Stockholders' equity:
   Preferred stock, $.001 par value
      Authorized shares--200,000
      Issued and outstanding shares--112,982 at December 30, 2005, and
         December 29, 2006                                                                       113                 113
      Liquidation preference--$156,309 and $171,941 at December 30, 2005 and
         December 29, 2006, respectively
   Common stock, $.001 par value
      Authorized shares--255,000
      Issued and outstanding shares--4,805 and 12,339 at December 30, 2005 and
         December 29, 2006, respectively                                                           5                  12
   Additional paid in capital                                                                145,857             162,347
   Deferred stock compensation                                                                  (839)               (308)
   Accumulated other comprehensive loss                                                         (632)             (5,846)
   Accumulated deficit                                                                       (36,319)            (51,520)
                                                                                   -----------------   -----------------

Total stockholders' equity                                                                   108,185             104,798
                                                                                   -----------------   -----------------

Total liabilities and stockholders' equity                                         $         168,757   $         187,627
                                                                                   -----------------   -----------------

                             See accompanying notes.

                            JAZZ SEMICONDUCTOR, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                           YEAR ENDED
                                                ---------------------------------       PERIOD FROM
                                                  DECEMBER 30,      DECEMBER 29,    DECEMBER 30, 2006 TO
                                                     2005              2006           FEBRUARY 16, 2007
                                                ---------------   ---------------   --------------------
Net revenues                                    $       199,030   $       212,526   $             25,574
Cost of revenues                                        174,294           187,955                 27,516
                                                ---------------   ---------------   --------------------

Gross profit                                             24,736            24,571                 (1,942)
Operating expenses:
Research and development                                 19,707            20,087                  2,914
Selling, general and administrative                      14,956            18,342                  5,636
Amortization of intangible assets                           836               996                    160
Impairment of intangible assets                           1,642               551                     --
                                                ---------------   ---------------   --------------------

Total operating expenses                                 37,141            39,976                  8,710
                                                ---------------   ---------------   --------------------

Operating loss                                          (12,405)          (15,405)               (10,652)
Interest income, net                                      1,315             1,196                    216
Loss on investments                                        (583)             (840)                    --
Other income (expense)                                      206               (94)                     4
                                                ---------------   ---------------   --------------------

Loss before income taxes                                (11,467)          (15,143)               (10,432)
Income tax provision                                         46                58                      9
                                                ---------------   ---------------   --------------------

Net loss                                                (11,513)          (15,201)               (10,441)
Preferred stock dividends                               (14,210)          (15,631)                    --
                                                ---------------   ---------------   --------------------

Net loss attributable to common stockholders    $       (25,723)  $       (30,832)  $            (10,441)
                                                ---------------   ---------------   --------------------

                             See accompanying notes.

                            JAZZ SEMICONDUCTOR, INC.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                                                                           ACCUMULATED
                               PREFERRED STOCK   COMMON STOCK   ADDITIONAL    DEFERRED        OTHER                       TOTAL
                               ---------------  --------------   PAID IN       STOCK      COMPREHENSIVE  ACCUMULATED  STOCKHOLDERS'
                                SHARES  AMOUNT  SHARES  AMOUNT   CAPITAL    COMPENSATION  INCOME (LOSS)    DEFICIT       EQUITY
                               -------  ------  ------  ------  ----------  ------------  -------------  -----------  -------------
Balance at December 31, 2004   112,982  $  113   4,769  $    5  $  145,976  $     (1,800) $          --  $   (24,806) $     119,488
Exercise of employee stock
   options and stock awards         --      --     121      --          94            --             --           --             94
Repurchase of common stock          --      --     (85)     --         (55)           --             --           --            (55)
Common stock subject to
   Repurchase                       --      --      --      --         317            --             --           --            317
Deferred stock compensation
   reversal for cancellations       --      --      --      --        (475)          475             --           --             --
Amortization of deferred
   stock compensation               --      --      --      --          --           486             --           --            486
Comprehensive income (loss):
Minimum pension liability           --      --      --      --          --            --           (669)          --           (669)
Foreign currency translation
   adjustment                       --      --      --      --          --            --             37           --             37
Net loss                            --      --      --      --          --            --             --      (11,513)       (11,513)

Total comprehensive loss            --      --      --      --          --            --             --           --        (12,145)
                               -------  ------  ------  ------  ----------  ------------  -------------  -----------  -------------

Balance at December 30, 2005   112,982     113   4,805       5     145,857          (839)          (632)     (36,319)       108,185
                               -------  ------  ------  ------  ----------  ------------  -------------  -----------  -------------

Exercise of employee stock
   options and awards               --      --      17      --           3            --             --           --              3
Repurchase of common stock          --      --     (67)     --         (77)           --             --           --            (77)
Common stock subject to
   repurchase                       --      --      --      --         282            --             --           --            282
Deferred stock compensation
   reversal for cancellations       --      --      --      --        (131)          131             --           --             --

                                                                                           ACCUMULATED
                               PREFERRED STOCK   COMMON STOCK   ADDITIONAL    DEFERRED        OTHER                       TOTAL
                               ---------------  --------------   PAID IN       STOCK      COMPREHENSIVE  ACCUMULATED  STOCKHOLDERS'
                                SHARES  AMOUNT  SHARES  AMOUNT   CAPITAL    COMPENSATION  INCOME (LOSS)   DEFICIT        EQUITY
                               -------  ------  ------  ------  ----------  ------------  -------------  -----------  -------------
Common stock issued to
   Conexant                         --      --   7,584       7      16,292            --             --           --         16,299
Stock compensation expense          --      --      --      --         121           400             --           --            521
Comprehensive income (loss):
Foreign currency translation
   adjustment                       --      --      --      --          --            --              7           --              7
Minimum pension liability                                                                        (2,309)                     (2,309)
Net loss                            --      --      --      --          --            --             --      (15,201)       (15,201)

Total comprehensive loss            --      --      --      --          --            --             --           --        (17,503)
                               -------  ------  ------  ------  ----------  ------------  -------------  -----------  -------------

                               112,982     113  12,339      12     162,347          (308)        (2,934)     (51,520)       107,710
                               -------  ------  ------  ------  ----------  ------------  -------------  -----------  -------------

Adoption of SFAS No. 158 Post
   Retiree Medical Plan             --      --      --      --          --            --         (2,912)          --         (2,912)
                               -------  ------  ------  ------  ----------  ------------  -------------  -----------  -------------

Balance at December 29, 2006   112,982  $  113  12,339  $   12  $  162,347  $       (308) $      (5,846) $   (51,520) $     104,798
                               -------  ------  ------  ------  ----------  ------------  -------------  -----------  -------------

                             See accompanying notes.

                            JAZZ SEMICONDUCTOR, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                            PERIOD FROM
                                                                YEAR ENDED               DECEMBER 30, 2006
                                                 -------------------------------------    TO FEBRUARY 16,
                                                 DECEMBER 30, 2005   DECEMBER 29, 2006         2007
                                                 -----------------   -----------------   -----------------
OPERATING ACTIVITIES:
Net loss                                         $         (11,513)  $         (15,201)  $         (10,441)
Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities:
Loss on investments                                            583                 840                  --
Depreciation and amortization                               20,904              23,024               3,370
Impairment of intangible assets                              1,642                 551               1,019
Stock appreciation rights compensation income                 (652)               (745)                 --
Stock compensation expense--employees                          486                 521                 130
Stock compensation expense--non employees                       39                  --                  --
Stock compensation expense--repurchase of
   common stock                                                 68                  --                  --
Accretion of discount on short-term
   investments available for sale                               (4)                (86)                 --
(Gain) loss on disposal of equipment                          (180)                144                   3
Provision for doubtful accounts                               (465)                301                 (32)
Changes in operating assets and liabilities:
Receivables                                                 (9,911)             (3,415)             12,081
Inventories                                                  3,504              (5,296)              4,008
Other current assets                                           964                (221)                (99)
Restricted cash                                             (1,373)                447                  --
Other long-term assets                                        (341)               (218)                 37
Accounts payable                                               434               2,120              14,552
Accrued compensation, benefits and other                      (493)                191               1,041
Deferred revenues                                           (3,678)              8,854                (240)
Other current liabilities                                   (2,521)              1,592                (103)
Pension and retirement medical plan
   obligations                                               1,032                 843                  50
Other long-term liabilities                                     --                (722)               (746)
                                                 -----------------   -----------------   -----------------

Net cash provided by (used in) operating
   activities                                               (1,475)             13,524              24,630
                                                 -----------------   -----------------   -----------------

INVESTING ACTIVITIES:
Capital expenditures                                       (23,505)            (24,142)               (390)
Proceeds from sale of equipment                                207                  86                  --
Purchases of short-term investments                        (64,075)            (56,235)                 --
Sales of short-term investments                             90,851              56,225               1,741
Purchases of commercial paper, net                              --              (2,039)                 --
Purchase of other assets                                    (4,642)               (559)                 --
                                                 -----------------   -----------------   -----------------

Net cash used in investing activities                       (1,164)            (26,664)              1,351
                                                 -----------------   -----------------   -----------------

FINANCING ACTIVITIES:
Exercise of employee stock options                              55                   3                  --
Repurchases of common stock                                   (123)                (77)                 --
Change in cash overdraft                                     1,165              (1,165)                 --
Issuance of common stock to Conexant                            --              16,299                  --
                                                 -----------------   -----------------   -----------------

Net cash provided by financing activities                    1,097              15,060                  --
Effect of foreign exchange rate change                          37                   7                 (24)
                                                 -----------------   -----------------   -----------------

Net increase (decrease) in cash and cash
   equivalents                                              (1,505)              1,927              25,957
Cash and cash equivalents at beginning of
   period                                                    5,877               4,372               6,299
                                                 -----------------   -----------------   -----------------

Cash and cash equivalents at end of period       $           4,372   $           6,299   $          32,256
                                                 -----------------   -----------------   -----------------

                             See accompanying notes.

                            JAZZ SEMICONDUCTOR, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    DESCRIPTION OF BUSINESS AND FORMATION

      References to the "Company" contained within these financial statements for Jazz Semiconductor, Inc. do not refer to Jazz Technologies, Inc., but solely to Jazz Semiconductor, Inc.

      Jazz Semiconductor, Inc. (the "Company") is an independent semiconductor foundry focused on specialty process technologies for the manufacture of analog and mixed-signal semiconductor devices. The Company's customers' analog and mixed-signal semiconductor devices are designed for use in products such as cellular phones, wireless local area networking devices, digital TVs, set-top boxes, gaming devices, switches, routers and broadband modems. The Company's specialty process technologies include advanced analog, radio frequency, high voltage, bipolar and silicon germanium bipolar complementary metal oxide ("SiGe") semiconductor processes, for the manufacture of analog and mixed-signal semiconductors.

      In March 2002, the Company (incorporated in Delaware in February 2002) became an independent, privately held company upon the contribution by Conexant Systems, Inc. ("Conexant") of $67.3 million of net assets in exchange for $19.3 million in cash and 4,500,000 shares of class B common stock and the contribution by affiliates of The Carlyle Group ("Carlyle") of approximately $52 million in cash in exchange for 5,500,000 shares of class A common stock. The aggregate value of the transaction, determined based upon the cash consideration paid by affiliates of Carlyle, was $94.5 million. Included in the aggregate value are direct costs incurred related to the transaction of approximately $5.5 million. On July 31, 2002, 5,500,000 shares of class A common stock and 4,500,000 shares of class B common stock, representing all of the then outstanding shares of common stock of the Company, were recapitalized into 55,000,000 and 45,000,000 shares of Series A preferred stock and Series B preferred stock, respectively.

      On September 26, 2006, the Company entered into a Merger Agreement, with Jazz Technologies, Inc. (formerly known as Acquicor Technology Inc.) ("Parent"), Joy Acquisition Corp. ("Joy"), and TC Group, L.L.C. as stockholders' representative, pursuant to which Joy will merge with and into the Company, with the Company as the surviving corporation and a wholly-owned subsidiary of Parent (the "Merger"). On February 16, 2007, the Merger was consummated and Parent acquired all of the outstanding equity securities of the Company for $262.4 million in cash. In July 2007, the Parent entered into an agreement with the former Company's stockholders that reduced the purchase price by $9.3 million to $253.1 million.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

RECLASSIFICATIONS

      Certain amounts in the 2005 and 2006 consolidated financial statements have been reclassified to conform with the 2007 presentation.

BASIS OF PRESENTATION

      The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

FISCAL YEAR

      The Company maintains a 52- or 53-week fiscal year. Each of the Company's first three quarters of a fiscal year end on the last Friday in each of March, June and September and the fourth quarter of a fiscal year ends on the Friday prior to December 31. As a result, each fiscal quarter consists of 13 weeks during a 52-week fiscal year. During a 53-week fiscal year, the first three quarters consist of 13 weeks and the fourth quarter consists of 14 weeks. Fiscal years 2005 and 2006 consisted of 52 weeks each.

                            JAZZ SEMICONDUCTOR, INC.

USE OF ESTIMATES

      The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Among the significant estimates affecting the financial statements are those relating to sales allowances, the allowance for doubtful accounts, inventories and related reserves, long-lived assets, investments, income taxes, litigation, deferred stock compensation, retirement medical plan and pension plan. On an ongoing basis, management reviews its estimates based upon currently available information. Actual results could differ materially from those estimates.

REVENUE RECOGNITION

      The Company derives its revenues primarily from the manufacture and sale of semiconductor wafers. The Company also derives a portion of its revenues from the resale of photomasks and other engineering services.

      The Company recognizes revenues in accordance with Securities and Exchange Commission Staff Accounting Bulletin (SAB) NO. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS ("SAB 101"), as amended by SAB 101A, SAB 101B and SAB 104. SAB 101 requires four basic criteria to be met before revenues can be recognized:

      o  persuasive evidence that an arrangement exists;

      o  delivery has occurred or services have been rendered;

      o  the fee is fixed and determinable; and

      o  collectibility is reasonably assured.

      Determination of the criteria set forth in the third and fourth bullet points above is based on management's judgments regarding the fixed nature of the fee charged for services rendered and products delivered and the collectibility of those fees. Should changes in conditions cause management to determine that these criteria are not met for certain future transactions, revenues recognized for any reporting period could be adversely affected.

      The Company recognizes revenues from product sales when title transfers, the risks and rewards of ownership have been transferred to the customer, the fee is fixed or determinable, and collection of the related receivable is reasonably assured, which is generally at the time of shipment. Revenues for engineering services are recognized ratably over the contract term or as services are performed. Revenues from contracts with multiple elements are recognized as each element is earned based on the relative fair value of each element and when there are no undelivered elements that are essential to the functionality of the delivered elements and when the amount is not contingent upon delivery of the undelivered elements. Advances received from customers towards future engineering services, product purchases and in some cases capacity reservation are deferred until products are shipped to the customer, services are rendered or the capacity reservation period ends.

      The Company provides for sales returns and allowances as a reduction of revenues at the time of shipment based on historical experience and specific identification of an event necessitating an allowance. Estimates for sales returns and allowances require a considerable amount of judgment on the part of management.

CASH AND CASH EQUIVALENTS

      The Company considers all highly liquid investments with original maturities of three months or less from the date of purchase to be cash equivalents. The carrying amounts of cash and cash equivalents approximate their fair values. The Company maintains cash and cash equivalents balances at certain financial institutions in excess of amounts insured by federal agencies. Management does not believe that as a result of this concentration, it is subject to any unusual financial risk beyond the normal risk associated with commercial banking relationships.

SHORT-TERM INVESTMENTS

      Short-term investments include auction rate securities issued by U.S. governmental agencies and municipal governments, auction rate preferred securities issued by corporations, and commercial paper which are not considered cash equivalents. All securities are classified as available for sale and are reported at fair market value, which approximates cost, on the consolidated balance sheet.

                            JAZZ SEMICONDUCTOR, INC.

RESTRICTED CASH

      Under the terms of its workers' compensation insurance policies, the Company provides letters of credit issued by a financial institution as security to the insurance carriers, totaling $2.9 million and $2.7 million as of December 30, 2005 and December 29, 2006, respectively.

      The issuing financial institution requires the Letters of Credit ("LOC") to be secured. The Company secured the LOC with commercial paper and/or money market funds. Because the security behind the LOC was not cash, the financial institution issuing the LOC requires the Company to provide security in excess of the face value of the LOC.

      The portion of the commercial paper and/or money market funds up to the face value of the LOC have been classified as non-current restricted cash because that amount cannot be withdrawn and used by the Company for an indefinite period that is not less than one year. The amounts classified as non-current restricted cash were $2.9 million and $2.7 million as of December 30, 2005 and December 29, 2006, respectively, in the accompanying consolidated balance sheets.

      The portion of the commercial paper and/or money market funds in excess of the face value of the LOC has been classified as current restricted cash because that amount could be withdrawn and used by the Company during a period less than one year if the Company uses cash as security for the LOC. The amounts classified as current restricted cash were $0.7 million and $0.5 million as of December 30, 2005 and December 29, 2006, respectively.

INVENTORIES

      Inventories include the costs for freight-in, materials, labor and manufacturing overhead and are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to 15 years. Leasehold improvements are amortized over the life of the asset or term of the lease, whichever is shorter. Significant renewals and betterments are capitalized and any assets being replaced are written off. Maintenance and repairs are charged to expense as incurred. Upon the sale or retirement of assets, the cost and related accumulated depreciation or amortization are removed from the consolidated balance sheet and the resulting gain or loss is reflected in the consolidated statement of operations.

INVESTMENTS

      Investments consist of the following (in thousands):

                          DECEMBER 30, 2005   DECEMBER 29, 2006
                          -----------------   -----------------

HHNEC                     $          10,000   $          10,000
Warrants                                840                   -
                          -----------------   -----------------

                          $          10,840   $          10,000
                          -----------------   -----------------

HHNEC

      In August 2003, the Company entered into a strategic relationship with HHNEC. Under the arrangement, the Company has secured additional manufacturing capacity for its products. HHNEC did not manufacture a significant amount of wafers for the Company during 2006. As part of its strategic relationship, the Company has contributed certain licensed process technologies and invested $10.0 million in HHNEC, of which $1.5 million was paid in the fourth quarter of 2003 and $8.5 million was paid in the third quarter of 2004. As of December 29, 2006, the investment represents a minority interest of approximately 10% in HHNEC. This investment is carried at its original cost basis and is accounted for using the cost method of accounting for investments, as the Company does not have the ability to exercise significant influence.

                            JAZZ SEMICONDUCTOR, INC.

WARRANTS AND STOCK APPRECIATION RIGHTS

      In connection with the formation of the Company, Conexant issued a warrant to the Company to purchase up to 2,900,000 shares of Conexant common stock. The warrant is subject to adjustment for subsequent distributions to Conexant stockholders by Conexant.

      In June 2002 and July 2003, Conexant completed distributions to its stockholders, resulting in the creation of Skyworks Solutions, Inc. ("Skyworks") and Mindspeed Technologies, Inc. ("Mindspeed"), respectively. In connection with those distributions, the Company also received warrants to acquire shares of Mindspeed common stock and shares of Skyworks common stock and the exercise price of the Conexant warrant was adjusted accordingly. The Mindspeed warrant was exercised by December 31, 2004. The Skyworks warrant expired on January 20, 2005. The Company holds a warrant with an exercise price as follows at December 29, 2006:

                                       NUMBER OF     EXERCISE PRICE
COMPANY                                 SHARES         PER SHARE
---------------------------------   --------------   --------------
                                    (IN THOUSANDS)

Conexant                                 2,310       $         3.76

      The Conexant warrant expired on January 20, 2007.

      In connection with the issuance of the warrants, the Company established a stock appreciation rights ("SARs") plan that provided for the issuance of 2,979,456 SARs for the benefit of certain employees that transferred employment from Conexant to become employees of the Company. The outstanding SARs were adjusted for the subsequent distributions to Conexant's stockholders as described above consistent with the effect on the Conexant warrant. As adjusted, the SARs entitled the employee to receive a cash settlement for the excess, if any, of the fair market value of the Conexant, Skyworks and Mindspeed common stock over the reference price of the SARs. Following this adjustment, the reference price of the SARs was equal to the exercise price of the related warrants with Conexant, Skyworks and Mindspeed. Upon a holder's exercise of a SAR, the Company exercises a corresponding portion of the applicable warrant, sells the underlying securities received upon exercise and remits the proceeds of the sale to the holder of the SAR such that the transactions are cash neutral to the Company. The SARs became fully vested on March 12, 2004. As of December 31, 2004, all Skyworks and Mindspeed SARs were exercised or had expired. The Conexant SARs expired on December 31, 2006.

      In accordance with Statement of Financial Accounting Standards ("SFAS") No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, and Emerging Issues Task Force ("EITF") Issue No. 02-08, ACCOUNTING FOR OPTIONS GRANTED TO EMPLOYEES IN UNRESTRICTED, PUBLICLY-TRADED SHARES OF AN UNRELATED ENTITY, both the warrants and SARs have been accounted for as derivatives and, therefore, the fair value of each instrument (effectively equivalent amounts) has been reflected as an asset and a liability, respectively, in the Company's initial purchase price allocation. In addition, as part of the purchase price allocation, deferred compensation was recorded for the fair value of the SARs granted to the employees. The deferred compensation was offset against the SARs liability resulting in a net amount of zero for the SARs liability in the consolidated balance sheet as of the Company's date of inception. The fair value of the instruments has been determined using the Black-Scholes pricing model using the following assumptions:

                                    DECEMBER 30, 2005   DECEMBER 29, 2006
                                    -----------------   -----------------
Remaining life (in years)                  1.0                 0.0
Risk free interest rate                    4.4%               4.75%
Dividend yield                             0.0%                0.0%
Volatility of Conexant stock              76.0%               73.7%

      The increase in the risk-free interest rate from December 30, 2005 to December 29, 2006 is directly related to the increase in general interest rates. Subsequent adjustments as of each interim and annual reporting date in the fair value of the warrants is reflected as a gain or loss on investments in the consolidated statements of operations. Subsequent adjustments to the SARs liability and deferred compensation due to fluctuations in the fair value of the instruments and due to the amortization of the deferred compensation is reflected as stock compensation expense in the consolidated statements of operations. The deferred compensation has been amortized on a straight-line basis over the vesting period of the SARs.

                            JAZZ SEMICONDUCTOR, INC.

      At December 30, 2005 and December 29, 2006, the fair value of the warrants was approximately $0.8 million and $0.1 million, respectively. At December 30, 2005 and December 29, 2006, the fair value of the SARs was approximately $0.7 million and zero, respectively, and the remaining deferred compensation was zero for both the years. For the year ended December 30, 2005, the Company recorded a $0.6 million loss on investments for the decrease in the value of the warrants and net compensation income of $0.7 million for the decrease in the value of the SARs. For the year ended December 29, 2006 the Company recorded a $0.8 million loss on investments for the increase in the value of the warrants and net compensation income of $0.7 million for the increase in the value of the SARs.

      The following table summarizes SARs and warrant activity for the years ended December 30, 2005 and December 29, 2006 (in thousands):

                                         CONEXANT               SKYWORKS             MINDSPEED
                                   --------------------    -------------------   -----------------
                                    WARRANTS     SARS      WARRANTS     SARS     WARRANTS    SARS
                                   ---------   --------    --------   --------   --------   ------
Outstanding at December 31, 2004       2,310      2,300       1,018          -          -        -
Granted/received                           -          -           -          -          -        -
Cancellations                              -       (142)     (1,018)         -          -        -
Exercised                                  -          -           -          -          -        -
                                   ---------   --------    --------   --------   --------   ------

Outstanding at December 30, 2005       2,310      2,158           -          -          -        -
Granted/received                           -          -           -          -          -        -
Cancellations                              -       (121)          -          -          -        -
Exercised                                  -          -           -          -          -        -
                                   ---------   --------    --------   --------   --------   ------

Outstanding at December 29, 2006       2,310      2,037           -          -          -        -
                                   ---------   --------    --------   --------   --------   ------

      During the years ended December 30, 2005 and December 29, 2006 no SARs or warrants were exercised. As of December 30, 2005, all warrants related to Skyworks common stock and approximately 142,000 SARs related to Conexant common stock expired and were cancelled. During the year ended December 29, 2006, approximately 121,000 SARs related to Conexant common stock expired and were cancelled.

INTANGIBLE ASSETS

      Intangible assets, which are included in other assets in the accompanying consolidated balance sheets, resulted from the contribution of assets from Conexant at the inception of the Company and primarily consist of intellectual property. Intangible assets contributed by Conexant were recorded at inception in the purchase price allocation at their estimated fair values. During 2004, the intangible assets contributed at the inception of the Company were reduced by $2.2 million to zero value in accordance with the requirements of SFAS No. 109, ACCOUNTING FOR INCOME TAXES ("SFAS No. 109"). The intangible assets as of December 29, 2006 consist of purchased licenses and are stated at cost of approximately $8.9 million, less accumulated amortization of approximately $2.5 million. Amortization is recognized on a straight-line basis over the estimated useful lives of the intangible assets which range from three to ten years.

IMPAIRMENT OF INTANGIBLE ASSETS

      The Company accounts for long-lived assets, including purchased intangible assets, in accordance with SFAS No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment, such as reductions in demand, are present. Reviews are performed to determine whether the carrying value of an asset is impaired based on comparisons to undiscounted expected cash flows. If this comparison indicates that there is impairment, the impaired asset is written down to fair value, which is typically calculated using discounted expected cash flows. Impairment is based on the excess of the carrying amount over the fair value of those assets. The Company agreed to reimburse HHNEC for up to approximately $1.6 million incurred by it to license intellectual property associated with a potential customer engagement. These costs were originally determined to have future value and were capitalized in 2005. Subsequently, the customer did not place an order and this asset was determined not to have future value and was therefore fully expensed in 2005. During 2006, the Company recognized additional impairment charges related to licensed intangible assets of $551,000. During the period ended February 16, 2007, the Company recognized that the licensed intangible asset did not have any future value and thus recognized additional impairment charges of $1.0 million.

                            JAZZ SEMICONDUCTOR, INC.

SHIPPING AND HANDLING COSTS

      Shipping and handling costs of approximately $0.9 million and $1.3 million for the years ended December 30, 2005 and December 29, 2006, respectively, are included in the consolidated statements of operations and classified in cost of revenues. Shipping and handling costs of approximately $0.1 million for the period ended February 16, 2007 included in the consolidated statements of operations and classified in cost of revenues.

RESEARCH AND DEVELOPMENT COSTS

      The Company charges all research and development costs to expense when incurred.

ADVERTISING EXPENSE

      Advertising expenses were $0.2 million and $0.2 million in the years ended December 30, 2005 and December 29, 2006, respectively. Advertising expenses were $41,745 for the period ended February 16, 2007.

STOCK-BASED COMPENSATION

STOCK BASED COMPENSATION FOR OPTIONS ISSUED TO EMPLOYEES PRIOR TO DECEMBER 31, 2005

      At December 29, 2006, the Company has one stock-based employee compensation plan, which is described more fully in Note 8 (Stockholders' Equity-Equity Incentive Plan). Through December 31, 2005, as permitted by SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("SFAS No. 123"), the Company accounted for employee stock-based compensation in accordance with Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB No. 25"), and related interpretations. Under APB No. 25, deferred stock compensation for an option granted to an employee is equal to its intrinsic value, determined as the difference between the exercise price and the deemed fair value of the underlying stock on the date of grant, such that the Company did not recognize compensation expense when it issued stock options to employees unless the exercise price was below the fair value of the underlying common stock on the date of grant. Because there was no public market for the Company's common stock, the amount of the compensatory charge was not based on an easily observable, objective measure, such as the trading price of the Company's common stock. For purposes of financial accounting for employee stock-based compensation, the Company determined deemed values for the shares underlying the options. The Company recorded deferred stock-based compensation equal to the difference between these deemed values and the exercise prices. The deemed values were determined based on a number of factors including independent valuations, input from advisors, the Company's historical and forecasted operating results and cash flows, comparisons to publicly-held companies and comparisons to the prices paid for publicly-held companies in merger and acquisition transactions. The determination of stock-based compensation is inherently highly uncertain and subjective and involves the application of discounts deemed appropriate to reflect the lack of marketability of the Company's securities and the inability of a holder of employee stock options to control the Company. If the Company had made different assumptions, its deferred stock-based compensation amount, its stock-based compensation expense and its net loss could have been significantly different.

STOCK BASED COMPENSATION FOR EQUITY INSTRUMENTS ISSUED TO NON-EMPLOYEES

      The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 as amended by SFAS No. 148, ACCOUNTING FOR STOCK-BASED COMPENSATION-TRANSITION AND DISCLOSURE, and EITF Issue No. 96-18, ACCOUNTING FOR EQUITY INSTRUMENTS THAT ARE ISSUED TO OTHER THAN EMPLOYEES FOR ACQUIRING, OR IN CONJUNCTION WITH SELLING, GOODS OR SERVICES ("EITF 96-18") and related interpretations which require that such equity instruments are recorded at their fair value on the measurement date. The measurement of stock-based compensation is subject to periodic adjustment as the underlying equity instruments vest. During the years ended December 30, 2005 and December 29, 2006, the issuance of equity securities to non-employees resulted in compensation expense of $39,000 and zero, respectively.

                            JAZZ SEMICONDUCTOR, INC.

      The deferred stock-based compensation is being amortized using the straight-line vesting method, in accordance with APB No. 25, SFAS No. 123 and EITF 96-18, over the vesting period of each stock option, generally over four years. As of December 29, 2006, the Company had an aggregate of approximately $0.3 million of deferred stock-based compensation remaining to be amortized.

      Pro forma information regarding net loss is required by SFAS No. 123. This information is required to be determined as if the Company had accounted for stock-based awards to its employees under the fair value method pursuant to SFAS No. 123, rather than the intrinsic value method pursuant to APB No. 25. The fair value of these options was estimated at the date of grant based on the minimum-value method, which does not consider stock price volatility. The minimum value option valuation model requires the input of highly subjective assumptions.

      The following assumptions were used in valuing the stock option grants under SFAS No. 123:

                                                                 YEAR ENDED
                                                             DECEMBER 30, 2005
                                                             -----------------

Risk-free interest rate                                            4.1%
Dividend yield                                                     0.0%
Expected life (in years)                                           4.0

      The following table illustrates the effect on net loss, if the Company had applied the fair value recognition provisions of SFAS No. 123 to employee stock options (in thousands, except per share data):

                                                                YEAR ENDED
                                                             DECEMBER 30, 2005
                                                             -----------------

Net loss, as reported                                        $         (11,513)
Add: Stock-based employee compensation expense included in
   reported net loss                                                       486
Deduct: Total stock-based employee compensation determined
   under fair value based method for all awards                           (755)
                                                             -----------------

Pro forma net loss                                                     (11,782)
Preferred stock dividends                                              (14,210)
                                                             -----------------

Pro forma net loss attributable to common stockholders       $         (25,992)
                                                             -----------------

STOCK BASED COMPENSATION FOR OPTIONS ISSUED TO EMPLOYEES ON OR AFTER DECEMBER 31, 2005-ADOPTION OF SFAS NO. 123R

      Effective December 31, 2005, the Company adopted the fair value recognition provisions of SFAS No. 123R, SHARE-BASED PAYMENT ("SFAS No. 123R"), using the prospective method. Under that method, compensation cost recognized in 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of December 31, 2005 based on the grant-date intrinsic value calculated in accordance with the provisions of APB No. 25 and (b) compensation cost for all share-based payments granted on or after December 31, 2005 based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R. Results for prior periods have not been restated.

      SFAS No. 123R requires the cash flows from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows.

                            JAZZ SEMICONDUCTOR, INC.

      Under SFAS No. 123R, the Company uses the Black-Scholes formula to estimate the fair value of its share-based payments. The application of this valuation model involves assumptions that are judgmental and sensitive in the determination of compensation expense. The Company believes that it has limited historical data regarding the volatility of its share price on which to base an estimate of expected volatility, consequently, it has estimated its volatility based on the volatility of similar individual companies. The Company considered factors such as stage of life cycle, competitors, size, and financial leverage in the selection of similar entities. The Company has estimated expected lives of its options issued for the year ended December 29, 2006, using an expected term based on the midpoint between the vesting date and the end of the contractual term. The risk-free interest rate was selected based upon yields of U.S. Treasury issues with a term equal to the expected life of the option being valued.

      Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Stock-based compensation expense recognized in the Company's financial statements in 2006 and thereafter is based on awards that are ultimately expected to vest. The Company evaluates the assumptions used to value the awards on a quarterly basis. If factors change and different assumptions are used, stock-based compensation expense may differ significantly from what has been recorded in the past. If there are any modifications or cancellations of the underlying unvested securities, the Company may be required to accelerate, increase or cancel any remaining unearned stock-based compensation expense. Future stock-based compensation expense and unearned stock-based compensation will increase to the extent that the Company grants additional equity awards to employees or assumes unvested equity awards in connection with acquisitions.

      The weighted average for key assumptions used in determining the fair value of options granted during the year ended December 29, 2006 follows:

Expected life in years                6.25
Expected price volatility             30.6%
Risk-free interest rate                4.9%
Dividend yield                         0.0%

      During the year ended December 29, 2006, options were granted to certain employees at prices equal to or greater than the market value of the stock on the dates the options were granted. The options granted have a term of 10 years from the grant date and vest over a four year period. The fair value of each option is amortized into compensation expense on a straight-line basis between the grant date for the option and the vesting date. Since the announcement on September 26, 2006 of the Merger Agreement with Parent, no new options have been granted.

      The implementation of SFAS No. 123R resulted in approximately $121,000 of stock compensation expense during the year ended December 29, 2006.

INCOME TAXES

      The Company utilizes the liability method of accounting for income taxes in accordance with SFAS No. 109. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates.

      Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The likelihood of a material change in the Company's expected realization of these assets depends on the Company's ability to generate sufficient future taxable income. The Company's ability to generate enough taxable income to utilize its deferred tax assets depends on many factors, among which is the Company's ability to deduct tax loss carryforwards against future taxable income, the effectiveness of the Company's tax planning strategies and reversing deferred tax liabilities.

COMPREHENSIVE INCOME (LOSS)

      Comprehensive income (loss) is defined as the change in equity or net assets of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The difference between net loss and comprehensive loss for the year ended December 30, 2005 was composed of the Company's minimum pension liability and foreign currency translation adjustments. The difference between net loss and comprehensive loss for the year ended December 29, 2006 was composed of the Company's minimum pension liability, retiree medical liability and foreign currency translation adjustments.

                            JAZZ SEMICONDUCTOR, INC.

CONCENTRATIONS

      Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents, short-term investments and trade accounts receivable. The Company invests its cash balances through high-credit quality financial institutions. The Company performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history, age of the balance and the customer's current credit worthiness, as determined by a review of the customer's current credit information. The Company monitors collections and payments from its customers and maintains an allowance for doubtful accounts based upon historical experience and any specific customer collection issues that have been identified. A considerable amount of judgment is required in assessing the ultimate realization of these receivables. Customer receivables are generally unsecured.

      Accounts receivable from significant customers representing 10% or more of the net accounts receivable balance as of December 30, 2005 and December 29, 2006 consists of the following customers:

                   DECEMBER 30, 2005   DECEMBER 29, 2006
                   -----------------   -----------------
Skyworks                 32.8%               22.0%
Conexant                 29.1%               14.8%
Marvell                   8.7%               11.5%

      Net revenues from significant customers representing 10% or more of net revenues for the years ended December 30, 2005 and December 29, 2006 and for the period ended February 16, 2007 are provided by customers as follows:

                       YEAR ENDED
              ---------------------------
                                                PERIOD FROM
              DECEMBER 30,   DECEMBER 29,   DECEMBER 30, 2006 TO
                 2005           2006         FEBRUARY 16, 2007
              ------------   ------------   --------------------
Skyworks         34.5%          25.0%               22.1%
Conexant         26.0%          13.9%               16.0%
Toshiba             -%             -%               11.7%
Marvell           9.5%          10.4%                  -%

      As a result of the Company's concentration of its customer base, loss or cancellation of business from, or significant changes in scheduled deliveries of product sold to these customers or a change in their financial position could materially and adversely affect the Company's consolidated financial position, results of operations and cash flows.

      The Company operates a single manufacturing facility located in Newport Beach, California. A major interruption in the manufacturing operations at this facility would have a material adverse affect on the consolidated financial position and results of operations of the Company.

      The Company's manufacturing processes use specialized materials, including semiconductor wafers, chemicals, gases and photomasks. These raw materials are generally available from several suppliers. However, from time to time, the Company prefers to select one vendor to provide it with a particular type of material in order to obtain preferred pricing. In those cases, the Company generally seeks to identify, and in some cases qualify, alternative sources of supply.

      As of December 29, 2006, approximately 55.9% of the Company's manufacturing related employees are covered by a collective bargaining agreement negotiated with one union. The Company's current agreement expires in May 2008.

                            JAZZ SEMICONDUCTOR, INC.

RECENT ACCOUNTING STANDARDS

      In September 2006, the FASB issued SFAS No. 158, EMPLOYERS' ACCOUNTING FOR DEFINED BENEFIT PENSION AND OTHER POSTRETIREMENT PLANS (an amendment of FASB Statements No. 87, 88, 106, and 132R) ("SFAS No. 158"), which requires employers to fully recognize the obligations associated with single-employer defined benefit pension, retiree healthcare and other postretirement plans in their financial statements. Under past accounting standards, the funded status of an employer's benefit plan (i.e., the difference between the plan assets and obligations) was not always completely reported in the balance sheet. Past standards only required an employer to disclose the complete funded status of its plans in the notes to the financial statements. SFAS No. 158 applies to plan sponsors that are public and private companies and non-governmental not-for-profit organizations. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006, for entities with publicly traded equity securities, and at the end of the fiscal year ending after June 15, 2007, for all other entities. The requirement to measure plan assets and benefit obligations as of the date of the employer's fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The Company adopted SFAS No. 158 on December 29, 2006, except for the provision to use the fiscal year-end measurement date which will be adopted in fiscal 2008. There was no effect on the 2006 financial statements upon adoption of SFAS No. 158 for the Company's pension plan; however, the effect pertaining to the Company's postretirement medical plan was to increase the recorded benefit obligation and accumulated other comprehensive loss by $2.9 million. The Company does not expect that the adoption of the fiscal year-end measurement date provision of SFAS No. 158 in fiscal 2008 will have a significant impact on the consolidated results of operations or financial position of the Company.

3.    SUPPLEMENTAL FINANCIAL STATEMENT DATA

      Inventories consist of the following (in thousands):

                               DECEMBER 30, 2005   DECEMBER 29, 2006
                               -----------------   -----------------

Raw material                   $               -   $             522
Work in process                           14,601              16,444
Finished goods                             3,205               6,136
                               -----------------   -----------------

                               $          17,806   $          23,102
                               -----------------   -----------------

      Property, plant and equipment, net consist of the following (in thousands):

                                  USEFUL LIFE      DECEMBER 30, 2005   DECEMBER 29, 2006
                               -----------------   -----------------   -----------------
                                  (IN YEARS)
Building improvements                 5-15         $          25,429   $          25,886
Machinery and equipment               3-8                     77,485              93,732
Furniture and equipment               3-15                     5,157               5,248
Computer software                     3-7                      6,133               5,415
Construction in progress                                      12,233              19,398
                                                   -----------------   -----------------

                                                             126,437             149,679
Accumulated depreciation                                     (61,188)            (78,172)
                                                   -----------------   -----------------

                                                   $          65,249   $          71,507
                                                   -----------------   -----------------

                            JAZZ SEMICONDUCTOR, INC.

      Construction in progress primarily consists of machinery being qualified for service in the Company's Newport Beach, California foundry. Depreciation expense for the years ended December 31, 2004, December 30, 2005 and December 29, 2006 was $16.3 million, $20.1 million and $21.7 million, respectively.

      Other assets consist of the following (in thousands):

                                         DECEMBER 30, 2005    DECEMBER 29, 2006
                                         -----------------    -----------------
Intangible assets, net                   $           5,459    $           6,447
Other                                                  342                  559
                                         -----------------    -----------------

Total other assets                       $           5,801    $           7,006
                                         -----------------    -----------------

      Amortization expense of intangible assets is included in cost of revenues and in operating expenses.

      Deferred revenues consist of the following (in thousands):

                                         DECEMBER 30, 2005    DECEMBER 29, 2006
                                         -----------------    -----------------
Current liabilities:
   Deferred revenue-future
      capacity commitments               $             290    $           8,290
   Deferred revenue-prepayments,
      customer advances                              1,131                2,319
Long-term liabilities:
   Deferred revenue-wafer credits                   11,533               11,199
                                         -----------------    -----------------

Total deferred revenues                  $          12,954    $          21,808
                                         -----------------    -----------------

      Other current liabilities consist of the following (in thousands):

                                         DECEMBER 30, 2005    DECEMBER 29, 2006
                                         -----------------    -----------------
Accrued license payable                  $           2,500    $           2,842
Sales returns and allowances                         4,282                5,429
Accrued property taxes                                 993                  827
Other                                                6,251                8,331
                                         -----------------    -----------------

                                         $          14,026    $          17,429
                                         -----------------    -----------------

                            JAZZ SEMICONDUCTOR, INC.

4.    SHORT-TERM INVESTMENTS

      The Company has a cash management program that provides for the investment of excess cash balances primarily in U.S. governmental agency securities and auction rate securities.

      The following is a summary of investment securities at fair market value (which approximates cost) (in thousands):

                                         DECEMBER 30, 2005    DECEMBER 29, 2006
                                         -----------------    -----------------
Available-for-Sale Securities:
U.S. governmental agency securities      $             450    $               -
Corporate securities                                10,200               11,736
Municipal securities                                13,200               14,250
                                         -----------------    -----------------

                                         $          23,850    $          25,986
                                         -----------------    -----------------

      The following is the fair market value (which approximates cost) of investment securities by maturity (in thousands):

                                         DECEMBER 30, 2005    DECEMBER 29, 2006
                                         -----------------    -----------------
Available-for-Sale Securities:
Due in one year or less                  $               -    $           2,136
Due after ten years                                 23,850               23,850
                                         -----------------    -----------------

                                         $          23,850    $          25,986
                                         -----------------    -----------------

5.    INCOME TAXES

      The Company's effective tax rate differs from the statutory rate as follows (in thousands):

                                                                   PERIOD FROM
                                              YEAR ENDED           DECEMBER 30,
                                     ---------------------------     2006 TO
                                     DECEMBER 30,   DECEMBER 29,   FEBRUARY 16,
                                        2005            2006          2007
                                     ------------   ------------   ------------
Tax benefit computed at the federal
   statutory rate                    $     (4,013)  $     (5,300)  $     (3,654)
State tax, net of federal benefit              21             13              3
Permanent items                                47             54              6
HHNEC deemed gain recognition                 362            225             27
Other                                         110             31            330
Valuation allowance                         3,519          5,035          3,297
                                     ------------   ------------   ------------

Income tax provision                 $         46   $         58   $          9
                                     ------------   ------------   ------------

                            JAZZ SEMICONDUCTOR, INC.

      The Company's tax provision is as follows (in thousands):

                                                                   PERIOD FROM
                                              YEAR ENDED           DECEMBER 30,
                                     ---------------------------     2006 TO
                                     DECEMBER 30,   DECEMBER 29,   FEBRUARY 16,
                                        2005          2006            2007
                                     ------------   ------------   ------------
Current tax expense:
Federal                              $         14   $          4   $          -
State                                          32             20              5
Foreign                                         -             34              4
                                     ------------   ------------   ------------

Total current                                  46             58              9
                                     ------------   ------------   ------------

Income tax provision                 $         46   $         58   $          9
                                     ------------   ------------   ------------

      Significant components of the Company's deferred tax assets and liabilities from federal and state income taxes as of December 30, 2005 and December 29, 2006 are as follows (in thousands):

                                         DECEMBER 30, 2005    DECEMBER 29, 2006
                                         -----------------    -----------------
Deferred tax assets:
Net operating loss carryforwards         $          33,817    $          37,109
Accruals and reserves                               16,035               17,937
Stock compensation                                     397                  550
Alternative minimum tax credit                         127                  127
Depreciation and amortization                       23,549               24,002
Other comprehensive income                             257                2,398
Other                                                   75                  107
                                         -----------------    -----------------

Total deferred tax assets                           74,257               82,230
Valuation allowance                                (73,529)             (81,295)
                                         -----------------    -----------------

                                                       728                  935

Deferred tax liabilities:

Warrants                                                39                    -
Prepaid assets                                         425                  375
HHNEC basis difference                                 264                  264
Other                                                    -                  296
                                         -----------------    -----------------

Total deferred tax liabilities                         728                  935
                                         -----------------    -----------------

Net deferred taxes                       $               -    $               -

                            JAZZ SEMICONDUCTOR, INC.

      A valuation allowance of $73.5 million and $81.3 million at December 30, 2005 and December 29, 2006, respectively, has been recorded to offset the related net deferred tax assets as the Company is unable to conclude that it is more likely than not that such deferred tax assets will be realized.

      A substantial portion of the valuation allowance relates to deferred tax assets recorded in connection with the formation of the Company ("formation deferred tax assets"). SFAS No. 109 requires the benefit from the reduction of the valuation allowance related to the formation deferred tax assets to first be applied to reduce goodwill and then noncurrent intangible assets to zero before the Company can apply any remaining benefit to reduce income tax expense. Accordingly, any further reductions in the valuation allowance associated with the realization of the formation deferred tax assets will reduce income tax expense.

      In June 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement 109" ("FIN No. 48"). FIN No. 48 establishes a single model to address accounting for uncertain tax positions. FIN No. 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN No. 48 also provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company adopted the provisions of FIN No. 48 on December 30, 2006. Upon adoption, the Company recognized no adjustment in the amount of unrecognized tax benefits. As of the date of adoption, the Company's unrecognized tax benefits were $381,000, all of which, if recognized at a time when the valuation allowance no longer exists, would affect the Company's effective tax rate. As of February 16, 2007, the Company did not accrue interest and penalties associated with unrecognized tax benefits. The Company does not expect any significant increases or decreases to its unrecognized tax benefits within the next 12 months. The Company's policy is to recognize interest and penalties that would be assessed in relation to the settlement value of unrecognized tax benefits as a component of income tax expense.

      Upon realization of the deferred tax assets, the tax benefits related to any reversal of the valuation allowance, in existence at December 29, 2006, will be accounted for as follows: approximately $78.9 million will be recognized as a reduction of income tax expense and $2.4 million will be recognized as an increase in stockholders' equity. The increase to stockholders' equity primarily relates to tax benefits associated with the Company's unfunded pension liability and postretirement medical liability that are reported as a component of other comprehensive income.

      At December 29, 2006, the Company had federal tax net operating loss carryforwards of approximately $93.5 million and state tax net operating loss carryforwards of approximately $79.4 million. The federal tax loss will begin to expire in 2022, unless previously utilized. The state tax loss carryforwards will begin to expire in 2008, unless previously utilized. At December 29, 2006, the Company had combined federal and state alternative minimum tax credit of $0.1 million. The alternative minimum tax credits do not expire.

      Utilization of net operating losses, credit carryforwards, and certain deductions may be subject to annual limitations due to ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The tax benefits related to future utilization of federal and state net operating losses, tax credit carryforwards, and other deferred tax assets will be limited or lost if cumulative changes in ownership exceed 50% within any three-year period. Such a limitation may occur upon the completion of the pending Merger. Additional limitations on the use of these tax attributes could occur in the event of possible disputes arising in examinations from various tax authorities.

      Significant judgment is required in determining the Company's provision for income taxes. In the ordinary course of business, there are many transactions for which the ultimate tax outcome is uncertain. Despite the Company's belief that the tax return positions are supportable, there are certain positions that may not be sustained upon review by tax authorities. While the Company believes that adequate accruals have been made for such positions, the final resolution of those matters may be materially different than the amounts provided for in the Company's historical income tax provisions and accruals.

                            JAZZ SEMICONDUCTOR, INC.

6.    COMMITMENTS AND CONTINGENCIES

LEASES

      The Company leases its fabrication facilities and headquarters from Conexant under non-cancelable operating leases through March 2017. The leases generally contain renewal provisions for varying periods of time. The Company also leases office and warehouse facilities from third parties. Rent expense under the fabrication and headquarters facilities leases consists of reimbursement by the Company to Conexant for the Company's pro rata share of expenses incurred associated with ownership of the facilities. These expenses include property taxes, building insurance, depreciation and common area maintenance and are included in operating expenses in the accompanying consolidated statements of operations. The Company is not permitted to sublease space that is subject to the leases with Conexant without Conexant's prior approval. In connection with Merger Agreement, the Company and Conexant executed amendments to the leases. Under the lease amendments, the Company's headquarters may be relocated one time no earlier than 12 months from the completion of the Merger to another building within one mile of the Company's current location at Conexant's option and expense, subject to certain conditions.

      Aggregate rental expense under operating leases, including amounts paid to Conexant (Note 10 Relationships with Related Parties and Others-Lease Agreement), was approximately, $3.5 million and $2.9 million for the years ended December 30, 2005 and December 29, 2006, respectively.

      At December 29, 2006, future minimum payments under operating leases are primarily due to Conexant and these costs have been estimated based on the actual costs incurred during 2006 and when applicable have been adjusted for increases in the consumer price index.

      Future minimum payments under non-cancelable operating leases are as follows:

                                        PAYMENT OBLIGATIONS BY YEAR
                   -----------------------------------------------------------------------
                    2007       2008     2009      2010      2011     THEREAFTER     TOTAL
                   -------   -------   -------   -------   -------   ----------   --------
                                                 (IN THOUSANDS)
Operating leases   $ 2,644   $ 2,686   $ 2,375   $ 2,300   $ 2,300   $   11,959   $ 24,264

SUPPLY AGREEMENT

      The Company has a fifteen-year, guaranteed supply agreement for certain gases used in the Company's manufacturing process that expires July 12, 2014. The agreement specifies minimum purchase commitments and contains a termination fee that is adjusted downward on each of the agreement's anniversary dates. The initial minimum purchase commitment of approximately $1.0 million annually is adjusted based on supplemental gas purchases, wage increases for the labor portion of the minimum purchase commitment and price increases for supplemental product. If the Company were to terminate the supply agreement during 2007, the termination fee would be approximately $4.4 million prior to July 12, 2007 and $4.0 million on or after July 12, 2007.

      Purchases under this agreement were approximately $1.5 million and $2.2 million for the years ended December 30, 2005 and December 29, 2006, respectively.

ENVIRONMENTAL MATTERS

      The Company's operations are regulated under a number of federal, state and local environmental laws and regulations, which govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage and disposal of such materials. Compliance with environmental law is a major consideration for all semiconductor manufacturers because hazardous materials are used in the manufacturing process. In addition, because the Company is a generator of hazardous waste, the Company, along with any other person with whom it arranges for the disposal of such waste, may be subject to potential financial exposure for costs associated with an investigation and remediation of sites at which it has arranged for the disposal of hazardous waste, if such sites become contaminated. This is true even if the Company fully complies with applicable environmental laws. In addition, it is possible that in the future, new or more stringent requirements could be imposed. Management believes it has materially complied with all material environmental laws and regulations. There have been no material claims asserted nor is management aware of any material unasserted claims for environmental matters.

                            JAZZ SEMICONDUCTOR, INC.

LITIGATION AND CLAIMS

      The Company is not currently involved in any material litigation. From time to time, claims have been asserted against the Company, including claims alleging the use of intellectual property rights of others in certain of the Company's manufacturing processes. The resolution of these matters may entail the negotiation of license agreements, as a settlement, or resolution of such claims through arbitration or litigation proceedings. The outcome of claims asserted against the Company cannot be predicted with certainty and it is possible that some claims or proceedings may be disposed of unfavorably to the Company. Many intellectual property disputes have a risk of injunctive relief and there can be no assurances that a license will be granted or granted on commercially reasonable terms. Injunctive relief or a license with materially adverse terms could have a material adverse effect on the consolidated financial position, results of operations and cash flows of the Company. Based on its evaluation of matters that are pending or asserted, management of the Company believes the disposition of such matters will not have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.

INDEMNIFICATION

      From time to time, the Company enters into contracts with customers in which the Company provides certain indemnification to the customer in the event of claims of patent or other intellectual property infringement resulting from the customer's use of the Company's intellectual property. The Company has not recorded a liability for potential obligations under these indemnification provisions and would not record such a liability unless the Company believed that the likelihood of a material obligation was probable and estimatable.

PROPERTY TAXES

      In 2005, the Company obtained a decision from the County of Orange Property Tax Appeals Board which resulted in a reduction in the assessed value of business property as well as reduced taxes recognized and expensed in previous years by the Company for the property tax year 2003-2004. As a result, the Company recognized a reduction to cost of revenues in the accompanying consolidated statement of operations for the year ended December 30, 2005.

LICENSE AND TECHNOLOGY TRANSFER AGREEMENTS WITH POLAR SEMICONDUCTOR, INC.

      In December 2005, the Company entered into agreements for the transfer of and licensing of technology from Polar Semiconductor, Inc ("PolarFab"). Under the Company's agreements with PolarFab, which were modified in November 2006, the Company is required to make a series of payments to PolarFab for the transfer and licensing of technology for a total obligation of $2.8 million and also future royalties associated with the sale of wafers using this technology. Costs incurred for royalties will be expensed to cost of revenues. The transfer of the technology was completed in the early part of 2007. For the year ended December 29, 2006 the Company expensed $2.6 million to research and development as a result of these agreements. The balance of $0.2 million was expensed to research and development for the period ended February 16, 2007.

7.    SALE OF STOCK TO RF MICRO DEVICES

      In October 2002, the Company entered into an agreement with RF Micro Devices, Inc., whereby the Company guaranteed specified production capacity to RF Micro Devices, provided credits of up to $40.0 million to be utilized as a specified percentage discount per wafer when and as the wafers are sold to RF Micro Devices by the Company (Wafer Credits), and issued 13,071,888 shares of its Series B Preferred Stock. The wafer and supply agreement remained in effect until October 15, 2007.

      Prices for wafers supplied by the Company under this agreement are the lower of specified fixed prices that decrease over time or the average global market price for substantially similar wafers, or if no such price is available, the average price offered by the Company to its other customers, excluding Conexant, its affiliates and spun-off entities. The Wafer Credits are additional discounts to offset a portion of the base price of wafers manufactured by the Company for RF Micro Devices. A valuation of the Wafer Credits was performed using the discounted cash flow method. The fair value assigned to the $40.0 million of Wafer Credits was $12.2 million and was recorded as deferred revenues in the accompanying consolidated financial statements. The remaining value of the agreement of $47.8 million was allocated to the Series B Preferred Stock. Significant assumptions used to determine the value assigned to the Wafer Credits included that RF Micro Devices would purchase its wafer volume forecast over the five year initial term of the supply agreement; both parties would be inclined to renew the supply agreement for one additional term; and estimated rates of return on non SiGe technology and the SiGe technology. Upon shipment of the underlying wafers to RF Micro Devices, the Company recognizes as revenue a portion of the deferred revenues equal to approximately 31% of the amount of any Wafer Credits applied by RF Micro Devices to the base price of the wafers. As of December 29, 2006, the remaining deferred revenues with respect to the Wafer Credits were approximately $11.5 million.

                            JAZZ SEMICONDUCTOR, INC.

8.    STOCKHOLDERS' EQUITY

      The Company has authorized 455,000,000 shares of stock of which 55,000,000 shares are designated class A Common Stock, $0.001 par value per share ("class A Common Stock"), and 200,000,000 shares are designated class B Common Stock, $0.001 par value per share ("class B Common Stock") (the class A Common Stock and the class B Common Stock being collectively referred to herein as "Common" or "Common Stock"), and 200,000,000 shares are Preferred Stock, $0.001 par value per share, of which 55,000,000 shares are designated as Series A Preferred Stock ("Series A Preferred Stock"), and 58,071,888 shares are designated as Series B Preferred Stock ("Series B Preferred Stock" and, together with Series A Preferred Stock, "Preferred Stock").

      Except as otherwise disclosed below, the rights, privileges and obligations of class A Common Stock and class B Common Stock are identical in all respects.

DIVIDENDS

      Dividends on the Preferred Stock are payable if and when declared by the Board of Directors or upon a liquidation and are cumulative. In the event a dividend is declared, the Preferred Stock holders are entitled to receive, prior to any payment of dividends to holders of Common Stock, annual dividends in the amount of 10% of the face value of the Preferred Stock that accrue from the date of issuance of the Preferred Stock. The Preferred Stock was originally assigned a face value of $1.00 per share for purposes of calculating the dividends and liquidation preference payable in respect of a share of Preferred Stock.

      Any dividends that have accrued but remain unpaid at the end of any calendar year are added to the face value of the Preferred Stock. No dividends are to be paid on any Common Stock until all cumulative dividends have been paid. Thereafter, the holders of Preferred and Common Stock participate ratably in all dividends paid, on an as-converted basis. As of December 29, 2006, the Company had aggregate cumulative Preferred Stock dividends in arrears of $59.0 million.

VOTING

      Each holder of Preferred Stock is entitled to a number of votes equal to the number of shares of Common Stock into which the holders' shares of Preferred Stock are convertible. If at any time the combined number of shares of Series A Preferred Stock and class A Common Stock then outstanding is less than 51% of the total number of votes entitled to be cast by all holders of Preferred and Common Stock then outstanding, the holders of Series A Preferred Stock and class A Common Stock are entitled to receive additional voting rights to increase their total votes to equal 51%.

LIQUIDATION

      In the event that the total assets available for distribution is less than
3.5 times the aggregate face value of the outstanding Preferred Stock plus accrued and unpaid dividends thereon, each holder of Preferred Stock is entitled to a liquidation preference equal to 1.0 times the face value of the shares of Preferred Stock held by such holder plus all accrued and unpaid dividends thereon. Any remaining assets are to be distributed; 86% to holders of Preferred Stock and 14% to the holders of Common Stock. In the event that the total assets available for distribution is greater than 3.5 times the aggregate face value of the outstanding Preferred Stock plus accrued and unpaid dividends thereon, the proceeds are to be distributed to the holders of Preferred Stock and Common Stock on a pro rata, as-converted basis.

CONVERSION

      Each share of Preferred Stock is convertible at the option of the holder, at any time into one share of Common Stock. Shares of Series A and Series B Preferred Stock convert into shares of class A and class B Common Stock, respectively. Upon the conversion of all of the shares of Series A Preferred Stock into class A Common Stock, all shares of Series B Preferred Stock shall automatically convert into shares of class B Common Stock. In the event of a closing of a firm commitment to underwrite a public offering pursuant to an effective registration statement under the Securities Exchange Act of 1933, each outstanding share of Preferred Stock converts automatically into class B Common Stock and each outstanding share of class A Common Stock and class B Common Stock shall be recapitalized into common stock.

                            JAZZ SEMICONDUCTOR, INC.

EQUITY INCENTIVE PLAN

      In May 2002, the Company adopted the Jazz Semiconductor, Inc. 2002 Equity Incentive Plan (the "Incentive Plan"), as subsequently amended in May 2004 and October 2005, that provides for the issuance of awards to purchase up to 17,647,000 shares of class B Common Stock. This amount will increase annually on the first day of each calendar year beginning in 2007 through 2011, by an amount equal to the lesser of (a) 3.5% of the number of outstanding shares of the Company's Common Stock on the last day of the immediately preceding fiscal year;
(b) 10,000,000 shares, or (c) such lesser number of shares as is determined by the Company's board of directors.

      Options to acquire shares of the Company's class B Common Stock may be issued under the Incentive Plan for a period of 10 years following the Incentive Plan's adoption. Employees, officers, directors and consultants are eligible to receive options under the Incentive Plan. The Incentive Plan is administered by the Board of Directors or a committee appointed for such purposes, which has the sole discretion and authority to determine which eligible employees will receive options, when the options will be granted and the terms and conditions of the options granted. Options granted generally have a term of 10 years, and generally vest and become exercisable at the rate of 25% on each anniversary of the grant date. Options generally can be early exercised but vest ratably over a four-year period commencing on the first anniversary date of the grant.

      The following table summarizes stock option and stock award activity for the years ended December 30, 2005 and December 29, 2006:

                                                                               WEIGHTED AVERAGE
                                                        NUMBER OF SHARES        EXERCISE PRICE
                                                        ----------------       ----------------
                                                         (IN THOUSANDS)
Outstanding at December 31, 2004                                  11,492              1.39
Granted                                                            1,378              2.50
Exercised                                                           (101)             0.55
Cancelled                                                         (1,714)             1.33
                                                        ----------------

Outstanding at December 30, 2005                                  11,055              1.55
Granted                                                            1,212              2.50
Exercised                                                            (17)             0.20
Cancelled                                                         (2,054)             1.89
                                                        ----------------

Outstanding at December 29, 2006                                  10,196              1.59
                                                        ----------------

Options available for grant at December 29, 2006                   2,997
                                                        ----------------

                            JAZZ SEMICONDUCTOR, INC.

INCENTIVE PLAN INFORMATION

      Option activity under the Incentive Plan in the year ended December 29, 2006 is set forth below:

                                                                     OPTIONS OUTSTANDING
                                                 -----------------------------------------------------------
                                                                                     WEIGHTED
                                                                                      AVERAGE     WEIGHTED
                                                                                     EXERCISE   AVERAGE FAIR
                                                    NUMBER OF     PRICE RANGE PER   PRICE PER    VALUE PER
                                                     SHARES            SHARE          SHARE        SHARE
                                                 --------------   ---------------   ---------   ------------
                                                 (IN THOUSANDS)
Balance at December 30, 2005                             11,055   $     0.20-3.50   $    1.55
Options granted under the Incentive Plan                  1,212              2.50        2.50   $       0.81
Options cancelled                                        (2,054)        0.20-3.50        1.89
Options exercised                                           (17)        0.20-0.20        0.20
                                                 --------------

Balance at December 29, 2006                             10,196         0.20-3.50
                                                 --------------

      The total pretax intrinsic value of options exercised during the year ended December 29, 2006 was $36,435. This intrinsic value represents the difference between the fair market value of the Company's Class B common stock on the date of exercise and the exercise price of each option.

      The aggregate pretax intrinsic value, weighted average remaining contractual life, and weighted average per share exercise price of options outstanding and of options exercisable as of December 29, 2006 were as follows:

                                         OPTIONS OUTSTANDING                                      OPTIONS VESTED
                  ---------------------------------------------------------------  -------------------------------------------------
                                                                        WEIGHTED
                                                                        AVERAGE
                                      WEIGHTED         AGGREGATE       REMAINING                      WEIGHTED          AGGREGATE
    RANGE OF        NUMBER OF         AVERAGE           PRETAX        CONTRACTUAL     NUMBER OF        AVERAGE           PRETAX
EXERCISE PRICES       SHARES       EXERCISE PRICE   INTRINSIC VALUE      LIFE          SHARES       EXERCISE PRICE   INTRINSIC VALUE
---------------   --------------   --------------   ---------------   -----------  --------------   --------------   ---------------
                  (IN THOUSANDS)                    (IN THOUSANDS)    (IN YEARS)   (IN THOUSANDS)                    (IN THOUSANDS)
$          0.20            3,061   $         0.20   $         5,969       5.55              7,084   $         0.20   $        13,814
           1.50            2,482             1.50             1,613       6.94              1,936             1.50             1,258
           2.50            4,379             2.50                 -       7.88              2,179             2.50                 -
           3.50              274             3.50                 -       7.55                186             3.50                 -
                  --------------                    ---------------                --------------                    ---------------

                          10,196             1.59   $         7,582       6.95             11,385             0.92   $        15,072
                  --------------                    ---------------                --------------                    ---------------

      The aggregate pretax intrinsic values in the preceding table were calculated based on fair value determined by the Company of the Company's Class A stock of $2.15 on December 29, 2006. At December 29, 2006 the weighted average remaining contractual life of the exercisable options was 6.95 years.

      All employee stock options granted by the Company were cancelled, terminated and extinguished as of closing of the merger with Jazz Technologies, and none of those options were assumed by Jazz Technologies.

                            JAZZ SEMICONDUCTOR, INC.

STOCK COMPENSATION EXPENSE

      At December 29, 2006, the amount of unearned stock-based compensation currently estimated to be expensed in the period 2007 through 2010 related to unvested share-based payment awards granted on or after December 31, 2005 was $0.6 million. The period over which the unearned stock-based compensation is expected to be recognized is approximately 4 years. If there are any modifications or cancellations of the underlying unvested securities, the Company may be required to accelerate, increase or cancel any remaining unearned stock-based compensation expense. Future stock-based compensation expense and unearned stock-based compensation will increase to the extent that the Company grants additional equity awards to employees or assumes unvested equity awards in connection with acquisitions.

      The following table summarizes data for stock options granted over the life of the Incentive Plan.

                                                         WEIGHTED AVERAGE
                                                        EXERCISE PRICE FOR       WEIGHTED AVERAGE GRANT
                                                            YEARS ENDED        DATE FAIR VALUES FOR YEARS
COMMON STOCK OPTIONS GRANTED WITH EXERCISE PRICE         DECEMBER 30, 2005       ENDED DECEMBER 30, 2005
------------------------------------------------        ------------------     --------------------------
Equal to common stock value at date of grant            $             2.50     $                     0.37
Less than common stock value at date of grant                            -                              -
Greater than common stock value at date of grant                         -                              -

      Prior to January 1, 2005, the Company issued options to certain employees under the Incentive Plan with exercise prices below the deemed fair market value of the Company's common stock at the date of grant. In accordance with the requirements of APB No. 25, the Company recorded deferred stock-based compensation for the difference between the exercise price of the stock option and the deemed fair market value of the Company's stock at date of grant. This deferred stock-based compensation is amortized to expense on a straight-line basis over the period during which the Company's right to repurchase the stock lapses or the options become vested, generally four years. During the years ended December 30, 2005, and December 29, 2006, the Company recorded reversals to deferred stock compensation related to these options in the amounts of $(0.5 million), and $(0.1 million), related to cancellations. The Company also amortized $0.5 million, and $0.4 million of deferred stock compensation to expense during the years ended December 30, 2005 and December 29, 2006, respectively.

SHARES RESERVED FOR FUTURE ISSUANCE

      The Company reserved the following shares of its Common Stock for issuance upon conversion of the issued and outstanding shares of Preferred Stock and future issuances of stock options under the Incentive Plan (in thousands):

                                                           DECEMBER 30, 2005    DECEMBER 29, 2006
                                                           -----------------    -----------------
Reserved for convertible preferred stock                             112,982              112,982
Reserved for exercise of stock options outstanding and
   available for grant                                                13,142               13,193
                                                           -----------------    -----------------

Total                                                                126,124              126,175
                                                           -----------------    -----------------

      All reserved shares were cancelled, terminated and extinguished as of closing of the merger with Jazz Technologies.

                            JAZZ SEMICONDUCTOR, INC.

9.    EMPLOYEE BENEFIT PLANS

RETIREMENT SAVINGS PLANS

401(K) PLAN

      The Company maintains two employee savings and retirement plans that are intended to qualify under Section 401(k) of the Internal Revenue Code. The Company's union employees may participate in one of these plans and its salaried employees may participate in the other plan. Pursuant to the 401(k) plans, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of the reduction contributed to the applicable 401(k) plan. The Company may make matching contributions to the 401(k) plan for salaried employees in amounts to be determined by its board of directors. The Company makes matching contributions to the 401(k) plan for union employees up to 50% of the amount deferred to the plan by the union employee, subject to a per union employee cap of $750 per year. Expense incurred under the retirement savings plans was $0.9 million, $0.7 million and $0.7 million for the years ended December 31, 2004, December 30, 2005 and December 29, 2006, respectively.

POSTRETIREMENT MEDICAL PLAN

      On January 1, 2004, the obligations for retired Conexant employees included in the postretirement medical plan were transferred to Conexant. Accordingly, the corresponding liability of $3.1 million and receivable of $3.1 million is no longer included in the consolidated financial statements of the Company as of December 31, 2004.

      The components of the Company's postretirement medical plan expense are as follows (in thousands, except percentages):

                                                                         YEAR ENDED
                                                           --------------------------------------
                                                           DECEMBER 30, 2005    DECEMBER 29, 2006
                                                           -----------------    -----------------
Service cost                                               $             483    $             415
Interest cost                                                            667                  732
Amortization of actuarial loss                                           102                   37
                                                           -----------------    -----------------

Total postretirement medical plan expense                  $           1,252    $           1,184
                                                           -----------------    -----------------

Weighted average discount rate assumption                               6.00%                6.10%

      The components of the change in benefit obligation, change in plan assets and funded status for the Company's postretirement medical plan are as follows (in thousands):

                                                                         YEAR ENDED
                                                           --------------------------------------
                                                           DECEMBER 30, 2005    DECEMBER 29, 2006
                                                           -----------------    -----------------
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of period                  $          11,671    $          17,697
Service cost                                                             483                  415
Interest cost                                                            667                  732
Benefits paid                                                            (76)                 (90)
Actuarial (gain) loss(1)                                               4,952               (4,317)
                                                           -----------------    -----------------

Benefit obligation end of period                           $          17,697    $          14,437
CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning of period           $               -    $               -
Employer contribution                                                     76                   90
Benefits paid                                                            (76)                 (90)
                                                           -----------------    -----------------

                            JAZZ SEMICONDUCTOR, INC.

                                                                         YEAR ENDED
                                                           --------------------------------------
                                                           DECEMBER 30, 2005    DECEMBER 29, 2006
                                                           -----------------    -----------------
Fair value of plan assets at end of period                                 -                    -
                                                           -----------------    -----------------

Funded status                                                        (17,697)             (14,437)
Unrecognized net actuarial loss                                        7,266                    -
                                                           -----------------    -----------------

Balance at end of period                                   $         (10,431)   $         (14,437)
                                                           -----------------    -----------------

SFAS NO. 158 TRANSITION YEAR DISCLOSURE
   INFORMATION-FISCAL YEAR ENDING DECEMBER 29, 2006
Amount recognized prior to application of SFAS No. 158                          $          11,525
Funding status                                                                            (14,437)
                                                                                -----------------

Change in amount recognized due to SFAS No. 158                                 $          (2,912)
                                                                                -----------------

(1) The actuarial loss for the year ended December 30, 2005 is due to medical costs being higher than expected following the effectiveness of Medicare Part D. The actuarial gain for the year ended December 29, 2006 was primarily due to a correction to reflect negotiated retiree contribution rates and the Company's intentions with respect to future increases. This significant gain was partially offset by the following: 1) Active employee turnover of this closed group was lower than expected, resulting in actuarial losses; 2) Overall premium increases were larger than the assumed healthcare trend increases, resulting in actuarial losses.

      The following benefit payments are expected to be paid in each of the next five fiscal years and in the aggregate for the five fiscal years thereafter (in thousands):

FISCAL YEAR                         OTHER BENEFITS
---------------                     --------------

2007                                $          132
2008                                           190
2009                                           258
2010                                           326
2011                                           391
2012 - 2016                                  3,482

                            JAZZ SEMICONDUCTOR, INC.

      The Company expects to contribute $132,000 to the postretirement medical plan in the fiscal year ending December 28, 2007.

                                                           DECEMBER 30, 2005    DECEMBER 29, 2006
                                                           -----------------    -----------------
Weighted average assumptions at period end:
Annual rate increase in per capita cost of health
   care benefits:
For the next year                                                       10.0%                 9.0%
Ultimate trend rate                                                      5.0%                 5.0%
Year that the rate reaches the ultimate trend rate                      2012                 2013
Discount rate                                                            6.0%                 6.1%
Measurement date                                           September 30, 2005   September 30, 2006

      Increasing the health care cost trend rate by 1% would increase the accumulated postretirement medical plan obligation at December 29, 2006 by approximately $2.7 million and decreasing the health care cost trend rate by 1% would decrease the accumulated postretirement medical plan obligation at December 29, 2006 by approximately $2.2 million. For the year ended December 29, 2006, a similar 1% increase in the health care cost trend rate would increase the service and interest cost by $239,000, and a 1% decrease in the health care cost trend rate would decrease the service and interest cost by $189,000.

PENSION PLAN

      The Company has a pension plan that provides for monthly pension payments to eligible employees upon retirement. The pension benefits are based on years of service and specified benefit amounts. The Company uses a December 31 measurement date. The Company makes quarterly contributions in accordance with the minimum actuarially determined amounts.

      The components of the change in benefit obligation, the change in plan assets and funded status for the Company's pension plan are as follows (in thousands):

                                                                   YEAR ENDED
                                                           ---------------------------
                                                           DECEMBER 30,   DECEMBER 29,
                                                               2005          2006
                                                           ------------   ------------
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of period                  $      4,904   $      6,534
Service cost                                                        650            611
Interest cost                                                       331            386
Actuarial loss(1)                                                   751          2,312
Benefits paid                                                      (102)          (107)
                                                           ------------   ------------

Benefit obligation end of period                           $      6,534   $      9,736
CHANGE IN PLAN ASSETS:
Assets at beginning of period                              $      5,296   $      6,241
Actual return on assets                                             247            488
Employer contribution                                               800            810
Benefits paid                                                      (102)          (107)
                                                           ------------   ------------

Assets at end of period                                           6,241          7,432
                                                           ------------   ------------

Funded status                                              $       (293)  $     (2,304)
Unrecognized net actuarial (gain) loss                              669              -
                                                           ------------   ------------

Net amount recognized                                      $        376   $     (2,304)
                                                           ------------   ------------

(1) The actuarial loss for the years ended December 30, 2005 and December 29, 2006 is primarily due to earlier than assumed retirements, which increased plan costs. The actuarial loss for the year ended December 29, 2006 is due primarily to changes in actuarial assumptions. 1) The mortality table was updated from the UP-1984 table to the RP-2000 table, resulting in increased liabilities. 2) Retirements occurring prior to age 65 are now assumed, similar to the postretirement health plan, to more accurately reflect expectations. This assumption, combined with the subsidy built into the plan's early retirement reductions, results in higher liabilities.

                            JAZZ SEMICONDUCTOR, INC.

      The accumulated benefit obligation of the Company's pension plan was $6.5 million and $9.7 million as of December 30, 2005 and December 29, 2006, respectively.

      The following benefit payments are expected to be paid in each of the next five fiscal years and in the aggregate for the five fiscal years thereafter (in thousands):

FISCAL YEAR                                      OTHER BENEFITS
-----------------                                --------------
2007                                             $          221
2008                                                        261
2009                                                        316
2010                                                        354
2011                                                        389
2012 - 2016                                               2,461

      The Company expects to contribute $1.2 million to the pension plan in the fiscal year ending December 28, 2007.

WEIGHTED AVERAGE ASSUMPTIONS AT PERIOD-END:

                                                           DECEMBER 30, 2005    DECEMBER 29, 2006
                                                           -----------------    -----------------
Discount rate                                                     5.90%               5.90%
Expected return on plan assets                                    7.50%               7.50%

      Amounts recognized in the statement of financial position consist of the following (in thousands):

                                                           DECEMBER 30, 2005    DECEMBER 29, 2006
                                                           -----------------    -----------------
Accrued pension cost                                       $            (293)   $          (2,304)
Accumulated other comprehensive income                                   669                2,978
                                                           -----------------    -----------------

Net amount recognized                                      $             376    $             674
                                                           -----------------    -----------------

      At December 30, 2005 and December 29, 2006 the additional minimum pension liability was $669,000 and $3.0 million, respectively.

      The Company has estimated the expected return on assets of the plan of 7.5% based on assumptions derived from, among other things, the historical return on assets of the plan, the current and expected investment allocation of assets held by the plan and the current and expected future rates of return in the debt and equity markets for investments held by the plan. The obligations under the plan could differ from the obligation currently recorded if management's estimates are not consistent with actual investment performance.

      The Company's pension plan weighted average asset allocations at December 30, 2005 and December 29, 2006, by asset category are as follows:

ASSET CATEGORY:                                            DECEMBER 30, 2005    DECEMBER 29, 2006
------------------------------------                       -----------------    -----------------
Equity securities                                                         71%                  73%
Debt securities                                                           29                   27
                                                           -----------------    -----------------

Total                                                                    100%                 100%
                                                           -----------------    -----------------

                            JAZZ SEMICONDUCTOR, INC.

      The Company's primary policy goals regarding plan assets are cost-effective diversification of plan assets, competitive returns on investment, and preservation of capital. Plan assets are currently invested in mutual funds with various debt and equity investment objectives. The target asset allocation for the plan assets is 25-35% debt, or fixed income securities, and 65-75% equity securities. Individual funds are evaluated periodically based on comparisons to benchmark indices and peer group funds and necessary investment decisions are made in accordance with the policy goals of the plan investments by management.

      The components of the Company's net periodic pension cost are as follows (in thousands):

                                                      YEAR ENDED
                                        -------------------------------------
                                        DECEMBER 30, 2005   DECEMBER 29, 2006
                                        -----------------   -----------------
Service cost                            $             650   $             611
Interest cost                                         331                 386
Expected return on assets                            (393)               (493)
Amortization of actuarial loss (gain)                  11                   8
                                        -----------------   -----------------

Total pension expense                   $             599   $             512
                                        -----------------   -----------------

      Weighted average assumptions for net periodic pension cost:

                                                      YEAR ENDED
                                        -------------------------------------
                                        DECEMBER 30, 2005   DECEMBER 29, 2006
                                        -----------------   -----------------
Discount rate                                 5.75%               5.90%
Expected return on assets                     7.50%               7.50%

      One amendment to the pension plan was approved during 2004. The amendment was approved retroactive to January 1, 1999 and conformed the plan document to the Company's method of operation regarding employees who transferred from Conexant. This amendment did not result in a material change in the calculation of the cost or benefit obligation of the plan.

POST-EMPLOYMENT PLAN

      For certain eligible bargaining unit employees who terminate employment, the Company provides a lump-sum benefit payment. The actuarially computed present value of this obligation has been recorded by the Company and was $670,000 and $717,000 at December 30, 2005 and December 29, 2006, respectively.

10.   RELATIONSHIPS WITH RELATED PARTIES AND OTHERS

      As of December 29, 2006, Conexant had an approximate 42% ownership interest in the Company.

      Conexant's Chief Executive Officer and Chairman of the Board is a member of the Company's Board of Directors. This board member is also a member of the Board of Directors of Skyworks and Mindspeed Technologies, Inc., two other customers of the Company that were spun-off from Conexant. Another member of the Company's Board of Directors serves as the Executive Vice President of Marketing and Strategic Development of RF Micro Devices. As of December 29, 2006, RF Micro Devices had an approximate 10% ownership interest in the Company (Note 7). The following summarizes significant transactions with related parties since 2004.

     Accounts receivable from related parties are as follows (in thousands):

                                        DECEMBER 30, 2005   DECEMBER 29, 2006
                                        -----------------   -----------------
Conexant:
   Accounts receivable                  $          10,061   $           5,881
RF Micro Devices:
   Accounts receivable                                972               2,460

                            JAZZ SEMICONDUCTOR, INC.

      Revenues from related parties are as follows (in thousands):

                                                     YEAR ENDED                     PERIOD FROM
                                        -------------------------------------   DECEMBER 30, 2006 TO
                                        DECEMBER 30, 2005   DECEMBER 29, 2006     FEBRUARY 16, 2007
                                        -----------------   -----------------   --------------------
Conexant(1)                             $          51,843   $          29,553   $              4,154
RF Micro Devices                                    8,978              10,811                  1,577

----------
(1) Revenues for the year ended December 29, 2006 include a reduction of $17.5 million associated with the termination of the Conexant Wafer supply agreement.

WAFER SUPPLY AGREEMENTS

      At the Company's inception, the Company and Conexant entered into a wafer supply agreement whereby Conexant was obligated to purchase certain minimum annual volumes of wafers through March 2005 at specified prices. Purchases of wafers made by companies that had been spun-off or affiliated with Conexant were counted towards Conexant's minimum purchase obligations. In connection with the wafer supply agreement, the Company had provided Conexant with $60 million of credits that Conexant could use to offset any increase in the contract price for each wafer purchased by Conexant through March 30, 2007. Conexant did not use any of these credits because the Company did not increase the contract prices of wafers sold to Conexant pursuant to the agreement. In addition, following the expiration of the agreement, Conexant had the right to apply up to an aggregate of $20 million of credits to wafer purchases, limited in amount to $400 per wafer, regardless of price.

      In June 2006, the Company and Conexant agreed to terminate the wafer supply and services agreement. In connection with the termination agreement and in consideration of the cancellation of the wafer credits, the Company agreed to issue 7,583,501 shares of its common stock to Conexant and to forgive $1.2 million owed to it by Conexant for a refund of property taxes previously paid by the Company for the 2003 property tax year. As a result of the termination of the wafer supply agreement, Conexant is no longer entitled to use any wafer credits provided to it under the agreement.

      In accordance with FASB EITF Issue No. 01-9, ACCOUNTING FOR CONSIDERATION GIVEN BY A VENDOR TO A CUSTOMER and EITF No. 96-18, ACCOUNTING FOR EQUITY INSTRUMENTS THAT ARE ISSUED TO OTHER THAN EMPLOYEES FOR ACQUIRING, OR IN CONJUNCTION WITH SELLING, GOODS OR SERVICES, the fair value of the 7,583,501 shares of common stock the Company issued to Conexant in connection with the termination of the wafer supply agreement, which was $17.5 million, and the Company's forgiveness of the $1.2 million owed to the Company by Conexant for reimbursement of property taxes in connection with the termination of the wafer supply agreement had the effect of reducing the Company's revenues by $17.5 million and reducing the Company's cost of revenues by $1.2 million in 2006. Under EITF Issue No. 01-9 cash consideration, including credits the customer can apply against trade amounts owed to the vendor as a sales incentive, given by a vendor to a customer is presumed to be a reduction of the selling prices of the vendor's products or services and, therefore, should be characterized as a reduction of revenue when recognized in the vendor's statement of operations. In addition, under EITF No. 98-18, consideration in the form of equity instruments is recognized in the same period and in the same manner as if the customer had paid cash for the goods or services or used cash rebates as a sales discount instead of paying with or using the equity instruments. Therefore, the $17.5 million fair value of the common stock issued to Conexant was reflected as a reduction to the Company's revenues for the second quarter of 2006. The forgiveness of the property tax reimbursement owed to the Company by Conexant was an expense reduction to the Company because the amounts owed to the Company related to the 2003 property tax year and all costs from that period have expired and were previously expensed.

      This termination of the wafer supply agreement was subsequently amended on September 16, 2006 in connection with the Merger Agreement to provide for the repurchase of the 7,583,501 shares previously issued by the Company to Conexant immediately prior to the completion of the merger and the termination of the Company's obligation to issue any additional shares to Conexant for an aggregate consideration of $16.3 million in cash.

      In October 2002, the Company and RF Micro Devices entered into a wafer supply agreement.

                            JAZZ SEMICONDUCTOR, INC.

      In May 2003, the Company entered into a wafer supply agreement with Skyworks, whereby Skyworks was obligated to purchase certain minimum annual volumes of wafers through March 2005 at specified prices. The term of the wafer supply agreement expired on March 30, 2007.

      In June 2003, the Company and Mindspeed entered into a wafer supply agreement.

      In July 2006, the Company entered into a capacity reservation and wafer subscription agreement with a customer, whereby the customer paid the Company $8.0 million in exchange for the Company's obligation to guarantee a minimum quantity of wafer deliveries per month starting January 2007 through December 2009. This amount is included within deferred revenues in the accompanying consolidated balance sheet as of December 29, 2006.

SERVICES AGREEMENT

     The Company and Conexant entered into a transition services agreement and an information technology services agreement, whereby each party provides certain administrative and operational support to one another. Costs charged to the Company by Conexant are included in cost of revenues and operating expenses in the accompanying consolidated statements of operations. Costs recovered by the Company from Conexant are reflected as a reduction to cost of revenues and research and development in the accompanying consolidated statement of operations. Following is a summary of services and costs provided to each party (in thousands):

                                                     YEAR ENDED                     PERIOD FROM
                                        -------------------------------------   DECEMBER 30, 2006 TO
                                        DECEMBER 30, 2005   DECEMBER 29, 2006    FEBRUARY 16, 2007
                                        -----------------   -----------------   --------------------
COSTS CHARGED TO THE COMPANY BY
   CONEXANT
Facilities and related                  $               -   $               -   $                  -
Information technology services                         -                   -                      -
Other                                                  22                   -                      -
                                        -----------------   -----------------   --------------------

Total                                   $              22   $               -   $                  -
                                        -----------------   -----------------   --------------------
COSTS RECOVERED BY THE COMPANY FROM
   CONEXANT                                                                                        -
Engineering services                    $           2,266   $             914   $                  -
Other                                                 301                   -                      -
                                        -----------------   -----------------   --------------------

Total                                   $           2,567   $             914   $                  -
                                        -----------------   -----------------   --------------------

      The term of these agreements was three years and both agreements are now expired. All services provided by either party under the transition services agreement and the information technology services agreement have been terminated.

LEASE AGREEMENT

      The Company leases its fabrication and headquarters facilities from Conexant (Note 6 Commitments and Contingencies-Leases). Related rent expense for the years ended December 30, 2005 and December 29, 2006 was $3.1 million and $2.5 million, respectively. Related rent expense for the period ended February 16, 2007 was $0.3 million.

ROYALTY AGREEMENT

      The Company is required to make royalty payments to Conexant, subject to certain limitations, resulting from the sales of its products manufactured using SiGe process technology transferred at an initial rate of 5% declining over the 10 year term of the royalty agreement. This agreement expires in 2012. Royalty expense under this agreement was zero, and $1.7 million for the years ended December 30, 2005 and December 29, 2006, respectively, and is included in cost of revenues in the accompanying consolidated statements of operations. The royalty expense under this agreement was zero for the period ended February 16, 2007. Pursuant to the terms of the contribution agreement between the Company and Conexant, the Company is entitled to offset the royalty payments otherwise due to Conexant by a portion of certain payments made to third parties related to SiGe technology.

                            JAZZ SEMICONDUCTOR, INC.

      In September 2006, the Company and Conexant entered into a letter settlement agreement that provides for the settlement of a dispute that had arisen between them with respect to the indemnification obligations of Conexant owed to the Company under the contribution agreement pursuant to which the Company was formed. The contribution agreement requires Conexant to indemnify the Company for up to 60% of amounts paid by the Company to a third party with respect to certain intellectual property contributed by Conexant to the Company at its formation. Under the letter settlement agreement, the Company and Conexant agreed that Conexant's total indemnification obligation with respect to a certain license agreement entered into between the Company and a certain third party related to such intellectual property would be satisfied in full through the offset of royalties otherwise payable by the Company to Conexant for the sale of SiGe products of an aggregate amount equal to $2.6 million. The parties also acknowledged in the settlement letter agreement that, in connection with this dispute and in accordance with the terms of the contribution agreement, the Company had previously withheld royalties owed to Conexant for the sale of SiGe products to parties other than Conexant and its spun-off entities in the amount of approximately $2.7 million. As such, the Company agreed to refund the $0.1 million difference to Conexant and the parties released each other from all additional future claims related to the dispute. As of December 29, 2006, Conexant has fulfilled its obligation under the terms of the contribution agreement and during the third quarter of 2006, the Company began paying Conexant the SiGe-related royalty.

LICENSE AGREEMENTS

      During 2004, the Company entered into a cross license and release agreement with an unrelated third party. The license includes technology developed by the third party related to the Company's manufacturing process. In exchange for the license and release, the Company agreed to make certain payments through 2007.

      In connection with the Company's separation from Conexant, Conexant contributed to the Company a substantial portion of its intellectual property, including software licenses, patents and intellectual property rights in know-how related to its business. The Company agreed to license intellectual property rights relating to the owned intellectual property contributed to the Company by Conexant back to Conexant and its affiliates. Conexant may use this license to have Conexant products produced by third party manufacturers and to sell such products, but must obtain the Company's prior consent to sublicense these rights for the purpose of enabling that third party to provide semiconductor fabrication services to Conexant.

      In July 2004, the Company entered into a license agreement with Conexant under which Conexant granted to it a limited, non-exclusive and nontransferable license for the right to manufacture, develop and modify integrated circuit products in silicon form that incorporate Conexant's design kit based on 0.13 micron process technology. The Company may manufacture the licensed technology only at specifically authorized facilities but may subcontract the manufacture of products using the licensed technology to its manufacturing suppliers if they agree to be bound by the terms of the license. The agreement is for an indefinite term but is terminable under certain circumstances for material breach, default or insolvency. The Company paid Conexant $300,000 in exchange for this license.

MANAGEMENT AGREEMENTS

      Pursuant to management agreements among Carlyle, Conexant and the Company, Carlyle and Conexant are each entitled to be, and have been paid, a management fee of $300,000 per year for advisory services each party performs in connection with the operations, strategic planning, marketing and financial oversight of the Company. A termination agreement executed in conjunction with the Merger Agreement provides for the termination of the management agreements upon the completion of the Merger and the associated management fees to Conexant and Carlyle will no longer be payable by the Company.

11.   SEGMENT AND GEOGRAPHIC INFORMATION

      SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, requires the determination of reportable business segments (i.e., the management approach). This approach requires that business segment information used by the chief operating decision maker to assess performance and manage company resources be the source for segment information disclosure. The Company operates in one business segment: the manufacturing and process design of semiconductor wafers.

                            JAZZ SEMICONDUCTOR, INC.

      Revenues are derived principally from customers located within the United States.

      Long-lived assets consisting of property, plant and equipment and intangible assets are primarily located within the United States.

12.   SUPPLEMENTAL CASH FLOW INFORMATION

      The Company paid income taxes of $224,000 and $23,000 for the years ended December 30, 2005 and December 29, 2006, respectively.

13.   LOAN & SECURITY AGREEMENT

      In January 2006 the Company entered into a loan and security agreement with Wachovia Capital Finance Corporation (Western) as the lender. The agreement established a line of credit with an aggregate borrowing limit of $35 million. The first $20 million of loans under the line of credit bear interest on the outstanding unpaid principal amount at a rate equal to the lender's prime rate plus 0.75%, or in the case of Eurodollar loans, the adjusted Eurodollar rate plus 2.50%. The additional loan amounts, up to the maximum limit, bear interest on the outstanding unpaid principal amount at a rate equal to the lender's prime rate plus 1.00%, or in the case of Eurodollar loans, the adjusted Eurodollar rate plus 2.75%. The Company may, at its option, request a Eurodollar rate loan or convert any prime rate loan into a Eurodollar rate loan. The agreement also provides for the issuance of letters of credit not to exceed $4 million. The agreement includes certain affirmative and negative covenants, the non-compliance with which would constitute an event of default under the agreement and result in the acceleration of any amounts due under the agreement. As a result of the Merger, the Company amended the existing loan and security agreement.